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As filed with the Securities and Exchange Commission on May 22, 2008

Registration No. 333-150165

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KRATOS DEFENSE & SECURITY
SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	13-3818604 (I.R.S. Employer Identification Number)
4810 Eastgate Mall San Diego, CA 92121 (858) 812-7300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Eric DeMarco
President and Chief Executive Officer
4810 Eastgate Mall
San Diego, CA 92121
(858) 812-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
WITH A COPY TO
Marty B. Lorenzo Sagar M. Brahmbhatt DLA Piper US LLP 4365 Executive Drive, Suite 1100 San Diego, CA 92121 (858) 677-1400 (858) 677-1401 (facsimile)	Otto E. Sorensen Luce, Forward, Hamilton & Scripps LLP 600 West Broadway, Suite 2600 San Diego, California 92101 (619) 699-2534 (619) 645-5324 (facsimile)

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

         Each of the boards of directors of Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Kratos") and SYS, a California corporation ("SYS"), has approved a strategic merger, combining Kratos and SYS. We believe that the proposed merger will allow Kratos and SYS to be better positioned to compete in the rapidly evolving defense and security solutions industry.

         Kratos and SYS have entered into an Agreement and Plan of Merger and Reorganization pursuant to which SYS will merge with a newly formed, wholly-owned subsidiary of Kratos, with SYS surviving the merger as a wholly-owned subsidiary of Kratos.

         In the proposed merger, SYS shareholders will receive 1.2582 shares of Kratos common stock for each share of SYS common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. The stockholders of Kratos will continue to own their existing shares, which will not be affected by the merger. Upon completion of the merger, SYS's former shareholders will own approximately 24% of the then outstanding shares of Kratos common stock, based on the number of shares of Kratos and SYS common stock expected to be outstanding on the closing of the merger. The value of the merger consideration to be received in exchange for each share of SYS common stock will fluctuate with the market price of Kratos common stock.

         Based on the closing sale price for Kratos common stock on February 20, 2008, the last trading day before public announcement of the merger, the 1.2582 exchange ratio represented approximately $2.65 in value for each share of SYS common stock. Based on the closing sale price for Kratos common stock on May 19, 2008, the latest practicable date before the printing of this joint proxy statement/prospectus, which we refer to as this Proxy Statement, the 1.2582 exchange ratio represented approximately $2.24 in value for each share of SYS common stock.

         Kratos common stock is listed on The Nasdaq Global Select Market under the symbol "KTOS." SYS common stock is listed on the American Stock Exchange under the symbol "SYS." We urge you to obtain current market quotations for the shares of Kratos and SYS.

         Your vote is very important.    The merger cannot be completed unless Kratos stockholders approve the issuance of Kratos common stock and SYS shareholders adopt and approve the merger agreement. Each of Kratos and SYS is holding a meeting of its stockholders to vote on the proposals necessary to complete the merger, and in the case of Kratos, to approve certain other matters described in this Proxy Statement. Information about these meetings, the merger and the other business to be considered by stockholders is contained in this Proxy Statement. We urge you to read this Proxy Statement carefully. You should also carefully consider the risk factors beginning on page 24.

         Whether or not you plan to attend your respective company's meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

         The Kratos board of directors unanimously recommends that Kratos stockholders vote FOR the proposal to approve the issuance of Kratos common stock, which is necessary to effect the merger.

         The SYS board of directors unanimously recommends that SYS shareholders vote FOR the proposal to adopt and approve the merger agreement.

Eric M. DeMarco Chief Executive Officer and President Kratos Defense & Security Solutions, Inc.	Clifton L. Cooke, Jr. President and Chief Executive Officer SYS

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this Proxy Statement is accurate or complete. Any representation to the contrary is a criminal offense.

         This Proxy Statement is dated May 22, 2008, and is first being mailed to stockholders of Kratos and SYS on or about May 27, 2008.

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2008

To the Stockholders of Kratos Defense & Security Solutions, Inc.:

         An annual meeting of stockholders of Kratos Defense & Security Solutions, Inc. will be held at                        , on June 25, 2008 at 3:00 p.m., local time, for the following purposes:

           1.      To elect five directors for one-year terms or until their successors are elected and duly qualified.

           2.      To ratify the selection of Grant Thornton LLP as Kratos' independent auditors for the fiscal year ending December 28, 2008.

           3.      To approve an amendment to the Kratos 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the plan by 1,500,000 shares.

           4.      To approve an amendment to the Kratos 2005 Equity Incentive Plan to increase the aggregate number of shares that may be issued under the plan by 3,000,000 shares.

           5.      To approve the issuance of Kratos common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 20, 2008, by and among Kratos Defense & Security Solutions, Inc., White Shadow, Inc., and SYS, as the same may be amended from time to time (the "Share Issuance").

           6.      To approve any motion to adjourn or postpone the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the first five proposals listed above.

           7.      To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

         The accompanying Proxy Statement further describes the matters to be considered at the meeting. A copy of the Agreement and Plan of Merger referenced above has been included as Annex A to the Proxy Statement.

         The Kratos board of directors has set May 19, 2008 as the record date for the annual meeting. Only holders of record of Kratos common stock at the close of business on May 19, 2008 will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of Kratos common stock. To ensure your representation at the annual meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the annual meeting. Submitting a proxy now will not prevent you from being able to vote at the annual meeting by attending in person and casting a vote.

         The Kratos board of directors unanimously recommends that you vote FOR the proposal to elect five directors for one-year terms or until their successors are elected and duly qualified; FOR the proposal to ratify the selection of Grant Thornton LLP as Kratos' independent auditors for the fiscal year ending December 28, 2008; FOR the proposal to approve an amendment to the Kratos 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the plan by 1,500,000 shares; FOR the proposal to approve an amendment to the Kratos 2005 Equity Incentive Plan to increase aggregate number of shares that may be issued under the plan by 3,000,000 shares; FOR the proposal to approve the Share Issuance; and FOR the proposal to approve any motion to adjourn or postpone the annual meeting to a later date or dates if necessary to solicit additional proxies.

By Order of the Kratos Board of Directors,

Eric M. DeMarco
 President and Chief Executive Officer
San Diego, CA
May 22, 2008

         PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL KRATOS' PROXY SOLICITOR GEORGESON, INC. AT (800) 561-4162 (TOLL FREE).

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2008

To the Shareholders of SYS:

        A special meeting of shareholders of SYS will be held at 5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123, on June 24, 2008 at 11:00 a.m., local time, for the following purposes:

          1.     To adopt and approve the Agreement and Plan of Merger and Reorganization, dated as of February 20, 2008, by and among Kratos Defense & Security Solutions, Inc., White Shadow, Inc., and SYS, as the same may be amended from time to time.

          2.     To approve any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

          3.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The accompanying Proxy Statement further describes the matters to be considered at the special meeting. A copy of the Agreement and Plan of Merger referenced above has been included as Annex A to this Proxy Statement.

        The SYS board of directors has set May 15, 2008 as the record date for the special meeting. Only holders of record of shares of SYS common stock at the close of business on May 15, 2008 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

        The board of directors of SYS recommends that you vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the special meeting to a later date or dates if necessary to solicit additional proxies.

By Order of the SYS Board of Directors,

Clifton L. Cooke, Jr.
 President and Chief Executive Officer
May 20, 2008

        PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL MICHAEL W. FINK AT 858-244-7393 (TOLL FREE) OR VIA EMAIL AT MFINK@SYSTECHNOLOGIES.COM.

i

Certain Arrangements between SYS and its Executive Officers, Directors and Affiliates	70
Accounting Treatment	71
Restrictions on Sales of Shares of Kratos Common Stock Received in the Merger	71
Dissenters' Rights and Appraisal Rights	71
Listing of Kratos Common Stock on The Nasdaq Global Select Stock Market	75
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	76
General	76
Backup Withholding	77
Tax Return Reporting Requirements	78
THE MERGER AGREEMENT	79
The Merger	79
Closing and Effective Time of the Merger	79
Directors and Executive Management Following the Merger	79
Company Locations Following the Merger	79
Consideration to be Received in the Merger	80
Representations and Warranties	81
Conduct of Business Pending the Merger	82
Reasonable Best Efforts; Other Agreements	83
Conditions to Completion of the Merger	84
No Solicitation; Changes in Recommendations	85
Termination	86
Termination Fees and Expenses	87
Effect of Termination	88
Employee Matters	88
Indemnification and Insurance	88
Amendment; Extension and Waiver	88
Governing Law	89
Voting Agreements	89
INFORMATION ABOUT THE COMPANIES	90
KRATOS	90
Competitive Strengths	90
Services and Solutions	91
Corporate Strategy	93
Customers	93
Employees	93
Properties	94
Legal Proceedings	94
Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	98
Securities Authorized for Issuance Under Equity Compensation Plans	99
Performance Graph	100
Selected Financial Data	101
Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A")	102
Overview	103
Results of Operations related to the Year Ended December 31, 2007	109
Liquidity and Capital Resources	113
Critical Accounting Principles and Estimates	118
Quantitative and Qualitative Disclosure About Market Risks	122
Recently Issued Accounting Pronouncements	123

SYS	131
Industry Overview/Market Opportunity	131
Solutions	131
Business Strategy	134
Recent Acquisitions and Technology Purchases	135
U.S. Government Contracts	136
Contract Backlog	136
Customers	137
COMPETITIVE CONDITIONS	137
SYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	140
KRATOS ANNUAL MEETING	155
Date, Time and Place	155
Purpose of the Kratos Annual Meeting	155
Kratos Record Date	155
Shares Outstanding and Voting Rights	155
Quorum and Votes Required	156
Treatment of Abstentions, Non-Voting and Incomplete Proxies	157
Voting by Kratos Directors and Executive Officers	157
Voting of Proxies	157
Revocability of Proxies and Changes to a Kratos Stockholder's Vote	158
Solicitation of Proxies	158
Internet Availability of Proxy Materials and Delivery of Proxy Materials to Households Where Two or More Stockholders Reside	159
Attending the Meeting	159
PROPOSAL 1: ELECTION OF DIRECTORS	159
Vote Required and Kratos Board of Directors Recommendation	159
Nominees for Election	160
Corporate Governance Guidelines	161
Director Independence	161
Nominations for Directors	161
Communications with Directors	162
Code of Ethics	163
Meetings and Committees of the Kratos Board of Directors	163
Meeting Attendance	163
Committees of the Kratos Board of Directors	163
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	166
Vote Required and Kratos Board of Directors' Recommendation	167
Report of the Audit Committee	167
PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE KRATOS 1999 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN BY 1,500,000 SHARES	169
Summary of the Purchase Plan	170
Shares Purchased by Certain Persons	171
Summary of U.S. Federal Income Tax Consequences	171
Vote Required and Board of Director's Recommendation	172
PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE KRATOS 2005 EQUITY INCENTIVE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN BY 3,000,000 SHARES	172

Federal Income Tax Consequences of the 2005 Plan	179
Amended 2005 Plan Benefits	181
Vote Required and Board of Director's Recommendation	182
PROPOSAL 5: TO APPROVE ISSUANCE OF KRATOS COMMON STOCK IN CONNECTION WITH THE MERGER	182
Vote Required and Board of Director's Recommendation	183
PROPOSAL 6: POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE KRATOS ANNUAL MEETING	183
Vote Required and Board of Director's Recommendation	183
OTHER MATTERS	183
KRATOS STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	184
Principal Stockholders	184
Management	186
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	187
Procedures for Approval of Related Party Transactions	188
KRATOS EXECUTIVE COMPENSATION	189
Compensation Discussion and Analysis	189
Compensation Committee Interlocks and Insider Participation	195
Director Compensation	204
Section 16(a) Beneficial Ownership Compliance	205
SYS SPECIAL MEETING	206
Date, Time and Place	206
Purpose of the SYS Special Meeting	206
SYS Record Date	206
Shares Outstanding and Voting Rights	206
Quorum and Votes Required	206
Treatment of Abstentions, Not Voting and Incomplete Proxies	206
Voting by SYS Directors and Executive Officers	207
Voting of Proxies	207
Revocability of Proxies and Changes to an SYS Stockholder's Vote	207
Solicitation of Proxies	208
Delivery of Proxy Materials to Households Where Two or More Stockholders Reside	208
Attending the Meeting	208
PROPOSAL 1: APPROVAL OF MERGER	208
Vote Required and Board of Director's Recommendation
PROPOSAL 2: POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE SYS SPECIAL MEETING	209
Vote Required and Board of Director's Recommendation	209
OTHER MATTERS	209
Householding of Proxy Materials	209
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	210
DESCRIPTION OF KRATOS CAPITAL STOCK	218
Authorized Capital Stock of Kratos	218
Description of Kratos Common Stock	218
Description of Kratos Preferred Stock	220
COMPARISON OF RIGHTS OF KRATOS STOCKHOLDERS AND SYS SHAREHOLDERS	221
Capitalization	221
Voting Rights	221

Stockholder Action By Written Consent	222
Dividends	222
Number, Election, Vacancy and Removal of Directors	223
Amendments to Certificate of Incorporation	223
Amendments to Bylaws	224
Notice of Certain Stockholder Actions	224
Special Stockholder Meetings	225
Limitation of Personal Liability of Directors and Indemnification	225
Mergers, Consolidations and Other Transactions	226
State Anti-Takeover Statutes	227
Appraisal Rights	227
Stockholder Rights Plan	227
LEGAL MATTERS	228
EXPERTS	228
FUTURE STOCKHOLDER PROPOSALS	228
WHERE YOU CAN FIND MORE INFORMATION	229
INDEX OF KRATOS FINANCIAL STATEMENTS	FI-1
INDEX OF SYS FINANCIAL STATEMENTS	FII-1
INDEX OF HAVERSTICK FINANCIAL STATEMENTS	FIII-1

Annex A	Agreement and Plan of Merger and Reorganization, dated as of February 20, 2008, by and among Kratos Defense & Security Solutions, Inc., White Shadow, Inc., and SYS
Annex B	Kratos Voting Agreement
Annex C	SYS Voting Agreement
Annex D	Opinion of Wachovia Capital Markets, LLC
Annex E	Opinion of Imperial Capital, LLC
Annex F	Chapter 13 of the California Corporations Code: "Dissenters' Rights"

v

VOTING ELECTRONICALLY OR BY TELEPHONE

        Kratos stockholders of record on the close of business on May 19, 2008, the record date for the Kratos annual meeting, may submit their proxies by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by Internet, please contact Kratos' Proxy Solicitor, Georgeson, Inc. by telephone at (800) 561-4162 (toll free).

        SYS shareholders of record on the close of business on May 15, 2008, the record date for the SYS special meeting, may submit their proxies by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by Internet, please contact Michael W. Fink by telephone at 858-244-7393 or via email at mfink@systechnologies.com.

QUESTIONS AND ANSWERS ABOUT THE MEETINGS

        The following questions and answers briefly address some commonly asked questions about the Kratos and SYS meetings. They may not include all the information that is important to holders of stock of Kratos and SYS. We urge stockholders to read carefully this entire Proxy Statement, including the annexes and the other documents referred to herein.

Q:
Why am I receiving these materials?

A:
We are sending you these materials to help you decide how to vote your shares of Kratos or SYS common stock with respect to their proposed merger. Additionally, if you are a Kratos stockholder, we are sending these materials to you to help you decide how to vote your shares of Kratos common stock with respect to the other proposals at the Kratos annual meeting.

  The merger cannot be completed unless Kratos stockholders approve the issuance of Kratos common stock and SYS shareholders adopt and approve the merger agreement. Each of Kratos and SYS is holding its meeting of holders of stock to vote on the proposals necessary to complete the merger. Information about these meetings, the merger and the other business to be considered by holders of stock is contained in this Proxy Statement.

  We are delivering this document to you as both a joint proxy statement of Kratos and SYS and a prospectus of Kratos. It is a joint proxy statement because each of our boards of directors is soliciting proxies from its stockholders. It is a prospectus because Kratos will exchange shares of its common stock for shares of SYS in the merger.

Q:
What will stockholders receive in the merger?

A:
In the proposed merger, holders of SYS common stock will receive 1.2582 shares of Kratos common stock for each share of SYS common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.

  The stockholders of Kratos will continue to own their existing shares, which will not be affected by the merger.

Q:
When do Kratos and SYS expect to complete the merger?

A:
Kratos and SYS expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after stockholder approvals are received at the meetings of Kratos and SYS and all required regulatory approvals are received. Kratos and SYS currently expect to complete the merger during the first half of 2008. However, it is possible that factors outside of either company's control could require Kratos and SYS to complete the merger at a later time or not to complete it at all.

Q:
How do the boards of directors of Kratos and SYS recommend that I vote?

A:
The Kratos board of directors unanimously recommends that holders of Kratos common stock vote FOR the proposal to approve the issuance of Kratos common stock in the merger.

  The SYS board of directors unanimously recommends that SYS shareholders vote FOR the proposal to adopt the merger agreement.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this Proxy Statement, please vote your shares as soon as possible so that your shares will be represented at your respective company's meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:
How do I vote?

A:
You may vote before your company's meeting in one of the following ways:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at your company's meeting.

  If your shares are held in "street name" through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
When and where are the Kratos and SYS meetings of stockholders?

A:
The annual meeting of Kratos stockholders will be held at 4810 Eastgate Mall, San Diego, CA, on June 25, 2008 at 3:00 p.m., local time. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 2:00 p.m., local time.

  The special meeting of SYS shareholders will be held at 5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123, on June 24, 2008 at 11:00 a.m., local time. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:00 a.m., local time.

Q:
If my shares are held in "street name" by a broker or other nominee, will my broker or nominee vote my shares for me?

A:
Your broker or other nominee does not have authority to vote on most of the proposals described in this Proxy Statement including the proposals related to the proposed merger. Your broker or other nominee will vote your shares held by it in "street name" with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:
What constitutes a quorum?

  Stockholders who hold a majority in voting power of the Kratos common stock issued and outstanding as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Kratos annual meeting.

  Stockholders who hold a majority in voting power of the SYS common stock issued and outstanding as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the SYS special meeting.

Q:
What vote is required to approve each proposal?

A:
For Kratos Stockholders:

  Other than the proposal for the election of directors, the affirmative vote of a majority of the total votes represented at the meeting in person or by proxy at a meeting at which a quorum is present is required to approve the Kratos proposals, including the proposal to approve the issuance of

  Kratos common stock in the merger, which is referred to in this Proxy Statement as the Share Issuance.

  For SYS Shareholders:

  The affirmative vote of a majority of the outstanding shares of SYS common stock entitled to vote is required to approve the merger agreement, which is referred to in this Proxy Statement as the Merger Proposal.

Q:
What if I do not vote on the matters relating to the merger?

A:
If you are a Kratos stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the Share Issuance, it will have no effect on the vote for the Share Issuance. If you respond with an "abstain" vote, your proxy will have the same effect as a vote against this proposal. If you submit a proxy but do not indicate how you want to vote on the Share Issuance, your proxy will be counted as a vote in favor of the Share Issuance in accordance with the recommendation of the Kratos Board.

  If you are an SYS shareholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote against the Merger Proposal. If you respond with an "abstain" vote on the Merger Proposal, your proxy will have the same effect as a vote against the Merger Proposal. If you respond but do not indicate how you want to vote on the Merger Proposal, your proxy will be counted as a vote in favor of the Merger Proposal.

Q:
What if I hold shares in both Kratos and SYS?

A.
If you are a stockholder of both Kratos and SYS, you will receive two separate packages of proxy materials. A vote as a Kratos stockholder approving the issuance of Kratos common stock will not constitute a vote as an SYS shareholder for the Merger Proposal, or vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Kratos or SYS, or vote as both a Kratos and SYS shareholder by telephone or via the Internet.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. You may change your vote at any time before your proxy is voted at the applicable meeting. You may do this in one of four ways:

•
by sending a notice of revocation to the corporate secretary of Kratos or SYS, as applicable;

•
by sending a completed proxy card bearing a later date than your original proxy card;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•
by attending the applicable meeting and voting in person. Your attendance alone will not revoke any proxy.

  If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable meeting.

  If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:
What are the material United States federal income tax consequences of the merger?

A:
Kratos and SYS intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, for United States federal income tax purposes. Accordingly, a holder of SYS common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder's shares of SYS common stock for shares of Kratos common stock pursuant to the merger, except that an SYS shareholder will recognize a gain or loss with respect to any cash received in lieu of a fractional share of Kratos common stock.

Q:
Do I have appraisal rights?

A:
The holders of Kratos common stock will not be entitled to exercise any appraisal rights in connection with the merger. Pursuant to Section 1300 of the California Corporations Code, the holders of SYS common stock are entitled to appraisal rights if they do not vote in favor of the merger and otherwise comply with the requirements of Chapter 13 of the California General Corporation Law.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card.

  If you are a holder of SYS common stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for Kratos common stock. Kratos stockholders will not be exchanging their stock certificates in connection with the merger. Accordingly, Kratos stockholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:
What if I hold SYS and Kratos stock options or other stock-based awards?

A:
Kratos stock options and other equity-based awards, including restricted stock units, will remain outstanding and will not be affected by the merger.

  All outstanding SYS stock options will become fully vested prior to the closing. The stock options may be exercised for SYS shares ("cashless exercise" being permissible) at or prior to closing in accordance with the terms of the stock option plans which shares would then be exchanged for Kratos shares in accordance with the exchange ratio. Any such stock option exercises may be subject to withholding taxes as a result. No outstanding SYS stock options will be assumed by or converted into options of Kratos.

Q:
Who should I contact if I have any questions about the merger, the proxy materials or voting power?

A:
If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the Proxy Statement or the enclosed proxy card, you should contact the company in which you hold shares.

  If you are a Kratos stockholder, you should contact Georgenson, Inc., the proxy solicitation agent for Kratos at (800) 561-4162 (toll-free). If you are an SYS shareholder, you should contact Michael W. Fink at 858-244-7393 or via email at mfink@systechnologies.com for SYS. If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

        This summary highlights selected information contained in this joint proxy statement/prospectus, referred to as this Proxy Statement, and does not contain all the information that may be important to you. Kratos and SYS urge you to read carefully this Proxy Statement in its entirety, including the annexes. Unless stated otherwise, all references in this Proxy Statement to Kratos refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, all references to SYS refer to SYS, a California corporation, all references to Merger Sub refer to White Shadow, Inc., a California corporation, and all references to the merger agreement refer to the Agreement and Plan of Merger and Reorganization, dated as of February 20, 2008, by and among Kratos, White Shadow, Inc., and SYS, a copy of which is attached as Annex A to this Proxy Statement.

The Merger

        Each of the boards of directors of Kratos and SYS has approved a strategic merger of Kratos and SYS. Kratos and SYS have entered into an Agreement and Plan of Merger and Reorganization pursuant to which SYS will merge with a newly formed, wholly-owned subsidiary of Kratos, with SYS surviving the merger as a wholly-owned subsidiary of Kratos. In the proposed merger, SYS shareholders will receive 1.2582 shares of Kratos common stock for each share of SYS common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. The stockholders of Kratos will continue to own their existing shares, which will not be affected by the merger.

The Parties

Kratos
        Kratos Defense & Security Solutions, Inc.
        4810 Eastgate Mall
        San Diego, CA 92121
        (858) 812-7300

        Kratos is an innovative provider of mission critical engineering, IT services and warfighter solutions. Kratos performs work primarily for the U.S. government and government agencies, but also performs work for state and local agencies and commercial customers. As a result of its market focus, Kratos is organized into two primary operating segments: the Kratos Government Solutions, or KGS, segment; and the Public Safety and Security, or PSS, segment. The principle services of Kratos include, but are not limited to, Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance, or C5ISR; weapon systems life cycle support and extension; military range operations and technical services; missile, rocket and weapons systems test and evaluation; mission launch services; public safety; security and surveillance systems; advanced network engineering and IT services; and critical infrastructure design and integration services. Kratos offers its customers a range of solutions and technical expertise to support their mission-critical needs by leveraging skills across Kratos' core service areas.

        Kratos derives a substantial portion of its revenue from contracts performed for federal government agencies. Kratos believes its diversified and stable client base, strong client relationships, broad array of contracts, considerable employee base possessing government security clearances, extensive list of past performance qualifications, and significant management and operational capabilities provides a sizable advantage and positions the company for continued growth. Founded in 1994, Kratos is headquartered in San Diego and has offices in California, Washington D.C. and several other locations in the U.S.

        For more information regarding Kratos, visit www.kratosdefense.com. The information on the Kratos' website is not a part of this prospectus.

SYS
        SYS
        5050 Murphy Canyon Road, Suite 200
        San Diego, CA 92123
        (858) 244-7393

        SYS and its subsidiaries provide information connectivity solutions that capture, analyze and present real-time information to customers in the Department of Defense, Department of Homeland Security, other government agencies and commercial companies. Using interoperable communications software, sensors, digital video broadcast and surveillance technologies, wireless networks, network management, decision-support tools and Net-Centric technologies, SYS's technical experts enhance complex decision-making. Founded in 1966, SYS is headquartered in San Diego and has principal offices in California and Virginia.

        SYS delivers its solutions through two reportable segments, the Defense Solutions Group and the Public Safety, Security and Industrial Systems Group. The Defense Solutions Group focuses on engineering, technical and management services to Federal Government agencies. The Public Safety, Security and Industrial Systems Group focuses on providing "right-time" situation status and mission execution support solutions to government and commercial customers. Historically, SYS has generated revenues by providing information technology, systems integration and program and financial management services under long term contracts for the Department of Defense and in particular the U.S. Navy. More recently, SYS has expanded and leveraged its technical engineering services with complementary products and has broadened its customer base to include commercial enterprises and other governmental agencies beyond the Department of Defense.

        These expanded products and services capabilities, together with SYS's longstanding expertise in situational awareness and systems engineering, have enabled SYS to develop a set of information technology solutions to complement SYS's services offerings for the Information Technology services and Public Safety and Security markets. SYS's customers in these markets such as federal, state and local governments, public safety first-responders, large corporations, schools and universities, all share a common need for decision support products and services that enhance or enable connecting real-time data to decision makers.

        SYS also provides solution lifecycle support with program, financial, test and logistical services, including classroom and online training.

        For additional information regarding SYS, visit www.systechnologies.com. The information on SYS's website is not a part of this prospectus.

Merger Sub

        White Shadow, Inc., or Merger Sub, a wholly-owned subsidiary of Kratos, is a California corporation formed on February 19, 2008 for the sole purpose of effecting the merger. Upon completion of the merger, Merger Sub will merge with and into SYS, and SYS will become a wholly-owned subsidiary of Kratos.

        Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger Agreement

        A copy of the merger agreement is attached as Annex A to this Proxy Statement. Kratos and SYS encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see "The Merger Agreement" beginning on page 79.

What SYS shareholders Will Receive in the Merger

        At the effective time of the merger, each outstanding share of SYS common stock will be converted into the right to receive 1.2582 shares of Kratos common stock in the merger, which number we refer to as the exchange ratio. Holders of SYS common stock will not receive any fractional Kratos shares in the merger. Instead, the total number of shares that each holder of SYS common stock will receive in the merger will be rounded down to the nearest whole number, and Kratos will pay cash for any resulting fractional share that an SYS shareholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of Kratos common stock will be determined by multiplying the fraction by the average closing price for Kratos common stock on The Nasdaq Global Select Stock Market during the three days prior to the date the merger becomes effective.

        Example: If you currently own 25 shares of SYS common stock, absent the treatment of fractional shares described above, you would be entitled to receive 31.455 (25 × 1.2582) shares of Kratos common stock. Since fractional shares will not be issued, you will be entitled to 31 shares of Kratos common stock and a check for the market value of 0.455 shares of Kratos common stock based on the average closing price during the three days prior to date the merger becomes effective.

        The merger agreement provides for adjustments to the exchange ratio to reflect the effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction with respect to Kratos common stock or SYS common stock that occurs prior to the effective date of the merger.

        For a more complete description of the merger consideration, see "The Merger Agreement—Consideration to be Received in the Merger" beginning on page 80.

Treatment of SYS Subordinated Convertible Notes and Warrants

        SYS has $3,125,000 of convertible notes payable outstanding, which we refer to as the Notes, which are unsecured, subordinate to its bank debt, bear interest at 10% per annum payable quarterly, are due February 14, 2009 and are convertible at any time into shares of common stock at a conversion rate of $3.60 per share. These notes are being assumed by Kratos subject to those same terms and conditions.

        If the Notes are not converted prior to the merger, following the merger the Notes will not be convertible into SYS common stock. Instead, they will be convertible into the merger consideration as if they had been converted into SYS common stock immediately prior to the merger.

        SYS has 508,401 warrants outstanding, which will be, following the merger, exercisable for merger consideration.

        Following the merger, the holders of these warrants shall have the right to receive, upon exercise of the warrants, the same amount and kind of securities, cash or property, as they would have been entitled to receive upon the occurrence of the merger if they had been, immediately prior to the merger, the holders of the number of warrant shares then issuable upon exercise in full of these warrants.

        For a more complete discussion of the treatment of SYS Subordinated Convertible Notes and Warrants, see "The Merger—Subordinated Convertible Notes" and "The Merger—Warrants," each beginning on page 68.

Treatment of Stock Options and Other Stock-Based Awards

        All outstanding SYS stock options will become fully vested and exercisable into SYS shares at or prior to closing in accordance with the terms of their respective stock option plans and may be subject to withholding taxes as a result. No SYS stock options will be assumed by or converted into options of Kratos.

        Effective February 20, 2008, the execution date of the merger agreement, SYS terminated the then current stock purchase period for its Employee Stock Purchase Plan, and Kratos is not assuming this plan.

        For a more complete discussion of the treatment of SYS options and other stock-based awards, see "The Merger Agreement—Treatment of SYS Options" beginning on page 80.

Directors and Executive Management Following the Merger

        The directors and executive management of Kratos will remain unchanged at the effective time of the merger.

        At the effective time of the merger, the directors and officers of Merger Sub will become the directors and officers of SYS until each is replaced by his or her successor.

        For a more complete discussion of the directors and management of Kratos, see "The Merger—Composition of Kratos Board of Directors" beginning on page 66.

Recommendations of the Kratos Board of Directors

        After careful consideration, the Kratos board of directors unanimously recommends that holders of Kratos common stock vote FOR the issuance of Kratos common stock in connection with the merger.

        For a more complete description of the Kratos reasons for the merger and the recommendations of the Kratos board of directors, see "The Merger—The Kratos Board of Directors Recommendations and Reasons for the Merger" beginning on page 49.

Recommendation of the SYS Board of Directors

        After careful consideration, the SYS board of directors unanimously recommends that holders of SYS common stock vote FOR the Merger Proposal.

        For a more complete description of SYS's reasons for the merger and the recommendation of the SYS board of directors, see "The Merger—The SYS Board of Directors' Recommendation and Reasons for the Merger" beginning on page 51.

Opinions of Financial Advisors

Kratos Financial Advisor

        Wachovia Capital Markets, LLC, which we refer to as Wachovia, delivered an opinion to Kratos' board of directors that, subject to and based upon the assumptions made, procedures followed, matters considered and limitations on its review undertaken, as of February 20, 2008, the exchange ratio in the merger agreement was fair from a financial point of view to Kratos. The full text of Wachovia's written opinion, dated February 20, 2008, is attached as Annex D to this Proxy Statement. Holders of shares of Kratos common stock are urged to read the opinion carefully and in its entirety. Wachovia's opinion does not and shall not constitute a recommendation to any holders of shares of Kratos common stock as to how they should vote in connection with the Merger. This summary of Wachovia's opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.

        For a more complete description of Wachovia's opinion, see "The Merger—Opinion of Financial Advisor to the Kratos Board of Directors" beginning on page 53. See also Annex D to this Proxy Statement.

SYS Financial Advisor

        Imperial Capital, LLC, which is referred to as Imperial Capital, has rendered its opinion to the SYS board of directors to the effect that, as of February 19, 2008, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the exchange ratio of 1.2582 shares of Kratos common stock to be received for each share of SYS common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares of SYS common stock.

        The full text of the written opinion of Imperial Capital, dated February 19, 2008, is attached as Annex E to this Proxy Statement and sets forth assumptions made, general procedures followed, factors considered and limitations and qualifications on the review undertaken by Imperial in connection with its opinion. Imperial Capital provided its opinion for the information and assistance of the SYS board of directors in connection with its consideration of the merger. The Imperial Capital opinion is not a recommendation as to how any holder of shares of SYS common stock should vote with respect to the merger.

        For a more complete description of the Imperial Capital opinion and engagement letter, see "The Merger—Opinion of Financial Advisor to the SYS Board of Directors" beginning on page 59. See also Annex E to this Proxy Statement.

Interests of SYS Directors and Executive Officers in the Merger

        When you consider the unanimous recommendation of SYS's board of directors that SYS shareholders approve the merger agreement, the plan of merger and the merger, you should be aware that some SYS officers and directors may have interests in the transaction that may be different from, or in addition, to their interests as shareholders of SYS.

        For a further discussion of interests of directors and executive officers in the merger, see "The Merger—Interests of SYS Directors and Executive Officers in the Merger" beginning on page 66.

Material United States Federal Income Tax Consequences of the Merger

        Kratos and SYS intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Accordingly, SYS shareholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Kratos common stock in the merger, except that an SYS shareholder will recognize gain or loss with respect to any cash received in lieu of a fractional share of Kratos common stock. It is a condition to completion of the merger that Kratos and SYS each receive a legal opinion from their respective counsel that the merger will constitute a reorganization within the meaning of Section 368 of the Code In the event that such counsel does not render this opinion, this condition shall be deemed to be satisfied if the other party's counsel delivers the opinion to both Kratos and SYS.

        Tax matters are very complicated and the tax consequences of the merger to you, if you are an SYS shareholder, will depend upon the facts of your situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this Proxy Statement. You are urged to consult with your own tax advisors for a full understanding of the tax consequences of the merger to you.

        For a more complete description of the material U.S. federal income tax consequences of the merger, see "Material United States Federal Income Tax Consequences" beginning on page 76.

Accounting Treatment of the Merger

        The merger will be accounted for as an acquisition by Kratos of SYS under the purchase method of accounting according to U.S. generally accepted accounting principles.

Dissenters' Rights and Appraisal Rights

        Under applicable law:

  •
  Kratos stockholders have no dissenters' or appraisal rights with respect to the merger under Section 262 of Delaware General Corporate Law; and

  •
  SYS shareholders are entitled to dissenters' rights under the California General Corporation Law in connection with the merger if the specific conditions set forth in the section entitled "The Merger—Dissenters' Rights and Appraisal Rights," which begins on page 71, are met.

Conditions to Completion of the Merger

        Kratos and SYS expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including after the receipt of stockholder approvals at the annual meeting of Kratos and at the special meetings of SYS. Kratos and SYS currently expect to complete the merger during the first half of 2008. However, it is possible that factors outside of either company's control could cause the merger to be competed at a later time or not at all.

        Each party's obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

  •
  the receipt of the required stockholder approvals;

  •
  the effectiveness of the registration statement of which this Proxy Statement is a part, and the registration statement not being subject to any stop order or threatened stop order;

  •
  the absence of any injunctions or legal prohibitions preventing the consummation of the merger;

  •
  the receipt of opinions of counsel relating to the U.S. federal income tax treatment of the merger;

  •
  the accuracy of the other party's representations and warranties in the merger agreement, including the other party's representation that no material adverse effect has occurred;

  •
  the other party's compliance in all material respects with its obligations under the merger agreement; and

  •
  the receipt of authorization from The Nasdaq Global Select Stock Market for listing of Kratos common stock to be issued in connection with the merger.

        Neither Kratos nor SYS is aware of the need to obtain any other material regulatory approvals in order to complete the merger.

        The merger agreement provides that certain of these conditions may be waived, in whole or in part, by Kratos or SYS, to the extent legally allowed. Neither Kratos nor SYS currently expects to waive any material condition to the completion of the merger. If either Kratos or SYS determines to waive any condition to the merger that would result in a material and adverse change in the terms of the merger to Kratos or SYS shareholders (including any change in the tax consequences of the transaction to SYS shareholders), proxies would be resolicited from the Kratos or SYS shareholders, as applicable.

        For a more complete discussion of the conditions to the merger, see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 84.

Timing of the Merger

        The merger is expected to be completed during the first half of 2008, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions. For a discussion of the timing of the merger, see "The Merger Agreement—Closing and Effective Time of the Merger" beginning on page 79.

No Solicitation of Other Offers

        In the merger agreement, SYS has agreed that it will not directly or indirectly:

  •
  solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any alternative acquisition proposal; or

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any non-public information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any alternative acquisition.

        The merger agreement does not, however, prohibit SYS from considering a bona fide acquisition proposal from a third party if certain specified conditions are met.

        For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see "The Merger Agreement—No Solicitation; Changes in Recommendations" beginning on page 85.

Termination

        Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (including after stockholder approval):

  •
  by mutual written consent of Kratos and SYS;

  •
  by either Kratos or SYS, if

  •
  the merger is not consummated on or before August 20, 2008; except that such right is not available to any party whose failure to comply with the merger agreement has been a principal cause of, or resulted in, the merger not being consummated by such date and provided that this date (referred to herein as the "outside date") may be extended to February 20, 2009 by either Kratos or SYS;

  •
  a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger;

    •
    the required Kratos or SYS shareholder vote has not been obtained at the applicable stockholder meeting or any adjournment or postponement thereof (except that this right is not available to any party who is in material breach of or has materially failed to fulfill its obligations under the merger agreement);

    •
    the SYS board of directors changes its recommendation that its shareholders vote in favor of the merger proposal, or if SYS enters into an acquisition agreement relating to an alternative transaction; or

    •
    the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured after 30 days' written notice;

  •
  by Kratos, if:

  •
  SYS willfully and materially breaches its covenants with respect to non-solicitation of an alternative acquisition proposal or its obligations to hold its shareholders meeting and mail this Proxy Statement to its shareholders; or

  •
  SYS's board of directors determines to accept an alternative acquisition proposal for a change of control transaction, in which case SYS would be required to pay the applicable termination fee (as described below); or

  •
  by SYS to accept a proposal from a third party to acquire SYS that SYS's board of directors determines to be superior to the terms of Kratos' proposed acquisition of SYS, if SYS's board of directors changes or withdraws its recommendation of the merger in response to such superior proposal and pays the applicable termination fee (as described below).

Termination Fees and Expenses

        Pursuant to the merger agreement, SYS is required to pay a termination fee of $2,394,000 dollars to Kratos in the event the merger agreement is terminated:

  •
  By Kratos, if

  •
  the SYS board of directors has failed to reconfirm its recommendation of approval of the SYS voting proposal after Kratos requests such reconfirmation pursuant to the terms of the merger agreement;

  •
  the SYS board of directors or any committee of the SYS board of directors has approved or recommended to the SYS shareholders an alternative acquisition transaction;

  •
  SYS enters into an alternative acquisition transaction; or

  •
  SYS has willfully breached its obligations under the merger agreement pertaining to non-solicitation of alternative acquisition proposals and the SYS shareholder meeting to approve the SYS Voting Agreement.

  •
  By SYS, if its board of directors or any committee thereof has made a recommendation to accept an alternative transaction proposal and SYS enters into an alternative acquisition agreement which was the subject of such adverse recommendation change.

        Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses, except that Kratos and SYS will share equally the expenses incurred in connection with the printing and mailing of this Proxy Statement.

        This termination fee could discourage other companies from seeking to acquire or merge with either SYS or Kratos. See "The Merger Agreement—Termination," "—Termination Fees and Expenses" and "—Effect of Termination," beginning on pages 86, 87 and 88, respectively.

Comparison of the rights of Kratos and SYS shareholders

        The rights of SYS shareholders as Kratos stockholders after the merger will be governed by Kratos' certificate of incorporation and bylaws, each as amended, and the laws of the State of Delaware. Those rights differ from the rights of SYS shareholders under SYS's articles of incorporation and bylaws and the laws of the State of California.

Matters to be Considered at the Meetings

Kratos

        Kratos stockholders will be asked to vote on the following six proposals:

        1.     To elect five directors for one-year terms or until their successors are elected and duly qualified.

        2.     To ratify the selection of Grant Thornton LLP as the independent auditors of Kratos for the fiscal year ending December 28, 2008.

        3.     To approve an amendment to the Kratos 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the Plan by 1,500,000 shares.

        4.     To approve an amendment to the Kratos 2005 Equity Incentive Plan to increase the aggregate number of shares that may be issued under the Plan by 3,000,000 shares.

        5.     To approve the issuance of Kratos common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 20, 2008, by and among Kratos Defense & Security Solutions, Inc., White Shadow, Inc., and SYS, as the same may be amended from time to time.

        6.     To approve any motion to adjourn or postpone the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the first five proposals listed above.

        7.     To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

        The Kratos board of directors unanimously recommends that Kratos stockholders vote FOR all of the proposals set forth above, as more fully described under "Kratos Annual Meeting" beginning on page 155.

SYS

        SYS shareholders will be asked to vote on the following two proposals:

        1.     To adopt and approve the Agreement and Plan of Merger and Reorganization.

        2.     To approve any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

        3.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The SYS board of directors unanimously recommends that SYS shareholders vote FOR all of the proposals set forth above, as more fully described under "SYS Special Meeting" beginning on page 206.

Voting by Kratos and SYS Directors and Executive Officers

        On May 19, 2008, the record date set by the Kratos board of directors, directors and executive officers of Kratos and their affiliates owned and were entitled to vote 7,190,308 shares of Kratos common stock, or approximately 9.0%, of the total voting power of the shares of Kratos common stock outstanding on that date.

        On May 15, 2008, the record date set by the SYS board of directors, directors and executive officers of SYS and their affiliates owned and were entitled to vote 4,190,373 shares of SYS common stock, or approximately 21.1% of the shares of SYS common stock outstanding on that date. Stockholders of SYS holding approximately 7.4% of the shares of SYS common stock outstanding on that date have executed voting agreements agreeing to vote in favor of the merger.

SELECTED HISTORICAL FINANCIAL DATA OF KRATOS

        The tables below present summary selected consolidated historical financial data of KRATOS (in millions except for per share data) prepared in accordance with accounting principles generally accepted in the United States of America. This information should be read in conjunction with "INFORMATION RELATING TO KRATOS—KRATOS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "INFORMATION RELATING TO KRATOS—BUSINESS" and Kratos' consolidated financial statements and related notes, included elsewhere in this proxy statement/prospectus.

						Three Months Ended
	Year Ended December 31, (in millions)
						March 31, 2007	March 30, 2008
	2003	2004	2005	2006	2007
						Unaudited
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	$43.4	$116.9	$152.3	$153.1	$193.6	$49.0	$68.2

Operating costs and expenses:
Costs of revenues	22.2	87.9	115.7	124.2	162.0	41.7	55.6
Selling, general and administrative expenses	18.0	28.9	35.5	38.5	39.5	9.1	11.9
Stock option investigation and related fees	—	—	—	—	14.0	1.5	—
Estimated cost for settlement of securities litigation	—	—	—	—	4.9	—	—
Loss (recovery) of unauthorized issuance of stock options	5.7	—	—	—	(3.4)	—	—
Contingent acquisition consideration and restatement fees	—	13.9	(2.1)	0.1	—	—	—
Impairment and restructuring fees	0.1	—	—	21.8	1.2	—	—

Total operating costs and expenses	46.0	130.7	149.1	184.6	218.2	52.3	67.5

Operating income (loss) from continuing operations	(2.6)	(13.8)	3.2	(31.5)	(24.6)	(3.3)	0.7

Other (income) expense:
Interest income (expense), net	0.9	0.2	0.1	(0.7)	(1.2)	—	(2.3)
Impairment of investments in unconsolidated subsidiaries	—	(2.9)	—	—	(1.8)	—	—
Other income and (expense), net	(0.1)	(0.1)	0.2	(0.2)	0.7	0.5	(0.4)

Total other (income) expense	0.8	(2.8)	0.3	(0.9)	(2.3)	0.5	(2.7)

Income (loss) from continuing operations before income taxes	(1.8)	(16.6)	3.5	(32.4)	(26.9)	(2.8)	(2.0)
Provision (benefit) for income taxes from continuing operations	(1.0)	(8.4)	(0.1)	13.8	1.3	0.2	0.5

Income (loss) from continuing operations	(0.8)	(8.2)	3.6	(46.2)	(28.2)	(3.0)	(2.5)
Income (loss) from discontinued operations	2.7	23.2	(2.0)	(11.7)	(12.6)	(17.1)	0.6

Net income (loss)	$1.9	$15.0	$1.6	$(57.9)	$(40.8)	$(20.1)	$(1.9)

Basic earnings (loss) per common share:
Continuing operations	$(0.01)	$(0.12)	$0.05	$(0.63)	$(0.38)	$(0.04)	$(0.03)
Discontinued operations	0.04	0.34	(0.03)	(0.16)	(0.17)	(0.23)	0.01

Net income (loss)	$0.03	$0.22	$0.02	$(0.79)	$(0.55)	$(0.27)	$(0.02)

Diluted earnings (loss) per common share:
Continuing operations	$(0.01)	$(0.12)	$0.05	$(0.63)	$(0.38)	$(0.04)	$(0.03)
Discontinued operations	0.04	0.34	(0.03)	(0.16)	(0.17)	(0.23)	0.01

Net income (loss)	$0.03	$0.22	$0.02	$(0.79)	$(0.55)	$(0.27)	$(0.02)

Weighted average common shares outstanding:
Basic	68.4	67.7	74.0	73.5	74.0	73.9	79.0
Diluted	68.4	67.7	75.0	73.5	74.0	73.9	79.0

	December 31, (in millions)					March 30, (in millions)
	2003	2004	2005	2006	2007	2008
						(unaudited)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$75.8	$58.0	$7.7	$5.4	$8.6	$11.0
Working capital	132.5	98.6	67.4	(3.8)	23.4	24.5
Goodwill	5.5	57.1	94.4	129.9	194.5	196.7
Other intangible assets	1.9	6.4	7.4	13.4	19.9	18.7
Total assets	279.3	330.7	342.0	337.7	335.3	334.1
Total debt	0.7	1.9	0.7	51.4	76.7	78.8
Stockholders' equity	$191.9	$219.6	$229.7	$187.1	$167.2	$167.2

SELECTED HISTORICAL FINANCIAL DATA OF SYS

        The tables below present summary selected consolidated historical financial data of SYS (in millions except for per share data) prepared in accordance with accounting principles generally accepted in the United States of America. This information should be read in conjunction with "INFORMATION RELATING TO SYS—SYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "INFORMATION RELATING TO SYS—BUSINESS" and SYS's consolidated financial statements and related notes, included elsewhere in this proxy statement/prospectus.

        The statement of operations data for the nine months ended March 28, 2008 and March 30, 2007, and the balance sheet data as of March 28, 2008 are unaudited but include, in the opinion of management of SYS, all adjustments including normal recurring adjustments, necessary for a fair presentation of such information. Results for the nine months ended March 28, 2008 and March 30, 2007 are not necessarily indicative of the results that may be expected for any other interim periods or for the fiscal year as a whole.

						Nine Months Ended
	Year Ended June 30,
						March 30, 2007	March 28, 2008
	2003	2004	2005	2006	2007
	(In millions)					(Unaudited)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	$24.8	$34.9	$45.8	$55.9	$75.8	$54.5	$57.3

Operating costs and expenses:
Costs of revenues	20.6	28.8	37.4	44.6	58.0	42.0	41.8
Selling, general and administrative expenses	3.5	4.1	4.9	8.5	15.5	11.0	10.1
Research, engineering and development expenses	—	—	0.7	3.6	4.0	3.0	3.2
Merger transaction costs	—	—	—	—	—	—	0.5
Legal settlement	1.0	—	—	—	—	—	—
Impairment charges	—	—	—	1.3	—	—	—

Total operating costs and expenses	25.1	32.9	43.0	58.0	77.5	56.0	55.6

Income (loss) from operations	(0.3)	2.0	2.8	(2.1)	(1.7)	(1.5)	1.7

Other (income) expense:
Other income	—	(0.1)	(0.1)	(0.2)	(0.1)	(0.1)	(0.1)
Interest expense	0.2	0.3	0.5	0.5	0.8	0.5	0.3

Total other income	0.2	0.2	0.4	0.3	0.7	0.4	0.2

Income (loss) from continuing operations before income taxes	(0.5)	1.8	2.4	(2.4)	(2.4)	(1.9)	1.5
Income tax (benefit) provision	(0.2)	0.8	1.0	(0.7)	(0.7)	(0.4)	0.9

Income (loss) from continuing operations	(0.3)	1.0	1.4	(1.7)	(1.7)	(1.5)	0.6
Loss from discontinued operations, net of taxes	(0.5)	—	—	—	—	—	—

Net income (loss)	(0.8)	1.0	1.4	(1.7)	(1.7)	(1.5)	0.6

Net income (loss) applicable to common stock	$(0.8)	$1.0	$1.4	(1.7)	(1.7)	(1.5)	$0.6

Basic earnings (loss) per common share:
Continuing operations	$(0.06)	$0.15	$0.16	$(0.14)	$(0.10)	$(0.09)	$0.03
Discontinued operations	(0.09)	—	—	—	—	—	—

Net income (loss)	$(0.15)	$0.15	$0.16	$(0.14)	$(0.10)	$(0.09)	$0.03

Diluted earnings (loss) per common share:
Continuing operations	$(0.06)	$0.13	$0.15	$(0.14)	$(0.10)	$(0.09)	$0.03
Discontinued operations	(0.09)	—	—	—	—	—	—

Net income (loss)	$(0.15)	$0.13	$0.15	$(0.14)	$(0.10)	$(0.09)	$0.03

Weighted average common shares outstanding:
Basic	5.2	6.7	8.7	12.7	17.6	17.2	19.5
Diluted	5.2	8.5	11.2	12.7	17.6	17.2	19.6

	June 30,
						March 28, 2008
	2003	2004	2005	2006	2007
						(Unaudited)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$—	$2.2	$3.5	$2.1	$2.8	$1.6
Working capital	3.2	5.2	8.1	7.3	8.2	8.1
Goodwill	—	5.5	7.3	18.6	23.5	23.1
Other intangible assets	—	0.6	1.2	3.4	6.1	5.3
Total assets	7.7	17.7	24.8	42.2	52.4	50.4
Total debt	1.2	3.6	2.4	3.9	3.6	3.6
Preference stock	0.1	—	—	—	—	—
Stockholders' equity	3.1	8.3	15.4	27.5	35.1	37.1

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following summary unaudited pro forma condensed combined financial information is designed to show how the merger of Kratos and SYS might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by Kratos, including Haverstick, and SYS. The following should be read in connection with "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 210 and the Kratos, SYS and Haverstick audited consolidated financial statements beginning on pages FI-1, FII-1 and FIII-1, respectively.

        The pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

	Year Ended December 31, 2007	Period Ended March 30, 2008
	(In millions, except per share amounts)	(In millions, except per share amounts)
Statements of Operations Data:
Revenues	$366.8	$86.9
Operating income (loss)	(20.6)	1.2
Net loss from continuing operations	$(34.0)	$(2.3)
Loss per common share:
Basic	$(0.33)	$(0.02)
Diluted	$(0.33)	$(0.02)
Weighted average common shares outstanding:
Basic	104.6	104.3
Diluted	104.6	104.3

As of March 30, 2008
Balance Sheet Data:
Cash and cash equivalents	$6.1
Property and equipment, net	8.6
Goodwill	237.2
Intangible assets, net	26.4
Total assets	397.3
Long-term debt, net of current portion	76.1
Accumulated deficit	(247.4)
Total stockholders' equity	218.3

COMPARATIVE PER SHARE DATA (UNAUDITED)

        The following table shows per share data regarding losses from continuing operations, book value and cash dividends for Kratos, including Haverstick, and SYS on a historical, pro forma combined basis. The pro forma book value per share information was computed as if the merger had been completed on December 31, 2007. The pro forma losses from continuing operations information was computed as if the merger had been completed on January 1, 2007. The SYS pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 1.2582. This information shows how each share of SYS common stock would have participated in the combined companies' losses from continuing operations and book value per share if the merger had been completed on the relevant dates. These amounts do not necessarily reflect future per share amounts of earnings (losses) from continuing operations and book value per share of Kratos.

        The following unaudited comparative per share data is derived from the historical consolidated financial statements of each of Kratos and SYS. The information below should be read in conjunction with the audited consolidated financial statements and accompanying notes of Kratos, SYS and Haverstick, which are included in this Proxy Statement. We urge you also to read "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 210.

	As of and for the year ended December 31, 2007	As of and for the three month period ended March 30, 2008
Kratos—Historical
Basic loss per share	$(0.38)	$(0.03)
Diluted loss per share	$(0.38)	$(0.03)
Book value per common share	$2.26	$2.12
Cash dividends per share	$—	$—
SYS—Historical
Basic loss per share	$(0.04)	$(0.00)
Diluted loss per sharee	$(0.04)	$(0.00)
Book value per common share	$1.89	$1.87
Cash dividends per share	$—	$—
Unaudited Pro Forma Combined
Basic loss per share	$(0.33)	$(0.02)
Diluted loss per share	$(0.33)	$(0.02)
Book value per common share	$2.09	$2.09
Cash dividends per share	$—	$—
Unaudited Pro Forma Combined SYS Equivalents(1)
Basic loss per share	$(0.41)	$(0.03)
Diluted loss per share	$(0.41)	$(0.03)
Book value per common share	$2.64	$2.63
Cash dividends per share	$—	$—

(1)
SYS pro forma equivalent amounts are calculated by multiplying pro forma per share amounts by the exchange ratio of 1.2582.

MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

  Kratos

        Since November 4, 1999, the Common Stock of Kratos has been traded on the Nasdaq Global Stock Exchange under the symbols "WFII" and "KTOS." The ranges of high and low quotations during the two most recent fiscal years of Kratos are as follows:

	High	Low
Fiscal Year 2008
First Quarter	$2.35	$1.50
Second Quarter through May 19, 2008	$1.87	$1.57
Fiscal Year 2007
First Quarter	$2.94	$1.20
Second Quarter	$1.80	$1.01
Third Quarter	$2.85	$1.70
Fourth Quarter	$3.09	$1.80
Fiscal Year 2006
First Quarter	$5.56	$3.73
Second Quarter	$4.53	$2.75
Third Quarter	$2.94	$1.85
Fourth Quarter	$2.98	$1.98

        This summary is based on prices quoted by the Nasdaq Global Stock Exchange.

        As of May 19, 2008, there were approximately 217 holders of record of the Common Stock of Kratos.

        No cash dividends have been paid on Kratos Common Stock during the two most recent fiscal years of Kratos, and Kratos does not intend to pay cash dividends on its Common Stock in the immediate future.

  SYS

        Since January 3, 2005, the Common Stock of SYS has been traded on the American Stock Exchange under the symbol "SYS." Prior to that date, SYS Common Stock was traded in the over-the-counter market. The ranges of high and low quotations during SYS's two most recent fiscal years are as follows:

	High	Low
Fiscal Year 2008
First Quarter	$2.52	$1.90
Second Quarter	$2.45	$1.60
Third Quarter	$2.47	$1.30
Fourth Quarter through May 16, 2008	$2.20	$1.80
Fiscal Year 2007
First Quarter	$2.90	$2.10
Second Quarter	$3.14	$2.11
Third Quarter	$2.80	$1.97
Fourth Quarter	$2.34	$1.73
Fiscal Year 2006
First Quarter	$4.33	$2.61
Second Quarter	$5.98	$3.34
Third Quarter	$4.25	$3.35
Fourth Quarter	$3.95	$2.70

        This summary is based on prices quoted by the American Stock Exchange.

        As of May 16, 2008, there were approximately 697 holders of record of SYS's Common Stock.

        No cash dividends have been paid on SYS Common Stock during the two most recent fiscal years of SYS, and SYS does not intend to pay cash dividends on its Common Stock in the immediate future.

REFERENCES TO ADDITIONAL INFORMATION

        This Proxy Statement incorporates important business and financial information about Kratos from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

        You may also request copies of these documents from Kratos, without charge, upon written or oral request to:

Kratos Defense & Security Solutions, Inc.
4810 Eastgate Mall
San Diego, California 92121
Attn: Investor Relations
(858) 812-7300

        In order to receive timely delivery of the documents, you must make your request no later than June 15, 2008.

For more information, see the section entitled "Where You Can Find More Information."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this Proxy Statement. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include:

  •
  statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

  •
  statements relating to future business prospects, revenue, income and financial condition; and

  •
  statements preceded by, followed by or that include the words "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions.

        These statements reflect management judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

        Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

  •
  the ability to obtain governmental approvals of the merger on the proposed terms and time schedule, and without the imposition of significant terms, conditions, obligations or restrictions;

  •
  the risk that the businesses will not be integrated successfully;

  •
  expected cost savings from the merger may not be fully realized within the expected time frames or at all;

  •
  revenues following the merger may be lower than expected;

  •
  the effects of vigorous competition in the markets in which Kratos and SYS operate;

  •
  the possibility of one or more of the markets in which Kratos and SYS compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which they have no control;

  •
  the ability of Kratos to obtain debt financing on terms favorable to it or at all, whether to complete any required refinancing of outstanding debt or otherwise;

  •
  changes in general economic and market conditions; and

  •
  other risks referenced from time to time in filings with the SEC and those factors listed in this Proxy Statement under "Risk Factors" beginning on page 24.

        You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Proxy Statement, or in the case of any other document, as of the date of that document. Except as required by law, neither Kratos nor SYS undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in this Prospectus, including the section of this Prospectus entitled "Risk Factors."

RISK FACTORS

        In addition to the other information contained in this Proxy Statement, you should carefully consider the following risk factors in deciding how to vote on the merger. In addition, you should read and consider the risks associated with each of the businesses of Kratos and SYS because these risks will also relate to Kratos following completion of the merger.

The failure to successfully integrate SYS's business and operations in the expected time frame may adversely affect the combined company's future results.

        Kratos believes that the merger with SYS will result in certain benefits including cost synergies and operational efficiencies. To realize the anticipated benefits, Kratos will be required to devote significant management attention and resources to integrating the two companies. The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations. Due to legal restrictions, at present Kratos and SYS are able to conduct only limited planning regarding the integration of the two companies. The actual integration may result in additional and unforeseen expenses or delays. If Kratos is not able to successfully integrate SYS' business and operations, or if there are delays in combining the businesses, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to realize the full benefits of the merger could adversely affect Kratos' business, financial results, financial condition and stock price following the merger.

Because the market price of Kratos common stock will fluctuate, SYS shareholders cannot be sure of the market value of the Kratos common stock that they will receive.

        When we complete the merger, each share of SYS common stock will be converted into the right to receive 1.2582 shares of Kratos common stock. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Kratos common stock or SYS common stock. The merger agreement does not provide for any price-based termination right for either party. Accordingly, the market value of the shares of Kratos common stock that Kratos issues and SYS shareholders will be entitled to receive when the parties complete the merger will depend on the market value of shares of Kratos common stock at the time that the parties complete the merger and could vary significantly from the market value on the date of this Proxy Statement or the date of the Kratos annual meeting and the SYS special meeting. The market value of Kratos common stock will continue to fluctuate after the completion of the merger. For example, during the third and the fourth calendar quarters of 2007, the sales price of Kratos common stock ranged from a low of $1.70 to a high of $3.09, all as reported on The Nasdaq Global Select Stock Market. See "Market Prices and Dividends and Other Distributions" on page 21.

        These variations could result from changes in the business, operations or prospects of Kratos or SYS prior to or following the merger, market assessments as to whether and when the merger will be consummated, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Kratos or SYS.

The issuance of shares of Kratos common stock to SYS shareholders in the merger will substantially dilute the interest in Kratos held by Kratos stockholders prior to the merger.

        If the merger is completed, Kratos will issue up to approximately 25.3 million shares of Kratos common stock in the merger. Based on the number of shares of Kratos and SYS common stock outstanding on the Kratos and SYS record dates, SYS shareholders before the merger will own, in the aggregate, approximately 24% of the shares of Kratos common stock outstanding immediately after the merger on a fully diluted basis. The issuance of shares of Kratos common stock to SYS shareholders in the merger will cause a significant reduction in the relative percentage interest of current Kratos stockholders in the earnings, voting rights, liquidation value and book and market value of Kratos.

Uncertainty about the merger and diversion of management could harm Kratos and SYS, whether or not the merger is completed.

        In response to the announcement of the merger, existing or prospective customers of Kratos or SYS may delay or defer their procurement or other decisions concerning Kratos or SYS, or they may seek to change their existing business relationship. In addition, as a result of the merger, current and prospective employees could experience uncertainty about their future with Kratos or SYS, and either organization could lose key employees as a result. In addition to retention, these uncertainties may also impair each company's ability to recruit or motivate key personnel. Completion of the merger will also require a significant amount of time and attention from management. The diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Failure to complete the merger could adversely affect Kratos' and SYS's stock prices and their future business and financial results.

        Completion of the merger is conditioned upon, among other things, the receipt of approval of the Kratos and SYS stockholders. There is no assurance that the parties will receive the necessary approvals or satisfy the other conditions to the completion of the merger. Failure to complete the proposed merger would prevent Kratos and SYS from realizing the anticipated benefits of the merger. Each company will also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of each company's common stock may reflect various market assumptions as to whether the merger will occur. Consequently, the failure to complete the merger could result in a significant change in the market price of the common stock of Kratos and SYS.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

        Kratos and SYS expect to incur significant costs associated with completing the merger and combining the operations of the two companies. The exact magnitude of these costs is not yet known. In addition, there may be unanticipated costs associated with the integration. Although Kratos and SYS expect that the elimination of duplicative costs and other efficiencies may offset incremental transaction and merger-related costs over time, these benefits may not be achieved in the near term or at all.

Because SYS's executive officers have interests in seeing the merger completed that are different than those of SYS's other shareholders, these persons may have conflicts of interest in recommending that SYS shareholders vote to adopt and approve the merger agreement.

        Certain of SYS's directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of SYS shareholders generally. This difference of interests stems from the equity and equity-linked securities held by such persons, the change of control severance arrangements covering SYS's executive officers under which such officers are entitled to severance payments and other benefits if their employment is terminated following the merger, and the Kratos obligation under the merger agreement to indemnify SYS's directors and officers following the merger. These and other material interests of the directors and executive officers of SYS in the merger that are different than those of the other SYS shareholders are described under "The Merger—Interests of SYS Directors and Executive Officers" beginning on page 66.

The merger agreement contains provisions that could discourage a potential alternative acquirer that might be willing to pay more to acquire SYS.

        The merger agreement contains "no shop" provisions that restrict SYS's ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, there are only limited exceptions to SYS's agreement that its board of directors will not withdraw or adversely qualify its recommendation regarding the merger agreement. SYS's board of directors is permitted to terminate the merger agreement in response to an unsolicited third party proposal to acquire SYS, which SYS's board of directors determines to be more favorable than the merger with Kratos. However, if SYS or Kratos terminates the merger agreement because SYS has received an acquisition proposal that is deemed more favorable by its board of directors, Kratos will be entitled to collect a $2,394,000 termination fee from SYS. We describe these provisions under "The Merger Agreement—Termination" beginning on page 86 and "—Termination Fees and Expenses" beginning on page 87.

        These provisions could discourage a potential third party acquirer from considering or proposing an alternative acquisition, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential third party acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Resales of shares of Kratos common stock following the merger and additional obligations to issue shares of Kratos common stock by Kratos may cause the market price of Kratos common stock to decrease.

        As of December 31, 2007, Kratos had 78,998,922 shares of common stock outstanding and approximately 8,327,306 shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. Kratos currently expects that it will issue approximately 25.3 million shares of common stock in connection with the merger. The issuance of these new shares of Kratos common stock and the sale of additional shares of Kratos common stock that may become eligible for sale in the public market from time to time upon exercise of options and other equity-linked securities could have the effect of depressing the market price for shares of Kratos common stock.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this Proxy Statement.

        The future results of Kratos may be materially different from those shown in the unaudited pro forma financial statements presented in this Proxy Statement that show only a combination of the historical results of Kratos and SYS. Kratos expects to incur significant costs associated with completing the merger and combining the operations of the two companies, and the exact magnitude of these costs is not yet known. Furthermore, these costs may decrease the capital that Kratos could use for income-earning investments in the future.

The trading price of shares of Kratos common stock after the merger may be affected by factors different from those affecting the price of shares of Kratos common stock or shares of SYS common stock before the merger.

        When the merger is completed, holders of SYS common stock will become holders of Kratos common stock. The results of operations of Kratos, as well as the trading price of Kratos common stock, after the merger may be affected by factors different from those currently affecting Kratos' or SYS's results of operations and the trading price of Kratos common stock or SYS common stock.

Kratos' business could be adversely affected by changes in the contracting or fiscal policies of the federal government and governmental entities.

        Kratos derives a significant portion of Kratos' revenue from contracts with the U.S. Federal Government and government agencies and subcontracts under Federal Government prime contracts, and the success of Kratos' business and growth of Kratos' business will continue to depend on Kratos' successful procurement of government contracts either directly or through prime contractors. Accordingly, changes in government contracting policies or government budgetary constraints could directly affect Kratos' financial performance. Among the factors that could adversely affect Kratos' business are:

  •
  changes in fiscal policies or decreases in available government funding, including budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular;

  •
  the adoption of new laws or regulations or changes to existing laws or regulations;

  •
  changes in political or social attitudes with respect to security and defense issues;

  •
  changes in federal government programs or requirements, including the increased use of small business providers;

  •
  changes in or delays related to government restrictions on the export of defense articles and services;

  •
  potential delays or changes in the government appropriations process; and

  •
  delays in the payment of our invoices by government payment offices.

        These and other factors could cause governments and government agencies, or prime contractors that use Kratos as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have an adverse effect on Kratos' business, financial condition and results of operations. Many of Kratos' government customers are subject to stringent budgetary constraints. The award of additional contracts from government agencies could be adversely affected by spending reductions or budget cutbacks at these agencies.

Kratos derives a substantial amount of revenues from the sale of its solutions either directly or indirectly to U.S. government entities pursuant to government contracts, which differ materially from standard commercial contracts, involve competitive bidding and may be subject to cancellation or delay without penalty, any of which may produce volatility in Kratos' revenues and earnings.

        Government contracts frequently include provisions that are not standard in private commercial transactions, and are subject to laws and regulations that give the Federal Government rights and remedies not typically found in commercial contracts, including provisions permitting the federal government to:

  •
  terminate Kratos' existing contracts;

  •
  reduce potential future income from Kratos' existing contracts;

  •
  modify some of the terms and conditions in Kratos' existing contracts;

  •
  suspend or permanently prohibit Kratos from doing business with the federal government or with any specific government agency;

  •
  impose fines and penalties;

  •
  subject Kratos to criminal prosecution;

  •
  suspend work under existing multiple year contracts and related task orders if the necessary funds are not appropriated by Congress;

  •
  decline to exercise an option to extend an existing multiple year contract; and

  •
  claim rights in technologies and systems invented, developed or produced by Kratos.

        In addition, government contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted and typically impose provisions that permit cancellation in the event that necessary funds are unavailable to the public agency. Competitive procurements impose substantial costs and managerial time and effort in order to prepare bids and proposals for contracts that may not be awarded to Kratos. In many cases, unsuccessful bidders for government agency contracts are provided the opportunity to formally protest certain contract awards through various agency, administrative and judicial channels. The protest process may substantially delay a successful bidder's contract performance, result in cancellation of the contract award entirely and distract management. Kratos may not be awarded contracts for which Kratos bids, and substantial delays or cancellation of purchases may follow Kratos' successful bids as a result of such protests.

        Certain of Kratos' government contracts also contain "organizational conflict of interest" clauses that could limit Kratos' ability to compete for certain related follow-on contracts. For example, when Kratos works on the design of a particular solution, Kratos may be precluded from competing for the contract to install that solution. While Kratos actively monitors Kratos' contracts to avoid these conflicts, Kratos cannot guarantee that Kratos will be able to avoid all organizational conflict of interest issues.

A significant number of Kratos' customers are government agencies which are subject to unique political and budgetary constraints and have special contracting requirements that may affect Kratos' ability to obtain other new government customers.

        A significant number of Kratos' customers are government agencies, principally DoD agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that frequently occur in the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed.

Kratos faces intense competition from many competitors that have greater resources than Kratos does, which could result in price reductions, reduced profitability or loss of market share.

        Kratos operates in highly competitive markets and generally encounters intense competition to win contracts from many other firms, including mid-tier federal contractors with specialized capabilities and large defense and IT services providers. Competition in Kratos' markets may increase as a result of a number of factors, such as the entrance of new or larger competitors, including those formed through alliances or consolidation. These competitors may have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than Kratos does. These competitors could, among other things:

  •
  divert sales from Kratos by winning very large-scale government contracts, a risk that is enhanced by the recent trend in government procurement practices to bundle services into larger contracts;

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  force Kratos to charge lower prices; or

  •
  adversely affect Kratos' relationships with current clients, including Kratos' ability to continue to win competitively awarded engagements in which Kratos is the incumbent.

        If Kratos loses business to Kratos' competitors or is forced to lower Kratos' prices, Kratos' revenue and Kratos' operating profits could decline. In addition, Kratos may face competition from Kratos' subcontractors who, from time-to-time, seek to obtain prime contractor status on contracts for which they currently serve as a subcontractor to Kratos. If one or more of our current subcontractors are awarded prime contractor status on such contracts in the future, it could divert sales from Kratos or could force Kratos to charge lower prices, which could cause Kratos' margins to suffer.

Recent acquisitions and potential future acquisitions could prove difficult to integrate, disrupt Kratos' business, dilute stockholder value and strain Kratos' resources.

        Kratos has completed several acquisitions of complementary businesses in recent years, including Kratos' October 2006 acquisition of Madison Research Technology Corporation and December 2007 acquisition of Haverstick Consulting, Inc. Kratos currently expects the merger with SYS to close by the end of the second quarter of 2008 upon receipt of the required stockholder approvals. However, the merger may not close as expected, and the anticipated synergies from the acquisition may not be fully realized or may take longer to realize than expected. The success of the merger with SYS will depend in part on the success in integrating the operations, technologies and personnel of SYS. The failure to successfully integrate the operations of the two companies or otherwise to realize any of the anticipated benefits of the acquisition could seriously harm Kratos' results of operations.

        Kratos continually evaluates opportunities to acquire new businesses as part of Krato's ongoing strategy, and Kratos may in the future acquire additional companies that Kratos believes could compliment or expand Kratos' business or increase Kratos' customer base. Kratos may not be able to identify suitable acquisition candidates at prices that Kratos considers appropriate. If Kratos does identify an appropriate acquisition candidate, Kratos may not be able to successfully negotiate the terms of the acquisition or finance the acquisition on terms that are satisfactory to Kratos. Negotiations of potential acquisitions and the integration of acquired business operations could disrupt Kratos' business by diverting management attention from day-to-day operations. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Kratos may encounter increased competition for acquisitions, which may increase the price of Kratos' acquisitions. Acquisitions involve numerous risks, including:

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  difficulties in integrating operations, technologies, accounting and personnel;

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  difficulties in supporting and transitioning customers of acquired companies;

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  difficulties or delays in transitioning federal government contracts pursuant to federal acquisition regulations;

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  diversion of financial and management resources from existing operations;

  •
  potential loss of key employees;

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  federal acquisition regulations may require us to enter into government novation agreements, a potentially time-consuming process; and

  •
  inability to generate sufficient revenue to offset acquisition costs.

        Acquired companies may have liabilities or adverse operating issues that Kratos fails to discover through due diligence prior to the acquisition. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to the federal government or other clients, Kratos, as the successor owner, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if Kratos finances acquisitions by issuing convertible debt or equity securities, Kratos' existing stockholders may be diluted, which could affect the market price of Kratos' stock. As a result, if Kratos fails to properly evaluate acquisitions or investments, Kratos may not achieve the anticipated benefits of any such acquisitions, and Kratos may incur costs in excess of what Kratos anticipates.

Kratos agreed to indemnify acquirers of Kratos' divested operations against specified losses in connection with the sale of these operations, and any demands for indemnification may result in expenses Kratos does not anticipate and distract the attention of Kratos' management from Kratos' continuing businesses.

        Kratos agreed to indemnify acquirers of Kratos' divested operations against specified losses in connection with their sale and generally retain responsibility for various legal liabilities that accrued prior to closing. Kratos also made representations and warranties to these acquirers about the condition of the divested businesses and agreed to working capital adjustment provisions that could obligate it to make substantial payments to some of these acquirers. If any acquirer makes an indemnification claim because it has suffered a loss or a third party has commenced an action against the divested business or if Kratos is required to make payments in settlement of working capital adjustments, Kratos may incur substantial expenses resolving such claims or defending against the third party action, which would harm Kratos' operating results. In addition, Kratos' ability to defend itself may be impaired because Kratos' former employees are now employees of the acquirer or other companies, and Kratos' management may have to devote a substantial amount of time to resolving the claim. In addition, these indemnity claims may divert management attention from responsibilities related to the daily ongoing concerns of the business. In addition, Kratos may be required to expend substantial resources trying to determine which party has responsibility for the claim, even if Kratos is ultimately found to be not responsible.

A preference for minority-owned, small and small disadvantaged businesses could impact Kratos' ability to be a prime contractor on certain governmental procurements.

        As a result of an SBA set-aside program, the Federal Government may decide to restrict certain procurements to bidders that qualify as minority-owned, small or small disadvantaged businesses. As a result, Kratos would not be eligible to perform as a prime contractor on those programs and would be restricted to a maximum of 49% of the work as a subcontractor on those programs. An increase in the amount of procurements under the SBA set-aside program may impact Kratos' ability to bid on new procurements or restrict Kratos' ability to recompete on incumbent work that is placed in the set-aside program.

Kratos' financial results may vary significantly from quarter to quarter.

        Kratos expects Kratos' revenue and operating results to vary from quarter to quarter. Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. Kratos may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. Kratos may also incur additional expenses when contracts expire, are terminated or are not renewed.

        In addition, payments due to Kratos from federal government agencies may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The Federal Government's fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, Kratos' clients may have to suspend engagements that Kratos is working on until a budget has been approved. Any such suspensions may reduce Kratos' revenue in the fourth quarter of that year or the first quarter of the subsequent year. The federal government's fiscal year end can also trigger increased purchase requests from clients for equipment and materials. Any increased purchase requests Kratos receives as a result of the federal government's fiscal year end would serve to increase Kratos' third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as Kratos' typical offerings.

        Additional factors that may cause Kratos' financial results to fluctuate from quarter to quarter include those addressed elsewhere in these Risk Factors and the following, among others:

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  the terms of customer contracts that affect the timing of revenue recognition;

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  variability in demand for Kratos' services and solutions;

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  commencement, completion or termination of contracts during any particular quarter;

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  timing of award or performance incentive fee notices;

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  timing of significant bid and proposal costs;

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  variable purchasing patterns under the GSA Schedule 70 Contracts, government wide acquisition contracts, which we refer to as GWACs, blanket purchase agreements and other indefinite delivery/indefinite quantity contracts;

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  restrictions on and delays related to the export of defense articles and services;

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  costs related to ongoing government inquiries;

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  strategic decisions by Kratos or Kratos' competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

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  strategic investments or changes in business strategy;

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  changes in the extent to which we use subcontractors;

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  seasonal fluctuations in Kratos' staff utilization rates;

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  changes in Kratos' effective tax rate including changes in Kratos' judgment as to the necessity of the valuation allowance recorded against Kratos' deferred tax assets; and

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  the length of sales cycles.

        Significant fluctuations in Kratos' operating results for a particular quarter could cause Kratos to fall out of compliance with the financial covenants contained in Kratos' credit facility, which if not waived by the lender, could restrict Kratos' access to capital and cause Kratos to take extreme measures to pay down Kratos' debt under the credit facility. In addition, fluctuations in Kratos' financial results could cause Kratos' stock price to decline.

If Kratos fails to establish and maintain important relationships with government entities and agencies and other government contractors, Kratos' ability to bid successfully for new business may be adversely affected.

        To develop new business opportunities, Kratos primarily relies on establishing and maintaining relationships with various government entities and agencies. Kratos may be unable to successfully maintain our relationships with government entities and agencies, and any failure to do so could materially adversely affect Kratos' ability to compete successfully for new business. In addition, Kratos often acts as a subcontractor or in "teaming" arrangements in which Kratos and other contractors bid together on particular contracts or programs for the federal government or government agencies. As a subcontractor or team member, Kratos often lacks control over fulfillment of a contract, and poor performance on the contract could tarnish Kratos' reputation, even when Kratos performs as required. Kratos expects to continue to depend on relationships with other contractors for a portion of Kratos' revenue in the foreseeable future. Moreover, Kratos' revenue and operating results could be materially adversely affected if any prime contractor or teammate chooses to offer a client services of the type that Kratos provides or if any prime contractor or teammate teams with other companies to independently provide those services.

Kratos derives a significant portion of Kratos' revenues from a limited number of customers.

        Kratos has derived, and believes that it will continue to derive, a significant portion of Kratos' revenues from a limited number of customers. To the extent that any significant customer uses less of Kratos' services or terminates its relationship with Kratos, our revenues could decline significantly. As a result, the loss of any significant client could seriously harm our business. For the fiscal year ended December 31, 2007, two customers comprised approximately 60% and 44% of Kratos' federal business revenues and total revenues, respectively, and Kratos' five largest customers accounted for approximately 84% and 62% of Kratos' total federal business revenues and total revenues, respectively. None of Kratos' customers are obligated to purchase additional services from Kratos. As a result, the volume of work that Kratos performs for a specific customer is likely to vary from period to period, and a significant client in one period may not use Kratos' services in a subsequent period.

Kratos' margins and operating results may suffer if Kratos experience unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in Kratos' total contract mix.

        Although fixed-price contracts entail a greater risk of a reduced profit or financial loss on a contract compared to other types of contracts Kratos enters into, fixed-price contracts typically provide higher profit opportunities because Kratos may be able to benefit from cost savings. In contrast, cost-plus-fee contracts are subject to statutory limits on profit margins, and generally are the least profitable of Kratos' contract types. Kratos' federal government customers typically determine what type of contract Kratos enters into. Cost-plus-fee and fixed-price contracts in Kratos' federal business accounted for approximately 27% and 50%, respectively, of Kratos' federal business revenues for the fiscal year ended March 30, 2008. To the extent that Kratos enters into more cost-plus-fee or less fixed-price contracts in proportion to Kratos' total contract mix in the future, Kratos' margins and operating results may suffer.

The Federal Government may revise its procurement or other practices in a manner adverse to Kratos.

        The Federal Government may revise its procurement practices or adopt new contracting rules and regulations, such as cost accounting standards. It could also adopt new contracting methods relating to GSA contracts, MACs or other government-wide contracts, or adopt new standards for contract awards intended to achieve certain social or other policy objectives, such as establishing new set-aside programs for small or minority-owned businesses. In addition, the Federal Government may face restrictions from new legislation or regulations, as well as pressure from government employees and their unions, on the nature and amount of services the Federal Government may obtain from private contractors. These changes could impair Kratos' ability to obtain new contracts or contracts under which Kratos currently performs when those contracts are put up for recompetition bids. Any new contracting methods could be costly or administratively difficult for Kratos to implement, and, as a result, could harm Kratos' operating results.

Kratos' cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.

        Kratos provides various professional services and sometimes procure equipment and materials on behalf of our federal government customers under various contractual arrangements. From time to time, in order to ensure that Kratos satisfies Kratos' customers' delivery requirements and schedules, Kratos may elect to initiate procurement in advance of receiving final authorization from the government customer or a prime contractor. If Kratos' government or prime contractor customers' requirements should change or if the government or the prime contractor should direct the anticipated procurement to a contractor other than Kratos or if the equipment or materials become obsolete or require modification before Kratos is under contract for the procurement, Kratos' investment in the equipment or materials might be at risk if Kratos cannot efficiently resell them. This could reduce anticipated earnings or result in a loss, negatively affecting Kratos' cash flow and profitability.

Loss of Kratos' GSA contracts or GWACs would impair Kratos' ability to attract new business.

        Kratos is a prime contractor under several GSA contracts and GWAC schedule contracts. Kratos believes that Kratos' ability to provide services under these contracts will continue to be important to our business because of the multiple opportunities for new engagements each contract provides. If Kratos were to lose Kratos' position as prime contractor on one or more of these contracts, Kratos could lose substantial revenues and our operating results could suffer. GSA contracts and other GWACs typically have a one or two-year initial term with multiple options exercisable at the government client's discretion to extend the contract for one or more years. Kratos cannot be assured that Kratos' government clients will continue to exercise the options remaining on Kratos' current contracts, nor can Kratos be assured that Kratos' future clients will exercise options on any contracts Kratos may receive in the future.

Failure to properly manage projects may result in additional costs or claims.

        Kratos' engagements often involve large scale, highly complex projects. The quality of Kratos' performance on such projects depends in large part upon our ability to manage the relationship with Kratos' customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and Kratos' own personnel, in a timely manner. Any defects or errors or failure to meet clients' expectations could result in claims for substantial damages against us. Kratos' contracts generally limit Kratos' liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to Kratos' clients. However, Kratos cannot be sure that these contractual provisions will protect Kratos from liability for damages in the event Kratos is sued. In addition, in certain instances, Kratos guarantees customers that Kratos will complete a project by a scheduled date. If the project experiences a performance problem, Kratos may not be able to recover the additional costs Kratos will incur, which could exceed revenues realized from a project. Finally, if Kratos underestimates the resources or time Kratos needs to complete a project with capped or fixed fees, Kratos' operating results could be seriously harmed.

The loss of any member of Kratos' senior management could impair Kratos' relationships with federal government clients and disrupt the management of Kratos' business.

        Kratos believes that the success of Kratos' business and Kratos' ability to operate profitably depends on the continued contributions of the members of Kratos' senior management. Kratos relies on Kratos' senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of Kratos' senior management team have established and maintain with federal government personnel contribute to Kratos' ability to maintain strong client relationships and to identify new business opportunities. Kratos does not have any employment agreements providing for a specific term of employment with any member of Kratos' senior management. The loss of any member of Kratos' senior management could impair Kratos' ability to identify and secure new contracts, to maintain good client relations and to otherwise manage Kratos' business.

If Kratos fail to attract and retain skilled employees or employees with the necessary security clearances, Kratos might not be able to perform under Kratos' contracts or win new business.

        The growth of Kratos' business and revenue depends in large part upon Kratos' ability to attract and retain sufficient numbers of highly qualified individuals who have advanced information technology and/or engineering skills. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. Certain federal government contracts require Kratos, and some of Kratos' employees, to maintain security clearances. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. In addition, some of Kratos' contracts contain provisions requiring Kratos to staff an engagement with personnel that the client considers key to Kratos' successful performance under the contract. In the event Kratos is unable to provide these key personnel or acceptable substitutions, the client may terminate the contract and Kratos may lose revenue.

        If Kratos is unable to recruit and retain a sufficient number of qualified employees, Kratos' ability to maintain and grow our business could be limited. In a tight labor market, our direct labor costs could increase or Kratos may be required to engage large numbers of subcontractor personnel, which could cause our profit margins to suffer. Conversely, if Kratos maintains or increases Kratos' staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, Kratos may underutilize the additional personnel, which would increase Kratos' general and administrative expenses, reduce Kratos' earnings and possibly harm Kratos' results of operations.

If Kratos' subcontractors fail to perform their contractual obligations, Kratos' performance and reputation as a prime contractor and Kratos' ability to obtain future business could suffer.

        As a prime contractor, Kratos often relies upon other companies to perform work Kratos is obligated to perform for Kratos' clients as subcontractors. As Kratos secures more work under our GWAC vehicles, Kratos expects to require an increasing level of support from subcontractors that provide complementary and supplementary services to Kratos' offerings. Depending on labor market conditions, Kratos may not be able to identify, hire and retain sufficient numbers of qualified employees to perform the task orders Kratos expects to win. In such cases, Kratos will need to rely on subcontracts with unrelated companies. Moreover, even in favorable labor market conditions, Kratos anticipates entering into more subcontracts in the future as Kratos expand Kratos' work under Kratos' GWACs. Kratos is responsible for the work performed by Kratos' subcontractors, even though in some cases Kratos has limited involvement in that work.

        If one or more of Kratos' subcontractors fail to satisfactorily perform the agreed-upon services on a timely basis or violate federal government contracting policies, laws or regulations, Kratos' ability to perform Kratos' obligations as a prime contractor or meet Kratos' clients' expectations may be compromised. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a client terminating Kratos' contract for default. A termination for default could expose Kratos to liability, including liability for the agency's costs of reprocurement, could damage Kratos' reputation and could hurt Kratos' ability to compete for future contracts.

Kratos' failure to comply with complex procurement laws and regulations could cause Kratos to lose business and subject Kratos to a variety of penalties.

        Kratos must comply with laws and regulations relating to the formation, administration and performance of federal government contracts, which affect how Kratos does business with Kratos'

clients and may impose added costs on Kratos. In addition, the federal government, including the Defense Contract Audit Agency, which we refer to as the DCAA, audits and reviews Kratos' performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. The DCAA reviews a contractor's internal control systems and policies, including the contractor's purchasing, property, estimating, compensation and management information systems, and the contractor's compliance with such policies. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. Adverse findings in a DCAA audit could materially affect Kratos' competitive position and result in a substantial adjustment to Kratos' revenue and profit.

Accuracy of indirect billing rates is critical.

        Kratos' provisional indirect billing rates are approved at least annually by the Defense Contract Management Agency, which we refer to as the DCMA after being reviewed by the DCAA. These rates can differ from Kratos' actual indirect rates. Kratos budgets to have our actual indirect rates as close as possible to Kratos' government approved indirect rates at fiscal year end. Throughout the year, management assesses how these rates compare to forecasted rates for the year. If a variance is expected to exceed the amount to be billed, provisions for such variance are recognized at that time.

        For interim reporting purposes, Kratos applies overhead and selling, general and administrative expenses as a percentage of direct contract costs based on annual budgeted indirect expense rates. To the extent actual expenses for an interim period are greater than the budgeted rates, the variance is deferred if management believes it is probable that the variance will be absorbed by planned contract activity. This probability assessment includes projecting whether future indirect costs will be sufficiently less than the annual budgeted rates or can be absorbed by seeking increased billing rates applied on cost-plus-fee contracts. At the end of each interim reporting period, management assesses the recoverability of any amount deferred to determine if any portion should be charged to expense. In assessing the recoverability of variances deferred, management takes into consideration estimates of the amount of direct labor and other direct costs to be incurred in future interim periods, the feasibility of modifications for provisional billing rates, and the likelihood that an approved increase in provisional billing rates can be passed along to a customer. If assumptions about the probability of recovering deferred variances change, deferred amounts could be expensed and such expenses could have a material adverse effect on the results of operations.

The commercial business arena in which Kratos operates has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

        Other than the technical skills required in our commercial business, the barriers to entry in this area are relatively low. Kratos does not have any intellectual property rights in this segment of Kratos' business to protect Kratos' methods and business start-up costs do not pose a significant barrier to entry. The success of Kratos' commercial business is dependent on Kratos' employees, customer relations and the successful performance of Kratos' services. If we face increased competition as a result of new entrants in Kratos' markets, Kratos could experience reduced operating margins and loss of market share and brand recognition.

If Kratos experiences systems or service failure, Kratos' reputation could be harmed and Kratos' clients could assert claims against Kratos for damages or refunds.

        Kratos creates, implements and maintains IT solutions that are often critical to Kratos' clients' operations. We have experienced, and may in the future experience, some systems and service failures, schedule or delivery delays and other problems in connection with Kratos' work. If Kratos experiences these problems, Kratos may:

  •
  lose revenue due to adverse client reaction;

  •
  be required to provide additional services to a client at no charge;

  •
  receive negative publicity, which could damage Kratos' reputation and adversely affect Kratos' ability to attract or retain clients; and

  •
  suffer claims for substantial damages.

        In addition to any costs resulting from product or service warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenue if clients postpone subsequently scheduled work or cancel, or fail to renew, contracts.

        While many of Kratos' contracts limit our liability for consequential damages that may arise from negligence in rendering services to Kratos' clients, Kratos cannot assure you that these contractual provisions will be legally sufficient to protect Kratos if Kratos is sued. In addition, our errors and omissions and product liability insurance coverage may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against Kratos could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to Kratos' management and may harm Kratos' reputation.

Security breaches in sensitive federal government systems could result in the loss of clients and negative publicity.

        Many of the systems Kratos develops, installs and maintains involve managing and protecting information involved in intelligence, national security and other sensitive or classified federal government functions. A security breach in one of these systems could cause serious harm to Kratos' business, damage Kratos' reputation and prevent Kratos from being eligible for further work on sensitive or classified systems for federal government clients. Kratos could incur losses from such a security breach that could exceed the policy limits under Kratos' errors and omissions and product liability insurance. Damage to Kratos' reputation or limitations on Kratos' eligibility for additional work resulting from a security breach in one of the systems Kratos develops, installs and maintains could materially reduce Kratos' revenue.

Kratos' employees may engage in misconduct or other improper activities, which could cause Kratos to lose contracts.

        Kratos is exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities or falsifying time records. Employee misconduct could also involve the improper use of Kratos' clients' sensitive or classified information, which could result in regulatory sanctions against Kratos and serious harm to Kratos' reputation and could result in a loss of contracts and a reduction in revenues. It is not always possible to deter employee misconduct, and the precautions Kratos takes to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could cause Kratos to lose contracts or cause a reduction in revenues.

Kratos' business is dependent upon Kratos' ability to keep pace with the latest technological changes.

        The market for Kratos' services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost effective way to these technological developments would result in serious harm to Kratos' business and operating results. Kratos has derived, and Kratos expects to continue to derive, a substantial portion of Kratos' revenues from providing innovative engineering services and technical solutions that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, Kratos' success will depend, in part, on Kratos' ability to develop and market service offerings that respond in a timely manner to the technological advances of Kratos' customers, evolving industry standards and changing client preferences.

If Kratos is unable to manage its growth, Kratos' business could be adversely affected.

        Sustaining Kratos' growth has placed significant demands on Kratos' management, as well as on Kratos' administrative, operational and financial resources. For Kratos to continue to manage its growth, Kratos must continue to improve its operational, financial and management information systems and expand, motivate and manage its workforce. If Kratos is unable to manage Kratos' growth while maintaining its quality of service and profit margins, or if new systems that Kratos implements to assist in managing Kratos' growth do not produce the expected benefits, Kratos' business, prospects, financial condition or operating results could be adversely affected.

Kratos may be harmed by intellectual property infringement claims and Kratos' failure to protect Kratos' intellectual property could enable competitors to market products and services with similar features.

        Kratos may become subject to claims from Kratos' employees or third parties who assert that software and other forms of intellectual property that Kratos uses in delivering services and solutions to its clients infringe upon intellectual property rights of such employees or third parties. Kratos' employees develop some of the software and other forms of intellectual property that Kratos uses to provide its services and solutions to its clients, but Kratos also licenses technology from other vendors. If Kratos' employees, vendors, or other third parties assert claims that Krato or its clients are infringing on their intellectual property rights, Kratos could incur substantial costs to defend those claims. If any of these infringement claims are ultimately successful, Kratos could be required to cease selling or using products or services that incorporate the challenged software or technology, obtain a license or additional licenses from Kratos' employees, vendors, or other third parties, or redesign our products and services that rely on the challenged software or technology.

        Kratos attempts to protect its trade secrets by entering into confidentiality and intellectual property assignment agreements with third parties, its employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to Kratos. In addition, others may independently discover Kratos' trade secrets and proprietary information and in such cases Kratos could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using Kratos' trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. If Kratos is unable to protect its intellectual property, its competitors could market services or products similar to its services and products, which could reduce demand for Kratos' offerings. Any litigation to enforce Kratos' intellectual property rights, protect its trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success. See "Legal Proceedings" on page 94 for additional information.

The matters relating to Kratos' internal review of its stock option granting practices and the restatement of its financial statements have exposed Kratos to civil litigation claims, regulatory proceedings and government proceedings which could have a material adverse effect on Kratos.

        In the summer of 2006, Kratos' current executive management team, which has been in place since 2004, initiated an investigation of Kratos' past stock option granting practices, which we refer to as the Equity Award Review, in reaction to media reports regarding stock option granting practices of public companies. The Equity Award Review was conducted with oversight from the Board and assistance from Kratos' outside counsel. In February 2007, the Board appointed a Special Committee of the Board to review the adequacy of the Equity Award Review and the recommendations of management regarding historical option granting practices, and to make recommendations and findings regarding those practices and individual conduct. The Special Committee was not charged with making, and did not make, any evaluation of the accounting determinations or tax adjustments. The Special Committee was comprised of a non-employee director who had not served on the Compensation Committee before 2005.

        The Equity Award Review encompassed all grants of options to purchase shares of Kratos' common stock and other equity awards made since two months prior to our IPO in November 1999 through December 2006. Kratos also reviewed all option grants that were entered into its stock option database, which is known as Equity Edge, after its IPO with a grant date before November 1999, as well as other substantial grants issued prior to its IPO, consisting of more than 14,000 grants. Kratos further reviewed all option grants with a grant date that preceded an employee's date of hire. As part of the review, interviews of 18 current and former officers, directors, employees and attorneys were conducted, and more than 40 million pages of electronic and hard copy documents were searched for relevant information. The Special Committee also conducted its own separate review of the option granting practices during the tenure of current executive management team through additional interviews and document collection and review with the assistance of its own separate counsel and FTI Consulting.

        The Equity Award Review established the absence of contemporaneous evidence supporting a substantial number of the previously-recorded option grants, substantially all of which were made in the period from 1998 through late 2003. During this period of time, in some instances, documents, data and interviews suggest that option grants were prepared or finalized days or, in some cases, weeks or months after the option grant date recorded in Kratos' books. The affected grants include options issued to certain newly-hired employees but dated prior to their employment start dates and options issued to non-employees, including advisors to the Board erroneously designated as employees. The Special Committee also concluded that certain former employees and former officers participated in making improper option grants, including the selection of grant dates with the benefit of hindsight and in the deferral of the recording of otherwise approved option grants.

        In light of the Equity Award Review, the Audit Committee of Kratos' Board concluded that Kratos' prior financial statements for periods from 1998 through Kratos' filing of interim financial statements for the period ended September 30, 2006, could no longer be relied upon and must be restated. Kratos' management determined that, from fiscal year 1998 through fiscal year 2005, Kratos had unrecorded non-cash equity-based compensation charges associated with its equity incentive plans. These charges are material to Kratos' financial statements for the years ended December 31, 1998 through 2005, the periods to which such charges would have related. Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q affected by the restatements have not been and will not be amended and should not be relied upon. Kratos' Annual Report on Form 10-K filed on September 11, 2007 superseded and replaced in their entirety all of Kratos' previously issued financial statements and related reports filed with the Securities and Exchange Commission.

        Kratos' past stock option granting practices and the restatement of its prior financial statements have exposed and may continue to expose Kratos to greater risks associated with litigation, regulatory proceedings and government inquiries and enforcement actions. As described in "Legal Proceedings" on page 94, several derivative complaints have been filed in state and federal courts against Kratos' current directors, some of its former directors and some of its current and former executive officers pertaining to allegations relating to stock option grants. The SEC also initiated an informal inquiry into Kratos' historical stock option granting practices and Kratos received a subpoena from the United States Attorney's Office for the Southern District of California for the production of documents relating to its historical stock option granting practices. On April 1, 2008, the SEC notified Kratos that it had completed its informal investigation and that it did not intend to recommend any enforcement action by the SEC against the company. Kratos is cooperating with the United States Attorney's Office for the Southern District of California, and expects to continue to do so.

        The period of time necessary to resolve the U.S. Attorney's inquiry is uncertain, and Kratos cannot predict the outcome or whether Kratos will face additional government inquiries, investigations or other actions related to its historical stock option grant practices. Subject to certain limitations, Kratos is obligated to indemnify its current and former directors, officers and employees in connection with the investigation of its historical stock option practices, the pending DOJ and recently concluded SEC inquiries and any future government inquiries, investigations or actions. These inquiries could require Kratos to expend significant management time and incur significant legal and other expenses, and could result in civil and criminal actions seeking, among other things, injunctions against Kratos and the payment of significant fines and penalties by Kratos, which could have a material adverse effect on its financial condition, business, results of operations and cash flow.

        If a Federal Government investigation uncovers improper or illegal activities, including any potential improper or illegal activities related to Kratos' stock option review or related matters, Kratos may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, Kratos could suffer serious harm to its reputation and competitive position if allegations of impropriety were made against it, whether or not true. If Kratos' reputation or relationship with Federal Government agencies were impaired, or if the Federal Government otherwise ceased doing business with Kratos or significantly decreased the amount of business it does with Kratos, Kratos' revenue and operating profit would decline.

If Kratos fails to maintain an effective system of internal controls, Kratos may not be able to accurately report Kratos' financial results or prevent fraud.

        Effective internal controls are necessary for Kratos to provide reliable financial reports. If Kratos cannot provide reliable financial reports, Kratos' operating results could be misstated, Kratos' reputation may be harmed and the trading price of Kratos' stock could be negatively affected. Kratos' management has concluded that there are no material weaknesses in Kratos' internal controls over financial reporting as of December 31, 2007. However, there can be no assurance that Kratos' controls over financial processes and reporting will be effective in the future or that additional material weaknesses or significant deficiencies in Kratos' internal controls will not be discovered in the future. Any failure to remediate any future material weaknesses or implement required new or improved controls, or difficulties encountered in their implementation, could harm Kratos' operating results, cause Kratos to fail to meet Kratos' reporting obligations or result in material misstatements in Kratos' financial statements or other public disclosures. Inferior internal controls could also cause investors to lose confidence in Kratos' reported financial information, which could have a negative effect on the trading price of Kratos' stock. In addition, from time to time we acquire businesses which could have limited infrastructure and systems of internal controls. Performing assessments of internal controls, implementing necessary changes, and maintaining an effective internal controls process is costly and requires considerable management attention, particularly in the case of newly acquired entities.

Kratos may need additional capital in the future to fund the growth of Kratos' business, and financing may not be available.

        Kratos currently anticipates that Kratos' available capital resources, including Kratos' credit facility and operating cash flows, will be sufficient to meet Kratos' expected working capital and capital expenditure requirements for at least the next 12 months. However, such resources may not be sufficient to fund the long-term growth of Kratos' business or the expenses associated with the ongoing litigation, litigation settlements and government inquiries. In particular, Kratos may experience a negative operating cash flow due to billing milestones and project timelines in certain of Kratos' contracts.

        Kratos may raise additional funds through public or private debt or equity financings if such financings become available on favorable terms or Kratos may expand Kratos' credit facility to fund future acquisitions and for general corporate purposes. However, due to the current challenges in the lending markets, Kratos can provide no assurance that the lender would agree to extend additional or continuing credit under that facility. Kratos could fall out of compliance with financial and other covenants contained in Kratos' credit facility which, if not waived, would restrict Kratos' access to capital and could require Kratos to pay down Kratos' existing debt under the credit facility. Any new financing or offerings would likely dilute Kratos' stockholders' equity ownership. In addition, additional financing may not be available on terms favorable to Kratos, or at all. If adequate funds are not available or are not available on acceptable terms, Kratos may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to competitive pressures. In any such case, Kratos' business, operating results or financial condition could be materially adversely affected.

Kratos' ability to make payments on Kratos' debt will be contingent on Kratos' future operating performance, which will depend on a number of factors that are outside of Kratos' control.

        Kratos' debt service obligations are estimated to be approximately $11 million to $13 million in 2008, including approximately $2.6 million of principal repayments. This debt service may have an adverse impact on Kratos' earnings and cash flow, which could in turn negatively impact Kratos' stock price.

        Kratos' ability to make principal and interest payments on Kratos' debt is contingent on Kratos' future operating performance, which will depend on a number of factors, many of which are outside of Kratos' control. The degree to which Kratos is leveraged could have other important negative consequences, including the following:

  •
  Kratos must dedicate a substantial portion of Kratos' cash flows from operations to the payment of Kratos' indebtedness, reducing the funds available for future working capital requirements, capital expenditures, acquisitions or other general corporate requirements;

  •
  a significant portion of Kratos' borrowings are, and will continue to be, at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

  •
  Kratos may be more vulnerable to a downturn in the industries in which Kratos operates or a downturn in the economy in general;

  •
  Kratos may be limited in Kratos' flexibility to plan for, or react to, changes in Kratos' businesses and the industries in which Kratos operates;

  •
  Kratos may be placed at a competitive disadvantage compared to Kratos' competitors that have less debt;

  •
  Kratos may determine it to be necessary to dispose of certain assets or one or more of Kratos' businesses to reduce Kratos' debt; and

  •
  Kratos' ability to borrow additional funds in excess of Kratos' current financing may be limited.

        Kratos may not generate sufficient cash flow from operations and future borrowings may not be available in amounts sufficient to enable Kratos to pay Kratos' indebtedness or to fund Kratos' other liquidity needs. Moreover, Kratos may need to refinance all or a portion of Kratos' indebtedness on or before maturity. In such a case, Kratos cannot make assurances that Kratos will be able to refinance any of Kratos' indebtedness on commercially reasonable terms or at all. If Kratos are unable to make scheduled debt payments or comply with the other provisions of Kratos' debt instruments, Kratos' various lenders may be permitted under certain circumstances to accelerate the maturity of the indebtedness owed to them and exercise other remedies provided for in those instruments and under applicable law.

Kratos is subject to restrictive debt covenants pursuant to Kratos' indebtedness. These covenants may restrict Kratos' ability to finance Kratos' business and, if Kratos does not comply with the covenants or otherwise default under them, Kratos may not have the funds necessary to pay all amounts that could become due and the lenders could foreclose on substantially all of Kratos' assets.

        Kratos' indebtedness contains covenants that, among other things, significantly restricts and, in some cases, effectively eliminates Kratos' ability and the ability of Kratos' subsidiaries to:

  •
  incur additional debt;

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  create or incur liens;

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  secure performance bonds by letters of credit, thereby limiting the amount of work Kratos may bid on or perform;

  •
  pay dividends or make other equity distributions to Kratos' stockholders;

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  make investments;

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  sell assets;

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  issue or become liable on a guarantee;

  •
  create or acquire new subsidiaries;

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  effect a merger or consolidation of, or sell all or substantially all of our assets; and

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  raise capital via equity securities.

        In addition, Kratos must comply with certain financial covenants. In the event Kratos fails to meet any of such covenants and is unable to cure such breach or otherwise renegotiate such covenants, Kratos' lenders would have significant rights to deny future access to liquidity and/or seize control of substantially all of Kratos' assets. The material financial covenants with which Kratos must comply include a maximum first lien leverage ratio, a maximum total leverage ratio, a minimum liquidity ratio, a minimum fixed charge coverage ratio, and a minimum consolidated EBITDA.

        The covenants contained in Kratos' indebtedness and any credit agreement governing future debt may significantly restrict Kratos' future operations. Furthermore, upon the occurrence of any event of default, Kratos' lenders could elect to declare all amounts outstanding under such agreements, together with accrued interest, to be immediately due and payable. If those lenders were to accelerate the payment of those amounts, Kratos' assets may not be sufficient to repay those amounts in full.

        Kratos is also subject to interest rate risk due to Kratos' indebtedness at variable interest rates, based on a base rate or LIBOR plus an applicable margin. Shifts in interest rates could have a material adverse effect on Kratos.

Kratos may be required to prepay Kratos' indebtedness prior to its stated maturity, which may limit Kratos' ability to pursue business opportunities.

        Pursuant to the terms of certain of Kratos' indebtedness, in certain instances Kratos is required to prepay outstanding indebtedness prior to its stated maturity date. Specifically, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings may have to be used to pay down indebtedness and may not be reborrowed. These prepayment provisions may limit Kratos' ability to utilize this cash flow to pursue business opportunities.

Kratos' stock price may be volatile, which may result in lawsuits against Kratos and Kratos' officers and directors.

        The stock market in general and the stock prices of government services companies in particular, have experienced volatility that has often been unrelated to or disproportionate to the operating performance of those companies. The market price of Kratos' common stock has fluctuated in the past and is likely to fluctuate in the future. Factors which could have a significant impact on the market price of Kratos' common stock include, but are not limited to, the following:

  •
  quarterly variations in operating results;

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  announcements of new services by Kratos or Kratos' competitors;

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  the gain or loss of significant customers;

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  changes in analysts' earnings estimates;

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  rumors or dissemination of false information;

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  pricing pressures;

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  short selling of Kratos' common stock;

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  impact of litigation and ongoing government inquiries;

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  general conditions in the market;

  •
  political and/or military events associated with current worldwide conflicts; and

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  events affecting other companies that investors deem comparable to Kratos.

        Companies that have experienced volatility in the market price of their stock have frequently been the object of securities class action litigation. Kratos and certain of Kratos' current and former officers and directors have been named defendants in class action and derivative lawsuits. These matters and any other securities class action litigation and derivative lawsuits in which Kratos may be involved could result in substantial costs to Kratos and a diversion of Kratos' management's attention and resources, which could materially harm Kratos' financial condition and results of operations.

Kratos' charter documents and Delaware law may deter potential acquirers and may depress Kratos' stock price.

        Certain provisions of Kratos' charter documents and Delaware law, as well as certain agreements Kratos has with Kratos' executives, could make it substantially more difficult for a third party to acquire control of Kratos. These provisions include:

  •
  authorizing the board of directors to issue preferred stock;

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  prohibiting cumulative voting in the election of directors;

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  prohibiting stockholder action by written consent;

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  establishing advance notice requirements for nominations for election to Kratos' board of directors or for proposing matters that can be acted on by stockholders at meetings of Kratos' stockholders;

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  Section 203 of the Delaware General Corporation Law, which prohibits Kratos from engaging in a business combination with an interested stockholder unless specific conditions are met; and

  •
  a number of Kratos' executives have agreements with Kratos that entitle them to payments in certain circumstances following a change in control.

        Kratos has a stockholder rights plan which may discourage certain types of transactions involving an actual or potential change in control and may limit our stockholders' ability to approve transactions that they deem to be in their best interests. As a result, these provisions may depress Kratos' stock price.

Kratos may incur goodwill impairment charges in Kratos' reporting entities which could harm Kratos' profitability.

        A significant portion of Kratos' net assets come from goodwill and other intangible assets. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets," Kratos periodically reviews the carrying values of Kratos' goodwill to determine whether such carrying values exceed the fair market value. Our acquired companies are subject to annual review for goodwill impairment. If impairment testing indicates that the carrying value of a reporting unit exceeds its fair value, the goodwill of the reporting unit is deemed impaired. Accordingly, an impairment charge would be recognized for that reporting unit in the period identified, which could reduce Kratos' profitability.

THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between Kratos and SYS. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this Proxy Statement and incorporated by reference herein.

Background of the Merger

        SYS has regularly reviewed and assessed trends and conditions impacting SYS, the information connectivity solutions business, the government services industry generally and the related impacts of all of these factors on SYS's stock price and market capitalization. Further, from time to time, the SYS board of directors, which we refer to as the SYS Board, and management has reviewed various strategic options potentially available to achieve SYS's desired business objectives, including internal growth through expanded services capabilities and product initiatives and growth through acquisitions of other businesses. More recently and, in particular during calendar 2007, as a direct result of increasing competition, changes within the government contract services industry affecting smaller service providers, overall consolidation within the industry and general market conditions limiting or inhibiting small cap funds from investing in small publicly traded companies and the ever increasing costs associated with being a publicly traded company, the SYS management and SYS Board began considering more fully the possibilities of various strategic alternatives including a business combination.

        In this regard, over a period of time ranging from January 2007 through August 2007 Clifton L. Cooke, Jr., President and CEO of SYS, held various informal discussions with key decision makers at numerous companies in the government services sector as to their potential interest in acquiring SYS at some point in the future and with regard to the specific criteria that would drive their decision making process. These discussions helped Mr. Cooke shape the strategic direction of SYS, as these discussions provided valuable data points regarding the product and service capabilities as well as the types of government programs which were sought after by these companies as part of their merger and acquisition strategies. Most of these conversations were held with executives with whom Mr. Cooke had developed relationships over the course of his 30+ year career in the industry; and in addition to helping shape the strategic direction of SYS, these discussions also provided a means by which to measure SYS's progress toward building a business capable of creating value for its shareholders through such a strategic transaction.

        Several of these discussions took place in or around the last quarter of SYS's 2007 fiscal year between April 1st and June 30th. Three companies expressed a willingness to engage in general discussions about potential business combinations but wanted to defer detailed discussions until SYS completed its fourth quarter and fiscal year 2007 and its budget cycle process for fiscal year 2008. Accordingly, SYS and these companies mutually agreed to defer further conversations until SYS could complete its audit for the fiscal year ended June 30, 2007 and so that SYS could complete its business planning for fiscal year 2008, at which time SYS could provide any such interested parties with updated pro forma financial information as a basis for more detailed discussions. Throughout this period, Mr. Cooke notified the SYS Board of such discussions at the regularly scheduled board meetings as part of his ongoing business and strategic update.

        Since 2004, Kratos has undertaken a number of strategic acquisitions and since 2006, has also undertaken a number of divestitures and, as a result of successfully executing the plan to divest all of its previous Commercial Wireless Communications Infrastructure business, has successfully completed its initial transition to being substantially a "pure-play" Government services solution provider. Kratos' stated strategy is to grow the business, organically and through strategic acquisitions, into the premier mid-market Federal Government Security, IT, and Engineering Solutions provider. As a result the Kratos board of directors has reviewed numerous strategic opportunities (i) to reach new customers and acquire additional contract vehicles, (ii) to quickly follow changes in government priorities, (iii) to position the company for changes in the coming years from Base Realignment and Closure, or BRAC, activities, (iv) to broaden and improve the company's services offerings, and (v) to ultimately grow Kratos' revenue and improve profit margins. In furtherance of these goals, and as a result of increased competition and consolidation in the defense and security solutions industry, Kratos regularly reviews possible strategic actions, including acquisitions and combinations, and has discussions from time to time with various parties regarding such possible actions. For example, and as part of pursuing this strategic agenda, on December, 31, 2007, Kratos completed its acquisition of the Haverstick business.

        Subsequent to completing its fiscal year ended June 30, 2007 and in preparation for implementing its operating plan for the fiscal year ending June 30, 2008, SYS management and the SYS Board began to engage in a series of discussions regarding both the near-term and long-term strategy for SYS in light of its financial results, current industry trends and general stock market conditions. During this same approximate timeframe, Mr. Cooke and the CEO and President of Kratos, Eric DeMarco, met informally to discuss common industry issues and trends affecting both companies, business operations challenges and the continuing difficulties of growing their respective businesses while maintaining and expanding their shareholder bases. During these discussions, the concept of the two companies joining forces was broached, but nothing specific was concluded.

        During its regularly scheduled board meeting in September 2007, SYS management and the SYS Board engaged in further discussions regarding the status of the industry, the capital markets and the continuing decrease of investment funds available to invest in micro cap stocks, the general strategy of SYS and various courses of action that would best serve the interests of its shareholders. The SYS Board discussed the formation of a strategic working group, which we refer to as the Committee, to formally assess strategic alternatives.

        In the late summer and early fall of 2007, Mr. Cooke met with defense industry analysts and investment bankers and attended conferences with the goal of gaining current information on merger and acquisition trends in the government contracting arena. In addition to providing relevant and timely valuation metrics, these activities highlighted various market issues affecting mergers and acquisitions, including political uncertainty, the impact on valuations resulting from recent changes in the small business contract rules, the recent downturn in the credit markets and federal and defense budget spending impacts from the ongoing war effort.

        At the SYS Board meeting on October 26, 2007, Mr. Cooke briefed the SYS Board on this conference and presented a strategic working group charter together with a proposed plan of action and a timetable. After discussing the proposed charter, the SYS Board resolved to form the Committee to further explore the various alternatives outlined in the charter in order to determine which path would best maximize shareholder value given the circumstance described above. The Committee was tasked to complete its detailed review and analysis and to report back to the SYS Board with a recommendation at the next regularly scheduled meeting on December 7, 2007. These alternatives included conducting assessments of internal growth opportunities, further SYS acquisitions, divestitures of existing products and/or business lines and an outright sale of SYS. SYS management was further authorized to extend the engagement letter with its financial advisory services firm, USBX Advisory Services LLC, which we refer to as USBX, to assist management in this undertaking. Mr. Cooke also advised the SYS Board that he had been having some general business discussions with Mr. DeMarco; and, given the nature of the activities being undertaken by management and the Committee, on October 26, 2007, Kratos and SYS signed a mutual nondisclosure agreement in connection with such discussions.

        During the first two weeks of November 2007, Messrs. Cooke and DeMarco met to further assess the prospects of a potential merger between the two companies. Initial discussions included the potential synergies between the two companies that existed between customers, capabilities and programs as well as potential cost savings that might be expected. Additionally, preliminary discussions were held regarding business valuation expectations, forms of potential consideration, impacts on their employees and customers and preliminary estimated timetables to complete such a transaction if approved by their respective boards of directors.

        Subsequent to its conference call on November 13, 2007, concerning its first quarter results and based on the direction of the SYS Board, management, together with its financial advisor, commenced and conducted a rigorous and detailed analysis of SYS's business prospects in advance of a Committee meeting held on November 29, 2007, the results of which would be presented to the SYS Board on December 7, 2007.

        Between November 14, 2007 and November 29, 2007, Messrs. Cooke and DeMarco continued these discussions and established an objective to develop a preliminary valuation based on information shared to date. and transaction structure that Mr. Cooke could incorporate into the work the Committee was performing as a frame of reference for its strategic discussions to be held on November 29, 2007.

        These discussion led to a "preliminary" enterprise value for SYS on the low end of a range of $50 million to $55 million, subject to the treatment of outstanding debt and other equity related instruments, with the purchase price to be paid in registered shares of Kratos stock. This enterprise value represented a premium to the then market capitalization of SYS. The low end of the range was predicated on the most recent last twelve months SYS financial results and market based EBITDA multiples applied to those results. This enterprise value also reflected the concern that certain of the SYS small business contracts might be at risk to the acquirer due to recent changes in the rules governing the treatment of small business contracts after an acquisition.

        On November 27, 2007, management from the two companies met and reviewed a presentation provided by Edward Lake, Executive Vice President and CFO of SYS, that provided a general business overview, recent actual financial results, estimated financial results for the fiscal year ended June 30, 2008, and a pro forma analysis of what the SYS financial results would look like absent certain non-recurring costs, such as the costs of being a publicly traded company, among other EBITDA adjustments customary in such circumstances. During this same timeframe, management from Kratos briefed the management of SYS with a similar presentation and financial analysis.

        In the SYS Committee meeting held on November 29, 2007, SYS management and its financial advisor presented a comprehensive analysis to the Committee that included, among other things: (i) the current status of the business, (ii) current public company challenges, (iii) valuation metrics and issues, (iv) SYS financial projections under a variety of scenarios, (v) strategic alternatives including staying the course, selling the business, taking the company private and continuing to pursue acquisitions as an acquirer, and (vi) key drivers that management considered relevant to this decision process. During these discussions, management provided the Committee with a synopsis of the discussions that had been held to date with Kratos, including preliminary valuation estimates and information regarding another government IT services company that SYS management considered as a potential acquisition candidate for SYS.

        As a result of this meeting, SYS management was tasked with: (i) preparing a final concise summary of its findings and recommendations to be delivered in advance of and for full discussion at the SYS Board meeting scheduled for December 7, 2007, (ii) continuing its discussions with Kratos management, (iii) together with its financial advisor, continuing to build on other discussions that had taken place from time to time with other potential interested acquirers, and (iv) developing and pursuing a focused target list of other potential acquirers that SYS management believed would represent viable candidates who were capable of making a decision and who could execute on that decision in a timely manner.

        During the period from November 29, 2007 through December 7, 2007, SYS management and its financial advisor finalized a list of other potential acquirers based on prior discussions or indications of interest and that represented a fair sampling of companies in the government IT services industry that could quickly review and assess a management presentation of SYS's capabilities and provide SYS management with an indication of interest and a general estimate of value for comparative purposes.

        Also during this time, Messrs. Cooke and Demarco, together with Mr. Lake and the respective financial and legal advisors of SYS and Kratos, continued to review and refine the preliminary valuation analysis and worked to develop customary terms and conditions that might lead to a non-binding indication of interest which could be presented to the SYS Board on December 7, 2007.

        Through this process, SYS was able to provide financial and other information that supported a higher valuation based on the pro forma analysis of what the SYS financial results would look like absent certain non-recurring costs, such as the costs of being a publicly traded company, among other EBITDA adjustments customary in such circumstances, its projections for the remainder of fiscal year 2008 and fiscal year 2009, potential key new contract wins during those periods and was further able to demonstrate that the risk of losing any of its small business contracts was minimal. As a result, the parties developed a "revised" preliminary enterprise valuation of $60 million less the value of the outstanding subordinated debt of $3.1 million for a post-debt equity value of $56.9 million and such that, after the transaction and after the completion of the then pending Haverstick transaction by Kratos, the SYS shareholders would own approximately 24% of the issued and outstanding stock of Kratos post-closing.

        On December 3, 2007 Kratos engaged Wachovia Capital Markets, LLC as its financial advisor with respect to a potential business combination of Kratos and SYS.

        On December 4, 2007, Kratos delivered its preliminary proposal to SYS, expressing Kratos' interest in a potential stock-for-stock merger with SYS at an enterprise value for SYS of $60 million subject to a fixed stock price assumption of Kratos' common stock of $2.25 per share. With its letter of intent, Kratos included proposed exclusivity provisions and requested that SYS agree to exclusive negotiations with respect to its proposal.

        On December 7, 2007 the SYS Board met with management to review the report and findings previously briefed to the Committee and the initial letter of intent from Kratos. As a result of these discussions, the SYS Board instructed management to continue working with Kratos management to negotiate a letter of intent that might be deemed acceptable to both parties, to continue discussions with the other potential acquirers, and to report those findings to the SYS Board. The SYS Board also authorized management to have SYS legal counsel conduct a thorough legal due diligence review of litigation in which Kratos was involved and which Kratos has recently resolved. A telephonic board meeting was scheduled for December 21, 2007 to reconvene and assess the outcome of the aforementioned activities.

        From the period between December 7, 2007 and December 21, 2007, SYS management and its financial advisor continued to pursue the efforts recommended by the SYS Board as outlined below:

  1.
  They conducted face to face and/or telephonic meetings with the short list of other potential acquirers. Each of these companies was provided with a significant amount of information relevant to determining a level of interest in acquiring SYS and were provided with current information as to the status of SYS' deliberations;

  2.
  They directed legal counsel to conduct a thorough review of the outstanding litigation matters involving Kratos, which resulted in the preparation of a detailed analysis that was then reviewed with management and its financial advisor; and

  3.
  They continued to hold meetings with Kratos to better understand the detailed aspects of Kratos' business and continued to work on terms and conditions that would lead to an acceptable non-binding letter of intent, including valuation, the treatment of outstanding

    SYS options and warrants, a break-up fee upon termination of the agreement and other items customary in a non-binding letter of intent.

        On December 21, 2007 SYS received a revised letter of intent from Kratos.

        Also on December 21, 2007 SYS management and the SYS board of directors met to review the results of management's efforts over the previous few weeks. Management reported that, based on the results of its meetings with other companies, that the other companies either were not interested in pursuing a transaction with SYS or, if they did want to pursue further discussions, that it was not likely that they would put forth an offer that would exceed the then current market capitalization for SYS which was considerably lower than the $60 million enterprise value contemplated in the non-binding letter of intent with Kratos.

        The SYS Board then reviewed and discussed the proposed terms in the non-binding letter of intent from Kratos and authorized management to continue refining certain terms and, if successful in achieving those refinements, to execute the non-binding letter of intent. The SYS Board further discussed and reviewed the terms of the engagement letter with the company's financial advisor, USBX, which had been assigned to Imperial Capital LLC, which we refer to as Imperial Capital, upon its acquisition of USBX and approved the fee structure for completing a transaction in accordance with the engagement letter.

        On December, 24, 2007, Kratos executed and delivered a revised letter of intent to SYS which contained the changes deemed acceptable and necessary to the SYS Board which was then executed by Mr. Cooke on behalf of SYS. Pursuant to this letter of intent, SYS agreed to negotiate exclusively with Kratos until February 22, 2008.

        During the period from December 28, 2007 through February 19, 2008, Kratos, SYS, Wachovia and Imperial Capital, financial advisors for Kratos and SYS, respectively, and DLA Piper and Luce, Forward, Hamilton & Scripps, which we refer to as Luce Forward, legal counsel for Kratos and SYS, respectively, engaged in a lengthy and detailed process of completing due diligence, drafting a definitive merger agreement and completing all the other matters necessary to determine if a final agreement could be reached, which included assessing the impacts of such a transaction on existing contract vehicles, customers, employees, facilities and shareholders.

        On December 31, 2007, Kratos completed its acquisition of Haverstick Consulting, Inc.

        On January 1, 2008, DLA Piper delivered to Luce Forward an initial draft of the merger agreement. From January 1, 2008 until the execution of the merger agreement, Kratos and SYS and their representatives exchanged drafts of the merger agreement and held extensive negotiations relating to its terms and conditions.

        On January 7, 2008, the parties held an organizational meeting at which SYS provided a business presentation to a broader set of both Kratos and SYS management and their respective financial advisors.

        From January 7, 2008 onward, management from both companies, together with their respective financial advisors and legal counsel, conducted due diligence via an analysis of items in an electronic data room, meetings and conference calls.

        On January 31, 2008, the senior management teams of Kratos and SYS, as well as DLA Piper and Luce Forward met to negotiate the merger agreement.

        On February 8, 2008, the senior management teams of Kratos and SYS, as well as Wachovia and Imperial Capital met to review SYS's projected financial statements and to discuss other due diligence items.

        On February 12, 2008, Kratos, SYS, Wachovia and Imperial Capital met to review Kratos' projected financials and to discuss other due diligence items.

        On February 13, 2008, Kratos, SYS, DLA Piper and Luce Forward met to review outstanding items in, and schedules to, the merger agreement.

        On February 19, 2008, the SYS Board met to review and discuss the terms and conditions of the definitive agreement, the fairness opinion of SYS's financial advisor, an update of the litigation status of Kratos as prepared by SYS's legal counsel and the proposed timetable for the transaction taking into consideration the required SEC filings and shareholder approval process. The full text of the Imperial Capital opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Imperial Capital in rendering its opinion, is attached as Annex E to this Proxy Statement. The SYS Board discussed the various presentations and the terms of the transaction and approved the merger agreement and the share issuance. The SYS Board then approved moving forward with the transaction.

        Also on February 19, 2008, the Kratos board of directors convened a special meeting to consider the proposed transaction with SYS. Representatives of Kratos' senior management, as well as representatives of Wachovia and DLA Piper were present at the meeting. The Kratos board of directors reviewed and discussed the terms and conditions of the definitive agreement, Wachovia's fairness opinion and the proposed timetable for the transaction taking into consideration the required SEC filings and stockholder approval process. Representatives of Wachovia reviewed Wachovia's financial analyses of the proposed exchange ratio and rendered the oral opinion of Wachovia, subsequently confirmed by delivery of its written opinion dated February 20, 2008, that as of such date and based upon and subject to the various considerations described in its written opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Kratos. The full text of the Wachovia opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Wachovia in rendering its opinion, is attached as Annex D to this Proxy Statement. The Kratos board of directors discussed the various presentations and the terms of the transaction and approved the merger agreement and the share issuance.

        On February 20, 2008, Kratos, SYS, DLA Piper and Luce Forward finalized the merger agreement and the schedules thereto. Kratos and SYS thereafter executed the merger agreement. Concurrently, certain of Kratos' directors, executive officers and significant stockholders executed the Kratos voting agreement, the form of which is included as Annex B to this Proxy Statement, and certain of SYS's directors and executive officers executed the SYS voting agreement, the form of which is included as Annex C to this Proxy Statement.

        On February 21, 2008, Kratos and SYS each issued a press release announcing the transaction and the execution of the merger agreement.

The Kratos Board of Directors' Recommendations and Reasons for the Merger

        The Kratos board of directors believes that the merger and the merger agreement, and related transactions, are advisable and in the best interests of Kratos and its stockholders. Accordingly, the Kratos board of directors has approved the merger and the merger agreement, and related transactions, and recommends that Kratos stockholders vote "FOR" " approval of the Share Issuance.

        In connection with the foregoing actions, the Kratos board of directors consulted with Kratos' management, as well as Kratos' financial advisor and outside legal counsel, and considered the short-term and long-term interests of Kratos and its stockholders. In reaching the foregoing determinations, the Kratos board of directors considered that the merger could enhance stockholder value through, among other things, enabling Kratos, following the merger, to capitalize on the following strategic advantages and opportunities:

  •
  The government market is an attractive market to continue to expand into due to relative stability and steady cash flow generation;

  •
  The merger would allow Kratos to access new customers and obtain new/more contract vehicles;

  •
  The combined company, with greater scale, size, more past performance qualifications and a larger number of employees, especially those with security clearances, will be able to bid on larger/more contracts in the prime contract position/role;

  •
  The merger will improve the offerings of Kratos to its customers

  •
  Obtaining several hundred hard-to-find employees with skill sets that are very marketable, and in high demand;

  •
  Expand the reach of Kratos with SPAWAR one of Kratos' major customers;

  •
  Help Kratos achieve growth objectives and profitability targets.

        The Kratos board of directors also considered a variety of other factors and risks concerning the merger, including the following:

  •
  The information concerning the respective historic businesses of Kratos and SYS, financial results and prospects, including the result of Kratos due diligence review of SYS;

  •
  The assessments of Kratos that SYS's business can effectively and efficiently be integrated;

  •
  The opinion of the financial advisor of Kratos, Wachovia, that, subject to and based on the assumptions made, procedures followed, matters considered and limitations on its review undertaken, as of February 20, 2008, the exchange ratio of 1.2582 shares of Kratos common stock for each share of SYS common stock was fair to Kratos from a financial point of view;

  •
  The exchange ratio and the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the Kratos stock price between signing and closing, reflecting the strategic purpose of the merger and consistent with market practices for a merger of this type;

  •
  The expectation that SYS shareholders and option holders, immediately after completion of the merger, would hold approximately 24% of the outstanding shares of common stock of Kratos, on a fully diluted basis;

  •
  The risk that U.S. and foreign antitrust and competition authorities may not approve the merger or may impose terms and conditions on their approvals that, if accepted, would materially and adversely affect the projected financial results of the combined company;

  •
  The potential impact of the restrictions under the merger agreement on the ability of Kratos to take certain actions during the period prior to the closing of the merger, which may delay or prevent Kratos from undertaking business opportunities that may arise pending completion of the merger;

  •
  The challenges and costs of combining the two businesses and the risks of completing the integration, which could harm the combined company's operating results and preclude the realization of anticipated synergies or benefits from the merger;

  •
  The potential for diversion of management and employee attention from other strategic priorities and for increased employee attrition both before and after the closing of the merger agreement, and the potential effect on the business and relations of Kratos with customers and suppliers;

  •
  The fees and expenses associated with completing the merger; and

  •
  The risk that anticipated cost savings will not be achieved.

        The foregoing discussion of the factors considered by the Kratos board of directors is not intended to be exhaustive but summarizes the material factors and risks considered by Kratos' board of directors in making its recommendation. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Kratos board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Kratos board of directors may have given different weight to different factors.

        In addition, the Kratos board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above, including discussions with the Kratos management team and the Kratos outside legal and financial advisors. Based on the totality of the information presented, the Kratos board of directors determined that Kratos should proceed with the merger and the merger agreement, and recommends that the Kratos stockholders approve the Share Issuance.

The SYS Board of Directors' Recommendations and Reasons for the Merger

        The SYS board of directors believes that the merger and the merger agreement are advisable and in the best interests of SYS and its shareholders. Accordingly, the SYS board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that SYS shareholders vote "FOR" approval of the Merger Proposal. When SYS's shareholders consider the SYS board of directors' recommendation, SYS's shareholders should be aware that SYS's directors may have interests in the merger that may be different from, or in addition to, their interests. These interests are described in "Interests of SYS's Directors and Executive Officers in the Merger" beginning on page 9.

        At a special meeting of the SYS Board held on February 19, 2008, the SYS Board of directors voted unanimously to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, to direct that the merger agreement and the merger be submitted to a vote of SYS's shareholders and to recommend that SYS's shareholders vote to adopt and approve the merger agreement and the merger. In the course of reaching its decision to enter into the merger agreement, SYS's Board consulted with its senior management, outside legal counsel and Imperial Capital, reviewed a significant amount of information and considered a number of factors, the most relevant of which include the following:

  •
  that by combining complementary operations, the combined company would have better opportunities for future growth;

  •
  the opportunity for SYS's shareholders to participate in a larger, more diversified organization and to benefit from the potential appreciation in the value of Kratos' common stock;

  •
  information concerning the business, earnings, operations, competitive position and prospects of SYS and Kratos both individually and on a combined basis;

  •
  the opportunity for SYS shareholders to receive a significant premium over the existing market price for shares of SYS's common stock prior to the announcement of the merger;

  •
  discussions with, SYS senior management and legal and financial advisor regarding certain business, financial, legal and accounting aspects of the merger, the results of the legal and financial due diligence and a review of the terms and conditions of the merger;

  •
  the opinion of Imperial Capital that, as of February 19, 2008, and subject to the assumptions and limitations set forth in the fairness opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of SYS's common stock;

  •
  the possibility, as alternatives to the merger, of seeking to acquire another company, seeking to engage in one or more joint ventures, seeking to raise additional capital, or seeking to engage in a business combination with an organization other than Kratos;

  •
  the likely impact of the merger on SYS's employees and customers;

  •
  the interests that certain executive officers and directors of SYS may have with respect to the merger, in addition to their interests as shareholders of SYS generally, as described in "THE MERGER—CERTAIN ARRANGEMENTS BETWEEN SYS AND ITS EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES" starting on page 70;

  •
  the fact that the parties intend for the merger to qualify as a tax-free transaction for U.S. federal income tax purposes which would permit SYS's shareholders to receive Kratos common stock in a tax-free exchange; and

  •
  the history of contacts with other potential strategic partners and the judgment of SYS's Board and management that it was unlikely that any other party would be a more attractive strategic partner or make a proposal more favorable to SYS and its shareholders than Kratos.

        SYS's Board also considered a number of potentially negative factors in its deliberations concerning the merger. The negative factors considered by the Board of SYS included:

  •
  the risk that the merger would not be completed in a timely manner or at all;

  •
  the possible negative effects of the public announcement of the merger on SYS's sales, relationships with customers, suppliers, and employees; and operating results;

  •
  the fact that SYS shareholders will not receive the full benefit of any future growth in the value of their equity that SYS may have achieved as an independent company, and the potential disadvantage to SYS shareholders in the event that Kratos does not perform as well in the future as SYS may have performed as an independent company;

  •
  the substantial management time, effort and expense that will be required to consummate the merger and integrate the operations of the two companies;

  •
  the possibility that certain provisions of the merger agreement, including, among others, the no solicitation and termination fee payment provisions of the merger agreement and the fact that certain officers of SYS executed shareholder voting agreements, would likely have the effect of discouraging other persons potentially interested in merging with or acquiring SYS from pursuing such an opportunity; and

  •
  the other risks and uncertainties discussed above under "RISK FACTORS" starting on page 24 of this proxy statement/prospectus including the various outstanding shareholder and stock option litigation matters involving Kratos and the potential future impacts of those matters on the merger consideration being issued to the SYS shareholders.

        The foregoing discussion of the information and factors considered by the Board of SYS is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the Board of SYS did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the Board of SYS did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the SYS Board, but rather the SYS Board conducted an overall analysis of the factors described above, including discussions with and questioning of SYS's senior management, and legal and financial adviser. In considering the factors described above, individual members of the board of directors of SYS Board may have given different weight to different factors.

Opinion of Financial Advisor to the Kratos Board of Directors

        At the February 19, 2008 meeting of Kratos' board of directors, Wachovia indicated to Kratos' board of directors, that subject to and based on the assumptions made, procedures followed, matters considered and limitations on its review undertaken, that assuming that the merger agreement was substantially in the form provided at the meeting, Wachovia would, at the time of execution of the merger agreement, be able to provide its opinion that, as of the date of the merger agreement, the 1.2582 to 1 exchange ratio pursuant to the merger agreement was fair from a financial point of view to Kratos. Wachovia subsequently delivered a written opinion to Kratos' board of directors to the effect that, subject to and based on the assumptions made, procedures followed, matters considered and limitations on its review undertaken, as of February 20, 2008, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Kratos.

        The full text of Wachovia's opinion, dated February 20, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wachovia in connection with the opinion, is attached as Annex D to this Proxy Statement. Holders of shares of Kratos common stock are urged to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

        Wachovia's opinion only addressed the fairness of the exchange ratio offered to Kratos from a financial point of view and did not address any other term of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, and did not address the relative merits of the Merger compared with other business strategies that may have been considered by Kratos' management or its board of directors, nor did its opinion address the merits of the underlying decision by Kratos to enter into the merger agreement. Wachovia's opinion does not and shall not constitute a recommendation to any holders of shares of Kratos common stock as to how they should vote in connection with the Merger.

        In arriving at its opinion, Wachovia, among other things:

  •
  Reviewed the merger agreement including the proposed financial terms of the merger set forth therein.

  •
  Reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K for Kratos.

  •
  Reviewed certain interim reports to Stockholders and Quarterly Reports on Form 10-Q for Kratos.

  •
  Reviewed certain other business, financial, and other information, including certain confidential information, regarding Kratos and its prospects, including financial forecasts, which were furnished to Wachovia, and that Wachovia discussed with the management of Kratos and its agents or representatives.

  •
  Reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K for SYS.

  •
  Reviewed certain interim reports to Stockholders and Quarterly Reports on Form 10-Q for SYS.

  •
  Reviewed certain business, financial, and other information, including certain confidential information, regarding SYS and its subsidiaries and their respective prospects, which were publicly available or furnished to Wachovia by, and that Wachovia has discussed with, the respective managements of SYS and Kratos, including financial forecasts for SYS furnished to Wachovia by SYS, and reviewed and discussed with Kratos estimates for SYS prepared by Kratos.

  •
  Compared certain business, financial, and other information regarding SYS and Kratos with publicly available business, financial and other information regarding certain publicly traded companies that Wachovia deemed relevant.

  •
  Compared the proposed financial terms of the merger with the financial terms of certain other business combinations and transactions that Wachovia deemed relevant.

  •
  Reviewed a discounted cash flow model based upon the Kratos forecasts for Kratos and SYS, respectively, on a stand-alone basis.

  •
  Reviewed the potential pro forma impact of the merger on the Kratos financial statements on a Pro Forma and GAAP basis based upon Kratos' forecasts for Kratos and SYS.

  •
  Reviewed a contribution analysis based upon Kratos' forecasts for Kratos and SYS.

  •
  Reviewed the historic reported stock price and trading volumes of the Kratos common stock and SYS common stock.

  •
  Considered other information such as financial studies, analyses and investigations as well as financial, economic and market criteria that Wachovia deemed relevant.

        In connection with its review, Wachovia relied upon and assumed for purposes of its opinion, the accuracy and completeness of the foregoing financial and other information, including all accounting, legal, regulatory and tax information Wachovia obtained and reviewed for the purpose of its opinion, and Wachovia did not assume any responsibility for any independent verification of such information nor has it undertaken an independent evaluation or appraisal of any of the assets or liabilities of SYS and its subsidiaries or Kratos and its subsidiaries or been furnished with any such evaluation or appraisal. Wachovia also assumed that the forecasts, including the forecasts for the combined company following the merger provided by Kratos management, estimates, judgments, and all assumptions expressed by management of Kratos, have been reasonably formulated and that they are the best currently available forecasts, estimates, judgments, and assumptions of Kratos as to the expected future financial performance of SYS or Kratos, as the case may be. Wachovia assumed no responsibility for and expressed no view as to any such forecasts, estimates, judgments, or the assumptions upon which they are based. In arriving at its opinion, Wachovia did not prepare or obtain any independent evaluations or appraisals of the assets or liabilities of SYS or Kratos, including any contingent liabilities.

        In rendering its opinion, Wachovia assumed that the merger would be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions or conditions will be imposed that will have an adverse effect on the merger, Kratos, SYS or other actions contemplated by the merger agreement. Wachovia's opinion was necessarily based on economic, market, financial and other conditions and the information made available to Wachovia as of the date thereof. Wachovia did not consider, nor did Wachovia express any opinion with respect to, the price at which Kratos common stock would trade following the announcement of the merger or the price at which such stock will trade following the consummation of the Merger. Further, Wachovia did not express any opinion as to the fairness or nature of the compensation to be received by either the Kratos or SYS directors, officers, employees or other insiders, or class of such persons, in connection with the Merger relative to the exchange ratio.

        The following summaries of Wachovia's material financial analyses present some information in tabular format. In order to fully understand the financial analyses used by Wachovia, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia's opinion.

Historical Trading Analysis:    Wachovia reviewed general trading information concerning SYS and Kratos, including the stock price, average stock price and volume over various periods and dates ending February 19, 2008 and the stock trading history of SYS common stock and Kratos common stock. The table below illustrates the range of stock prices over those periods:

	Share Price
	SYS	Kratos
1-Day Prior	$1.60	$2.11
5-Day Average	1.59	2.10
20-Day Average	1.61	2.06
60-Day Average	1.85	2.09
1-Year Average	2.13	2.00
52-Week High	2.78	3.04
52-Week Low	1.35	1.07

Historical Exchange Ratio Analysis:    Wachovia analyzed the ratios of the daily closing prices of SYS common stock to those of Kratos common stock over various periods and dates ending February 19, 2008. The table below illustrates the average of those exchange ratios for those periods or the exchange ratio for such dates and the premiums or discounts based on an implied exchange ratio of 1.2582 shares of Kratos common stock for each share of SYS common stock:

	Exchange Ratio		Implied Premium
1-Day Prior	0.7583	x	65.9%
5-Day Average	0.7579	x	66.0%
20-Day Average	0.7817	x	61.0%
60-Day Average	0.8834	x	42.4%
1-Year Average	1.1229	x	12.1%
52-Week High	1.9907	x	(36.8)%
52-Week Low	0.6622	x	90.0%

Comparable Companies Analysis:    Using publicly available information, Wachovia analyzed certain trading multiples of selected publicly traded Government Information Technology services companies that it believed were reasonably comparable to SYS and Kratos.

        These companies included the following:

  •
  CACI International, Inc.

  •
  Dynamics Research Corp.

  •
  ManTech International Corp.

  •
  NCI, Inc.

  •
  SAIC, Inc.

  •
  SI International, Inc.

  •
  SRA International, Inc.

  •
  Stanley, Inc.

        For each of the comparable companies, Wachovia analyzed the following metrics:

  •
  Multiple of enterprise value, defined as the market value of equity plus net debt plus preferred stock plus minority interest, to last twelve months, or LTM, revenue and estimated revenue for calendar years ended 2008 and 2009; and

  •
  Multiple of enterprise value to LTM EBITDA and estimated EBITDA for the calendar years ended 2008 and 2009.

        Estimates for the comparable companies were as reported by First Call and Kratos management for SYS and Kratos. This analysis produced multiples of selected valuation data which Wachovia compared to multiples for SYS based on the implied value of the merger consideration of 1.2582 Kratos shares and Kratos, in each case based on the closing price of shares of Kratos common stock on February 19, 2008. The following table presents, for the periods indicated the multiples implied by the ratio of the enterprise value to LTM revenue and EBITDA and calendar years ended 2008 and 2009 revenue and EBITDA estimates:

					Comparable Company Multiple
	SYS		Kratos		Low		Mean		Median		High
LTM—Enterprise Value / Revenue	0.7	x	0.8	x	0.4	x	0.9	x	0.9	x	1.2	x
CY08—Enterprise Value / Revenue	0.7	x	0.7	x	0.4	x	0.8	x	0.8	x	1.0	x
CY09—Enterprise Value / Revenue	0.6	x	0.7	x	0.7	x	0.8	x	0.8	x	0.8	x
LTM—Enterprise Value / EBITDA	23.0	x	12.6	x	5.2	x	10.3	x	10.3	x	13.6	x
CY08—Enterprise Value / EBITDA	8.7	x	11.2	x	4.6	x	8.7	x	9.1	x	10.5	x
CY09—Enterprise Value / EBITDA	7.9	x	10.8	x	7.0	x	8.1	x	8.3	x	9.0	x

        None of the companies utilized in the above analyses for comparative purposes is identical to SYS or Kratos. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies as well as the potential trading value of SYS or Kratos.

Precedent Transactions Analysis:    Using publicly available information, Wachovia examined selected transactions announced since January 1, 2006 involving privately held and publicly traded Government Information Technology services companies it believed were reasonably comparable to SYS and Kratos.

        For each of the selected precedent transactions, Wachovia analyzed the following metrics:

  •
  Multiple of enterprise value to LTM revenue and estimated next twelve months, or NTM, revenue; and

  •
  Multiple of enterprise value to LTM EBITDA and estimated NTM EBITDA.

        Estimates for the selected precedent transactions were as available through First Call reports, SEC filings and press releases. This analysis produced multiples of selected valuation data which Wachovia then compared to multiples for SYS based on the implied value of the merger consideration of 1.2582 shares of Kratos stock and Kratos based on the closing price of shares of Kratos common stock on February 19, 2008. The following table presents, for the periods indicated, the multiples for the selected precedent transactions implied by the ratio of the enterprise value to LTM revenue and EBITDA and NTM revenue and EBITDA estimates:

					Selected Transactions
	SYS		Kratos		Low		Mean		Median		High
LTM—Enterprise Value / Revenue	0.7	x	0.8	x	0.3	x	1.2	x	1.2	x	3.1	x
NTM—Enterprise Value / Revenue	0.7	x	0.7	x	0.3	x	1.3	x	1.1	x	2.7	x
LTM—Enterprise Value / EBITDA	23.0	x	12.6	x	6.2	x	10.7	x	10.8	x	16.4	x
NTM—Enterprise Value / EBITDA	8.7	x	11.2	x	9.4	x	11.3	x	10.5	x	15.6	x

Premiums Paid Analysis:    Wachovia reviewed transactions involving publicly traded companies in the U.S. technology and services industry ranging in value from $25 million to $500 million to determine the premium or discount paid by the acquiror relative to the closing market price of the target company's common shares for one-day prior, one-week prior and one-month prior. Using publicly available information, Wachovia calculated, among other things, the high, low, mean and median premiums paid in these selected transactions and compared the implied value of the merger consideration of 1.2582 shares of Kratos stock to the closing price of shares of SYS common stock on February 19, 2008, one-week prior and one-month prior. The following table sets forth information concerning the stock price premiums implied by the Merger and the stock price premiums (and discounts) in the selected transactions:

		Selected Transactions
	SYS	Low	Mean	Median	High
One-Day Prior Premium	65.6%	(54.4)%	30.1%	24.5%	151.4%
One-Week Prior Premium	60.6%	(46.2)%	33.0%	27.1%	151.4%
One-Month Prior Premium	76.7%	(49.6)%	35.8%	28.2%	144.9%

Discounted Cash Flow Analysis:    Wachovia estimated a range of values for Kratos common stock and SYS common stock based upon the discounted present value of the projected after-tax cash flows of Kratos and SYS described in the respective financial forecasts provided by Kratos, for the nine months ending December 31, 2008 through the year ending December 31, 2012, and of the terminal values of Kratos and SYS based upon multiples of EBITDA and perpetuity growth rates. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with management of Kratos. In performing this analysis, Wachovia utilized discount rates for Kratos ranging from 11.0% to 13.0% and for SYS ranging from 13.0% to 15.0%. The discount rates were selected based on weighted average cost of capital calculations for each of Kratos and SYS, respectively. Wachovia utilized terminal multiples of EBITDA for Kratos and SYS ranging from 9.0 times to 11.0 times and perpetuity growth rates for Kratos and SYS ranging from 3.5% to 4.5%.

        This analysis resulted in implied exchange ratios ranging from 0.6991x to 3.2768x.

        Additionally, Wachovia analyzed implied exchange ratios assuming a constant Kratos stock price equal to the closing price of Kratos common stock on February 19, 2008. This analysis resulted in implied exchange ratios ranging from 0.6692x to 1.5326x.

Contribution Analysis:    Wachovia analyzed the respective contributions of fiscal year 2007, estimated fiscal year 2008 and estimated fiscal year 2009 revenues, EBITDA, Pro Forma EBIT and Pro Forma net income of Kratos and SYS to the combined company, based on the projected financial results of Kratos and SYS prepared by Kratos and the implied exchange ratios resulting from this analysis. Pro Forma EBIT and net income excluded amortization of intangibles and non-recurring items. Wachovia's analysis resulted in a range of implied exchange ratios from 0.3345x to 2.5321x.

Pro Forma Earnings Analysis:    Wachovia analyzed the potential effect of the proposed merger on the pro forma earnings per share, or EPS, of Kratos for the six months ending December 31, 2008 and fiscal year 2009, assuming that the merger closed on June 30, 2008. This analysis was based upon the respective financial forecasts for Kratos and SYS provided by Kratos. This analysis was done on a GAAP as well as a pro forma basis. Pro Forma forecasts excluded amortization of intangibles and non-recurring items for Kratos and SYS.

        This analysis indicated that the proposed Merger would be accretive to Kratos' pro forma six months ending December 31, 2008 and fiscal year 2009 GAAP and Pro Forma EPS assuming no synergies as a result of the transaction.

        The summary above does not purport to be a complete description of the analyses performed by Wachovia, but describes, in summary form, the material elements of the analyses underlying its opinion dated February 20, 2008. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Wachovia believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion.

        In performing its analyses, Wachovia made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Kratos' and SYS's control. No company, transaction or business used in the analyses described above is identical to Kratos, SYS or the merger. Any estimates contained in Wachovia's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia's analysis of the fairness, from a financial point of view, to Kratos of the exchange ratio pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia of its opinion dated February 20, 2008, to Kratos' board of directors. The exchange ratio was determined through negotiations between Kratos, SYS, members of their respective senior management teams and respective advisors, and was approved by Kratos' board of directors. Wachovia did not recommend any specific consideration to Kratos or that any given consideration constituted the only appropriate consideration for the merger.

        Wachovia's opinion was one of the many factors taken into consideration by Kratos' board of directors in making its determination to approve the merger. Wachovia's analyses summarized above should not be viewed as determinative of the opinion of Kratos' board of directors with respect to Kratos' value or of whether Kratos' board of directors would have been willing to agree to a different form of consideration.

        Wachovia Capital Markets, LLC is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia and its affiliates provide a full range of financial advisory, securities and lender services for which it receives customary fees. Wachovia Capital Markets, LLC and its affiliates, including Wachovia Corporation and its affiliates, may provide additional banking or other financial services, including, but not limited to, investment banking services to SYS or Kratos in the future for which Wachovia would also be paid fees and may receive other compensation. In the ordinary course of its business, Wachovia and its affiliates may actively trade or hold the securities (including derivative securities) of Kratos for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Wachovia was previously engaged by Wireless Facilities, Inc. (Kratos' former name), and received a fee for advising Wireless Facilities in the divestiture of its U.S. Engineering Business to LCC International in May 2007 and its

Wireless Deployment Business to Platinum Equity in July 2007. In the ordinary course of business, Wachovia may provide in the future, equity or other research coverage of the securities of Kratos.

        Pursuant to a letter agreement dated December 3, 2007, Kratos engaged Wachovia as its exclusive financial advisor with respect to a possible transaction involving SYS. Pursuant to the terms of the letter agreement, Kratos engaged Wachovia to deliver its opinion and has agreed to pay Wachovia a significant portion of its compensation as a transaction fee contingent upon consummation of the merger.

        Kratos has also agreed to reimburse Wachovia for its expenses incurred in performing its services, including the fees and expenses of Wachovia's counsel, and to indemnify Wachovia and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wachovia or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia's engagement and any related transactions.

Opinion of Financial Advisor to the SYS Board of Directors

        On February 19, 2008, at a meeting of SYS's Board held to evaluate the proposed merger, Imperial Capital delivered to SYS's Board an oral opinion, confirmed by delivery of a written opinion, dated February 19, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of SYS common stock.

        The full text of Imperial Capital's opinion describes the documents reviewed, matters considered and limitations on the review undertaken by Imperial Capital. This opinion is attached as Annex E and is incorporated into this proxy statement by reference. Imperial Capital's opinion is directed only to the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of SYS common stock. The opinion does not address the merits of the underlying decision by SYS to engage in the transaction or the relative merits of any alternatives discussed by SYS's Board and does not constitute an opinion with respect to SYS's underlying business decision to effect the transaction, any legal, tax or accounting issues concerning the transaction, or any terms of the transaction (other than the exchange ratio). The opinion does not constitute a recommendation as to any action SYS or any shareholder of SYS should take in connection with the transaction or any aspect thereof. Holders of SYS common stock are encouraged to read this opinion carefully in its entirety. The summary of Imperial Capital's opinion described below is qualified in its entirety by reference to the full text of its opinion.

        In arriving at its opinion, Imperial Capital, among other things:

  •
  Analyzed certain publicly available information of SYS that it believed to be relevant to its analysis, including SYS's annual reports on Form 10-K for the fiscal years ending June 30, 2005, June 30, 2006, and June 30, 2007, and SYS's quarterly reports on Form 10-Q for the quarters ending September 30, 2007 and December 31, 2007;

  •
  Analyzed certain publicly available information about Kratos that Imperial believed to be relevant to its analysis, including the Kratos annual report on Form 10-K for the fiscal year ending December 31, 2006 and the Kratos quarterly reports on Form 10-Q for the quarters ending March 31, 2007, June 30, 2007, and September 30, 2007;

  •
  Reviewed the Kratos internal draft income statements for the quarter and year ending December 31, 2007;

  •
  Reviewed certain internal financial forecasts and budgets prepared and provided by the SYS and Kratos management including the Kratos pro forma model prepared by management;

  •
  Met with and held discussions with certain members of the SYS and Kratos management to discuss the SYS and Kratos operations and future prospects;

  •
  Reviewed industry reports and publications;

  •
  Reviewed public information with respect to certain other public companies with business lines and financial profiles which Imperial deemed to be relevant;

  •
  Reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which Imperial deemed to be relevant;

  •
  Reviewed current and historical market prices of SYS and Kratos common stock, as well as the trading volume and public float of such common stock;

  •
  Reviewed the letter of intent and term sheet sent to SYS by Kratos dated December 21, 2007;

  •
  Reviewed the draft definitive agreement, including material schedules and exhibits, dated February 18, 2008 which is referred to in this section as the Merger Agreement; and

  •
  Conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed necessary, including its assessment of general economic and monetary conditions.

        In giving its opinion, Imperial Capital relied upon the accuracy and completeness of the foregoing financial and other information and did not assume any responsibility for independent verification of such information or conduct or receive any current independent valuation or appraisal of any assets of SYS or Kratos or any appraisal or estimate of liabilities of SYS or Kratos. With the consent of SYS's Board, Imperial Capital assumed that all financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of SYS and Kratos as to the future financial performance of the companies. Imperial Capital also relied upon the assurances of management of both companies that they were unaware of any facts that would make the information or financial forecasts provided to it incomplete or misleading. It assumed no responsibility for, and expressed no view as to, such financial forecasts or the assumptions on which they are based. Imperial Capital's opinion was necessarily based on economic, market and other conditions as they existed and could be evaluated on the date of its opinion.

        At the direction of SYS's Board, Imperial Capital was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in Imperial Capital's opinion, of the merger agreement or any related documents or the form of the merger or any related transaction. Imperial Capital expressed no opinion as to what the value of Kratos common stock would be when issued pursuant to the transaction or the prices at which SYS common stock or Kratos common stock will trade at any time. Imperial Capital expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transaction or any class of such persons. Imperial Capital assumed, with the consent of SYS's Board that (i) the final executed form of the Merger Agreement would not differ in any material respect from the draft that Imperial Capital examined, (ii) the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement, and (iii) the transaction would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. Imperial Capital also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any material adverse effect on Kratos, SYS or the transaction. Except as described above, SYS's Board imposed no other instructions or limitations on Imperial Capital with respect to the investigations made or the procedures followed by Imperial Capital in rendering its opinion. The issuance of Imperial Capital's opinion was approved by an authorized committee of Imperial Capital.

        In connection with rendering its opinion to SYS's Board, Imperial Capital performed a variety of financial and comparative analyses that are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Imperial Capital in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to SYS, Kratos or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        Imperial Capital believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Imperial Capital's analyses and opinion. Imperial Capital did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of Kratos and SYS provided by management of Kratos and SYS in or underlying Imperial Capital's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Imperial Capital considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kratos and SYS. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

        The exchange ratio in the transaction was determined through negotiation between Kratos and SYS, and the decision by SYS's Board to enter into the merger was solely that of SYS's Board. Imperial Capital's opinion and financial analyses were only one of many factors considered by SYS's Board in its evaluation of the merger and should not be viewed as determinative of the views of SYS's Board or management with respect to the merger or the exchange ratio.

        The following is a brief summary of the material financial analyses performed by Imperial Capital and reviewed with SYS's Board in connection with Imperial Capital's opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Imperial Capital's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Imperial Capital's financial analyses.

Contribution Analysis

        Imperial Capital reviewed and compared each party's relative financial contribution to the pro forma combined entity. For each party, Imperial Capital considered the (1) pre-deal market capitalization as of February 15, 2008, (2) pre-transaction enterprise value, (3) revenue, gross profit, and EBITDA for the latest twelve-month period ending December 31, 2007, and (4) revenue, EBITDA, and net income estimated for the 2008 calendar year. Financial data for SYS and Kratos were based on the most recent available filings with the Securities and Exchange Commission and on projections provided by the SYS and Kratos management. This analysis indicated the following relative financial contribution of each party to the pro forma combined entity:

	SYS	Kratos
Pro Forma Equity Ownership per Proposed Deal	23.6%	76.4%
Pre-deal Market Cap	15.3%	84.7%
Pre-Transaction Enterprise Value	12.1%	87.9%
2007 Revenue	20.9%	79.1%
2007 Gross Profit	26.8%	73.2%
2007 EBITDA	9.7%	90.3%
2008 Revenue	21.3%	78.7%
2008 EBITDA	26.2%	73.8%
2008 Net Income	34.7%	65.3%

Premiums Paid Analysis

        Imperial Capital reviewed and compared premiums paid per share of stock in selected change of control transactions to the premium to be received by SYS on a current, historical and volume weighted average basis. The implied per share consideration was calculated by multiplying the exchange ratio of 1.2582 by the Kratos closing stock price of $2.09 per share on February 15, 2008. The result, $2.63, was then compared to selected stock prices and volume weighted average prices from the previous six months to determine the implied per share consideration's premium. This analysis gave the following results:

Premium
Market Price as of 2/15/08	70.7%
30-Day Prior	60.3%
60-Day Prior	27.0%
90-Day Prior	25.2%
180-Day Prior	11.9%
30-Day Volume Weighted Average Price	73.0%
60-Day Volume Weighted Average Price	59.0%
90-Day Volume Weighted Average Price	43.5%
180-Day Volume Weighted Average Price	26.5%

        The results of this analysis were then compared to the Control Premium Studies conducted by FactSet Mergerstat, LLC which revealed an average control premium of 27.0% and a median control premium of 22.1% for domestic deals completed during the first three quarters of 2007.

Selected Public Companies Analysis

        Imperial Capital reviewed and compared selected financial information for SYS with corresponding financial information and multiples for the following publicly traded companies relevant to SYS:

Large Caps (> $1 billion)		Medium Caps ($200 million - $1 billion)		Small Caps (< $200 million)
•	CACI International Inc.	•	ICF International, Inc.	•	ATS Corporation
•	DynCorp International Inc.	•	MAXIMUS, Inc.	•	Dynamics Research Corp.
•	ManTech International Corp.	•	MTC Technologies, Inc.	•	Paradigm Holdings Inc.
•	QinetiQ Group Plc	•	NCI, Inc.	•	SM&A
•	SAIC, Inc.	•	SI International, Inc.	•	TechTeam Global, Inc.
•	SRA International Inc.	•	Stanley, Inc.	•	VSE Corp.

        For each of the selected public companies, Imperial Capital considered, among other things, (1) market capitalization (computed using closing stock prices as of February 15, 2008), (2) enterprise values, (3) enterprise values as a multiple of the latest twelve month period and estimated 2008 revenue, and (4) enterprise values as a multiple of the latest twelve month period and estimated 2008 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Financial data for the selected public companies were based on the most recent available filings with the Securities and Exchange Commission and on the Institutional Brokers' Estimate System's and First Call estimates. Financial data for SYS and Kratos were based on the most recent available filings with the Securities and Exchange Commission and on estimates provided by SYS's and Kratos' managements. This analysis indicated the following implied equity value per share ranges of SYS based on selected small cap company trading multiples applied to SYS's revenue and EBITDA:

	Implied Equity Value per Share
Based on
	Low	Mid	High
2007 Revenue	$1.31	$1.70	$2.09
2008 Revenue	$1.32	$1.75	$2.18
2007 EBITDA	$0.44	$0.49	$0.54
2008 EBITDA	$1.43	$1.61	$1.79

        This analysis also indicated the following implied equity value per share ranges of Kratos based on selected medium company trading multiples applied to Kratos' pro forma revenue and EBITDA including Haverstick:

	Implied Equity Value per Share
Based on
	Low	Mid	High
2007 Pro Forma Revenue	$2.04	$2.41	$2.77
2008 Revenue	$1.86	$2.25	$2.64
2007 Pro Forma EBITDA	$1.07	$1.18	$1.30
2008 EBITDA	$1.00	$1.13	$1.25

Selected Transactions Analysis

        Imperial Capital reviewed and compared selected financial information for SYS with corresponding financial information for the following selected transactions involving companies relevant to SYS that closed in 2007:

Date Closed	Target	Buyer
December 2007	Haverstick Consulting, Inc.	Kratos Defense & Security Solutions
November 2007	Number Six Software, Inc.	ATS Corp
November 2007	Dragon Development Corporation	CACI International
October 2007	PA Corp	Quintegra Solutions Ltd
August 2007	Potomac Management Group	ATS Corp
June 2007	Wexford	CACI International
June 2007	Z-Tech Corp.	ICF International Inc.
June 2007	Karta Technologies Inc.	NCI, Inc.
June 2007	Logtec, Inc.	SI International, Inc.
June 2007	NewVectors	TechTeam Government Solutions
April 2007	ITS Corp.	QinetiQ Group PLC
January 2007	VTC, LLC	Fortress America Acquisition Corp.
January 2007	Advanced Technology Systems Inc	ATS Corp

        In its review of selected transactions, Imperial Capital considered the enterprise value implied in each of the selected transactions as a multiple of revenue and EBITDA for the latest 12 months as of the time of the respective transaction, to the extent such data were publicly available. Imperial Capital then compared the multiples derived from the selected transactions with the corresponding multiples implied in the merger for SYS based on the exchange ratio. Multiples for the selected transactions were based on information from Mergerstat, Mergermarket, Capital IQ and company press releases. This analysis indicated the following implied equity value per share range of SYS based on selected M&A transaction multiples applied to SYS's revenue and EBITDA:

	Implied Equity Value per Share
Based on
	Low	Mid	High
2007 Revenue	$3.53	$3.92	$4.32
2007 EBITDA	$0.85	$0.90	$0.95

        This analysis indicated the following implied equity value per share range of Kratos based on selected transaction multiples applied to Kratos' pro forma revenue and EBITDA including Haverstick:

	Implied Equity Value per Share
Based on
	Low	Mid	High
2007 Pro Forma Revenue	$2.53	$2.89	$3.26
2007 Pro Forma EBITDA	$1.35	$1.46	$1.58

Discounted Cash Flow Analysis

        Imperial Capital performed a discounted cash flow analysis of SYS using projections and financial information for the period ranging from the beginning of fiscal year 2008 through the end of fiscal year 2012 (the "projection period") provided by SYS's management. Imperial Capital calculated the implied present values of free cash flows for SYS for the projection period using discount rates ranging from 16.0% to 18.0% based on the weighted average cost of capital. Imperial Capital calculated the terminal values for SYS based on multiples of 6.5x to 7.5x. Due to SYS's projected growth in EBITDA and unlevered free cash flow through fiscal year 2012, Imperial Capital applied the multiples method to calculate the terminal value only. The estimated terminal values were then discounted to implied present values using discount rates ranging from 16.0% to 18.0% based on the weighted average cost of capital. For each combination of discount rate and terminal value multiple, Imperial Capital added the implied present value of free cash flows to the implied present value of the terminal value to arrive at implied enterprise value for SYS. For each combination of discount rate and terminal value multiple, Imperial Capital then calculated the implied equity value of SYS as the implied enterprise value less the net debt as of December 31, 2007. Implied equity value per share of SYS common stock was calculated using fully-diluted shares outstanding of SYS, as provided by management of SYS. This analysis resulted in a range of implied equity values per share of SYS common stock of approximately $2.78 to $3.31.

Exchange Ratio Comparison

        Imperial Capital calculated the average equity valuation per share of SYS and Kratos based on an equal weighting of the various valuation methodologies. The following represent the ranges calculated for SYS:

Method	Low	High
Premiums Paid Analysis	$1.95	$1.97
Selected Public Companies Analysis 2007 Revenue	$1.31	$2.09
Selected Public Companies Analysis 2007 EBITDA	$0.44	$0.54
Selected Public Companies Analysis 2008 Revenue	$1.32	$2.18
Selected Public Companies Analysis 2008 EBITDA	$1.43	$1.79
Selected Transaction Analysis 2007 Revenue	$3.53	$4.32
Selected Transaction Analysis 2007 EBITDA	$0.85	$0.95
Discounted Cash Flow Analysis	$2.78	$3.31
Average	$1.70	$2.14

        And the ranges calculated for Kratos:

Method	Low	High
Premiums Paid Analysis	$2.64	$2.67
Selected Public Companies Analysis 2007 Pro Forma Revenue	$2.04	$2.77
Selected Public Companies Analysis 2007 Pro Forma EBITDA	$1.07	$1.30
Selected Public Companies Analysis 2008 Revenue	$1.86	$2.64
Selected Public Companies Analysis 2008 EBITDA	$1.00	$1.25
Selected Transaction Analysis 2007 Pro Forma Revenue	$2.53	$3.26
Selected Transaction Analysis 2007 Pro Forma EBITDA	$1.35	$1.58
Average	$1.78	$2.21

        Imperial Capital reviewed and compared the exchange ratio in the transaction with exchange ratios calculated using the high and low ranges for SYS and Kratos with the following results:

		Exchange Ratio
Exchange Ratio in the Transaction		1.2582
SYS Low / Kratos Low	$1.70 / $1.78	0.9524
SYS High / Kratos Low	$2.14 / $1.78	1.2011
SYS Low / Kratos High	$1.70 / $2.21	0.7689
SYS High / Kratos High	$2.14 / $2.21	0.9697

        Under the terms of the agreement with Imperial Capital, SYS agreed to pay Imperial Capital a transaction fee of $750,000 in connection with the sale of SYS and an opinion fee of $150,000 due upon the delivery of a fairness opinion regardless of the conclusions reached therein. In addition, SYS agreed to pay all fees, disbursements and out-of-pocket expenses incurred by Imperial Capital in connection with its services in connection with the merger and to indemnify Imperial Capital and related parties against any liabilities arising out of or in connection with advice or services rendered or to be rendered pursuant to the engagement letter agreement.

        SYS selected Imperial Capital as its financial advisor based on its experience with merger transactions and familiarity with the company. Imperial Capital is a full-service investment banking firm offering a wide range of advisory, finance and trading services. USBX and certain former USBX professionals, now employed by Imperial Capital, provided financial advisory and investment banking services for SYS in the past, including advising SYS on its acquisition of Ai Metrix, Inc. in October 2006 and its acquisition of Reality Based Information Technology Services, Ltd. in April 2006. In the ordinary course of its business, Imperial Capital may actively trade the debt and equity securities of SYS and Kratos for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Composition of Kratos Board of Directors

        The size and composition of the Kratos board of directors will not be affected by this transaction.

Interests of SYS Directors and Executive Officers in the Merger

        In considering SYS's unanimous determination that the merger is fair and advisable and recommendation that SYS's stockholders vote "FOR" approval of the merger agreement, you should be aware that members of SYS's board of directors and members of SYS's management team have agreements or arrangements that provide them with interests in the merger that differ from and are in addition to those of other SYS shareholders. The SYS board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to you that you vote "FOR" approval of the merger agreement.

Employment Agreement

        Kratos has required as a condition to the merger that Clifton L. Cooke, Jr., SYS's president and chief executive officer and a director, agree to enter into a Kratos employment agreement providing for his continued employment with Kratos immediately prior to the merger which employment agreement will be effective immediately after the merger.

Voting Agreements

        SYS's president and chief executive officer and its chief financial officer, who in the aggregate beneficially own approximately 9.1% of SYS's common stock as of May 15, 2008, have agreed with Kratos to vote their SYS shares in favor of the approval of the merger agreement. See "Voting Agreements" on page 89 of this document.

Treatment of SYS Options and Other Equity-Based Awards

        SYS has granted stock options to its employees, officers and directors under SYS's 1997 Incentive Stock Option and Restricted Stock Plan and the SYS 2003 Stock Option Plan. As of May 15, 2008, there are 2,117,100 options issued and outstanding under these plans. Of that amount 685,500 options are held by officers and directors.

        All outstanding SYS stock options will become fully vested prior to the closing and may be exercised for SYS shares ("cashless exercise" being permissible) at or prior to closing in accordance with the terms of the stock option plans, which shares would then be exchanged for Kratos shares in accordance with the exchange ratio. Any such stock option exercises may be subject to withholding taxes as a result. No SYS stock options will be assumed by or converted into options of Kratos.

        During 2003, the SYS board of directors approved the SYS 2003 Employee Stock Purchase Plan. The purpose of the SYS 2003 Employee Stock Purchase Plan is to provide employees of SYS and its designated subsidiaries with an opportunity to purchase SYS common stock. The 2003 Employee Stock Purchase Plan provides for enrollment on the first day of a six-month period in which the employees can elect payroll deductions for the purchase of SYS common stock. The 2003 Employee Stock Purchase Plan allows employees to designate a portion of their base compensation to be used to purchase SYS common stock at a purchase price per share at 85% of the lower of the fair market value on the first or last day of each offering period. Each offering period lasts six months.

        Effective February 20, 2008, the date of executing the merger agreement, SYS terminated the then current six month stock purchase period for its Employee Stock Purchase Plan, and this Plan is not being assumed by Kratos. SYS employees who were enrolled in the Plan from the period January 1, 2008 through February 20, 2008 were eligible to purchase shares during this stub period consistent with the provisions of the Plan.

        The following table sets forth as of May 15, 2008, the unvested SYS stock options held by SYS directors and executive officers which will vest upon the effective time of the merger:

Name	Unvested SYS Stock Options
Clifton L. Cooke, Jr.	0
Edward M. Lake	61,100
Michael W. Fink	12,500
Thomas A. Page	7,200
Alfred M. Gray	7,200
John R. Hicks	6,300
Gail K. Naughton	6,300
Philip P. Trahanas	4,500
Charles E. Vandeveer	4,500

Subordinated Convertible Notes

        SYS has $3,125,000 of convertible notes payable outstanding, which we refer to as the Notes. The Notes are unsecured and subordinate to its bank debt, bear interest at 10% per annum payable quarterly, are due February 14, 2009 and are convertible at any time into shares of common stock at a conversion rate of $3.60 per share. The Notes are being assumed by Kratos subject to their existing terms and conditions.

        Following the merger, the Notes will not be convertible into SYS common stock. Instead, they will be convertible into the merger consideration as if they had been converted into SYS stock immediately prior to the merger.

        Certain officers and directors of SYS hold $975,000 of these notes.

Warrants

        The following SYS warrants are outstanding:

  •
  Exercisable into 313,401 shares of common stock at $2.50 per share that were issued in June 2005 in conjunction with the sale of common stock and expire in June 2010

  •
  Exercisable into 50,000 shares of common stock at $3.85 per share that were issued in September 2005 in conjunction with the acquisition of technology from Lomasoft and expire in September 2010.

  •
  Exercisable into 110,000 shares of common stock at $4.00 per share that were issued in October 2005 to the investment bankers that assisted with a private offering of SYS's common stock and expire October 2010.

  •
  Exercisable into 20,000 shares of common stock at $2.44 per share that were issued in April 2006 related to the acquisition of Logic Innovations and expire in April 2011

  •
  Exercisable into 15,000 shares of common stock at $2.25 per share that were issued on September 18, 2007 related to consulting services and expire on September 18, 2012

        Holders of the foregoing warrants will, following the merger, be entitled to receive upon exercise of such warrants, the number of shares of Kratos common stock that they would have received pursuant to the merger had they exercised such warrants immediately prior to the merger.

Directors and Officers of SYS after the Merger

        The directors of Merger Sub will be the initial directors of SYS as the surviving corporation of the merger, and will serve until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of Merger Sub will be the initial officers of SYS as the surviving corporation of the merger, subject to the authority of the board of directors of the surviving corporation, as provided by California law and the bylaws of the surviving corporation.

Indemnification and Insurance

        The merger agreement provides that for six years after the effective time of the merger and to the fullest extent permitted by law, Kratos will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of SYS directors or officers as provided in SYS's organizational documents and its indemnification agreements with such individuals. The merger agreement also provides that, prior to the effective time of the merger, SYS will purchase six-year "tail" officers' and directors' liability insurance policies on terms and conditions no less favorable than SYS's existing directors' and officers' liability insurance. If SYS cannot purchase these "tail" policies for 200% or less of the annual premium paid by SYS for its existing insurance, SYS will purchase as much insurance coverage as can be obtained within the 200% cap. Kratos and the surviving corporation are obligated to maintain such tail policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.

Potential Change of Control or Severance Payments

        From and after the effective time of the merger, each of SYS's executive officers listed in the chart below may become eligible to receive Change of Control or severance payments for a period ranging from twelve months to twenty-four months, based on the terms of their existing employment agreements, which we refer to as the Agreements and their base salary, if terminated for any of the following reasons:

  •
  Their position or duties are modified in a way which materially reduces their responsibilities or the level of management to which they report;

  •
  A reduction in level of compensation as of the date of a change of control (including base salary and fringe benefits);

  •
  A relocation of their place of employment by more than 50 miles, provided and only if such change, reduction, or relocation is effected without the employee's express consent.

        Notwithstanding the foregoing and pursuant to the Agreements, if any amounts due to any such officer pursuant to their agreement are determined to be "Parachute Payments" as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the regulations promulgated thereunder, then the total compensation paid to such officer together with any other payment or the value of any benefit received or to be received by them which is treated as a Parachute Payment will not exceed 2.99 times such officer's Base Amount (as such term is defined in Section 280G of the Code). In the event a reduction of a change of control or severance payment is required such officer may select the compensation which will be reduced in order to fall within the 2.99 times Base Amount limitation.

        From and after the effective time of the merger, each of SYS's executive officers listed below may become eligible to receive severance payments subject to the parachute payment provision in their agreements as follows:

Name	Title	Approximate Amount of Potential Change of Control or Severance Payment
Edward M. Lake	Chief Financial Officer	$138,250
Michael W. Fink	Secretary and Sr. Vice President	$262,500

        In addition, to these executive officers certain other SYS employees have employment agreements with similar terms and conditions.

        As of May 15, 2008 directors and executive officers of SYS beneficially owned 4,870,433 shares of SYS common stock, which represented approximately 23.7% of the shares of SYS common stock then issued and outstanding. SYS's president and chief executive officer, and chief financial officer, who in the aggregate beneficially own approximately 9.1% of SYS common stock as of May 15, 2008, have agreed with Kratos to vote their shares of SYS's common stock to approve the merger agreement. For more information see "SYS Voting Agreement" at Annex C.

Certain Arrangements between SYS and its Executive Officers, Directors and Affiliates

        On December 6, 2007, the SYS Board approved an Incentive Compensation Plan as proposed by the Compensation and Nominating Committee. The Incentive Compensation Plan was established in the amount of $1.65 million to be allocated to certain named executive officers and members of management in the event of the acquisition of SYS within certain financial parameters and subject to further specificity as to the allocation of the Incentive Compensation Plan Amount. On February 19, 2008, the SYS Board reviewed a preliminary proposed allocation of the Incentive Compensation Plan and authorized Clifton L. Cooke to make a final allocation recommendation to the Compensation and Nominating Committee and the SYS Board after taking into consideration any other retention or bonus arrangements being considered by Kratos and SYS.

        On March 20, 2008, the Compensation and Nominating Committee met and approved a final allocation. Listed in the table below are the amounts approved for distribution upon closing of the merger for the SYS named executive officers which in total amounts to $1.325 million of the $1.65 million approved:

Name	Title	Amount of Incentive Compensation
Clifton L. Cooke	President and Chief Executive Officer	$700,000
Edward M. Lake	Chief Financial Officer	$500,000
Michael W. Fink	Secretary and Sr. Vice President	$125,000

        The remaining $0.325 million has been allocated to four other members of the management team.

        It should be further emphasized that the Incentive Compensation Plan has no impact on the consideration to be received by the SYS shareholders as there are no requirements pursuant to the merger agreement to deliver a specified amount of working capital on the closing balance sheet. The fixed exchange ratio was based on a fixed enterprise value of SYS less the subordinated convertible debt that is being assumed by Kratos.

Accounting Treatment

        The merger will be accounted for as an acquisition of SYS by Kratos under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the acquiror, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Kratos issued after the merger will reflect only the operations of SYS after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of SYS.

        All unaudited pro forma condensed combined financial statements contained in this Proxy Statement were prepared using the purchase method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of SYS's assets and liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of SYS as compared to the unaudited pro forma information included in this Proxy Statement will have the effect of increasing the amount of the purchase price allocable to goodwill.

Restrictions on Sales of Shares of Kratos Common Stock Received in the Merger

        Kratos shares of common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except for Kratos shares issued to any SYS shareholder who may be deemed to be an "affiliate" of Kratos after completion of the merger. Former SYS shareholders who were affiliates of SYS at the time of the SYS special meeting and who are not affiliates of Kratos after the completion of the merger may sell their Kratos shares at any time. Former SYS shareholders who are or become affiliates of Kratos after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of Kratos. This Proxy Statement does not cover resales of Kratos common stock received by any person upon completion of the merger, and no person is authorized to make any use of this Proxy Statement in connection with any resale.

Dissenters' Rights and Appraisal Rights

Kratos Stockholders

        Pursuant to Section 262 of the Delaware General Corporation Law, Kratos stockholders are not entitled to exercise dissenters' rights or appraisal rights or to demand payment for their shares of Kratos common stock under applicable law as a result of the merger.

SYS Shareholders

        The following summarizes Chapter 13 of the California General Corporation Law, which sets forth the procedures for SYS shareholders to dissent from the merger and to demand statutory dissenters' rights under the California General Corporation Law. This summary does not purport to be a complete statement of the provisions of California law relating to the rights of dissenting SYS shareholders and is qualified in its entirety by reference to Sections 1300 through 1313 of the California General Corporation Law, the full text of which is attached as Annex F to this Proxy Statement. Failure to follow the following procedures exactly could result in the loss of dissenters' rights.

        If SYS shareholders approve the terms of the merger by a majority of the outstanding shares entitled to vote thereon and the merger agreement is not abandoned or terminated, SYS shareholders who vote against the merger may, by complying with Sections 1300 through 1313 of the California General Corporation Law, be entitled to dissenters' rights as described therein. To exercise dissenters' rights, an SYS shareholder must comply with all of the procedures required by California law. The holders of SYS common stock who do exercise their dissenters' rights with respect to the approval of the terms of the merger are referred to herein as Dissenting Shareholders, and the shares of stock with respect to which they exercise dissenters' rights are referred to herein as Dissenting Shares. If an SYS shareholder has a beneficial interest in SYS common stock that is held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters' rights he, she or it may have, such beneficial shareholder must act promptly to cause the holder of record to follow the steps summarized below timely and properly.

        Dissenters' rights cannot be validly exercised by persons other than SYS shareholders of record, regardless of the beneficial ownership of the shares.

        Any SYS shareholder who holds his, her or its shares in a brokerage account or other nominee form and who wishes to exercise dissenters' rights is urged to consult with his, her or its broker to determine appropriate procedures for exercising dissenters' rights by such nominee.

        Any SYS shareholder who wishes to exercise dissenters' rights or who wishes to preserve his, her or its right to do so should review this section and Annex F (sections 1300 through 1313 of the California General Corporation Law) carefully and should consult his, her or its legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights.

Dissenters' Rights Under California Law

        In order for any SYS shareholder who holds freely transferable shares (i.e., shares with respect to which there exist no restrictions on transfer imposed by SYS or by any law or regulation) to receive dissenters' rights, at least 5% of the outstanding shares of SYS common stock must satisfy each of the following requirements to qualify as Dissenting Shares under the California General Corporation Law:

  •
  the SYS common stock must have been outstanding on May 15, 2008 the record date;

  •
  the SYS common stock must have been voted against the merger; and

  •
  no later than the date of SYS's special meeting, the holder of such SYS common stock must make a written demand that SYS repurchase his Dissenting Shares at fair market value (as described below).

        The above requirements having been met, the holder of such SYS common stock must submit certificates for endorsement upon notice of approval of the merger agreement (as described below).

        In order for any SYS shareholder who holds shares with respect to which there exists any restriction on transfer imposed by SYS or by any law or regulation, such shareholder must meet the bullet point requirements listed above to receive dissenters' rights with respect to such transfer-restricted shares, but no minimum number of outstanding shares are required to perfect dissenters' rights.

Demand for Repurchase of Shares

        Pursuant to Sections 1300 through 1313 of the California General Corporation Law, holders of Dissenting Shares may require SYS to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

        A vote against the merger does not in and of itself constitute a demand for appraisal under the California General Corporation Law.

        No later than the date of SYS's special meeting, a Dissenting Shareholder must demand that SYS repurchase such shareholder's Dissenting Shares in a statement setting forth the number and class of Dissenting Shares held of record by such Dissenting Shareholder, that the Dissenting Shareholder demands that SYS repurchase such Dissenting Shares, and a statement of what the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price. An SYS shareholder who elects to exercise dissenters' rights pursuant to Chapter 13 should mail or deliver the written demand to:

    SYS
    5050 Murphy Canyon Road, Suite 200
    San Diego, CA 92123
    Attention: Michael W. Fink, Corporate Secretary

        If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand that SYS repurchase such shares on behalf of an SYS shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as an agent for such owner or owners. A record holder, such as a broker who holds shares as nominee for several beneficial owners, may exercise dissenters' rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

Submission of Certificates for Endorsement

        Next, the Dissenting Shareholder must affirmatively vote his, her or its shares against the approval of the terms of the merger at SYS's special meeting. If a Dissenting Shareholder fails to vote at all, abstains from voting on the proposal regarding the terms of the merger or votes "FOR" that proposal at SYS's special meeting, he, she or it will lose the right to payments as a Dissenting Shareholder and such shareholder will be paid the merger consideration described in the merger agreement.

        After SYS's special meeting, if SYS shareholders have approved the terms of the merger and, in the case of freely transferable shares, at least 5% of the SYS shareholders have properly delivered demands for payment to SYS and voted against the approval of the terms of the merger, SYS is required, within ten days, to mail to each appropriately Dissenting Shareholder notice of approval of the terms of the merger, a statement of the price determined by SYS to represent the fair market value of Dissenting Shares (which will constitute an offer by SYS to purchase such Dissenting Shares at such stated price), and a description of the procedures such holders should follow in order to exercise their rights as Dissenting Shareholders.

        Within 30 days after the notice of approval of the terms of the merger is mailed to shareholders, the shareholder must also submit to SYS, for endorsement as Dissenting Shares, the stock certificates representing the SYS shares as to which the Dissenting Shareholder is exercising dissenters' rights.

Payment for Dissenting Shares

        If upon the Dissenting Shareholder's surrender of the certificates representing the Dissenting Shares, SYS and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the Dissenting Shareholder with interest thereon at the legal rate on judgments from the date of the agreement within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived.

        If SYS denies that shares are Dissenting Shares or the SYS shareholder fails to agree with SYS as to the fair market value of the shares, then, within the time period provided by Section 1304(a) of the California General Corporation Law, any SYS shareholder who has made a valid written demand and has not voted in favor of approval of the terms and conditions of the merger may file a complaint in the Superior Court in the proper California county requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of the holder's shares, or both, or may intervene in any pending action brought by any other SYS shareholder.

        On the trial of the action, the court determines the issues. If the status of the shares as Dissenting Shares is in issue, the court first resolves that issue. If the fair market value of the Dissenting Shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the shares.

        If the court appoints an appraiser or appraisers, they proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report is submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        If the single appraiser or a majority of the appraisers fails to make and file a report within 10 days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court determines the fair market value of the Dissenting Shares. Subject to Section 1306 of the California General Corporation Law, judgment is rendered against the corporation for payment of an amount equal to the fair market value of each Dissenting Share multiplied by the number of Dissenting Shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest at the legal rate from the date on which the judgment is entered.

        The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the price determined by the court is more than 125% of the price offered by the corporation, the corporation pays the costs (including, in the discretion of the court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement).

        Except as expressly limited by Chapter 13 of the California General Corporation Law, holders of Dissenting Shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

        For federal income tax purposes, SYS shareholders who receive cash for their shares of SYS common stock after exercising dissenters' rights will recognize taxable gain or loss.

        If an SYS shareholder fails to perfect his, her or its dissenters' rights or effectively withdraws or loses such rights, such holder's SYS common stock will thereupon be deemed to have been canceled and converted as set forth in the merger agreement.

        Failure to follow the steps required by Chapter 13 of the California General Corporation Law for perfecting dissenters' rights may result in the loss of dissenters' rights, in which event you will be entitled to receive the consideration with respect to your Dissenting Shares in accordance with the merger agreement. In view of the complexity of the provisions of Chapter 13 of the California General Corporation Law, if you are an SYS shareholder and are considering exercising your dissenters' rights under the California General Corporation Law, you should consult your own legal advisor.

Listing of Kratos Common Stock on The Nasdaq Global Select Stock Market

        Kratos has agreed that, prior to the completion of the merger, it will cause the shares of Kratos common stock to be issued in the merger to be approved for listing on The Nasdaq Global Select Stock Market. Such approval is a condition to the completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General.

        The following general discussion summarizes the material United States federal income tax consequences of the merger to Kratos, Merger Sub, SYS and to holders of common stock of SYS who are "United States persons," as defined for United States federal income tax purposes and who hold their SYS common stock as a capital asset within the meaning of Section 1221 of the Code. For United States federal income tax purposes, a "United States person" is:

  •
  a United States citizen or resident of the United States;

  •
  a corporation, partnership or other entity created or organized in the United States or under the laws of the United States, or any state within the United States;

  •
  an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

  •
  a trust, whose administration is subject to the primary supervision of a United States court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        The term "non-United States person" means a person or holder other than a "United States person."

        This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular shareholder in light of his or her individual circumstances or to shareholders subject to special treatment under the federal income tax laws, including, without limitation:

  •
  brokers or dealers in securities or foreign currencies;

  •
  shareholders who are subject to the alternative minimum tax provisions of the Code;

  •
  tax-exempt organizations;

  •
  shareholders who are "non-United States persons;"

  •
  expatriates;

  •
  shareholders that have a functional currency other than the United States dollar;

  •
  banks, mutual funds, financial institutions or insurance companies;

  •
  shareholders who acquired SYS common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

  •
  shareholders who hold SYS common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

  •
  shareholders who acquired their shares through SYS's 401(k) plan, deferred compensation plan or other retirement plan; or

  •
  shareholders whose SYS common stock is "qualified small-business stock" for purposes of Section 1202 of the Code.

        No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law.

        SYS shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

        It is a condition to the obligation of Kratos to consummate the merger that Kratos receive an opinion from its counsel, DLA Piper US LLP, and it is a condition to the obligation of SYS to consummate the merger that SYS receive an opinion from its counsel, Luce, Forward, Hamilton & Scripps LLP, in each case, to the effect that, based upon certain facts, representations and assumptions, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Kratos or SYS does not render such opinion, this condition shall be deemed to be satisfied if counsel to the other party renders the opinion to both parties that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, the receipt by DLA Piper US LLP and Luce, Forward, Hamilton & Scripps LLP, of representation letters from each of Kratos, Merger Sub and SYS, in each case, in form and substance reasonably satisfactory to DLA Piper US LLP and Luce, Forward, Hamilton & Scripps LLP. An opinion of counsel represents that counsel's best legal judgment and is not binding on the Internal Revenue Service or any court.

        The following summary assumes that the merger will be completed as described in the merger agreement and this Proxy Statement and that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

  •
  SYS shareholders will not recognize any gain or loss upon the receipt of Kratos common stock in exchange for SYS common stock in connection with the merger, except to the extent of cash received in lieu of a fractional share of Kratos common stock, as discussed below;

  •
  cash payments received by an SYS shareholder for a fractional share of Kratos common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Kratos for cash. SYS shareholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share;

  •
  the aggregate tax basis of the Kratos common stock received by an SYS shareholder in connection with the merger will be the same as the aggregate tax basis of the SYS common stock surrendered in exchange for Kratos common stock, reduced by any amount allocable to a fractional share of Kratos common stock for which cash is received;

  •
  the holding period of the Kratos common stock received by an SYS shareholder in connection with the merger will include the holding period of the SYS common stock surrendered in connection with the merger; and

  •
  Kratos, Merger Sub and SYS will not recognize gain or loss as a result of the merger.

Backup Withholding.

        If you are a non-corporate holder of SYS common stock you may be subject to information reporting and a 28% backup withholding on any cash payments received in lieu of a fractional share interest in Kratos common stock. You will not be subject to backup withholding, however, if you:

furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Tax Return Reporting Requirements.

        If you receive Kratos common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3.

        The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. SYS shareholders are urged to consult their own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

THE MERGER AGREEMENT

        The following discussion summarizes material provisions of the Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. We urge you to read the merger agreement carefully in its entirety, as well as this Proxy Statement, before making any decisions regarding the merger.

        The representations and warranties described below and included in the merger agreement were made by Kratos and SYS to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Kratos and SYS in connection with negotiating its terms, including, but not limited to, the qualifications and limitations listed in the disclosure schedules to the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Kratos and SYS rather than establishing matters as facts. The merger agreement is described in this Proxy Statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Kratos, SYS or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Kratos or SYS, and you should read the information provided elsewhere in this Proxy Statement, and in the documents which are incorporated by reference as exhibits to the registration statement of which this Proxy Statement is a part, for information regarding Kratos and SYS and their respective businesses. See "Where You Can Find More Information" beginning on page 229 of this Proxy Statement.

The Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will merge with and into SYS, and SYS will survive the merger as a wholly owned subsidiary of Kratos.

Closing and Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of California or at such later time as may be agreed upon by SYS and Kratos and as specified in the certificate of merger. The filing of the certificate of merger will occur no later than three business days after the conditions to completion of the merger have been satisfied or waived.

Directors and Executive Management Following the Merger

        Kratos President and CEO Eric DeMarco will serve as President and CEO of the combined company.

        The board of directors of Kratos will remain unchanged following the merger.

Company Locations Following the Merger

        Kratos' corporate headquarters will remain in San Diego, California, and Kratos will maintain a significant presence in Washington, D.C.; Marietta, Georgia; Newport, Delaware; Houston, Texas; Huntsville, Alabama; Alexandria, Virginia; Indianapolis, Indiana and various other locations in the United States. For further information please see "Properties" beginning on page 94.

Consideration to be Received in the Merger

SYS Common Stock

  •
  SYS Common Stock.  At the effective time of the merger, each outstanding share of SYS common stock will be converted into the right to receive 1.2582 shares of Kratos common stock, together with any cash paid in respect of fractional shares.

  •
  Fractional Shares.  Holders of SYS common stock will not receive any fractional Kratos shares in the merger. Instead, the total number of Kratos shares that each holder of SYS common stock will receive in the merger will be rounded down to the nearest whole number, and Kratos will pay cash for any resulting fractional share that an SYS shareholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of Kratos common stock will be determined by multiplying the fraction by the average closing price for Kratos common stock on The Nasdaq Global Select Stock Market for the three days before the date the merger becomes effective.

    Example: If you currently own 25 shares of SYS common stock, absent the treatment of the fractional shares described above, you would be entitled to receive (25 × 1.2582) or 31.455 shares of Kratos common stock. Since fractional shares will not be issued, you will be entitled to 31 shares of Kratos common stock and a check for the market value of 0.455 shares of Kratos common stock based on its average closing price during the three days prior to the date the merger becomes effective.

Treatment of SYS Options

        At the effective time of the merger, each option to purchase shares of SYS common stock that is outstanding and unexercised immediately prior to the date the merger becomes effective will cease to represent a right to acquire SYS common stock and will be cancelled.

Adjustments to the Exchange Ratio

        The exchange ratio will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Kratos common stock or SYS common stock prior to the effective time of the merger.

Procedures for Exchange of Certificates

        Kratos will appoint an exchange agent for the purpose of exchanging certificates and uncertificated shares of SYS common stock. As soon as reasonably practicable after the effective time of the merger, but in any event, within five business days thereof, the exchange agent will mail transmittal materials to each holder of record of SYS shares of common stock, advising such holders of the procedure for surrendering their share certificates and/or uncertificated shares to the exchange agent.

        Each holder of a share of SYS common stock that has been converted into a right to receive the applicable merger consideration (including cash for fractional shares) will receive the applicable merger consideration upon surrender to the exchange agent of the applicable SYS common stock certificate or uncertificated shares, together with a letter of transmittal covering such shares and such other documents as the exchange agent may reasonably require.

        After the effective time, each certificate that previously represented shares of SYS common stock will represent only the right to receive the applicable merger consideration as described above under "—Consideration to be Received in the Merger," including cash for any fractional shares of Kratos common stock. In addition, SYS will not register any transfers of the shares of SYS common stock after the effective time of the merger.

        Holders of SYS common stock should not send in their SYS stock certificates until they receive and complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of SYS stock certificates.

        SYS and Kratos are not liable to holders of shares of SYS common stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

        Kratos stockholders need not exchange their stock certificates.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by Kratos and SYS to each other. The representations and warranties are subject in some cases to specified exceptions and qualifications. The parties' reciprocal representations and warranties relate to, among other things:

  •
  organization, capital structure, corporate power and authority and execution and delivery of the merger agreement;

  •
  consents and approvals of third parties, and permissions and authorizations of governmental entities, required in connection with the merger agreement and the merger;

  •
  subsidiaries;

  •
  the approval of the merger agreement and the merger by the parties' respective boards of directors;

  •
  the stockholder votes required to approve the merger;

  •
  documents filed with the SEC and the accuracy of information contained in those documents;

  •
  financial statements and internal controls;

  •
  compliance with applicable legal requirements;

  •
  properties and assets;

  •
  intellectual property;

  •
  filing of tax returns, payment of taxes and other tax matters;

  •
  employee benefit plans and the Employee Retirement Income Security Act of 1974;

  •
  environmental matters;

  •
  insurance matters;

  •
  legal proceedings;

  •
  labor and employment matters;

  •
  absence of undisclosed liabilities;

  •
  interests of officers and directors;

  •
  compliance with export controls laws;

  •
  compliance with international trade laws;

  •
  brokers used in connection with the merger;

  •
  the absence of any material adverse effect or certain other changes or events since December 28, 2007; and

  •
  the receipt of fairness opinions from the parties' financial advisors.

        In addition to the foregoing, the merger agreement contains representations and warranties made by SYS to Kratos regarding:

  •
  SYS's products and product warranties;

  •
  certain material contracts;

  •
  the absence of any stockholders rights plan; and

  •
  brokers used in connection with the merger.

Conduct of Business Pending the Merger

        Under the merger agreement, each of SYS, Kratos and each of their respective subsidiaries are required to carry on their respective businesses in the ordinary course consistent with past practice, pay their debts and taxes when due and use commercially reasonable efforts, consistent with past practices, to maintain and preserve their business organization, assets and properties, keep available the services of their present officers and employees and preserve their advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with them.

        In addition, each of SYS and Kratos and each of their respective subsidiaries may not, among other things and subject to certain exceptions, without the consent of the other party:

  •
  amend its charter or bylaws except as provided for in the merger agreement (a) with respect to Kratos, except as required by the SEC or The Nasdaq Global Select Stock Market or as would not have a material adverse effect upon Kratos and would not materially restrict the operations of Kratos, and (b) with respect to SYS, except as required by the SEC or American Stock Exchange.

  •
  merge with or acquire any business or material assets;

  •
  make any changes in accounting methods, principles or practices, except as required by a change in generally accepted accounting principles or legal requirements; or

  •
  make or rescind any material tax election, settle any proceeding related to taxes, enter into tax agreements with a governmental entity, or except as required by law, change any of its methods of reporting income or deductions for federal income tax purposes.

        In addition, SYS each of its subsidiaries may not, among other things and subject to certain exceptions, without the consent of Kratos:

  •
  declare or pay any dividends on or make other distributions in respect of its capital stock;

  •
  split, combine or reclassify any of its capital stock;

  •
  issue or sell any shares of its capital stock or other voting securities, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting securities, or enter into any agreement with respect to any of the foregoing, other than (a) with respect to SYS, the issuance of common stock required to be issued upon the exercise or settlement of SYS options, restricted stock units or other equity-based awards outstanding on the date of the merger agreement in accordance with the terms of the applicable award;

  •
  purchase or redeem any shares of capital stock or any other of its securities;

  •
  sell or lease any of its properties or assets, other than as part of sales of products, inventory and other properties and assets in the ordinary course of business consistent with past practice;

  •
  adopt or implement any stockholder rights plan;

  •
  except for certain permitted confidentiality agreements, enter into any agreement with respect to any merger, consolidation or disposition of all or substantially all of the assets of SYS and its subsidiaries;

  •
  incur any indebtedness for borrowed money, issue any guarantees, issue or amend any debt securities, make any loans or, other than in the ordinary course of business consistent with past practice, enter into any hedging arrangements;

  •
  make any capital expenditures in an amount in excess of $250,000 in the aggregate other than in the ordinary course of business consistent with past practices;

  •
  change any assumption underlying or method of calculating any bad debt, contingency or other reserve, except as required by a change in generally accepted accounting principles or legal requirements;

  •
  pay or settle any claims or obligations in excess of $250,000 in the aggregate except in the ordinary course of business consistent with past practice or, except as otherwise permitted by the merger agreement, waive or release any material benefit under or fail to enforce any confidentiality, standstill or similar agreements;

  •
  amend or terminate any material contract other than in the ordinary course of business consistent with past practice;

  •
  enter into any material contract or agreement or license any material intellectual property and/or technology to or from any third party, in each case other than in the ordinary course of business consistent with past practice;

  •
  except as required by law or pursuant to existing benefits plans, (a) enter into, amend or terminate any employee benefits plan; (b) increase the compensation or fringe benefits of any director, officer, employee, or consultant, (c) amend or accelerate the payment or vesting of any granted stock option, restricted stock unit or other benefits, (d) pay any benefit not required by any employee benefit plan, or (e) grant awards under any bonus or compensation plan, except for the grant to new hires of options to purchase SYS common stock;

  •
  initiate or settle any material litigation or arbitration;

  •
  open or close any facility or office;

  •
  fail to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement; or

  •
  fail to pay accounts payable and other obligations in the ordinary course of business consistent with past practice, except with respect any amounts disputed in good faith by the company.

Reasonable Best Efforts; Other Agreements

Reasonable Best Efforts

        Kratos and SYS have each agreed to use their reasonable best efforts to take all actions necessary, proper or advisable under the merger agreement and applicable laws, rules and regulations to complete the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Notwithstanding the foregoing, Kratos is not required to agree to or carry out any divestiture, sale, license or imposition of any material limitation on the ability of Kratos to conduct its business or to hold or exercise full ownership of the SYS shares, except in each case as would not involve any assets that are material to Kratos and its subsidiaries, taken as a whole.

Proxy Statement; Stockholders' Meetings

        Kratos and SYS have agreed to cooperate in preparing and filing with the SEC this Proxy Statement and the registration statement of which it forms a part. Each has agreed to use its commercially reasonable efforts to resolve any SEC comments relating to this Proxy Statement and to have the registration statement of which it forms a part declared effective, and will cause this Proxy Statement to be mailed to its respective stockholders as early as practicable after it is declared effective. Each has also agreed to hold a stockholders' meeting as promptly as possible after the registration statement is declared effective and in any event within 45 days of such declaration.

Listing on The Nasdaq Global Select Stock Market

        Kratos has agreed that, if required by the rules of The Nasdaq Global Select Stock Market, it will file with The Nasdaq Global Select Stock Market a notification form to list the additional shares to be issued to SYS's stockholders in connection with the merger.

Other Agreements

        The merger agreement contains certain other agreements, including agreements relating to access to information and cooperation between Kratos and SYS during the pre-closing period, public announcements and certain tax matters.

Conditions to Completion of the Merger

        Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

  •
  receipt of the approvals of the holders of SYS and Kratos capital stock required for the completion of the merger;

  •
  the receipt of such additional governmental authorizations, consents, orders and approvals as may be required in connection with the merger, subject to certain exceptions;

  •
  the effectiveness of the registration statement of which this Proxy Statement is a part, and the registration statement not being subject to any stop order or threatened stop order;

  •
  the absence of any order, preliminary or permanent injunction or other decree issued by any court of competent jurisdiction or other legal restraint making the merger illegal or otherwise preventing the consummation of the merger;

  •
  the receipt from each party's counsel of a written opinion to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  •
  the other party's representations and warranties being true and correct on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that specified date, in each case other than any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be likely to have a material adverse effect on the other party, except for SYS's representations and warranties relating to its capitalization, which must be true and correct in all material respects;

  •
  the other party having performed its obligations under the merger agreement in all material respects;

  •
  with respect to the Kratos obligation to complete the merger, that: (a) Clifton L. Cooke, Jr. enter into an employment agreement with Kratos; (b) SYS deliver written resignation of all officers and directors of SYS effective as of the Effective Time; and (c) there is not any action or proceeding by any governmental entity seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Kratos or its subsidiaries of the business of SYS or of Kratos or its subsidiaries or to compel Kratos or its subsidiaries to dispose of or hold separate all or any material portion of SYS's business or assets or of Kratos or its subsidiaries, except in each case for any action or proceeding seeking a remedy that Kratos would be required to agree to under the merger agreement; and

  •
  with respect to the SYS obligation to complete the merger, that the shares of Kratos common stock to be issued in the merger have been authorized for listing on The Nasdaq Global Select Stock Market.

        The merger agreement provides that certain of the conditions described above may be waived by Kratos or SYS. Neither Kratos nor SYS currently expects to waive any material condition to the completion of the merger. If either Kratos or SYS determines to waive any condition to the merger that would result in a material adverse change in the terms of the merger to SYS or Kratos stockholders, including any change in the tax consequences of the transaction to SYS shareholders, proxies will be resolicited from the Kratos or SYS shareholders.

        The merger agreement provides that none of the following shall be deemed to constitute a "material adverse effect" or be taken in account in determining whether one has occurred, other than in the case of an event or development that would have a material adverse effect on a party's ability to consummate the merger:

  •
  changes in economic conditions in any country in which the companies operate, except to the extent those changes have a materially disproportionate effect on the affected party and its subsidiaries as compared to similarly situated companies;

  •
  conditions affecting the industries or industry sectors in which the affected party operates, except to the extent those changes or events have a materially disproportionate effect on the affected party and its subsidiaries as compared to other companies in the same industries or industry sectors;

  •
  changes arising out of the announcement, pendency or consummation of the merger;

  •
  changes in the market price or trading volume of the affected party's stock;

  •
  changes in generally accepted accounting principles or legal requirements applicable to the affected party and its subsidiaries, except to the extent those changes have a materially disproportionate effect on the affected party and its subsidiaries as compared to other companies affected by such changes;

No Solicitation; Changes in Recommendations

        In the merger agreement SYS has agreed that its board will recommend that SYS's stockholders adopt and approve the merger agreement and that it will not directly or indirectly:

  •
  solicit, initiate, encourage or knowingly or intentionally encourage or facilitate any "acquisition proposal," as described below;

  •
  enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or participate in, any acquisition proposal; or

  •
  withdraw, qualify or modify its recommendation to SYS's stockholders in a manner adverse to Kratos.

        However, at any time before the date that the vote required to be obtained from its stockholders in connection with the merger has been obtained, SYS and its board of directors may:

  •
  furnish non-public information to and participate in discussions or negotiations with a third party in response to an unsolicited bona fide written acquisition proposal by such person, if the SYS board of directors, after consultation with outside legal counsel and financial advisors, determines in good faith that such acquisition proposal constitutes or is reasonably likely to result in a "superior proposal," as described below, and prior to providing any non-public information to such person SYS enters into a confidentiality agreement with such person on terms no less restrictive of the third party than the confidentiality agreement between Kratos and SYS; or

  •
  withdraw, qualify or modify its recommendation of the merger in response to (i) an unsolicited acquisition proposal that the SYS board of directors, after consultation with outside legal counsel and financial advisors, determines in good faith constitutes a superior proposal or (ii) a material development or change in circumstances that was not known to or reasonably foreseeable by the SYS board of directors as of the date of the merger agreement, in each case if and only if the SYS board of directors, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to effect a recommendation change would result in a breach of its fiduciary duties under applicable law; and provided that the SYS board of directors may not change its recommendation unless the board follows certain notice provisions and engages in good faith negotiations with Kratos to amend the merger agreement in such a way as to make the acquisition proposal no longer be a superior proposal (in the case of clause (i)) or obviate the need for a change of recommendation (in the case of clause (ii)).

        The merger agreement also provides that SYS must notify Kratos of any acquisition proposal received by, any information related to an acquisition proposal requested from, SYS or any request or inquiry with respect to an acquisition proposal. SYS must keep Kratos reasonably informed in all material respects of the status and terms of any such acquisition proposal, the status and nature of all information requested and delivered, and the status and terms of any counterproposals or such discussions or negotiations.

Termination

        Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (including after stockholder approval):

  •
  by mutual written consent of Kratos and SYS;

  •
  by either Kratos or SYS, if:

  •
  the merger is not consummated on or before August 20, 2008; except that such right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such failure and provided that this date (referred to herein as the "outside date") may be extended to February 20, 2009;

  •
  a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger;

  •
  the required Kratos or SYS shareholder vote has not been obtained at the applicable stockholder meeting, or any adjournment or postponement thereof, to approve the Kratos voting proposal (except that this right is not available to any party who is in material breach of or has materially failed to fulfill its obligations under the merger agreement); or

    •
    the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured after 30 days' written notice;

  •
  by Kratos, if:

  •
  the SYS board of directors fails to recommend that its shareholders vote in favor or the merger proposal or withdraws, qualifies, modifies or publicly proposes to withdraw, qualify or modify its recommendation as to the merger proposal;

  •
  the SYS board of directors or any committee thereof approves or recommends an alternative acquisition proposal;

  •
  SYS enters into an alternative acquisition agreement relating to an acquisition, as defined in the Merger Agreement;

  •
  the SYS board of directors or any committee thereof fails to reconfirm its recommendation as to the merger proposal within ten business days after Kratos requests in writing that SYS's board of directors do so, provided such request by Kratos may only be made in the event SYS has received an alternative acquisition proposal or amendment thereto; or

  •
  SYS willfully breaches its covenants with respect to non-solicitation of an alternative acquisition proposal or its obligations to call its shareholders meeting and mail this Proxy Statement to its shareholders.

  •
  by SYS to accept a proposal from a third party to acquire SYS that SYS's board of directors determines to be superior to the terms of Kratos' proposed acquisition of SYS, if SYS's board of directors changes or withdraws its recommendation of the merger in response to such superior proposal and pays the applicable termination fee (as described below).

Termination Fees and Expenses

        Pursuant to the merger agreement, SYS is required to pay a termination fee of $2,394,000 dollars to Kratos in the event the merger agreement is terminated:

  •
  By Kratos, if:

  •
  the SYS board of directors fails to recommend that its shareholders vote in favor or the merger proposal or withdraws, qualifies, modifies or publicly proposes to withdraw, qualify or modify its recommendation as to the merger proposal;

  •
  the SYS board of directors or any committee thereof approves or recommends an alternative acquisition proposal;

  •
  SYS enters into an alternative acquisition agreement relating to an acquisition, as defined in the Merger Agreement;

  •
  the SYS board of directors or any committee thereof fails to reconfirm its recommendation as to the merger proposal within ten business days after Kratos requests in writing that SYS's board of directors do so, provided such request by Kratos may only be made in the event SYS has received an alternative acquisition proposal or amendment thereto; or

  •
  SYS willfully breaches its covenants with respect to non-solicitation of an alternative acquisition proposal or its obligations to call its shareholders meeting and mail this Proxy Statement to its shareholders.

  •
  By SYS, if its board of directors or any committee thereof has made an adverse recommendation change and SYS enters into an alternative acquisition agreement which was the subject of such adverse recommendation change.

        Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses, except that Kratos and SYS will share equally the expenses incurred in connection with the printing and mailing of this Proxy Statement.

Effect of Termination

        If the merger agreement is terminated as described in "—Termination" above, the agreement will be void, and there will be no liability or obligation of any party except that:

  •
  each party will remain liable for any willful breach of the merger agreement, fraud or knowing misrepresentation; and

  •
  designated provisions of the merger agreement, including the provisions relating to confidential treatment of information and the allocation of fees and expenses (including, if applicable, the termination fees described above) will survive termination.

Employee Matters

        The merger agreement provides that, with respect to SYS employees who remain employed for at least 180 days following completion of the merger, to the extent permissible, Kratos will treat the service of such employees prior to the completion of the merger as service rendered to Kratos for purposes of vesting, eligibility and minimum waiting periods under Kratos' benefit plans. Kratos will assume and perform SYS's employment and change of control severance agreements. Kratos will also use commercially reasonable efforts to provide that no new employee from SYS will be excluded under its benefit plans due to waiting period or pre-existing condition limitations.

Indemnification and Insurance

        The merger agreement provides that for six years after the effective time of the merger and to the fullest extent permitted by law, Kratos will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of SYS directors or officers as provided in SYS's organizational documents and its indemnification agreements with such individuals. The merger agreement also provides that, prior to the effective time of the merger, SYS will purchase six-year "tail" officers' and directors' liability insurance policies on terms and conditions no less favorable than SYS's existing directors' and officers' liability insurance. If SYS cannot purchase these "tail" policies for 200% or less of the annual premium paid by SYS for its existing insurance, SYS will purchase as much insurance coverage as can be obtained within the 200% cap. Kratos and the surviving corporation are obligated to maintain such tail policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.

Amendment; Extension and Waiver

        Subject to applicable law:

  •
  the merger agreement may be amended by the parties in writing at any time. However, after approval by Kratos' and SYS's stockholders of the transactions contemplated by the merger agreement, the merger agreement may not be amended in a manner that would require further approval by either party's stockholders unless the parties obtain such approval; and

  •
  at any time before the completion of the merger, a party may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any agreement or condition in the merger agreement.

Governing Law

        The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

Voting Agreements

Kratos Voting Agreement

        Contemporaneously with the execution and delivery of the merger agreement, certain directors and executive officers of Kratos concurrently entered into voting agreements with SYS, in the form attached as Annex B to this Proxy Statement, the form of which is incorporated by reference into this Proxy Statement. According to the Kratos voting agreement, Kratos signatories in their individual capacity have agreed to vote in favor of the Share Issuance. The Kratos voting agreements apply to all shares of Kratos common stock held by the signatories at the record date for the relevant Kratos stockholder meeting. The Kratos voting agreements restrict the transfer of shares by the signatories, except under certain limited conditions.

SYS Voting Agreement

        Contemporaneously with the execution and delivery of the merger agreement, certain executive officers of SYS concurrently entered into voting agreements with Kratos, in the forms attached as Annex C to this Proxy Statement. The forms of each voting agreement are incorporated by reference into this Proxy Statement. All signatories of the voting agreements have agreed to vote in favor of the merger agreement and against any other proposal or offer to acquire SYS. The voting agreements apply to all shares of SYS common stock held by the signatories at the record date for the SYS shareholder meeting. The voting agreements restrict the transfer of shares by the signatories, except under certain limited conditions.

INFORMATION ABOUT THE COMPANIES

KRATOS

        Kratos was initially incorporated in the state of New York on December 19, 1994, commenced operations in March 1995 and was reincorporated in Delaware in 1997. Kratos is an innovative provider of mission critical engineering, IT services and warfighter solutions. Kratos works primarily for the U.S. government and government agencies, but it also performs work for state and local agencies and commercial customers. Kratos' principle services are related to, but are not limited to, Command, Control, Communications, Computing, Combat Systems Intelligence, Surveillance and Reconnaissance, which we refer to as C5ISR, weapons systems lifecycle support and extension, military weapon range operations and technical services, missile and rocket and weapons system test and evaluation, mission launch services, public safety, security and surveillance systems, advanced network engineering and information technology services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration services. Kratos offers its customers solutions and expertise to support their mission-critical needs by leveraging its skills across its core service areas.

        Kratos derives a substantial portion of its revenue from contracts performed for federal government agencies, with the majority of its revenue currently generated from the delivery of mission-critical warfighter solutions, advanced engineering services, system integration and system sustainment services to defense and other non-DoD (Department of Defense) and civilian government agencies. Kratos believes its diversified and stable client base, strong client relationships, broad array of contracts, considerable employee base possessing government security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position it for continued growth.

Competitive Strengths

        Kratos is well positioned to meet the rapidly evolving needs of federal government agencies for high-end engineering services, IT solutions and other technical operations because it possesses the following key business strengths and performance qualifications:

Significant and Highly Specialized Experience

        Through the existing customer engagements and with the government-focused acquisitions it has completed over the past several years, Kratos has amassed significant and highly specialized experience in areas directly related to weapon systems life cycle extension and sustainment; missile, rocket and weapons test and evaluation; C5ISR; military range operations and technical services and other highly differentiated services and solutions. This collective experience, or 'past performance qualifications,' is a requirement of the majority of contract vehicles and customer engagements Kratos is involved in. Kratos believes this to be a significant barrier to entry and lends itself to advantageous positioning for long-term success.

In-Depth Understanding of Client Missions

        Kratos has a history of providing mission-critical services and solutions to its clients, enabling the it to develop an in-depth understanding of customer missions and technical needs. In addition, a significant number of Kratos employees are located at client sites, allowing for valuable strategic insight into clients' ongoing and future program requirements. Additionally, Kratos' in-depth understanding of its client missions, in conjunction with the strategic location of its employees, enables Kratos to offer technical solutions tailored to clients' specific requirements and consistent with their evolving mission objectives.

Diverse Base of Key Contract Vehicles

        As a result of its business development focus on securing key contracts, Kratos is a preferred contractor on numerous multi-year government-wide acquisition contracts and multiple award contracts that provide Kratos with the opportunity to bid on hundreds of millions of dollars of business against a discrete number of other pre-qualified companies each year. These contracts include Seaport-e, GSA, Passive RFID EPC-1, PES, IT, LOG World, Mobis Millennia Lite, AMCOM Express, Consolidated Acquisition of Professional Services, referred to as CAPS, Support Services for Aviation, Air Defense and Missile Systems, Systems Engineering and Technical Assistance Contract, and Specialized Engineering, Development and Test Articles/Models. While the federal government is not obligated to make any awards under these vehicles, Kratos believes that holding preferred positions on these contract vehicles provides an advantage when seeking to expand the level of services it provides to clients.

Strategic Geographic Locations and BRAC

        The federal government's Base Realignment and Closure, referred to as BRAC, Act of 2005 is the congressionally authorized process the Department of Defense has implemented to reorganize its base structure to more efficiently and effectively support U.S. armed forces, increase operational readiness and facilitate new ways of doing business. As a result of the DoD's BRAC transformation, Kratos has concentrated its business strategy on building a significant presence in key BRAC receiving locations where the federal government is relocating its personnel as well as related technical and professional services. As Kratos continues to entrench in these key locations, it expects this to be a significant competitive advantage.

Highly Skilled Employees and an Experienced Management Team

        Kratos delivers its services through a highly skilled workforce of approximately 1,500 full-time, part-time and on-call employees in its on-going business. Kratos' senior managers have over 125 years of collective experience with federal government agencies, the U.S. military, and Federal Government contractors. Members of the Kratos Management Team have significant experience growing businesses organically, as well as through acquisitions.

        The cumulative experience and differentiated expertise of Kratos' personnel in its core focus areas of C5ISR, weapons systems lifecycle extension and maintenance, missile and rocket test and evaluation, along with its sizable employee base with government security clearances, allows Kratos to qualify for and bid on larger projects in the prime contracting role.

Services and Solutions

        Kratos provides a range of integrated engineering, war fighter, security and information technology services and solutions by leveraging its core service offerings: weapon systems life cycle support and extension; C5ISR; military range operations and technical services; missile and rocket test and evaluation; security systems integration; and advanced network engineering and IT services.

Weapon Systems Life Cycle Support and Extension

        Kratos provides weapon systems life cycle support and extension services for the DoD and foreign governments. These services focus on maintaining, testing and repairing certain weapons systems for the war fighter.

C5ISR (Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance)

        In the area of C5ISR, Kratos is involved in a wide range of services, including the installation, upgrade and maintenance of command, control, combat and surveillance systems for customers such as Joint Inter Agency Task Force-south and the Naval Undersea Warfare Center, which we refer to as NUWC.

Military Range Operations and Technical Services

        A key area of differentiation for Kratos is within the range and technical service areas. Kratos has resources strategically located at virtually all major range locations throughout the United States, including NAWC Pt. Mugu, Hawaii Pacific Missile Range, Fort Bliss, Texas, and White Sands Missile Range, New Mexico. The services of Kratos include aerial targets operations and maintenance, surface targets operations and maintenance, missile systems operations and maintenance, range operations planning and support, hazardous materials management, supply and logistics support, and manufacturing.

Missile and Rocket Test and Evaluation

        Through the acquisition of Haverstick Consulting, Inc., Kratos acquired expertise in the area of missile and rocket test and evaluation services. This includes exclusive rights to the design and manufacture of the motor on the Oriole Rocket System and ancillary hardware for sounding rockets, suborbital research and target services. Additionally, this area of business develops and produces low-cost ballistic missile defense targets.

Security Systems Integration

        Kratos has broad experience integrating security services and solutions across a number of network and communications platforms. In particular, the non-federal business of Kratos has long-standing experience and has developed significant customer relationships by providing best-in-class systems integration services on a variety of platforms including digital (IP) surveillance and security, building automation systems and controls, fire and life safety systems, access control and perimeter protection, and service and maintenance of the aforementioned systems.

Advanced Engineering & IT Services

        Kratos offers a full lifecycle of network engineering services to clients from the initial analysis of the requirements and design of the network through implementation and testing of the solution, including the design of disaster recovery contingency plans. Kratos' network engineering capabilities include architecture development, design, implementation, configuration, and operation of Local Area Networks (LAN), Metropolitan Area Networks (MAN) and Wide Area Networks (WAN). Kratos has extensive experience providing the following network engineering services for federal government clients which allows it to rapidly identify potential bottlenecks, security threats and vulnerabilities, and address these potential issues with cost-effective solutions in design, architecture, testing system, integration, deployment, security assessments, recovery plans, and certification.

        Kratos has comprehensive experience providing engineering services at any phase of a project lifecycle including program management, engineering design, systems engineering, C5I System INCO, operations and maintenance, integrated logistics, test and evaluation, security/building mapping, propulsion research and development, advanced telecommunications, and warfare systems training.

        In addition to these services, Kratos also offers a range of IT services and solutions from conceptual network planning to system service and maintenance. Kratos has extensive experience building complex and secure networks for the federal government, and it possesses in-depth experience with network operations centers. Key services include network operations centers, help desks, system maintenance, system upgrades, configuration management, data warehousing, COTS selection and integration, and high performance computing.

Corporate Strategy

        From a strategic perspective, the objective of Kratos is to aggressively grow its business as a leading provider of highly-differentiated services in its core areas of focus as noted above by delivering comprehensive, high-end engineering services, technical solutions and information technology services to federal government agencies while improving overall profitability. To achieve this objective, Kratos intends to:

Accelerate Internal Growth

        Kratos is focused on accelerating its internal growth rate by capitalizing on its current contract base, expanding services provided to existing clients, expanding the client base and offering new, complementary services.

Pursue Strategic Acquisitions

        Kratos intends to supplement its organic growth by identifying, acquiring and integrating businesses that meet its primary objective of providing enhanced capabilities in order to pursue a broader cross section of the DoD, DHS and other government markets, complement and broaden the existing client base and expand primary service offerings. The senior management team of Kratos brings significant acquisition experience.

        On December 31, 2007, Kratos completed the acquisition of Haverstick Consulting, Inc., an Indianapolis, Indiana based privately-held provider of rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. In addition, on February 20, 2008, Kratos entered into a definitive merger agreement with San Diego-based C5ISR and net-centric warfare solutions provider SYS (AMEX:SYS) in a stock-for-stock transaction. These acquisitions will significantly broaden the Kratos portfolio of customers, contract vehicles and past performance qualifications.

Customers

        A representative list of Kratos' customers within the Kratos Government Solutions (KGS) segment during 2007 included the U.S. Air Force, U.S. Army, U.S. Navy, Missile Defense Agency, the Department of Homeland Security, NASA, FMS and the U.S. Southern Command. In the Kratos Public Safety and Security (PSS) segment, customers in 2007 included General Electric, Atlanta's Hartsfield-Jackson Airport, Lockheed Martin, the City of Houston, Texas, and the Toyota Center.

Employees

        As of December 31, 2007, including the employees from the Haverstick Consulting acquisition, Kratos employed approximately 1,500 full-time, part-time and on-call employees. Kratos has one collective bargaining unit of approximately 22 employees which is represented by the International Association of Machinists & Aerospace Workers, AFL-CIO, White Sands Local Lodge 2515, Alamogordo, New Mexico.

Properties

        Our principal executive offices for all business segments are located in approximately 93,000 square feet of office space in San Diego, California. The lease for such space expires in April 2010. Other corporate resource offices are located in the following locations: Washington, D.C.; Marietta, Georgia; Newport, Delaware; Houston, Texas; Huntsville, Alabama; Alexandria, Virginia; and Indianapolis, Indiana. We also lease office space to provide local support services to our customers in various regions throughout the United States. The leases on these spaces expire at various times through August 2016. We continually evaluate our current and future space capacity in relation to current and projected future staffing levels. We believe that our existing facilities are suitable and adequate to meet our current business requirements.

Legal Proceedings

IPO Securities Litigation

        Beginning in June 2001, Kratos and certain of its officers and directors were named as defendants in several parallel class action shareholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption, In re Wireless Facilities, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-4779. In the amended complaint, the plaintiffs allege that Kratos, certain of its officers and directors, and the underwriters of Kratos' initial public offering, or IPO, violated section 11 of the Securities Act of 1933 and section 10(b) of the Securities Exchange Act of 1934 based on allegations that the Kratos registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies, which we refer to as the Issuers, that conducted IPOs of their common stock in the late 1990s and 2000. We refer to these cases as the IPO Cases.

        In June 2004, the Issuers, including Kratos, executed a settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all claims against the Issuers and their officers and directors and the assignment of certain potential Issuer claims to the plaintiffs. On February 15, 2005, the court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the court reaffirmed class certification and preliminary approval of the modified settlement in a comprehensive Order. On February 24, 2006, the court dismissed litigation filed against certain underwriters in connection with certain claims to be assigned under the settlement. On April 24, 2006, the court held a Final Fairness Hearing to determine whether to grant final approval of the settlement. On December 5, 2006, the Second Circuit Court of Appeals vacated the lower court's earlier decision certifying as class actions the six IPO Cases designated as "focus cases." Thereafter, the District Court ordered a stay of all proceedings in all of the IPO Cases pending the outcome of plaintiffs' petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs' rehearing petition, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Accordingly, the stay remains in place and the plaintiffs and Issuers have stated that they are prepared to discuss how the settlement might be amended or renegotiated to comply with the Second Circuit's decision. Plaintiffs filed amended complaints in the six focus cases on or about August 14, 2007. On September 27, 2007, Plaintiffs filed a motion for class certification in the six focus cases. On November 13, 2007, the Issuer Defendants filed a motion to dismiss the amended complaints in the six focus cases. On November 14, 2007, the Underwriter Defendants filed a motion to dismiss the amended complaints in the six focus cases. The court has not yet set a deadline for the plaintiffs to file amended complaints in the other IPO lawsuits. Due to the inherent uncertainties of litigation, and because the settlement may not receive final approval from the Court, the ultimate outcome of this matter cannot be predicted. In accordance with FASB No. 5, "Accounting for Contingencies" Kratos believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter.

2004 Securities Litigation

        In August 2004, following its announcement on August 4, 2004 that Kratos intended to restate its financial statements for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, Kratos and certain of its current and former officers and directors were named as defendants, which we refer to as the Defendants, in several securities class action lawsuits filed in the United States District Court for the Southern District of California. These actions were filed on behalf of those who purchased, or otherwise acquired, Kratos' common stock between April 26, 2000 and August 4, 2004. The lawsuits generally allege that, during that time period, Defendants made false and misleading statements to the investing public about Kratos' business and financial results, causing its stock to trade at artificially inflated levels. Based on these allegations, the lawsuits allege that Defendants violated the Securities Exchange Act of 1934, and the plaintiffs seek unspecified damages. These actions have been consolidated into a single action—In re Wireless Facilities, Inc. Securities Litigation, Master File No. 04CV1589-JAH. Plaintiffs filed a First Amended Consolidated Class Action Complaint on April 1, 2005. Defendants filed their motion to dismiss this first amended complaint on April 14, 2005. The plaintiffs then requested leave to amend their first amended complaint. The plaintiffs filed their Second Amended Complaint on June 9, 2005, this time on behalf of those who purchased, or otherwise acquired, Kratos' common stock between May 5, 2003 and August 4, 2004. Defendants filed their motion to dismiss this Second Amended Complaint on July 14, 2005. The motion to dismiss was taken under submission on October 20, 2005 and on March 8, 2006, the Court granted the Defendants' motion. However, plaintiffs were granted the right to amend their complaint within 45 days and subsequently filed their Third Amended Consolidated Class Action Complaint on April 24, 2006. Defendants filed a motion to dismiss this complaint on June 8, 2006. On May 7, 2007, the Court denied the Defendants' motion to dismiss. Defendants' filed their answer to the plaintiffs' complaint on July 13, 2007. In February 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the tentative settlement, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the total amount of $12 million. The Kratos directors' and officers' liability insurers will pay the settlement amount in accordance with the Kratos insurance policies, less any applicable retention or co-insurance obligations that are expected to be paid directly by Kratos. Kratos estimates that the amount of its payment toward the settlement will be approximately $2.4 million. Kratos has accrued approximately $2.4 million as of December 31, 2007 related to this matter. The parties currently are in the process of documenting their agreement and then will seek a determination by the Court that the proposed settlement is fair, reasonable and adequate. Kratos makes no assurances at this time that the Court will approve the proposed settlement terms or that the matter ultimately will be settled. Despite the tentative settlement reached in this action, Kratos believes that the allegations lack merit.

        In 2004, two derivative lawsuits were filed in the United States District Court for the Southern District of California against certain of the current and former officers and directors of Kratos: Pedicini v. Wireless Facilities, Inc., Case No. 04CV1663; and Roth v. Wireless Facilities, Inc., Case No. 04CV1810. These actions were consolidated into a single action in In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No 04CV1663-JAH. These lawsuits contain factual allegations that are substantially similar those made in the class action lawsuits, but the plaintiffs in these lawsuits assert claims for breach of fiduciary duty, gross mismanagement, abuse of control, waste of corporate assets, violation of Sarbanes Oxley Act section 304, unjust enrichment and insider trading. The plaintiffs in these lawsuits seek unspecified damages and equitable and/or injunctive relief. The lead plaintiff filed a consolidated complaint on March 21, 2005. On May 3, 2005, the defendants filed motions to dismiss this action, to stay this action pending the resolution of the consolidated non-derivative securities case pending in the

Southern District of California, and to dismiss the complaint against certain non-California resident defendants. Pursuant to a request by the Court, Defendants' motions were withdrawn without prejudice pending a decision on defendants' motion to dismiss the complaint against the non-California resident defendants. On March 20, 2007, the Court ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the federal derivative complaint. On March 27, 2007, plaintiffs filed an amended derivative complaint setting forth all of the same allegations from the original complaint and adding allegations regarding Kratos' stock option granting practices. Basically, plaintiffs allege that Kratos "backdated" or "springloaded" employee stock option grants so that the options were granted at less than fair market value. The amended complaint names all of the original defendants (including those dismissed for lack of jurisdiction) as well as nine new defendants. On July 2, 2007, the non-California resident defendants moved to dismiss the complaint for lack of personal jurisdiction. On October 17, 2007, the Court took the motion under submission without oral argument. On February 26, 2008, the Court again ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the amended federal derivative complaint. The parties have conferred and discussed the Court's order and have stipulated to a briefing schedule for any remaining motions to dismiss that Kratos, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the Hameed Action as to them. Pursuant to the parties' stipulation, such motions must be brought on or before June 5, 2008. Kratos believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will or will not have a material adverse effect on Kratos.

        In April 2007, another derivative complaint was filed in the United States District Court for the Southern District of California, Hameed v. Tayebi, Case No. 07-CV-0680 BTM(RBB), which we refer to as the "Hameed Action", against several of the current and former officers and directors of Kratos. The allegations in this new derivative complaint mirror the amended allegations in the 2004 federal derivative action. Pursuant to the Court's order and agreement of the parties, the defendants' responses to the complaint in the Hameed Action were stayed until the Court ruled on the motion to dismiss for lack of personal jurisdiction in the 2004 derivative litigation. As noted above, on February 26, 2008, the Court ruled that it lacked personal jurisdiction over five of the non-California defendants named in the 2004 derivative action, including three that were also named in the Hameed Action. The parties have conferred and discussed the Court's order and have stipulated a briefing schedule for any remaining motions to dismiss that Kratos, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the Hameed Action as to them. Pursuant to the parties' stipulation, such motions must be brought on or before June 5, 2008. Kratos believes that the allegations lack merit and intends to vigorously defend all claims asserted. Currently, Kratos is unable to form a professional judgment that an unfavorable outcome is either probable or remote.

        In August and September 2004, two virtually identical derivative lawsuits were filed in California Superior Court for San Diego County against certain of the current and former officers and directors of Kratos. These actions contain factual allegations similar to those of the federal lawsuits, but the plaintiffs in these cases assert claims for violations of California's insider trading laws, breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The plaintiffs in these actions seek unspecified damages, equitable and/or injunctive relief and disgorgement of all profits, benefits and other compensation obtained by defendants. These lawsuits have been consolidated into one action—In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case No. GIC 834253. The plaintiffs filed a Consolidated Shareholder Derivative Complaint on October 14, 2004. This action has been stayed pending a decision in federal court on a motion to dismiss the federal derivative lawsuits. In October 2007, the parties notified the Court of the status of the federal action and requested the court continue its stay of this action. Kratos anticipates that the court will continue to stay this matter and that the court will request the parties file an updated status report in April 2008. Kratos believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will or will not have a material adverse effect on Kratos.

        Kratos has recorded an accrual for a contingent liability associated with the legal proceedings related to the derivative actions of $0.8 million based on its estimate of the potential amount it would have to pay, net of estimated amounts to be paid by the insurance carriers of Kratos, in relation to these lawsuits.

2007 Securities Litigation

        In March and April 2007, there were three federal class actions filed in the United States District Court for the Southern District of California against Kratos and several of its current and former officers and directors. These class action lawsuits followed the March 12, 2007 public announcement by Kratos that it was conducting a voluntary internal review of its stock option granting processes. These actions have been consolidated into a single action, In re Wireless Facilities, Inc. Securities Litigation II, Master File No. 07-CV-0482-BTM-NLS. The consolidated class action complaint was filed on November 19, 2007. In March 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the settlement proposal, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the amount of $4.5 million. The Kratos directors' and officers' liability insurers will pay the settlement amount, less any applicable retention or co-insurance obligations and contributions that are expected to be paid directly by Kratos. Kratos estimates that the total amount of its payment toward the settlement will be approximately $1.7 million. Kratos has accrued approximately $1.7 million as of December 31, 2007 related to this matter. The parties currently are in the process of documenting their agreement, and then will seek a determination by the Court that the proposed settlement is fair, reasonable and adequate. Kratos makes no assurances at this time that the Court will approve the proposed settlement terms or that the matter ultimately will be settled. Despite the tentative settlement reached in this action, Kratos believes that the allegations lack merit.

Other Litigation and Government Investigations

        In January 2005, a former independent contractor of Kratos filed a lawsuit in Brazil against WFI de Brazil, a subsidiary of Kratos to which he had been assigned for a period of time. He sought to be designated an employee of WFI de Brazil and entitled to severance and related compensation pursuant to Brazilian labor law. The individual sought back wages, vacation pay, stock option compensation and related benefits in excess of $0.5 million. In July 2006, the labor court awarded the individual back wages, vacation pay and certain other benefits. Kratos filed an appeal in the matter on July 20, 2006. On August 22, 2007, the appeals court partially upheld the appeal, although it upheld the individual's designation as an employee. The labor court has awarded the individual the Brazilian currency equivalent of approximately $0.6 million (based on the current currency exchange rate). Counsel of Kratos has filed motions for clarification of the judgment due to omissions in the decision. Kratos has accrued approximately $0.6 million as of December 31, 2007 related to this matter.

        On March 28, 2007, three plaintiffs, on behalf of a purported class of similarly situated employees and contractors, filed a lawsuit against Kratos in the Superior Court of the State of California, Alameda County. The suit alleges various violations of the California Labor Code and seeks payments for allegedly unpaid straight time and overtime, meal period pay and associated penalties. Kratos and the plaintiffs have agreed to venue for the suit in San Diego County. Although Kratos believes that the allegations lack merit, it has agreed in principle with the plaintiffs to settle their claims for an aggregate amount in the range of $0.3 million to $0.5 million, to include individual and incentive awards, attorneys' fees and administrative costs, subject to court approval. The actual amount paid by Kratos will depend upon the number of responses received from members of the purported class of plaintiffs. Kratos has recorded an accrual for a contingent liability associated with this legal proceeding in the amount of $0.3 million.

        On May 3, 2007, Kratos announced that it had a filed a lawsuit against a former employee who previously served as its stock option administrator and left Kratos in mid-2004, and his spouse. The lawsuit sought to recover damages resulting from the theft by a former employee of Kratos stock options and common stock valued in excess of $6.3 million. The thefts, which appear to have taken place during 2002 and 2003, were discovered through the Kratos review of its past practices related to the granting and pricing of employee stock options with the assistance of its outside counsel and forensic computer consultants. The complaint also alleged that the former employee attempted to cover up the scheme by, among other things, deleting entries from the records of Kratos.

        Kratos promptly reported to the SEC the discovery of the theft. The SEC initiated an informal inquiry and commenced an enforcement action against the former employee. The U.S. Attorney's Office also forwarded a grand jury subpoena to Kratos seeking records related to the former employee and Kratos' historical option granting practices. The SEC filed a federal lawsuit and obtained a temporary restraining order and asset freeze against the former employee and his spouse. The U.S. Attorney's Office indicted him for the theft and he pled guilty to federal criminal charges and has been sentenced to 46 months in prison and currently is incarcerated. On April 1, 2008, the SEC notified Kratos that it had completed its informal investigation and that it did not intend to recommend any enforcement action by the SEC against the Company. Kratos has cooperated with, and intends to continue to cooperate with the U.S. Attorney's Office on this matter and otherwise. The former employee and his wife entered into a settlement agreement with Kratos on October 5, 2007, turning over substantially all of their assets to Kratos in settlement of the damages incurred in the theft. On February 15, 2008, the SEC approved the settlement. On February 19, 2008, the court entered a final judgment approving the settlement. Kratos has obtained the assets, which aggregate approximately $3.4 million, and is in the process of liquidating them.

        In addition to the foregoing matters, from time to time, Kratos may become involved in various claims, lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm Kratos' business. Kratos is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

        Kratos' common stock is listed on the NASDAQ Global Select Market and has traded under the symbol "KTOS" since September 17, 2007. Kratos' common stock traded under the symbol "WFII" from November 5, 1999 through September 14, 2007.

        The following table sets forth the high and low sales prices for Kratos' common stock for the periods indicated, as reported by NASDAQ. Such quotation represents inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High	Low
Year Ended December 31, 2007:
Fourth Quarter	$3.04	$1.91
Third Quarter	$2.75	$1.73
Second Quarter	$1.74	$1.07
First Quarter	$2.85	$1.24
Year Ended December 31, 2006:
Fourth Quarter	$2.88	$2.00
Third Quarter	$2.93	$1.91
Second Quarter	$4.53	$2.75
First Quarter	$5.52	$3.88

        On May 19, 2008 the last sale price of Kratos' common stock as reported by NASDAQ was $1.78 per share. On May 19, 2008, there were 217 shareholders of record of Kratos' common stock.

        Kratos has not declared any cash dividends since becoming a public company. Kratos currently intends to retain any future earnings to finance the growth and development of the business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. In addition, Kratos credit facility restricts its ability to pay dividends. Any future determination to pay cash dividends will be at the discretion of Kratos' board of directors and will be dependent upon the future financial condition, results of operations, capital requirements, general business conditions and other relevant factors as determined by Kratos' board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

        Information about Kratos' equity compensation plans as of December 31, 2007 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Shareholders(1)	7,019	$4.62	7,321	(3)
Equity Compensation Plans Not Approved by Shareholders(2)	1,318	$4.86	2,110

Total	8,337		9,431

(1)
Includes 1997 Stock Option Plan, 1999 and 2005 Equity Incentive Plan and 1999 Employee Stock Purchase Plan

(2)
Includes 2000 Non-Statutory Stock Option Plan

(3)
Includes 351,811 shares reserved for issuance under the Employee Stock Purchase Plan which was suspended in 2006.

        For more detailed information regarding Kratos' equity compensation plans, see Note 10 to Kratos' Consolidated Financial Statements.

Performance Graph

        The following performance graph is a comparison of the five year cumulative stockholder return on Kratos' common stock against the cumulative total return of the NASDAQ Composite Index, the NASDAQ Telecommunications Index and a peer group composed of the Russell 2000 Stock Index and SYS Technologies, NCI, Inc., Stanley, Inc., SI International, Inc., MTC Technologies, Inc., and Dynamic Research Corporation for the period commencing December 31, 2002 and ending December 31, 2007. The performance graph assumes an initial investment of $100 in Kratos' common stock and in each of the indices and peer group. The comparison also assumes that all dividends are reinvested and all returns are market-cap weighted. The historical information set forth below is not necessarily indicative of future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Kratos Defense & Security Solutions, Inc. The NASDAQ Composite Index,
The NASDAQ Telecommunications Index And A Peer Group

*
$100 invested on 12/31/02 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

        The performance graph above and related text are being furnished solely to accompany this proxy statement/prospectus pursuant to Item 201(e) of Regulation S-K, and are not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and are not to be incorporated by reference into any filing of ours, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Selected Financial Data

        As a result of the Engineering and Deployment Services divestitures in June and July 2007, respectively, the Wireless Network Services segment has been classified as a discontinued operation in this Proxy Statement and all prior year results presented herein have been reclassified to reflect these businesses as discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

        In December 2005, Kratos' Board made the decision to exit Kratos' Mexican and South American deployment businesses. In December 2006, Kratos' Board made the decision to exit Kratos' EMEA and Brazilian businesses. Accordingly, all results of operations for these businesses have been reflected as discontinued operations for all years presented.

        The selected consolidated financial data has been restated as a result of the discontinued businesses. The following selected consolidated financial data should be read in conjunction with Kratos' Consolidated Financial Statements and related Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included in this Proxy Statement. Kratos' historical results are not necessarily indicative of operating results to be expected in the future.

	Year Ended December 31,
	2003	2004	2005	2006	2007
	(All amounts except per share data in millions)
Consolidated Statements of Operations Data:
Revenues	$43.4	$116.9	$152.3	$153.1	$193.6
Gross profit	21.2	29.0	36.6	28.9	31.6
Operating income (loss) from continuing operations	(2.6)	(13.8)	3.2	(31.5)	(24.6)
Provision (benefit) for income taxes from continuing operations	(1.0)	(8.4)	(0.1)	13.8	1.3
Income (loss) from continuing operations	(0.8)	(8.2)	3.6	(46.2)	(28.2)
Income (loss) from discontinued operations	2.7	23.2	(2.0)	(11.7)	(12.6)
Net income (loss)	$1.9	$15.0	$1.6	$(57.9)	$(40.8)
Income (loss) from continuing operations per common share
Basic	$(0.01)	$(0.12)	$0.05	$(0.63)	$(0.38)
Diluted	$(0.01)	$(0.12)	$0.05	$(0.63)	$(0.38)
Income (loss) from discontinued operations per common share
Basic	$0.04	$0.34	$(0.03)	$(0.16)	$(0.17)
Diluted	$0.04	$0.34	$(0.03)	$(0.16)	$(0.17)
Net income (loss) per common share
Basic	$0.03	$0.22	$0.02	$(0.79)	$(0.55)
Diluted	$0.03	$0.22	$0.02	$(0.79)	$(0.55)
Weighted average shares:
Basic	68.4	67.7	74.0	73.5	74.0
Diluted	68.4	67.7	75.0	73.5	74.0

	As of December 31,
	2003	2004	2005	2006	2007
	(All amounts in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$75.8	$50.4	$7.7	$5.4	$8.6
Short-term investments	35.1	7.6	—	—	—
Working capital	132.5	98.6	67.4	(3.8)	23.4
Total assets	279.3	330.7	342.0	337.7	335.3
Short-term debt	0.7	1.9	0.7	51.4	2.7
Long-term debt	—	—	—	—	74.0
Total stockholders' equity	$191.9	$219.6	$229.7	$187.1	$167.2
        Certain amounts in the selected consolidated financial data above have been reclassified to conform to the 2007 presentation. See Note 1 of Notes to Consolidated Financial Statements.

        You should read this selected consolidated financial data together with the Consolidated Financial Statements and related Notes contained in this proxy statement/prospectus, as well as the section of this proxy statement/prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A")

        This Proxy Statement contains forward-looking statements. These statements relate to future events or Kratos' future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that may cause Kratos' results to differ include, but are not limited to: changes in the scope or timing of Kratos' projects; changes or cutbacks in spending by the U.S. Department of Defense which could cause delays or cancellations of key government contracts; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; failure to successfully consummate acquisitions or integrate acquired operations; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins.

        Although Kratos' believes that the expectations reflected in the forward-looking statements are reasonable, Kratos cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither Kratos, nor any other person, assume responsibility for the accuracy and completeness of the forward-looking statements. Kratos is under no obligation to update any of the forward-looking statements after the filing of its Annual Report on Form 10-K to conform such statements to actual results or to changes in Kratos' expectations.

        Certain of the information set forth herein, including costs and expenses that exclude the impact of stock compensation expense, amortization expense of purchased intangibles for 2006 and 2007, and the stock option investigation and related costs in 2007, may be considered non-GAAP financial measures. Kratos' believes this information is useful to investors because it provides a basis for measuring the operating performance of our business and our cash flow, excluding the effect of stock compensation expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Kratos' management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating its operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures we report may not be comparable to similarly titled amounts reported by other companies.

        The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes and other financial information appearing elsewhere in this proxy statement/prospectus and other reports and filings made with the Securities and Exchange Commission. Readers are also urged to carefully review and consider the various disclosures made by Kratos which attempt to advise interested parties of the factors which affect Kratos' business, including without limitation the disclosures made under the section Risk Factors.

Overview

        Kratos provides mission critical engineering, IT services and warfighter solutions to the U.S. Government and government agencies, as well as to state and local agencies and commercial customers. Kratos is an innovative provider of mission critical engineering, IT services and warfighter solutions. Kratos' principal services are related to, but are not limited to, Command, Control, Communications, Computing, Combat Systems Intelligence, Surveillance and Reconnaissance, which we refer to as C5ISR, weapons systems lifecycle support and extension, military weapon range operations and technical services, missile, rocket and weapon test and evaluation, mission launch services, public safety, security and surveillance, advanced network engineering services and IT services, and critical infrastructure design and integration services. Kratos offer our customers solutions and expertise to support their mission-critical needs by leveraging its skills across these core service areas.

        Historically, the majority of Kratos' business was concentrated in the area of wireless network services, and Kratos' business operated in three reportable segments: wireless network services, government network services, and enterprise network services. In 2006, Kratos was an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government, and enterprise customers.

        In 2006 and 2007, Kratos undertook a transformation strategy whereby it divested its wireless-related businesses and chose to aggressively pursue business with the federal government, primarily the U.S. Department of Defense, through strategic acquisitions and organic growth. Kratos divested assets in its wireless network services segment and renamed its enterprise network services segment "Public Safety and Security." Today, under the new corporate name of Kratos Defense & Security Solutions, Inc., Kratos is organized into two primary operating segments: Kratos Government Solutions and Public Safety & Security.

Divestiture of Wireless Network Business

        In December 2005, Kratos' Board made the decision to exit Kratos' Mexican operations and certain of its other deployment businesses in South America. Prior to this decision, these operations had been reported in Kratos' Wireless Network Services segment. Kratos determined that these operations met the criteria to be classified as held for sale. Accordingly, Kratos reflected these operations as discontinued in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Kratos' South American deployment operations were substantially shut down as of the end of 2005. Accordingly, all results for these operations for all periods presented have been reflected as discontinued.

        On February 17, 2006, Kratos entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million, which approximated the net book value of the operations, including $13.2 million of liabilities associated with a loss contingency. The transaction closed on March 10, 2006. The transaction was structured as a sale of our subsidiaries in Mexico, and the purchase price consisted of $1.5 million in cash paid on February 17, 2006, plus a secured promissory note payable in installments through December 31, 2006. The note was secured by pledges of assets and a personal guaranty.

        The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million of which was paid on February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. The remaining note receivable balance was paid in December 2006. No amounts remain outstanding on the note receivable.

        The purchaser, Sakoki LLC, was a newly-formed entity controlled by Massih Tayebi. Although Massih Tayebi has no current role with Kratos, he was one of its co-founders and served as its Chief Executive Officer from inception in 1994 through September 2000, and as a director from inception through April 2002. In addition, as of July 31, 2007, Massih Tayebi owned or controlled approximately 8.2% of the total voting power of Kratos' capital stock. He is also the brother of Masood Tayebi, who was the Chairman of Kratos' Board at the time of this transaction. Masood Tayebi is no longer on Kratos' Board and had no personal financial interest in the transaction and no role with the entity that purchased the Mexico operations.

        On October 2, 2006, Kratos consummated the acquisition of Madison Research Corporation, which we refer to as MRC, for $69.0 million in cash, subject to an adjustment paid in April 2007 which increased the total purchase price to approximately $73.8 million, including transaction costs of $0.2 million. Ten percent of the purchase price before adjustment, or $6.9 million, was withheld as security for satisfaction of certain indemnification obligations and payable over eighteen months following the closing date of the merger pursuant to the terms of the merger agreement. In April 2007, approximately $1.5 million of the holdback was released and paid to the former shareholders of MRC. In October 2007, a second scheduled holdback payment of $2.8 million was made. The remaining holdback payment of approximately $2.3 million is expected to be settled in April 2008 subject to the resolution of certain indemnification matters. The acquisition was funded by cash on hand and cash from Kratos' previous $85 million Credit Facility with Key Bank National Association.

        The MRC acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" which we refer to as SFAS 141, whereby the total cost of the acquisition has been allocated to tangible and intangible assets acquired and liabilities assumed based upon a determination of fair values at the effective date of the acquisition. A valuation was performed by an independent appraiser to finalize the purchase price allocation based upon the fair value of the assets and liabilities acquired and the details of this valuation are included in Note 6 of our Consolidated Financial Statements.

Divestiture of Wireless Network Business

        On December 28, 2006, Kratos' Board approved a plan to divest portions of Kratos' business where critical mass had not been achieved. This plan involved the divestiture of Kratos' EMEA operations and Kratos' remaining South American operations. The EMEA operations were sold to LCC International, Inc. ("LCC") on March 9, 2007 for $4.0 million in cash, $3.3 million of which was received on that date. Kratos also received approximately $1.8 million from its EMEA operations prior and subsequent to the closing date as payment on outstanding intercompany debt. The balance of the $0.7 million sales price was withheld as security for the satisfaction of certain indemnification obligations and was payable on March 31, 2008. Based upon Kratos' review of the most recently available financial statements of the buyer, as of December 31, 2007, Kratos had concerns about the buyer's ability to pay this holdback, due to its available liquidity. Kratos has recorded a reserve of $0.7 million for this receivable. In May 2008 Kratos reached an agreement with LCC for the payment of the $0.7 million holdback amount, under which LCC has agreed to pay the outstanding balance in $100,000 increments each month commencing June 30, 2008. Kratos intends to record income from discontinued operations in the period each payment is collected.

        Kratos recorded an impairment charge of $5.2 million in the fourth quarter of 2006 to reduce the current carrying value of its South American operations to their estimated fair value based upon current indications of interest. On April 20, 2007, Kratos entered into an Equity Purchase Agreement to sell all of the issued and outstanding equity of its interests of its wholly-owned subsidiary WFI de Brazil Techlogia en Telecomunicaciones LTDA to Strategic Project Services, LLC (SPS). The consideration included the assumption of substantially all outstanding liabilities of WFI Brazil, nominal cash consideration, and additional earn-out consideration based on 25 percent of net receivables collected subsequent to the closing date.

        On May 29, 2007, Kratos entered into an Asset Purchase Agreement with LCC for the sale of all of the assets used in the conduct of the operation of its engineering services business of Kratos' Wireless Network Services segment that provided engineering services to the non-government wireless communications industry in the United States, for aggregate consideration in of $46 million. LCC delivered a subordinated promissory note for the principal amount of $21.6 million, which we refer to as the Subordinated Promissory Note, paid $17 million at closing and paid final working capital adjustments of $2.4 million through an amendment to the Subordinated Promissory Note. Kratos retained an estimated $5.0 million in net working capital. The transaction was completed on June 4, 2007.

        On July 5, 2007, Kratos sold the $21.6 million Subordinated Promissory Note to Silver Point Capital, L.P., which we refer to as Silver Point, in a transaction arranged by KeyBanc Capital Markets, which we refer to as KeyBanc. Kratos received approximately $19.6 million in net cash proceeds, reflecting a discount from par value of less than five percent and aggregate transaction fees of approximately $1 million, which includes a $0.75 million fee to KeyBanc, an affiliate of Kratos' lender. On January 30, 2008, Kratos received net proceeds of approximately $2.3 million on the working capital adjustment from Silver Point, net of a $0.1 million discount from par value. Kratos did not provide any guaranty for LCC's payment obligations for the note.

        On July 9, 2007, Kratos entered into a definitive agreement with an affiliate of Platinum Equity to sell the deployment services business of Kratos' wireless network services segment for total consideration payable of $24 million, including $18 million in cash at closing (subject to typical post closing working capital adjustments) and an aggregate $6 million in a three-year earn-out arrangement. Kratos also agreed to provide certain transition services for a period of six months. The assets sold to Platinum Equity included all of Kratos' wireless deployment business and the Wireless Facilities name. The transaction closed on July 24, 2007.

        On September 25, 2007, Kratos provided the working capital calculation to Platinum Equity, which indicated a working capital adjustment was due to Platinum primarily due to cash collected on accounts receivables by Kratos prior to the close of the transaction that exceeded its previous estimate of working capital to be delivered to Platinum. Platinum has reviewed Kratos' working capital calculation, and Kratos have not been able to come to an agreement on the working capital adjustment. In accordance with the terms of the acquisition agreement, Kratos and Platinum are currently in the process of choosing a firm to resolve this item. As of December 31, 2007 the balance of Kratos' calculation has been reflected in other current liabilities.

        As a result of the engineering and deployment services divestitures in 2007, the Wireless Network Services segment has been classified as a discontinued operation in this Proxy Statement and all prior year results presented herein have been reclassified to reflect these businesses as discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

Recent Acquisitions

        On December 31, 2007 Kratos completed its acquisition of Indianapolis, Indiana headquartered Haverstick Consulting, Inc., which we refer to as Haverstick, as part of Kratos' Government Solutions Segment. Haverstick provides rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. Through the Haverstick acquisition, Kratos expanded its customer relationship within the DoD and enhanced its presence with the U.S. Air Force, a key growth area for Haverstick.

        The total purchase price was $90.2 million including transaction costs incurred by Kratos of $0.5 million. The purchase price paid to Haverstick of $89.7 million was paid in a combination of $70.3 million of cash and common stock valued at $19.4 million. Kratos paid $66.7 million in cash at closing, $2.4 million in cash shortly thereafter and $12.0 million of common stock. In addition, $1.2 million in cash and $7.4 million in stock was held back to secure any negative working capital adjustments required by the merger agreement between Kratos and Haverstick (the "Merger Agreement") and Kratos' indemnity rights. The holdback consideration will be released on the 12th month and 21st month of the anniversary date of the acquisition. In addition to the indemnity holdback, the Merger Agreement also calls for a post closing working capital adjustment. To fund the acquisition, Kratos secured a new credit facility of $85.0 million arranged by KeyBanc Capital Markets. The credit facility, which includes a $25.0 million line of credit and $60.0 million in term notes, replaced Kratos' previous credit facility, which had an outstanding principal balance of $6.0 million on December 31, 2007.

        In February 2008, Kratos and Haverstick agreed on the working capital calculation called for in the Merger Agreement. The calculation resulted in a working capital adjustment due to Haverstick in an amount of $1.5 million. The working capital adjustment was paid with 697,307 shares of Kratos stock valued at $1.3 million and cash of $0.2 million in April 2008.

        Pursuant to the terms of the Merger Agreement, Kratos agreed to use its reasonable best efforts to file a resale registration statement covering the shares issued in connection with the merger promptly following the closing date. In the event that the shares of common stock issued are not salable under rules promulgated under the Securities Act, holders of the stock may elect to exchange such shares for a cash amount equal to $2.74 per share in accordance with the terms of the Merger Agreement. Until the date on which the shares of stock are salable, interest shall accrue on the value of the Closing Stock at a floating rate of one-month LIBOR plus four percent (4%) per annum.

        In February 2008 Kratos entered into a definitive merger agreement with San Diego-based C5ISR and net-centric warfare solutions provider SYS Technologies (AMEX:SYS) in a stock-for-stock transaction. Under the terms of the agreement, SYS will merge into a wholly owned subsidiary of Kratos and all of SYS's outstanding common shares will be converted into Kratos common shares. Upon closing, Kratos will issue approximately 25 million shares of its common stock. The transaction is subject to customary closing conditions, including approval of the transaction by SYS's shareholders and the approval of Kratos' stockholders of the issuance of shares. The transaction is expected to close in the second quarter of 2008.

        On September 12, 2007 Kratos changed its name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. to reflect its new strategic focus.

        As of December 31, 2007 and March 30, 2008, Kratos considers the following factors to be important in understanding its financial statements.

        Kratos Government Solutions' business with the U.S. government and prime contractors is generally performed under cost reimbursable, fixed-price or time and materials contracts. Cost reimbursable contracts for the government provide for reimbursement of costs plus the payment of a fee. Some cost reimbursable contracts include incentive fees that are awarded based on performance on the contract. Under fixed-price contracts, Kratos agrees to perform certain work for a fixed price. Under time and materials contracts, Kratos is reimbursed for labor hours at negotiated hourly billing rates and reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expenses. Kratos' Pubic Security and Safety contracts are primarily fixed-price contracts whereby revenue is recognized using the percentage-of-completion method of accounting under the provisions of Statement of Position (SOP) 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." For contracts offered on a time and material basis, Kratos recognizes revenues as services are performed.

        Cost of revenues includes direct compensation, living, travel and benefit expenses for project-related personnel, payments to third-party subcontractors, cost of materials project-related incentive compensation based upon the successful achievement of certain project performance goals, allocation of overhead costs and other direct project-related expenses.

        Selling, general and administrative expenses include compensation and benefits for corporate service employees and similar costs for billable employees whose time and expenses cannot be assigned to a project (underutilization costs), expendable computer software and equipment, facilities expenses and other operating expenses not directly related and/or allocated to projects. General and administrative costs include all corporate and administrative functions that support existing operations and provide infrastructure to facilitate Kratos' future growth. Additionally, Kratos' sales personnel and senior corporate executives have, as part of their compensation packages, periodic and annual bonus/commission incentives based on the attainment of specified performance goals.

        Kratos considers the following factors when determining if collection of a receivable is reasonably assured: comprehensive collection history; results of Kratos communications with customers; the current financial position of the customer; and the relevant economic conditions in the customer's country. If Kratos has had no prior experience with the customer, Kratos reviews reports from various credit organizations to ensure that the customer has a history of paying its creditors in a reliable and effective manner. If the financial condition of Kratos' customers were to deteriorate, and adversely affect their financial ability to make payments, additional allowances would be required. Additionally, on certain contracts whereby Kratos performs services for a prime/general contractor, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until Kratos completes the project. Kratos periodically reviews all retainages for collectibility and record allowances for doubtful accounts when deemed appropriate, based on Kratos' assessment of the associated risks. Total retainages included in accounts receivable and current assets of discontinued operations were approximately $1.7 million and $0.0 million at December 31, 2007, respectively. In addition, $0.6 million of retainages that are expected to be paid after 2007 are included in other assets (long term).

        Kratos' PSS segment previously built, installed and operated a wireless LAN system at a number of shopping malls in the United States. This network was developed to offer internet connectivity for a fee to customers and tenants at the malls. The market for these services had changed in 2006 with the emergence of free WiFi and WiMAX and this resulted in significantly reduced expectations for future revenue and profits related to the realizability of this asset. Based upon an analysis of the expected future cash flows from this asset in accordance with SFAS No. 144, Kratos determined that the full value of this asset, approximately $1.8 million, was impaired at the end of 2006. In January 2008, Kratos sold the LAN system network to the owner of the shopping malls for $0.3 million. This transaction will be recorded in Kratos' first quarter of 2008 at the time of the transfer of the network.

        Due to a loss of management in early 2006 as a result of the completion of earn-outs on some of Kratos' PSS acquisitions at the end of 2005, its PSS operations experienced an underperformance relative to historic operating results in 2006 and this impacted Kratos' projected future performance. Kratos determined at the end of 2006 that the total amount of goodwill for its PSS segment, approximately $18.3 million, was impaired. The fair value of the goodwill was estimated using these projections and a combination of a discounted cash flow model and a market approach model that takes into consideration comparable business and market transactions. Kratos also concluded based on this analysis the intangible assets for PSS were not impaired.

        As of December 31, 2007, Kratos' annual effective tax rate was a negative 5% for the year ending December 31, 2007 which resulted in tax expense of $1.3 million on a loss before income taxes of $26.9 million. The rate differs from the federal and state statutory rates primarily due to the increase in the valuation allowance against deferred tax assets created during the year for which recognition is not considered to be "more likely than not".

        Kratos' management currently considers the following events, trends and uncertainties to be important to understanding its financial condition and operating performance:

        Kratos believes that its Kratos Government Solutions segment will build and expand its customer relationships within the U.S. Departments of Defense, Department of Homeland Security and other non-DoD state and local agencies by taking advantage of the significant opportunities for companies with substantial expertise in advanced engineering and information technology. Kratos believes it will experience continued growth in revenues and operating income from this operating segment. The acquisition of Haverstick on December 31, 2007 resulted in the addition of nearly 500 highly skilled technical professionals and engineers with expertise in the areas of military weapons and target range support as well as targets and missile operations and maintenance. The acquisition of MRC on October 2, 2006 provides Kratos with expanded presence in Huntsville, Alabama, which is a key strategic military location for this segment. MRC offers a broad range of technical, engineering and IT solutions, and has developed core competencies in weapons system lifecycle support, integrated logistics, test and evaluation, commercial off-the-shelf software and hardware selection and implementation, software development and systems lifecycle maintenance. The results of operations of Haverstick have not been included in Kratos' consolidated statement of operations as that transaction closed on December 31, 2007. The results of operations of MRC have been included in our consolidated results beginning from the closing date of October 2, 2006.

        Kratos' restructuring assessments which occurred in the fourth quarter of 2006 included a critical review of its Public Safety & Security segment to take into consideration the overall enterprise related industry and market opportunities, as well as the management and performance setbacks that occurred in this segment during 2006. As a result of this analysis we made the decision to focus primarily on areas where Kratos have significant existing expertise, qualifications and relationships. For example, Kratos believes its expertise and overall qualifications provide a clear competitive differentiator on projects related to physical and other types of security system integrations at Department of Defense military bases, production facilities, and other state, local and municipal government locations.

Results of Operations related to the Year Ended December 31, 2007

Comparison of Results for the Year Ended December 31, 2006 to the Year Ended December 31, 2007

        Revenues.    Revenues by operating segment for the years ended December 31, 2006 and 2007 are as follows (in millions):

	2006	2007	$change	% change
Public Safety & Security Segment	$55.6	$51.1	$(4.5)	(8.1)%
Kratos Government Solutions Segment	97.5	142.5	45.0	46.2%

Total revenues	$153.1	$193.6	$40.5	26.5%

        Revenues increased $40.5 million from $153.1 million in 2006 to $193.6 million in 2007, reflecting an increase of $45.0 million in our Kratos Government Solutions segment, primarily due to the acquisition of MRC in October 2006, which contributed $70.5 million in revenues in 2007 and $17.2 million in 2006. This increase of $53.3 million was partially offset by decreases due to the reduction of one program with annualized revenues of nearly $5.7 million that was consolidated by one of Kratos' Federal Government customers as well as, to a lesser degree, other program delays and losses resulting in reduced revenues of $2.6 million in other businesses within Kratos' Government Solutions segment. Reductions in Kratos' Public Safety & Security segment of $4.5 million were primarily related to the exit of the municipal wireless business in the first quarter of 2007.

        As described in the section "Critical Accounting Principles and Estimates" and in the footnotes to Kratos audited consolidated financial statements, a portion of its revenue is derived from fixed-price contracts whereby revenue is calculated using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. These estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project's percent complete, must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of Kratos revenue for any period if management makes different judgments or utilizes different estimates. During the reporting periods contained herein, we did experience revenue and margin adjustments of certain projects based on the aforementioned factors, but the effect of such adjustments, both positive and negative, when evaluated in total were determined to be immaterial to the consolidated financial statements.

        Cost of Revenues.    Cost of revenues increased $37.8 million or 30.4% from $124.2 million for the year ended December 31, 2006 to $162.0 million for the year ended December 31, 2007 primarily due to the increase in total revenues. The increase was primarily attributable to cost of revenues of approximately $14.6 million related to the MRC acquisition, offset by decreases in cost of revenues as a result of the reduced revenues in our PSS segment discussed above. Gross margin during the year ended December 31, 2007 of 16.3% decreased from a 2006 gross margin of 18.9%. The decrease in gross margin primarily resulted from a change in the mix of Government Services revenue versus Public Safety & Security revenue.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased 2.6% from $38.5 million to $39.5 million for the years ended December 31, 2006 and 2007, respectively. The increase of $1.0 million is primarily due to an increase in costs reflecting the acquisition of MRC and an increase in external consulting and professional fees, such as legal and accounting, partially offset by a reduction in stock compensation expense of $4.9 million from 2006, which decreased from $5.9 million in 2006 to $1.0 million in 2007. Included in the selling, general and adminstrative expenses (SG&A) for 2006 and 2007 is amortization of purchased intangibles of

$2.0 million and $2.8 million, respectively. The increase in amortization year over year is also a result of the MRC acquisition. As a percentage of revenues, selling, general and administrative expenses decreased from 25.1% in 2006 to 20.4% in 2007. Excluding the impact of the amortization of purchased intangibles and stock compensation expense, SG&A decreased from 20.0% to 19.0% of revenues for 2006 and 2007, respectively.

        Stock Option Investigation, Related Fees and Recoveries.    In the summer of 2006, Kratos' current executive management team, which has been in place since 2004, initiated an investigation of Kratos' past stock option granting practices, which we refer to as the Equity Award Review, in reaction to media reports regarding stock option granting practices of public companies. Kratos' 2007 costs of $10.6 million included $14.0 million in legal, accounting and other professional fees related to our Equity Award Review which was completed in September 2007 and the ongoing government inquiries by the Department of Justice and the SEC. This amount was partially offset by $3.4 million related to the recovery of assets from Kratos' settlement with its former stock option administrator related to damages for the theft of Kratos' stock options and common stock which occurred in 2002 and 2003 and was discovered during Kratos' internal review of option granting practices. See "Legal Proceedings" on page 94 for a further discussion of these items.

        Estimated Cost for Settlement of Securities Litigation.    In March 2008, following a voluntary mediation of 2004 and 2007 securities litigation, the parties reached a tentative agreement to settle the class action. See "Legal Proceedings" on page 94 for a further discussion of these items. Kratos has accrued an estimated $4.9 million related to its costs for the settlement of these litigations.

        Contingent Acquisition Consideration and Restatement Fees.    In September 2004, Kratos amended the purchase agreements related to two of the companies acquired in its ENS segment in 2003 to more accurately reflect the intent of the transactions, resulting in a rescission of the continuous employment clauses from the earn-out arrangements, for which Kratos recorded a $12.4 million accrual at that time. Kratos had $0.1 million in expense associated with contingent acquisition consideration based upon the final payments on these agreements in 2006. There were no charges incurred in 2007.

        Impairment and Restructuring Charges.    Impairment and restructuring charges decreased $20.6 million from $21.8 million in 2006 to $1.2 million in 2007. During 2006, Kratos recorded $21.8 million in impairment and restructuring charges as a result of a change in strategic focus of its PSS segment and a consolidation of its headquarter facilities, which included $18.3 million for goodwill impairment related to acquisitions made in the PSS segment. This was due in part to changes in the industry and the strategic focus, the impact of recent and future expected operating performance, as well as operational challenges from significant employee turnover that Kratos encountered after the completion of the earn-out periods in early 2006. The balance of the charge was related to an asset impairment of approximately $1.8 million, an unused facility charge of approximately $1.4 million related to facilities consolidation and severance costs associated with restructuring activities of approximately $0.3 million. The costs in 2007 of $1.2 million included $0.8 million for an excess facility accrual for obligations under facility leases with unused office space as a result of the recent divestitures of Kratos wireless network services businesses, $0.2 million related to the impairment of leasehold improvements for these facilities and $0.2 million related to an impairment of fixed assets.

        Other Expense, Net.    For the year ended December 31, 2006, net other expense was $0.9 million compared to net other expense of $2.3 million for the year ended December 31, 2007. The other expense in 2006 was due to interest income on the note receivable relating to the sale of Kratos' Mexican subsidiary and interest expense for the borrowings on the line of credit used to fund the acquisition of MRC in October 2006. In 2007, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations, interest expense on the debt of $2.2 million that was required to be repaid as a result of the sales of Kratos' wireless network services business was allocated to discontinued operations for the periods presented. See Note 4 of Notes to Consolidated Financial Statements of this proxy statement/prospectus. Consequently, in 2007 the interest cost for the Line of Credit borrowings used to fund the MRC acquisition was primarily allocated to discontinued operations. The net other expense of $2.3 million in 2007 was primarily attributable to approximately $1.8 million of an impairment charge, recorded in the fourth quarter of 2007, related to the carrying value of investments to fair value as well as $1.2 million of interest expense incurred on Kratos' credit facility.

        Provision (benefit) for Income Taxes.    Kratos' effective income tax rate for the year ended December 31, 2006 represented a negative 43% income tax provision compared to a negative 5% income tax provision for the year ended December 31, 2007. The tax provision of $13.8 million for the year ended December 31, 2006 included an increase to the valuation allowance of $15.9 million against the deferred tax assets. The tax provision for the year ended December 31, 2007 included an increase to the valuation allowance of $9.8 million against the deferred tax assets.

        Income (Loss) from Discontinued Operations.    Loss from discontinued operations increased from a loss of $11.7 million in 2006 to a loss of $12.6 million during 2007. The increase was primarily due to the impairment of assets related to the wireless deployment business of $13.4 million, an impairment of goodwill of $7.2 million related to this business, a $1.9 million loss from the disposal of Kratos' deployment business and a $1.1 million excess facility accrual. These charges were all partially offset by a gain of $14.8 million on the sale of the wireless engineering services business operations and a gain of $2.6 million on the sale of the EMEA business. Revenues and net loss before taxes generated by these businesses in 2006 were approximately $201.7 million and $9.8 million, respectively, compared to $85.7 million and $12.7 million, respectively, in 2007. The decrease year over year was impacted by the divestitures of the wireless network services businesses in 2007. See Note 4 to the Notes to the Consolidated Financial Statements for further discussion of these transactions.

Comparison of Results for the Year Ended December 31, 2005 to the Year Ended December 31, 2006

        Revenues.    Revenues by operating segment for the years ended December 31, 2005 and 2006 are as follows (in millions):

	2005	2006	$change	% change
Public Safety & Security Segment	$67.3	55.6	(11.7)	(17.4)%
Government Solutions Segment	85.0	97.5	12.5	14.7%

Total revenues	$152.3	$153.1	$0.8	0.1%

        Revenues increased $0.8 or 0.1% from $152.3 million in 2005 to $153.1 million in 2006. The increase in revenues included an increase of $12.5 million in Kratos' Government Solutions segment, substantially offset by reduced revenue in Kratos' Public Safety & Security segment.

        The decreased revenues in the PSS segment of $11.7 million from 2005 to 2006 was primarily a result of significant employee turnover, particularly management sales and business development personnel, that occurred in Kratos' Atlanta and Houston offices following the completion of the three year acquisition earn-out periods at the beginning of 2006. The increased revenue in the Government Network Services segment is a result of the acquisition of MRC in the fourth quarter of 2006, which contributed $17.6 million in revenues in 2006, offset partially by decreases due to program delays and program reductions from two of Kratos' DOD Customers.

        Cost of Revenues.    Cost of revenues increased $8.5 million or 7.3% from $115.7 million for the year ended December 31, 2005 to $124.2 million for the year ended December 31, 2006. Gross margin during the year ended December 31, 2005 of 24.0% decreased to a gross margin of 18.9% for the year ended December 31, 2006. The increase in cost of revenues was partially attributable to cost of revenues of approximately $14.6 million related to the MRC acquisition. The decrease in gross margins resulted from an increased mix of government network services business, which generally reports the classification of cost elements based upon definitions in accordance with government contracting regulations. As a result, cost of revenues in the 2006 periods includes certain cost elements that would otherwise be classified as SG&A expense under a commercial contract arrangement. In addition, the overall decrease in gross margin percentage was partially attributable to a stock-based compensation expense of $0.9 million in 2006 related to Kratos' adoption of SFAS No. 123(R) in January 2006, compared to $0.0 million in 2005 and the impact of cost overruns in the PSS sector as a result of employee and management turnover that occurred following the completion of the earn-out periods in early 2006.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased 8.5% from $35.5 million to $38.5 million for the years ended December 31, 2005 and 2006, respectively. As a percentage of revenues, selling, general and administrative increased from 23.3% in 2005 to 25.1% in 2006. The increase of $3.0 million is primarily due to the cost of stock-based compensation which was $5.9 million in 2006 or 3.9% of revenues versus $0.2 million, net of related tax adjustments, in 2005 or 0.1% of revenues partially offset by a reduction in consulting fees. Excluding the stock-based compensation expense, SG&A decreased from $35.3 million, or 23.2% of revenues, in 2005 to $32.6 million, or 21.3% of revenues, in 2006.

        Contingent Acquisition Consideration and Restatement Fees.    In September 2004, Kratos amended the purchase agreements related to two of the companies acquired in its ENS segment in 2003 to more accurately reflect the intent of the transactions, resulting in a rescission of the continuous employment clauses from the earn-out arrangements, for which Kratos recorded a $12.4 million accrual at that time. In September 2005, Kratos reduced $2.5 million of its contingent acquisition earn-out accruals that was determined to be excess based on the projected performance of the division compared to the minimum performance targets as defined in the earn-out arrangements. In December 2005, Kratos increased its contingent acquisition earn-out accruals by $0.4 million, to reflect the financial performance of one of the acquired entities that exceeded its previously projected performance. Kratos had $0.1 million in expense associated with contingent acquisition consideration based upon the final payments on these agreements in 2006.

        Impairment and Restructuring Charges.    During 2006, Kratos recorded $21.8 million in impairment and restructuring charges as a result of a change in strategic focus of its ENS segment and a consolidation of its headquarter facilities, which included $18.3 million for goodwill impairment related to acquisitions made in the ENS segment. This was due in part to changes in the industry and Kratos' strategic focus, the impact of recent and future expected operating performance, as well as operational challenges from significant employee turnover that we encountered after the completion of the earn-out periods in early 2006. The balance of the charge was related to an asset impairment of approximately $1.8 million, an unused facility charge of approximately $1.4 million related to facilities consolidation and severance costs associated with restructuring activities of approximately $0.3 million. No impairment or restructuring charges were incurred in 2005.

        Other Income (Expense), Net.    For the year ended December 31, 2005, net other income was $0.3 million compared to net other expense of $0.9 million for the year ended December 31, 2006. The increase in net other expense of $1.2 million was primarily due to the interest that was incurred on the Key Bank credit facility as a result of the MRC acquisition, partially offset by the interest income earned on the note receivable for the sale of Mexico.

        Provision (benefit) for Income Taxes.    Kratos' effective income tax rate for the year ended December 31, 2005 represented a 3% income tax benefit compared to a negative 43% income tax provision for the year ended December 31, 2006. The tax benefit of $0.1 million for the year ended December 31, 2005 included a decrease to the valuation allowance on deferred tax assets based upon Kratos' projections of taxable income for 2006, including the reversal of temporary differences. The reduction in the valuation allowance was primarily a result of Kratos' projected forecasts of 2006 taxable income, the estimated timing of reversal of temporary differences and the expected utilization of net operating loss carryforwards. In 2006, the income tax expense of $13.8 million is a result of an increase of $15.9 million in Kratos' valuation allowance for deferred tax assets.

        Loss from Discontinued Operations.    Loss from discontinued operations increased from a loss of $2.0 million in 2005 to a loss of $11.7 million during 2006. Included in the loss from discontinued operations of $2.0 million for the year ended December 31, 2005 is an approximate $5.0 million charge related to a write off of unrecoverable contract costs incurred on sites Kratos was building for its customers in Mexico and South America which were cancelled prior to the completion of the sites. Although Kratos was under contractual arrangement with these customers to build these sites, these costs were contractually unrecoverable from its customers due to the termination clauses in the contracts, which did not provide for reimbursement for in process cancelled sites, unless agreed upon by the customer. Also included in Kratos' loss from discontinued operation in 2005 is an impairment charge of $0.9 million related to accumulated foreign currency translation losses as well as a $4.4 million valuation allowance established against the deferred tax assets of Kratos' discontinued operations. Included in the loss from discontinued operations of $11.7 million for the year ended December 31, 2006 is an impairment charge of approximately $5.2 million to reduce the current carrying value of the South American operations to their estimated fair value based upon current indications of interest. Also included in Kratos' loss from discontinued operations in 2006 is an impairment charge of $1.7 million related to accumulated foreign currency translation losses. Revenues and net income (loss) before taxes generated by these businesses in 2005 were approximately $265.1 million and net income of $7.1 million, respectively, compared to $201.7 million and a net loss of $9.8 million, respectively, in 2006. The reduction in revenues in 2006 from 2005 reflects the sale of our Latin American operations in February 2006. See Note 4 to the Notes to the Consolidated Financial Statements for further discussion of these transactions.

Liquidity and Capital Resources

        As of December 31, 2007, Kratos had consolidated cash and cash equivalents of $8.6 million, consolidated long-term and short-term debt of $76.7 million, and consolidated stockholders equity of $167.2 million. Kratos' principal sources of liquidity are cash flows from operations and borrowings under its credit facility.

Net Cash from Operations

        Kratos' operating cash flow is used to finance trade accounts receivable, fund capital expenditures, fund Kratos' ongoing litigation and government inquiries, and make selective acquisitions. Financing trade accounts receivable is necessary because, on average, our customers do not pay us as quickly as Kratos pay its vendors and employees for their goods and services. Cash from continuing operations is primarily derived from Kratos' customer contracts in progress and associated changes in working capital components. A summary of Kratos' net cash provided by operating activities from continuing operations from its consolidated statement of cash flows is as follows (in millions):

	Years Ended December 31,
	2005	2006	2007
Net cash used in operating activities of continuing operations	$(3.4)	$(3.9)	$(1.1)

        Cash used in operating activities of continuing operations for 2007 decreased by $2.7 million from 2006 primarily due to a decrease in days sales outstanding from 109 days to 101 days, after adjustment for the MRC transaction in 2006 and the Haverstick transaction in 2007, partially offset by payment related to Kratos' internal stock option investigation, as well as the timing of payments of Kratos' expenses.

        Cash used in investing activities from continuing operations are summarized as follows (in millions):

	2005	2006	2007
Investing activities:
Sale/maturity of short-term investments	$7.6	$—	$—
Cash paid for contingent acquisition consideration	(17.1)	(8.5)	(8.9)
Cash paid for acquisitions, net of cash acquired	(33.6)	(59.1)	(63.9)
Proceeds from the disposition of discontinued operations	—	18.9	57.3
Cash transferred from (to) restricted cash	—	(1.0)	1.0
Capital expenditures	(4.0)	(1.2)	(0.9)

Net cash used in investing activities from continuing operations	$(47.1)	$(50.9)	$(15.4)

        Cash paid for acquisitions and contingent acquisition consideration accounted for the most significant outlays for investing activities in each of the three years from 2005 to 2007 as a result of the implementation of Kratos' strategies to diversify its business while focusing on its core competencies. These acquisitions included Haverstick in 2007, MRC in 2006, and TLA in 2005.

        Investing activities in 2006 and 2007 also included proceeds of $18.9 million and $57.3 million respectively, directly attributable to our sale of Kratos' wireless discontinued operations.

        Capital expenditures consist primarily of investment in computer hardware and software and improvement of Kratos' physical properties in order to maintain suitable conditions to conduct its business.

        Cash provided by financing activities from continuing operations are summarized as follows (in millions):

	2005	2006	2007
Financing activities:
Proceeds from issuance of common stock	$0.1	$0.4	$—
Proceeds from issuance of common stock under employee stock purchase plan	0.8	—	—
Borrowings under credit facility and line of credit	—	85.0	88.5
Repayment under line of credit	—	(34.0)	(64.0)
Repayment of capital lease obligations	(0.4)	(0.3)	(0.4)
Debt issuance costs	(0.3)	(1.2)	(3.0)

Net cash provided by financing activities from continuing operations	$0.2	$49.9	$21.1

        In 2005, Kratos entered into a $15 million credit facility with KeyBank National Association, which we refer to as KeyBank, for general working capital requirements and to fund future acquisitions. Kratos did not draw on this facility until 2006 and in October 2006 Kratos replaced this facility with an $85 million facility from KeyBank to fund the acquisition of MRC. During 2007, Kratos entered into two amendments to its credit facility, one in March and the other in June, which reduced the total facility to $35 million as a result of the divestitures of its wireless network services businesses. In December 2007, Kratos successfully negotiated a new $85.0 million credit facility with Key Bank, which was used primarily to fund the Haverstick acquisition.

        Proceeds from the issuance of common stock in 2005 through 2006 are related to the exercise of employee stock options.

        Cash provided by (used in) discontinued operations are summarized as follows (in millions):

	2005	2006	2007
Operating cash flows	$7.7	6.4	$0.2
Investing cash flows	(5.1)	(6.6)	(1.6)
Financing cash flows	4.0	0.1	—
Effect of exchange rates on cash and cash equivalents	1.0	2.7	0.0

Net cash flows of discontinued operations	$7.6	$2.6	$(1.4)

        Investing cash flow consists of capital expenditures incurred by Kratos' wireless network services segment. Financing cash flows is the result of proceeds received on the exercise of stock options by the wireless network services employees.

Off Balance Sheet Arrangements

        Kratos has no material off-balance sheet arrangements as defined in Regulation S-K 303(a)(4)(ii).

Contractual Obligations and Commitments

        In connection with Kratos' business acquisitions, it has agreed to make additional future payments to sellers based on final purchase price adjustments and the expiration of certain indemnification obligations. Pursuant to the provisions of SFAS No. 141, such amounts are accrued, and therefore, recorded by Kratos when the contingency is resolved beyond a reasonable doubt and, hence, the additional consideration becomes payable. In 2007, Kratos paid $4.6 million of working capital adjustments and approximately $4.3 million of the holdback amounts to the former MRC shareholders in accordance with the Purchase Agreement. As of December 31, 2007, Kratos has approximately $3.5 million of cash holdback amounts that will be released subject to indemnity rights due for the MRC and Haverstick acquisitions. The MRC payment of approximately $2.3 million was scheduled to be released in April 2008, but Kratos currently expects that no amounts will be released until July 2008, if at all, to provide sufficient time to resolve outstanding indemnification claims. The remaining amounts for Haverstick of $1.2 million are due in December 2008 and September 2009. The holdback arrangements accrue interest in accordance to terms in the purchase agreements.

        In addition to the indemnity holdback, the Haverstick Agreement also calls for a post closing working capital adjustment. On February 29, 2008 Kratos provided the working capital calculation to Haverstick, which indicated a working capital adjustment was due to Kratos primarily because the working capital, as calculated per the Agreement, was below the target amount. Haverstick has reviewed Kratos' working capital calculation and is not in agreement. Their response proposes that there is actually excess working capital of approximately $1.5 million. In accordance with the Agreement, Kratos had fifteen days from the date of Haverstick's objection to resolve the disagreement. If resolution had not been achieved within the fifteen day period, Kratos and Haverstick would have had five days to agree on a nationally recognized independent accounting firm to resolve the disagreement.

        In April 2008 Kratos and Haverstick resolved the disagreement with respect to the working capital adjustment. The agreed upon working capital adjustment exceeded the target amount by approximately $1.45 million and as a result Kratos will issue approximately 700,000 shares of its common stock and make a cash payment of $200,000 to the former shareholders of Haverstick. Both Kratos and Haverstick have agreed that the aforementioned payment is in complete and full satisfaction of the calculation of the net working capital as of closing and have released one another from any and all claims with respect to this adjustment.

        Any amounts earned by shareholders of acquired companies for which there were no continuous employment clauses will result in additional goodwill recorded for those acquisitions when the earn-out consideration is earned. There were no earn-out considerations in connection with the MRC or Haverstick acquisitions, but in connection with future acquisitions, Kratos may agree to make additional payments to sellers contingent upon achievement of performance milestones by the acquired entities.

        On December 31, 2007, Kratos entered into a new credit facility of $85.0 million with KeyBanc Capital Markets which replaced the October 2, 2006 credit agreement with Key Bank. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0 million, as well as, a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half year term with principal payments required quarterly beginning on March 31, 2008 of $25,000 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments required quarterly beginning on March 31, 2008 of $0.6 million in 2008, $1.3 million in 2009, $2.5 million in 2110, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011 and contains provisions typical in such arrangements. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its "prime rate" plus a margin for the term loans of 6.5% to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of Kratos' aggregate debt to its EBITDA for the previous four fiscal quarters. Kratos used the credit facility to fund the acquisition of Haverstick and to retire outstanding debt under its October 2006 credit facility with Key Bank. The terms of the new credit agreement require Kratos to provide certain customary covenants for a credit agreement, including certain financial covenants which vary by quarter. See schedules 7.12(a) through (e) to both the First Lien Credit Agreement and the Second Lien Credit Agreement which are filed as Exhibits 10.1 and 10.2 respectively, to Kratos' Current Report on Form 8-K filed with the SEC on January 7, 2008.

        As of December 31, 2007, Kratos' outstanding balance on the facility was $75.5 million and the weighted average interest rate on the debt borrowed during 2007 was 8.3%. This includes $3.5 million of interest expense and financing costs related to the October 2006 credit facility and the new facility dated December 31, 2007. The replacement of the October 2006 facility resulted in a write-off of $1.0 million in deferred financing costs. Kratos has $3.3 million in deferred financing costs outstanding as of December 31, 2007 which are related to the new facility and are being amortized over the four, five and five and one half year life of the respective underlying notes.

        On February 11, 2008, Kratos entered into three interest swap agreements with Key Bank, to fix the LIBOR rate to an average of 3.16% for the term of the swap agreements. The effective date of the swaps were February 14, 2008. The notional amounts and expiration dates of the swap agreements are $15 million and March 31, 2010; $22.5 million and March 31, 2011; and $32.5 million and March 31, 2011.

        In March 2008 Kratos entered into a tentative agreement to settle the 2004 and 2007 securities class action litigation actions (described in "Legal Proceedings" on page 94), and as a result, Kratos recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue its share of the settlement amounts, and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by Kratos' insurance carriers. As a consequence of recording this legal settlement, Kratos did not meet certain of the financial covenants in accordance with the Credit Agreement. Accordingly, on March 27, 2008, Kratos obtained an amendment and waiver from its lenders to waive the impact of the legal settlement amounts on its financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the Credit Agreement to provide for an increase in the LIBOR floor rate to 4.25% and to require that Kratos set aside in a restricted account approximately 50% of the proceeds of the recovery from the theft of stock options by its former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. The lenders have also reserved the right to require Kratos to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon Kratos' compliance with financial covenants under the Credit Agreement for the four consecutive quarters commencing after January 1, 2008.

        The net benefit of the swap agreements entered into by Kratos on February 11, 2008 has been reduced by the LIBOR floor included in the amendment and waiver discussed above. The cost related to this amendment will be recorded as deferred financing costs for the credit facility in the first quarter of 2008.

        The following table summarizes Kratos' currently existing contractual obligations and other commitments at December 31, 2007, and the effect such obligations could have on Kratos' liquidity and cash flow in future periods (in millions):

	Payments due/forecast by Period
	Total	2008	2009-2010	2011-2012	2013 and After
Long-term debt, net of interest(1)	$75.5	$1.9	$24.0	$43.6	$6.0
Capital leases(5)	1.2	0.1	0.2	0.3	0.6
Estimated interest on debt(2)	21.6	7.4	10.6	3.5	0.1
Other liabilities(3)	3.5	2.9	0.6	—	—
Purchase orders(4)	43.7	40.7	1.5	0.6	0.9
Operating leases(5)	16.3	5.6	8.0	1.8	0.9
Interpretation 48 obligations, including interest and penalties(6)	3.9	1.4	1.2	0.5	0.8

Total commitments and recorded liabilities	$165.7	$60.0	$46.1	$50.3	$9.3

(1)
The Key Bank Credit Facility. The payments shown are Kratos' present forecast which contemplates that it will pay off the Key Bank Credit Facility by the due date of June 2013. The annual payment requirements for long-term debt obligations are $2.6 million in 2008, $15.2 million in 2009 to 2010, $32.7 million in 2011 to 2012, and $9.5 million in 2013. See "Notes to Consolidated Financial Statements" Note 8(a) for further details.

(2)
Includes interest payments based on current interest rates for variable rate debt and fixed rate debt based upon our swap arrangements. See "Notes to Consolidated Financial Statements" Note 8(a) for further details.

(3)
Primarily the obligations under the working capital adjustment clause and holdback payments related to the acquisition of MRC and Haverstick. See "Notes to Consolidated Financial Statements" Note 6 for further details.

(4)
Purchase orders include commitments in which a written purchase order has been issued to a vendor, but the goods have not been received or services have not been performed.

(5)
See "Notes to Consolidated Financial Statements" Note 10 for further details.

(6)
The FIN 48 obligations shown in the above table represent certain uncertain tax positions. The years for which the uncertain tax positions will reverse have been estimated in scheduling the obligations in the table above.

        As of December 31, 2007 Kratos had $2.4 million of standby letters of credit outstanding. Kratos' letters of credit are related to its workers compensation program, as support for its performance bond program and for its work overseas. Additional information regarding Kratos' financial commitments at December 31, 2007 is provided in the notes to Kratos' consolidated financial statements. See "Notes to Consolidated Financial Statements, Note 16—Commitments and Contingencies."

Other Liquidity Matters

        Kratos intends to fund its cash requirements with cash flows from operating activities, and borrowings under its current Credit Facilities and future Credit Facilities. Kratos believes these sources should be sufficient to meet its cash needs for at least the next 12 months. However, Kratos expects to pay for the settlement of its shareholder litigation in the second half of 2008 as discussed in Note 17—Legal Matters to its audited Consolidated Financial Atatements proxy statement/prospectus, and Kratos may need to raise additional funds to pay for this settlement. In addition, if Kratos becomes subject to significant judgments, settlements or fines related to the matters discussed in Note 17—Legal Matters to its audited Consolidated Financial Statements, or any other matters, or incur legal fees in excess of Kratos' current expectations, it could be required to make significant payments that could materially and adversely affect its financial condition, potentially impacting its ability to access the capital markets and its compliance with our debt covenants.

        Kratos' quarterly and annual operating results have fluctuated in the past and may vary in the future due to a variety of factors, many of which are external to its control. If the conditions in Kratos' industry deteriorate or our customers cancel or postpone projects or if we are unable to sufficiently increase our revenues or further reduce its expenses, Kratos may experience, in the future, a significant long-term negative impact to its financial results and cash flows from operations. In such a situation Kratos could fall out of compliance with its financial and other covenants which, if not waived, could limit its liquidity and capital resources. See "Risk Factors" on page 24 for a further discussion of these items.

Critical Accounting Principles and Estimates

        Kratos has identified the following critical accounting policies that affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. The preparation of Kratos' financial statements in conformity with accounting principles generally accepted in the United States of America requires it to make estimates and judgments that affect the reported amounts of assets and liabilities, stockholders' equity, revenues and expenses, and related disclosures of contingent assets and liabilities. On a periodic basis, as deemed necessary, Kratos evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including the related valuation allowance, accruals for partial self-insurance, contingencies and litigation and contingent acquisition consideration. Kratos explains these accounting policies in the notes to the audited consolidated financial statements and at relevant sections in this discussion and analysis. These estimates are based on the information that is currently available and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

Revenue recognition

        Kratos derives a significant percentage of its revenue from long-term contracts and account for these contracts under the provisions of Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Revenue on time and materials contracts is recognized as services are rendered at contracted labor rates plus material and other direct costs incurred. The portion of Kratos' revenue derived from fixed-price contracts accounted for approximately 51.1% of its revenues for 2007. Revenue on fixed-price contracts is recognized using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. Estimates of costs to complete include material, direct labor, overhead, and allowable general and administrative expenses for Kratos' government contracts. These cost estimates are reviewed and, if necessary, revised monthly on a contract-by-contract basis. If, as a result of this review, Kratos determines that a loss on a contract is probable, then the full amount of estimated loss is charged to operations in the period it is determined that it is probable a loss will be realized from the full performance of the contract. In certain instances in which it is impractical to estimate the final outcome of the project margin, but it is certain that Kratos will not incur a loss on the project, it may record revenue equal to cost incurred, at zero margin. In the event that its cost incurred to date may be in excess of Kratos' funded contract value, it may defer those costs until the associated contract value has been funded by the customer. Once the final estimate of the outcome of the project margin is determined, Kratos will record revenue using the percentage-of-completion method of accounting based on the ratio of total costs incurred to date compared to the estimated total costs to complete the project. Significant management judgments and estimates, including but not limited to the estimated costs to complete projects, must be made and used in connection with the revenue recognized in any accounting period. The revenue Kratos may recognize in a given reporting period depends on: (1) the costs it has incurred for individual projects; (2) its then current estimate of the total remaining costs to complete individual projects; and (3) the current estimated contract value associated with the projects. If, in any period, Kratos increases or decreases its estimate of the total costs to complete a project, and/or reduce or increase the associated contract value, revenue for that period would be impacted. As a result, Kratos' gross margin in such period and in future periods may be affected. To the extent that its estimates fluctuate over time or differ from actual results, gross margins in subsequent periods may vary significantly from our estimates. Material differences may result in the amount and timing of Kratos' revenue for any period if management made different judgments or utilized different estimates.

        A cancellation, schedule delay, or modification of a fixed-price contract which is accounted for using the percentage-of-completion method may adversely affect our gross margins for the period in which the contract is modified or cancelled. Under certain circumstances, a cancellation or negative modification could result in Kratos having to reverse revenue that Kratos recognized in a prior period, thus significantly reducing the amount of revenues Kratos may recognize for the period in which the adjustment is made. Correspondingly, a positive modification may positively affect Kratos' gross margins. In addition, a schedule delay or modifications can result in an increase in estimated cost to complete the project, which would also result in an impact to its gross margin.

        In addition, many of Kratos' contracts include milestone billings. If a contract is terminated or if the scope of a contract changes prior to a milestone billing, the amount of revenue Kratos could recognize may change, based upon the specific termination clauses of the contract, which would affect its revenue and gross margin in the period in which the contract is terminated or the scope is changed.

        During the reporting periods contained herein, Kratos did experience revenue and margin adjustments of certain projects based on the aforementioned factors.

Allowance for doubtful accounts

        Kratos maintains an allowance for doubtful accounts for estimated losses resulting from the potential inability of certain customers to make required future payments on amounts due to Kratos. Management determines the adequacy of this allowance by periodically evaluating the aging and past due nature of individual customer accounts receivable balances and considering the customer's current financial situation as well as the existing industry economic conditions and other relevant factors that would be useful towards assessing the risk of collectibility. If the future financial condition of Kratos' customers were to deteriorate, resulting in their inability to make specific required payments, additions to the allowance for doubtful accounts may be required. In addition, if the financial condition of Kratos' customers improves and collections of amounts outstanding commence or are reasonably assured, then we may reverse previously established allowances for doubtful accounts. Changes to estimates of contract value are recorded as adjustments to revenue and not as a component of the allowance for doubtful accounts. Kratos writes off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Long-lived and Intangible Assets.

        Kratos account for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which we refer to as SFAS 144. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected future net cash flows generated by the asset. If it is determined that the asset may not be recoverable and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference. SFAS 144 requires companies to separately report discontinued operations, including components of an entity that either have been disposed of (by sale, abandonment or in a distribution to owners) or classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

        In accordance with SFAS 144, Kratos assesses the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors Kratos considers important which could individually or in combination trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of Kratos' use of the acquired assets or the strategy for its overall business;

  •
  significant negative industry or economic trends;

  •
  significant decline in Kratos' stock price for a sustained period; and

  •
  Kratos' market capitalization relative to net book value.

        If Kratos determined that the carrying value of intangibles and long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, it would record an impairment equal to the excess of the carrying amount of the asset over its estimated fair value.

        On a quarterly basis, Kratos assesses whether events or changes in circumstances have occurred that potentially indicate the carrying value of long-lived assets may not be recoverable.

Goodwill and Purchased Intangible Assets.

        Kratos evaluates its goodwill and intangible assets for impairment pursuant to SFAS No. 142, Goodwill and Other Intangible Assets which we refer to as SFAS 142. SFAS142 provides that goodwill and other intangible assets with indefinite lives are not amortized but tested for impairment annually or more frequently if circumstances indicate potential impairment. The impairment test is comprised of two steps:

          (1)   A reporting unit's fair value is compared to its carrying value. The carrying values of each reporting unit are determined by specifically identifying and allocating the assets and liabilities of the Company to each reporting unit based on headcount, relative revenues or costs, or other methods as deemed appropriate by management. If the fair value is less than its carrying value, impairment is indicated;

          (2)   if impairment is indicated in the first step, it is measured by comparing the implied fair value of goodwill and intangible assets to their carrying value at the reporting unit level.

        Accounting for income taxes and tax contingencies.    In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" which we refer to as Interpretation No. 48. Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Kratos adopted the provisions of Interpretation No. 48 effective January 1, 2007.

        As part of the process of preparing its consolidated financial statements Kratos is required to estimate its provision for income taxes in each of the tax jurisdictions in which it conducts business. This process involves estimating Kratos' actual current tax expense in conjunction with the evaluation and measurement of temporary differences resulting from differing treatment of certain items for tax and accounting purposes. These temporary differences result in the establishment of deferred tax assets and liabilities, which are recorded on a net basis and included in Kratos' consolidated balance sheet. Kratos then assesses on a periodic basis the probability that its net deferred tax assets will be recovered and, therefore realized from future taxable income and to the extent it believes that recovery is not more likely than not, a valuation allowance is established to address such risk resulting in an additional related provision for income taxes during the period.

        Significant management judgment is required in determining Kratos' provision for income taxes, its deferred tax assets and liabilities, tax contingencies, unrecognized tax benefits, and any required valuation allowance, including taking into consideration the probability of the tax contingencies being incurred. Kratos' management assesses this probability based upon information provided to Kratos by its tax advisors, its legal advisors and similar tax cases. If at a later time our assessment of the probability of these tax contingencies changes, Kratos' accrual for such tax uncertainties may increase or decrease.

        Kratos has a valuation allowance at December 31, 2007, due to management's overall assessment of risks and uncertainties related to our future ability to realize and, hence, utilize certain deferred tax assets, primarily consisting of net operating losses, carry forward temporary differences and future tax deductions resulting from certain types of stock option exercises, before they expire.

        The 2007 effective tax rate at December 31, 2007 for annual and interim reporting periods could be impacted if uncertain tax positions that are not recognized at December 31, 2007 are settled at an amount which differs from Kratos' estimate. Finally, during 2008, if Kratos is impacted by a change in the valuation allowance as of December 31, 2007 resulting from a change in judgment regarding the realizability of deferred tax assets beyond December 31, 2007, such effect will be recognized in the interim period in which the change occurs.

Accrual for partial self-insurance.

        Kratos maintains an accrual for its health and workers compensation partial self-insurance, which is a component of total accrued expenses in the consolidated balance sheets. Management determines the adequacy of these accruals based on a monthly evaluation of its historical experience and trends related to both medical and workers compensation claims and payments, information provided to Kratos by its insurance broker, industry experience and average lag period in which claims are paid. If such information indicates that Kratos' accruals require adjustment, it will, correspondingly, revise the assumptions utilized in its methodologies and reduce or provide for additional accruals as deemed appropriate. Kratos also carries stop-loss insurance that provides coverage limiting its total exposure related to each medical and workers compensation claim incurred, as defined in the applicable insurance policies. The medical and workers compensation limits per claim are $100,000 and $250,000, respectively.

Contingencies and litigation.

        Kratos is currently involved in certain legal proceedings. Kratos estimates a range of liability related to pending litigation where the amount and range of loss can be estimated. Kratos records its estimate of a loss when the loss is considered probable and estimable. Where a liability is probable and there is a range of estimated loss and no amount in the range is more likely than any other number in the range, Kratos records the minimum estimated liability related to the claim in accordance with SFAS No. 5, "Accounting for Contingencies." As additional information becomes available, Kratos assesses the potential liability related to its pending litigation and revise its estimates. Revisions in its estimates of potential liability could materially impact its results of operations. See "Legal Proceedings" on page 94 for additional information.

Share-Based Payments.

        Beginning in fiscal year 2006, Kratos accounts for share-based compensation arrangements in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, which we refer to as SFAS 123R, "Share-Based Payments," which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Prior to adoption of SFAS 123R, Kratos accounted for share-based compensation using the intrinsic value-based method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Kratos adopted SFAS 123R using the modified prospective transition method.

        The valuation provisions of SFAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Under the modified prospective application, which Kratos used, prior periods are not revised for comparative purposes. Kratos uses the Black-Scholes option valuation model to estimate the fair value of its stock options at the grant date. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Kratos' employee stock options are generally subject to vesting restrictions and are generally not transferable.

        Option pricing models require the input of highly subjective assumptions including the expected stock price volatility over the term of the award, the expected life of an option and the number of awards ultimately expected to vest. Changes in these assumptions can materially affect the fair value estimates of an option. Furthermore, the estimated fair value of an option does not necessarily represent the value that will ultimately be realized by an employee. Kratos used historical data to estimate the expected forfeiture rate, intrinsic and historical data to estimate the expected price volatility, and a weighted-average expected life formula to estimate the expected option life. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option.

        Estimates of share-based compensation expenses are significant to Kratos' consolidated financial statements, but these expenses are based on option valuation models and will never result in the payment of cash by us. For this reason, and because Kratos does not view share-based compensation as related to our operational performance, Kratos exclude estimated share-based compensation expense when evaluating the business performance of its operating segments.

Quantitative and Qualitative Disclosures About Market Risk

        Kratos is exposed to market risk in connection with changes in interest rates, primarily in connection with outstanding balances under Kratos' credit facility with KeyBank National Association.

Based on Kratos' average outstanding balances during the year ended December 31, 2007 a 1% change in the LIBOR rate would impact Kratos' financial position and results of operations by approximately $0.4 million over the next year. Kratos did not utilize any derivative financial instruments to hedge interest rate risks in 2007 or in prior years. Cash and cash equivalents as of December 31, 2007 were $8.6 million and are primarily invested in money market interest bearing accounts. A hypothetical 10% adverse change in the average interest rate on Kratos' money market cash investments and short-term investments would have had no material effect on net income for the year ended December 31, 2007.

Recently Issued Accounting Pronouncements

        In June 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that Kratos recognize the impact of a tax position in its financial statements, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The application of this Statement reduced Kratos' retained earnings on January 1, 2007 by $0.1 million to increase reserves for uncertain tax positions.

        The SEC issued Staff Accounting Bulletin No. 108, which we refer to as SAB 108, in September 2006. SAB 108 expresses the views of the SEC staff regarding the process of quantifying the materiality of financial misstatements. SAB 108 requires both the balance sheet and income statement approaches be used when quantifying the materiality of misstatement amounts. In addition, SAB 108 contains guidance on correcting errors under the dual approach and provides transition guidance for correcting errors existing in prior years. SAB 108 was effective in Kratos' fourth quarter of 2006. The adoption of SAB 108 did not have a material impact on Kratos' consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which we refer to as SFAS 157. This new standard provides guidance for using fair value to measure assets and liabilities and information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a company's use of fair value measurements, including the effect of such measures on earnings. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. Kratos is in the process of determining the impact of this statement on its consolidated financial statements.

        In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities, including not-for-profit organizations. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

        The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. A not-for-profit organization will report unrealized gains and losses in its statement of activities or similar statement. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments.

        Statement 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. Kratos is in the process of determining the impact of this statement on its consolidated financials statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007) ("SFAS 141R"), "Business Combinations" and SFAS No. 160, which we refer to as SFAS 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51". SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. The provisions of SFAS 141R and SFAS 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is not permitted. Kratos is in the process of determining the impact of these statements on its consolidated financial statements.

Results of Operations related to the Quarter Ended March 30, 2008

Comparison of Results for the Three Months Ended March 31, 2007 to the Three Months Ended March 30, 2008

        Revenues.    Revenues increased $19.2 million from $49.0 million for the three months ended March 31, 2007 to $68.2 million for the three months ended March 30, 2008. This increase was primarily due to $19.8 million in revenues from Haverstick, which was acquired on December 31, 2007, partially offset by decreases due to the reduction of one program with quarterly revenues of nearly $1.6 million that was consolidated by one of Kratos' DoD customers in 2007, as well as increases in revenues in Kratos' Public Safety and Security segment. Revenues by operating segment for the three months ended March 31, 2007 and March 30, 2008 are as follows (in millions):

	2007	2008	$ change	% change
Public Safety & Security	$12.0	$13.3	$1.3	10.8%
Government Solutions	37.0	54.9	17.9	48.4%

Total revenues	$49.0	$68.2	$19.2	39.2%

        A portion of Kratos' revenue is derived from fixed-price contracts whereby revenue is calculated using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. These estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete a project, which determine the project's percent complete, must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of Kratos' revenue for any period if management makes different judgments or utilizes different estimates.

        Cost of Revenues.    Cost of revenues increased from $41.7 million for the three months ended March 31, 2007 to $55.6 million for the three months ended March 30, 2008 primarily as a result of the increase in revenues from Haverstick, partially offset by reduced costs in the PSS segment as a result of improved operating margins in this segment. Gross margin increased from 14.9% in the first quarter of 2007 to 18.5% for the three months ended March 30, 2008. The increase in gross margin primarily resulted from the improved operating performance of the PSS segment and the higher gross margins from Haverstick.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses ("SG&A") increased from $9.1 million in the three months ended March 31, 2007 to $11.9 million in the three months ended March 30, 2008. The increase was a result of the Haverstick acquisition, partially offset by reduced SG&A expenses in the PSS segment. In addition, amortization of costs of purchased intangibles increased from $0.7 million to $1.2 million in the first quarter of 2007 to 2008, respectively, reflecting the acquisition of Haverstick. Excluding amortization of costs of purchased intangibles, SG&A increased from $8.4 million to $10.7 million, or decreased from 17.1% of revenues to 15.7% of revenues reflecting improved leverage of SG&A on increased revenue.

        Stock Option Investigation and Related Fees.    The costs in the first quarter of 2007 of $1.5 million were comprised of legal, accounting and other professional fees related to Kratos' Equity Award Review which was completed in September 2007 compared to nominal fees related to the ongoing government inquiries by the Department of Justice in the first quarter of 2008.

        Other Income (Expense), Net.    Net other income (expense) decreased from income of $0.5 million to an expense of $2.7 million for the three months ended March 31, 2007 and March 30, 2008, respectively. Income of $0.5 million for the three months ended March 31, 2007 was primarily a result of the sale of assets.

        In 2007, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations ("EITF 87-24"), interest expense incurred on debt of $1.1 million for the period ended March 31, 2007 that was required to be repaid as a result of the sales of Kratos' wireless network services business was allocated to discontinued operations for the periods presented.

        For the three months ended March 30, 2008, in addition to interest expense incurred on Kratos' Credit Facility of $2.4 million as a result of the Haverstick acquisition, Kratos also incurred other expense of $0.7 million related to a $70 million cash flow hedge Kratos entered into to reduce Kratos' exposure to variable rates on Kratos' outstanding debt. This hedge became ineffective in March 2008 as a result of terms in Kratos' amendment to Kratos' Credit Facility that Kratos entered into in March 2008 as a result of the charge Kratos recorded related to the estimated settlement of Kratos' securities litigation. As a result, the expense related to marking the derivative financial instruments to market has been reflected in the statement of operations rather than in other comprehensive income on Kratos' Consolidated Balance Sheet. Future gains and losses on these derivative instruments as well as the offsetting gain or loss on the hedged item attributable to the hedged risk will be recognized in Kratos' statement of operations. These expenses were partially offset by other income of $0.3 million as a result of the sale of assets in the quarter.

        Provision (Benefit) for Income Taxes.    Provision (benefit) for income taxes increased from a provision of $0.2 million or a negative rate of 7.1% on $2.8 million of loss before income taxes in the first quarter of 2007 to a provision of $0.5 million or a negative 25% rate on a loss before income taxes of $2 million. The tax provision in the first quarters of both 2007 and 2008 included an increase in the deferred tax liability related to temporary differences on indefinite life intangibles that were not offset by deferred tax assets due to the full valuation allowance Kratos has recorded on these assets. During the first quarter of 2008, Kratos recorded approximately $0.3 million of current state taxes in excess of the amounts recorded for the first quarter of 2007.

        Income (loss) from Discontinued Operations.    Income (loss) from discontinued operations changed from a loss of $17.1 million to income of $0.6 million for the three months ended March 31, 2007 and March 30, 2008, respectively. The loss in 2007 was primarily due to impairment of assets related to the Wireless Deployment business of $13.4 million and an impairment of goodwill related to this business of $7.2 million, partially offset by a gain of $3.3 million on the sale of the EMEA operations. During the quarter ended March 30, 2008 Kratos recognized a tax benefit of $1.1 million related to the expiration of the statute of limitations for certain foreign tax contingencies. This benefit was offset partially by an impairment charge of $0.5 million related to retained assets and liabilities from the sale and discontinuance of these operations.

Liquidity and Capital Resources

        Kratos' sources of liquidity include cash and cash equivalents, cash from operations and external sources of funds. As of March 30, 2008, Kratos had cash and cash equivalents totaling $11.0 million and restricted cash of $0.3 million related to its credit card program used to fund the travel expenses of its employees.

        Kratos' operating cash flow is used to finance trade accounts receivable, fund capital expenditures and make strategic acquisitions. Financing trade accounts receivable is necessary because, on average, the customers and payers for Kratos' services do not pay as quickly as Kratos pays its vendors and employees for their goods and services primarily due to contractual billing milestones that must be achieved to enable Kratos to bill its customers. Capital expenditures consist primarily of investment in computer hardware and software and improvement of Kratos' physical properties in order to maintain suitable conditions to conduct its business.

        Cash from continuing operations is primarily derived from Kratos' customer contracts in progress and associated changes in working capital components. Cash provided by continuing operations was $2.5 million for the three months ended March 31, 2007 and $2.0 million for the three months ended March 30, 2008. The decrease in cash provided by operations was primarily a result of the increase in Kratos' Days Sales Outstanding from 101 days to 106 days for the quarters ended March 31, 2007 and March 30, 2008, respectively, impacted by the contractual billing milestones on certain of Kratos' projects, partially offset by $3.4 million in receipt of payment related to the recovery of assets under the settlement with the former stock option administrator.

        Cash provided by investing activities from continuing operations was $2.1 million for the three months ended March 31, 2007 compared to cash used in investing activities of $1.3 million for the three months ended March 30, 2008. During the three months ended March 31, 2007, investing activities included cash received of $2.9 million on the sale of Kratos' EMEA operations to LCC partially offset by capital expenditures of $0.7 million. During the three months ended March 30, 2008, investing activities included cash paid of $3.0 million related to expenses for the Haverstick acquisition partially offset by proceeds received of $2.3 million from the settlement of the working capital amount owed by LCC on the sale of Kratos' domestic engineering operations. See Notes 6 and 7 to Kratos' unaudited consolidated financial statements as of March 30, 2008 in Section F1 of this filing for further discussion of Kratos' acquisitions and divestitures.

        Cash used by financing activities from continuing operations was $0.1 million for the three months ended March 31, 2007 and cash provided by financing activities from continuing operations was $1.9 million for the three months ended March 30, 2008. In 2007, borrowings of $4.0 million under the line of credit were offset by payments of $4.0 million under the line of credit and repayment of capital lease obligations of $0.1 million. The positive cash flow from financing activities for the 2008 period consisted primarily of $2.0 million of borrowings from Kratos' credit facility offset by repayments of capital lease obligations.

        Cash used by discontinued operations was $1.9 million and $0.2 million for the three months ended March 31, 2007 and March 30, 2008, respectively. The decrease was primarily a result of the sale of these operations in 2007.

Contractual Obligations and Commitments

        In connection with Kratos' business acquisitions, Kratos has agreed to make additional future payments to sellers based on final purchase price adjustments and the expiration of certain indemnification obligations. Pursuant to the provisions of SFAS No. 141, such amounts are accrued, and therefore, recorded by Kratos when the contingency is resolved beyond a reasonable doubt and, hence, the additional consideration becomes payable. As of March 30, 2008, Kratos has approximately $3.5 million of cash holdback amounts and $7.4 million of common stock holdback due for the MRC and Haverstick acquisitions; these will be released subject to indemnity rights. The MRC holdback of approximately $2.3 million was originally due in April 2008 and this date has been extended to July 2008 to provide additional time to resolve outstanding indemnification obligations. The remaining amounts for Haverstick of $1.2 million in cash and $7.4 million in common stock are due in December 2008 and September 2009. The holdback arrangements accrue interest in accordance with the terms of the purchase agreements.

        In addition to the indemnity holdback, the Haverstick agreement also calls for a post closing working capital adjustment. In February 2008, Kratos and Haverstick agreed on the working capital calculation called for in the agreement. The calculation resulted in a working capital adjustment due to Haverstick in an amount of $1.5 million. The working capital adjustment was paid with the issuance of 697,307 common shares of Kratos stock valued at $1.3 million and cash of $0.2 million.

        On December 31, 2007, Kratos entered into a new credit facility of $85.0 million with KeyBanc Capital Markets which replaced the October 2, 2006 credit agreement with Key Bank. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0 million, as well as a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half year term with principal payments required quarterly beginning on March 31, 2008 of $25,000 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments required quarterly beginning on March 31, 2008 of $0.6 million in 2008, $1.3 million in 2009, $2.5 million in 2010, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011 and contains provisions typical in such arrangements. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its "prime rate" plus a margin for the term loans of 6.5% to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of our aggregate debt to our EBITDA for the previous four fiscal quarters. We used the credit facility to fund the Acquisition of Haverstick Consulting, Inc. (Haverstick) and to retire outstanding debt under Kratos' October 2006 credit facility with Key Bank. The terms of the new credit agreement require Kratos to provide certain customary covenants for a credit agreement, including certain financial covenants which vary by quarter. See schedules 7.12(a) through (e) to both the First Lien Credit Agreement and the Second Lien Credit Agreement which were filed as Exhibits 10.1 and 10.2 respectively, to Kratos' Current Report on Form 8-K filed with the SEC on January 7, 2008. As of March 30, 2008, Kratos' outstanding balance on the facility was $77.5 million.

        On February 11, 2008, Kratos entered into three interest swap agreements with Key Bank, to fix its LIBOR rate to an average of 3.16% for the term of the swap agreements. The effective date of the swaps was February 14, 2008. The notional amounts and expiration dates of the swap agreements are $15 million and March 31, 2010; $22.5 million and March 31, 2011; and $32.5 million and March 31, 2011.

        In March 2008 Kratos entered into a tentative agreement to settle the 2004 and 2007 securities class action litigation actions (described in Part II, Item 1 Legal Proceedings), and as a result, Kratos recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue its share of the settlement amounts, and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by Kratos' insurance carriers. As a consequence of recording this legal settlement, Kratos did not meet certain of the financial covenants in accordance with the Credit Agreement. Accordingly, on March 27, 2008, Kratos obtained an amendment and waiver from its lenders to waive the impact of the legal settlement amounts on Kratos' financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the Credit Agreement to provide for an increase in the LIBOR floor rate to 4.25% and to require that Kratos set aside in a restricted account approximately 50% of the proceeds of the recovery from the theft of stock options by Kratos' former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. In April 2008, Kratos transferred $1.7 million to a restricted cash account. The lenders have also reserved the right to require Kratos to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon Kratos' compliance with financial covenants under the Credit Agreement for the four consecutive quarters commencing after January 1, 2008.

        The net benefit of the swap agreements entered into by Kratos on February 11, 2008 has been reduced by the LIBOR floor included in the amendment and waiver discussed above. The cost related to this amendment was recorded as deferred financing costs.

Other Liquidity Matters

        Kratos intends to fund its cash requirements with cash flows from operating activities, and borrowings under Kratos' current credit facilities and potential future credit facilities. Kratos believes these sources should be sufficient to meet its cash needs for at least the next 12 months. However, Kratos expects to pay for the settlement of its shareholder litigation in the second half of 2008 as discussed in Note 14—Legal Matters to the unaudited consolidated financial statements as of March 30, 2008 included in Section F1 of this filing, and Kratos may need to raise additional funds to pay for this settlement. In addition, if Kratos becomes subject to significant judgments, settlements, or fines related to the matters discussed in Note 13 Legal Matters of the unaudited consolidated financial statements as of March 30, 2008 in Section F1 of this filing, or any other matters, or incur legal fees in excess of Kratos' current expectations, could be required to make significant payments that could materially and adversely affect Kratos' financial condition, potentially impacting Kratos' ability to access the capital markets and Kratos' compliance with its debt covenants.

        As discussed Kratos' quarterly and annual operating results have fluctuated in the past and may vary in the future due to a variety of factors, many of which are external to Kratos' control. If the conditions in Kratos' industry deteriorate or Kratos' customers cancel or postpone projects or if Kratos is unable to sufficiently increase Kratos' revenues or further reduce Kratos' expenses, Kratos may experience, in the future, a significant long-term negative impact to Kratos' financial results and cash flows from operations. In such a situation Kratos could fall out of compliance with Kratos' financial and other covenants which, if not waived, could limit Kratos' liquidity and capital resources. As of March 30, 2008 Kratos was in compliance with all financial covenants under the Credit Agreements.

        Kratos currently carries a significant amount of debt and as such, its ability to execute on additional business opportunities may be limited due to existing borrowing capacity. In addition, given the relatively highly leveraged liquidity position, any down-turn in Kratos' operating earnings could impair Kratos' ability to comply with the financial covenants of its existing credit facility. If Kratos anticipated a potential covenant violation, Kratos would seek relief from its lenders. This relief would have some cost to Kratos and such relief might not be on terms as favorable as those in its existing Credit Agreement. If Kratos were to actually default due to Kratos' failure to meet the financial covenants of its Credit Agreement and inability to obtain a waiver from the lenders, Kratos' Credit Agreement could require Kratos to immediately repay all amounts then outstanding under the Credit Agreement and/or require Kratos to pay interest at default rates per the Credit Agreement.

        In the event Kratos was required to repay the amount outstanding under the existing credit facility, Kratos would need to obtain alternative sources of financing to continue its operating activities at existing levels. There can be no assurance that alternative financing would be available on acceptable terms or at all.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," (SFAS 157) which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2, and proposed 157-c. FSP 157-1 amends SFAS 157 to exclude SFAS 13 and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-c clarifies the principles in SFAS 157 on the fair value measurement of liabilities. Public comments on FSP 157-c were due in February 2008, and responses and recommendations were presented to the board on April 9, 2008. Kratos adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115," (SFAS 159) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. Kratos has adopted SFAS 159 as of January 1, 2008 and have elected not to measure any additional financial instruments and or other items at fair value.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations." SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not permitted. Kratos is currently evaluating the effects, if any, that SFAS 141(R) may have on its financial statements; however, since Kratos has significant acquired deferred tax assets for which full valuation allowances were recorded at the acquisition date, SFAS 141(R) could significantly affect the results of operations if changes in the valuation allowances occur subsequent to adoption. For additional discussion on deferred tax valuation allowances, refer to Note 10 to the Consolidated Financial Statements in Kratos' 2007 Annual Report filed on Form 10-K.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. Kratos is currently evaluating this new statement and anticipate that the statement will not have a significant impact on the reporting of our results of operations.

        In December 2007, the EITF issued Issue No. 07-1, "Accounting for Collaborative Arrangements." This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. This Issue requires that transactions with third parties (i.e., revenue generated and costs incurred by the partners) should be reported in the appropriate line item in each company's financial statement pursuant to the guidance in EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This Issue also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, and income statement classification of collaboration transactions between the parties. Kratos is currently evaluating this new statement and anticipate that the statement will not have a significant impact on the reporting of its results of operations.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity's derivative instruments and hedging activities and their effects on the entity's financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. Kratos is currently evaluating the disclosure implications of this statement.

        For more information on Kratos, see "Where You Can Find More Information" on page 229.

SYS

        SYS and its subsidiaries provide information connectivity solutions that capture, analyze and present real-time information to customers in the Department of Defense, Department of Homeland Security, other government agencies and commercial companies. Using interoperable communications software, sensors, digital video broadcast and surveillance technologies, wireless networks, network management, decision-support tools and Net-Centric technologies, SYS's technical experts enhance complex decision-making. Founded in 1966, SYS is a California corporation headquartered in San Diego and has its principal offices in California and Virginia.

        Historically, SYS's revenues have been generated by providing information technology, systems integration and program and financial management services under long term contracts for the Department of Defense and in particular the U.S. Navy. More recently, through a combination of acquisitions and internal growth initiatives, SYS has expanded and leveraged its technical engineering services with complementary products and has broadened its customer base to include other government agencies and commercial enterprises beyond the Department of Defense.

        These expanded products and services capabilities, together with SYS's longstanding expertise in situational awareness and systems engineering, has enabled SYS to develop a set of information technology solutions to complement its services offerings for the Information Technology services and Public Safety and Security markets. SYS customers in these markets such as federal, state and local governments, public safety first-responders, large corporations, schools and universities, all share a common need for decision support products and services that enhance or enable connecting real-time data to decision makers.

        SYS delivers its solutions through two reportable segments, the Defense Solutions Group and the Public Safety, Security and Industrial Systems Group. The Defense Solutions Group focuses on engineering, technical and management services to Federal Government agencies. The Public Safety, Security and Industrial Systems Group focuses on providing "right-time" situation status and mission execution support solutions to government and commercial customers.

        SYS also provides solution lifecycle support with program, financial, test and logistical services, including classroom and online training.

        For additional information, visit www.systechnologies.com. The information on this website is not incorporated by reference into this proxy statement/prospectus.

Industry Overview/Market Opportunity

        SYS's services and products are designed to address the information connectivity needs of its target customers in the Information Technology and Public Safety and Security markets. All of these customers have a need for decision support solutions in order to respond quickly to an incident and to share information with other agencies or organizations in a collaborative effort.

Solutions

        SYS's solutions include the following:

Systems Engineering

        SYS has a longstanding history of providing top quality systems engineering assistance to both government and industry customers. Using a diverse team of subject matter experts, SYS applies a robust systems engineering approach that delivers the proper balance of total system performance and total ownership costs within a family-of-systems, systems-of systems context. SYS's engineers have broad experience in all aspects of systems engineering from requirements setting, component design and testing to production. SYS achieves synergy by bringing together its expertise in many disciplines to build solutions which connect data to decisions.

        SYS provides a variety of Test and Evaluation core competencies geared to the methodologies of the Department of Defense C4ISR system acquisition. SYS delivers an end-to-end solution providing Test and Evaluation support in program and administrative acquisition through the entire Test and Evaluation lifecycle.

Network Security and Management

        SYS's solutions address the growing technological complexity, heightened security awareness and operations infrastructure needs in an increasingly net-centric world.

        SYS's NeuralStar™ product is a network management platform that monitors networks in real-time, analyzes performance metrics and captures, correlates and stores performance and alarm events for network devices, applications and services. NeuralStar™ is a network management platform that gives organizations the ability to manage heterogeneous data, voice, video, wireless and satellite systems as a single environment, also allowing them to take direct control by issuing commands to network elements and automating manually intensive processes.

        SYS's NSMG solutions have been proven in some of the world's most intensive, high-security military environments, including serving the core network management component for the Department of Defense's backbone network, known as the Global Information Grid. SYS network management solutions serve mission-critical roles at the Ballistic Missile Defense Agency, the National Guard and the Defense Advanced Research Projects Agency. Net-centered enterprises and service providers, including Microsoft, BNSF, Broadwing and Cincinnati Bell, use SYS solutions to increase service quality, efficiency and profitability.

Software Engineering

        SYS's software engineering organization has a core expertise in a broad set of application domains such as enterprise information management and visualization computing problems utilizing state of the art tools to address a wide range of futuristic operational and technical requirements. The group has an established reputation for technology transition. The software group's predominant customer-base includes military command and control, homeland security, public safety, and related areas. Within the military domain, SYS has provided software solutions for situation awareness, decision support, weather, anti-submarine warfare, network management, and distance learning. Non military domains include enterprise video systems for surveillance and satellite broadcast, online training systems, and first-responder incident management and emergency response.

Public Safety and Security

        SYS provides integrated solutions for data interoperability and real-time situational awareness including collaboration, command and control, and accountability for safer emergency operations.

        SYS's initial product focus is in the areas of increasing overall preparedness and improving information sharing. SYS is addressing this through its Vigilys™ solution which can be used to more effectively manage incident response operations and enable efficient sharing of time critical information between responders in the field and supporting operations centers, and between cooperating private, local, county, state, federal, and Department of Defense agencies.

        Vigilys™ is a software based tactical operations system designed for public safety agencies seeking to improve response capabilities and effectiveness. The Vigilys™ solution delivers relevant and actionable real-time information to and from the scene of an incident for improved decision-making, resource allocation and response coordination. The Vigilys™ product suite consists of the Vigilys Conductor, Vigilys Mobile and Vigilys Commander.

Enterprise Video Solutions

  Video Surveillance

        SYS's Marathon product suite includes integrated video surveillance, security, and loss prevention solutions that enhance operational management, security & safety and loss control. SYS's products are used by customers in market segments including point-of-sale (POS), central alarm monitoring, and homeland security. SYS's Marathon Digital Video Recorder (DVR) software utilizes patented software-based video compression technology and state-of-the-art digital recording which is designed to make video more practical by improving the usability of video and data through scalable networked digital video solutions.

        SYS's video surveillance management systems provide: (i) security surveillance for safety of employees and customers; (ii) recording and observing in store operations for operational improvement, theft or accidents; (iii) POS software integrating video clips with cash register transactions to reduce shrinkage and (iv) the ability to be remotely monitored by a remote central station service.

        SYS's scalable PC network technology addresses the customer's operation as a whole, providing efficiencies and cost savings through an integrated approach.

  Video Distribution

        SYS's video distribution products represent the convergence of broadcast and Internet technologies by providing head-end (transmission) equipment and edge device (reception) equipment to provide the infrastructure for this key data and video powered distribution capability. SYS's products leverage its industry expertise in the video distribution market with specific concentration on the key convergence technologies (MPEG-4 AVC/H.264, ATSC, DVB, IPv6, etc.) and an engineering approach to building scalable and modular products that respond rapidly to changes in the marketplace. SYS offers products, technologies and solutions in the following areas:

  •
  Content management

  •
  IP-based content distribution

  •
  Set top box IRD's (integrated receiver-decoders)

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  Video on demand

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  ATSC (American Television Standards Committee) digital broadcasting

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  DVB (Digital Video Broadcast) satellite and terrestrial broadcasting

        SYS's enterprise video solutions are distinguished by:

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  IP-centric video delivery products for internet, satellite, and terrestrial networks;

  •
  Strong reputation and presence in the satellite and broadcast video markets and the security industry;

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  In-house integration technology for rapidly integrating third-party systems and information sources.

        SYS's solutions address the customer's operation as a whole, providing efficiencies and cost savings through an integrated approach based on feature-rich:

  •
  Scalable network technology, including technology from SYS's flag-ship network management product, NeuralStar™

  •
  Best-of-breed SYS proprietary compression technology originally developed under a grant from the National Institute of Standards and Technology (NIST), as well as best-of-breed standards-based compression technologies (MPEG-4 H.264 AVC)

  •
  Data interoperability integration technology from the SYS Vigilys™ product suite

  Learning and Performance

        SYS's learning and performance solutions consist of a broad range of products and services capabilities to deliver training solutions and web-enabled or satellite based interactive distance learning (IDL) for customers in the Department of Defense, other government and commercial organizations.

        SYS's training solutions include services, product development, and tools addressing a breadth of related disciplines that include human performance factors, job & task analysis, competencies definition, skills & knowledge building via multiple deliver mediums, tracking, assessment, evaluation, and trend analysis.

        SYS's HSI solutions focus on improving human performance and readiness through workload analysis, process improvement, manpower optimization, human factors engineering, and advanced training delivery methods/integrated learning environments. This area of work results in improved human performance, manpower optimization, and a higher state of readiness that reduce SYS's customer's total ownership cost.

        SYS's IDL solutions utilize its established strengths in digital, audio and video broadcast products and expertise in its web-based learning management solutions through which it has created a very robust, feature rich solution called Global Learning Solutions (GLS) which is targeted for the sizable interactive distance learning market including university, government, defense, homeland security and company training and education programs.

        GLS is a comprehensive learning management system with complete broadcast infrastructure that enhances the distance learning experience. GLS incorporates a unique blend of content distribution products and web-based system architecture to provide flexible content and delivery options that easily accommodate future expansion. SYS customizes solutions tailored to its clients' needs and deliver them via the Internet and/or by satellite. The system facilitates various types of live and on-demand learning including e-learning, instructor-led training, web and audio casts, live high-definition video, assessments/certifications, collaboration tools and the flexibility to include third party courseware integration.

Management Support Services

        SYS's program management and logistics group provides solutions support and services to meet the needs of its customers in business operations, program management, financial management, engineering and maintenance services, enterprise solutions development and implementation and logistics support. Program management includes all elements of operational and financial execution to meet required objectives and results. Logistics support includes life-cycle supportability and in-service engineering services to support current and planned equipment, in a variety of platforms.

Business Strategy

        SYS's business objectives are to diversify and grow its revenues, broaden its customer base and improve operating margins. SYS's strategy to achieve these objectives is based on leveraging its core strengths in C4ISR, information technology, systems integration and program and financial management while adding complementary products and capabilities that will allow it to grow its markets in these areas as well as expand into other markets, including commercial markets. SYS has affected this strategy through acquisitions and through productizing capabilities and solutions developed through its engineering services. SYS believes that this strategy will enable it to diversify its revenue sources, compete for larger Department of Defense programs and grow its operating margins, especially through the inclusion of products. Three key aspects of this strategy are as follows:

  •
  Timing. The process of transforming from a pure service provider to providing a mix of high technology services and products is targeted to occur in a staged fashion. As growth rates in revenues from SYS's engineering and program management services decrease or plateau, revenues from products or new customers need to be generated in a synchronized fashion;

  •
  Products. As SYS acquires or develops new products its strategy is threefold; (i) to continue and grow the markets for which those products were initially developed; (ii) to adapt those products for sale into its government related businesses and (iii) to integrate these products such that SYS can pursue programs that require a broader mix of capabilities to deliver a complete solution;

  •
  Acquisitions. SYS has expanded its capabilities and broadened its markets by acquiring companies that have products or niche service offerings. As SYS continues to execute on this strategy, it will build the existing infrastructure to accommodate these new organizations as they adapt to SYS's systems and methodologies.

Recent Acquisitions and Technology Purchases

        On March 31, 2004, SYS acquired all of the outstanding stock of Polexis, a privately held, San Diego-based provider of advanced data management software in support of enterprise operations and mission-critical decision-making.

        On December 16, 2004, SYS acquired all of the assets of Xsilogy, a privately held, San Diego-based provider of wireless sensor network technologies and applications.

        On January 6, 2005, SYS acquired all of the outstanding stock of Antin, a defense contractor that provided information technology, C4ISR, and technical support services.

        Effective August 22, 2005, SYS acquired the assets of Web Technologies, LLC (Web Tech), a provider of e-learning and web application development for customers in the automotive, environmental, financial, technology, and hospitality industries, as well as the U.S. government.

        On September 27, 2005, SYS entered into an agreement to purchase certain technology and intellectual property rights related to the ForceViz technology of Lomasoft Corporation.

        On November 7, 2005, SYS acquired all of the outstanding stock of Logic Innovations, Inc. (Logic), a privately held, San Diego-based provider of solutions that helped to ensure the fast and efficient delivery of digital audio, video and data to the broadcasting, communications and consumer electronics industries.

        On December 2, 2005, SYS acquired all of the assets and assumed certain specified liabilities of cVideo, Inc., a San Diego-based provider of interactive video and information analysis products for business surveillance and security applications.

        On April 2, 2006, SYS acquired Realty Based Information Technology Services, Ltd. (RBIS), a provider of Information Technology security engineering which developed, implemented and maintained convergent security services that are delivered by personnel with high level U.S. government clearances.

        On October 17, 2006, SYS acquired all the outstanding common stock of Ai Metrix, a Reston, Virginia provider of innovative network management software solutions delivered to government and commercial customers.

U.S. Government Contracts

        SYS has derived a majority of its revenues from contracts with government agencies, the vast majority of which are with the Federal Government, under which it acts as a prime or subcontractor. During fiscal 2007, approximately 88% of SYS's total annual revenues were derived from contracts with government agencies and 12% was derived from commercial customers. SYS intends to focus on retaining and trying to increase the percentage of its business as prime contractor because it provides SYS with client relationships that generate higher levels of revenue and makes SYS less dependent on other prime contractors. The following table shows SYS's revenues from each of these types of contracts as a percentage of its total contracts based revenues for the three and six months ended December 28, 2007 and December 29, 2006:

	Three Months Ended		Six months Ended
	2007	2006	2007	2006
Cost reimbursable	75%	79%	76%	77%
Time and materials	16%	15%	16%	18%
Fixed price	9%	6%	8%	5%

Total	100%	100%	100%	100%

        SYS's costs of revenues are affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as the mix of prime contracts versus subcontracts. Further, with the recent inclusion of products, SYS's cost of revenues will be affected by the cost and availability of materials and components, product mix and other fixed and variable costs. Significant portions of SYS's contracts are time and materials and cost reimbursement contracts. Subject to contract limits, SYS is reimbursed for labor hours at negotiated hourly billing rates and other direct expenses under time and materials contracts and reimbursed for all actual allowable costs, plus a fee, or profit, under cost reimbursement contracts. The financial risks under these contracts are generally lower than those associated with other types of contracts such as fixed price contracts; however, the margins are also typically lower than those on fixed-price contracts. The U.S. Government also has awarded SYS fixed-price contracts. Such contracts carry higher financial risks because SYS must deliver the products, systems or contract services at a cost below the fixed contract value in order to earn a profit.

Contract backlog

        SYS defines backlog as the amount of revenues it expects to realize over the remaining base contract performance period and for signed contracts in existence as of the measurement date. SYS does not include contract ceiling values under MAC or ID/IQ contracts in its backlog calculation. SYS also does not include in backlog (i) the expected amount of revenues that would be realized if, and when, it were successful in the re-compete of signed contracts in existence as of the measurement date or (ii) the expected amount of revenues that would be realized from future unidentified growth on signed contracts and task orders in existence as of the measurement date.

        SYS defines funded backlog as the portion of its backlog for which funding currently is appropriated and obligated to it under a signed contract or task order by the purchasing agency, or otherwise authorized for payment to it by a customer upon completion of a specified portion of work, less the amount of revenue it has previously recognized under the contract. SYS's funded backlog does not include the full potential value of its contracts, because Congress often appropriates funds to be used by an agency for a particular program or contract on a yearly or quarterly basis, even though the contract may call for performance over a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contract.

        Total backlog as of December 28, 2007 was $40.2 million, of which $24.0 million was funded and $16.2 million had been ordered, but not yet funded. Total backlog as of December 29, 2006 was $43.5 million, of which $30.0 million was funded and $13.5 million had been ordered, but not yet funded.

        All of SYS's U.S. government contracts are subject to audit and various cost controls and include standard provisions for termination for the convenience of the U.S. government. Multi-year U.S. government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable.

        The preceding information regarding contract backlog and future revenues to be derived therefrom is forward-looking and is subject to certain risks and uncertainties including, but not limited to, the inherent difficulty of predicting future contract potential, a dependence on the continued funding of Government programs and contract procurements, and the risk of contract termination.

Customers

        SYS is engaged in multiple contracts as both a prime and subcontractor. Its customers include (but are not limited to) the following:

Defense	Other Government	Commercial
U.S. Navy: NAVSEA SPAWAR NAVAIR ONR Other Department of Defense Entities: DARPA Missile Defense Agency NASA DISA Lockheed-Martin Northrop Grumman L-3 Communications—Titan Cubic Corporation Boeing	Department of Homeland Security Delaware County, PA California Office of Emergency Services California Department of Transportation Orange County Public Schools	American Honda Motor Co., Inc.
Fox Networks
General Electric Corporation
HBO
IntelSat
Lehigh University
Motorola
PanAmSat
Pratt & Whitney
Primemedia
Sempra Energy
Southern California Edison
United Airlines
Volkswagen of America

COMPETITIVE CONDITIONS

Defense Solutions Group

        A significant portion of SYS's business is awarded through competitive procurements. The engineering and management services industry consists of many companies with which SYS competes and who can provide the same or similar type of services. Many of SYS's competitors are larger and have greater financial resources than it does. SYS obtains much of its business on the basis of proposals to new and existing customers. Competition usually centers on successful past performance, technical capability, management, personnel experience and price.

        SYS has many competitors who compete for the same customers. They are competent, experienced and continuously working to take work and projects away from SYS. These competitors range in size from small businesses to multi-billion dollar corporations. Much of SYS's business is long term and continuous. SYS recognizes that the SYS niche areas are desirable to other professional service firms, and it continuously seeks to improve within these niches.

        Competition is intense in Department of Defense contracting. Typically, work is contracted to experienced incumbents who have existing business relationships with the contracting organization. Breaking into new markets is difficult and time consuming. Though competitors have a difficult time competing in those areas where SYS is entrenched, SYS has also experienced difficulties breaking into new Department of Defense markets, where competitors are entrenched. In Department of Defense contracting, there is a blurred line between competitors and partners. Often companies are in competition in bidding for one contract, while they are cooperating team members in winning another. Generally, SYS faces competition from three categories of competitors:

        Large Department of Defense Contractors.    Large Department of Defense contractors, such as Lockheed-Martin, Northrop Grumman, L-3 Communications, Raytheon and others, represent serious competition to SYS in areas of systems engineering and in-service engineering. These and others compete in information systems and communications. Large management consulting firms compete with SYS for management consulting, strategic planning and information technology work. These companies also team with smaller companies. Companies in this category include Booz, Allen & Hamilton, Bearing Point and Accenture. These large companies can rely upon considerable monetary and labor resources to win government contracts. They are broadly focused in the types of work they will seek to obtain and are often teamed with small businesses and minority-owned businesses in subcontract arrangements.

        Mid-Tier Competitors.    Mid-tier competitors include NCI, Inc., MTC Technologies, Kratos, and Dynamics Research Corp.

        Small Business Department of Defense Contractors and Small Disadvantaged Department of Defense Contractors.    Small business Department of Defense contractors are generally more focused in their contracting strategies. They have fewer resources unless teamed with larger competitors. However, according to Department of Defense policy, a certain portion of Department of Defense work is set aside for small businesses, creating an environment of fierce competition among these companies for the allocated work. The U.S. Government, according to policy, also sets aside certain contracts for companies owned by members of statutorily identified disadvantaged groups. Because SYS does not qualify, it cannot compete in this arena, except as a subcontractor to qualified businesses. These qualified small disadvantaged businesses, however, are free to compete for all government issued contracts.

        SYS believes that the principal competitive factors in its ability to win new business include past performance, qualifications, domain and technology expertise, the ability to replace contract vehicles, the ability to deliver results within budget (time and cost), reputation, accountability, staffing flexibility, and project management expertise. SYS believes its ability to compete also depends on a number of additional factors including the ability of its customers to perform the services themselves, and competitive pricing for similar services.

Public Safety, Security and Industrial Systems Group

        SYS competes for both products and services based opportunities. On the services side many of the same competitors and competitive factors discussed under Defense Solutions Group apply equally to the Public Safety, Security and Industrial Systems Group business. With regards to products the competitors are generally industry or market specific, with some examples as follows:

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  Network Management (HP OpenView; Micromuse(IBM); EMC Smarts; SolarWinds)

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  Video Surveillance(Honeywell; Kalatel (G.E.); I3DVR; ImageVault)

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  Digital/Audio Broadcast (Tandberg; Thompson; Helius; Wegener)

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  E-training/learning solutions (General Physics; Learn.com)

        In addition to the competitors listed above, as newer technologies are developed, many larger companies are forming strategic alliances to pursue market opportunities as opposed to developing their own in-house proprietary solutions.

Intellectual Property and Other Proprietary Rights

        SYS has filed for a number of copyright protections on several of its products. In addition, it has also registered a number of trademarks to protect its intellectual property.

        In connection with the acquisition of the net assets of Xsilogy, SYS acquired two issued patents and numerous filed pending patents. The two issued patents are in the fields of flow sensors and sensing pressure. The patents pending are in the fields of sensors and sensor network architecture.

        SYS believes that its intellectual property is important to its success, and it tries to protect it as described above and through the maintenance of trade secrets. SYS feels that name brand recognition will make its products and services stand out.

        However, the steps SYS takes to protect its intellectual property may be inadequate. Unauthorized parties may try to disclose, obtain or use SYS's proprietary information, which could harm its business. Others may claim that SYS has violated its proprietary rights or infringed on its intellectual property. Any such claims could subject SYS to significant liability for damages and invalidate its proprietary rights. Any efforts to protect or defend SYS's rights could be time-consuming and costly. Other parties may also independently develop similar or competing technology.

Employees

        On March 31, 2008, SYS employed 405 employees. None of these employees are subject to a collective bargaining agreement, and there is no union representation within SYS. SYS believes its employee relations are good.

SYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion together with SYS's consolidated financial statements and the related notes to those financial statements that are included in this proxy statement/prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. SYS's future results could differ materially from those discussed here.

  Overview

        Revenues and profits for the fiscal year ended June 30, 2007 were significantly impacted by three major themes. First, SYS's mix of revenues has changed as a result of products based revenues growing from 5% of revenues in 2006 to 8% in 2007 which has directly resulted in its overall gross margins growing from 20% in 2006 to 24% in 2007. Second, while SYS's services based revenues have been impacted by both funding delays and program reductions, SYS has had year over year growth in its services business. Third, SYS's operating costs and expenses have increased significantly because (i) selling, general and administrative expenses as a result of the acquisitions in April and October 2006 and the expansion of the sales and marketing efforts to support SYS's growth and (ii) SYS has made investments in research, engineering and development to further develop and expand its product offerings.

        More recently SYS's operating costs and expenses, primarily selling, general and administrative expenses (S,G&A), have decreased by approximately $1.2 million in each of the quarters of the current fiscal year compared to the fourth quarter of fiscal 2007. The decreases in these expenses combined with increased margins have resulted in improved profitability.

        SYS's business areas that encompass engineering and program management services have been in a continuous slow decline for the past five years while during this same period SYS's C4ISR business has steadily grown. SYS anticipates that this trend of decreases in engineering and program management will continue as the Department of Defense continues to implement their information transformation strategy focusing on enhanced information technology and communications systems, data acquisition and real time situational awareness.

        SYS's cost of revenues is affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as the mix of prime contracts versus subcontracts and the mix of product sales revenue versus services revenue. Significant portions of SYS's contracts are time and materials and cost reimbursement contracts. SYS is reimbursed for labor hours at negotiated hourly billing rates and other direct expenses under time and materials contracts and reimbursed for all actual costs, plus a fee, or profit, under cost reimbursement contracts. The financial risks under these contracts are generally lower than those associated with other types of contracts, and margins are also typically lower than those on fixed-price contracts. The U.S. Government also has awarded SYS fixed-price contracts. Such contracts carry higher financial risks because SYS must deliver the products, systems or contract services at a cost below the fixed contract value in order to earn a profit.

        The following table shows SYS's revenues from each of these types of contracts as a percentage of SYS's total revenues for the fiscal years ended June 30, 2007, 2006 and 2005:

	2007	2006	2005
Cost reimbursement	78%	77%	70%
Time and materials	16%	15%	20%
Fixed price	6%	8%	10%

Total	100%	100%	100%

        The following table sets forth certain statements of operations data, including the amounts stated as a percentage of revenues, for the fiscal years ended June 30, 2007, 2006 and 2005 (amounts in millions):

	2007	2006	2005	2007	2006	2005
Revenues	$75.8	$55.9	$45.8	100.0%	100.0%	100.0%
Cost of revenues	58.0	44.6	37.4	76.5%	79.9%	81.7%
Selling, general and administrative expenses	15.5	8.5	4.9	20.4%	15.2%	10.7%
Research, engineering and development expenses	4.0	3.6	0.7	5.3%	6.4%	1.5%
Impairment charges	—	1.3	—	—	2.3%	—
Income (loss) from operations	(1.7)	(2.1)	2.8	(2.2)%	(3.8)%	6.1%
Other (income) expense, net	0.7	0.3	0.4	0.9%	0.5%	0.9%
Income(loss) before income taxes	(2.4)	(2.4)	2.4	(3.2)%	(4.3)%	5.2%
Income tax (benefit) provision	(0.7)	(0.7)	1.0	(0.9)%	(1.3)%	2.1%
Net income (loss)	$(1.7)	$(1.7)	$1.4	(2.2)%	(3.0)%	3.1%

        Revenues by reportable business segments for years ended June 30, 2007, 2006 and 2005 were as follows (amounts in thousands):

	2007	2006	2005
Defense Solutions Group	$50.1	$45.2	$43.7
Public Safety, Security and Industrial Systems Group	25.7	10.7	2.1

Total	$75.8	$55.9	$45.8

  Results of Operations

  Fiscal Year 2007 vs. Fiscal Year 2006

        Revenues.    Revenues increased by approximately $19.9 million or 35.6% during fiscal 2007. The increase included approximately $11.4 million from acquisitions, $1.1 million from products sales, and $11.6 million from increases in training, software engineering services and engineering and program management services which were partially offset by decreases of ($4.2) million in certain software development activities within SYS's Net-Centric programs. Acquisition related revenues were primarily attributable to the acquisition of Ai Metrix in fiscal 2007 and the acquisitions of WebTech, Logic, cVideo and RBIS, Ltd. in fiscal 2006.

        Effective July 1, 2006 certain business activities that were managed and reported under the Defense Solutions Group were moved into the Public Safety, Security and Industrial Systems Group and are now managed and reported within that business group. The activities consisted principally of training related services and certain software services based contracts that are inter-related with other activities in the Public Safety, Security and Industrial Systems Group. Prior period amounts have been reclassified to reflect the inclusion of these activities in the Public Safety, Security and Industrial Systems Group.

        The growth in the Defense Solutions Group of $4.9 million is attributable to the acquisition of RBIS, Ltd., which added revenues of $5.7 million and increases of $3.4 million in revenues from training, software engineering services and engineering and program management services. These increases were partially offset by decreases of ($4.2) million in certain software development activities within SYS's Net-Centric programs.

        The growth in the Public Safety, Security and Industrial Systems Group of $15.0 million is attributable to i) growth in training related services of $8.1 million due to a combination of expansion of existing customer business, new business opportunities, and cross-selling opportunities within the

SYS customer base, ii) $1.1 million increase in enterprise video product sales, and iii) $5.8 million increase from acquisitions of Ai Metrix, WebTech, cVideo and Logic Innovations.

        Costs of revenue.    Costs of revenue for services includes all direct costs such as labor, materials and subcontractor costs. Costs of revenue for services also includes indirect overhead costs such as facilities, indirect labor, fringe benefits and other discretionary costs which are pooled and allocated to contracts on a pro rata basis. Generally, changes in direct costs for services are correlated to changes in revenue as resources are consumed in the production of that revenue. Costs of revenue for products includes the direct costs and manufacturing indirect expenses associated with manufacturing SYS's products.

        As a percentage of revenue, costs of revenue were 76.5% and 79.9% for fiscal 2007 and 2006, respectively, resulting in gross margins of 23.5% and 20.2%, respectively. The increase in gross margins was the direct result of increased product sales that carry a higher gross margin than do SYS's services.

        Selling, general and administrative expenses.    Selling, general and administrative expenses (SG&A) include labor, fringe benefits, sales and marketing, bid and proposal (B&P) and other indirect costs. During 2007 SG&A expenses increased by approximately $7.0 million or 82.4% over the prior year. Increases in SG&A are attributable to the SG&A of the acquisitions in the current fiscal year and also continue to be driven by (i) increased spending for sales and marketing efforts of approximately $2.3 million, (ii) increased spending for SYS's infrastructure support of approximately $1.6 million, (iii) increased amortization expense attributable to acquisitions of approximately $0.4 million, (iv) increased bad debt expense of approximately $0.3 million, (v) increased facility related expenses of approximately $1.0 million, and (vi) and an increase in all other expenses of approximately $1.4 million.

        Research, engineering and development expenses.    Research, engineering and development (R&D) expenses include burdened labor and material costs to develop new products as well as maintaining and enhancing SYS's existing product capabilities. R&D expenses increased $0.4 million or 11.1% over the prior year. The increase in these expenses is primarily attributable to research and development as well as sustaining engineering related to SYS's enterprise video and network security and management product lines.

        Loss from operations.    SYS incurred a loss from operations of ($1.7) million as compared to a loss from operations of ($2.1) million in the prior fiscal year. The prior year loss from operations included a $1.3 million impairment charge. Accordingly, the loss from operations increased from the prior year net of the impairment charge. This increase in loss from operations is primarily due to the increased spending for SG&A and R&D.

        Loss from operations includes share-based compensation expense of approximately $0.4 million in fiscal 2007 and $0.5 million in fiscal 2006. These expenses include non-cash expenses associated with stock options granted to employees, the employee stock purchase plan and, in fiscal 2006, non-cash expenses related to an employee stock purchase agreement. The recognition of these share-based compensation expenses is in accordance with SFAS No. 123R, which was adopted as of the beginning of the fiscal 2006.

        Other (income) expense.    Other (income) expense includes interest expense on SYS's outstanding convertible notes and borrowings made under its credit facility and interest and other income. Other expense was $0.7 million as compared to $0.3 million in the prior year. The increase in other expense is due primarily to a net increase in interest expense related to the issuance of approximately $3.1 million in convertible notes in February 2006 and interest on SYS's term note issued in connection with the RBIS acquisition in the fourth quarter of fiscal 2006, partially offset by the decrease in interest expense resulting from the conversion of convertible notes during fiscal 2006 and 2007.

        Income tax benefit.    The income tax benefit was ($0.7) million as compared to ($0.7) million in the prior year. SYS's effective tax rate was 28.4% as compared to 28.3% in the prior year. SYS's effective tax rate is directly affected by share-based compensation expenses related to SFAS 123R, which are not deductible for tax purposes, but which are considered in estimating the annual effective tax rate. These factors can lead to large fluctuations in the estimated effective tax rate from quarter to quarter.

        Dividends.    There were no dividends authorized or paid in 2007 or 2006.

Results of Operations for the Quarter Ended December 28, 2007

        The following table sets forth selected items, including consolidated revenues for the three and six months ended December 28, 2007 and December 29, 2006 (in millions):

	Three Months Ended				Six Months Ended
	2007	Percent	2006	Percent	2007	Percent	2006	Percent
Revenues	$18.1	100.0%	$19.2	100.0%	$38.6	100.0%	$35.5	100.0%
Costs of revenues	13.5	74.6%	14.7	76.6%	28.4	73.6%	27.2	76.6%
Selling, general & administrative	3.4	18.8%	3.6	18.8%	6.8	17.6%	6.7	18.9%
Research, engineering and development	1.1	6.0%	1.1	5.6%	2.2	5.7%	2.0	5.6%
Income (loss) from operations	0.1	0.6%	(0.2)	(1.0)%	1.2	3.1%	(0.4)	(1.1)%
Other expense (income)	0.1	0.6%	0.2	1.0%	0.1	0.3%	0.3	0.8%
Income tax provision (benefit)	—	0.0%	—	0.0%	0.5	1.3%	(0.3)	0.8%

        Revenues.    For the three months ended December 28, 2007, revenues were $18.1 million, a decrease of $1.1 million or 5.7% compared to the same period in fiscal 2007. The decrease in revenues consisted of a $0.9 million decrease in service related revenues and a $0.4 million decrease in product related revenues, which were partially offset by an increase of $0.2 million of acquisition revenues related to Ai Metrix (acquired in October 2006). The decrease in services related revenues was primarily attributable to decreases in certain software engineering and Information Technology support programs that were partially offset by growth in learning and performance training solutions and in public safety solutions. For the six months ended December 28, 2007, revenues were $38.6 million, an increase of $3.1 million or 8.7% compared to the same period in fiscal 2007. The increase in revenues was attributable to $2.6 million of acquisition revenues related to Ai Metrix and $0.5 million of net increases in other products and services.

        Revenues by reportable segment for the three and six months ended December 28, 2007 and December 29, 2006 were as follows (in millions):

	Three Months Ended				Six Months Ended
	2007	2006	Change	%	2007	2006	Change	%
Defense Solutions Group	$9.8	$12.5	$(2.7)	(21.6)%	$22.1	$24.9	$(2.8)	(11.2)%
Public Safety, Security and Industrial Systems Group	8.3	6.7	1.6	23.9%	16.5	10.6	5.9	55.7%

Total revenues	$18.1	$19.2	$(1.1)	(5.7)%	$38.6	$35.5	$3.1	8.7%

        The decline in the Defense Solutions Group segment revenue of $2.7 million and $2.8 million in the three and six month periods, respectively, is primarily attributable to decreases in certain engineering services and Information Technology support programs that were partially offset by growth in enterprise solutions services.

        The growth in the Public Safety, Security and Industrial Systems Group segment revenue of $1.6 million and $5.9 million for the three and six month periods, respectively, is attributable to the acquisition of Ai Metrix which added $0.2 million and $2.5 million of revenues in the three and six month periods respectively, and growth in network management services, learning and performance training solutions, and public safety solutions, which combined contributed increased revenues of $1.4 million and $3.4 million in the three and six month periods, respectively.

        Costs of revenue. Costs of revenue for services includes all direct costs such as labor, materials and subcontractor costs. Costs of revenue for services also includes indirect overhead costs such as facilities, indirect labor, fringe benefits and other discretionary costs which are pooled and allocated to contracts on a pro rata basis. Generally, changes in direct costs for services are correlated to changes in revenue as resources are consumed in the production of that revenue. Costs of revenue for products include the direct costs and manufacturing indirect expenses associated with manufacturing SYS's products.

        As a percentage of revenue, costs of revenue were 74.6% for the three months ended December 28, 2007 compared to 76.6% for the same period in fiscal 2007 resulting in gross margins of 25.4% and 23.4%, respectively. For the six months ended December 28, 2007 costs of revenue were 73.6% compared to 76.6% for the same period in fiscal 2007 resulting in gross margins of 26.4% and 23.4%, respectively. During the three months ended December 28, 2007, the growth in the gross margin resulted from higher margins from services revenues which were 23.0% as compared to 19.5% in the prior year as a result of an increase in the gross margins on certain time and material contracts. During the six months ended December 28, 2007 the increase in gross margins was the result of increased product sales that carry a higher gross margin than do SYS's services together with the increased services margins previously discussed.

        Selling, general and administrative expenses. Selling, general and administrative expenses (SG&A) include labor, fringe benefits, sales and marketing, bid and proposal (B&P) and other indirect costs. SG&A expenses decreased approximately $0.2 million or 5.6%, to $3.4 million in the three months ended December 28, 2007 compared to the same period in fiscal 2007. For the six months ended December 28, 2007, there was essentially no change to SG&A expenses compared to the same period in fiscal 2007. The decrease in SG&A during the three month period is primarily attributable to personnel reductions that were implemented at the end of FY07.

        Research, engineering and development expenses. Research, engineering and development (R&D) expenses include burdened labor and material costs to develop new products as well as maintaining and enhancing SYS's existing product capabilities. During the three months ended December 28, 2007, there was essentially no change to R&D expenses compared to the same period in fiscal 2007. During the six months ended December 28, 2007, R&D expenses increased approximately $.2 million or 10.0% compared to the same period in fiscal 2007. The increase in these expenses is primarily attributable to research and development as well as sustaining engineering related to SYS's network security and management product lines that were partially offset by decreases in SYS's IP video and data distribution product lines.

        Income (loss) from operations. SYS had income from operations of approximately $0.1 million in the three months ended December 28, 2007 compared to a loss from operations of approximately $0.2 million in the same period in fiscal 2007. For the six months ended December 28, 2007, SYS had income from operations of approximately $1.2 million compared to a loss of approximately $0.4 million for the same period in fiscal 2007. The increase in income from operations is primarily due to the increase in gross margins from SYS's product sales.

        Income (loss) from operations includes share-based compensation expense of approximately $0.1 million and $0.2 million for the three and six month periods ended December 28, 2007, respectively and the same amounts for each of these same periods in fiscal 2007. These expenses include non-cash expenses associated with stock options granted to employees, the employee stock purchase plan. The recognition of these share-based compensation expenses is in accordance with SFAS 123R, which was adopted as of the beginning of the fiscal 2006.

        Other (income) expense. Other (income) expense includes interest expense on SYS's outstanding convertible notes and borrowings made under its credit facility and interest and other income. Other expense was approximately $0.1 million in the three months ended December 28, 2007 compared to $0.2 million in the same period in fiscal 2007 and $0.1 million for the six months ended December 28, 2007 compared to $0.3 million for the same period in fiscal 2007. The decrease in other expense is due primarily to a decrease in interest expense related to a reduction of approximately $2.1 million in convertible notes that matured and were converted to stock or paid down in cash during the prior fiscal year.

        Income tax provision (benefit). SYS's effective tax rates were 33.8% and 49.1% for three and six month periods ended December 28, 2007, respectively, compared to 9.3% and 39.8% for the comparable periods in fiscal 2007, respectively. SYS's effective tax rate is directly affected by share-based compensation expenses related to SFAS 123R, which are not deductible for tax purposes, but which are considered in estimating the annual effective tax rate as well as SYS's forecast of annual income before taxes. These factors can lead to large fluctuations in the estimated effective tax rate from quarter to quarter. The 33.8% effective tax rate for the three month period ended December 28, 2007 was the result of revising the estimated annual effective tax rate to 49.1% from the 50.1% rate used at September 28, 2007. The 9.3% effective tax rate for the three month period ended December 29, 2006 was the result of revising SYS's estimated annual effective tax rate used for fiscal 2007 from the 69.9% rate estimated at September 29, 2006 to the 39.8% rate estimated at December 29, 2006.

Liquidity and Capital Resources

        Historically, SYS has financed its operations and met its capital expenditure requirements through cash flows provided from operations, long-term borrowings (including the sale of convertible notes), sales of equity securities and the use of its line of credit. The significant components of SYS's working capital are liquid assets such as cash, trade accounts receivable, inventories and income taxes receivable, reduced by accounts payable, accrued expenses, line of credit, the current portion of SYS's term note, the current portion of its convertible notes payable, the current portion of its deferred tax liabilities and deferred revenue. Working capital was $10.7 million at December 28, 2007 compared to $8.2 million at June 30, 2007.

        Cash flows from operating activities. Cash flows used in operating activities were approximately $1.5 million for the six months ended December 28, 2007 compared to cash flows provided from operating activities of $0.4 million for the same period in fiscal 2007. The increased use of cash in the current fiscal year was attributable to: (i) a significant amount of liabilities for subcontractor and other trade payables and incentive compensation accrued at the end of fiscal 2007 that were paid during the first quarter of fiscal 2008 and (ii) an increase in the percentage of SYS's accounts receivable in the 60 to 90 day category which drove its DSO's from an average of 75 days to 90 days during the second quarter. A significant portion of those receivables were collected subsequent to the end of the quarter.

        Cash flows from investing activities. Cash flows used in investing activities were approximately $0.5 million in the six months ended December 28, 2007 compared to $0.2 million for the same fiscal period in 2007. The primary reason for the increase of cash related to financing activities in the current fiscal year relates to approximately $0.2 million of cash from Ai Metrix that exceeded acquisition costs when acquired in October 2007, which partially offset other cash used in investing activities in the prior fiscal year.

        Cash flows from financing activities. Cash flows provided by financing activities were approximately $1.4 million in the six months ended December 28, 2007 compared to $0.9 million in the same period in fiscal 2007. The increase was due primarily to borrowings exceeding payments on SYS's credit facility in the current fiscal year.

        One of SYS's regular sources of liquidity is its revolving line of credit facility with Comerica for $4.0 million, which expires on December 28, 2008. The outstanding balance on SYS's revolving $4.0 million line of credit at December 28, 2007 was $1.1 million. SYS's $4.0 million revolving line of credit facility allows SYS to use (i) the full $4.0 million for working capital purposes or (ii) under a Sub Facility, up to $2.0 million of the credit facility for permitted acquisition purposes and $750,000 for minority investment purposes. The line of credit is subject to certain restrictions on permitted acquisitions and minority investments, and in some cases, SYS must receive the lender's consent prior to using the facility for such purposes. If used for permitted acquisitions or minority investments, these advances must be repaid over 48 months.

        During fiscal 2006, in connection with the purchase of RBIS, SYS utilized $1.0 million of this line for payment of a portion of the purchase consideration. In accordance with the terms of the credit facility, the $1.0 million was converted to a term note effective June 10, 2006. The term note is payable in monthly installments of $20,833 plus interest for fiscal years 2007 through 2010, with payments beginning October, 2006. In June 2007, SYS elected to pre-pay principal of $0.25 million which represented the amount of principal due for the next twelve months. The balance of the term note as of December 28, 2007 was $0.5 million, of which $0.1 million is classified as a current liability. A total of $0.25 million of principal amounts of this note are due annually in fiscal years 2009 and 2010. The outstanding balance related to the Sub Facility reduces the maximum borrowings available under the line of credit. As a result, as of December 28, 2007, the maximum borrowing under the line of credit was $3.5 million and the remaining available borrowing capacity on the line of credit was approximately $2.4 million.

        On September 27, 2006, SYS and the lender agreed to amend the terms of the line of credit to eliminate the minimum quarterly net income covenant and the ratio of senior debt to EBITDA covenant and modify the tangible effective net worth covenant and cash flow coverage ratio covenant.

        SYS has the option of being charged prime plus 0.25% or LIBOR plus 300 basis points on the credit facility and prime plus 0.50% or LIBOR plus 325 basis points on the sub facility subject to minimum advance amounts and duration under the LIBOR option. The loan is collateralized by all of SYS's assets including accounts receivable. Borrowings are limited to 80% of SYS's billed accounts receivable that are less than 90 days old.

        Management believes that SYS will have sufficient cash flow from operations and funds available under the revolving credit agreement to finance its operating and capital requirements for at least the next twelve months.

        Long-term liquidity and continued acquisition related growth will depend on SYS's ability to manage cash, raise cash through debt and equity financing transactions and maintain profitability. SYS may seek to raise additional capital from time to time as market conditions permit and subject to Board approval. SYS's losses in the two prior fiscal years may impact its ability to raise capital.

        In January 2008, the Internal Revenue Service (IRS) completed its examination of SYS's U.S. income tax returns for fiscal years ended June 30, 2004 through June 30, 2006. SYS has agreed to IRS adjustments to reverse the acceleration of the deduction of certain expenses incurred in a subsequent year for the tax years under audit resulting in a payment in January 2008 for taxes of $483,000. This amount was included in the income taxes payable as of June 30, 2007 and December 28, 2007.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board, which we refer to as FASB, issued Statement of Financial Accounting Standards ("SFAS") No. 141 (revised 2007), Business Combinations,

which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for SYS beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

        On July 1, 2007, SYS adopted the provisions of the FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, SYS may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Upon adoption, SYS recognized a $19,000 charge to its beginning retained deficit as a cumulative effect of a change in accounting principle. See Note 10—Income Tax.

        In May 2007, the FASB issued FASB Staff Position ("FSP") FIN 48-1 Definition of Settlement in FASB Interpretation No. 48 (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective for SYS beginning July 1, 2007. The implementation of this standard had no significant impact on SYS's condensed consolidated financial statements.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for SYS beginning July 1, 2008. SYS is in the process of determining the impact of this statement on its consolidated financial statements.

        In September 2006, the FASB issued Statement No. 157 ("SFAS 157"), Fair Value Measurements. SFAS 157 prescribes a single definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting provisions of SFAS 157 will be effective for SYS beginning July 1, 2008. SYS is in the process of determining the impact of this statement on its consolidated financial statements.

Results of Operations for the Quarter Ended March 28, 2008

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

        To the extent that the information presented in this Quarterly Report on Form 10-Q discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends", "anticipates", "believes", "estimates", "projects", "forecasts", "expects", "plans" and "proposes".

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we, nor any other person, assume responsibility for the accuracy and completeness of the forward-looking statements.

We are under no obligation to update any of the forward-looking statements after the filing of this Quarterly Report on Form 10-Q to conform such statements to actual results or to changes in our expectations.

        The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and the related notes and other financial information appearing elsewhere in this Form 10-Q. Readers are also urged to review and consider the various disclosures made by us which advise interested parties of the factors which affect our business, including without limitation the disclosures made under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," under the caption "Risks Related to Our Business," and in the audited consolidated financial statements and related notes included in our Annual Report filed on Form 10-K for the year ended June 30, 2007 and other reports and filings made with the Securities and Exchange Commission.

Overview

        Revenues and profits for the three and nine months ended March 28, 2008 were significantly impacted by three major themes. First, our mix of revenues has continued to change as a result of products based revenues during the nine month period growing from 7% of revenues in 2007 to 11% in 2008 which has directly resulted in our overall gross margins growing from 23.0% in 2007 to 27.1% in 2008. Second, while our services based revenues have been impacted by both funding delays and program reductions, we have had year over year growth in our services business. Third, our operating costs and expenses, primarily selling, general and administrative expenses (S,G&A), has decreased by approximately $1.2 million in each of the quarters of the current fiscal year compared to the fourth quarter of fiscal 2007. The decreases in these expenses combined with increased gross margins has resulted in improved profitability.

        Our business areas that encompass engineering and program management services have been in a continuous slow decline for the past five years while during this same period our C4ISR (Command, Control, Communications, Computing, Intelligence, Surveillance and Reconnaissance) business has steadily grown and over the past year we've experienced additional growth from our learning and performance training solutions and in our public safety solutions. We anticipate that this trend of decreases in engineering and program management will continue as the Department of Defense continues to implement their information transformation strategy focusing on enhanced information technology and communications systems, data acquisition and real time situational awareness.

        Our cost of revenues is affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as the mix of prime contracts versus subcontracts and the mix of product sales revenue versus services revenue. Significant portions of our contracts are time and materials and cost reimbursement contracts. We are reimbursed for labor hours at negotiated hourly billing rates and other direct expenses under time and materials contracts and reimbursed for all actual costs, plus a fee, or profit, under cost reimbursement contracts. The financial risks under these contracts are generally lower than those associated with other types of contracts, and margins are also typically lower than those on fixed-price contracts. The U.S. Government also has awarded us fixed-price contracts. Such contracts carry higher financial risks because we must deliver the products, systems or contract services at a cost below the fixed contract value in order to earn a profit.

        The following table shows our revenues from each of these types of contracts as a percentage of our total contracts based revenues for the three and nine months ended March 28, 2008 and March 30, 2007:

	Three Months Ended		Nine Months Ended
	2008	2007	2008	2007
Cost reimbursable	76%	80%	76%	78%
Time and materials	13%	14%	15%	16%
Fixed price	11%	6%	9%	6%

Total	100%	100%	100%	100%

        Total backlog as of March 28, 2008 was $43.7 million, of which $26.9 million was funded and $16.8 million had been ordered, but not yet funded. Total backlog as of March 30, 2007 was $34.7 million, of which $27.5 million was funded and $17.0 million had been ordered, but not yet funded.

Results of Operations

        The following table sets forth selected items, including consolidated revenues for the three and nine months ended March 28, 2008 and March 30, 2007 (in thousands):

	Three Months Ended				Nine Months Ended
	2008	Percent	2007	Percent	2008	Percent	2007	Percent
Revenues	$18,715	100.0%	$19,069	100.0%	$57,346	100.0%	$54,528	100.0%
Costs of revenues	13,371	71.4%	14,811	77.7%	41,788	72.9%	41,996	77.0%
Selling, general & administrative	3,319	17.7%	4,299	22.5%	10,069	17.6%	11,019	20.2%
Merger transaction costs	537	2.9%	—	—	537	0.9%	—	—
Research, engineering and development	1,021	5.5%	1,059	5.6%	3,235	5.6%	3,050	5.6%
Income (loss) from operations	467	2.5%	(1,100)	(5.8)%	1,717	3.0%	(1,537)	(2.8)%
Other expense (income)	84	0.4%	117	0.6%	210	0.4%	439	0.8%
Income tax provision (benefit)	357	1.9%	(162)	(0.8)%	909	1.6%	(464)	(0.9)%

        Revenues.    For the three months ended March 28, 2008, revenues were $18.7 million, a decrease of $0.4 million or 1.9% compared to the same period in fiscal 2007. The decrease in revenues consisted of a $1.6 million decrease in service related revenues and a $1.2 million increase in product related revenues. The decrease in services related revenues was primarily attributable to decreases in certain software engineering and IT support programs that were partially offset by growth in learning and performance training solutions and in public safety solutions. For the nine months ended March 28, 2008, revenues were $57.3 million, an increase of $2.8 million or 5.2% compared to the same period in fiscal 2007. The increase in revenues was attributable to $2.6 million of acquisition revenues related to Ai Metrix, which was acquired in October 2006, and $0.2 million of net increases in other products and services.

        Revenues by reportable segment for the three and nine months ended March 28, 2008 and March 30, 2007 were as follows (in thousands):

	Three Months Ended				Nine Months Ended
	2008	2007	Change	%	2008	2007	Change	%
DSG	$10,287	$12,169	$(1,882)	(15.5)%	$32,366	$37,037	$(4,671)	(12.6)%
PSSIG	8,428	6,900	1,528	22.1%	24,980	17,491	7,489	42.3%

Total revenues	$18,715	$19,069	$(354)	(1.9)%	$57,346	$54,528	$2,818	5.2%

        The decline in the DSG segment revenue of $1.9 million and $4.7 million in the three and nine month periods, respectively, is primarily attributable to decreases in certain engineering services and IT support programs that were partially offset by growth in enterprise solutions services.

        The growth in the PSSIG segment revenue of $1.5 million and $7.5 million for the three and nine month periods, respectively, is attributable to the acquisition of Ai Metrix which added $2.6 million of revenues in the nine month period, and growth in network management services, learning and performance training solutions, and public safety solutions, which combined contributed increased revenues of $1.5 million and $4.9 million in the three and nine month periods, respectively.

        Costs of revenue.    Costs of revenue for services includes all direct costs such as labor, materials and subcontractor costs. Costs of revenue for services also includes indirect overhead costs such as facilities, indirect labor, fringe benefits and other discretionary costs which are pooled and allocated to contracts on a pro rata basis. Generally, changes in direct costs for services are correlated to changes in revenue as resources are consumed in the production of that revenue. Costs of revenue for products includes the direct costs and manufacturing indirect expenses associated with manufacturing our products.

        As a percentage of revenue, costs of revenue were 71.4% for the three months ended March 28, 2008 compared to 77.7% for the same period in fiscal 2007 resulting in gross margins of 28.6% and 22.3%, respectively. For the nine months ended March 28, 2008 costs of revenue were 72.9% compared to 77.0% for the same period in fiscal 2007 resulting in gross margins of 27.1% and 23.0%, respectively. During the three and nine months ended March 28, 2008, the growth in the gross margin resulted from increased products sales with higher margins and higher margins from services revenues (an increase of 1.3%), primarily the result of an increase in the gross margins on certain time and material contracts.

        Selling, general and administrative expenses.    Selling, general and administrative expenses (SG&A) include labor, fringe benefits, sales and marketing, bid and proposal (B&P) and other indirect costs. SG&A expenses decreased approximately $1.0 million or 22.8%, to $3.3 million in the three months ended March 28, 2008 compared to the same period in fiscal 2007. For the nine months ended March 28, 2008, SG&A expenses decreased approximately $1.0 million or 8.6%, to $10.0 million compared to the same period in fiscal 2007. The decrease in SG&A during the three and nine month periods is primarily attributable to personnel reductions that were implemented at the end of FY07 together with ongoing cost containment efforts.

        Research, engineering and development expenses.    Research, engineering and development (R&D) expenses include burdened labor and material costs to develop new products as well as maintaining and enhancing our existing product capabilities. During the three months ended March 28, 2008, there was essentially no change to R&D expenses compared to the same period in fiscal 2007. During the nine months ended March 28, 2008, R&D expenses increased approximately $0.2 million or 6.1% compared to the same period in fiscal 2007. The increase in these expenses is primarily attributable to research and development as well as sustaining engineering related to our network security and management product lines that were partially offset by decreases in our IP video and data distribution product lines.

        Income (loss) from operations.    The Company had income from operations of approximately $0.5 million in the three months ended March 28, 2008 compared to a loss from operations of approximately $1.1 million in the same period in fiscal 2007. For the nine months ended March 28, 2008, the Company had income from operations of approximately $1.7 million compared to a loss of approximately $1.5 million for the same period in fiscal 2007. The increase in income from operations is primarily due to the increase in gross margins and reduced operating costs, which were partially offset by the merger transaction costs of $.5 million incurred during the quarter.

        Income (loss) from operations includes share-based compensation expense of approximately $0.1 million and $0.3 million for the three and nine month periods ended March 28, 2008, respectively, and the same amounts for each of these same periods in fiscal 2007. These expenses include non-cash expenses associated with stock options granted to employees, the employee stock purchase plan.

        Other (income) expense.    Other (income) expense includes interest expense on our outstanding convertible notes and borrowings made under our credit facility and interest and other income. Other expense was approximately $0.1 million in the three months ended March 28, 2008 and the same period in fiscal 2007 and $0.2 million for the nine months ended March 28, 2008 compared to $0.4 million for the same period in fiscal 2007. The decrease in other expense for the nine month period is primarily due to a decrease in interest expense related to a reduction of approximately $2.1 million in convertible notes that matured and were converted to stock or paid down in cash during the prior fiscal year.

        Income tax provision (benefit).    Our effective tax rates were 93.2% and 60.3% for three and nine month periods ended March 28, 2008, respectively, compared to 13.3% and 23.5% for the comparable periods in fiscal 2007, respectively. Our effective tax rate is directly affected by share-based compensation expenses related to SFAS 123R and merger transaction costs, which are not deductible for tax purposes, but which are considered in estimating the annual effective tax rate as well as our forecast of annual income before taxes. These factors can lead to large fluctuations in the estimated effective tax rate from quarter to quarter. The 93.2% effective tax rate for the three month period ended March 28, 2008 was the result of revising the estimated annual effective tax rate to 60.3% from the 49.1% rate used at December 28, 2007 primarily due to the merger transaction costs. The 13.3% effective tax rate for the three month period ended March 30, 2007 was the result of revising our estimated annual effective tax rate used for fiscal 2007 from the 39.8% rate estimated at December 29, 2006 to the 23.5% rate estimated at March 30, 2007.

Liquidity and Capital Resources

        Historically, we have financed our operations and met our capital expenditure requirements through cash flows provided from operations, long-term borrowings (including the sale of convertible notes), sales of equity securities and the use of our line of credit. The significant components of our working capital are liquid assets such as cash, trade accounts receivable, inventories and income taxes receivable, reduced by accounts payable, accrued expenses, line of credit, the current portion of our term note, the current portion of our convertible notes payable, the current portion of our deferred tax liabilities and deferred revenue. Working capital was $8.1 million at March 28, 2008 compared to $8.2 million at June 30, 2007.

        Cash flows from operating activities.    Cash flows used in operating activities were approximately $1.1 million for the nine months ended March 28, 2008 compared to cash used of $0.2 million for the same period in fiscal 2007. The increased use of cash in the current fiscal year was primarily attributable to a significant amount of liabilities for subcontractor and other trade payables and incentive compensation accrued at the end of fiscal 2007 that were paid during the first quarter of fiscal 2008.

        Cash flows from investing activities.    Cash flows used in investing activities were approximately $0.7 million in the nine months ended March 28, 2008 compared to $0.5 million for the same fiscal period in 2007. The primary reason for the increase of cash related to investing activities in the current fiscal year relates to approximately $0.2 million of cash from Ai Metrix that exceeded acquisition costs when acquired in October 2006, which partially offset other cash used in investing activities in the prior fiscal year.

        Cash flows from financing activities.    Cash flows provided by financing activities were approximately $0.6 million in the nine months ended March 28, 2008 compared to $0.2 million in the same period in fiscal 2007. The increase was due primarily to borrowings exceeding payments on our credit facility in the current fiscal year.

        One of our regular sources of liquidity is our revolving line of credit facility with Comerica for $4.0 million, which expires on December 28, 2008. The outstanding balance on our revolving $4.0 million line of credit at March 28, 2008 was $0.2 million. The Company's $4.0 million revolving line of credit facility allows SYS to use (i) the full $4.0 million for working capital purposes or (ii) under a Sub Facility, up to $2.0 million of the credit facility for permitted acquisition purposes and $750,000 for minority investment purposes. The line of credit is subject to certain restrictions on permitted acquisitions and minority investments, and in some cases, we must receive the lender's consent prior to using the facility for such purposes. If used for permitted acquisitions or minority investments, these advances must be repaid over 48 months.

        During fiscal 2006, in connection with the purchase of RBIS, we utilized $1.0 million of this line for payment of a portion of the purchase consideration. In accordance with the terms of the credit facility, the $1.0 million was converted to a term note effective June 10, 2006. The term note is payable in monthly installments of $20,833 plus interest for fiscal years 2007 through 2010, with payments beginning October, 2006. In June 2007, the Company elected to pre-pay principal of $0.25 million which represented the amount of principal due for the next twelve months. The balance of the term note as of March 28, 2008 was $0.5 million, of which $0.2 million is classified as a current liability. A total of $0.25 million of principal amounts of this note are due annually in fiscal years 2009 and 2010. The outstanding balance related to the Sub Facility reduces the maximum borrowings available under the line of credit. As a result, as of March 28, 2008, the maximum borrowing under the line of credit was $3.5 million and the remaining available borrowing capacity on the line of credit was approximately $3.3 million.

        We have the option of being charged prime plus 0.25% or LIBOR plus 300 basis points on the credit facility and prime plus 0.50% or LIBOR plus 325 basis points on the sub facility subject to minimum advance amounts and duration under the LIBOR option. The loan is collateralized by all of our assets including accounts receivable. Borrowings are limited to 80% of our billed accounts receivable that are less than 90 days old.

        As of March 28, 2008 SYS had outstanding convertible notes payable totaling $3.1 million. The principal balance of these convertible notes payable become due on February 14, 2009 and are convertible at any time into shares of common stock at a conversion rate of $3.60 per share. If the merger with Kratos is completed, these convertible notes payable will be assumed by Kratos. If the merger is not completed and the Company is unsuccessful in obtaining an extension of its line of credit with Comerica, management believes that existing cash on hand as well as cash flow generated from operations will be sufficient to pay the convertible notes that become due, amounts due under the credit facility and principal amounts as they become due under the installment note.

        Long-term liquidity and continued acquisition related growth will depend on our ability to manage cash, raise cash through debt and equity financing transactions and maintain profitability. We may seek to raise additional capital from time to time as market conditions permit and subject to Board approval. Our losses in the two prior fiscal years may impact our ability to raise capital.

Commitments (amounts in thousands)

	Total	2008(2)	2009	2010	2011	2012	Thereafter
Convertible notes(1)	$3,398	$78	$3,320	$—	$—	$—	$—
Note payable(1)	550	10	280	260	—	—	—
Capital leases(1)	63	6	22	22	13	—	—
Operating leases	3,836	504	1,467	664	582	476	143

Total	$7,847	$598	$5,089	$946	$595	$476	$143

(1)
Includes principal and interest.

(2)
Three months ending June 30, 2008.

Off-Balance Sheet Arrangements

        SYS does not have any off balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. In addition, SYS has not entered into any derivative contracts.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 (revised 2007), Business Combinations, which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for us beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

        On July 1, 2007, we adopted the provisions of the Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Upon adoption, we recognized a $19,000 charge to our beginning retained deficit as a cumulative effect of a change in accounting principle. See Note 10—Income Tax (Part I, Item 1).

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for the Company beginning July 1, 2008. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

        In September 2006, the FASB issued Statement No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 prescribes a single definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting provisions of SFAS 157 will be effective for the Company beginning July 1, 2008. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

Critical Accounting Policies and Estimates

        The foregoing discussion of our financial condition and results of operations is based on the consolidated financial statements included in this Form 10-Q, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, and the related disclosures of contingencies. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

        During the nine months ended March 28, 2008, there were no significant changes to the critical accounting policies we disclosed in Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended June 30, 2007.

        For interim reporting purposes, SYS applies overhead and selling, general and administrative expenses as a percentage of direct contract costs based on annual budgeted indirect expense rates. To the extent actual expenses for an interim period are greater than the budgeted rates (unfavorable variance), the variance is deferred if management believes it is probable that the variance will be absorbed by future contract activity. This probability assessment includes projecting whether future indirect costs will be sufficiently less than the annual budgeted rates or can be absorbed by seeking increased billing rates applied on cost-plus-fee contracts. At the end of each interim reporting period, management assesses the recoverability of any amount deferred to determine if any portion should be charged to expense. In assessing the recoverability of variances deferred, management takes into consideration estimates of the amount of direct labor and other direct costs to be incurred in future interim periods, the feasibility of modifications for provisional billing rates, and the likelihood that an approved increase in provisional billing rates can be passed along to a customer. Variances are charged to expense in the periods in which it is determined that such amounts are not probable of recovery. As of March 28, 2008, the deferred unfavorable variance totaled $0.3 million.

        For more information on SYS, see "Where You Can Find More Information" on page 229.

KRATOS ANNUAL MEETING

Date, Time and Place

        These proxy materials are delivered in connection with the solicitation by the Kratos board of directors of proxies to be voted at the Kratos annual meeting, which is to be held at 4810 Eastgate Mall, San Diego, CA, at 3:00 p.m., local time, on June 25, 2008. On or about May 27, 2008, Kratos commenced mailing this Proxy Statement and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the Kratos Annual Meeting

        Kratos stockholders will be asked to vote on the following six proposals:

        1.     To elect five directors for one-year terms or until their successors are elected and duly qualified.

        2.     To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 28, 2008.

        3.     To approve the amendment to the Kratos 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the plan by 1,500,000 shares.

        4.     To approve an amendment to the Kratos 2005 Equity Incentive Plan to increase the aggregate number of shares that may be issued under the plan by 3,000,000 shares

        5.     To approve the issuance of Kratos common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 20, 2008, by and among Kratos Defense & Security Solutions, Inc., White Shadow, Inc., and SYS, as the same may be amended from time to time.

        6.     To approve any motion to adjourn or postpone the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the first five proposals listed above.

        7.     To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Kratos Record Date;

        Only stockholders of record as of the close of business on May 19, 2008 (the official record date) will be entitled to notice of and to vote at the annual meeting or at any subsequent meeting due to an adjournment of the original meeting. We are mailing this proxy statement and the accompanying proxy card on or about May 27, 2008 to all stockholders of record as of May 19, 2008.

Shares Outstanding and Voting Rights

        On the record date, May 19, 2008, Kratos had two classes of voting stock outstanding, common stock and preferred stock. At May 19, 2008, 79,696,237 shares of common stock were issued and outstanding and 10,000 shares of Series B Convertible Preferred Stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote and each outstanding share of Series B Convertible Preferred Stock entitles the holder to one hundred votes, on all matters to be voted upon at the annual meeting.

        A complete list of stockholders entitled to vote at the Kratos annual meeting will be available for examination by any Kratos stockholder at Kratos' headquarters, for purposes pertaining to the Kratos annual meeting, during normal business hours for a period of ten days before the Kratos annual meeting, and at the time and place of the Kratos annual meeting.

Quorum and Votes Required

        In order to carry on the business of the meeting, Kratos must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

Required vote to elect Scott I. Anderson, Bandel L. Carano, Eric M. DeMarco, William A. Hoglund and Scot B. Jarvis to the Kratos Board of Directors (Item 1 on the Proxy Card)

        Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at a meeting at which a quorum is present.

Required vote to ratify the selection of Grant Thornton LLP as independent auditors for Kratos (Item 2 on the Proxy Card)

        The affirmative vote of a majority of the shares of Kratos common stock, represented at a meeting in person or by proxy and entitled to vote at a meeting at which a quorum is present, is required to approve the selection of Grant Thornton LLP as independent auditors for Kratos.

Required vote to approve the amendment to the 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the Plan by 1,500,000 shares (Item 3 on the Proxy Card)

        The affirmative vote of a majority of the shares of Kratos common stock, represented at a meeting in person or by proxy and entitled to vote at a meeting at which a quorum is present, is required to approve the amendment to the 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the Plan by 1,500,000 shares.

Required vote to approve the amendment to the 2005 Equity Incentive Plan to increase the aggregate number of shares that may be issued under the Plan by 3,000,000 shares (Item 4 on the Proxy Card)

        The affirmative vote of a majority of the shares of Kratos common stock, represented at a meeting in person or by proxy and entitled to vote at a meeting at which a quorum is present, is required to approve the amendment to the 2005 Employee Incentive Plan to increase the aggregate number of shares that may be issued under the Plan by 3,000,000 shares.

Required vote to approve the Share Issuance (Item 5 on the proxy card)

        The affirmative vote of a majority of the shares of Kratos common stock, represented at a meeting in person or by proxy and entitled to vote at a meeting at which a quorum is present, is required to approve the Share Issuance.

Required vote to approve any motion to adjourn or postpone the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the Share Issuance (Item 6 on the proxy card).

        The affirmative vote of a majority of the shares of Kratos common stock represented at the meeting either in person or by proxy is required to adjourn or postpone the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the Share Issuance.

Treatment of Abstentions, Non-Voting and Incomplete Proxies

        Brokers who hold shares of Kratos common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on routine proposals when they have not received instructions from beneficial owners. However, under the rules that govern brokers, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine," such as approval of the issuance of shares of Kratos common stock pursuant to the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as "broker non-votes." If your broker holds your Kratos common stock in "street name," your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint Proxy Statement.

        If you return a proxy card but fail to indicate your vote with respect to a proposal, an incomplete proxy, your shares will be voted in favor of the proposal in accordance with the recommendation of the board of directors.

        Abstentions, incomplete proxies and "broker non-votes" will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the meeting.

        For Proposal 1, because directors are elected by a plurality of the votes cast, abstentions will not be counted in determining which nominees received the largest number of votes cast. Broker non-votes are not expected to result from the vote on Proposal 1.

        For Proposal 2, abstentions will have the same effect as a vote against the proposal for the ratification of the selection of Grant Thornton LLP as independent auditors of Kratos. Broker non-votes are not expected to result from the vote on Proposal 2.

        For Proposal 3, abstentions will have the same effect as a vote against and broker non-votes will have no effect on the outcome of the proposal for the amendment to the Kratos 1999 Employee Stock Purchase Plan to increase the aggregate number of shares that may be issued under the Plan by 1,500,000 shares.

        For Proposal 4, abstentions will have the same effect as a vote against and broker non-votes will have no effect on the outcome of the proposal for the amendment to the Kratos 2005 Equity Incentive Plan to increase the aggregate number of shares that may be issued under the Plan by 3,000,000 shares.

        For Proposal 5, abstentions will have the same effect as a vote against and broker non-votes will have no effect on the outcome of the proposal for approval of the issuance of shares of Kratos common stock pursuant to the merger agreement.

        For Proposal 6, abstentions will have the same effect as a vote against and broker non-votes will have no effect on the outcome of the proposal for approval of an adjournment.

Voting by Kratos Directors and Executive Officers

        On the Kratos record date, directors and executive officers of Kratos and their affiliates owned and were entitled to vote 7,190,308 shares of Kratos common stock, or approximately 9.0% of the total voting power of the shares of Kratos common stock and shares of Kratos capital stock outstanding on that date. Each of Kratos' directors and executive officers have executed voting agreements pursuant to which each has agreed to vote their shares of common stock in favor of the items listed on the Proxy Card.

Voting of Proxies

        Giving a proxy means that a Kratos stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Kratos annual meeting in the manner it directs. A Kratos stockholder may vote by proxy or in person at the meeting. To vote by proxy, a Kratos stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

  •
  Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

  •
  Via the Internet, by going to the web address www.proxyvote.com and following the instructions on the proxy card; or

  •
  Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Kratos requests that Kratos stockholders complete and sign the accompanying proxy and return it to Kratos as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Kratos stock represented by it will be voted at the Kratos annual meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the Kratos stock represented by the proxy will be considered a vote in favor of all matters for consideration at the Kratos annual meeting. Unless a Kratos stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the Kratos annual meeting.

        If a Kratos stockholder's shares are held in "street name" by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every Kratos stockholder's vote is important. Accordingly, each Kratos stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not it plans to attend the Kratos annual meeting in person.

Revocability of Proxies and Changes to a Kratos Stockholder's Vote

        A Kratos stockholder has the power to change its vote at any time before its shares are voted at the annual meeting by:

  •
  notifying Kratos' Corporate Secretary, Laura L. Siegal, in writing at 4810 Eastgate Mall, San Diego, CA 92121 that you are revoking your proxy;

  •
  executing and delivering a later dated proxy card or submitting a later dated vote by telephone or in the internet; or

  •
  voting in person at the annual meeting.

        However, if a Kratos stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

        The solicitation of proxies from Kratos stockholders is made on behalf of the Kratos board of directors. Kratos and SYS will generally share equally the cost and expenses of printing and mailing this Proxy Statement and all fees paid to the SEC. Kratos will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Kratos officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Kratos has engaged the firm of Georgenson Shareholder to assist Kratos in the distribution and solicitation of proxies from Kratos stockholders and will pay Georgenson Shareholder an estimated fee of $8,850 plus out-of-pocket expenses for its services. SYS will pay the costs of soliciting and obtaining its proxies and all other expenses related to the SYS special meeting.

Internet Availability of Proxy Materials and Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

        As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless Kratos stockholders have notified Kratos of their desire to receive multiple copies of the Proxy Statement. This is known as householding.

        Kratos will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to: Kratos Defense & Security Solutions, Inc., Attention: Corporate Secretary, 4810 Eastgate Mall, San Diego, CA 92121.

        All Kratos stockholders may view this Proxy Statement on the internet at: www.kratosdefense.com.

Attending the Meeting

        Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m., local time.

        If you are a registered stockholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

        If your shares are held in "street name" (that is, through a bank, broker or other holder of record) and you wish to attend the annual meeting, you need to bring a copy of a bank or brokerage statement to the annual meeting reflecting your stock ownership as of the Kratos record date.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Kratos board of directors has designated the persons named below as nominees for election of directors, for one-year terms, expiring at its 2009 Annual Meeting of Stockholders. All nominees are currently serving as directors of Kratos.

        The Kratos board of directors is elected annually and currently consists of five members, all of whom are standing for re-election to the board of directors at the annual meeting.

Vote Required and the Kratos Board of Directors' Recommendation

        Each director is elected by a plurality of the votes cast. The persons named in the enclosed proxy will vote the proxies they receive FOR the election of the nominees named below, unless a particular proxy card withholds authorization to do so, or provides contrary instructions. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of voting with respect to the election of directors. Broker non-votes are not expected to result from this proposal. Proxy cards that are returned but fail to indicate a vote with respect to this proposal will be voted for the election of the nominees named below. Each of the nominees has indicated that he is willing and able to serve as a director. If, before the annual meeting, any nominee becomes unable to serve, an event that is not anticipated by the Kratos board of directors, the proxies will be voted for the election of whomever the Kratos board of directors may designate.

The Kratos board of directors recommends that stockholders
vote FOR the election of each of the nominees for director listed below.

Nominees For Election:

Name	Age	Committees
Scott I. Anderson	49	Audit Committee Chair and Nominating and Corporate Governance Comitteee
Bandel L. Carano	46	Compensation Committee and Nominating and Corporate Governance Comitteee
Eric M. DeMarco	44
William A. Hoglund	54	Audit Committee, Compensation Committee and Nominating and Corporate Governance Comitteee Chair
Scot B. Jarvis	47	Audit Committee, Compensation Committee Chair and Nominating and Corporate Governance Comitteee

        Scott I. Anderson, 49, has been a director since February 1997. Since 1997, Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and advisory concern. Since 1998, Mr. Anderson has also been a principal of Cedar Grove Investments, LLC, a private seed capital firm. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group. Mr. Anderson served on the board of directors of SunCom Wireless until its acquisition by T-Mobile in February 2008 and currently serves on the boards of directors of mInfo, Inc., GotVoice, Inc., CosComm International, Inc., Globys, Inc. and Anvil Corp. Mr. Anderson is a member of the control groups of Von Donop Inlet PCS, LLC and LCW Wireless, LLC, both wireless licensees. He holds a B.A. in History from the University of Washington, Magna Cum Laude, and a J.D. from the University of Washington Law School, with highest honors.

        Bandel L. Carano, 46, originally served as a director from August 1998 to June 2001, and re-joined the Kratos board of directors in October 2001. Since 1987, he has been a general partner of Oak Investment Partners, a multi-stage venture capital firm. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund, the boards of directors of Airspan Networks, Inc. and FiberTower Corporation, the supervisory board of Tele Atlas N.V. and the board of directors of numerous private companies, including MobiTV, NeoPhotonics, nLight Photonics, Tensilica and Visto Corporation. Mr. Carano holds a B.S. and an M.S. in Electrical Engineering from Stanford University. Mr. Carano was nominated and elected as one of our directors pursuant to the terms of a purchase agreement among Kratos and certain of its stockholders in connection with the sale of Kratos' Series A Convertible Preferred Stock in October 2001.

        Eric M. DeMarco, 44, joined Kratos in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to coming to Kratos, Mr. DeMarco most recently served as President and Chief Operating Officer of The Titan Corporation ("Titan"), a Delaware corporation. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multinational corporations and publicly traded companies. Mr. DeMarco holds a Bachelor of Science, Business Administration and Finance, Summa Cum Laude, from the University of New Hampshire.

        William A. Hoglund, 54, has been a director since February 2001. Mr. Hoglund is also a member of Safeboats International, LLC. From 1996 to 2000 Mr. Hoglund served as the Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund was also a director of Nextel Communications, Inc. and Nextlink

Communications, Inc. Mr. Hoglund holds a B.A. in Management Science and German Literature from Duke University and an MBA from the University of Chicago.

        Scot B. Jarvis, 47, joined the Kratos board of directors in February 1997. Mr. Jarvis co-founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership, and currently is its managing member. Prior to co-founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., a McCaw investment firm. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served as its president. He also served as a regional president for Nextel Communications. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications up until it was sold to AT&T. Mr. Jarvis serves on the corporate boards of Cantata Technology, Inc., Wavelink Corporation, Visto Corporation, SkyPipeline and Slingshot Sports. Mr. Jarvis holds a B.A. in Business Administration from the University of Washington.

Corporate Governance Guidelines

        The Kratos board of directors has adopted corporate governance guidelines to assist the Kratos board of directors in the exercise of its responsibilities and to serve the interests of Kratos and our stockholders. The corporate governance guidelines are available for review on our website at www.kratosdefense.com. The information on Kratos' website is not a part of this prospectus.

Director Independence

        The Kratos board of directors has unanimously determined that four of our directors standing for election, Messrs. Anderson, Carano, Hoglund and Jarvis, who constitute a majority of the Kratos board of directors, are "independent" as that term is defined by the NASDAQ Marketplace Rule 4200(a)(15). In making this determination, the Kratos board of directors has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors has a material relationship with Kratos (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with Kratos). In addition, based upon such standards, the Kratos board of directors determined that Mr. DeMarco is not "independent" because he is the President and Chief Executive Officer.

Nominations for Directors

        The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The committee will consider and evaluate any recommendation for director nominees proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of Kratos' common stock entitled to vote at the annual meeting of stockholders for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with Kratos' established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by Kratos no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year's annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Corporate Secretary in writing at 4810 Eastgate Mall, San Diego, California 92121 and must contain the following information:

  •
  A statement by the stockholder that he/she is the holder of at least 1% of Kratos' common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

  •
  The candidate's name, age, contact information and current principal occupation or employment;

  •
  A description of the candidate's qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

  •
  The candidate's resume; and

  •
  Three references.

        The goal of the Nominating and Corporate Governance Committee of the Kratos board of directors is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Kratos. In doing so, the Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

        Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in Kratos' best interests and that of its stockholders. The Nominating and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Kratos board of directors must meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that at least a majority of the members of the Kratos board of directors must meet the definition of "independent director" under the NASDAQ Marketplace Rules or the listing standards of any other applicable self regulatory organization. The Nominating and Corporate Governance Committee also believe it to be appropriate for certain key members of Kratos' management to participate as members of the Kratos board of directors.

        The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Kratos board of directors willing to continue to serve. Current members of the Kratos board of directors with skills and experience that are relevant to Kratos' business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Kratos board of directors with that of obtaining a new perspective. If any member of the Kratos board of directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. All of the members of the Kratos board of directors will be polled for suggestions as to individuals meeting the criteria for nomination to the Kratos board of directors. Research may also be performed to identify qualified individuals. If the Nominating and Corporate Governance Committee believes that the Kratos board of directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

        All directors and director nominees will submit a completed form of directors' and officers' questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

Communications with Directors

        The Kratos board of directors has adopted a Communications with Directors Policy. The Communications with Directors Policy is available for review on its website at www.kratosdefense.com. The information on Kratos' website is not a part of this prospectus. Stockholders and other interested parties may communicate with one or more members of the Kratos board of directors or the non management directors as a group in writing by regular mail. Those who wish to send such communications may do so by addressing their communication to: Chairman of the Kratos Board of

Directors or Board of Directors, c/o Corporate Secretary, Kratos Defense & Security Solutions, Inc., 4810 Eastgate Mall, San Diego, California, 92121.

        The Kratos board of directors has instructed the Secretary to review all communications so received and to exercise his or her discretion not to forward to the Kratos board of directors correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Code of Ethics

        The Kratos board of directors has adopted a Code of Ethics that applies to all of its directors, officers and employees. The Code of Ethics is available for review on its website at www.kratosdefense.com. The information on Kratos' website is not a part of this prospectus. The Code of Ethics is also available in print, without charge, to any stockholder who requests a copy by writing to Kratos Defense & Security Solutions, Inc., 4810 Eastgate Mall, San Diego, California, 92121, Attention: Investor Relations. Each of Kratos' directors, officers, including the chief executive officer, chief financial officer and corporate controller, and all of its other principal executive officers and employees is required to be familiar with the Code of Ethics and to certify compliance annually. There have not been any waivers of the Code of Ethics relating to any of its executive officers or directors in the past year.

Meetings and Committees of the Kratos Board of Directors

        The Kratos board of directors is responsible for overseeing the management of Kratos's business. Kratos's management keeps directors informed of the business at meetings and through reports and analyses presented to the Kratos board of directors and the committees of the Kratos board of directors. Regular communications between directors and management also occur apart from meetings of the Kratos board of directors and committees of the Kratos board of directors.

Meeting Attendance

        The Kratos board of directors normally meets quarterly, but may hold additional meetings as required. During fiscal 2007, the Kratos board of directors held four regularly scheduled meetings and nine special meetings and acted by unanimous written consent ten times. Each of its directors attended at least 75% of the Kratos board of directors meetings he was eligible to attend, with the exception of Mr. Carano who attended 38% of the meetings he was eligible to attend. Each director attended at least 75% of the meetings of each committee of the Kratos board of directors on which he was serving, with the exception of Mr. Carano, who attended 33% of the Compensation Committee meetings he was eligible to attend, and Mr. Hoglund, who attended 71% of the Audit Committee meetings he was eligible to attend. Three directors attended last year's annual meeting of stockholders.

        The Kratos board of directors has adopted a "Director Attendance at Annual Meeting Policy" which is available for review on our website at www.kratosdefense.com/governance.htm. The information on Kratos' website is not a part of this prospectus.

Committees of the Kratos Board of Directors

        The Kratos board of directors currently has three standing committees to facilitate and assist the Kratos board of directors in the execution of its responsibilities: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The Audit Committee has been established in accordance with Section 3(a)58(A) of the Exchange Act. In accordance with NASDAQ Marketplace listing standards, each committee is comprised solely of non-employee, independent directors. Charters for each committee are available on our website at www.kratosdefense.com.

Audit Committee

        The Kratos Audit Committee consists of Messrs. Anderson (Chairperson), Hoglund and Jarvis. The Kratos board of directors has affirmatively determined that each member of the Audit Committee is independent under NASDAQ Marketplace Rule 4200(a)(15), and meets all other qualifications under NASDAQ Marketplace Rule 4350(d)(2), the Sarbanes-Oxley Act of 2002 and applicable rules of the Securities and Exchange Commission. The Kratos board of directors has also affirmatively determined that Mr. Hoglund qualifies as an "audit committee financial expert" as such term is defined in Regulation S-K of the Securities Act of 1933. During 2006, the Audit Committee held four regular meetings and three special meetings.

        The Audit Committee acts pursuant to a written charter, which charter is reviewed at least annually by the Audit Committee. The Audit Committee Charter is also available for review on our website at www.kratosdefense.com. The information on Kratos' website is not a part of this prospectus. The Audit Committee Charter was reviewed and revised by the Audit Committee in September 2006 and the Audit Committee believes that its Charter, as revised, adequately meets the needs of Kratos as well as the requirements of NASDAQ Marketplace Rule 4350(d)(1).

        Under its Charter, the Audit Committee:

  •
  Is directly and solely responsible for the appointment, compensation, retention, and as necessary, the termination of our independent auditors;

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  Oversees the audit activities of our independent auditors with such independent auditors reporting directly to the Audit Committee;

  •
  Reviews and discusses with our independent auditors, the scope, results and integrity of our annual audit and financial statements, our compliance with legal and regulatory requirements and the performance of our internal auditors;

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  Oversees risk management, legal compliance and ethics and reviews related party transactions;

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  Consults with our independent auditors to ensure rotation of the lead audit partner at least every five years and the timing of such rotation;

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  Oversees the independence of our independent auditors;

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  Evaluates our independent auditors' performance; and reviews and considers our independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and

  •
  Reviews compliance with certain corporate policies and discharges such other duties as may from time to time be assigned to it by the Kratos board of directors.

Compensation Committee

        The Kratos Compensation Committee consists of Messrs. Carano, Hoglund and Jarvis (Chairperson). The Kratos board of directors has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under NASDAQ Marketplace Rule 4200(a)(15) and an "outside" director pursuant to Section 162(m) of the Internal Revenue Code. During 2007, the Compensation Committee met three times and acted by unanimous written consent five times. The Compensation Committee operates pursuant to a charter, which is available for review on our website at www.kratosdefense.com/governance.htm. The information on Kratos' website is not a part of this prospectus.

        Under its Charter, the Compensation Committee:

  •
  Takes any and all action which may be taken by the Kratos board of directors with respect to fixing the compensation level of our officers and employees, including the compensation of our chief executive officer;

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  Develops and implements compensation policies that will clearly articulate the relationship of corporate performance to executive compensation and will attract and retain high quality executives;

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  Proposes for adoption by the Kratos board of directors and, if applicable, ratification by our stockholders, compensation plans, including but not limited to, stock option, stock appreciation rights, pension and profit sharing, stock purchase and deferred compensation plans and other similar programs and any amendments thereto or terminations thereof;

  •
  Grants rights, sets participation guidelines and interests in compensation plans to eligible participants;

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  Reviews and approves other such compensation matters referred to the Compensation Committee by the Kratos board of directors or the chief executive officer;

  •
  Prepares a report to be filed with the Proxy Statement or Information Statement disclosing our compensation policies which are applicable to our executive officers; and

  •
  Reports from time to time to the Kratos board of directors on the Compensation Committee's actions.

Nominating and Corporate Governance Committee

        Effective September 5, 2007, the Kratos board determined that a standing nominating and corporate governance committee of the Board was not necessary given the relatively small size of the Kratos board and management team, the limited scope of operations and the simplicity of the Kratos business model. At that time, in accordance with the NASDAQ Marketplace Rule 4200(a)(15), the Kratos board determined that only the members of the Kratos board who qualified as "independent directors" would then perform the functions of the nominating committee.

        On February 27, 2008 the board of directors of Kratos reevaluated the need for a Nominating and Corporate Governance Committee and determined that it would be in the best interests of Kratos and its stockholders to reinstate the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee is composed of Messrs. Andersen, Carano, Hoglund (Chairperson) and Jarvis. The Nominating and Corporate Governance Committee evaluates and recommends to the Board of Directors nominees for each election of Directors. The Nominating and Corporate Governance Committee met two times in 2007. The Kratos board of directors has adopted a charter for the Nominating and Corporate Governance Committee and a copy of that charter is available for review on our website at www.kratosdefense.com. The information on Kratos' website is not a part of this prospectus.

        In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors:

  •
  The appropriate size of the Kratos board and its committees;

  •
  Development and recommendation to the board a set of corporate governance principles applicable to Kratos;

  •
  Developments in corporate governance and makes recommendations to the board regarding changes in governance policies and practices;

  •
  Management succession plans and oversees the evaluation of management;

  •
  The evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees;

  •
  The needs of Kratos with respect to the particular talents and experience of its directors;

  •
  The knowledge, skills and experience of nominees, including experience in the government contracting industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

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  Each directors experience with accounting rules and practices;

  •
  Applicable regulatory and securities exchange/association requirements;

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  Appreciation of the relationship of the Company's business to the changing needs of society.

THE KRATOS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Kratos board of directors has selected Grant Thornton LLP, which we refer to as Grant Thornton, as Kratos' independent auditors for the fiscal year ending December 28, 2008 and has further directed that management submit the selection of independent auditors for ratification by Kratos' stockholders at the annual meeting. Grant Thornton has audited Kratos' financial statements since July 2005. Representatives of Grant Thornton are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Grant Thornton as Kratos' independent auditors is not required by Bylaws or otherwise. However, the Kratos board of directors is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Grant Thornton. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in Kratos' and its stockholders best interests.

        As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2007 by Grant Thornton is compatible with maintaining the auditor's independence. The following table sets forth the aggregate fees billed to Kratos for the fiscal year ended December 31, 2007 by Grant Thornton:

	Fiscal 2006	Fiscal 2007
Audit Fees(1)	$3,045,734	$1,700,000
Audit-Related Fees(2)	$—	$587,000
Tax Fees(3)	$—	$—
All Other Fees(4)	—	—

    (1)
    Audit Fees consist of fees billed and expected to be billed for professional services rendered for the integrated audit of Kratos' consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements.

    (2)
    Audit-Related Fees consist of fees billed and expected to be billed for assurance and related services that are reasonably related to the performance of the audit or review of Kratos' consolidated financial statements and are not reported under "Audit Fees." General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002, including approximately $270,000 related to the sale of our engineering division to LCCI and $326,000 related to the acquisition of Haverstick Consulting, Inc. for 2007.

    (3)
    Tax Fees consist of fees billed and expected to be billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal state and local tax compliance, planning and advice; international tax compliance, planning and advice; review of federal, state, local and international income franchising and other tax returns.

    (4)
    All Other Fees consist of fees for products and services other than the services reported above.

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Kratos' independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

Vote Required and Kratos Board of Directors' Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the shares represented at a meeting in person or by proxy and entitled to vote on this proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are not expected to result from this proposal. If you return a proxy card but fail to indicate your vote with respect to this proposal, your shares will be voted in favor of this proposal in accordance with the recommendation of the board of directors.

Report of the Audit Committee

        The Audit Committee oversees our financial reporting process on behalf of the Kratos board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Grant Thornton is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements and expressing an opinion on the conformity of these audited financial statements. Grant Thornton also reviews Kratos' interim financial statements in accordance with Statement on Auditing Standards No. 100 (interim financial information). The Audit Committee oversees the financial reporting process and internal control structure on behalf of the Kratos board of directors. The Audit Committee met 16 times during 2007, including meeting regularly with Grant Thornton and our internal auditors, both privately and with management present.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Grant Thornton the audited and interim financial statements, including Management's Discussion and Analysis, included in Kratos' Reports on Form 10-K for fiscal year ended December 31, 2007. These reviews included a discussion of:

  •
  Kratos' critical accounting policies;

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  the reasonableness of significant financial reporting judgments made in connection with the financial statements, including the quality (and not just the acceptability) of Kratos' accounting principles;

  •
  the clarity and completeness of financial disclosures;

  •
  the effectiveness of our internal control over financial reporting, including management's and Grant Thornton's reports thereon, the basis for the conclusions expressed in those reports and changes made to Kratos' internal control over financial reporting during 2007;

  •
  items that could be accounted for using alternative treatments within GAAP, the ramifications thereof and the treatment preferred by Grant Thornton;

  •
  unadjusted audit differences noted by Grant Thornton during its audit of Kratos' annual financial statements; and

  •
  the potential effects of regulatory and accounting initiatives on Kratos' financial statements.

        In connection with its review of Kratos' annual consolidated financial statements, the Audit Committee also discussed with Grant Thornton other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as modified or supplemented (communication with audit committees) and those addressed by Grant Thornton's written disclosures and its letter provided under Independence Standards Board Standard No. 1, as modified or supplemented (independence discussions with audit committees).

        The Audit Committee is responsible for the engagement of the independent auditors and appointed Grant Thornton to serve in that capacity during 2005, 2006 and 2007. In that connection, the Committee:

  •
  reviewed Grant Thornton's independence from Kratos and management, including Grant Thornton's written disclosures described above;

  •
  reviewed periodically the level of fees approved for payment to Grant Thornton and the pre-approved non-audit services it has provided to us to ensure their compatibility with Grant Thornton's independence; and

  •
  reviewed Grant Thornton's performance, qualifications and quality control procedures.

        Among other matters, the Audit Committee also:

  •
  reviewed the scope of and overall plans for the annual audit and the internal audit program;

  •
  consulted with management and Grant Thornton with respect to our processes for risk assessment and risk management;

  •
  reviewed the adequacy of certain of our financial policies;

  •
  reviewed and approved our policy with regard to the hiring of former employees of the independent auditors;

  •
  reviewed and approved our policy for the pre-approval of audit and permitted non-audit services by the independent auditors;

  •
  received reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

  •
  reviewed with management the scope and effectiveness of our disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of our financial statements in connection with certifications made by the Chief Executive Officer and Chief Financial Officer; and

  •
  reviewed significant legal developments and our processes for monitoring compliance with law and Kratos policies.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Kratos board of directors the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

                      Respectfully submitted,
                      THE AUDIT COMMITTEE

                      Scott I. Anderson, Chairperson
                      Scot B. Jarvis
                      William A. Hoglund

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

THE KRATOS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS ITEM (ITEM 2).

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE KRATOS
1999 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN BY 1,500,000 SHARES

        At the Annual Meeting, the stockholders will be asked to approve an amendment to the Kratos Defense & Security Solutions, Inc. 1999 Employee Stock Purchase Plan, which we refer to as the Purchase Plan, to increase the maximum number of shares of Common Stock that may be issued under the Purchase Plan by 1,500,000 shares. Kratos' stockholders have previously approved the reservation of 2,850,000 shares of Kratos' common stock for purchase by employees under the Purchase Plan. As of April 1, 2008, a total of 351,811 shares remain available for future purchases, without giving effect to the proposed amendment.

        The Board of Directors believes that the Purchase Plan benefits Kratos and its stockholders by providing its employees with an opportunity to purchase shares of common stock through payroll deductions, which helps to attract, retain and motivate valued employees. To provide a reasonable reserve of shares to permit Kratos to continue offering this opportunity to its employees, the Board of Directors has adopted, subject to stockholder approval, an amendment to increase the number of shares of common stock remaining reserved for issuance under the Purchase Plan by 1,500,000 shares.

        Employees who actively participate in the Purchase Plan may have up to 15% of their earnings for the period withheld pursuant to the Purchase Plan. The amount withheld is used at various purchase dates within the offering period to purchase shares of Kratos' common stock. The price paid for common stock at each such purchase date equals the lower of 85% of the fair market value of the common stock at the commencement date of that offering period or 85% of the fair market value of the common stock on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment.

Summary of the Purchase Plan

        The following summary is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

General.    At the beginning of each offering under the plan, which we refer to as an Offering, each participant in the Purchase Plan is granted the right to purchase, through accumulated payroll deductions, up to a number of shares of Kratos' common stock determined on the first day of the Offering, which we refer to as a Purchase Right. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code.

Authorized Shares.    Currently, a maximum of 2,850,000 of the Company's authorized but unissued or reacquired shares of common stock remain available for issuance under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in Kratos' capital structure, or in the event of any merger, sale of assets or other reorganization of Kratos. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration.    The Purchase Plan is administered by the Board of Directors or a committee of the Board. (For purposes of this discussion, the term "Board" refers to either the Board of Directors or such committee.) Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board has the authority to interpret the Purchase Plan and Purchase Rights granted thereunder, and any such interpretation of the Board will be binding.

Eligibility.    Any employee of the company or any parent or subsidiary of the company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. As of April 8, 2008, approximately 1,200 employees, including all executive officers, were eligible to participate in the Purchase Plan.

Offerings.    Generally, each Offering under the Purchase Plan extends for a period of six months, which we refer to as an Offering Period. New Offering Periods begin every six months and do not overlap. Offering Periods generally commence on January 1 and July 1 of each year, each referred to as an Offering Date and end on June 30 and December 31, respectively, of the second year following the Offering Date. Each Offering Period is generally comprised a six-month purchase period, each referred to as a Purchase Period. Shares are purchased on the last day of each Purchase Period each referred to as a Purchase Date. The Board may establish a different term for any Offering (not to exceed 27 months) or Purchase Period or different commencement or ending dates for an Offering or a Purchase Period.

Participation and Purchase of Shares.    Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period. Payroll deductions may not exceed fifteen 15% percent of an employee's earnings on any payday during the Offering Period, provided that the Board may establish a different limit from time to time. An employee who becomes a participant in the Purchase Plan will automatically participate in each Offering beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

        Subject to any uniform limitations or notice requirements imposed by the company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, the company will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering at any later time. If the fair market value of a share of common stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on the Offering Date of a new Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering.

        On each Purchase Date, we issue to each participant in the Offering the number of shares of our common stock equal to the amount of payroll deductions accumulated for the participant during the Purchase Period divided by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of common stock on the Offering Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share as reported on the NASDAQ Global Select Market. On April 8, 2008, the closing price of our common stock as reported on the NASDAQ Global Select Market was $1.83 per share. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next Purchase Period.

Termination or Amendment.    The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may amend or terminate the Purchase Plan at any time, except that the approval of Kratos' stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the categories of corporations that may be designated by the Board as corporations whose employees may participate in the Purchase Plan.

Shares Purchased by Certain Persons

        The aggregate numbers of shares of common stock purchased by certain persons under the Purchase Plan from its inception through April 8, 2008 are as follows: (i) Eric M. DeMarco, President and Chief Executive Officer, no shares; (ii) Deanna Lund, Chief Financial Officer and Senior Vice President, no shares; (iii) James R. Edwards, former General Counsel and Senior Vice President, 3,965 shares (Mr. Edwards is no longer employed by us); (iv) D. Robin Mickle, President of the Government Services Division, no shares; (v) Laura Siegal, Vice President and Controller, 458 shares; (vi) all current executive officers as a group, an aggregate of 4,423 shares; and (vii) all employees, including current officers who are not executive officers, as a group, an aggregate of 137,500 shares. None of our directors who are not executive officers are eligible to participate in the Purchase Plan. Since its inception, no shares have been issued under the Purchase Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been issued five percent or more of the total amount of shares issued under the Purchase Plan.

Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide as to the U.S. federal income tax consequences of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

        Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (such disposition being referred to as a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to tax withholding by the employer. Any additional gain or any loss recognized by the participant resulting from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and the purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant still owns the shares at the time of his or her death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and the purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant's death.

        If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Vote Required and Board of Director's Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the shares represented at a meeting in person or by proxy and entitled to vote on this proposal at a meeting at which a quorum is present. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this vote. If you return a proxy card but fail to indicate your vote with respect to this proposal, your shares will be voted in favor of this proposal in accordance with the recommendation of the board of directors.

THE KRATOS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS ITEM (ITEM 3).

PROPOSAL 4

APPROVAL OF AMENDMENT TO THE KRATOS 2005 EQUITY INCENTIVE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN BY 3,000,000 SHARES

        At the Annual Meeting, the stockholders will be asked to approve an amendment to the Kratos Defense & Security Systems, Inc. 2005 Equity Incentive Plan, which we refer to as the 2005 Plan, to increase by 3,000,000 the maximum number of shares of common stock that may be issued under the 2005 Plan, to 6,500,000 shares. On February 26, 2008, Kratos' Compensation Committee unanimously adopted, subject to stockholder approval, an increase to the share reserve of the 2005 Plan of shares. Kratos' stockholders have previously authorized the company to issue up to 3,500,000 shares of common stock under the 2005 Plan (subject to adjustment upon certain changes in the capital structure).

        Kratos is asking its stockholders to approve the increase to the 2005 Plan. The primary purpose of the 2005 Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, employees and other individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in Kratos' operations and future success. Since January 2007, Kratos has pursued this goal primarily through the grant of restricted stock units. The company believes that in its heavily human-capital intensive business, restricted stock units are an important factor in hiring and retaining talented personnel.

        The Compensation Committee and the Board of Directors believe that in order to successfully attract and retain the best possible candidates for positions of responsibility, Kratos must continue to offer a competitive equity incentive program. As of May 19, 2008, only 111,298 shares remained available for the future grant of stock awards, including restricted stock unit awards, under the 2005 Plan, and the Board of Directors believes that additional shares must be made available to meet the company's anticipated needs. Therefore, as described above, the Compensation Committee has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of common stock issuable under the 2005 Plan by 3,000,000 shares to a total of 6,500,000 shares (subject to adjustment upon certain changes in the capital structure of the company), to ensure that the company will continue to have available a reasonable number of shares available for its restricted stock unit award program.

        In connection with its approval of the increase to the share reserve of the 2005 Plan, the Compensation Committee further resolved to discontinue making equity award grants under Kratos' other equity incentive plans, including the Kratos 1999 Equity Incentive Plan and the Kratos 2000 Nonstatutory Stock Option Plan, and to cancel the remaining shares available for grant upon approval of this Share increase to the 2005 Plan by the Kratos stockholders. Finally, in recommending the approval of this amendment to the 2005 Plan, the Compensation Committee noted that Kratos' option overhang is relatively low, especially after taking into account the Compensation Committee's resolution to discontinue making equity award grants under the company's other equity incentive plans. Assuming approval of the issuance of all awards thereunder and the cancellation of all shares available for grant under the Kratos 1999 Equity Incentive Plan and the Kratos 2000 Nonstatutory Stock Option Plan, shares issuable pursuant to the 2005 Plan and pursuant to any Kratos equity incentive plan, upon the exercise of options or rights to acquire Kratos stock pursuant to restricted stock unit awards, would represent approximately 15% of our outstanding shares of common stock on a fully-diluted basis.

Summary of the 2005 Plan

        A summary of the 2005 Plan is set forth below. This summary is qualified in its entirety by the specific language of the 2005 Plan, a copy of which is available to any Kratos stockholder upon request.

Administration

        The 2005 Plan is administered by the Compensation Committee. Subject to the terms of the 2005 Plan, the Compensation Committee may select participants to receive awards, determine the types of awards, and terms and conditions of awards, and interpret provisions of the 2005 Plan. The Compensation Committee determines at what time or times each award may be exercised or settled and the period of time, if any, after retirement, death, disability or termination of employment during which such awards may be exercised, vested or settled. The exercisability and vesting of any award may be accelerated by the Compensation Committee. The 2005 Plan forbids, without stockholder approval, the repricing of any outstanding stock option or stock appreciation right by an amendment which lowers the exercise price of such awards. However, the 2005 Plan does authorize, without stockholder approval, a stock option exchange program where such stock options or stock appreciation rights are either transferred to a financial institution for a cash payment or cancelled and replaced with new stock options or stock appreciation rights. The Board of Directors may terminate or amend the 2005 Plan at any time and for any reason. However, amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

Common Stock Reserved for Issuance

        The common stock issued or to be issued under the 2005 Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2005 Plan.

Eligibility

        Awards may be made under the 2005 Plan to employees, directors and consultants of Kratos, or any present or future parent or subsidiary corporation. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Kratos or any parent or subsidiary corporation of Kratos.

Stock Options

        The 2005 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. An exception to these requirements is made for options that Kratos grants in substitution for options held by employees of companies that Kratos acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer. The exercise price of each indexed stock option, and the terms and adjustments which may be made to such an option, will be determined by the Compensation Committee in its sole discretion at the time of grant. On May 19, 2008, the closing price of Kratos' common stock on the Nasdaq Global Select Market was $1.78 per share.

        The 2005 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price, by a net exercise procedure, or such other lawful consideration as approved by the Compensation Committee, or by any combination of these. Nevertheless, the Compensation Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by Kratos, through the optionee's surrender of a portion of the option shares to Kratos.

        Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. The maximum term of any option granted under the 2005 Plan is ten years, provided that an incentive stock option granted to a 10% stockholder must have a term not exceeding five years. The Compensation Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

        Generally, stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, a nonstatutory stock option may be assigned or transferred to the extent permitted by the Compensation Committee in its sole discretion.

Stock Appreciation Rights

        A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Kratos common stock between the date of grant of the award and the date of its exercise. Kratos will pay the appreciation only in the form of shares of common stock. The Compensation Committee may grant stock appreciation rights under the 2005 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Compensation Committee. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years. Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant's lifetime only by the participant.

Restricted Stock Awards

        The Compensation Committee may grant restricted stock awards under the 2005 Plan in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to Kratos. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Compensation Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Compensation Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant's termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units

        The Compensation Committee may grant restricted stock units under the 2005 Plan, which represent a right to receive shares of common stock at a future date determined in accordance with the participant's award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant's services to Kratos. The Compensation Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Compensation Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards

        The Compensation Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Compensation Committee determines in writing and sets forth in a written agreement between Kratos and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a dollar amount per unit which may be determined by the Compensation Committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

        Unless otherwise provided by the Compensation Committee, if a participant's service terminates due to the participant's death, disability or retirement prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant's service during the performance period. If a participant's service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Compensation Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Stock Awards

        The 2005 Plan provides that certain participants who are executives or members of a select group of highly compensated employees may elect to receive, in lieu of payment in cash or stock of all or any portion of such participant's cash and/or stock compensation, an award of deferred stock units. A participant electing to receive deferred stock units will be granted automatically, on the effective date of such deferral election, an award for a number of stock units equal to the amount of the deferred compensation divided by an amount equal to the fair market value of a share of Kratos' common stock as quoted by the national or regional securities exchange or market system on which the common stock is listed on the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of our common stock in accordance with the terms and conditions of the deferred stock unit award. Participants are not required to pay any additional cash consideration in connection with the settlement of a deferred stock unit award. A participant's compensation not paid in the form of a deferred stock unit award will be paid in cash in accordance with Kratos' normal payment procedures.

        Each deferred stock unit award will be evidenced by a written agreement between Kratos and the participant specifying the number of stock units subject to the award and the other terms and conditions of the deferred stock unit award, consistent with the requirements of the 2005 Plan. Deferred stock unit awards are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award on a date set forth in the participant's written agreement in accordance with the terms of the 2005 Plan at the time of his or her election to receive the deferred stock unit award. A holder of stock unit has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock unit. However, participants holding stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined by the fair market value of a share of common stock on the dividend payment date. Prior to settlement, no deferred stock unit award may be assigned or transferred other than by will or the laws of descent and distribution.

Other Stock-Based Awards

        The Compensation Committee may also grant one or more awards not specifically identified by the terms of the 2005 Plan that would provide a participant with either: (i) a share of stock; (ii) the right purchase a share of stock; (iii) a value derived from a share of stock; or (iv) an exercise or conversion privilege related to a share of stock. Other stock-based awards may be subject to vesting conditions based on such service or performance criteria as the Compensation Committee specifies, and any such award may not be transferred by the participant until vested.

Change in Control

        The 2005 Plan defines a "Change in Control" of Kratos as any of the following events upon which the stockholders of the company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the company's voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the company, its successor or the corporation to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the company's voting stock; (ii) a merger or consolidation in which the company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the company; or (iv) a liquidation or dissolution of the company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value.

        In the event of a Change in Control and the outstanding stock options and stock appreciation rights are not assumed or replaced, then all unexercisable, unvested or unpaid portions of such outstanding awards will become immediately exercisable, vested and payable in full immediately prior to the date of the Change in Control.

        Any award not assumed, replaced or exercised prior to the Change in Control will terminate. The 2005 Plan authorizes the Compensation Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award's written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.

Adjustments for Stock Dividends and Similar Events

        The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2005 Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code, which we refer to as the Code, limits publicly-held companies such as Kratos to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to its chief executive officer, chief financial officer and the three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) determined at the end of each year (the "covered employees"). However, performance-based compensation is excluded from this limitation. The 2005 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). To qualify as performance-based:

  •
  the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

  •
  the performance goal under which compensation is paid must be established by a Compensation Committee comprising two or more directors who qualify as outside directors for purposes of the exception;

  •
  the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

  •
  the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

        In the case of compensation attributable to stock options and stock appreciation rights, the performance goal requirement (summarized above) is deemed satisfied, and the certification requirement (summarized above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option or stock appreciation right is granted states the maximum number of shares with respect to which options and stock appreciation rights may be granted during a specified period to an employee; and under the terms of the option or stock appreciation rights, the amount of compensation is based solely on an increase in the value of the stock after the date of grant.

        One or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used by the Compensation Committee in establishing performance goals:

  •
  revenue;

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  gross margin;

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  operating margin;

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  operating income;

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  pre-tax profit;

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  earnings before interest, taxes, depreciation and amortization;

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  net income;

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  cash flow;

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  the market price of Common Stock;

  •
  earnings per share; and

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  return on stockholder equity.

        Under the Section 162(m) of the Code, a director is an "outside director" if he or she is not a current employee of the corporation; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the corporation; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the corporation in any capacity other than as a director.

        In order to comply with Section 162(m) of the Code and ensure compensation attributable to awards under the 2005 Plan are performance based compensation, the maximum number of shares subject to stock options or stock appreciation rights that can be awarded under the 2005 Plan to any person is 2,000,000 per year. However, the company may also make a one-time additional grant of stock options or stock appreciation rights, in an additional amount of 1,000,000 shares, to any newly-hired person bringing such person's first year maximum award to 3,000,000 shares. The maximum number of shares that can be awarded under the 2005 Plan to any person pursuant to restricted stock or restricted stock units is also 2,000,000 per year, which may also be increased by an additional 1,000,000 shares for the first year for any newly-hired person. The maximum number of shares that may be granted as performance shares to any person is 2,000,000 per fiscal year. The maximum amount that may be earned as a performance unit or an annual incentive award or other performance cash award in any fiscal year by any one person is $1,000,000.

Federal Income Tax Consequences of the 2005 Plan

Incentive Stock Options

        The grant of an option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply, and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of one of our subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option. In the case of a grantee who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of a grantee who dies, both the time for exercising incentive stock options after termination of employment and the holding period for stock received through the exercise of the option are waived. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Code.

        In the event an incentive stock option is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Non-Qualified Options

        The grant of an option will not be a taxable event for the grantee or us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee's estate for estate tax purposes.

        Absent special limitations on exercisability, in the event a nonqualified stock option is granted with an exercise price that is below fair market value or is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code, which provides rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest.

Restricted Stock

        A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

Deferred Common Stock

        There are no immediate tax consequences of receiving an award of deferred common stock under the 2005 Plan. A grantee who is awarded deferred common stock will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the distribution date(s) under the deferral election, reduced by the amount, if any, paid for such shares. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

        Deferred common stock can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of a deferred common stock that does not meet the requirements of Section 409A of the Code can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock Units

        There are no immediate tax consequences of receiving an award of restricted common stock units under the 2005 Plan. A grantee who is awarded restricted common stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

Stock Appreciation Rights

        There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2005 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        A stock appreciation right can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A stock appreciation right that does not meet the requirements of Section 409A of the Code can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Performance Stock Awards

        There are no immediate tax consequences of receiving an award of performance shares under the 2005 Plan. A grantee who is awarded performance shares will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee pursuant to the award, reduced by the amount, if any, paid for such shares. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income. Upon a grantee's disposition of performance shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the grantee as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the grantee has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

        Performance stock awards can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of a performance stock award that does not meet the requirements of Section 409A of the Code can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Performance and Annual Incentive Awards

        The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Performance and annual incentive awards can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of a performance or annual incentive award that does not meet the requirements of Section 409A of the Code can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Amended 2005 Plan Benefits

        Options granted under the 2005 Plan from the 3,000,000 share reserve increase will be granted at the discretion of the Compensation Committee, and there are no specific plans to make any grants with respect to such increase, and, accordingly, are not yet determinable. Benefits under the 2005 Plan from the 3,000,000 share reserve increase will depend on a number of factors, including the fair market value of Kratos' common stock on future dates, actual performance against performance goals established with respect to performance awards and decisions made by the participants. Consequently it is not possible to determine the benefits that might be received by participants under the 2005 Plan, except that Kratos will issue an annual restricted stock unit grant to each non-employee director as provided under the 2005 Plan.

        The following table sets forth information with respect to restricted stock units granted under the 2005 Plan during fiscal 2007:

Executive Officer and Position	Number of Restricted Stock Unit Awards Granted in Fiscal 2007
Eric M. DeMarco, Chief Executive Officer	1,481,250
Deanna Lund, Senior Vice President and Chief Financial Officer	300,000
James R. Edwards, Former Senior Vice President and General Counsel(1)	255,000
D. Robin Mickle, President, Government Services Division	75,000
Laura Siegal, Vice President, Controller and Principal Accounting Officer	67,500
All current executive officers as a group(2)	1,991,250
All current employees as a group (excluding executive officers)(2)	505,200

    (1)
    Mr. Edwards' employment with Kratos terminated in November 2007. His restricted stock unit awards vested upon the termination of his employment.

    (2)
    Does not include Mr. Edwards.

Vote Required and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the shares represented at a meeting in person or by proxy and entitled to vote on this proposal at a meeting at which a quorum is present. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this vote. If you return a proxy card but fail to indicate your vote with respect to this proposal, your shares will be voted in favor of this proposal in accordance with the recommendation of the board of directors.

THE KRATOS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS ITEM (ITEM 4).

PROPOSAL 5

TO APPROVE ISSUANCE OF KRATOS COMMON STOCK
IN CONNECTION WITH THE MERGER

        It is a condition to completion of the merger that Kratos issue shares of Kratos common stock in the merger. When the merger becomes effective, each share of SYS common stock outstanding immediately before the merger will be converted into the right to receive 1.2582 shares of Kratos common stock. Under Marketplace Rule 4350(i) promulgated by The Nasdaq Stock Market, a company listed on The Nasdaq Stock Market is required to obtain stockholder approval in connection with a merger with another company if the number of shares of common stock or securities convertible into common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. If the merger is completed, Kratos will issue up to approximately 25.3 million shares of Kratos common stock in the merger. On an as converted basis, the aggregate number of shares of Kratos common stock to be issued in the merger will exceed 20% of the shares of Kratos common stock outstanding on the record date for the Kratos special meeting, and for this reason Kratos must obtain the approval of Kratos stockholders for the issuance of these securities to SYS shareholders in the merger.

Vote Required and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the shares represented at a meeting in person or by proxy and entitled to vote on the proposal at a meeting at which a quorum is present. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of this vote.

        Kratos is asking its stockholders to approve the Share Issuance. The issuance of these securities to SYS shareholders is necessary to effect the merger. The approval of this Proposal 5 is required for completion of the merger.

THE KRATOS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS ITEM (ITEM 5).

PROPOSAL 6

POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE KRATOS ANNUAL MEETING

        The Kratos annual meeting may be adjourned or postponed to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the items listed on the Proxy Card.

Vote Required and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the total votes cast on the proposal at a meeting at which a quorum is present. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of this vote. If you return a proxy card but fail to indicate your vote with respect to this proposal, your shares will be voted in favor of this proposal in accordance with the recommendation of the board of directors.

THE KRATOS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS ITEM (ITEM 6).

OTHER MATTERS

        Kratos' management does not know of any other matters that may come before Kratos' annual meeting. However, if any other matters are properly presented to Kratos' annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Kratos Board of Directors,
Eric M. DeMarco President and Chief Executive Officer

KRATOS STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

Ownership of more than 5%

        The following tables show stock ownership information as of May 19, 2008 with respect to beneficial ownership of Kratos' common stock and Series B Convertible preferred stock by each person known to Kratos to be the beneficial owner of more than 5% of such stock. As of May 19, 2008, there were 79,696,237 shares of Kratos common stock and 10,000 shares of Kratos Series B preferred stock issued and outstanding.

        Information with respect to beneficial owners of more than 5% of the common stock is based upon the most recent Schedule 13G or 13D these owners have filed with SEC.

Non-Affiliated Stockholders

	Beneficial Ownership(1)
	Common Stock			Series B Convertible Preferred Stock		Common Shares On An As-Converted Basis
Identity of Owner or Group	Shares		% Ownership	Shares	% Ownership	Shares	% Ownership
T. Rowe Price 100 E. Pratt Street Baltimore, MD 21202	7,656,005	(2)	9.60%	—	—	7,656,005	9.49%
State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	7,672,886		9.63%	—	—	7,672,886	9.51%
Massih Tayebi BridgeWest LLC 4350 La Jolla Village Drive, Suite 450 San Diego, CA 92121	5,554,898	(3)	6.97%	—	—	5,554,898	6.88%
Masood Tayebi BridgeWest LLC 4350 La Jolla Village Drive, Suite 450 San Diego, CA 92121	5,749,185	(4)	7.21%	—	—	5,749,185	7.12%

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of May 19, 2008 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 79,696,237 shares of common stock, and 10,000 shares of Series B convertible preferred stock outstanding on May 19, 2008.

(2)
These securities are owned by various individual and institutional investors, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Does not include 52,762 shares held by spouse of Massih Tayebi. Massih Tayebi disclaims beneficial ownership of such shares.

(4)
Includes 5,749,185 shares held directly by Masood K. Tayebi or over which Dr. Tayebi has sole voting power. Excludes: 404,693 shares held directly by Dr. Tayebi's spouse; 2,000,000 shares held in a revocable living trust of which Dr. Tayebi's spouse is trustee; and 646,137 shares held in a grantor retained annuity trust of which Dr. Tayebi's spouse is trustee. Dr. Tayebi disclaims beneficial ownership of all such shares.

Ownership by Directors and Executive Officers

        The following table shows the amount of Kratos' common stock and Series B convertible preferred stock beneficially owned by (i) Kratos' directors, (ii) each of the named executive officers in the Summary Compensation Table, and (iii) Kratos' directors and executive officers as a group. All information in the following table is presented as of May 19, 2008. Unless otherwise indicated in the table set forth below, each person named below has an address in care of Kratos' principal executive offices.

	Beneficial Ownership(1)
	Common Stock			Series B Convertible Preferred Stock		Common Shares On An As-Converted Basis
Identity of Owner or Group	Shares		% Ownership	Shares	% Ownership	Shares	% Ownership
Directors
Scott I. Anderson c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 9807	736,512	(2)	*	—	—	736,512	*
Bandel L. Carano Oak Investment Partners 525 University Avenue, Suite 1300 Palo Alto, CA 94302	5,547,434	(3)	6.95%	—	—	5,547,434	6.86%
Eric M. DeMarco	2,082,949	(4)	2.55%	—	—	2,032,949	2.52%
William A. Hoglund 434 35th Avenue Seattle, WA 98122	122,500	(5)	*	—	—	122,500	*
Scot B. Jarvis c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 9807	736,512	(6)	*	—	—	736,512	*
Officers
Deanna Lund	407,615	(7)	*	—	—	407,615	*
James R. Edwards	7,251	(8)	*	—	—	7,251	*
Laura L. Siegal	130,881	(9)	*	—	—	130,881	*
D. Robin Mickle	155,823	(10)	*	—	—	155,823	*
All Directors and Officers as a Group (8 persons, does not include Mr. Edwards)	9,908,301		12.35%	—	—	9,908,301	12.20%
Total Shares Outstanding	79,696,237
Adjusted for Preferred Shares Conversion Series B
If Converted Additional Shares	1,000,000
Adjusted Common Shares (If Converted)	80,696,237

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13G filed with the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of May 19, 2008 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial ownership of, or receives the economic benefit from, such shares. Applicable percentages are based on 79,696,237 shares of common stock, and 10,000 shares of Series B convertible preferred stock outstanding on May 19, 2008.

(2)
Includes 130,000 shares subject to options and 2,500 shares subject to restricted stock units exercisable within 60 days of May 19, 2008.

(3)
Includes 149,546 shares subject to options exercisable within 60 days of May 19, 2008. Includes 2,554 shares of common stock held directly by Mr. Carano, 14,828 shares of common stock held by Oak Investment Partners VI, L.P., 346 shares of common stock held by Oak VI Affiliates Fund, L.P., 1,402,084 shares of common stock held by Oak Investment Partners

  IX, Limited Partnership, 14,942 shares of common stock held by Oak IX Affiliates Fund, Limited Partnership, 33,655 shares of common stock held by Oak IX Affiliates Fund-A, Limited Partnership, 48,597 shares held by Oak IX Affiliates, LLC, 3,808,026 shares of common stock held by Oak Investment Partners X, Limited Partnership, 61,123 shares of common stock held by Oak X Affiliates Fund, Limited Partnership. Bandel Carano is a general partner of Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak IX Affiliates, LLC, Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. Mr. Carano has indirect ownership of these shares and has shared power to vote and dispose of these shares. Mr. Carano disclaims beneficial ownership of the shares held by Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak IX Affiliates, LLC, Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P.

(4)
Includes 7,949 shares held in Kratos' 401(k) Plan and 1,975,000 shares subject to options exercisable within 60 days from May 19, 2008.

(5)
Includes 120,000 shares subject to options and 2,500 shares subject to restricted stock units exercisable within 60 days from May 19, 2008.

(6)
Includes 130,000 shares subject to options and 2,500 shares subject to restricted stock units exercisable within 60 days from May 19, 2008.

(7)
Includes 7,615 shares held in Kratos' 401(k) Plan and 400,000 shares subject to options exercisable within 60-days from May 19, 2008.

(8)
Includes 7,251 shares held in Kratos' 401(k) Plan Mr. Edwards' employment with the Company terminated in November 2007.

(9)
Includes 4,835 shares held in Kratos' 401(k) Plan and 122,588 shares subject to options exercisable within 60 days from May 19, 2008.

(10)
Includes 5,823 shares held in Kratos' 401(k) Plan and 150,000 shares subject to options exercisable within 60-days of May 19, 2008.

Management

        Kratos' executive officers and their respective positions are set forth in the following table. Biographical information of each executive officer who is not also a director is set forth following the table. There are no family relationships between any director or executive officer and any other directors or executive officers. Executive officers serve at the discretion of the Kratos Board.

Executive Officers

Name	Position	Age	Year in Which He/She Became Officer
Eric M. DeMarco	Chief Executive Officer and President	44	2003
Deanna H. Lund	Senior Vice President and Chief Financial Officer	40	2004
Laura L. Siegal	Vice President, Corporate Controller and Acting Secretary	45	2006
D. Robin Mickle	President, Government Services Division	52	2006

        The term of office of each executive officer is until his or her respective successor is elected and has been qualified, or until his or her earlier death, resignation or removal. Historically, the Board has elected officers annually at its first meeting following the Annual Meeting of Stockholders.

        Mr. DeMarco's biographical information is included with those of the other members of the Kratos Board.

        Ms. Lund has served as Kratos' Senior Vice President and Chief Financial Officer since April 2004. Prior to joining Kratos, Ms. Lund most recently served as Vice President of The Titan Corporation from July 1998 and Titan's Corporate Controller from December 1996. Ms. Lund was also Titan's Corporate Manager of Operations Analysis from 1993 to 1996. Prior thereto, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received her bachelor's degree in accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant.

        Ms. Siegal has served as Kratos' Vice President and Corporate Controller since April 4, 2006. Prior thereto Ms. Siegal served as Vice President, Finance and Treasurer and Risk Management since September 2004. Ms. Siegal joined Kratos in August 2000 and has served as Treasurer since December 2003, our Director of Corporate Planning from August 2002 to December 2003, Director of Financial Planning and Analysis from January 2001 to August 2002, and Director of Purchasing from August 2000 to January 2001. Throughout her career, Ms. Siegal has held a variety of financial management positions in technology and consulting companies including Controller of MEC Analytical Systems. Ms. Siegal received a bachelor's degree in Economics from the University of California, San Diego.

        Mr. Mickle has served as President of the Kratos Government Solutions segment since December 2005. Mr. Mickle joined Kratos in January 2005 as a vice president in the Government Network Services segment. Prior thereto, Mr. Mickle had been Vice President of the Fleet Systems Engineering Business Unit at Northrop Grumman Mission Systems since June 1996. From January 1994 to June 1996, Mr. Mickle had been an Executive Manager of Naval Engineering Services, Western Operations. Mr. Mickle is a retired Captain of the U.S. Naval Reserve and served in the U.S. Navy from 1977 to 1983. Mr. Mickle is a graduate of the U.S. Naval Academy and received an MBA in Management Science from San Diego State University.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        On May 30, 2002, Kratos issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities affiliated with one of the directors of Kratos (40,000 shares), to a brother of the previous Chairman and Chief Executive Officer of Kratos (10,000 shares) and to an unrelated third-party investor (40,000 shares). Kratos received $44.9 million of net proceeds. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of common stock for a conversion price of $5.00 per share, which was the fair market value of the common stock at the closing, at the option of the holder at any time, subject to certain provisions in the Series B Preferred Stock Purchase Agreement. Prior to December 31, 2004, 64,517 shares of Series B Convertible Preferred Stock were converted into 6,451,700 shares of the Kratos' common stock. On April 5, 2006, 15,483 shares of Series B Convertible Preferred Stock were converted into 1,548,300 shares of Kratos' common stock.

        Through December 31, 2007, Kratos has received notices from the holders to convert an aggregate number of 80,000 shares of Series B Convertible Preferred Stock into an aggregate 8,000,000 shares of Kratos' common stock. On December 31, 2007, the total liquidation preference equaled $5.0 million.

        On February 17, 2006, Kratos entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million subject to adjustments for the closing net asset calculations, with $1.5 million payable in cash on signing of the Equity Purchase Agreement and $16.5 million by means of a secured promissory note payable in installments through December 2006, which approximates the net book value of the operations. The purchaser, Sakoki LLC, is a newly-formed entity controlled by Massih Tayebi. Although Massih Tayebi has no current role with Kratos, he was a co-founder of Kratos, having served as Chief Executive Officer from inception in 1994 through September 2000 and as a director from inception through April 2002. In addition, as of July 31, 2007, Massih Tayebi owns or controls approximately 8.2% of the total voting power of Kratos' capital stock. He is also the brother of Masood Tayebi, who was Kratos' Chairman of the board of directors until March 6, 2007. Masood Tayebi had no personal financial interest in the transaction and has no role with the entity that has purchased the Mexico Operations. The transaction was approved by the disinterested members of Kratos' board of directors after consideration of other expressions of interest and an independent valuation analysis.

        The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million which was paid on

February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. On June 26, 2006, Kratos entered into an Addendum with the buyer to finalize the closing net asset calculations, pursuant to which the parties agreed that the resulting total purchase price was $18.9 million. The Addendum also provided for a conditional waiver that permits the purchaser to make the payment due on August 17, 2006 by September 30, 2006, and for the installments due on November 17, 2006 and December 31, 2006 to be made on or before December 29, 2006. Failure to make the payments on such later dates would have resulted in a restoration of the original terms of the note. The first scheduled note payment of $3.3 million was received from the buyer on May 19, 2006, and the second scheduled note payment of $5.5 million was received in installments of $5.2 million on September 29, 2006 and $0.3 million on October 10, 2006. The remaining note receivable balance of $9.5 million which included accrued interest through December 29, 2006, was paid in full on December 29, 2006.

        Other than as disclosed above, since January 1, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Kratos was or is a party in which the amount involved exceeds $120,000 and in which any director, officer or beneficial holder of more than 5% of any class of voting securities or member of such person's immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

        Under its charter the Audit Committee of the Kratos board of directors is charged with reviewing all potential related party transactions. Kratos' policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, then recommends such related party transactions to the entire Kratos board of directors for further review and approval. All such related party transactions are then required to be reported under applicable SEC rules. Otherwise, Kratos has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis.

KRATOS EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of the Kratos executive officers who served as named executive officers of Kratos during the last completed fiscal year.

Compensation Program Objectives and Philosophy

        The Compensation Committee of the Kratos board of directors, which we refer to in this section as the Committee, currently oversees the design and administration of the executive compensation program at Kratos. The Committee has adopted an executive compensation policy that has as its primary objective serving Kratos' stockholders by attracting, retaining and motivating talented and qualified individuals to manage and lead Kratos' business. The Committee's primary objectives in structuring and administering the executive compensation policy are to:

  •
  attract, motivate and retain talented and dedicated executive officers;

  •
  tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

  •
  reward individual performance; and

  •
  reinforce business strategies and objectives for enhanced stockholder value.

        The Committee evaluates both performance and compensation of employees to ensure that Kratos has the ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of peer companies. The Committee endeavors to ensure that the total paid to executive officers is fair, reasonable and competitive.

        The principal elements of the current executive compensation program are base salary, annual incentive cash bonus awards, long-term equity incentives in the form of restricted stock units, a deferred compensation plan, other benefits and perquisites, post-termination severance and accelerated vesting of previously granted equity awards upon termination and/or a change in control. Other benefits and perquisites at Kratos consist of life and health insurance benefits and a qualified 401(k) savings plan equivalent to those offered to all employees.

        The Committee views these components of compensation as related but distinct. Although the Committee does review total compensation, Kratos does not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. Kratos determines the appropriate level for each compensation component based in part, but not exclusively, on compensation for similar positions at peer companies, the Committee's view of internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

        The Committee has historically performed at least annually a strategic review of executive officers' compensation to determine whether they provide adequate incentives and motivation to Kratos' executive officers and whether they adequately compensate executive officers relative to comparable officers in other similarly situated companies. The Committee's most recent review occurred in March 2008.

        Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also Kratos' chief executive officer, chief financial officer and general counsel. For compensation decisions relating to executive officers other than the chief executive officer, the Committee typically considers recommendations from the chief executive officer. When determining compensation for the chief executive officer, the Committee takes into account, but does not rely upon, the recommendation of the chief executive officer. Compensation for the chief executive officer has been determined by discussion among and action by the members of the Committee acting in consultation with the other independent members of the Board and market data obtained on behalf of the Committee.

        It is Kratos' policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits the company from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. Kratos believes that its 1999 and 2005 Equity Incentive Plans, which we refer to collectively as the Equity Plans, are structured to qualify stock options, restricted share and stock unit awards under such Equity Plans as performance-based compensation and to maximize the tax deductibility of such awards. However, Kratos reserves the discretion to pay compensation to its officers that may not be deductible.

Base Compensation

        Kratos provide its named executive officers and other executives with base salaries that it believes enables it to hire and retain individuals in a competitive environment and to reward individual performance and contribution to its overall business goals, while taking into account the unique circumstances of the company. Kratos reviews base salaries for its named executive officers annually and increases, if any, are based on the executive's success in contributing to its short-term and long-term objectives as well as unique challenges faced by it. Kratos also takes into account the base compensation that is payable by companies that it believes to be its competitors and by other public companies with which we believe we generally compete for executives in our market and geography. The base salary of our chief executive officer is reviewed and recommended by the Committee acting in consultation with the other independent members of our Board.

        In April 2007, the Committee applied the principals described above and increased the base salary of our chief executive officer, Eric DeMarco, by 10% to $440,000, effective as of April 1, 2007. The Committee considered, among other things, Mr. DeMarco's effectiveness in dealing with the challenges related to the divestiture of certain of Kratos business segments and the refocusing of the business on the Kratos Government Solutions business segment. The Committee reviewed similar considerations for each of the other named executives, and in April 2007 increased the base salaries of the other named executive officers as follows: Deanna Lund, senior vice president and chief financial officer, by 10.9% to $305,000; James Edwards, former senior vice president and general counsel, by 12.5% to $270,000; Laura Siegal, vice president, controller and principal accounting officer, by 10.8% to $205,000; and D. Robin Mickle, president of the Government Services division, by 7.3% to $220,000, all effective as of April 1, 2007. In April 2008, the Committee applied the above principles and decided to maintain the executive officers' salaries at their current levels through the remainder of 2008.

Retention Cash Bonus Awards

        All members of the Kratos corporate management team (including all named executive officers other than Mr. Mickle) were eligible to receive cash retention awards under the Kratos 2007 retention cash bonus awards program (the "Retention Program"). In establishing the Retention Program, the Committee considered the significant challenges faced by the Kratos corporate management team related to, among other things, the divestiture of the commercial wireless-related businesses and the refocusing of the business as a defense contractor and security systems integrator for the federal government and for state and local agencies, as well the recently completed investigation of Kratos' past stock option granting practices and related securities litigation. The Committee determined that the Retention Program should be established in order to retain these key executive officers through this difficult transition period for Kratos.

        The cash awards under the Retention Program vested over the course of fiscal 2007, with the last vesting date occurring on January 1, 2008, and were paid out in increments over this period. These awards were contingent only upon continued employment through the vesting period. If the executive officer's employment terminated during fiscal 2007, the executive forfeited all subsequent payouts. The value of the award for each executive officer was determined at the recommendation of the chief executive officer based on an assessment of the retention risk for each executive officer and that individual's impact on the organization.

        The following table sets forth the awards and vesting periods for each of the named executive officers under this program.

Named Executive Officer	Vesting July 1, 2007	Vesting October 1, 2007	Vesting January 1, 2008		Total Possible Payments	Total Payments Received
Eric DeMarco	$220,000	$110,000	$220,000		$550,000	$550,000
Deanna Lund	114,375	57,188	114,375		285,938	285,938
James Edwards	81,000	40,500	81,000	(a)	202,500	121,500
D. Robin Mickle(b)	—	—	—		—	—
Laura Siegal	41,000	20,500	41,000		102,500	102,500

(a)
Mr. Edwards' employment with us terminated in November 2007; as a result, he was not eligible to receive this payment.

(b)
Mr. Mickle was not eligible to participate in the Retention Program.

        In April 2008, the Committee considered the factors identified above and determined to continue the Retention Program for fiscal 2008, with cash bonuses to vest on July 1, 2008, October 1, 2008 and January 1, 2009, for the same executive officers at the same compensation level as 2007.

Annual Cash Bonus Awards

        In addition to base salary, Kratos has in the past provided executive officers and other key managers the opportunity to receive incentive compensation in the form of annual discretionary bonuses of cash based upon the achievement of certain individual and company performance objectives during the fiscal year. Typically, target cash bonus awards are based upon a percentage of the executive's salary and range from 25% to 100% of the executive officer's salary. In determining the appropriate level of target bonus for each officer, the Committee considers the recommendation of the chief executive officer and other information collected from public sources for similar positions at peer companies. Under the bonus plan, each executive typically received 50% of his or her target bonus amount if the executive achieves specific individualized operational objectives and the other 50% if we achieved certain financial targets for the fiscal year, which typically include targets related to some combination of earnings per share, EBITDA, cash flow, revenues and gross profits. If the financial metrics fell within a certain specified range (with the target metric at the high end of the range), then the executive would typically receive a pro rata percentage of their bonus target based on linear interpolation between the bottom and top of the range. Generally, the executive would not receive any of the company performance-based portion of the target bonus if the financial metrics fall below the bottom of the range.

        The Committee retains wide discretion to interpret the terms of the cash bonus plan and to identify the extent to which an individual's performance objectives have been met in any particular fiscal year. The Committee also retains the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award even if our earnings per share do not fall within the specified range, based upon an evaluation of business conditions and industry trends. In addition, the Committee may approve cash bonuses outside of the cash bonus plan. For example, the Committee may approve bonus awards in connection with an executive officer's efforts and accomplishments with respect to our strategic initiatives and milestones, and such bonus awards may overlap with or be in addition to bonus awards under the cash bonus plan.

        Mr. Mickle, who serves as president of the Kratos Government Services division, was the only named executive officer eligible to participate in the above cash bonus award plan for fiscal 2007. Under the plan, Mr. Mickle was eligible to receive up to a maximum of $110,000, or 50% of his annual salary. He was eligible to receive up to 25% of his annual target bonus amount if he achieved certain individualized performance targets including improvement in identifying, winning and retaining new business through implementation of better processes, improvement of program management, aggressive management of overhead and utilization rates, limitation of unallowable usage compared to budgets, improvement of voluntary retention, improvement of division proposal skills, and support of corporate initiatives, and 75% of his annual target bonus amount if Kratos achieved certain financial targets such as earnings per share goals of Kratos, and the Kratos Government Services division achieving EBIT, revenue, win rate, and cash collection goals. In April 2008, Mr. Mickle received a cash payment equal to $92,000 under the cash bonus award plan for 2007.

        As described in more detail above, for fiscal 2007, the Committee did not establish a cash bonus award plan for Kratos' other named executive officers. Instead, these annual cash bonus awards were replaced for fiscal 2007 by the cash awards under the Retention Program described above for all named executive officers other than Mr. Mickle. As a result, Mr. DeMarco, Ms. Lund and Ms. Siegal did not participate in the cash bonus award plan in 2007. As described above, the Committee expects to continue the Retention Program for these executive officers in 2008, and expects to reestablish a cash bonus award plan for all executive officers consistent with prior year plans for fiscal 2009.

Equity Compensation

        Kratos believes that equity ownership by its executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value. The Committee develops its equity award determinations based on its judgments as to whether the complete compensation packages provided to Kratos' executives, including prior equity awards, provide sufficient incentive to build stockholder value and align the interests or executive officers with its stockholders, and are sufficient to retain, motivate and adequately award each of its executives. This judgment is based in part on information provided by reviewing the equity compensation practices of companies that Kratos believes to be its competitors and by other public companies with which it believes it generally competes for executives.

        Kratos grants equity compensation to its executive officers and other employees under its Equity Plans. Most initial option grants currently vest over a four year period from the date of grant, with 25% vesting on the first anniversary of the date of grant and the balance vesting monthly over a three year period. Subsequent option grants to employees with over one year of service vest on a monthly basis over a four year period. Our stock options have a 10-year contractual term. Beginning on January 1, 2006, Kratos began accounting for stock-based payments in accordance with the requirements of FASB Statement 123R. In addition, as of April 1, 2008, its employees, including its executive officers, are able to purchase shares of Kratos common stock under our 1999 Employee Stock Purchase Plan.

        The Committee reviews and approves all grants made to its officers under the Equity Plans and in connection with the initial hiring, promotions, extraordinary achievements or compensation adjustments. In addition to these factors, the size and timing of grants are generally subject to policies established by the Committee regarding the position of the grantee within the company, the overall number of options actually granted to the optionee in the past and the extent of vesting of prior grants. In general, the option grants are also subject to post-termination and change in control provisions. In January 2007, for various business reasons, Kratos generally discontinued the use of stock options as a form of equity compensation and instead began to issue restricted stock units on a limited basis. No options were granted to executive officers during fiscal 2006 or 2007.

        On December 28, 2006, the Kratos Board approved the acceleration of vesting of all unvested options to purchase shares of Kratos common stock issued prior to June 30, 2006 held by its employees and directors under the 1999 Equity Incentive Plan and 2000 Nonqualified Stock Option Plan. The acceleration was effective as of December 29, 2006. Executive officers held options to purchase 687,000 shares at a weighted average exercise price of $6.28 per share.

        Beginning in fiscal 2007, the Board adopted a policy of equity ownership to Kratos' executive officers through restricted stock units. These restricted stock units vest at the earlier of (i) ten years from the date of grant, (ii) upon a change in control of the company, or (iii) upon termination of employment without cause. Consistent with its belief that equity ownership by executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, on January 30, 2007, the Committee granted restricted stock unit awards to named executive officers, as follows:

  •
  Eric M. DeMarco: 987,500 shares

  •
  Deanna Lund: 200,000 shares

  •
  James R. Edwards: 170,000 shares

  •
  D. Robin Mickle: 75,000 shares

  •
  Laura L. Siegal: 45,000 shares

        In view of the significant challenges facing Kratos related primarily to legacy issues which pre-date the current management team, on March 26, 2007, the Committee granted restricted stock unit awards as a retention tool as follows:

  •
  Eric M. DeMarco: 493,750 shares

  •
  Deanna Lund: 100,000 shares

  •
  James R. Edwards: 85,000 shares

  •
  Laura L. Siegal: 22,500 shares

        In connection with the termination of Mr. Edwards' employment in November 2007, 100% of his above restricted stock unit awards vested in their entirety.

        In addition, on January 4, 2008, the Committee granted additional restricted stock unit awards as follows:

  •
  Eric M. DeMarco: 450,000 shares

  •
  Deanna Lund: 100,000 shares

  •
  Laura L. Siegal: 22,500 shares

Deferred Compensation Plan

        In fiscal 2007 and in prior years Kratos has provided its executive officers and other eligible highly compensated employees with the opportunity to defer up to 80% of their cash compensation derived from base salary, bonus awards and/or commissions pursuant to a nonqualified deferred compensation plan ("Deferred Compensation Plan"). The deferrals reduce a participant's current taxable income and allow the participant to accumulate savings on a tax deferred basis. In addition, Kratos may, in its sole and absolute discretion, make annual discretionary contributions, including matching contributions, to the Deferred Compensation Plan. To date, Kratos has not made any such contributions. Deferrals and contributions (if applicable) are adjusted for gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by a Committee or by an administrator appointed by the Committee to administer the Deferred Compensation Plan. Generally, all distributions under the Deferred Compensation Plan will be made in a single lump sum, although participants that terminated their employment as a result of retirement may elect to receive distributions in annual installments.

        In December 2007, the Committee determined to "freeze" the plan such that no new deferral elections will be permitted after December 31, 2007. Irrevocable deferral elections that have already been made will continue in effect for compensation for services performed in 2007 that would otherwise be payable in 2008. On December 1, 2008 any remaining account balances will be distributed to participants in a single lump sum.

Executive Benefits and Perquisites

        All of Kratos executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy not to extend significant perquisites to executives that are not available to employees generally. Kratos has no current plans to make changes to levels of benefits and perquisites provided to executives.

Change in Control and Severance Benefits

        Pursuant to an employment agreement with Mr. DeMarco and change in control agreements with Ms. Lund and Ms. Siegal, Kratos provides these officers the opportunity to receive additional compensation and benefits in the event of severance or change in control. Severance and change in control provisions are summarized below in "Employment Agreements; Potential Payments upon Termination or Change in Control." The Committee's analysis indicates that Kratos' severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. Kratos believes its arrangements with its executive officers are reasonable.

COMPENSATION COMMITTEE REPORT

        The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Kratos board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE
Bandel L. Carano Scot B. Jarvis, Chairperson William A. Hoglund

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised entirely of independent directors. None of the members of the Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between the Kratos board of directors or Compensation Committee and the board of directors or compensation committee of any other entity.

FISCAL YEAR 2007 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Award(s) ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total Compensation ($)
Eric M. DeMarco President and Chief Executive Officer	2007 2006	440,000 373,465	— 200,000	295,466 —	— 1,988,385	550,000 —	12,750 12,750	(4) (4)	1,298,216 2,574,600
Deanna Lund Senior Vice President and Chief Financial Officer	2007 2006	305,000 261,767	— 82,500	59,841 —	— 550,716	285,938 —	—		650,779 894,983
James R. Edwards(5) Former Senior Vice President, General Counsel and Secretary	2007 2006	270,000 234,215	— 72,000	584,800 —	— 467,187	121,500	— —		976,300 773,402
D. Robin Mickle President, Kratos Government Solutions	2007 2006	220,000 206,054	— —	16,231 —	— 470,382	92,000 51,250	— —		328,231 727,686
Laura L. Siegal Vice President, Corporate Controller and Acting Secretary	2007 2006	205,000 181,118	— 37,000	13,464 —	— 120,602	102,500 —	— —		320,964 338,720

(1)
Represents cash bonus awards to named executive officers earned in the referenced fiscal year as set forth above. Annual cash bonus awards under Kratos' cash bonus plans are typically paid based on the achievement of certain objectives approved by the Committee as described in further detail above.

(2)
The amounts shown in columns (e) and (f) represent the compensation costs of restricted stock unit awards and stock options for financial reporting purposes for fiscal years 2006 and 2007 under FAS 123(R), rather than an amount paid to or realized by the named executive officer. A discussion of the relevant fair value assumptions is set forth in note 18 to Kratos' consolidated financial statements included in its 2007 Annual Report on Form 10-K. Kratos cautions that the amount ultimately realized from the restricted stock unit awards and option awards will likely vary based on a number of factors, including the company's actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(3)
Represents bonus under the cash bonus plan to named executive officers earned in 2007 and paid in 2007 and 2008 as described in further detail above. Annual cash bonus awards under the cash bonus plan are typically paid based on the achievement of certain individual and Kratos performance objectives approved by the Committee as described in further detail above. For fiscal 2007, the chief executive officer, not the Committee, determined individualized and company performance objectives for Mr. Mickle's cash bonus award. However, the Committee evaluated whether Mr. Mickle achieved his individualized performance objectives and approved the payment of his bonus under the cash bonus plan.

(4)
Represents the taxable income attributable to Mr. DeMarco for his use of a company automobile in the referenced fiscal year.

(5)
Mr. Edwards' employment with Kratos terminated in November 2007.

FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS

(a)	(b)		(c)	(d)	(e)	(i)	(l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Eric M. DeMarco	1/10/2007 2/28/2007	1/30/2007 3/26/2007 7/1/2007 10/1/2007 1/2/2008	— — —	220,000 110,000 220,000	— — —	987,500 493,750	2,330,500 1,066,500
Deanna H. Lund	1/10/2007 2/28/2007	1/30/2007 3/26/2007 7/1/2007 10/1/2007 1/2/2008	— — —	91,500 45,750 91,500	— — —	200,000 100,000	472,000 216,000
James R. Edwards(4)	1/10/2007 2/28/2007	1/30/2007 3/26/2007 7/1/2007 10/1/2007	— —	81,000 40,500	— —	170,000 85,000	401,200 183,600
D. Robin Mickle	1/10/2007	1/30/2007 N/A	0	100,000	110,000	75,000	177,000
Laura L. Siegal	1/10/2007 2/28/2007	1/30/2007 3/26/2007 7/1/2007 10/1/2007 1/2/2008	— — —	41,000 20,500 41,000	— — —	45,000 22,500	106,200 48,600

(1)
Amounts shown in columns (d) are the estimated possible payouts for fiscal year 2007 under the Retention Program set forth above for Mr. DeMarco, Ms. Lund, Mr. Edwards and Ms. Siegal, and under the annual cash bonus program for Mr. Mickle, based on certain assumptions. The actual bonuses awarded to the named executive officers for the 2007 fiscal year are reporting in the Fiscal Year 2007 Summary Compensation Table under the column "Non-Equity Incentive Plan Compensation."

(2)
Amounts shown in column (i) represent restricted stock unit awards to the named executive officers in fiscal year 2007 as more fully described above.

(3)
Amounts shown in column (l) represent the FAS 123(R) "fair value" of such Restricted Stock Unit Awards to the named executive officers on the date of grant.

(4)
Mr. Edwards' employment with Kratos terminated in November 2007.

        Kratos did not grant any equity based awards under incentive compensation plans to any named executive officers during the fiscal year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(e)		(f)	(g)	(h)
Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)		Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)(9)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Eric M. DeMarco	1,250,000 500,000 225,000	6.19 6.05 5.38	(3) (8) (8)	11/17/2013 8/18/2014 8/9/2015	1,481,250	3,480,937
Deanna Lund	200,000 100,000 100,000	6.19 6.05 5.38	(4) (8) (8)	4/20/2014 8/18/2014 8/9/2015	300,000	705,000
James R. Edwards(12)	—	—			—	—
D. Robin Mickle	40,000 10,000 100,000	6.19 5.90 5.43	(5) (8) (8)	4/12/2015 9/29/2015 12/20/2015	75,000	176,250
Laura L. Siegal	5,088 36,000 20,000 18,000 8,500 35,000	4.47 4.23 6.19 6.19 6.05 5.38	(6) (6) (7) (7)	10/1/2011 4/30/2012 5/23/2013 10/2/2013 8/19/2015 8/9/2015	67,500	158,625

(1)
All options listed are fully vested and exercisable.

(2)
Expiration date assumes that optionee remains in service of the company through the full term of the stock option grant.

(3)
Represents option shares originally granted to Mr. DeMarco on November 17, 2003 with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the company with an exercise price of more than $10.00 per share. The option was cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(4)
Represents option shares originally granted to Ms. Lund on April 20, 2004 with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the company with an exercise price of more than $10.00 per share. These options were cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than

  120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(5)
Represents option shares granted to Mr. Mickle on April 12, 2005, which options were cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005. The vesting of these options was subsequently accelerated on December 31, 2006 when the Board of Directors approved the acceleration of vesting on all outstanding options issued prior to June 30, 2006 under our 1999 Equity Incentive and 2000 Nonqualified Stock Option Plans.

(6)
Represents option shares that were originally granted to Ms. Siegal on May 23, 2003 with respect to which the vesting was accelerated on September 19, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the company with an exercise price of more than $8.00 per share. The option was cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(7)
Represents option shares originally granted to Ms. Siegal on October 2, 2003, with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the company with an exercise price of more than $10.00 per share. The option was cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(8)
Represents option shares granted to Ms. Lund, Ms. Siegal and Messrs. DeMarco and Mickle with respect to which the vesting was subsequently accelerated on December 29, 2006, when the Board of Directors approved the acceleration of vesting of all outstanding options issued prior to June 30, 2006 under the 1999 Equity Incentive and 2000 Nonqualified Stock Option Plans.

(9)
Amounts listed in column (g) reflect restricted stock unit awards to the named executive officers outstanding at December 31, 2007 as described more fully above, including 987,500 shares for Mr. DeMarco, 200,000 shares for Ms. Lund, 45,000 shares for Ms. Siegal and 75,000 shares for Mr. Mickle, all of which vest at the earlier of (a) 10 years from the date of grant; (b) upon a change in control of the issuer; or (c) upon termination of employment without cause, and 493,750 shares for Mr. DeMarco, 100,000 shares for Ms. Lund and 22,500 shares for Ms. Siegal, all of which vest at the earlier of (a) 10 years from the date of grant; (b) upon a change in control of the issuer; or (c) upon termination of employment without cause, except in the case of voluntary termination of employment within the first two years from date of grant.

(10)
Amounts listed in column (h) represent the aggregate market value of the unvested restricted stock units awards held by the named executive officers as of December 31, 2007 based on the closing price of a share of Kratos common stock of $2.35 on December 31, 2007.

(11)
All restricted stock unit awards vested in connection with the termination of Mr. Edwards' employment with us in November 2007.

(12)
Mr. Edwards' employment with Kratos terminated in November 2007.

 FISCAL YEAR 2007 OPTION EXERCISES AND STOCK VESTED

        None of the named executive officers acquired any shares of Kratos common stock through the exercise of stock options during the fiscal year ended December 31, 2007.

        The following table shows stock vested for the named executive officers during the fiscal year ended December 31, 2007:

(a)	(d)	(e)
Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric M. DeMarco	—	—
Deanna Lund	—	—
James R. Edwards(1)	255,000	586,500
D. Robin Mickle	—	—
Laura L. Siegal	—	—

    (1)
    All of Mr. Edwards' Restricted Stock Unit Awards became fully vested and were released in connection with the termination of his employment with us in November 2007.

NON-QUALIFIED DEFERRED COMPENSATION

        Pursuant to the Company's Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"), certain employees, including the named executive officers, may defer up to eighty percent (80%) of their cash compensation derived from base salary, bonus awards and/or commissions. The deferrals reduce a participant's current taxable income and allow the participant to accumulate savings on a tax deferred basis. In addition, the Company may, in its sole and absolute discretion, make annual discretionary contributions to the Deferred Compensation Plan on behalf of participants, including matching contributions. To date, the Company has not made any contributions to the Deferred Compensation Plan.

        Deferrals, and company contributions, if applicable, are adjusted for gain or loss based on the performance of one or more investment options selected solely by the participant from time to time from among investment funds chosen by a Plan Committee appointed by the Compensation Committee to administer the Deferred Compensation Plan. Generally, all distributions under the Deferred Compensation Plan will be made in a single lump sum, although participants that terminate their employment as a result of their retirement may elect to receive distributions in annual installments. The company may, in its sole discretion, suspend or terminate the Deferred Compensation Plan or revise it in any respect whatsoever; provided, however, that no such action may reduce amounts credited to deferral accounts and such accounts will continue to be owed to the participants or beneficiaries. Further, as more fully described above, the Deferred Compensation Plan has been "frozen" such that no new deferral elections will be permitted after December 31, 2007.

        The following table provides information on compensation deferred by the named executive officers, including earnings on the Deferred Compensation Plan, for the fiscal year ended December 31, 2007.

(a)	(b)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Eric M. DeMarco	134,615	10,427	—	151,373
Deanna Lund	31,442	1,923	—	26,908
James R. Edwards	19,098	468	—	14,163
D. Robin Mickle	11,369	1,230	—	14,754
Laura L. Siegal	2,700	371	—	6,606

    (1)
    The amounts in this column are also included in the Fiscal Year 2007 Summary Compensation Table.

    (2)
    Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year, and for 2006:

Name	2007($)	2006 ($)	Total ($)
Eric M. DeMarco	134,615	91,731	226,346
Deanna Lund	31,442	25,096	56,538
James R. Edwards	19,098	6,490	25,588
D. Robin Mickle	11,369	10,226	21,595
Laura L. Siegal	2,700	0	2,700

Employment Agreements; Potential Payments Upon Termination or Change in Control

        In addition to other compensation arrangements described elsewhere in this proxy statement, Kratos has entered into agreements with four of the named executive officers herein as follows:

        On November 14, 2003, Kratos entered into an Executive Employment Agreement with Mr. DeMarco in connection with his duties as an executive of the company. Among other things, the terms of the agreement provide for Mr. DeMarco's compensation, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs. In the event that Mr. DeMarco is terminated without cause, he will be entitled to a lump sum equal to three times the sum of his current base salary, plus three times his target bonus potential for the year, less any bonus already received for such year, vesting of all outstanding stock options and participation for Mr. DeMarco and his dependents in our employee health care program for one-year or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Additionally, in the event that there is a change of control of the Company, Mr. DeMarco shall be entitled to accelerated vesting of 50% of all outstanding and unvested stock options. Furthermore, Mr. DeMarco shall also be entitled to the severance compensation described above should Mr. DeMarco's employment be terminated as a result of such change in control.

        If Mr. DeMarco had been terminated on December 31, 2007 without cause or in connection with a change in control, he would have received the following benefits under his employment agreement: (i) a lump sum payment of $2,970,000, equal to three times his current base salary and three times his target bonus potential for the year, (ii) the accelerated vesting of his restricted stock unit awards with an aggregate market value on December 31, 2007 of $3,987,450, (iii) continued participation by Mr. DeMarco and his family in the company's group health insurance benefits on the same terms as during his employment until the earlier of one year following his termination or procurement of health care coverage through another employer, provided that if the company's insurance carrier will not allow for such benefits continuation the company shall pay the premiums required to continue Mr. DeMarco's group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), with an aggregate annual cost of $16,512.

        Under Mr. DeMarco's agreement, a change in control is deemed to have occurred in the event of any one of the following occurrences: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of related transaction, of more than 50% of the company's outstanding voting securities; (ii) a merger or consolidation of the company with or into another entity after which the company's stockholders immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) a sale of all or substantially all of the company's assets; or (iv) the change in the majority of the Board of Directors pursuant to a successful hostile proxy contest.

        On March 28, 2005, we entered into Change in Control Agreement with Ms. Lund, which was subsequently amended and restated on March 28, 2006. The term of this agreement provide that upon a change in control of the company, Ms. Lund shall be entitled to accelerated vesting of 50% of all of her outstanding and unvested stock options and any applicable stock appreciation rights. Upon the one-year anniversary of a Change in Control or a Triggering Event (as defined below), whichever occurs first, all remaining unvested stock options and applicable stock appreciation rights shall be fully vested. Additionally, in the event of a termination without cause Ms. Lund shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and any applicable stock appreciation rights.

        The Change in Control Agreement also provides for severance payments to Ms. Lund as follows: (i) if Ms. Lund is terminated without cause, she is entitled to (A) severance compensation equal to one year of her base salary then in effect, (B) continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of one year following termination, and (C) the vesting of any then unvested stock options held by her or (ii) if she voluntarily resigns after a change in control as a result of a material change in the nature of her role or job responsibilities or the relocation of her principal place of work to a location more than 30 miles from her work location immediately prior to the change in control each of which we refer to as a ("Triggering Event"), she is entitled to: (A) severance compensation, equal to two years of her base salary then in effect, plus her maximum bonus amount for two years and (B) continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of two years following termination or resignation.

        A change in control is deemed to have occurred in the event of (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of the company; (ii) a merger or consolidation of the company with or into another entity after which the stockholders of the company immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board of Directors consisting of fewer than a majority of Incumbent Directors ("Incumbent Directors" shall mean directors who either (A) are directors of the company as of the date of the Change in Control Agreements, or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of the company.

        Under her change in control agreement, if Ms. Lund had been terminated without cause on December 31, 2007, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect, in the amount of $305,000 and (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination with an aggregate annual cost of $4,882, and the accelerated vesting of her restricted stock unit awards with an aggregate market value on December 31, 2007 of $705,000. If Ms. Lund had voluntarily resigned on December 31, 2007 following a Triggering Event and a Change in Control she would have received the following benefits: (i) severance compensation equal to two years of her base salary then in effect, in the amount of $610,000 (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination totaling $9,764, and (iii) the accelerated vesting of her restricted stock unit awards with an aggregate market value on December 31, 2007 of $705,000.

        Mr. Edwards' employment with the Company terminated in November 2007. Mr. Edwards had previously entered into a change in control agreement with the company. However, in connection with the termination of his employment, Kratos and Mr. Edwards agreed that Mr. Edwards would receive (i) $23,876 per month for 12 months in exchange for providing outside consulting services to the company and (ii) pursuant to the terms and conditions of his restricted stock unit award agreements, the accelerated vesting of such restricted stock unit awards. The former change in control agreement was terminated and Mr. Edward has no rights under that agreement. No payments under the terms of that agreement were made in 2007 or will be made in the future.

        On July 12, 2007, we entered into a change in control agreement with Ms. Siegal providing that, upon a change of control Ms. Siegal shall be entitled to (i) the immediate vesting of 50% of all stock options and any applicable stock appreciation rights granted to Ms. Siegal that remain unvested as of the date of the change in control and (ii) the vesting of the remaining stock options and stock appreciation rights on the earlier of the one year anniversary date of the change of control or the termination of, or resignation by, Ms. Siegal as a result of certain triggering events following the change in control.

        In addition, if following a change of control Ms. Siegal is terminated without cause, Ms. Siegal shall be entitled to receive a severance payment equal to nine months of her base salary and, if needed, her then current health insurance coverage at the then current employee cost during the nine month period following such termination. If Ms. Siegal resigns from the Company as a result of certain triggering events following a change in control, Ms. Siegal is entitled to receive a severance payment equal to nine months of her base salary plus her maximum bonus amount for such nine month period and, if needed, her then current health insurance coverage at the then current employee cost during the nine month period following such resignation. Further, in the event that Ms. Siegal is terminated without cause, Ms. Siegal is entitled to the immediate vesting of 100% of all stock options and stock appreciation rights granted to Ms. Siegal as of the date of such termination.

        Under her change in control agreement, if Ms. Siegal had been terminated without cause on December 31, 2007, she would have received the following benefits: (i) severance compensation equal to nine months of her base salary then in effect, in the amount of $153,750 (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of nine months following termination totaling $1,229 and (iii) the accelerated vesting of her restricted stock unit awards with an aggregate market value on December 31, 2007 of $158,625. If Ms. Siegal had voluntarily resigned on December 31, 2007 following a Triggering Event and a Change in Control she would have received the following benefits: (i) severance compensation equal to nine months of her base salary then in effect in the amount of $153,750 (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of nine months following termination totaling $1,229, and (iii) the accelerated vesting of her restricted stock unit awards with an aggregate market value on December 31, 2007 of $158,625.

DIRECTOR COMPENSATION

        The following quarterly retainer and committee fees were payable to Kratos' non-employee directors during the fiscal year ended December 31, 2007:

Quarterly Retainer	$3,500
Audit Committee Chair	$3,000
Audit Committee Chair Regular Meeting Fee	$2,000
Audit Committee Chair Calls	$1,000
Other Audit Committee Matters	$1,000 to $4,000 (as determined by Board Chairman)
Committee Chair Retainer	$1,000
Board Meetings	$4,000
Board Conference Calls	$2,000
Committee Meetings	$1,000
Committee Conference Calls	$500
Annual Restricted Stock Unit Award	10,000 shares

All fees are paid quarterly in arrears.

        The directors compensation schedule was approved by the Board of Directors on June 2, 2004 upon recommendation of the Compensation Committee and was modified on November 18, 2004 with respect to Audit Committee and Audit Committee Chair fees in light of the increased responsibilities of the Audit Committee as a result of the Sarbanes-Oxley Act. Additionally, in February 2005 the Board of Directors approved a Non-Management Directors Stock Fee Program whereby our non-management directors may elect to receive all or a portion of their fees in shares of our common stock. Further, in July 2005, the Board of Directors approved a Non-Management Directors Stock Option Fee Program similar to the Non-Management Directors Stock Fee Program, whereby our non-management directors may elect to receive all or a portion of their accrued directors fees in the form of a fully-vested stock option grant. If elected under either of these plans, the common stock, or the exercise price of the stock option grant, each such director shall receive, is valued based on the closing trading price of our common stock on the trading day immediately preceding the regularly scheduled Board of Directors meeting for the respective quarter in which the directors fees are being paid. Additionally, on December 21, 2006, the Kratos board of directors approved a change in the stock component of director compensation to restricted stock unit awards and provided for an annual restricted stock unit award of 10,000 shares to each non-employee director. Kratos' directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.

        The following table sets forth the fees paid to non-employee members of Kratos' Board of Directors for the fiscal year ended December 31, 2007:

(a)	(b)	(c)	(d)		(j)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Scott I. Anderson	75,000	5,411	—		80,411
Bandel L. Carano	—		22,672	(2)	22,672
William A. Hoglund	53,000	5,411	—		58,411
Scot B. Jarvis	61,000	5,411	—		66,411

    (1)
    The amounts shown in columns (c) and (d) represent the compensation costs of restricted stock unit awards and stock options for financial reporting purposes for fiscal year 2007 under FAS 123(R), rather than an amount paid to or realized by Kratos' Directors. A discussion of the relevant fair value assumptions is set forth in note 18 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K. We caution that the amount ultimately realized from the stock and option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

    (2)
    Includes fully vested stock options granted to Mr. Carano in lieu of accrued Directors Fees as follows:

    a.
    February 28, 2007, stock option to purchase 5,925 shares of common stock granted at $2.11/share in lieu of $12,500 accrued Directors Fees, which option is fully vested, has an exercise price of $2.11 per share and expires on February 28, 2017.

    b.
    May 16, 2007, stock option to purchase 2,555 shares of common stock granted at $1.37/share in lieu of $3,500 accrued Directors Fees, which option is fully vested, has an exercise price of $3.69 per share and expires on May 16, 2017;

    c.
    September 5, 2007, stock option to purchase 3,833 shares of common stock granted at $2.74/share in lieu of $10,500 accrued Directors Fees, which option is fully vested, has an exercise price of $2.74 per share and expires on September 5, 2017; and

    d.
    November 14, 2007, stock option to purchase 2,392 shares of common stock granted at $2.30/share in lieu of $5,500 accrued Directors Fees, which option is fully vested, has an exercise price of $2.30 per share and expires on November 14, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires directors and executive officers, and persons who own more than ten percent of a registered class of Kratos' equity securities (the "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Kratos common stock and other equity securities. Additionally, the reporting persons are required by SEC regulations to furnish Kratos with copies of all such Section 16(a) forms they file.

        To the best of Kratos' knowledge and based solely upon its review of the copies of such reports furnished to it for the year ended December 31, 2007, and the information provided to it by the reporting persons, Kratos believes that the reporting persons complied with Section 16(a).

SYS SPECIAL MEETING

Date, Time and Place

        These proxy materials are delivered in connection with the solicitation by the SYS board of directors of proxies to be voted at the SYS special meeting, which is to be held at 5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123, at 11:00 a.m., local time, on June 24, 2008. On or about May 27, 2008, SYS commenced mailing this Proxy Statement and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the SYS Special Meeting

        SYS stockholders will be asked to vote on the following two proposals:

        1.     To adopt and approve the Agreement and Plan of Merger and Reorganization, dated February 20, 2008, by and among SYS, Kratos Defense Security Solutions, Inc., and White Shadow, Inc.

        2.     To approve any motion to adjourn or postpone the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

        3.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

SYS Record Date

        Only stockholders of record as of the close of business on May 15, 2008 (the official record date) will be entitled to notice of and to vote at the special meeting or at any subsequent meeting due to an adjournment of the original meeting. We are mailing this proxy statement and the accompanying proxy card on or about May 27, 2008 to all stockholders of record as of May 15, 2008.

Shares Outstanding and Voting Rights

        On the record date, May 15, 2008, SYS had one class of voting stock outstanding. At May 15, 2008, 19,901,374 shares of SYS common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters to be voted upon at the special meeting.

        A complete list of stockholders entitled to vote at the SYS special meeting will be available for examination by any SYS stockholder at SYS's headquarters, for purposes pertaining to the SYS special meeting, during normal business hours for a period of ten days before the SYS special meeting, and at the time and place of the SYS special meeting.

Quorum and Votes Required

        In order to carry on the business of the meeting, SYS must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. The affirmative vote of a majority of the outstanding shares of SYS common stock is required to adopt and approve the merger agreement.

Treatment of Abstentions, Not Voting and Incomplete Proxies

        If you are an SYS stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the merger agreement, your failure to vote or instruct your broker or other nominee how to vote will have the effect of a negative vote on the merger proposal. Similarly, if you "abstain" from voting, the shares represented by your proxy will be counted as present for purposes of determining whether a quorum exists, and your abstention will have the effect of a negative vote on the merger proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the merger proposal, your proxy will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the merger proposal.

Voting by SYS Directors and Executive Officers

        On the SYS record date, directors and executive officers of SYS and their affiliates owned and were entitled to vote 4,190,373 shares of SYS common stock, or approximately 21.1% of the total voting power of the shares of SYS common stock outstanding on that date. Two of SYS's directors and executive officers have executed voting agreements pursuant to which each has agreed to vote their shares of common stock in favor of the items listed on the Proxy Card.

Voting of Proxies

        Giving a proxy means that an SYS stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the SYS special meeting in the manner it directs. An SYS stockholder may vote by proxy or in person at the meeting. To vote by proxy, an SYS stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

  •
  Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

  •
  Via the Internet, by going to the web address http://www.proxyvoting.com/sys and following the instructions on the proxy card; or

  •
  Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        SYS requests that SYS stockholders complete and sign the accompanying proxy and return it to SYS as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of SYS stock represented by it will be voted at the SYS special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the SYS stock represented by the proxy will be considered a vote in favor of the merger proposal. Unless an SYS stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the SYS special meeting.

        If an SYS stockholder's shares are held in "street name" by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every SYS stockholder's vote is important. Accordingly, each SYS stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not it plans to attend the SYS special meeting in person.

Revocability of Proxies and Changes to an SYS Stockholder's Vote

        An SYS stockholder has the power to change its vote at any time before its shares are voted at the special meeting by:

  •
  notifying SYS's Corporate Secretary, Michael W. Fink, in writing at 5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123;

  •
  that you are revoking your proxy;

  •
  executing and delivering a later dated proxy card or submitting a later dated vote by telephone or through the internet; or

  •
  voting in person at the special meeting.

        However, if an SYS stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

        The solicitation of proxies from SYS stockholders is made on behalf of the SYS board of directors. Kratos and SYS will generally share equally the cost and expenses of printing and mailing this Proxy Statement and all fees paid to the SEC. SYS will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by SYS officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

        As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless SYS stockholders have notified SYS of their desire to receive multiple copies of the Proxy Statement. This is known as householding.

        SYS will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to: SYS, Attention: Corporate Secretary, 5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123.

Attending the Meeting

        Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:00 a.m., local time.

        If you are a registered stockholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the special meeting, please vote your proxy but keep the admission ticket and bring it with you to the special meeting.

        If your shares are held in "street name" (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the SYS record date.

PROPOSAL 1

APPROVAL OF MERGER

        SYS, Kratos, and White Shadow, Inc. have entered into an Agreement and Plan of Merger and Reorganization dated as of February 20, 2008, whereby White Shadow will merger with and into SYS and SYS will become a wholly-owned subsidiary of Kratos. California law requires that this Agreement be adopted and approved by the holders of at least a majority of the outstanding shares of SYS common stock.

        THE SYS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYS SHAREHOLDERS VOTE FOR THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT.

PROPOSAL 2

POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE SYS SPECIAL MEETING

        The SYS special meeting may be adjourned or postponed to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the items listed on the Proxy Card.

Vote Required and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the total votes cast on the proposal at a meeting at which a quorum is present. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the outcome of this vote.

THE SYS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS ITEM (ITEM 2).

OTHER MATTERS

        SYS's management does not know of any other matters that may come before SYS's special meeting. However, if any other matters are properly presented to SYS's special meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Householding of Proxy Materials

        SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are SYS's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to SYS, c/o Corporate Secretary, 5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123 or call Michael W. Fink at (858) 244-7393. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contract their brokers.

By Order of the SYS Board of Directors
Clifford L. Cooke, Jr. President and Chief Executive Officer

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Kratos (which includes Haverstick) and SYS, giving effect to the merger as if it had been consummated on December 31, 2007. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007, combines the Kratos consolidated statement of operations for the year ended December 31, 2007 with (i) the Haverstick Consulting, Inc. (Haverstick) statement of operations for the year ended December 31, 2007 and (ii) the SYS statement of operations for the year ended December 31, 2007 which were compiled by aggregating quarterly statement of operations data, giving effect to the mergers as if they had occurred on January 1, 2007. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Kratos and Haverstick report their financial results on a calendar year basis ending December 31. SYS reports its financial results on a fiscal year basis ending on June 30 of each year. In addition, Kratos', Haverstick's and SYS's interim periods do not end on the same dates. The fiscal period covering 2007 ended on December 28, 2007 for SYS and on December 31, 2007 for Kratos and Haverstick. SYS's balance sheet as of March 28, 2008 has been used to prepare the unaudited pro forma condensed combined balance sheet as of March 30, 2008, and SYS's results for the year ended December 28, 2007 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007. SYS's results for the three month period ended March 28, 2008 have been used to prepare the unaudited pro forma condensed statement of operations for the three month period ended March 30, 2008.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited and unaudited consolidated financial information and accompanying notes of Kratos and SYS, which have been included in this Proxy Statement. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated.

        The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with Kratos treated as the acquiring entity. Accordingly, consideration expected to be paid by Kratos to complete the merger with SYS will be allocated to SYS's assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a final allocation. Additionally, a final determination of the fair value of SYS's assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual fair values of the net tangible and intangible assets of SYS that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Kratos estimated the fair value of SYS's assets and liabilities based on discussions with SYS's management, due diligence and information presented in public filings. Valuations of tangible and intangible assets and liabilities and related pro forma adjustments are based on Kratos management's good faith estimates of fair value. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts including property and equipment, debt and intangible assets will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

        In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the acquisition. Therefore, the actual amounts recorded as of the completion of the mergers and thereafter may differ materially from the information presented herein.

        The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

 UNAUDITED PRO FORMA COMBINED BALANCE SHEET

March 30, 2008

(in millions)

	Kratos	SYS	SYS Pro Forma adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$11.0	$1.6	$(6.5	) a,b	$6.1
Restricted cash	0.3	—	—		0.3
Accounts receivable, net	79.3	16.5	—		95.8
Note receivable	0.4	—	—		0.4
Income tax receivable	0.3	—	0.2	c	0.5
Prepaid expenses	7.4	0.4	—		7.8
Deferred tax assets	0.1	0.7	(0.7	) c	0.1
Other current assets	5.0	0.6	—		5.6
Current assets of discontinued operations	0.9	—	—		0.9

Total current assets	104.7	19.8	(7.0)		117.5
Property and equipment, net	6.6	2.0	—		8.6
Goodwill	196.7	23.1	17.4	a,c,d,e	237.2
Other intangibles, net	18.7	5.3	2.4	f	26.4
Investments in unconsolidated affiliates	0.3	—	—		0.3
Other assets	7.0	0.2	—		7.2
Non-current assets of discontinued operations	0.1	—	—		0.1

Total assets	$334.1	$50.4	$12.8		$397.3

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	23.4	3.0	—		$26.4
Accrued expenses	12.4	1.0	—		13.4
Accrued compensation	9.9	2.5	—		12.4
Line of credit	—	0.2	(0.2	) b	—
Billings in excess of costs on completed contracts	9.8	1.3	—		11.1
Accrual for contingent acquisition consideration	2.9	—	—		2.9
Accrual for unused office space	1.0	—	—		1.0
Income taxes payable	—	0.3	(0.3	) d	—
Current portion of capital lease	0.1	—	—		0.1
Convertible notes payable, related party	—	1.0	—		1.0
Convertible notes payable	—	2.2	—		2.2
Current portion of long-term debt	2.6	0.2	(0.2	) b	2.6
Other current liabilities	13.6	—	—		13.6
Current liabilities of discontinued operations	4.5	—	—		4.5

Total current liabilities	80.2	11.7	(0.7)		91.2
Long term debt, net of current portion	74.9	0.3	(0.3	) b	74.9
Accrual for unused office space, net of current portion	1.1	—	—		1.1
Capital lease	1.2	—	—		1.2
Deferred tax liabilities	2.2	1.0	(0.2	) c	3.0
Other liabilities	5.2	0.3	—		5.5
Other long term liabilities of discontinued operations	2.1	—	—		2.1

Total liabilities	166.9	13.3	(1.2)		179.0
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized, Series B Convertible Preferred Stock, $.001 par value; 10,000 shares outstanding at December 31, 2007 and March 30, 2008, respectively (liquidation preference $5.0 million)	—	—	—		—
Common stock, $.001 par value, 195,000,000 shares authorized; 78,999,922 shares issued and outstanding at December 31, 2007 and March 30, 2008, respectively	—	—	—		—
Additional paid-in capital	414.6	37.3	13.8	c,d,e,f	465.7
Accumulated earnings (deficit)	(247.4)	(0.2)	0.2	c,d,e,f	(247.4)

Total stockholders' equity	167.2	37.1	14.0		218.3

Total liabilities and stockholders' equity	$334.1	$50.4	$12.8		$397.3

 UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 30, 2008

(in millions, except per share amounts)

	Kratos	SYS	SYS Pro Forma Adjustments		Pro Forma Combined
Revenues	$68.2	$18.7	$—		$86.9
Cost of revenues	55.6	13.4	—		69.0

Gross profit	12.6	5.3	—		17.9
Selling, general and administrative expenses	11.9	3.3	—	(l)	15.2
Research, engineering and development expenses	—	1.0	—		1.0
Merger transaction costs	—	0.5	—		0.5

Operating income (loss)	0.7	0.5	—		1.2

Other income (expense), net:
Interest income (expense), net	(2.3)	(0.1)	—		(2.4)
Other income, net	(0.4)	—	—		(0.4)

Other income (expense), net	(2.7)	(0.1)	—		(2.8)

Income (loss) from continuing operations before income taxes	(2.0)	0.4	—		(1.6)
Provision (benefit) for income taxes	0.5	0.4	(0.2	) (m)	0.7

Income (loss) from continuing operations	$(2.5)	$(0.0)	$0.2		$(2.3)

Basic loss per common share:
Loss from continuing operations	$(0.03)	$(0.00)			$(0.02)
Diluted loss per common share:
Loss from continuing operations	$(0.03)	$(0.00)			$(0.02)
Weighted average common shares outstanding:
Basic	79.0	19.7	25.3	(n)	104.3
Diluted	79.0	19.8	25.3	(n)	104.3

See the accompanying notes.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in millions, except per share amounts)

	Kratos	Haverstick	Haverstick Pro Forma adjustments		Pro Forma Combined	SYS	SYS Pro Forma Adjustments		Pro Forma Combined
Revenues	$193.6	$94.2	$—		$287.8	$79.0	$—		$366.8
Cost of revenues	162.0	73.4	—		235.4	59.2	—		294.6

Gross profit	31.6	20.8	—		52.4	19.8	—		72.2
Selling, general and administrative expenses	39.5	17.0	(0.1	) (g),(h)	56.4	15.5	(0.1	) (l)	71.8
Research, engineering and development expenses	—	—	—		—	4.3	—		4.3
Stock option investigation and related fees	14.0	—	—		14.0	—	—		14.0
Recovery of unauthorized issuance of stock options	(3.4)	—	—		(3.4)	—	—		(3.4)
Settlement of securities litigation	4.9	—	—		4.9	—	—		4.9
Impairment and restructuring charges	1.2	—	—		1.2	—	—		1.2

Operating income (loss)	(24.6)	3.8	0.1		(20.7)	—	0.1		(20.6)

Other income (expense), net:
Interest income (expense), net	(1.2)	(14.9)	6.3	(i)	(9.8)	(0.6)	—		(10.4)
Impairment of investment in unconsolidated affiliates	(1.8)	—	—		(1.8)	—	—		(1.8)
Other income, net	0.7	—	—		0.7	0.1	—		0.8

Other income (expense), net	(2.3)	(14.9)	6.3		(10.9)	(0.5)	—		(11.4)

Income (loss) from continuing operations before income taxes	(26.9)	(11.1)	6.4		(31.6)	(0.5)	0.1		(32.0)
Provision (benefit) for income taxes	1.3	0.5	(0.1	) (j)	1.7	0.2	0.1	(m)	2.0

Income (loss) from continuing operations	$(28.2)	$(11.6)	$6.5		$(33.3)	$(0.7)	$—		$(34.0)

Basic loss per common share:
Loss from continuing operations	$(0.38)				$(0.42)	$(0.04)			$(0.33)
Diluted loss per common share:
Loss from continuing operations	$(0.38)				$(0.42)	$(0.04)			$(0.33)
Weighted average common shares outstanding:
Basic	74.0		5.3	(k)	79.3	19.4	25.3	(n)	104.6
Diluted	74.0		5.3	(k)	79.3	19.4	25.3	(n)	104.6
See the accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRO FORMA PRESENTATION

        On December 31, 2007, Kratos acquired Indianapolis, Indiana headquartered Haverstick Consulting, Inc. (Haverstick). On February 21, 2008, Kratos and SYS jointly announced the execution of an Agreement and Plan of Merger and Reorganization.

        The accompanying unaudited pro forma condensed combined financial statements present:

  1)
  the pro forma combined consolidated balance sheet of the combined companies based upon the historical financial statements of Kratos (which includes Haverstick) and SYS, after giving effect to the SYS merger and adjustments described in these footnotes.

  2)
  the pro forma consolidated results of operations of the combined companies based upon the historical financial statements of Kratos, Haverstick and SYS, after giving effect to the Haverstick and SYS mergers and adjustments described in these footnotes.

        The unaudited pro forma condensed combined balance sheet reflects the merger as if it was completed on December 31, 2007 and includes pro forma adjustments for Kratos' preliminary estimates of the fair value of SYS's assets and liabilities, including intangible assets. SYS's line of credit and debt excluding convertible notes payable is assumed to be repaid upon completion of the merger (see note 2(b)). These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statement of operations reflect the merger as if it had been completed on January 1, 2007.

        The pro forma condensed combined balance sheet has been adjusted to reflect the acquisition of SYS and the preliminary allocation of the preliminary estimated purchase consideration to identifiable tangible and intangible assets acquired and liabilities assumed, with the remainder recognized as goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $53.1 million, which includes estimated direct transaction costs of $2.0 million to be paid by Kratos. This amount was derived from the estimated number of shares of Kratos common stock to be issued of approximately 25.3 million, based on the 20.1 million shares of SYS common stock outstanding on February 20, 2008 and the exchange ratio of 1.2582 per each SYS share, at a price of $2.022 per share, the average closing price of Kratos shares of common stock for the two days prior to, including, and two days subsequent to the public announcement of the merger on February 21, 2008. The shares of SYS common stock outstanding includes the stock options that will become fully vested as a result of the change in control provision in SYS's Stock Option Plan. The proforma statement of operations does not include a proforma expense related to the expense that will occur with the accelerated vesting. The actual number of newly issued shares of Kratos common stock to be delivered in connection with the merger will be based upon the actual number of SYS shares issued and outstanding when the merger closes.

        The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of Kratos, Haverstick and SYS's operations.

Preliminary Estimated Purchase Price Allocation

        The preliminary allocation of the purchase price to SYS's tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change materially between the preliminary valuation date and the completion of the merger.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1. BASIS OF PRO FORMA PRESENTATION (Continued)

        The calculation of purchase price and goodwill and other intangible assets is estimated as follows (dollars in millions):

Estimated fair value of Kratos common stock issued to SYS shareholders	$51.1
Estimated transaction costs	2.0

Assumed total purchase price	$53.1

Purchase price allocated to:
Tangible assets acquired less liabilities assumed	$4.8
Deferred tax adjustments	0.1
Identifiable intangible assets	7.7
Goodwill	40.5

$53.1

Tangible assets acquired and liabilities assumed

        Kratos has estimated the fair value of tangible assets acquired and liabilities assumed. These estimates are based on a preliminary valuation dated as of December 31, 2007 and are subject to further review by management, which may result in material adjustments at the completion of the mergers. The fair values of the assets acquired and liabilities assumed may be affected and materially changed by the results of SYS's operations and changes in market values up to the completion of the mergers.

Identifiable intangible assets

        Kratos has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are based on a preliminary valuation and are subject to further review by management and adjustments (which may be material) at the completion of the mergers, which may reflect, among other considerations, the effect of SYS's operations between the preliminary valuation and the closing date. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in millions):

	Fair Value	Estimated Useful Life
Funded backlog	$0.8	5 years
Unfunded backlog	$0.5	5 years
Existing contractual relationships	$3.4	9 years
Developed technology	$0.9	10 years
Customer relationships	$2.1	10 years

NOTE 2. PRO FORMA ADJUSTMENTS

        The following is a summary of the adjustments to the pro forma balance sheet:

  a.
  To reflect the payment of $5.8 million in transaction costs of which $3.8 million is paid by SYS, which include legal and financial advisory costs as well as compensation costs associated with change of control provisions and incentive compensation, and $2.0 million is paid by Kratos.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2. PRO FORMA ADJUSTMENTS (Continued)

  b.
  To reflect the payment of SYS line of credit and debt excluding convertible notes payable prior to closing.

  c.
  To record adjustments to deferred taxes resulting from the inclusion of SYS tax accounts including impact of indefinite lived deferred tax liability.

  d.
  To record current adjustment to proforma tax expense.

  e.
  To record the residual goodwill resulting from the merger. The amount of goodwill reflects the goodwill of $40.5 million resulting from the merger offset by the elimination of preexisting SYS goodwill of $23.1 million.

  f.
  To reflect a preliminary allocation of the preliminary estimated purchase consideration to SYS's identifiable intangible assets of $7.7 million offset by the elimination of preexisting SYS intangible assets of $5.3 million.

        The following is a summary of the adjustments to the statement of operations:

  g.
  To include amortization expense related to identifiable intangible assets of $2.3 million. The identifiable intangible assets of Haverstick are $9.3 million with assumed useful lives of 1-9 years. The assets will be amortized on a straight line basis and the adjustments to SG&A to give effect to the acquisition are presented below (in millions):

Amortization of:	Year ended December 31, 2007
Funded backlog	$1.0
Unfunded backlog	0.8
Existing contractual relationships	0.5

Total amortization expense	$2.3

  h.
  To eliminate transaction costs of $2.4 million.

  i.
  To present the adjustments related to interest expense. This is comprised of:

  •
  Interest expense of $7.9 million on the outstanding balance of $66.7 million drawn on the credit facility provided by KeyBank National Association (KeyBank) on December 31, 2007, as described in the Current Report on Form 8-K, dated December 31, 2007 and filed with the U.S. Securities and Exchange Commission on January 6, 2008 as though the balance was outstanding for the entire period. The pro forma adjustment for interest expense related to the Company's line of credit is based upon a variable rate of interest that was 11.8 percent as of December 31, 2007.

  •
  Amortization of deferred financing costs of $0.7 million related to the KeyBank credit facility.

  •
  Elimination of Haverstick interest expense of $14.9 million on debt and amortization of deferred financing costs and discount on Haverstick's term note.

    The amount of interest expense in each of the periods presented would not change by more than $0.1 million if the interest rate changed by 1/8 percent.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2. PRO FORMA ADJUSTMENTS (Continued)

  j.
  To record a tax benefit related to Haverstick indefinite life items not previously recognized by Haverstick.

  k.
  To adjust the common shares outstanding to reflect the number of Kratos weighted average common shares that would have been outstanding had the Haverstick Acquisition been completed at the beginning of the period presented.

  l.
  The preliminary estimate of the identifiable intangible assets of SYS is $7.7 million with estimated assumed useful lives of 5-9 years. The assets will be amortized on a straight line basis and the adjustments to SG&A to give effect to the acquisition are presented below (in millions):

Amortization of:	Year ended December 31, 2007	Three months ended March 30, 2008
Funded backlog	$0.1	$0.0
Unfunded backlog	0.1	0.0
Existing contractual relationships	0.4	0.1
Developed technology	0.1	0.0
Customer relationships	0.2	0.1

	0.9	0.2
Elimination of SYS's previously-recorded amortization of acquisition-related intangible assets	(1.0)	(0.2)

Pro Forma adjustment to amortization of acquisition-related intangible assets	$(0.1)	$0.0

    The amount of purchase price allocated to tangible and intangible assets, and the associated assumptions regarding useful lives, represent preliminary estimates by Kratos management that were derived using estimated discounted cash flows and are subject to change pending completion of a final valuation. The amount of purchase price allocated to tangible and intangible assets, as well as the associated useful lives, may increase or decrease and could materially affect the amount of pro forma depreciation and amortization expense.

  m.
  To adjust tax expense for amount as if SYS had been combined with Kratos for this period.

  n.
  To record issuance of 25.3 million common shares to the stockholders of SYS to effect the transaction as if the shares were outstanding as of the beginning of the period presented. SYS shares outstanding, which includes the stock options that will become fully vested as a result of the change in control provision in SYS's stock option plan, were converted at the exchange ratio of 1.2582.

(2) Reclassifications

        Certain reclassifications have been made to the financial statements of Haverstick to conform to Kratos Defense & Security Solutions, Inc.'s presentation.

DESCRIPTION OF KRATOS CAPITAL STOCK

        We have summarized below the material terms of Kratos' capital stock that will be in effect if the merger is completed. The following description of the material terms of the capital stock of Kratos does not purport to be complete and is qualified in its entirety by reference to the certificate of incorporation and bylaws of Kratos, which documents are incorporated by reference as exhibits to the registration statement of which this Proxy Statement is a part, and the applicable provisions of the Delaware General Corporate Law. All references within this section to common stock mean the common stock of Kratos unless otherwise noted.

Authorized Capital Stock of Kratos

        The Kratos amended and restated certificate of incorporation, which will be in effect if the merger is completed, provides that the total number of shares of capital stock that may be issued by Kratos is 200,000,000 shares, the designation, the number of authorized shares and the par value of the shares of each class or series will be as follows:

Designation	Class	No. of Shares Authorized	Par Value
Common Stock	Common	195,000,000	$0.001
Undesignated Preferred Stock	Preferred	3,646,363	$0.001
Series A Preferred Stock		63,637	$0.001
Series B Preferred Stock		90,000	$0.001
Series C Preferred Stock		1,200,000	$0.001

Description of Kratos Common Stock

Voting Rights

  General

        Except as otherwise provided by law or as set forth in the amended and restated certificate of incorporation of Kratos or as otherwise provided by any outstanding series of preferred stock, the holders of Kratos common stock will have general voting power on all matters as a single class.

  Votes Per Share

        On each matter to be voted on by the holders of Kratos common stock, each outstanding share of Kratos common stock will be entitled to one vote per share.

  Cumulative Voting

        Holders of Kratos common stock are not entitled to cumulative voting of their shares in elections of directors.

Liquidation Rights

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of Kratos, the prior rights of the creditors of Kratos and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets of Kratos on a pro rata basis.

Dividends

        Shares of Kratos common stock are entitled to participate equally in dividends when and as dividends may be declared by the board of directors of Kratos out of funds legally available for the payment of dividends.

Preemptive Rights

        Holders of Kratos common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock of Kratos.

Transfer Agent and Registrar

        The transfer agent and registrar for the Kratos common stock is Wells Fargo Shareowner Services.

Anti-Takeover Provisions

        The Delaware General Corporation Law, which we refer to as the DGCL, and the amended and restated certificate of incorporation and amended and restated bylaws of Kratos contain provisions that could discourage or make more difficult a change in control of Kratos, including an acquisition of Kratos by means of a tender offer, an acquisition of Kratos by means of a proxy contest and removal of the incumbent officers and directors of Kratos, without the support of the board of directors of Kratos. A summary of these provisions follows.

Election and Removal of Directors

        The board of directors of Kratos are elected annual by all holders of the capital stock of Kratos. Directors may be removed without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided however, that unless the entire board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such directors most recent election were then being elected.

Stockholder Meetings

        Under the amended and restated bylaws of Kratos, only the president, board of directors, or one or more stockholders owning a majority in amount of the entire capital stock issued, outstanding and entitled to vote may call a special meetings of the stockholders of Kratos, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        The amended and restated bylaws of Kratos contain provisions requiring stockholders to give advance written notice to Kratos of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The written notice must usually be given not less than 90 nor more than 120 days before the third Wednesday in December (or, if the board of directors has designated another date for an annual meeting, not less than 90 nor more than 120 days before such date, or, if such other date has not been publicly disclosed or announced at least 105 days in advance, then not less than 15 days after the initial public disclosure or announcement of the date), and must set forth a brief description of the proposal, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in such proposal.

Series C Preferred Stock

        The amended and restated certificate of incorporation of Kratos authorizes the issuance of Series C preferred stock. The authorization of the Series C preferred stock makes it possible for the board of directors of Kratos to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Kratos. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Kratos.

Amendment of Charter Provisions

        The amendment of any of the above provisions (other than the provisions establishing the undesignated preferred stock) would require approval by holders of at least a majority of entire capital stock issued and outstanding at the time of any such proposed amendment.

Description of Kratos Preferred Stock

        Preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the amended and restated certificate of incorporation of Kratos, or in a resolution or resolutions providing for the issue of that series adopted by the board of directors.

        The board of directors has the authority to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law, among other things:

  •
  the number of shares and the distinctive designation of the series;

  •
  the voting power, if any;

  •
  dividend rights;

  •
  redemption rights;

  •
  liquidation preferences;

  •
  conversion rights; and

  •
  any other relative rights, preferences and limitations.

COMPARISON OF RIGHTS OF KRATOS STOCKHOLDERS AND SYS SHAREHOLDERS

        SYS is a California corporation and is governed by the California General Corporation Law, which we refer to as the CGCL. Kratos is a Delaware corporation and is governed by the Delaware General Corporation Law, which we refer to as the DGCL. Upon completion of the merger, SYS' stockholders will become Kratos stockholders. The rights of the former SYS stockholders and the Kratos stockholders will therefore be governed by the DGCL, the amended and restated certificate of incorporation of Kratos and the amended and restated bylaws of Kratos.

        The following description summarizes the material differences that may affect the rights of the stockholders of Kratos and SYS, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the CGCL and the DGCL and the respective certificates of incorporation and bylaws of both Kratos and SYS. For more information on how to obtain the documents that are not attached to this Proxy Statement, see "Where You Can Find More Information" beginning on page 229.

Capitalization

Kratos

        The total number of shares of all classes of capital stock authorized under the amended and restated certificate of incorporation of Kratos, as in effect both prior and subsequent to the merger, is 200,000,000 shares, which is divided into:

  •
  195,000,000 shares of common stock, par value $0.001 per share; and

  •
  5,000,000 shares of preferred stock, par value $0.001 per share.

SYS

        The total number of shares of all classes of capital stock authorized under SYS' amended and restated certificate of incorporation is 50,250,000 shares, which is divided into:

  •
  48,000,000 shares of common stock, no par value per share;

  •
  250,000 shares of preferred stock, par value $0.50 per share; and

  •
  2,000,000 shares of preference stock, par value $1.00 per share.

Voting Rights

Kratos

        The holders of the common stock of Kratos are entitled to vote one vote per share on all matters to be voted on by stockholders, and the holders of the Kratos Series B Preferred Stock are entitled to 100 votes per share on all matters to be voted on by stockholders.

SYS

        Each holder of SYS common stock is entitled to one vote per share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; the holders of SYS Preferred and Preference stock are not entitled to vote on any matters on which stockholders are entitled to vote.

Stockholder Action By Written Consent

Delaware Corporation Law

        Both the CGCL and the DGCL allow actions to be taken by stockholders by written consent to be made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

Kratos

        The amended and restated certificate of incorporation of Kratos prohibits the stockholders of Kratos to take actions by written consent.

SYS

        The SYS amended and restated certificate of incorporation does not prohibit the stockholders of SYS to take actions by written consent.

Dividends

Delaware Corporation Law

        Both the CGCL and the DGCL permit a corporation to declare and pay dividends out of "surplus" or, if there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. Both the CGCL and the DGCL also provide that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Kratos

        The amended and restated bylaws of Kratos provide that the board of directors of Kratos may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of Kratos as and when the board of directors of Kratos deems expedient. Further, the amended and restated bylaws of Kratos provide that the board of directors of Kratos may set apart out of any funds available for dividends a sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of Kratos. The senior bank facilities of Kratos restrict its ability to pay cash dividends to its common stockholders.

SYS

        The amended and restated articles of incorporation of SYS provide that there shall be a 4% per annum dividend paid to all holders of any outstanding shares of SYS Preferred Stock. As of the date of the filing of this Proxy Statement, there were no shares of SYS Preferred Stock issued and outstanding. The amended and restated articles of incorporation of SYS further provide for a dividend to be paid upon any issued and outstanding shares of the Preference Stock of SYS; such dividends, however, are subordinate to the 4% dividend on the SYS Preferred Stock. As of the date of this Proxy Statement, there were no shares of SYS Preference Stock issued and outstanding.

Number, Election, Vacancy and Removal of Directors

Delaware Corporation Law

        Unless otherwise provided by the DGCL or the certificate of incorporation, a majority of the directors in office can fill any vacancy or newly created directorship. Except where the board of directors is classified or the certificate of incorporation provides for cumulative voting, a director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors.

Kratos

        The board of directors of Kratos currently consists of five members. The amended and restated certificate of incorporation and amended and restated bylaws of Kratos provide that the number of directors shall be set by resolution of majority of the directors then in office. Generally, directors are elected by the holders of a plurality of the voting power of stockholders present in person or represented by proxy and entitled to vote at the annual meeting of stockholders. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy may be filled only by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director.

        Directors may be removed without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

SYS

        The board of directors of SYS currently consists of seven members. The amended and restated bylaws of SYS provide that the number of directors may not be less than five nor more than nine, as determined from time to time by resolutions adopted by the affirmative vote of a majority of the directors then in office. Generally, directors are elected by the holders of a plurality of the voting power of stockholders present in person or represented by proxy and entitled to vote at the annual meeting of stockholders. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy may be filled only by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director.

        Directors may be removed without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

Amendments to Certificate of Incorporation

        Under the DGCL, an amendment to the certificate of incorporation requires that the board of directors approve the amendment, declare it advisable and submit it to stockholders for adoption. Such amendment must be adopted by a majority in voting power of all issued and outstanding shares and any greater vote required by the certificate of incorporation. Except in limited circumstances, any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.

        Neither SYS' articles of incorporation, as amended, nor its bylaws contain any special provisions regarding approval of amendments to the articles of incorporation.

        Kratos' amended and restated certificate of incorporation requires the approval of not less than 66 2/3% of the voting power of all of the outstanding shares of capital stock of Kratos entitled to vote in the election of directors to amend or repeal the following articles:

  •
  Fifth (regarding the size and classification of the board of directors);

  •
  Sixth (regarding liability of directors and indemnification of agents);

  •
  Seventh (regarding amendments to the bylaws).

Amendments to Bylaws

Kratos

        Kratos' amended and restated certificate of incorporation provide that their amended and restated bylaws may be adopted, altered or amended by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of Kratos that are entitled to vote. The board of directors shall also have the power to adopt, amend, or repeal the amended and restated bylaws.

SYS

        SYS' bylaws provide that the bylaws may be adopted, amended or repealed by the approval of the outstanding shares; provided, however, that if the number of directors is set forth in the articles of incorporation, that provision may only be modified by an amendment to the articles of incorporation.

Notice of Certain Stockholder Actions

Kratos

        Kratos' bylaws contain special provisions regarding advance stockholder notice proposals or director nominees, including certain deadlines for providing notice to the Company, in order for such matters to be considered at the meeting. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, proposals must be received by Kratos not less than 120 calendar days before the date Kratos releases its proxy statement to its stockholders in connection with the previous year's annual meeting in order to be included in the proxy statement. However, if Kratos did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before Kratos begins to print and send its proxy materials.

SYS

        Neither SYS' articles of incorporation nor its bylaws contain special provisions regarding advance stockholder notice for proposals or director nominees. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, proposals must be received by SYS not less than 120 calendar days before the date SYS releases its proxy statement to its stockholders in connection with the previous year's annual meeting. However, if SYS did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before SYS begins to print and send its proxy materials.

Special Stockholder Meetings

Delaware Corporation Law

        Under the DGCL, a special meeting of a corporation's stockholders may be called by the board or by any other person authorized by the corporation's articles or certificate of incorporation or bylaws. Generally, all stockholders of record entitled to vote must receive notice of stockholder meetings not less than 10 nor more than 60 days before the date of the stockholder meeting.

Kratos

        Under Kratos' amended and restated bylaws, a special meeting of stockholders may be called by the CEO, the Chairman of the Board or by a majority of directors. The business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

SYS

        Under SYS' bylaws, special meetings of stockholders may be called by the board of directors, the chairman of the board of directors, or the president or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting.

Limitation of Personal Liability of Directors and Indemnification

Kratos

        Article VI of Kratos' amended and restated certificate of incorporation provides that the personal liability of members of Kratos' board of directors is eliminated to the fullest extent permitted by Delaware Law. Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (iv) for any transaction from which the director derived an improper personal benefit.

        In addition, Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Article III of Kratos' amended and restated bylaws provides that Kratos shall indemnify all persons whom it may indemnify as permitted by Delaware law.

        Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

SYS

        Article Seventh of SYS' articles of incorporation provides that a director of SYS shall not be liable to SYS or its stockholders for monetary damages to the fullest extent permitted by California law. In addition, Article Sixth of SYS' bylaws provides that SYS shall, to the maximum extent permitted by the General Corporation Law of California, indemnify each of its agents against expenses against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of SYS.

Commission Position on Indemnification for Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Kratos or SYS pursuant to the foregoing provisions, Kratos and SYS have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers, Consolidations and Other Transactions

        Under the DGCL, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation's assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

  •
  the merger agreement does not amend the constituent corporation's articles or certificate of incorporation;

  •
  each share of stock of the constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

  •
  either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Kratos

        Neither Kratos' amended and restated certificate of incorporation nor its bylaws contains any super-majority voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

SYS

        Neither SYS' articles of incorporation nor its bylaws contain any super-majority or class voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications or recapitalizations.

State Anti-Takeover Statutes

        Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an "interested stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) to effect a "business combination" (defined generally as mergers, consolidations and certain other transactions, including sales, leases or other dispositions of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period. Under Section 203, a corporation may under certain circumstances avoid the restrictions imposed by Section 203. Moreover, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. In Kratos' certificate of incorporation, it has opted out of Section 203 of the DGCL.

        California does not have an anti-takeover statute.

Appraisal Rights

        Kratos' stockholders do not have appraisal rights in the merger. SYS shareholders who vote against the merger have appraisal rights in accordance with Chapter 13 of the California Corporations Code.

Stockholder Rights Plan

        Kratos has a stockholder rights plan, while SYS does not have a stockholder rights plan in place as of the date of this Proxy Statement.

LEGAL MATTERS

        The validity of the Kratos common stock and certain U.S. federal income tax consequences relating to the merger will be passed upon for Kratos by DLA Piper US LLP, and certain U.S. federal income tax consequences relating to the merger will be passed upon for SYS by Luce, Forward, Hamilton & Scripps LLP.

EXPERTS

        The consolidated financial statements of Kratos Defense & Security Solutions, Inc., SYS and Haverstick Consulting, Inc. included in this registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, upon the authority of Grant Thornton LLP, as experts in giving said reports.

        The consolidated financial statements of SYS as of June 30, 2006, and for each of the years in the two-year period ended June 30, 2006, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2006 consolidated financial statements contains an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," and accordingly, changed its method of accounting for share-based compensation.

        SYS has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on SYS's past financial statements included in this proxy statement/prospectus.

FUTURE STOCKHOLDER PROPOSALS

Kratos

        To be eligible for inclusion in the proxy statement and form of proxy for Kratos' next annual meeting, stockholder proposals must have been submitted in writing by the close of business on January 23, 2009.

        If any proposal that has not been submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) is instead sought to be presented directly at next year's annual meeting, such proposal may be considered if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then Kratos' Secretary must have received the notice within 15 days of such initial public disclosure or announcement. Management will be entitled to vote proxies in its discretion with respect to any proposal that is presented at the Kratos 2008 annual meeting of stockholders but not included in the proxy statement.

SYS

        Any proposal or proposals by a shareholder intended to be included in SYS's proxy statement and form of proxy relating to the 2008 annual meeting of SYS shareholders must be received by SYS no later than January 23, 2009, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require SYS to include in its proxy statement and proxy relating to the 2008 annual meeting of SYS shareholders any shareholder proposal which may be omitted from SYS's proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. For any proposal that is not submitted for inclusion in next year's proxy statement but is instead presented directly at the 2008 annual meeting of SYS shareholders, notice of such proposal must be received in writing by the Secretary of SYS not less than 90 and not more than 120 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the annual meeting is called for a date not within 30 days before or after the anniversary of the preceding year's annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed or such public disclosure was made. Failure to provide notice in this manner and within this time period means that such proposal will be considered untimely. Management will be entitled to vote proxies in its discretion with respect to any proposal that is presented at the SYS 2008 annual meeting of shareholders but not included in the proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        Kratos and SYS file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Kratos and SYS, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this Proxy Statement. Kratos' internet website is www.kratosdefense.com, and Kratos makes available free of charge at such website Kratos' annual reports, quarterly reports, current reports, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practical after such reports are electronically filed or furnished to the SEC. The information on Kratos' website is not incorporated by reference into this proxy statement/prospectus.

        Kratos has filed with the SEC a registration statement of which this Proxy Statement is a part. The registration statement registers the shares of Kratos common stock to be issued to SYS shareholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of Kratos and SYS, respectively. The rules and regulations of the SEC allow Kratos and SYS to omit certain information included in the registration statement from this Proxy Statement.

        This document is a prospectus of Kratos and is a joint proxy statement of Kratos and SYS for the Kratos annual meeting and the SYS special meeting. Neither Kratos nor SYS has authorized anyone to give any information or make any representation about the merger or Kratos or SYS that is different from, or in addition to, that contained in this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

KRATOS FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Kratos Defense and Security Solutions, Inc.

        We have audited the accompanying consolidated balance sheets of Kratos Defense and Security Solutions, Inc. (a Delaware Corporation) and subsidiaries (the "Company") as of December 31, 2006 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kratos Defense and Security Solutions, Inc. and subsidiaries as of December 31, 2006 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 of the notes to consolidated financial statements, on January 1, 2006, the Company has adopted Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payments".

        As discussed in Note 10 of the notes to consolidated financial statements, on January 1, 2007, the Company has adopted Financial Accounting Standards Board issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109".

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Kratos Defense and Security Solutions, Inc.'s internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 27, 2008 expressed an unqualified opinion thereon.

/s/ GRANT THORNTON LLP

Irvine, California
March 27, 2008

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Balance Sheets

December 31, 2006 and 2007

(in millions, except par value and number of shares)

	2006	2007
Assets
Current assets:
Cash and cash equivalents	$5.4	$8.6
Restricted cash	1.0	—
Accounts receivable, net	59.3	77.0
Income taxes receivable	2.6	1.0
Prepaid expenses	2.1	7.4
Notes receivable	—	2.6
Other current assets	3.4	8.7
Current assets of discontinued operations	67.0	1.6

Total current assets	140.8	106.9
Property and equipment, net	6.1	6.9
Goodwill	129.9	194.5
Other intangibles, net	13.4	19.9
Deferred tax assets	6.5	—
Investments in unconsolidated affiliates	2.1	0.3
Other assets	1.9	6.7
Non current assets of discontinued operations	37.0	0.1

Total assets	$337.7	$335.3

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16.4	$22.7
Accrued expenses	5.0	14.5
Accrued compensation	6.4	9.9
Line of credit	51.0	—
Billings in excess of costs and earnings on uncompleted contracts	4.0	10.9
Deferred tax liabilities	1.3	—
Accrual for contingent acquisition consideration	9.8	2.9
Income taxes payable	—	0.2
Accrual for unused office space	0.8	1.0
Other current liabilities	—	13.4
Current portion of long-term debt	0.4	2.6
Current portion of capital lease	—	0.1
Current liabilities of discontinued operations	49.5	5.3

Total current liabilities	144.6	83.5

Long-term debt, net of current portion	—	72.9
Accrual for unused office space, net of current portion	1.8	1.4
Capital lease	—	1.1
Deferred tax liabilities	—	2.0
Other liabilities	2.9	4.5
Non current liabilities of discontinued operations	1.3	2.7

Total liabilities	150.6	168.1
Commitments and contingencies (Notes 1, 2, 6, 8, 9, 10, 16 and 17)
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized Series B Convertible Preferred Stock, $.001 par value, 10,000 shares outstanding at December 31, 2006 and 2007 (liquidation preference $5.0 million at December 31, 2006 and 2007)	—	—
Common stock, $.001 par value, 195,000,000 shares authorized; 73,883,950 and 78,998,922 shares issued and outstanding at December 31, 2006 and 2007, respectively	—	—
Additional paid-in capital	391.7	412.7
Accumulated deficit	(204.6)	(245.5)

Total stockholders' equity	187.1	167.2

Total liabilities and stockholders' equity	$337.7	$335.3

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITIES SOLUTIONS, INC.

Consolidated Statements of Operations

Years ended December 31, 2005, 2006 and 2007

(in millions, except per share amounts)

	2005	2006	2007
Revenues	$152.3	$153.1	$193.6
Cost of revenues	115.7	124.2	162.0

Gross profit	36.6	28.9	31.6

Selling, general and administrative expenses	35.5	38.5	39.5
Stock option investigation and related fees	—	—	14.0
Estimated cost for settlement of securities litigation	—	—	4.9
Recovery of unauthorized issuance of stock options	—	—	(3.4)
Contingent acquisition consideration and restatement fees	(2.1)	0.1	—
Impairment and restructuring charges	—	21.8	1.2

Operating income (loss) from continuing operations	3.2	(31.5)	(24.6)

Other income (expense):
Interest income (expense), net	0.1	(0.7)	(1.2)
Foreign currency gain	0.2	—	—
Impairment of investments in unconsolidated affiliates	—	—	(1.8)
Other income and (expenses), net	—	(0.2)	0.7

Total other income (expense), net	0.3	(0.9)	(2.3)

Income (loss) from continuing operations before income taxes	3.5	(32.4)	(26.9)
Provision (benefit) for income taxes from continuing operations	(0.1)	13.8	1.3

Income (loss) from continuing operations	3.6	(46.2)	(28.2)
Loss from discontinued operations	(2.0)	(11.7)	(12.6)

Net income (loss)	$1.6	$(57.9)	$(40.8)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.05	$(0.63)	$(0.38)
Loss from discontinued operations	(0.03)	(0.16)	(0.17)

Net income (loss) per common share:	$0.02	$(0.79)	$(0.55)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.05	$(0.63)	$(0.38)
Loss from discontinued operations	(0.03)	(0.16)	(0.17)

Net income (loss) per common share:	$0.02	$(0.79)	$(0.55)

Weighted average common shares outstanding:
Basic	74.0	73.5	74.0
Diluted	75.0	73.5	74.0

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
Consolidated Statements of Stockholders' Equity
Years ended December 31, 2005, 2006 and 2007
(in millions)

	Convertible Preferred Stock
			Common Stock
					Additional Paid-In Capital	Deferred Compensation	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2004	—	—	71.1	$0.1	$374.8	$(3.2)	$(148.3)	$(3.8)	$219.6
Issuance of common stock for exercise of stock options	—	—	0.6	(0.1)	2.7	—	—	—	2.6
Issuance of common stock under employee stock purchase plan	—	—	0.5	—	2.3	—	—	—	2.3
Stock based compensation	—	—	—	—	(0.5)	3.2	—	—	2.7
Components of comprehensive income:
Net income	—	—	—	—	—	—	1.6	—	1.6
Foreign currency translation gain, net of income taxes of $0.2 million	—	—	—	—	—	—	—	0.9	0.9

Total comprehensive income									2.5

Balance, December 31, 2005	—	—	72.2	$0.0	$379.3	$—	$(146.7)	$(2.9)	$229.7

Conversion of Series B convertible preferred stock	—	—	1.5	—	—	—	—	—	—
Issuance of common stock for exercise of stock options	—	—	0.2	—	0.5	—	—	—	0.5
Stock based compensation	—	—	—	—	11.9	—	—	—	11.9
Components of comprehensive income:
Net loss	—	—	—	—	—	—	(57.9)	—	(57.9)
Foreign currency translation gain, net of income taxes of $0.3 million	—	—	—	—	—	—	—	1.5	1.5
Reclassification adjustment—foreign currency translation gain, included in net loss	—	—	—	—	—	—	—	1.4	1.4

Total comprehensive loss									(55.0)

Balance, December 31, 2006	—	—	73.9	$—	$391.7	$—	$(204.6)	$—	$187.1

Issuance of common stock for exercise of stock options	—	—	0.1	—	—	—	—	—	—
Common stock issued for acquisitions	—	—	4.6	—	12.0	—	—	—	12.0
Paid in capital for contingent consideration	—	—	—	—	7.4	—	—	—	7.4
Cumulative effect adjustment upon adoption of FIN No. 48	—	—	—	—	—	—	(0.1)	—	(0.1)
Stock based compensation	—	—	0.4	—	1.6	—	—	—	1.6
Net loss and total comprehensive loss	—	—	—	—	—	—	(40.8)	—	(40.8)

Balance, December 31, 2007	—	—	79.0	$—	$412.7	$—	$(245.5)	$—	$167.2

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2006 and 2007

(in millions)

	2005	2006	2007
Operating activities:
Net income (loss)	$1.6	$(57.9)	$(40.8)
Less: Loss from discontinued operations	(2.0)	(11.7)	(12.6)
Income (loss) from continuing operations	3.6	(46.2)	(28.2)
Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	4.3	4.7	4.3
Deferred income taxes	5.2	13.6	0.7
Accrual for settlement of securities litigation	—	—	4.9
Asset impairment charges	—	20.1	2.5
Disposal of property and equipment	0.1	0.1	—
Provision for doubtful accounts	0.2	0.2	0.5
Stock based compensation	0.9	6.9	0.9
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4.4)	(8.4)	5.3
Prepaid expenses	1.9	0.3	(0.1)
Other assets	(1.6)	(1.3)	(4.8)
Accounts payable	(2.5)	5.0	(0.8)
Accrued expenses	1.2	(6.3)	1.8
Accrued compensation	5.1	1.3	(1.5)
Accrual for contingent acquisition consideration	(2.0)	0.1	1.4
Accrual for unused office space	(0.9)	0.9	(0.1)
Billings in excess of costs and earnings on uncompleted contracts	(3.5)	1.2	0.4
Income tax receivable or payable	(4.5)	3.0	1.6
Other liabilities	—	(0.1)	10.1

Net cash provided by (used in) operating activities from continuing operations	3.1	(4.9)	(1.1)

Investing activities:
Sale/maturity of short-term investments	7.6	—	—
Cash paid for contingent acquisition consideration	(17.1)	(8.5)	(8.9)
Cash paid for acquisitions, net of cash acquired	(33.6)	(59.1)	(63.9)
Proceeds from the disposition of discontinued operations	—	18.9	57.3
Cash transferred (to) from restricted cash	—	(1.0)	1.0
Capital expenditures	(4.0)	(1.2)	(0.9)

Net cash used in investing activities from continuing operations	(47.1)	(50.9)	(15.4)

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2005, 2006 and 2007

(in millions)

Financing activities:
Proceeds from issuance of common stock	0.1	0.4	—
Proceeds from issuance of common stock under employee stock purchase plan	0.8	—	—
Borrowings under credit facility and line of credit	—	85.0	88.5
Repayment under line of credit	—	(34.0)	(64.0)
Repayment of capital lease obligations	(0.4)	(0.3)	(0.4)
Debt issuance costs	(0.3)	(1.2)	(3.0)

Net cash provided by financing activities from continuing operations	0.2	49.9	21.1

Net cash flows of continuing operations	(43.8)	(5.9)	4.6

Cash flows of discontinued operations
Operating cash flows	1.2	7.4	0.2
Investing cash flows	(5.1)	(6.6)	(1.6)
Financing cash flows	4.0	0.1	—
Effect of exchange rates on cash and cash equivalents	1.0	2.7	—

Net cash flows of discontinued operations	1.1	3.6	(1.4)

Net increase (decrease) in cash and cash equivalents	(42.7)	(2.3)	3.2
Cash and cash equivalents at beginning of year	50.4	7.7	5.4

Cash and cash equivalents at end of year	$7.7	$5.4	$8.6

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$0.2	$(0.2)	$2.8
Net cash received during the year for income taxes	$(1.1)	$(0.7)	$(1.4)
Noncash investing and financing activities:
Common stock issued for acquisitions	$—	$—	$12.0
Paid in capital for contingent consideration	—	—	7.4
Liability for contingent cash consideration	$—	$—	$1.2
Supplemental disclosures of non-cash investing and financing transactions:
Fair value of assets acquired in acquisitions	$40.0	$80.1	$111.1
Fixed assets financed	$0.6	$—	$1.2
Liabilities assumed in acquisitions	$6.4	$6.3	$20.9

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies

(a)   Description of Business

        Kratos Defense & Security Solutions, Inc. ("Kratos" or "the Company") was initially incorporated in the state of New York on December 19, 1994, commenced operations in March 1995 and was reincorporated in Delaware in 1998. Kratos historically conducted business in three segments: Wireless Network Services, Government Network Services and Enterprise Network Services. The Company was an independent, global provider of outsourced communications and security systems engineering and integration services for the wireless communications industry through its Wireless Network Services division ("WNS"), the U.S. government through its Government Network Services division ("GNS"), now referred to as the Kratos Government Solutions ("KGS") segment, and enterprise customers through its Enterprise Network Services division ("ENS"), now referred to as the Public Safety & Security ("PSS") segment.

        In 2006 and 2007, the Company undertook a transformation strategy that culminated in the divestiture in 2007 of its wireless-related businesses and has aggressively pursued business with the federal government, primarily the U.S. Department of Defense, through strategic acquisition. See Note 5, Acquisitions. The Company's divestiture of its European wireless engineering services business which was discontinued and held for sale in December 2006 was completed in March 2007. In addition, the Company's divestiture of its domestic wireless engineering services business was completed in June 2007 and the divestiture of its wireless deployment services business was completed in July 2007. Accordingly, the accompanying financial statements reflect the divestiture of the domestic wireless engineering services and wireless network deployment business and the results of operations through the date of divestiture are reflected as discontinued operations in the accompanying statements of operations.

        As a result of the divestment of the Company's wireless related assets and businesses in 2007, the Company changed its name from Wireless Facilities, Inc to Kratos Defense & Security Solutions, Inc. on September 12, 2007. The name was changed to reflect the Company's revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies and reflects the Company's business going forward. All previous financial statements prior to September 12, 2007 were issued under the Company's previous name, Wireless Facilities, Inc.

(b)   Principles of Consolidation

        The consolidated financial statements include the accounts of Kratos and its wholly-owned subsidiaries for which all inter-company transactions have been eliminated in consolidation. Kratos and its subsidiaries are collectively referred to herein as the "Company."

        Investments in unconsolidated affiliates are accounted for using the cost method as the Company owns less than 20% and has no significant influence over the affiliates.

(c)   Calendar Year

        The Company's calendar year end is on the last day of the year, December 31st. The interim fiscal periods are on the last day of the calendar month of each quarter.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

(d)   Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including the related valuation allowance on the deferred tax asset, accruals for partial self-insurance, contingencies and litigation and contingent acquisition consideration. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that we have used change in the future, such changes could have a material impact on the Company's consolidated financial position, results of operations and cash flows.

(e)   Reclassifications

        The accompanying consolidated statements of cash flows separately reflect the operating, investing and financing portions of the cash flows attributable to the Company's discontinued operations for each of the periods presented. These amounts were reported on a combined basis as a single amount in prior consolidated statements of cash flows. In addition, the consolidated balance sheets and statements of operations have been reclassified to present the discontinued operations.

(f)    Revenue Recognition

        The Company provides services to customers under three primary types of contracts: fixed-price; time and materials; and cost reimbursable plus fixed fee. The Company realizes a portion of its revenue from long-term contracts and accounts for these contracts under the provisions of Statement of Position (SOP) 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Revenue on fixed-price contracts is recognized using the percentage-of-completion method of accounting based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. Estimates of costs to complete include materials, direct labor, overhead, and allowable general and administrative expenses (for government contracts). While the Company generally does not incur a material amount of set-up fees for its projects, such costs, if any, are excluded from the estimated total costs to complete the contract. Cost estimates are reviewed monthly on an individual contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. The full amount of an estimated loss associated with a contract is accrued and charged to operations in the period it is determined that it is probable a loss will be realized from the performance of the contract.

        Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project's percentage of completion and profit margin must be made and used in connection with the revenue recognized in any accounting period. In the future, the Company may realize actual results that differ from current estimates and the differences could be material.

        Accordingly, the revenue the Company recognizes in a given financial reporting period depends on (1) the costs the Company has incurred for individual projects, (2) the Company's then current estimate of the total remaining costs to complete the individual projects and (3) current estimated

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

contract value associated with the projects. If, in any period, we significantly increase or decrease our estimate of the total costs to complete a project, and/or reduce or increase the associated contract value, revenue for that period would be impacted. To the extent that the Company's estimates fluctuate over time or differ from actual results, gross margins in subsequent periods may vary significantly from previous estimates. Material differences may result in the amount and timing of the Company's revenue for any period if management made different judgments or utilized different estimates. In the event the Company is unable to provide reliable cost estimates on a given project, the Company records revenue using the completed contract method. There are no contracts for which the Company utilized the completed contract method for the years ended December 31, 2005, 2006 and 2007.

        Under the terms of substantially all of the Company's fixed price contracts, if a contract is terminated without proper cause by the customer, if the customer creates unplanned/unreasonable time delays, or if the customer modifies the contract tasks/scope, the Company has contractual rights to reimbursement in accordance with the terms and conditions regarding payment for work performed, but not yet billed (i.e., unbilled trade accounts receivable) at a gross profit margin that is consistent with the overall project margin. Furthermore, certain additional provisions compensate the Company for additional or excess costs incurred, whereby any scope reductions or other modifications are subject to reimbursement of costs incurred to date with a reasonable profit margin based on the contract value and completed work at that time. The inherent aforementioned risks are reflected in the Company's ongoing periodic assessment of the "total contract value" and the associated revenue recognized. Total net unbilled accounts receivable at December 31, 2006 and December 31, 2007 were $23.4 million and $34.2 million, respectively. Approximately, $0.5 million and $0.6 million of the unbilled receivables as of December 31, 2006 and December 31, 2007, respectively, are expected to be collected after one year as they are related to future milestone payments and retainages. Retainages receivable which are included in net unbilled accounts receivable are $1.2 million and $1.5 million as of December 31, 2006 and December 31, 2007, respectively. The Company periodically performs work under authorizations to proceed or work orders from its customers for which a formal purchase order may not be received until after the work has commenced. As of December 31, 2006 and 2007, approximately $0.6 million and $0.4 million, respectively, of the Company's unbilled accounts receivable balance were under an authorization to proceed or work order from its customers where a formal purchase order had not yet been received.

        Revenue from certain time and materials and fixed-price contracts are recognized when realized or realizable and earned, in accordance with Staff Accounting Bulletin (SAB) 101, as revised by SAB 104 (recognized when services are rendered at contracted labor rates, when materials are delivered and when other direct costs are incurred). Additionally, based on management's periodic assessment of the collectibility of its accounts receivable, credit worthiness and financial condition of customers, the Company determines if collection is reasonably assured prior to the recognition of revenue.

        Cost reimbursable contracts for the government provide for reimbursement of costs plus the payment of a fee. The Company records the fee as costs are incurred. Under time and materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing rates and is reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expenses. Under certain of the Company's contractual arrangements, the Company may also recognize revenue for out-of-pocket expenses in accordance with EITF 01-14 "Income Statement Characterization

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

of Reimbursements Received for Out-of-Pocket Expenses Incurred." Depending on the contractual arrangement, these expenses may be reimbursed with or without a fee.

        Under certain of its contracts, the Company provides supplier procurement services and materials for its customers. The Company records revenue on these arrangements on a gross or net basis in accordance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," depending on the specific circumstances of the arrangement. The Company considers the following criteria, among others, for recording revenue on a gross or net basis:

          (1)   Whether the Company acts as a principal in the transaction;

          (2)   Whether the Company takes title to the products;

          (3)   Whether the Company assumes risks and rewards of ownership, such as risk of loss for collection, delivery or returns;

          (4)   Whether the Company serves as an agent or broker, with compensation on a commission or fee basis; and

          (5)   Whether the Company assumes the credit risk for the amount billed to the customer subsequent to delivery.

(g)   Derivative Instruments

        In managing interest rate risk exposure, the Company enters into interest rate swap agreements. An interest rate swap is a contractual exchange of interest payments between two parties. A standard interest rate swap involves the payment of a fixed rate time a notational amount by one party in exchange for a floating rate times the same notational amount from another party. As interest rates change, the difference to be paid or received is accrued and recognized as interest expense or income over the life of the agreement. These instruments are not entered into for trading purposes. Counterparties to the Company's interest rate swap agreements are major financial institutions. In accordance with SFAS 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended by SFAS 137 and 138, the Company recognizes interest rate swap agreements on the consolidated balance sheet at fair value. The interest rate swap agreements are marked to market with changes in fair value recognized in either other comprehensive income (loss) or in the carrying value of the hedged portions of fixed rate debt, as applicable (Hedge accounting).

        Hedge accounting is discontinued when it is determined that a derivative instrument is not highly effective as a hedge. Hedge accounting is also discontinued when: (1) the derivative instrument expires; is sold, terminated or exercised; or is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (2) a hedged firm commitment no longer meets the definition of a firm commitment; or (3) management determines that designation of the derivative as a hedging instrument is no longer appropriate.

        When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value, or redesignated as the hedging instrument in either a cash flow or fair value hedge, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Any gains or losses that were accumulated in other comprehensive income from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

(h)   Allowance for Doubtful Accounts

        The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments, which results in bad debt expense. Management periodically determines the adequacy of this allowance by evaluating the comprehensive risk profiles of all individual customer receivable balances including, but not limited to, the customer's financial condition, credit agency reports, financial statements and overall current economic conditions. Additionally, on certain contracts whereby the Company performs services for a prime/general contractor, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until the project is completed. The Company periodically reviews all retainages for collectibility and records allowances for doubtful accounts when deemed appropriate, based on its assessment of the associated credit risks. Total retainages included in billed accounts receivable were $0.2 million and $0.2 million at December 31, 2006 and 2007, respectively. Changes to estimates of contract value are recorded as adjustments to revenue and not as a component of the allowance of doubtful accounts. Allowances for doubtful accounts on receivable as of December 31, 2006 and December 31, 2007 were $0.3 million and $0.5 million, respectively.

        The following table outlines the balance of the Company's Allowance for Doubtful Account for 2005, 2006 and 2007. It identifies the additional provisions each year as well as the write-offs that utilized the allowance (in millions).

Allowance for Doubtful Accounts	Balance at Beginning of Year	Provisions	Write-offs/ Recoveries	Balance at End of Year
Year ended December 31, 2005	$0.6	$0.2	$(0.3)	$0.5
Year ended December 31, 2006	$0.5	$0.2	$(0.4)	$0.3
Year ended December 31, 2007	$0.3	$0.5	$(0.3)	$0.5

(j)    Cash Equivalents and Short-Term Investments

        The Company's cash equivalents consist of its highly liquid investments with an original maturity of three months or less when purchased by the Company. The Company has evaluated its investments in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Based on such evaluation, the Company's management has determined that all of its investment securities are properly classified as available-for-sale. Based on the Company's intent and board-approved investment policy and its ability to liquidate debt securities maturing after one year, the Company classifies such short-term investment securities within current assets. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of Stockholders' Equity within the caption "Accumulated Other Comprehensive Income (Loss)." The amortized cost basis of debt securities is periodically adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included as a component of interest income (expense), net. The amortized cost basis of securities sold is based on the specific identification method and all such realized gains and losses are

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

recorded as a component within other income (expense). Interest and dividends on securities classified as available-for-sale are included in interest income.

        As a result of the Company's acquisition of Madison Research Corporation on December 31, 2006, the Company had approximately $1.0 million in restricted cash related to collateral required for two foreign letters of credit issued outside of the Company's credit facility. On June 5, 2007 the cash collateral became unrestricted upon cancellation of the two letters of credit.

(i)    Inventory

        Inventories which are comprised primarily of supplies including parts and materials are stated at the lower of cost or market. The Company regularly reviews inventory quantities on hand, future purchase commitments with its suppliers, and the estimated utility of its inventory. If the Company review indicates a reduction in utility below carrying value, it reduces its inventory to a new cost basis. As of December 31, 2006 and December 31, 2007, the Company had $2.7 million and $2.1 million, respectively, of inventories which were reflected in other current assets of continuing operations on the consolidated balance sheets.

(k)   Property and Equipment, Net

        Property and equipment consists primarily of computer equipment, software, leasehold improvements and office-related equipment and is recorded at cost. Equipment acquired under capital leases is recorded at the present value of the future minimum lease payments. Depreciation is calculated using the straight-line method over the estimated useful life of each asset, which is one to three years for computer equipment, five years for furniture and office equipment, and five to ten years for software for the Company's enterprise systems. Equipment and facilities acquired under capital leases is amortized over the shorter of the lease term or the estimated useful life of the asset. Improvements, which significantly improve and extend the useful life of an asset, are capitalized over the shorter of the lease period or the estimated useful life. Expenditures for maintenance and repairs are charged to operations as incurred.

        In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), the Company expenses all internal-use software costs incurred in the preliminary project stage and capitalizes certain direct costs associated with the development and purchase of internal-use software within property and equipment. Capitalized costs are amortized on a straight-line basis over the estimated useful lives of the software.

(l)    Goodwill and Other Intangible Assets, Net

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," we classify intangible assets into three categories: (1) intangible assets with definite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization, and (3) goodwill. We test intangible assets with definite lives for impairment if conditions exist that indicate the carrying value may not be recoverable. Such conditions may include an economic downturn in a geographic market or a change in the assessment of future operations. We record an impairment charge when the carrying value of the definite lived intangible asset is not recoverable by the cash flows generated from the use of the asset.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        Intangible assets with indefinite lives and goodwill are not amortized. We test these intangible assets and goodwill for impairment at least annually, typically in the fourth quarter, or more frequently if events or circumstances indicate that such intangible assets or goodwill might be impaired. All goodwill is assigned to our operating segments. We perform our impairment tests of goodwill at our reporting unit level. Such impairment tests for goodwill include comparing the fair value of the respective reporting unit with its carrying value, including goodwill. We use a variety of methodologies in conducting these impairment tests, including discounted cash flow analyses. When appropriate, we consider the assumptions that we believe hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on the Company's cost of capital rate. When the fair value is less than the carrying value of the intangible assets or the operating segment, we record an impairment charge to reduce the carrying value of the assets to fair value. These impairment charges are generally recorded in other operating charges.

        The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include the contractual term of any agreement, the history of the asset, the Company's long-term strategy for the use of the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized, generally on a straight-line basis, over their useful lives, ranging from 1 to 10 years.

(m)  Income Taxes

        The Company records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company maintains a valuation allowance on the deferred tax assets for which it is more likely than not that the Company will not realize the benefits of these tax assets in future tax periods. The valuation allowance is based on estimates of future taxable income by tax jurisdiction in which the Company operates, the number of years over which the deferred tax assets will be recoverable, and scheduled reversals of deferred tax liabilities.

        On January 1, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("Interpretation No. 48") to account for uncertainty in income taxes recognized in the Company's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." Refer to Note 10.

(n)   Stock-Based Compensation

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), "Share-Based Payments," which requires the measurement and recognition of compensation expense for all share-based payment awards to

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

employees and directors based on estimated fair values. SFAS 123R supersedes the Company's previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion APB No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees at market price on date of grant had been recognized in the Company's Consolidated Statements of Operations prior to January 1, 2006. The Company has no awards with market or performance conditions.

        On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards." The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to FAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies which could be recognized subsequent to the adoption of FAS 123R.

        The Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation expense recognized during the years ended December 31, 2006 and 2007 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective transition method, the Company's consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123R.

        For the twelve months ended December 31, 2006 and December 31, 2007, there was no incremental tax benefit from stock options exercised in the period due to expected tax losses for the year. The Company recorded cash received from the exercise of stock options of $567 thousand in 2006

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

and $27 thousand in 2007. The following table shows the amounts recognized in the consolidated financial statements for 2006 and 2007 for share-based compensation related to employees (in millions).

	Year ended December 31, 2006	Year ended December 31, 2007
Cost of revenues	$1.0	$0.0
Selling, general and administrative expenses	5.9	0.9

Total cost of employee share-based compensation included in operating loss from continuing operations, before income tax	6.9	0.9
Amount of related income tax benefit recognized in earnings	—	—

Amount charged to loss from continuing operations	6.9	0.9
Amount charged to loss from discontinued operations	5.0	0.7

Total charged against operations	$11.9	$1.6

Impact on net loss per common share:
Basic	$(0.16)	$(0.02)
Diluted	$(0.16)	$(0.02)

        The proforma effect of recognizing estimated compensation expense under the fair value method on net income and earnings per common share for the year ended December 31, 2005 were as follows (in millions, except per share data):

RECONCILIATION OF STOCK-BASED COMPENSATION EXPENSE FOR 2005
(In millions, except per share data)

Year Ended December 31, 2005
Net income	$1.6
Add: Stock-based compensation expense included in net income	2.7
Deduct: Stock-based compensation expense determined under the fair value method	(47.9)

Net loss—pro forma	$(43.6)

Net income per share (basic)	$0.02

Net loss per share (basic)—pro forma	$(0.59)

Net income per share (diluted)	$0.02

Net loss per share (diluted)—pro forma	$(0.59)

Weighted average shares:
Basic—as reported	74.0
Basic—pro forma	74.0
Diluted—as reported	75.0
Diluted—pro forma	74.0

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

(o)   Net Income (Loss) per Common Share

        The Company calculates net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the reporting period. Diluted net income (loss) per common share reflects the effects of potentially dilutive securities (in millions).

	2005	2006	2007
Anti-dilutive weighted shares from stock options excluded from calculation	7.4	12.2	8.8
Anti-dilutive weighted shares from preferred stock excluded from calculation	—	1.4	1.0

(p)   Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

        Long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company concluded that $1.8 million of equipment related to a wireless LAN system that the Company had installed and operated in the Public Safety & Security ("PSS") segment was impaired in the fourth quarter of 2006 based upon recent trends regarding free WiFi and WiMAX services and the resulting impact to the realizability of this network. In addition, the Company concluded that its' investments in Tactical Survey Group and Commverge Solutions, Inc. were impaired as of December 31, 2007 (see Note 5).

        The Company completed its annual impairment test as required under the provisions of SFAS No.142 during the fourth quarter of 2006 and 2007. In 2006, the Company determined that there was an impairment of goodwill for the Public Safety & Security segment. The Company's annual impairment test resulted in a non-cash impairment charge of $18.3 million related to the write-down of goodwill for the acquisitions made in the PSS segment (See Note 3). The fair value of goodwill was estimated by taking into consideration recent performance, expected future performance and industry trends, using a combination of a discounted cash flow model and a market approach model which takes into consideration comparable businesses and market transactions.

        In 2007, the Company's annual test did not indicate any impairment was necessary.

(q)   Fair Value of Financial Instruments

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that fair values be disclosed for the Company's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, billings in excess of costs and

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

earnings on uncompleted contracts, and our credit facility approximate fair value due to the short-term nature of these instruments. The fair value of the Company's long-term debt and capital lease obligations is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the Company's long-term debt and capital lease obligations as of December 31, 2007 is $75.5 million and $1.2 million, respectively.

(r)   Comprehensive Income (Loss)

        SFAS No. 130, "Reporting Comprehensive Income," establishes rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) consists of net income and other gains and losses affecting shareholders' investment that, under accounting principles generally accepted in the United States of America are excluded from net income (loss).

(s)   Foreign Currency Translation

        In accordance with SFAS No. 52 "Foreign Currency Translation," the financial statements of the Company's foreign subsidiaries where the functional currency has been determined to be the local currency are translated into United States dollars using year-end rates of exchange for assets and liabilities and rates of exchange that approximate the rates in effect at the transaction date for revenues, expenses, gains and losses. In 2007, all foreign subsidiaries are accounted for as discontinued operations.

(t)    Concentration of Credit Risk

        The Company maintains cash balances at various financial institutions and such balances commonly exceed the $100,000 insured amount by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to any significant credit risk with respect to such cash and cash equivalents.

        Financial instruments, which subject the Company to potential concentrations of credit risk, consist principally of the Company's billed and unbilled accounts receivable. The Company's accounts receivable result from sales to customers within the federal government, state and local agencies and with commercial customers in various industries. The Company performs ongoing credit evaluations of its commercial customers. See Note 13 for a discussion of our significant customers.

(u)   Liquidity

        As of December 31, 2007 the Company had substantially completed its reorganization of the primary business segments from one focused on wireless related activities to one focused on federal, state, and local government businesses. The change in focus was very costly due to the necessity to sell and discontinue operations of previous significant subsidiaries. In addition, the Company completed its internal stock option investigation in 2007 which resulted in approximately $14.0 million of one time expenses. See Note 2. As a result, the Company reported a net loss of $57.9 million and $40.8 million for the years ended December 31, 2006 and December 31, 2007, respectively. There has been a net use of cash from operating activities for each of the last three years ended December 31, 2007 due to working capital requirements and infrastructure costs associated with the Company's legacy wireless business in 2005 and 2006 and costs of the stock option investigation and related fees in 2007. In

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

addition, corporate overhead has not been allocated to discontinued operations and as such the continuing operating segments have had to absorb general and administrative expenses intended for a much larger company.

        In December of 2007, the Company successfully negotiated an $85.0 million credit facility in order to increase the critical mass of its new government focused operations and provide for any working capital requirements.

        On December 31, 2007 the Company completed the acquisition of Haverstick Consulting, Inc. which required the use of $75.5 million of the aforementioned $85.0 million credit facility. In addition, the Company had $2.4 million in letters of credit outstanding resulting in $7.1 million in borrowing capacity.

        As the Company currently carries a significant amount of debt, the Company's ability to execute on additional business opportunities may be limited due to its existing borrowing capacity. In addition, given the relatively highly leveraged liquidity position, any down-turn in its operating earnings could impair its ability to comply with the financial covenants of its existing credit facility. If the Company anticipated a potential covenant violation, it would seek relief from its lenders. This relief would have some cost to the Company and such relief might not be on terms as favorable as those in its existing Credit Agreement. If the Company were to actually default due to its failure to meet the financial covenants of its Credit Agreement and inability to obtain a waiver from the lenders, the Company's Credit Agreement could require the Company to immediately repay all amounts then outstanding under the Credit Agreement and/or require the Company to pay interest at default rates per the Credit Agreement.

        In the event the Company was required to repay the amount outstanding under the existing credit facility, it would need to obtain alternative sources of financing to continue its operating activities at existing levels. There can be no assurance that alternative financing would be available on acceptable terms or at all.

(v)   Debt Issuance Costs

        Fees paid to obtain debt financing are treated as debt issuance costs and are capitalized and amortized over the expected term of the related debt. These payments are shown as a financing activity in the consolidated statement of cash flows.

(w)  Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). This new standard provides guidance for using fair value to measure assets and liabilities and information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a company's use of fair value measurements, including the effect of such measures on earnings. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

2007. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

        In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities, including not-for-profit organizations. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

        The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. A not-for-profit organization will report unrealized gains and losses in its statement of activities or similar statement. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments.

        Statement 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company is in the process of determining the impact of this statement on its consolidated financials statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007) ("SFAS 141R"), "Business Combinations" and SFAS No. 160 ("SFAS 160") "Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51". SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. The provisions of SFAS 141R and SFAS 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is not permitted. The Company is in the process of determining the impact of these statements on its consolidated financial statements.

Note 2. Stock Option Investigation

        The Company completed an internal Equity Award Review of its past practices for granting and pricing stock options in August 2007. The voluntary review was initiated by its current executive management team, with oversight from the Board of Directors and assistance from outside legal counsel.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 2. Stock Option Investigation (Continued)

        On May 3, 2007, the Company announced that it had a filed a lawsuit against a former employee who previously served as its stock option administrator and left the Company in mid-2004, and his spouse. The lawsuit sought to recover damages resulting from the theft of stock options and common stock valued in excess of $6.3 million. The U.S. Attorney's Office indicted the former employee for the theft and he pled guilty to federal criminal charges and has been sentenced to 46 months in prison and is currently incarcerated. The former employee and his wife entered into a settlement agreement with the Company on October 5, 2007 turning over substantially all of their assets to the Company in settlement of the damages incurred in the theft. The settlement has been approved by the SEC and by the federal judge overseeing this case.

        During the investigation, criminal prosecution, and settlement negotiations the Company incurred $14.0 million in legal expenses and other fees. As of December 31, 2007 the Company has recorded $3.4 million of recoveries which consists of $2.1 million of Money Market Accounts and two properties which are in escrow for $1.3 million. Subsequent to December 31, 2007, the Company intends to liquidate these assets. As more fully discussed in Note 8 to these consolidated financial statements, $1.7 million to $3.4 million of the proceeds from liquidation of these assets is subject to restrictions imposed by the Company's amended credit agreement.

        Our past stock option granting practices have exposed us to greater risks associated with litigation, regulatory proceedings and government inquiries and enforcement actions. The SEC has initiated an informal inquiry into our historical stock option granting practices and we received a subpoena from the United States Attorney's Office for the Southern District of California for the production of documents relating to our historical stock option granting practices. We are cooperating with the SEC and the United States Attorney's Office for the Southern District of California.

        The period of time necessary to resolve these inquiries is uncertain, and we cannot predict the outcome of these inquiries or whether we will face additional government inquiries, investigations or other actions related to our historical stock option grant practices. These inquiries could require us to expend significant management time and incur significant legal and other expenses.

Note 3. Goodwill and Other Intangible Assets

        The following tables set forth information for finite-lived intangible assets subject to amortization (in millions):

	As of December 31, 2006			As of December 31, 2007
	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
Acquired finite-lived intangible assets
Customer relationships	$9.9	$(1.5)	$8.4	$15.0	$(2.6)	$12.4
Contracts and Backlog	7.5	(2.8)	4.7	11.6	(4.2)	7.4
Non-compete agreements	1.3	(1.1)	0.2	1.3	(1.3)	0.0
Trade names	0.4	(0.3)	0.1	0.4	(0.4)	0.0

Total	$19.1	$(5.7)	$13.4	$28.3	$(8.5)	$19.8

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 3. Goodwill and Other Intangible Assets (Continued)

        The aggregate amortization expense for finite-lived intangible assets was $1.7 million, $2.1 million and $2.8 million for the years ended December 31, 2005, 2006, and 2007, respectively.

        The increase in finite-lived intangibles in 2006 is related to the acquisition of Madison Research Corporation. Refer to the schedule below and to Note 6 of the Consolidated Financial Statements (in millions, except amortization period).

	As of December 31, 2006
	Gross Value	Accumulated Amortization	Net Value	Weighted Average Amortization Period (years)
Acquired Intangible Assets
Customer relationships	$6.5	$(0.2)	$6.3	10.0
Contracts and Backlog	1.6	(0.2)	1.4	2.8

Total	$8.1	$(0.4)	$7.7	8.6

        The increase in finite-lived intangibles in 2007 is related to the acquisition of Haverstick Consulting, Inc (Haverstick). Refer to the schedule below and to Note 6 of the Consolidated Financial Statements (in millions, except amortization period).

	As of December 31, 2007
	Gross Value	Accumulated Amortization	Net Value	Weighted Average Amortization Period (years)
Acquired Intangible Assets
Customer relationships	$5.1	$—	$5.1	9.0
Contracts and Backlog	4.2	—	4.2	3.3

Total	$9.3	$—	$9.3	6.5

        There is no amortization in 2007 since Haverstick was acquired on December 31, 2007.

        Information about estimated amortization expense for intangible assets subject to amortization for the five years succeeding December 31, 2007, is as follows (in millions):

Amortization Expense
2008	$4.5
2009	3.1
2010	2.6
2011	2.4
2012	1.7

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 3. Goodwill and Other Intangible Assets (Continued)

        The changes in the carrying amounts of goodwill by operating segment for the years ended December 31, 2006 and 2007, are as follows (in millions):

	Public Safety & Security	Government Solutions	Total
Balance as of December 31, 2004	$11.2	$45.9	$57.1
Acquisitions and purchase accounting adjustments	0.2	28.8	29.0
Earn-out consideration	6.9	1.4	8.3

Balance as of December 31, 2005	$18.3	$76.1	$94.4
Acquisitions	—	53.8	53.8
Impairments	(18.3)	—	(18.3)

Balance as of December 31, 2006	$—	$129.9	$129.9
Acquisitions and purchase accounting adjustments	—	64.6	64.6

Balance as of December 31, 2007	$—	$194.5	$194.5

        The Company tests goodwill for impairment annually during the fourth quarter of each fiscal year at the reporting unit level using a fair value approach, in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. In 2007, the annual test did not result in any impairment charge. In 2006, the annual test resulted in a non-cash impairment charge of $18.3 million in the PSS segment. This was due in part to changes in the industry and the strategic focus of the Company as well as operational challenges from significant employee turnover that we encountered after the completion of the earn-out periods. The fair value of goodwill was estimated by taking into consideration recent performance and expected future performance and using a combination of a discounted cash flow model and a market approach model which takes into consideration comparable businesses and market transactions.

        If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, goodwill will be evaluated for impairment between annual tests.

Note 4. Discontinued Operations

        On February 17, 2006, the Company entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million, which approximated the net book value of the operations, including $13.2 million of liabilities associated with a loss contingency. The transaction closed on March 10, 2006. The transaction was structured as a sale of our subsidiaries in Mexico, and the purchase price consisted of $1.5 million in cash paid on February 17, 2006, plus a secured promissory note payable in installments through December 31, 2006. The note was secured by pledges of assets and a personal guaranty.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 4. Discontinued Operations (Continued)

        The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million which was paid on February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. The remaining note receivable balance was paid in December 2006. No amounts remain outstanding on the note receivable.

        On December 28, 2006, the Board of Directors of the Company approved a plan to divest portions of the Company's business where critical mass had not been achieved. This plan involved the divestiture of the Company's EMEA (Europe, Middle East and Asia) operations and its remaining South American operations. The Company determined that these operations met the criteria to be classified as held for sale. Accordingly, these operations were reflected as discontinued in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in the accompanying consolidated financial statements commencing as of and for the year ended December 31, 2006.

        The EMEA operations were sold to LCC International, Inc. (LCC) on March 9, 2007 for $4.0 million in cash, $3.3 million of which was received on that date. We also received approximately $1.8 million from our EMEA operations, prior and subsequent to the closing date as payment on outstanding intercompany debt. The balance of the $0.7 million sales price is being withheld as security for the satisfaction of certain indemnification obligations and is payable on a date that is the earlier of March 31, 2008 or the date that the buyer files its 10-K for the fiscal year ended December 31, 2007. The sale of EMEA generated a gain on disposition of $3.3 million. In the fourth quarter of 2007, the Company recorded a reserve of $0.7 million on the remaining sales price holdback based on the Company's assessment of LCC's available liquidity and ability to pay following the Company's review of LCC's most recently file financial statements, thereby reducing the net estimated gain on this transaction to $2.6 million.

        On April 20, 2007, the Company entered into an Equity Purchase Agreement to sell all of the issued and outstanding equity of its interests of its wholly owned subsidiary WFI Brazil Techlogia en Telecomunicaciones LTDA, to Strategic Project Services, LLC (SPS). The consideration included the assumption of substantially all outstanding liabilities of WFI Brazil, nominal cash consideration, and additional earn-out consideration based on 25 percent of net receivables collected subsequent to the closing date. The Company recorded an impairment charge of approximately $5.2 million as of December 31, 2006 to reduce the current carrying value of the Brazil operations to their estimated fair value based upon current indications of interest. In the second quarter of 2007, when this business was sold, a gain on disposition of $0.2 million was recorded primarily due to lower than expected selling costs.

        On May 29, 2007, the Company entered into an Asset Purchase Agreement with LCC pursuant to which the Company agreed to sell to LCC all of the assets used in the conduct of the operation of the Company's Wireless Network Services business segment that provides engineering services to the non-government wireless communications industry in the United States.

        The transaction was completed on June 4, 2007. The aggregate consideration paid by LCC in connection with the Acquisition was $46 million. LCC delivered a subordinated promissory note for the principal amount of $21.6 million (the "Subordinated Promissory Note"), paid $17 million at closing and paid final working capital adjustments of $2.4 million through an amendment to the Subordinated

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 4. Discontinued Operations (Continued)

Promissory Note, and the Company has retained an estimated $5.0 million in net working capital of the business.

        On July 5, 2007, the Company announced that it had sold the $21.6 million Subordinated Promissory Note in a transaction arranged by KeyBanc Capital Markets ("KeyBanc"). The Company received approximately $19.6 million in net cash proceeds, reflecting a discount from par value of less than five percent and aggregate transaction fees of approximately $1 million, which includes a $0.75 million fee to KeyBanc, an affiliate of the Company's lender. The note was acquired by a fund affiliated with Silver Point Capital, L.P. ("Silver Point"). The Company did not provide any guaranty for LCC's payment obligations. Certain post closing adjustments that, under the terms of the sale of the U.S. wireless engineering business were expected to be made to the principal amount of the Note, may instead be made by payments between Kratos and LCC, or between Silver Point and the Company, as applicable.

        On August 10, 2007, in accordance with the terms of the acquisition agreement, the Company provided the closing balance sheet working capital calculation, which indicated a $2.6 million working capital adjustment was due to the Company as an increase to the balance of the Subordinated Promissory Note. LCC had thirty days to review the calculation and notify the Company of any dispute. The Company and LCC agreed to a final working capital calculation of $2.4 million. The Company collected $2.3 million in January 2008, net of a $0.1 million discount from Silver Point in accordance with the terms of the note agreement. The net amount is presented as part of notes receivable in the consolidated balance sheet as of December 31, 2007.

        On July 7, 2007, the Company entered into a definitive agreement with an affiliate of Platinum Equity to sell the Company's wireless deployment business. Platinum Equity is a Los Angeles based private equity firm whose portfolio includes service and distribution businesses in a number of equity sectors. The total consideration for the acquisition was $24 million including $18 million in cash at closing, subject to post closing working capital adjustments, and an aggregate $6 million in a three-year earn-out arrangement through 2010. The transaction included a Transition Services Agreement for the transition of certain services for a period of nine months. The assets sold to an affiliate of Platinum Equity include all of the Company's wireless deployment business, and the Wireless Facilities name. The transaction closed on July 24, 2007.

        On September 25, 2007, in accordance with the terms of the acquisition agreement, the Company provided the working capital calculation to Platinum Equity (Platinum), which indicated a working capital adjustment was due to Platinum primarily due to cash collected on accounts receivables by the Company prior to the close of the transaction that exceeded the Company's previous estimate of working capital to be delivered to Platinum. Platinum has reviewed the Company's working capital calculation, and the Company and Platinum have not been able to come to an agreement on the working capital adjustment. In accordance with the agreement, the Company and Platinum are in the process of choosing a firm to resolve this item. As of December 31, 2007, the balance of the Company's calculation has been reflected in other current liabilities.

        The Company determined that the U.S. engineering and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007. Accordingly, the Company has reflected these operations as discontinued and assessed these assets for impairment in accordance with

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 4. Discontinued Operations (Continued)

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company determined that the assets of the U.S. deployment operations were impaired and recorded an impairment charge of approximately $13.4 million. The fair value of the assets was determined by utilizing the sale price less estimated costs to sell the business. The Company subsequently recorded a gain in discontinued operations from the sale of the U.S. engineering operations of $14.8 million. Upon the divestiture of the deployment business, the Company recorded a loss from disposal of $1.9 million, reflecting the closing working capital adjustment and final closing balance sheet. In addition, the Company recorded a charge for an excess facility accrual of approximately $1.1 million related to certain facility leases of Deployment field offices that were not assumed by Platinum.

        The determination that the U.S. engineering business and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007 was also a triggering event under SFAS 142 Goodwill and Other Intangible Assets ("SFAS 142") that resulted in an accelerated review of the Company's goodwill and intangibles assets with indefinite lives. In accordance with SFAS 142, the Company allocated the goodwill for the WNS reporting unit based upon the fair value of the engineering business and the deployment business. The fair values used were based upon market information obtained as a result of the sale of the businesses. This resulted in an impairment charge of approximately $7.2 million related to goodwill for this reporting unit which was recorded in the first quarter of 2007.

        In addition, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations ("EITF 87-24"), interest expense incurred on the debt that was required to be repaid as a result of the sales of our wireless network services business was allocated to discontinued operations for the periods presented. During the years ended December 31, 2005, 2006 and 2007, interest expense allocated to discontinued operations was approximately $0.0 million, $0.0 million and $2.2 million, respectively. The following table presents the results of discontinued operations (in millions):

	2005	2006	2007
Revenue	$265.1	$201.7	$85.7
Net income (loss) before taxes	7.1	(9.8)	(12.7)
Provision (benefit) for income taxes	9.1	1.9	(0.4)
Net loss after taxes	$(2.0)	$(11.7)	$(12.6)

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 4. Discontinued Operations (Continued)

        Following is a summary of the assets and liabilities of discontinued operations as of December 31, 2006 and December 31, 2007 (in millions) for each of the operations:

	December 31, 2006	December 31, 2007
Cash	$3.0	$0.3
Accounts receivable, net	63.7	0.8
Other current assets	4.9	0.5
Impairment allowance	(4.6)	—

Current assets of discontinued operations	$67.0	$1.6

Property, plant and equipment	$9.1	$—
Goodwill	25.5	—
Deferred tax assets	2.8	—
Impairment allowance	(0.4)	—
Other assets	—	0.1

Non-current assets of discontinued operations	$37.0	$0.1

Accounts payable	$11.4	$—
Accrued expenses	22.1	3.7
Billings in excess of cost on uncompleted contracts	3.7	—
Income tax contingencies	3.6	1.2
Deferred tax liabilities	8.3	—
Other current liabilities	0.4	0.4

Current liabilities of discontinued operations	$49.5	$5.3

Non-current income tax contingencies	$—	$2.0
Other non-current liabilities	1.3	0.7

Non-current liabilities of discontinued operations	$1.3	$2.7

Note 5. Investments in Unconsolidated Affiliates

Tactical Survey Group, Inc. ("TSG")

        In February 2004, the Company paid $1.0 million in cash to bring its total stock ownership position in Tactical Survey Group, Inc. (TSG), a privately-held company that provides expertise in developing, deploying and integrating tactical survey systems for use in government and commercial applications, to 11%. Pursuant to the provisions of APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock", this investment was accounted for under the equity method of accounting due to the presence of significant influence deemed to exist based on the significant number of subcontracts that the Company has entered into with TSG and the presence of a Kratos employee on TSG's board of directors.

        During the third quarter of 2006, TSG was no longer considered a significant subcontractor to the Company. This factor, combined with the lack of current representation on TSG's board of directors

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 5. Investments in Unconsolidated Affiliates (Continued)

resulted in the Company concluding effective September 29, 2006 that significant influence no longer existed. Accordingly, the investment in TSG no longer met the conditions for the use of the equity method of accounting and has been accounted for under the cost method effective September 29, 2006. There were no equity earnings related to this investment during the period this investment was accounted for under the equity method of accounting. The balance of the Company's investment in TSG at December 31, 2006 totaled $1.2 million. The Company evaluates the realizability of its investment in TSG according to the provisions of APB Opinion No. 18 and FAS 115-1 and FAS 124-1. The Company periodically obtains and reviews the financial statements of TSG. Based on this review, and recent indicators of fair value, an impairment charge of $0.9 million was recorded in 2007 to reduce the carrying value of this investment as of December 31, 2007 to $0.3 million. This investment has been classified on the consolidated balance sheet under the caption "Investments in unconsolidated affiliates."

CommVerge Solutions, Inc.

        The Company has an investment in CommVerge Solutions, Inc., a privately-held wireless network planning and deployment company. The balance of the Company's investment in CommVerge Solutions, Inc. at December 31, 2006 totaled $0.9 million. Management periodically obtains and reviews the most recent financial performance and financial forecasts available from CommVerge which may include information regarding project status and current progress of the business. Based on this review, an impairment charge of $0.9 million was recorded to reduce the carrying value of this investment as of December 31, 2007 to $0.0 million. This investment is accounted for under the cost method and has been classified on the consolidated balance sheet under the caption "Investments in unconsolidated affiliates." One of the Company's directors is also a director of CommVerge Solutions, Inc.

Note 6. Acquisitions

Government Solutions Segment

Haverstick Consulting, Inc.

        On December 31, 2007 the Company acquired Indianapolis, Indiana headquartered Haverstick Consulting, Inc. (Haverstick) as part of the Kratos Government Solutions Segment. Haverstick provides rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. Through the Haverstick acquisition, the Company expanded its customer footprint within the DoD, and enhanced its presence with the U.S. Air Force, a key growth area for Kratos.

        The total purchase price was $90.2 million including transaction costs incurred by Kratos of $0.5 million. The purchase price paid to Haverstick was $89.7 million comprised of $70.3 million in cash and the issuance of 7.48 million shares of the Company's common stock valued at $2.60 per share or an aggregate stock consideration of $19.4 million. The value of the share issued was determined by averaging the market price of the stock two days before and two days after the announcement of the acquisition, November 5, 2007. The Company paid $81.1 million, $66.7 million of which was cash paid at closing, $2.4 million was paid shortly thereafter, and $12.0 million in common stock. The Company held back $8.6 million (the Holdback Consideration) to secure any negative working capital adjustments

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

required by the Merger Agreement and the Company's indemnity rights. The Holdback Consideration is comprised of both cash and Kratos stock in the amounts of $1.2 million and $7.4 million, respectively. The holdback consideration will be released in 50% increments on the 12th month and 21st month of the anniversary date of the acquisition. In addition to the indemnity holdback, the Agreement also calls for a post closing working capital adjustment. To fund the acquisition, the Company secured a new credit facility of $85.0 million arranged by KeyBanc Capital Markets. The credit facility, which includes a $25.0 million line of credit and $60.0 million in term notes, replaced the Company's previous credit facility which had an outstanding principal balance of $6.0 million on the date of closing.

        On February 29, 2008 the Company provided the working capital calculation to Haverstick, which indicated a working capital adjustment was due to the Company primarily because the working capital, as calculated per the Agreement, was below the target amount. Haverstick has reviewed the Company's working capital calculation and is not in agreement. Haverstick's response proposes that there is actually excess working capital of approximately $1.5 million. In accordance with the Agreement, the Company and Haverstick have fifteen days from the date of the objection to resolve the disagreement. If resolution has not been achieved within the fifteen day period, the Company and Haverstick have five days to agree on a nationally recognized independent accounting firm to resolve the disagreement.

        Pursuant to the terms of the Merger Agreement, the Company has agreed to use its reasonable best efforts to file a resale registration statement covering the shares issued in connection with the Merger promptly following the closing date. In the event that the common stock issued are not salable under rules promulgated under the Securities Acts, holders of the stock may elect to exchange such shares for a cash amount equal to $2.74 per share in accordance with the terms of the Merger Agreement. Until the date on which the shares of stock are salable interest shall accrue on the value of the Closing Stock at a floating rate of one-month LIBOR plus four percent (4%) per annum.

        The purchase price paid to Haverstick of $89.7 million plus $0.5 in transaction costs was accounted for as follows (in millions):

Current assets	$32.5
Property, plant, and equipment	2.3
Intangible assets	9.3
Goodwill	64.6
Other assets	2.4

Total assets	111.1
Current liabilities	(17.7)
Other liabilities	(3.2)

Net assets acquired	$90.2

The goodwill recorded in this transaction is not tax deductible.

        Pro Forma Financial Information

        The results of Haverstick's operations are not included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2005, 2006 and 2007.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

        The following summary presents pro forma consolidated results of operations for the years ended December 31, 2006 and December 31, 2007 as if the Haverstick acquisition described above had occurred on January 1, 2006 and includes adjustments that were directly attributable to the transaction, such as amortization of intangibles, interest related to debt, and one time expenses associated with the merger, or were not expected to have a continuing impact on the Company. The pro forma results are unaudited and for illustrative purposes only for the applicable period and do not purport to be indicative of the actual results which would have occurred had the transactions been completed as of the beginning of the period indicated, nor are they indicative of results of operations which may occur in the future (all unaudited amounts, except per share amounts, are in million):

	2006 As Reported	Pro forma Adjustments	2006 Pro forma
Revenue	$153.1	$93.0	$246.1
Net income (loss)	$(57.9)	$(4.8)	$(62.7)
Basic and diluted loss per share	$(0.79)	$(0.06)	$(0.85)

	2007 As Reported	Pro forma Adjustments	2007 Pro forma
Revenue	$193.6	$94.2	$287.8
Net loss	$(40.8)	$(5.1)	$(45.9)
Basic and diluted loss per share	$(0.55)	$(0.07)	$(0.62)

Madison Research Corporation

        On October 2, 2006 the Company acquired Huntsville, Alabama based Madison Research Corporation ("MRC") as part of the Company's Government Solutions segment. MRC offers a broad range of technical, engineering and IT solutions, and has developed core competencies in weapons system lifecycle support, integrated logistics, test and evaluation, commercial-off-the-shelf software and hardware selection and implementation, software development and systems lifecycle maintenance.

        The purchase price was approximately $73.8 million, including a working capital adjustment of $4.6 million and transaction costs of $0.2 million, and is subject to certain additional post-closing adjustments. The Company paid $62.1 million at closing, the working capital adjustment of $4.6 million was paid in April 2007 and the remaining $6.9 million, which has been subsequently adjusted for legal costs and a reduction in contingent cash consideration, was held back to secure the Company's indemnity rights and will be released, subject to indemnity rights, in installments following 6, 12, and 18 months from the date of close. In April 2007, $1.5 million of the hold-back was released and paid to the former shareholders of MRC. In October 2007, a second scheduled holdback payment of $2.8 million was made. The remaining hold back balance of approximately $2.3 million as of December 31, 2007, subject to the resolution of certain indemnification matters, is expected to be paid in April 2008. The Company entered into a new $85 million credit facility with KeyBank National Association to fund the acquisition, which replaced the Company's previous credit facility of $15 million. Refer to Note 8 for further discussion. The results of operations of MRC have been included in the Company's consolidated statement of operations for the period from the acquisition date of October 2, 2006 in the Company's fourth quarter of 2006.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

        The purchase price, including transaction costs of $0.2 million, was accounted for as follows (in millions):

Current assets	$17.8
Property, plant, and equipment	0.4
Intangible assets	8.1
Goodwill	53.8

Total assets	80.1
Current liabilities	(6.3)

Net assets acquired	$73.8

The goodwill recorded in this transaction is not tax deductible.

Pro Forma Financial Information

        The results of MRC's operations since the acquisition date are included in the Company's consolidated financial statements for 2006 and are a component within the Kratos Government Solutions segment.

        The following summary presents pro forma consolidated results of operations for the years ended December 31, 2005 and December 31, 2006 as if the MRC acquisition described above had occurred January 1, 2005 and includes adjustments that were directly attributable to the transaction or were not expected to have a continuing impact on the Company. The pro forma results are unaudited and for illustrative purposes only for the applicable period and do not purport to be indicative of the actual results which would have occurred had the transactions been completed as of the beginning of the period indicated, nor are they indicative of results of operations which may occur in the future (all unaudited amounts, except per share amounts, are in million):

	2005 As Reported	Pro forma Adjustments	2005 Pro forma
Revenue	$152.3	$62.4	$214.7
Net income (loss)	$1.6	$(3.3)	$(1.7)
Basic and diluted earnings (loss) per share	$0.02	$(0.04)	$(0.02)

	2006 As Reported	Pro forma Adjustments	2006 Pro forma
Revenue	$153.1	$46.7	$199.8
Net loss	$(57.9)	$(3.9)	$(61.8)
Basic and diluted loss per share	$(0.79)	$(0.5)	$(0.84)

Contingent Acquisition Consideration

        In connection with certain business acquisitions, the Company may agree to make additional future payments to sellers contingent upon achievement of specific performance-based milestones by the acquired entities. Pursuant to the provisions of SFAS No. 141, such amounts are accrued, and therefore, recorded by the Company when the contingency is resolved beyond a reasonable doubt and,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

hence, the additional consideration becomes payable. A summary of the contingent acquisition consideration as of December 31, 2006 and December 31, 2007 is summarized in the following table (in millions).

Summary of Contingent Acquisition Consideration

	PSS	Other KGS	Haverstick	MRC	Total
Balance as of December 31, 2004	$14.0	$0.5	$—	$—	$14.5
Post acquisition adjustments	4.8	1.9	—	—	6.7
Payments	(11.1)	(1.9)	—	—	(13.0)

Balance as of December 31, 2005	$7.7	$0.5	$—	$—	$8.2

Acquisitions	—	—	—	11.6	11.6
Post acquisition adjustments	0.1	0.2	—	—	0.3
Payments	(7.8)	(0.7)	—	—	(8.5)

Balance as of December 31, 2006	$—	$—	$—	$11.6	$11.6

Acquisitions	—	—	8.6	—	8.6
Post acquisition adjustments	—	—	—	(0.4)	(0.4)
Payments	—	—	—	(8.9)	(8.9)

Balance as of December 31, 2007	$—	$—	$8.6	$2.3	$10.9

        The current liabilities accrual for contingent consideration on the accompanying Consolidated Balance Sheet as of December 31, 2007 includes $2.3 million for MRC and $0.6 million for Haverstick. Included in long term other liabilities is $0.6 million for Haverstick with the contingent stock consideration of $7.4 million reflected as paid in capital for contingent consideration in the accompanying Consolidated Statement of Stockholder's Equity.

Government Solutions Segment

Haverstick Consulting, Inc.

        In connection with the Company's acquisition of Haverstick Consulting, Inc. (Haverstick) on December 31, 2007, the purchase price included $8.6 million in holdback consideration to secure, if any, negative adjustments to working capital and the Company's indemnity rights. The hold-back consideration includes both a cash and Kratos common stock component. As of December 31, 2007, the $8.6 million contingent acquisition consideration balance was reflected as $1.2 million in Accrual for contingent acquisition consideration for the cash portion and as $7.4 million in Paid-in-Capital for Contingent Consideration in the accompanying consolidated balance sheets.

        In accordance with the terms of the Merger Agreement $0.6 million and $3.7 million of the cash and stock component of the hold back, respectively, will be released at December 31, 2008 with the remaining hold back amounts to be released in August 2009.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

Madison Research Corporation (MRC)

        In connection with the Company's acquisition of Madison Research Corporation ("MRC") in October 2006, the purchase price included a working capital adjustment of $4.6 million, which was paid in April 2007 and $6.9 million, which has been subsequently adjusted for legal costs and a reduction in contingent cash consideration, was held back to secure the Company's indemnity rights and will be released, subject to indemnity rights, in installments following 6, 12, and 18 months from the date of close. Holdback payments of $1.5 million and $2.8 million were released and paid to the former shareholders of MRC in April and October of 2007, respectively. As of December 31, 2007, the $2.3 million contingent acquisition consideration balance which includes accrued interest of $0.1 million was reflected as $2.3 million in the Accrual for contingent acquisition consideration on the accompanying consolidated balance sheet. The Company expects to pay the remaining holdback, subject to the remaining indemnification obligations, in April 2008.

Public Safety & Security Segment

        During the year ended December 31, 2006, $7.8 million of earn-out consideration was paid to certain shareholders of the companies acquired in the Public Safety & Security Segment. As of March 31, 2006, all earn-out performance periods had ended and there was no additional contingent consideration earned related to those shareholders.

Note 7. Balance Sheet Details

        The Company's cash equivalents consist of overnight cash sweep accounts that are invested on a daily basis. As of December 31, 2007, the company had no other short term investments. The cash and cash equivalents at December 31, 2006 and December 31, 2007 were as follows (in millions):

	December 31, 2006		December 31, 2007
	Amortized Cost Basis	Fair Value Basis	Amortized Cost Basis	Fair Value Basis
Cash and cash equivalents:
Cash	$0.0	$0.0	$3.6	$3.6
Money market	5.4	5.4	5.0	5.0

Cash and cash equivalents	$5.4	$5.4	$8.6	$8.6

        Net unrealized gains and realized gains recorded during the year ended December 31, 2006 and December 31, 2007 were immaterial.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 7. Balance Sheet Details (Continued)

        The breakdown of certain assets in the consolidated balance sheets consists of the following at December 31, 2006 and 2007 (in millions):

	2006	2007
Accounts receivable, net:
Billed	$36.2	$43.3
Unbilled	23.4	34.2

Total accounts receivable	59.6	77.5
Allowance for doubtful accounts	(0.3)	(0.5)

Total accounts receivable, net	$59.3	$77.0
Property and equipment, net:
Computer equipment	$6.0	$4.9
Software	7.4	3.3
Furniture and office equipment	3.8	4.3
Facility under capital lease	—	1.2
Leasehold improvements	1.7	1.8

Property and equipment	18.9	15.5
Accumulated depreciation and amortization	(12.8)	(8.6)

Total property and equipment, net	$6.1	$6.9
Investments in unconsolidated affiliates:
CommVerge, Inc.	$0.9	$—
Tactical Survey Group, Inc.	1.2	0.3

Total investments in unconsolidated affiliates	$2.1	$0.3

Note 8. Notes Payable and Other Financing Arrangements

(a) Credit Agreement

        On March 16, 2005, the Company entered into a credit agreement with KeyBank National Association ("KeyBank") to provide a $15.0 million senior credit facility. KeyBank was designated as the sole arranger and sole book manager. The facility had a three-year term and could have been expanded to a $60.0 million facility. The Company used the facility for general corporate purposes and to fund acquisitions. On October 2, 2006, the Company entered into a credit agreement with Key Bank to provide an $85 million senior credit facility, which replaced the Company's existing $15 million senior credit facility. The facility had a 5 year term with principal due in 2011 and interest payable on a monthly basis. At the Company's option, interest was payable at the London Interbank Offer Rate plus 1.75-3.50%, or at the prime rate plus 0.30-0.75%, with either option adjusted quarterly based on the Company's total net debt-to-EBITDA ratio. The Company used the facility to fund its acquisition of Madison Research Corporation (MRC) and for general corporate purposes. The terms of the credit agreement required the Company to provide certain customary covenants for a credit agreement, including certain financial covenants, computed as defined by the terms of the agreement. The facility was collateralized by the assets of the Company.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 8. Notes Payable and Other Financing Arrangements (Continued)

        The facility contained customary events of default, including payment defaults, breaches of representations and warranties, and covenant defaults. As of March 30, 2007, the Company was in technical default of this agreement as it had not yet filed its Form 10-K and 2006 audited financials. On April 6, 2007, the Company entered into an amendment to the credit agreement whereby Key Bank waived this technical default and provided an extension through April 30, 2007 for filing our 10-K and 2006 audited financial statements. On June 1, 2007, the Company entered into a second amendment to the credit agreement whereby Key Bank extended the original waiver for filing our 10-K and 2006 audited financial statements and the quarterly unaudited financial statements for the fiscal quarters ended March 31, 2007 and June 30, 2007 through September 30, 2007 and reduced the total facility to $50 million to reflect the net pay downs of the revolving line of credit related to the divestiture of our EMEA business in March 2007 and the divesture of our domestic engineering business. In addition, the second amendment provided for the further reduction of the Company's credit facility to $35 million effective upon receipt of principal payments under the note received from the buyer of the domestic engineering business, which occurred on July 3, 2007.

        On December 31, 2007, the Company entered into a new credit facility of $85.0 million with KeyBanc Capital Markets which replaced the October 2, 2006 credit agreement with Key Bank. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0, as well as, a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half year term with principal payments required quarterly beginning on March 31, 2008 of $25,000 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments required quarterly beginning on March 31, 2008 of $0.6 million in 2008, $1.3 million in 2009, $2.5 million in 2110, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011 and contains provisions typical in such arrangements. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its "prime rate" plus a margin for the term loans of 6.5% to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of the Company's aggregate debt to it's EBITDA for the previous four fiscal quarters. The Company used the credit facility to fund the acquisition of Haverstick Consulting Inc. (Haverstick) and to retire the outstanding debt from the October 2006 agreement.

        The Credit Facilities contain covenants which impose certain restrictions on the Company's ability to, among other things, incur additional debt, pay dividends, make investments or sell assets. Additionally, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings may have to be used to pay down indebtedness and may not be reborrowed. In addition, the Credit Facilities contain certain financial covenants which include certain financial covenants as defined by the terms of the agreements. These financial covenants include a maximum first lien leverage ratio, a maximum total leverage ratio, a minimum liquidity ratio, a minimum fixed

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 8. Notes Payable and Other Financing Arrangements (Continued)

charge coverage ratio, and a minimum consolidated EBITDA at various dates for the $50.0 million term loan and the $25.0 million revolver as outlined in the following table.

Date	Maximum First Lien Leverage Ratio	Maximum Total Leverage Ratio	Minimum Liquidity Ratio	Minimum Fixed Charge Coverage Ratio	Minimum Consolidated EBITDA (in millions)
December 31, 2007—2008	3.22 to 4.76:1.00	3.76 to 5.68:1.00	1.56 to 1.33:1.00	1.05 to 0.50:1.00	$16.1 to $19.4
2009	2.97 to 2.33:1.00	2.78 to 3.50:1.00	1.60 to 1.58:1.00	1.11 to 1.02:1.00	$19,8 to $21.5
2010	1.75 to 2.00:1.00	2.25 to 2.50:1.00	1.54 to 1.49:1.00	1.10 to 1.06:1.00	$21.5 to 23.4
2011	1.75:1.00	2.25:1.00	1.55 to 1.53:1.00	1.10:1.00	$24.4 to $26.5
2012	1.75:1.00	2.25:1.00	1.42 to 1.54:1.00	1.10:1.00	$26.7 to $27.6

        The $10.0 million term loan also provides for similar financial covenants.

        Future maturities of long-term debt are as follows (in millions):

2008	$2.6
2009	5.1
2010	10.1
2011	31.9
2012	16.4
Thereafter	9.4

$75.5

        As of December 31, 2007, the Company's outstanding balance on the facility was $75.5 million and the weighted average interest rate on the debt borrowed during 2007 was 8.3%. This includes $3.5 million of interest expense and financing costs related to the October 2006 agreement and the new facility dated December 31, 2007. The replacement of the October 2006 facility resulted in a write-off of $1.0 million in deferred financing costs. The Company had $3.3 million in deferred financing costs outstanding as of December 31, 2007 which are related to the new facility and are being amortized over the four, five and five and one half year life of the respective underlying notes.

        As of December 31, 2007 the unused line of credit under the revolving line of credit was $9.5 million. The only restriction on the use of these funds is that the Company must be in compliance with covenants of the credit facility.

        On February 11, 2008 the Company entered into a three derivative financial instruments with Key Bank to reduce the Company's exposure to its variable interest rates on its outstanding debt. These instruments initially hedged $70 million of its LIBOR-based floating rate debt with the amounts hedged decreasing over time. The derivatives mature on March 31, 2010 and March 31, 2011 and result in an average fixed rate of 3.16% for the term of the agreements. The Company designated these instruments as cash flow hedges. In March 2008 as a result of the amendment to the Company's Credit Facility, the Company determined that these instruments were no longer highly effective as a hedge. Future gains and losses on these derivative instruments as well as the offsetting gain or loss on the hedged item attributable to the hedged risk will be recognized in earnings.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 8. Notes Payable and Other Financing Arrangements (Continued)

        In March 2008 The Company entered into a tentative agreement to settle the 2004 and 2007 securities class action litigation actions, and as a result, the Company recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue its share of the settlement amounts and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by the Company's insurance carriers. As a consequence of recording this legal settlement, the Company did not meet certain of the financial covenants in accordance with the Credit Agreement. Accordingly, on March 27, 2008, the Company obtained an amendment and waiver from its lenders to waive the impact of the legal settlement amounts on its financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the Credit Agreement to provide for an increase in the LIBOR floor rate to 4.25% and to require that the Company set aside in a restricted account, approximately 50% of the proceeds of the recovery from the theft of stock options by its former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. The lenders have also reserved the right to require the Company to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon the Company's compliance with financial covenants under the Credit Agreement for the four consecutive quarters commencing after January 1, 2008.

        The net benefit of the swap agreements entered into by us on February 11, 2008 has been reduced by the LIBOR floor included in the amendment and waiver discussed above. The cost related to this amendment will be recorded as deferred financing costs for the credit facility in the first quarter of 2008.

Note 9. Lease Commitments

        The Company leases certain facilities and equipment under operating leases having terms expiring at various dates through 2016. Future minimum lease payments under capital and operating leases as of December 31, 2007 are as follows (in millions):

	Capital Leases	Net Operating Leases
Year ending December 31,
2008	$0.3	$5.6
2009	0.3	5.2
2010	0.3	2.8
2011	0.3	1.0
2012	0.3	0.8
Thereafter	1.4	0.9

Total future minimum lease payments	$2.9	$16.3

Less amount representing interest	1.7

Present value of capital lease obligations	1.2
Less current portion	0.1

Long-term capital lease obligations	$1.1

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 9. Lease Commitments (Continued)

        Pursuant to the terms of sublease agreements as of December 31, 2007, approximately $0.8 million of sublease income will offset future minimum lease payments. Gross rent expense under operating leases for the years ended December 31, 2005, 2006 and 2007 were $4.6 million, $4.0 million and $4.3 million, respectively. Total sublease income for the years ended December 31, 2005, 2006 and 2007 totaling $0.3 million, $0.2 million and $0.2 million, respectively, has been netted against rent expense.

        Based on management's assessment of assumptions based upon existing market conditions, sublease rental rates and recoverability of operating lease expenses for the Company's vacant properties and due to the Company's actions to consolidate facilities, during the fourth quarter of 2006, the Company reevaluated its accrual for unused office space and determined that a portion of its corporate facility would no longer be utilized to the extent previously expected. As a result, the Company calculated the estimated loss on unused office space to increase by approximately $1.4 million in 2006. In 2007, the Company recorded an additional $0.8 million for an excess facility accrual for obligations under facility leases that were unfavorably impacted by its recent divestitures of our wireless network services businesses which resulted in unused office space.

        The accrual for loss on unused office space was $2.6 million and $2.4 million as of December 31, 2006 and December 31, 2007, respectively. The Company estimates that the remaining accrual will be paid through 2010. These amounts are included in asset impairment and other charges on the Company's statement of operations. The lease on certain office facilities includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. In addition to the base rent payment, the Company pays a monthly allocation of the building's operating expenses. The Company has recorded deferred rent, included in accrued expenses and other liabilities in the consolidated balance sheets, of $1.0 million and $0.8 million at December 31, 2006 and 2007, respectively, to reflect the excess of rent expense over cash payments since inception of the respective lease.

Note 10. Income Taxes

        In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

        The Company adopted the provisions of FIN 48 on January 1, 2007. The total liability for unrecognized tax benefits as of the date of adoption was $4.7 million. Additionally, the Company has a tax refund claim of $2.4 million for which it has not recorded any benefit under FIN 48 or prior standards. As a result of the implementation of FIN 48, the Company recognized a $0.7 million increase in the liability for unrecognized tax benefits, with $0.2 million net decrease in valuation allowance, $0.1 million charged to retained earnings, and $0.4 million recorded to goodwill. In addition,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 10. Income Taxes (Continued)

the Company reduced its gross deferred tax assets by $10.8 million for unrecognized tax benefits, which was offset by a reduction in its valuation allowance by the same amount.

        The following table summarizes the activity related to the Company's unrecognized tax benefits (in millions):

Total
Balance at January 1, 2007	$18.0
Increases related to prior periods	5.7
Decreases related to current year tax positions	(7.3)
Expiration of applicable statutes of limitations	(1.6)
Foreign currency translation	0.4

Balance at December 31, 2007	$15.2

        Included in the balance of unrecognized tax benefits at December 31, 2007, are $12.8 million of tax benefits that, if recognized, would affect the effective tax rate. Included in this amount is $8.8 million that would become a deferred tax asset it the tax benefit were recognized. As such, this benefit may be impacted by a corresponding valuation allowance depending upon the Company's financial condition at the time the benefits are recognized.

        The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. For the year ended December 31, 2007, the Company recorded $0.2 million in interest and penalties.

        The Company believes that it is reasonably possible that as much as $3.8 million of the FIN 48 tax liabilities will expire within 12 months of December 31, 2007 due to the expiration of various applicable statutes of limitations and possible settlement of a pending income tax refund claim.

        The Company is subject to taxation in the U.S. and various state tax jurisdictions. The Company's tax years for 2000 and forward are subject to examination by the U.S. and state tax authorities due to the existence of net operating loss carryforwards. Generally, the Company's tax years for 2002 and forwards are subject to examination by various foreign tax authorities.

        In assessing the realizability of deferred tax assets, management considers on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As such, management has determined that it is appropriate to maintain a full valuation allowance against its deferred tax assets, with the exception of an amount equal to its deferred tax liabilities which can be expected to reverse. Management will continue to evaluate the necessity to maintain a valuation allowance against its deferred tax asset.

        As of December 31, 2007, the Company had a net deferred tax liability of $2.0 million. The deferred tax assets and liabilities are allocated based upon the underlying asset or liability that produced the deferred taxes. As of December 31, 2007, there were no deferred tax assets or liabilities allocated to discontinued operations.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 10. Income Taxes (Continued)

        Income (loss) from continuing operations before provision (benefit) for income taxes for the years ended December 31, 2005, 2006 and 2007 is comprised of the following (in millions):

	2005	2006	2007
Domestic	$3.5	$(32.4)	$(26.9)

        The provision (benefit) for income taxes from continuing operations for the years ended December 31, 2005, 2006 and 2007 is comprised of the following (in millions):

	2005	2006	2007
Current:
Federal	$(5.5)	$(0.5)	$0.0
State	0.2	0.7	0.7

Total current	(5.3)	0.2	0.7
Deferred:
Federal	4.8	12.1	0.5
State	0.4	1.5	0.1

Total deferred	5.2	13.6	0.6

Total	$(0.1)	$13.8	$1.3

        A reconciliation of total income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate of 35% to income (loss) from continuing operations before income tax provision (benefit) for the years ended December 31, 2005, 2006 and 2007 is as follows (in millions):

	2005	2006	2007
Income tax expense (benefit) at federal statutory rate	$1.2	$(11.3)	$(9.4)
State taxes, net of federal tax benefit and valuation allowance	0.6	2.1	0.7
Increase (decrease) in federal valuation allowance	(3.4)	15.9	9.9
Increase (decrease) in reserves for uncertain tax positions	(0.2)	0.1	—
Contingent acquisition consideration	(0.7)	—	—
Tax basis difference on subsidiaries	0.8	—	—
Nondeductible expense	0.2	0.6	0.1
Revision of prior year estimates	1.4	—	—
Goodwill write-off	—	6.4	—

Total	$(0.1)	$13.8	$1.3

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 10. Income Taxes (Continued)

        The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of December 31, 2006 and 2007 are as follows (in millions):

	2006	2007
Deferred tax assets:
Allowance for doubtful accounts	$0.7	$0.8
Sundry accruals	1.1	0.5
Vacation accrual	1.6	0.7
Stock-based compensation	1.9	7.7
Property and equipment, principally due to differences in depreciation	2.2	1.3
Investments	1.7	2.4
Goodwill and other intangibles	1.8	—
Net operating loss carryforwards	52.1	62.4
Capital loss carryforward	1.6	1.6
Tax credit carryforwards	0.3	0.3
Deferred revenue	0.7	—
Reserves and other	9.3	6.7

	75.0	84.4
Valuation allowance	(54.3)	(75.0)

Total deferred tax assets, net of allowance	20.7	9.4

Deferred tax liabilities:
Unearned revenue	(12.4)	(0.8)
Other intangibles	(4.8)	(9.0)
Property and equipment, principally due to differences in depreciation	(4.1)	(1.6)
Other liabilities	(0.8)	—

Total deferred tax liabilities	(22.1)	(11.4)

Net deferred tax liability	$(1.4)	$(2.0)

        At December 31, 2007, the Company had federal tax loss carryforwards of $174.2 million (including stock option net operating loss carryforwards) which expire beginning in 2020 and various state tax loss carryforwards of $152.7 million which expire beginning in 2012. Federal and state tax laws impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" for tax purposes as defined by Section 382 of the Internal Revenue Code. The Company may have incurred one or more "ownership changes" under Section 382. If an "ownership change" did occur, utilization of the net operating loss or credit carryforward amounts may be limited. As discussed elsewhere, deferred tax assets relating to the net operating loss and credit carryforwards are offset by a full valuation allowance. In addition, utilization of state tax loss carryforwards is dependent upon sufficient taxable income apportioned to the states.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 10. Income Taxes (Continued)

        In assessing the realizability of deferred tax assets, management considers, on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. During fiscal 2007, the Company recorded an increase in its valuation allowance of $20.7 million. Of this amount, $9.9 million is a result of current year operations, causing the current year tax expense to increase over the expected expense or benefit. The remaining increase in the valuation allowance is attributed to deferred tax assets acquired in the acquisition of Haverstick Consulting, Inc. and the true-up of beginning deferred tax assets based on actual tax return filings. The increase was required based on the Company's overall assessment of the risks and uncertainties related to its future ability to realize and utilize the Company's deferred tax assets.

Note 11. Stockholders' Equity

(a)   Preferred Stock

        On May 30, 2002, the Company issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities affiliated with one of the directors of the Company (40,000 shares), to a brother of the Chairman and Chief Executive Officer of the Company (10,000 shares) and to an unrelated third-party investor (40,000 shares). The Company received $44.9 million of net proceeds. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of Common Stock for a conversion price of $5.00 per share, which was the fair market value of the common stock at the closing, at the option of the holder at any time, subject to certain provisions in the Series B Preferred Stock Purchase Agreement. Prior to December 31, 2004, 64,517 shares of Series B Convertible Preferred Stock were converted into 6,451,700 shares of the Company's Common Stock. On April 5, 2006, 15,483 shares of Series B Convertible Preferred Stock were converted into 1,548,300 shares of the Company's Common Stock.

        Through December 31, 2007, the Company has received notices from the holders to convert an aggregate number of 80,000 shares of Series B Convertible Preferred Stock into an aggregate 8,000,000 shares of the Company's Common Stock. On December 31, 2007, the total liquidation preference equaled $5.0 million. In accordance with EITF No. 03-06 "Participating Securities and the Two-Class Method under FASB Statement No. 128", the Company's Series A and B Preferred Stock was considered a participating security for purposes of computing basic earnings per share as further discussed in Note 1(o).

(b)   Stock Option Plans and Restricted Stock Unit Plans

        During the years ended 1997, 1999 and 2000, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Plan"), the 1999 Equity Incentive Plan (the "1999 Plan") and the 2000 Non-statutory Stock Option Plan (the "2000 Plan"), respectively. Further, in February 2005, the Board of Directors approved the 2005 Equity Incentive Plan (the "2005 Plan"). The 2005 Plan was subsequently approved by a majority of the Company's stockholders on May 18, 2005.

        Stock options granted under the 1997 Plan and 1999 Plan may be incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. The Company ceased making grants under, and subsequently terminated the 1997 Plan upon completion of its initial public offering. The 2000 Plan permits the grant of non-statutory stock options, which are

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

exercisable for a period following the date of grant as determined by the Board of Directors (generally ten years). Additionally, in July 2004, the Board of Directors resolved that all future stock option grants under all of the Company's stock option plans would be non-statutory stock options, until such further determination by the Board of Directors.

        Stock option exercise prices for the 1997 Plan, 1999 Plan, 2000 Plan and 2005 Plan must be equal to or greater than the fair market value of the common stock on the date of grant. A cumulative total of 7.5 million, 15.9 million, 6.5 million and 3.5 million shares of common stock have been authorized for issuance under the 1997 Plan, 1999 Plan, 2000 Plan and 2005 Plan, respectively. There remain approximately 2.3 million shares of common stock authorized for the 1997 Plan which are no longer issuable due to the termination of the plan. In accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its 1997 Plan, 1999 Plan and 2000 Plan. On May 18, 2005, the Compensation Committee of the Company's Board of Directors approved the acceleration of vesting of all unvested options to purchase shares of the Company's common stock that were held by current employees, including executive officers, and which have an exercise price per share equal to or greater than $10.00. Options to purchase 2,044,487 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price of $12.02. The exercise prices and number of shares subject to the accelerated options were unchanged.

        On September 19, 2005, the Compensation Committee of the Company's Board of Directors approved the acceleration of vesting of all unvested options to purchase shares of the Company's common stock that were held by current employees, including executive officers, and excluding Directors and which have an exercise price per share equal to or greater than $8.00. Options to purchase 1,026,197 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price $9.06. The exercise prices and number of shares subject to the accelerated options were unchanged.

        On December 21, 2005, the Company's Board of Directors approved, subject to certain limited conditions, the acceleration of vesting of all unvested options to purchase shares of common stock of the Company that were held by employees, and which have an exercise price per share equal to or greater than $6.50. The acceleration was effective as of December 30, 2005, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Options to purchase approximately 316,239 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price of $6.82. The number of shares subject to the accelerated options remained unchanged.

        The acceleration of these options was undertaken to avoid recognition of future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options once the Financial Accounting Standards ("FASB") No. 123 (revised 2004) "Share-Based Payment", issued by the Financial Accounting Standards Board, became effective. As originally issued by the FASB, SFAS No. 123 was to be implemented as of the beginning of the first

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

interim or annual period beginning after June 15, 2005. In April, 2005, the SEC announced it would permit companies to implement SFAS No. 123R at the beginning of the next fiscal year. The future expense that was eliminated as a result of the acceleration of the accelerated vesting of these options was approximately $18.4 million, net of tax (of which approximately $7.8 million was attributable to options held by executive officers and $0.4 million is attributable to options held by directors).

        In addition, on December 21, 2005, the Board of Directors of the Company approved, subject to certain limited conditions, the amendment of all outstanding stock option grants under the Company's 1999 Equity Incentive Plan and 2000 Nonstatutory Stock Option Plan (collectively, the "Option Plans"), with an exercise price per share greater than 120% of the closing market price of the Company's common stock on December 29, 2005 to provide that, as of December 30, 2005, the exercise price of each outstanding stock option under the Option Plans shall be reduced to 120% of the closing price of the Company's common stock as reported on the NASDAQ National Market on December 29, 2005; provided, however, that the holder of such outstanding stock option is an employee of the Company on December 30, 2005, but excluding (i) employees of the Company that are categorized as project staff associates and (ii) employees who have, prior to December 30, 2005, given notice to, or received notice from, the Company terminating their employment on a date or time period after December 30, 2005. There was no financial impact related to this amendment.

        The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would otherwise have recognized in its consolidated statement of operations with respect to these options once the Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment", issued by the Financial Accounting Standards Board ("FAS 123"), became effective for reporting periods beginning in January 2006. The future expense that was eliminated as a result of the acceleration of the vesting of these options was approximately $0.8 million (none of which is attributable to options held by executive officers). In addition, because the repricing occurred in lieu of additional option grants in 2006 of approximately 2.5 million shares for certain of the Company's employees (the "2006 Option Grants"), the repricing enabled the Company to significantly offset the dilutive impact of the 2006 Option Grants by reducing both the FAS 123 compensation expense for future option grants as well as the dilution to the Company's outstanding share amount.

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), "Share-Based Payments," which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. SFAS 123R supersedes the Company's previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion APB No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees had been recognized in the Company's Consolidated Statements of Operations, as all stock option awards granted under the plans had an exercise price equal to or greater than the market value of the common stock on the date of grant. The Company has no awards with market or performance conditions.

        The Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation expense recognized during the years ended December 31, 2006 and 2007 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective transition method, the Company's consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123R.

        On December 28, 2006, the Board of Directors of the Company approved the acceleration of vesting of all unvested options issued prior to June 30, 2006 to purchase shares of common stock of the Company that were held by employees and directors. The acceleration was effective as of December 29, 2006, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Options to purchase approximately 2.1 million shares of common stock were subject to this acceleration.

        The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would have otherwise recognized in its consolidated statement of operations with respect to these options under the Statement of Financial Accounting Standards No. 123R "Share-Based Payment", issued by the Financial Accounting Standards Board ("FAS 123R"). The expense that was incurred in 2006 related to the vesting of these options was $5.4 million in continuing operations and $4.1 million in discontinued operations.

        On January 10, 2007, the Compensation Committee of the Board approved a form of Restricted Stock Unit Agreement (the "RSU Agreement") to govern the issuance of restricted stock units ("RSU") to executive officers under the Company's 2005 Plan. Each RSU represents the right to receive a share of common stock (a "Share") on the vesting date. Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The RSUs that may be awarded to executive officers under the RSU Agreement will vest according to vesting schedules specified in the notice of grant accompanying each grant. We recognize compensation expense on a straight-line basis over the vesting periods based on the market price of our stock on the grant date. Of the awards granted in 2007, the vesting periods ranged from 11 months to 10 years with accelerated vesting occurring upon a change in control or termination. Upon exercise of the RSU, the Company issues new shares of common stock.

Information under FAS123R for Fiscal 2006 and 2007

        The Company records compensation expense for employee stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes option-pricing model and the weighted average assumptions (annualized percentages) included in the following table. Awards with

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

graded vesting are recognized using the straight-line method. Fair value under SFAS No. 123R is determined using the Black-Scholes option-pricing model with the following assumptions:

	2006	2007
Expected life:(1)
Stock options	3.8 years	10.0 years
Purchase plan	—	—
Risk-free interest rate(2)	4.6%	4.5%
Volatility(3)	61.7%	56.8%
Forfeiture rate(4)	23.7%	23.7%
Dividend yield(5)	—	—

(1)
The expected life of stock options granted under the Plans is based upon historical exercise patterns which the Company believes are representative of future behavior or the life of the option when the options are 100% vested at grant. All options granted in 2007 were 100% vested at grant date and had a life of 10 years. The expected life of shares under the Purchase Plan represents the amount of time remaining in the offering period.

(2)
The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant with a term equal to the expected term of the options.

(3)
The Company estimated the implied volatility of its common stock at the date of grant based on an equally weighted average of trailing volatility and market based implied volatility for the computation in 2006 and in 2007 we estimated implied volatility based upon trailing volatility.

(4)
Forfeitures are estimated at the time of grant based upon historical information. Forfeitures will be revised, if necessary, in subsequent periods if actual forfeitures differ from estimates. Previously, under APB25, the Company recognized forfeitures as they were incurred.

(5)
The Company has no history or expectation of paying dividends on its common stock.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

        Upon option exercise, the Company issues new shares of common stock. A summary of the status of the Company's stock option plan as of December 31, 2007 and of changes in options outstanding under the plan for the year ended December 31, 2007 is as follows:

	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(000's)			(000's)
Options outstanding at December 31, 2006	11,144	$6.12
Options granted	15	2.18
Options exercised	(15)	1.68
Options forfeited or expired	(4,963)	5.93

Options outstanding at December 31, 2007	6,181	$6.28	5.5	$10.5

Options exercisable at December 31, 2007	6,145	$6.31	5.5	$9.8

        As of December 31, 2007, there was $26 thousand of total unrecognized stock compensation expense related to nonvested shares which is expected to be recognized over a remaining weighted-average vesting period of 1.4 years.

        During the years ended December 31, 2006 and 2007, the following activity occurred under our option plans:

(In thousands except weighted average grant date fair value)	2006	2007
Weighted average grant date fair value of options granted	$2.33	$1.54
Total intrinsic value of options exercised	$179	$10

        Additional information about stock options outstanding at December 31, 2007 with exercise prices less than $2.35 per share, the exercise price at December 31, 2007 the last trading day of the period, follows (number of shares in thousands):

	Exercisable		Unexercisable		Total
Stock Options	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Less than $2.35	109	$2.03	35	$2.03	144	$2.04
Above $2.35	6,036	$6.39	1	$6.39	6,037	$6.39

Total outstanding	6,145	$6.31	36	$2.15	6,181	$6.28

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

  The following table summarizes the Company's Restricted Stock Unit activity:

(Shares in Thousands)	Restricted Stock Units (000's)	Weighted-Average Grant-Date Fair Value
Nonvested balance at December 31, 2006	—	—
Grants	2,751	$2.29
Vested	(550)	2.36
Forfeitures	(40)	2.33

Nonvested balance at December 31, 2007	2,156	$2.28

        As of December 31, 2007, there was $4.6 million of total unrecognized stock compensation expense related to nonvested restricted stock units which is expected to be recognized over a remaining weighted-average vesting period of 8.8 years. The fair value of RSU awards that vested in 2007 was $1.2 million (none in 2005 and 2006).

Information under FAS 123 for Periods Prior to Fiscal 2006

        Stock option transactions are summarized below (shares in thousands):

		Options Outstanding
			Exercise Price per Share
	Shares Available for Grant	Number of Shares Outstanding	Range	Weighted Average
Outstanding at December 31, 2004	7,192	11,831	$1.33—$132.06	$9.11
Plan Shares Expired	(28)	—	—
Granted	(10,196)	10,196	$4.95—$9.54	$6.22
Exercised	—	(593)	$1.33—$6.43	$4.31
Cancelled	8,269	(8,269)	$3.58—$132.00	$10.42

Outstanding at December 31, 2005	5,237	13,165	$1.33—$52.88	$6.27

(c)   Employee Stock Purchase Plan

        In August 1999, the Board of Directors approved the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 2.9 million shares of Common Stock have been authorized for issuance under the Purchase Plan. The Purchase Plan qualifies as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Service Code. The Purchase Plan commenced in November 1999 upon completion of the Company's initial public offering. On November 16, 2005, the Compensation Committee of the Board of Directors elected to suspend all future offerings under the Purchase Plan effective January 1, 2006.

        Unless otherwise determined by the Compensation Committee of the Board of Directors, all employees were eligible to participate in the Purchase Plan so long as they are employed by the Company (or a subsidiary designated by the board) for at least 20 hours per week and were customarily employed by the Company (or a subsidiary designated by the board) for at least 5 months per calendar year.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

        Employees who actively participated in the Purchase Plan were eligible to have up to 15% of their earnings for each purchase period withheld pursuant to the Purchase Plan. The amount that was withheld was used at various purchase dates within the offering period to purchase shares of Common Stock. The price paid for Common Stock at each such purchase date was then equal the lower of 85% of the fair market value of the Common Stock at the commencement date of that offering period or 85% of the fair market value of the Common Stock on the relevant purchase date. Employees were also able to end their participation in the offering at any time during the offering period, and participation ended automatically upon termination of employment. From the Purchase Plan's inception through December 31, 2007, the cumulative number of shares of Common Stock that have been issued under the Purchase Plan was 2,005,899.

(d)   Shelf Registration

        On February 19, 2004 the Company filed a universal shelf Registration statement on Form S-3 and an acquisition shelf Registration on Form S-4 with the Securities and Exchange Commission (SEC). The Company has no immediate plans to raise capital under the shelf Form S-3 or to utilize the shelf Form S-4 for acquisition transactions and the registration statements are not currently usable due to the late filings made in 2007. The universal shelf registration statement on Form S-3 will permit the Company to sell, in one or more public offerings, shares of newly issued common stock, shares of newly issued preferred stock, warrants or debt securities, or any combination of such securities, for proceeds in an aggregate amount of up to $200 million. In addition, the universal shelf will permit certain stockholders who purchased the Company's Series A and Series B Convertible Preferred Stock, to sell up to 5.4 million shares of common stock, all of which are currently included in the Company's December 31, 2005 weighted average diluted common shares outstanding. The acquisition shelf registration statement on Form S-4 will enable the Company to issue up $200 million of its common stock in one or more acquisition transactions that the Company may make from time to time. These transactions may include the acquisition of assets, businesses or securities, whether by purchase, merger or any other form of business.

(e)   Stockholder Rights Agreement

        On December 16, 2004, the Company entered into a Stockholder Right Agreement (the "Rights Agreement"). Under the terms of the Rights Agreement, initially, the Rights will attach to all certificates representing shares of outstanding Company common stock and no separate Rights Certificates will be distributed. Subject to the provisions of the Rights Agreement the Rights will separate from the Company common stock and the "Distribution Date" will occur upon the earlier of (i) ten business days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of the then-outstanding Common Stock (an "Acquiring Person"), or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. An Acquiring Person does not include certain persons specified in the Rights Agreement.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

        On December 16, 2004, the Company's Board of Directors authorized and declared a dividend of one right (a "Right") to purchase on one-hundredth of a share of the Company's Series C Preferred Stock ("Series C Preferred") for each outstanding share of Common Stock, par value $0.001 ("Common Stock"), to stockholders of record as of the close of business December 27, 2004 (the "Record Date"). Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-hundredth of a share of Series C Preferred at a purchase price of $54.00, subject to adjustment (the "Purchase Price").

        The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed or exchanged by the Company.

Note 12. Employee Benefit Plan

        In 1996, the Company implemented a 401(k) savings plan pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), covering substantially all employees. Participants in the plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company may make contributions at the discretion of its Board of Directors. The Company made contributions of $2.1 million in 2005, $2.5 million in 2006 and $2.1 million in 2007.

        On November 18, 2004, the Board of Directors adopted the Wireless Facilities, Inc. Nonqualified Deferred Compensation Plan, effective as of January 1, 2005 (the "Plan"). The Plan provides executive officers and other eligible highly compensated employees with the opportunity to enter into agreements to defer up to eighty percent (80%) of their cash compensation derived from base salary, bonus awards and/or commissions. In addition, the Company may, in its sole and absolute discretion, award any participant under the Plan an additional employer contribution. Deferrals are adjusted for gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by the committee appointed to administer the Plan. Participants may elect that distribution of deferred amounts be paid in the form of either a lump sum or in annual installments if the participant terminates employment as a result of his or her retirement. However, all other distributions under the Plan will be made in a single lump sum. Distributions occur upon termination of service or upon such other dates that may be elected by the participant in accordance with the terms of the Plan. The Company, in its sole discretion, may suspend or terminate the Plan or revise of amend it in any respect whatsoever; provided, however, that no such action may reduce amounts credited to deferral accounts and such accounts will continue to be owed to the participants or beneficiaries and will continue to be a liability of the Company.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 13. Significant Customers

        The following table presents our key customers for the years presented and the percentage of net sales made to such customers (in millions):

Key Customer	Revenue	% of Total Revenue
2005
U.S. Navy	$33.6	22%
2006
U.S. Navy	$34.2	22%
2007
U.S. Army	$46.7	24%
U.S. Navy	$38.7	20%

        Our top five customers accounted for approximately 38%, 47% and 62% of our total revenue in 2005, 2006 and 2007, respectively.

        For the fiscal year ended December 31, 2007, two customers comprised approximately 60% of our federal business revenues and our five largest customers accounted for approximately 84% of federal business revenues.

        The following table presents net accounts receivable for customers with significant concentrations (in millions):

Key Customer	Accounts receivable, net	% of Total accounts receivable, net
2006
FMS	$6.4	11%
2007
U.S. Army	$15.2	20%
U.S. Navy	$10.4	14%

Note 14. Segment Information

        The Company has historically organized its business along service lines to include three reportable segments: Wireless Network Services (WNS), Enterprise Network Services (ENS) and Government Network Services (GNS). The Wireless Network Services segment was discontinued in the first quarter of 2007 (see Note 4) and we have renamed the ENS segment to the Public Safety & Security (PSS) segment and the GNS segment to the Government Solutions (KGS) segment to more accurately describe the underlying business operations. Certain income and charges that are not allocated to segments in the Company's management reports because they are not considered in evaluating the segments' operating performance are categorized as reconciling items in the table below. Unallocated charges are related to corporate expenses previously allocated to the discontinued wireless network services segment prior to the disposal of those businesses, share based compensation charges and related tax adjustments, impairment and restructuring charges and expenses related to the stock option investigation conducted in 2007. As a result of the divestiture of the WNS businesses, the corporate expenses allocated to the PSS and KGS segments has increased in 2007, negatively impacting the

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 14. Segment Information (Continued)

operating income (loss) for these continuing operations. Due to the aforementioned discontinued operations, prior period amounts have been reclassified in order to conform to the current period presentation and allocation methodology.

        Revenues, operating income (loss) and assets provided by the Company's segments for the years ended December 31, 2005, 2006 and 2007 are as follows (in millions):

	2005	2006	2007
Revenues:
Government Solutions	$85.0	$97.5	$142.5
Public Safety & Security	67.3	55.6	51.1

Total revenues	$152.3	$153.1	$193.6
Operating income (loss) from continuing operations:
Government Solutions	$7.4	$8.2	$3.3
Public Safety & Security	5.8	(23.9)	(6.6)
Corporate activities	(10.0)	(15.8)	(21.3)

Total operating income (loss) from continuing operations	$3.2	$(31.5)	$(24.6)

	2006	2007
Assets:
Government Solutions	$188.0	$292.4
Public Safety & Security	27.9	22.5
Discontinued Operations	104.0	1.7
Corporate activities	17.8	18.7

Total assets	$337.7	$335.3

        The operating income (loss) of the Public Safety & Security segment for 2005, 2006 and 2007 were impacted by the following items:

    •
    a benefit to operating income in 2005 as a result of a $2.1 million credit to reduce an excess contingent acquisition accrual.

    •
    charges in 2006 of $18.3 million related to the impairment of goodwill and a $1.8 million impairment of an asset.

    The reconciling amounts in 2006 were impacted by increased stock-based compensation expense due to the Company's adoption of SFAS No. 123R in January 2006. Amounts related to corporate activities in 2007 were impacted by the costs of the stock option investigation and related costs as well as the recovery from the former stock option administrator. See Note 2 to Notes to Consolidated Financial Statements.

Note 15. Related Party Transactions

        On May 30, 2002, the Company issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 15. Related Party Transactions (Continued)

affiliated with one of the directors of the Company (40,000 shares), to a brother of the previous Chairman and Chief Executive Officer of the Company (10,000 shares) and to an unrelated third-party investor (40,000 shares). The Company received $44.9 million of net proceeds. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of Common Stock for a conversion price of $5.00 per share, which was the fair market value of the common stock at the closing, at the option of the holder at any time, subject to certain provisions in the Series B Preferred Stock Purchase Agreement. Prior to December 31, 2004, 64,517 shares of Series B Convertible Preferred Stock were converted into 6,451,700 shares of the Company's Common Stock. On April 5, 2006, 15,483 shares of Series B Convertible Preferred Stock were converted into 1,548,300 shares of the Company's Common Stock.

        Through December 31, 2007, the Company has received notices from the holders to convert an aggregate number of 80,000 shares of Series B Convertible Preferred Stock into an aggregate 8,000,000 shares of the Company's Common Stock. On December 31, 2007, the total liquidation preference equaled $5.0 million.

        On February 17, 2006, the Company entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million subject to adjustments for the closing net asset calculations, with $1.5 million payable in cash on signing of the Equity Purchase Agreement and $16.5 million by means of a secured promissory note payable in installments through December 2006, which approximates the net book value of the operations. The purchaser, Sakoki LLC, is a newly-formed entity controlled by Massih Tayebi. Although Massih Tayebi has no current role with the Company, he was a co-founder of the Company, having served as Chief Executive Officer from inception in 1994 through September 2000 and as a director from inception through April 2002. In addition, as of July 31, 2007, Massih Tayebi owns or controls approximately 8.2% of the total voting power of the Company's capital stock. He is also the brother of Masood Tayebi, who was the Company's Chairman of the Board of Directors until March 6, 2007. Masood Tayebi had no personal financial interest in the transaction and has no role with the entity that has purchased the Mexico Operations. The transaction was approved by the disinterested members of the Company's Board of Directors after consideration of other expressions of interest and an independent valuation analysis.

        The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million which was paid on February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. On June 26, 2006, the Company entered into an Addendum with the buyer to finalize the closing net asset calculations, pursuant to which the parties agreed that the resulting total purchase price was $18.9 million. The Addendum also provided for a conditional waiver that permits the purchaser to make the payment due on August 17, 2006 by September 30, 2006, and for the installments due on November 17, 2006 and December 31, 2006 to be made on or before December 29, 2006. Failure to make the payments on such later dates would have resulted in a restoration of the original terms of the note. The first scheduled note payment of $3.3 million was received from the buyer on May 19, 2006, and the second scheduled note payment of $5.5 million was received in installments of $5.2 million on September 29, 2006 and $0.3 million on October 10, 2006. The remaining note receivable balance of $9.5 million which included accrued interest through December 29, 2006, was paid in full on December 29, 2006.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 16. Commitments and Contingencies

        The Company periodically evaluates all pending or threatened contingencies and any commitments, if any, that are reasonably likely to have a material adverse effect on its operations or financial position. The Company assesses the probability of an adverse outcome and determines if it is remote, reasonably possible or probable as defined in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies." If information available prior to the issuance of the Company's financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the Company's financial statements, and the amount of the loss, or the range of probable loss can be reasonably estimated, then such loss is accrued and charged to operations. If no accrual is made for a loss contingency because one or both of the conditions pursuant to SFAS No. 5 are not met, but the probability of an adverse outcome is at least reasonably possible, the Company will disclose the nature of the contingency and provide an estimate of the possible loss or range of loss, or state that such an estimate cannot be made.

        The Company maintains an accrual for the Company's health and workers compensation partial self-insurance, which is a component of total accrued expenses and current liabilities of discontinued operations in the consolidated balance sheets. Management determines the adequacy of these accruals based on a monthly evaluation of the Company's historical experience and trends related to both medical and workers compensation claims and payments, information provided to the Company by the Company's insurance broker, industry experience and the average lag period in which claims are paid. If such information indicates that the Company's accruals require adjustment, the Company will, correspondingly, revise the assumptions utilized in the Company's methodologies and reduce or provide for additional accruals as deemed appropriate. As of December 31, 2005, 2006 and 2007, the accrual for the Company's partial self-insurance programs approximated $2.6 million, $1.8 million and $1.1 million, respectively. In 2005, 2006 and 2007 the accrual for these programs which was related to continuing operations was $1.1 million, $0.2 million, and $0.6 million, respectively. The Company also carries stop-loss insurance that provides coverage limiting the Company's total exposure related to each medical and workers compensation claim incurred, as defined in the applicable insurance policies. The medical and workers compensation annual claim limits are $100,000 and $250,000, respectively. For each year ending 2005 and 2006, the Company had one claim that exceeded the limits for workers compensation and in 2007 no claims exceeded the limits for workers compensation. For each year ending 2005 and 2006, the Company had no claim that exceeded the limits for medical insurance and in 2007 three claims exceeded the limits for medical insurance. As of December 31, 2007, the Company had a $700,000 letter of credit outstanding issued from the Company's insurance carrier to cover a performance bond and liabilities in connection with the Company's workers' compensation partial self-insurance.

        As of December 31, 2007 the Company has $2.4 million of standby letters of credit. The letters of credit related to our worker compensation program of $0.7 million and $1.7 as support for our performance bond on work overseas.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters

Contingencies

IPO Securities Litigation

        Beginning in June 2001, the Company and certain of its officers and directors were named as defendants in several parallel class action shareholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption, In re Wireless Facilities, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-4779. In the amended complaint, the plaintiffs allege that the Company, certain of its officers and directors, and the underwriters of the Company's initial public offering ("IPO") violated section 11 of the Securities Act of 1933 and section 10(b) of the Securities Exchange Act of 1934 based on allegations that the Company's registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies ("Issuers") that conducted IPOs of their common stock in the late 1990s and 2000 (the "IPO Cases").

        In June 2004, the Issuers (including the Company) executed a settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all claims against the Issuers and their officers and directors and the assignment of certain potential Issuer claims to the plaintiffs. On February 15, 2005, the court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the court reaffirmed class certification and preliminary approval of the modified settlement in a comprehensive Order. On February 24, 2006, the court dismissed litigation filed against certain underwriters in connection with certain claims to be assigned under the settlement. On April 24, 2006, the court held a Final Fairness Hearing to determine whether to grant final approval of the settlement. On December 5, 2006, the Second Circuit Court of Appeals vacated the lower court's earlier decision certifying as class actions the six IPO Cases designated as "focus cases." Thereafter, the District Court ordered a stay of all proceedings in all of the IPO Cases pending the outcome of plaintiffs' petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs' rehearing petition, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Accordingly, the stay remains in place and the plaintiffs and Issuers have stated that they are prepared to discuss how the settlement might be amended or renegotiated to comply with the Second Circuit's decision. Plaintiffs filed amended complaints in the six focus cases on or about August 14, 2007. On September 27, 2007, Plaintiffs filed a motion for class certification in the six focus cases. On November 13, 2007, the Issuer Defendants filed a motion to dismiss the amended complaints in the six focus cases. On November 14, 2007, the Underwriter Defendants filed a motion to dismiss the amended complaints in the six focus cases. The court has not yet set a deadline for the plaintiffs to file amended complaints in the other IPO lawsuits. Due to the inherent uncertainties of litigation, and because the settlement may not receive final approval from the Court, the ultimate outcome of this matter cannot be predicted. In accordance with FASB No. 5, "Accounting for Contingencies" The Company believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters (Continued)

2004 Securities Litigation

        In August 2004, following the Company's announcement on August 4, 2004 that it intended to restate its financial statements for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, the Company and certain of its current and former officers and directors were named as defendants ("Defendants") in several securities class action lawsuits filed in the United States District Court for the Southern District of California. These actions were filed on behalf of those who purchased, or otherwise acquired, the Company's common stock between April 26, 2000 and August 4, 2004. The lawsuits generally allege that, during that time period, Defendants made false and misleading statements to the investing public about the Company's business and financial results, causing its stock to trade at artificially inflated levels. Based on these allegations, the lawsuits allege that Defendants violated the Securities Exchange Act of 1934, and the plaintiffs seek unspecified damages. These actions have been consolidated into a single action—In re Wireless Facilities, Inc. Securities Litigation, Master File No. 04CV1589-JAH. Plaintiffs filed a First Amended Consolidated Class Action Complaint on April 1, 2005. Defendants filed their motion to dismiss this first amended complaint on April 14, 2005. The plaintiffs then requested leave to amend their first amended complaint. The plaintiffs filed their Second Amended Complaint on June 9, 2005, this time on behalf of those who purchased, or otherwise acquired, the Company's common stock between May 5, 2003 and August 4, 2004. Defendants filed their motion to dismiss this Second Amended Complaint on July 14, 2005. The motion to dismiss was taken under submission on October 20, 2005 and on March 8, 2006, the Court granted the Defendants' motion. However, plaintiffs were granted the right to amend their complaint within 45 days and subsequently filed their Third Amended Consolidated Class Action Complaint on April 24, 2006. Defendants filed a motion to dismiss this complaint on June 8, 2006. On May 7, 2007, the Court denied the Defendants' motion to dismiss. Defendants' filed their answer to the plaintiffs' complaint on July 13, 2007. In February 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the tentative settlement, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the total amount of $12 million. The Company's directors' and officers' liability insurers will pay the settlement amount in accordance with the Company's insurance policies, less any applicable retention or co-insurance obligations that are expected to be paid directly by the Company. The Company estimates that the amount of its payment toward the settlement will be approximately $2.4 million. The Company has accrued approximately $2.4 million as of December 31, 2007 related to this matter. The parties currently are in the process of documenting their agreement and then will seek a determination by the Court that the proposed settlement is fair, reasonable and adequate. The Company makes no assurances at this time that the Court will approve the proposed settlement terms or that the matter ultimately will be settled. Despite the tentative settlement reached in this action, the Company believes that the allegations lack merit.

        In 2004, two derivative lawsuits were filed in the United States District Court for the Southern District of California against certain of the Company's current and former officers and directors: Pedicini v. Wireless Facilities, Inc., Case No. 04CV1663; and Roth v. Wireless Facilities, Inc., Case No. 04CV1810. These actions were consolidated into a single action in In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No 04CV1663-JAH. These lawsuits contain factual allegations that are substantially similar those made in the class action lawsuits, but the plaintiffs in these lawsuits assert claims for breach of fiduciary duty, gross mismanagement, abuse of control, waste of corporate assets,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters (Continued)

violation of Sarbanes Oxley Act section 304, unjust enrichment and insider trading. The plaintiffs in these lawsuits seek unspecified damages and equitable and/or injunctive relief. The lead plaintiff filed a consolidated complaint on March 21, 2005. On May 3, 2005, the defendants filed motions to dismiss this action, to stay this action pending the resolution of the consolidated non-derivative securities case pending in the Southern District of California, and to dismiss the complaint against certain non-California resident defendants. Pursuant to a request by the Court, Defendants' motions were withdrawn without prejudice pending a decision on defendants' motion to dismiss the complaint against the non-California resident defendants. On March 20, 2007, the Court ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the federal derivative complaint. On March 27, 2007, plaintiffs filed an amended derivative complaint setting forth all of the same allegations from the original complaint and adding allegations regarding the Company's stock option granting practices. Basically, plaintiffs allege that the Company "backdated" or "springloaded" employee stock option grants so that the options were granted at less than fair market value. The amended complaint names all of the original defendants (including those dismissed for lack of jurisdiction) as well as nine new defendants. On July 2, 2007, the non-California resident defendants moved to dismiss the complaint for lack of personal jurisdiction. On October 17, 2007, the Court took the motion under submission without oral argument. On February 26, 2008, the Court again ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the amended federal derivative complaint. The parties have conferred and discussed the Court's order and have stipulated to a briefing schedule for any remaining motions to dismiss that the Company, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the complaint as to them. Pursuant to the parties' stipulation, such motions must be brought on or before June 5, 2008. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will or will not have a material adverse effect on the Company.

        In April 2007, another derivative complaint was filed in the United States District Court for the Southern District of California, Hameed v. Tayebi, Case No. 07-CV-0680 BTM(RBB) (the "Hameed Action"), against several of the Company's current and former officers and directors. The allegations in this new derivative complaint mirror the amended allegations in the 2004 federal derivative action. Pursuant to the Court's order and agreement of the parties, the defendants' responses to the complaint in the Hameed Action were stayed until the Court ruled on the motion to dismiss for lack of personal jurisdiction in the 2004 derivative litigation. As noted above, on February 26, 2008, the Court ruled that it lacked personal jurisdiction over five of the non-California defendants named in the 2004 derivative action, including three that were also named in the Hameed Action. The parties have conferred and discussed the Court's order and are in the process of stipulating to a briefing schedule for any remaining motions to dismiss that the Company, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the Hameed Action as to them. At this time, the parties have not set a date by which such motions must be brought. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted.

        In August and September 2004, two virtually identical derivative lawsuits were filed in California Superior Court for San Diego County against certain of the Company's current and former officers and directors. These actions contain factual allegations similar to those of the federal lawsuits, but the plaintiffs in these cases assert claims for violations of California's insider trading laws, breaches of

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters (Continued)

fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The plaintiffs in these actions seek unspecified damages, equitable and/or injunctive relief and disgorgement of all profits, benefits and other compensation obtained by defendants. These lawsuits have been consolidated into one action—In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case No. GIC 834253. The plaintiffs filed a Consolidated Shareholder Derivative Complaint on October 14, 2004. This action has been stayed pending a decision in federal court on a motion to dismiss the federal derivative lawsuits. In October 2007, the parties notified the Court of the status of the federal action and requested the court continue its stay of this action. The Company anticipates that the court will continue to stay this matter and that the court will request the parties file an updated status report in April 2008. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will or will not have a material adverse effect on the Company.

        The Company has recorded an accrual for a contingent liability associated with the legal proceedings related to the derivative actions of $0.8 million based on the Company's estimate of the potential amount it would have to pay in relation to these lawsuits.

2007 Securities Litigation

        In March and April 2007, there were three federal class actions filed in the United States District Court for the Southern District of California against the Company and several of its current and former officers and directors. These class action lawsuits followed the Company's March 12, 2007 public announcement that it was conducting a voluntary internal review of its stock option granting processes. These actions have been consolidated into a single action, In re Wireless Facilities, Inc. Securities Litigation II, Master File No. 07-CV-0482-BTM-NLS. The consolidated class action complaint was filed on November 19, 2007. In March 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the settlement proposal, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the amount of $4.5 million. The Company's directors' and officers' liability insurers will pay the settlement amount, less any applicable retention or co-insurance obligations and contributions that are expected to be paid directly by the Company. The Company estimates that the total amount of its payment toward the settlement will be approximately $1.7 million. The Company has accrued approximately $1.7 million as of December 31, 2007 related to this matter. The parties currently are in the process of documenting their agreement, and then will seek a determination by the Court that the proposed settlement is fair, reasonable and adequate. The Company makes no assurances at this time that the Court will approve the proposed settlement terms or that the matter ultimately will be settled. Despite the tentative settlement reached in this action, the Company believes that the allegations lack merit.

Other Litigation and Government Investigations

        In January 2005, a former independent contractor of the Company filed a lawsuit in Brazil against the Company's subsidiary, WFI de Brazil, to which he had been assigned for a period of time. He sought to be designated an employee of WFI de Brazil and entitled to severance and related compensation pursuant to Brazilian labor law. The individual sought back wages, vacation pay, stock

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters (Continued)

option compensation and related benefits in excess of $0.5 million. This matter was argued before the appropriate labor court in July 2005 and in July, 2006, the labor court awarded the individual the Brazilian currency equivalent of approximately $0.6 million for his back wages, vacation pay and certain other benefits. The Company filed an appeal in the matter on July 20, 2006 and is challenging the basis for the award on several theories. The Company has accrued approximately $0.6 million as of December 31, 2007 related to this matter. On August 22, 2007, the appeals court partially upheld the Company's appeal, although it upheld the individual's designation as an employee. The court is reviewing possible damage calculations before publishing a final decision. The Company's counsel is preparing a motion for clarification of the judgment due to omissions in the decision.

        On March 28, 2007, three plaintiffs, on behalf of a purported class of similarly situated employees and contractors, filed a lawsuit against the Company in the Superior Court of the State of California, Alameda County. The suit alleges various violations of the California Labor Code and seeks payments for allegedly unpaid straight time and overtime, meal period pay and associated penalties. The Company and the plaintiffs have agreed to venue for the suit in San Diego County. Although the Company believes that the allegations lack merit, it has agreed in principle with the plaintiffs to settle their claims for an aggregate amount in the range of $0.3 million to $0.5 million, to include individual and incentive awards, attorneys' fees and administrative costs, subject to court approval. The actual amount paid by the Company will depend upon the number of responses received from members of the purported class of plaintiffs. The Company has recorded an accrual for a contingent liability associated with this legal proceeding in the amount of $0.3 million.

        In addition to the foregoing matters, from time to time, the Company may become involved in various claims, lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company's business. The Company is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 18. Quarterly Financial Data (Unaudited)

        The following financial information reflects all normal and recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for the years ended December 31, 2006 and 2007, is as follows (in millions, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal year 2006
Revenues	$33.0	$34.1	$36.9	$49.1
Gross profit	$6.2	$7.1	$7.8	$7.8
Operating loss from continuing operations	$(1.7)	$(1.1)	$(0.8)	$(27.9)
Provision (benefit) for income taxes	$(0.8)	$(0.3)	$0.1	$14.8
Net loss	$(0.9)	$(0.5)	$(0.8)	$(55.7)
Net loss per common share:
Basic	$(0.01)	$(0.01)	$(0.01)	$(0.76)
Diluted	$(0.01)	$(0.01	$(0.01)	$(0.76)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal year 2007
Revenues	$49.0	$47.8	$47.5	$49.3
Gross profit	$7.3	$7.5	$8.2	$8.6
Operating loss from continuing operations	$(3.3)	$(8.3)	$(8.4)	$(4.6)
Provision for income taxes	$0.2	$0.3	$0.4	$0.4
Net income (loss)	$(20.1)	$4.2	$(13.4)	$(11.5)
Net income (loss) per common share:
Basic	$(0.28)	$0.06	$(0.18)	$(0.16)
Diluted	$(0.28)	$0.06	$(0.18)	$(0.16)

Quarterly Results in 2006

        The Company's revenues in the fourth quarter were higher than the first three quarters because of the MRC acquisition, which occurred early in the fourth quarter. The Company's fourth quarter losses were significantly greater than the first three quarters due to the impairment of goodwill of $18.3 million in our PSS business, an accelerated vesting of stock options which resulted in a total charge of $9.5 million, a write-off of assets related to discontinued operations of $5.2 million and restructuring and other asset impairment charges of $3.5 million. In addition, the Company increased its valuation allowance by approximately $12.4 million on its deferred tax assets in the fourth quarter of 2006 to address the risks and uncertainties related to the Company's future ability to realize and utilize its deferred tax assets.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 18. Quarterly Financial Data (Unaudited) (Continued)

Quarterly Results in 2007

        The Company's results by quarter were impacted by the divestitures of our wireless network services segment. In the first quarter of 2007 the loss was primarily due to impairment of assets related to the Wireless Deployment business of $13.4 million and an impairment of goodwill related to this business of $7.2 million partially offset by a gain of $3.3 million on the sale of the EMEA business. The second quarter income was impacted by a gain of $14.8 million on the sale of the Wireless Engineering Services business operations. The third quarter was impacted by a $1.9 million loss from the disposal of our deployment business and a $2.1 million excess facility accrual. The fourth quarter was impacted by a gain of $3.4 million related to the recovery of assets under the settlement with the Company's former stock option administrator as well as an expense of $4.9 million related to our estimated cost of the settlement of our 2004 and 2007 Securities Litigation. See Note 16 to Notes to Consolidated Financial Statements. Stock option investigation and related costs of $1.5 million, $5.2 million, $6.2 million, and $1.1 million impacted the results for the first, second, third and fourth quarters of 2007, respectively.

Note 19. Subsequent Events

        In February 2008, the Company entered into a definitive merger agreement with San Diego-based C5ISR and net-centric warfare solutions provider SYS Technologies (AMEX:SYS) in a stock-for-stock transaction. Under the terms of the agreement, SYS will merge with a wholly-owned subsidiary of Kratos, and all of SYS's outstanding common shares will be converted into Kratos common shares. Upon closing, Kratos will issue approximately 25 million shares of its common stock. Approximately 79 million shares of Kratos common stock are currently outstanding. The transaction is subject to customary closing conditions, including approval of the transaction by SYS's shareholders and the approval of Kratos stockholders for Kratos' issuance of shares. The transaction is expected to close in the second quarter of 2008.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except par value and number of shares)
(Unaudited)

	December 31, 2007	March 30, 2008
Assets
Current assets:
Cash and cash equivalents	$8.6	$11.0
Restricted cash	—	0.3
Accounts receivable, net	77.0	79.3
Income taxes receivable	1.0	0.3
Prepaid expenses	7.4	7.4
Notes receivable	2.6	0.4
Other current assets	8.7	5.1
Current assets of discontinued operations	1.6	0.9

Total current assets	106.9	104.7
Property and equipment, net	6.9	6.6
Goodwill	194.5	196.7
Other intangibles, net	19.9	18.7
Investments in unconsolidated affiliates	0.3	0.3
Other assets	6.7	7.0
Non current assets of discontinued operations	0.1	0.1

Total assets	$335.3	$334.1

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$22.7	$23.4
Accrued expenses	14.5	12.4
Accrued compensation	9.9	9.9
Billings in excess of costs and earnings on uncompleted contracts	10.9	9.8
Accrued contingent acquisition consideration	2.9	2.9
Income taxes payable	0.2	—
Accrual for unused office space	1.0	1.0
Other current liabilities	13.4	13.6
Current portion of long-term debt	2.6	2.6
Current portion of capital lease	0.1	0.1
Current liabilities of discontinued operations	5.3	4.5

Total current liabilities	83.5	80.2
Long-term debt, net of current portion	72.9	74.9
Accrual for unused office space, net of current portion	1.4	1.1
Capital lease, net of current portion	1.1	1.2
Deferred tax liabilities	2.0	2.2
Other liabilities	4.5	5.2
Non current liabilities of discontinued operations	2.7	2.1

Total liabilities	168.1	166.9

Commitments and contingencies (Notes 5, 9 and 13)
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized, Series B Convertible Preferred Stock, $.001 par value; 10,000 shares outstanding at December 31, 2007 and March 30, 2008 (liquidation preference $5.0 million)	—	—
Common Stock, $.001 par value, 195,000,000 shares authorized; 78,999,922 shares issued and outstanding at December 31, 2007 and March 30, 2008	—	—
Additional paid-in capital	412.7	414.6
Accumulated deficit	(245.5)	(247.4)
Accumulated other comprehensive loss	—	—

Total stockholders' equity	167.2	167.2

Total liabilities and stockholders' equity	$335.3	$334.1

See accompanying notes to unaudited consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(Unaudited)

	Three months ended March 31, 2007	Three months ended March 30, 2008
Revenues	$49.0	$68.2
Cost of revenues	41.7	55.6

Gross profit	7.3	12.6
Selling, general and administrative expenses	9.1	11.9
Stock option investigation and related fees	1.5	—

Operating income (loss)	(3.3)	0.7

Other income (expense), net:
Interest expense, net	—	(2.3)
Other income (expense), net	0.5	(0.4)

Total other income (expense), net	0.5	(2.7)

Loss before provision for income taxes	(2.8)	(2.0)
Provision for income taxes	0.2	0.5

Loss from continuing operations	(3.0)	(2.5)
Income (loss) from discontinued operations	(17.1)	0.6

Net loss	$(20.1)	$(1.9)

Basic loss per common share:
Loss from continuing operations	$(0.04)	$(0.03)
Income (loss) from discontinued operations	(0.23)	0.01

Net loss	$(0.27)	$(0.02)

Diluted earnings (loss) per common share:
Loss from continuing operations	$(0.04)	$(0.03)
Income (loss) from discontinued operations	(0.23)	0.01

Net loss	$(0.27)	$(0.02)

Weighted average common shares outstanding:
Basic	73.9	79.0
Diluted	73.9	79.0

See accompanying notes to unaudited consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three months ended March 31, 2007	Three months ended March 30, 2008
Operating activities:
Net loss	$(20.1)	$(1.9)
Less income (loss) from discontinued operations	(17.1)	0.6
Loss from continuing operations	(3.0)	(2.5)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	1.2	1.8
Deferred income taxes	0.1	0.2
Asset impairment charges and net loss on disposition of fixed assets	0.1	0.1
Stock-based compensation	0.1	0.2
Changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	4.9	(2.4)
Prepaid expenses	0.6	—
Other assets	(0.7)	3.4
Accounts payable	(4.5)	0.8
Accrued expenses	4.0	(2.2)
Accrued compensation	1.3	—
Accrued contingent acquisition consideration	0.1	—
Accrual for unused office space	(0.2)	(0.3)
Billings in excess of costs and earnings on uncompleted contracts	(1.0)	(1.1)
Income tax payable	(0.5)	0.5
Other liabilities	—	3.5

Net cash provided by operating activities from continuing operations	2.5	2.0

Investing activities:
Cash paid for acquisition, net of cash required	(0.1)	(3.0)
Increase in restricted cash	—	(0.3)
Proceeds from the disposition of discontinued operations	2.9	2.3
Capital expenditures	(0.7)	(0.3)

Net cash provided by (used in) investing activities from continuing operations	2.1	(1.3)

Financing activities:
Borrowings under line of credit	4.0	2.0
Repayment under line of credit	(4.0)	—
Repayment/increase of capital lease obligations	(0.1)	(0.1)

Net cash provided by (used in) financing activities from continuing operations	(0.1)	1.9

Net cash flows of continuing operations	4.5	2.6
Cash flows of discontinued operations
Operating cash flows	(1.2)	(0.2)
Investing cash flows	(0.7)	—

Net cash flows of discontinued operations	(1.9)	(0.2)

Net increase in cash and cash equivalents	2.6	2.4
Cash and cash equivalents at beginning of period	5.4	8.6

Cash and cash equivalents at end of period	$8.0	$11.0

See accompanying notes to unaudited consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies

(a) Description of Business

        Kratos Defense & Security Solutions, Inc. ("Kratos" or "the Company") was initially incorporated under the name of Wireless Facilities, Inc. in the state of New York on December 19, 1994, commenced operations in March 1995, and was reincorporated in Delaware in 1998. Under its former name of Wireless Facilities, the Company historically conducted business in three segments: Wireless Network Services, Government Network Services and Enterprise Network Services. The Company was an independent, global provider of outsourced communications and security systems engineering and integration services for the wireless communications industry through its Wireless Network Services division ("WNS"), the U.S. government through its Government Network Services division ("GNS"), and enterprise customers through its Enterprise Network Services division ("ENS").

        In 2006 and 2007, the Company undertook a transformation strategy that culminated in the divestiture in 2007 of its wireless-related businesses and the Company has aggressively pursued business with the federal government, primarily the U.S. Department of Defense, through strategic acquisition. See Note 7, Acquisitions. The Company's divestiture of its European wireless engineering services business which was discontinued and held for sale in December 2006 was completed in March 2007. In addition, the Company's divestiture of its domestic wireless engineering services business was completed in June 2007 and the divestiture of its wireless deployment services business were completed in July 2007. Accordingly, the accompanying financial statements reflect the divestiture of the domestic wireless engineering services and wireless network deployment business and the results of operations through the date of divestiture are reflected as discontinued operations in the accompanying statements of operations.

        As a result of the divestiture of the Company's wireless related assets and businesses in 2007, the Company changed its name from Wireless Facilities, Inc to Kratos Defense & Security Solutions, Inc. on September 12, 2007. The name was changed to reflect the Company's revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies and reflects the Company's business going forward. Additionally, the former operating segments have been renamed as the Kratos Government Solutions ("KGS") segment, which includes all former government-related business formerly included in the GNS segment, and the Public Safety & Security ("PSS") segment, which includes all enterprise, commercial and other civilian business formerly included in the ENS segment. All previous financial statements prior to September 12, 2007 were issued under the Company's previous name, Wireless Facilities, Inc.

(b) Basis of Presentation

        The information as of March 30, 2008, and for the three months ended March 31, 2007 and March 30, 2008 is unaudited. The consolidated balance sheet as of December 31, 2007 was derived from the Company's audited consolidated financial statements at that date. In the opinion of management, these unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented. The results have been prepared in accordance with the instructions to Form 10-Q and do not necessarily include all information and footnotes necessary for presentation in accordance with accounting principles generally accepted in the United States of America. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company's audited annual consolidated financial statements for the year ended December 31, 2007, filed on Form 10-K on March 27, 2008 with the United States Securities and Exchange Commission ("SEC"). Interim operating results are not necessarily indicative of operating results expected in subsequent periods or for the year as a whole.

(c) Principles of Consolidation

        The consolidated financial statements include the accounts of Kratos and its wholly-owned subsidiaries for which all inter-company transactions have been eliminated in consolidation. Kratos and its subsidiaries are collectively referred to herein as the "Company."

        Investments in unconsolidated affiliates are accounted for using the cost method as the Company owns less than 20% and the Company has no significant influence over the affiliates.

(d) Fiscal Calendar

        In 2008, the Company changed its fiscal year end to the last Sunday of the year with interim fiscal periods ending on the last Sunday of the last calendar month of each quarter. For fiscal year 2007 the Company's year end was December 31 with fiscal periods ending on the last calendar day of the last month of each quarter.

(e) Revenue Recognition

        The Company provides services to customers under three primary types of contracts: fixed-price; time and materials; and cost reimbursable plus fixed fee. The Company realizes a portion of its revenue from long-term contracts and accounts for these contracts under the provisions of Statement of Position (SOP) 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Revenue on fixed-price contracts is recognized using the percentage-of-completion method of accounting based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. Estimates of costs to complete include materials, direct labor, overhead, and allowable general and administrative expenses (for government contracts). While the Company generally does not incur a material amount of set-up fees for its projects, such costs, if any, are excluded from the estimated total costs to complete the contract. Cost estimates are reviewed monthly on an individual contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. The full amount of an estimated loss associated with a contract is accrued and charged to operations in the period it is determined that it is probable a loss will be realized from the performance of the contract.

        Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project's percentage of completion and profit margin must be made and used in connection with the revenue recognized in any accounting period. In the future, the Company may realize actual results that differ from current estimates and the differences could be material.

        Accordingly, the revenue the Company recognizes in a given financial reporting period depends on (1) the costs the Company has incurred for individual projects, (2) the Company's then current estimate of the total remaining costs to complete the individual projects and (3) current estimated contract value associated with the projects. If, in any period, we significantly increase or decrease our estimate of the total costs to complete a project, and/or reduce or increase the associated contract value, revenue for that period would be impacted. To the extent that the Company's estimates fluctuate over time or differ from actual results, gross margins in subsequent periods may vary significantly from previous estimates. Material differences may result in the amount and timing of the Company's revenue for any period if management made different judgments or utilized different estimates. In the event the Company is unable to provide reliable cost estimates on a given project, the Company records revenue using the completed contract method. There are no contracts for which the Company utilized the completed contract method for the quarter ended March 31, 2007 and March 30, 2008.

        Under the terms of substantially all of the Company's fixed price contracts, if a contract is terminated without proper cause by the customer, if the customer creates unplanned/unreasonable time delays, or if the customer modifies the contract tasks/scope, the Company has contractual rights to reimbursement in accordance with the terms and conditions regarding payment for work performed, but not yet billed (i.e., unbilled trade accounts receivable) at a gross profit margin that is consistent with the overall project margin. Furthermore, certain additional provisions compensate the Company for additional or excess costs incurred, whereby any scope reductions or other modifications are subject to reimbursement of costs incurred to date with a reasonable profit margin based on the contract value and completed work at that time. The inherent aforementioned risks are reflected in the Company's ongoing periodic assessment of the "total contract value" and the associated revenue recognized. Total net unbilled accounts receivable at December 31, 2007 and March 30, 2008 were $34.2 million and $38.4 million, respectively. The Company periodically performs work under authorizations to proceed or work orders from its customers for which a formal purchase order may not be received until after the work has commenced. As of December 31, 2007 and March 30, 2008, approximately $0.4 million and $0.6 million, respectively, of the Company's unbilled accounts receivable balance were under an authorization to proceed or work order from its customers where a formal purchase order had not yet been received.

        Revenue from certain time and materials and fixed-price contracts are recognized when realized or realizable and earned, in accordance with Staff Accounting Bulletin (SAB) 101, as revised by SAB 104 (recognized when services are rendered at contracted labor rates, when materials are delivered and when other direct costs are incurred). Additionally, based on management's periodic assessment of the collectibility of its accounts receivable, credit worthiness and financial condition of customers, the Company determines if collection is reasonably assured prior to the recognition of revenue.

        Cost reimbursable contracts for the government provide for reimbursement of costs plus the payment of a fee. The Company records the fee as costs are incurred. Under time and materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing rates and is reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expenses. Under certain of the Company's contractual arrangements, the Company may also recognize revenue for out-of-pocket expenses in accordance with EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." Depending on the contractual arrangement, these expenses may be reimbursed with or without a fee.

        Under certain of its contracts, the Company provides supplier procurement services and materials for its customers. The Company records revenue on these arrangements on a gross or net basis in accordance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," depending on the specific circumstances of the arrangement. The Company considers the following criteria, among others, for recording revenue on a gross or net basis:

        (1)   Whether the Company acts as a principal in the transaction;

        (2)   Whether the Company takes title to the products;

        (3)   Whether the Company assumes risks and rewards of ownership, such as risk of loss for collection, delivery or returns;

        (4)   Whether the Company serves as an agent or broker, with compensation on a commission or fee basis; and

        (5)   Whether the Company assumes the credit risk for the amount billed to the customer subsequent to delivery.

(f) Inventory

        Inventories which are comprised primarily of supplies including parts and materials are stated at the lower of cost or market and are included in other current assets in the accompanying consolidated balance sheets. The Company regularly reviews inventory quantities on hand, future purchase commitments with its suppliers, and the estimated utility of its inventory. If the Company review indicates a reduction in utility below carrying value, it reduces its inventory to a new cost basis. As of December 31, 2007 and March 30, 2008, the Company had $2.1 million and $1.9 million, respectively, of inventories which were reflected in other current assets on the Consolidated Balance Sheets.

(g) Use of Estimates

        The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including the related valuation allowance on the deferred tax asset, accruals for partial self-insurance, contingencies and litigation and contingent acquisition consideration. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that we have used change in the future, such changes could have a material impact on the Company's consolidated financial position, results of operations and cash flows.

(h) Reclassifications

        Certain prior period amounts in the Consolidated Financial Statements have been reclassified to be consistent with the current period presentation.

(i) Liquidity

        The Company currently carries a significant amount of debt and as such, its ability to execute on additional business opportunities may be limited due to its existing borrowing capacity. In addition, given the relatively highly leveraged liquidity position, any down-turn in its operating earnings could impair its ability to comply with the financial covenants of its existing credit facility. If the Company anticipated a potential covenant violation, it would seek relief from its lenders. This relief would have some cost to the Company and such relief might not be on terms as favorable as those in its existing Credit Agreement. If the Company were to actually default due to its failure to meet the financial covenants of its Credit Agreement and inability to obtain a waiver from the lenders, the Company's Credit Agreement could require the Company to immediately repay all amounts then outstanding under the Credit Agreement and/or require the Company to pay interest at default rates per the Credit Agreement.

        In the event the Company was required to repay the amount outstanding under the existing credit facility, it would need to obtain alternative sources of financing to continue its operating activities at existing levels. There can be no assurance that alternative financing would be available on acceptable terms or at all.

Note 2. Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," (SFAS 157) which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2, and proposed 157-c. FSP 157-1 amends SFAS 157 to exclude SFAS 13 and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-c clarifies the principles in SFAS 157 on the fair value measurement of liabilities. Public comments on FSP 157-c were due in February 2008, and responses and recommendations were presented to the board on April 9, 2008. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Refer to Note 10 to the Condensed Consolidated Financial Statements for additional discussion on fair value measurements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115," (SFAS 159) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. The Company have adopted SFAS 159 as of January 1, 2008 and have elected not to measure any additional financial instruments or other items at fair value.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations." SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and any adjustments to an entity's deferred tax assets and uncertain tax positions that occur after the measurement period be recorded as a component of income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008. Additionally, SFAS 141 (R) is effective for changes to valuation allowances or acquired uncertain tax positions occurring after the effective date of SFAS 141 (R), where the acquisition date occurs prior to the effective date for SFAS 141 (R). Early adoption is not permitted. The Company is currently evaluating the effects, if any, that SFAS 141(R) may have on its financial statements; however, since the Company has significant acquired deferred tax assets for which full valuation allowances were recorded at the acquisition date, SFAS 141(R) could significantly affect the results of operations if changes in the valuation allowances occur subsequent to adoption. For additional discussion on deferred tax valuation allowances, refer to Note 10 to the Consolidated Financial Statements in our 2007 Annual Report filed on Form 10-K.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The Company is currently evaluating this new statement and anticipate that the statement will not have a significant impact on the reporting of its results of operations.

        In December 2007, the EITF issued Issue No. 07-1, "Accounting for Collaborative Arrangements." This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. This Issue requires that transactions with third parties (i.e., revenue generated and costs incurred by the partners) should be reported in the appropriate line item in each company's financial statement pursuant to the guidance in EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This Issue also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, mount and income statement classification of collaboration transactions between the parties. The Company is currently evaluating this new statement and anticipate that the statement will not have a significant impact on the reporting of its results of operations.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity's derivative instruments and hedging activities and their effects on the entity's financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Company is currently evaluating the disclosure implications of this statement.

Note 3. Stockholders' Equity

        The Company had the following three stock option plans under which shares were available for grant at March 30, 2008: the 1999 Equity Incentive Plan (the "1999 Plan"), the 2000 Non-Statutory Stock Option Plan (the "2000 Plan") and the 2005 Equity Incentive Plan (the "2005 Plan"). In addition, the Company has a form of Restricted Stock Unit Agreement (the "RSU Agreement") to govern the issuance of restricted stock units ("RSU") to executive officers under the Company's 2005 Equity Incentive Plan (the "Plan").

        The following table summarizes the Company's Restricted Stock Unit activity:

(Shares in Thousands)	Restricted Stock Units (000's)	Weighted- Average Grant-Date Fair Value
Nonvested balance, beginning of period	2,156	$2.28
Grants	760	2.05
Payments	—	—
Cancellations/Forfeitures	—	—

Nonvested balance March 30, 2008	2,916	$2.22

        The following table shows the amounts recognized in the financial statements for the three months ended March 31, 2007 and March 30, 2008 for share-based compensation expense related to employees (in millions, except per share data). The share-based compensation expense for the three months ended March 31, 2007 and March 30, 2008 primarily relates to the grant of restricted stock units. In addition, for the three months ended March 31, 2007 and March 30, 2008, there was no incremental tax benefit from stock options exercised in the period.

	Three Months Ended March 31, 2007	Three Months Ended March 30, 2008
Cost of revenues	$—	$—
Selling, general and administrative	0.1	0.2

Total cost of employee share-based compensation included in operating loss, before income tax	0.1	0.2
Amount of income tax recognized in earnings	—	—

Amount charged against income from continuing operations	0.1	0.2

Total charged against income	$0.1	$0.2

Impact on net loss per common share:
Basic	$(0.00)	(0.00)
Diluted	$(0.00)	(0.00)

        A summary of the changes in Stockholders' Equity for the quarters ended March 31, 2007 and March 30, 2008 is provided below (in millions):

	Three Months Ended March 31, 2007	Three Months Ended March 30, 2008
Stockholders' equity, beginning of period	$187.1	$167.2
Stock based compensation	0.1	0.2
Working capital adjustment for Haverstick acquisition	—	1.3
Cumulative effect adjustment upon adoption of FIN No. 48	(0.1)	—
Additional paid-in-capital for acquisition	—	0.4
Net loss	(20.1)	(1.8)

Stockholders' equity, end of period	$167.0	$167.3

        The Company has two classes of stock, Series B Convertible Preferred Stock and Common Stock. There was no issuance, redemption or conversion of the Series B Convertible Preferred Stock in the most recent fiscal year ended December 31, 2007 or for the quarter ended March 30, 2008. Common stock issued by the Company for the most recent fiscal year ended December 31, 2007 and through the quarter ended March 30, 2008 was as follows (in millions):

	Year ended December 31, 2007	Three Months Ended March 30, 2008
Shares outstanding at the beginning of the period	73.9	79.0
Common stock issued for acquisitions	4.6	—
Stock based compensation	0.4	—
Stock options exercised	0.1	—

Shares outstanding at the end of the period	79.0	79.0

        The Company has an Employee Stock Purchase Plan (ESPP) which was approved in 1999 and subsequently suspended effective January 1, 2006. The Company reactivated the ESPP on April 1, 2008.

Note 4. Net Income (Loss) Per Common Share

        The Company calculates net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the reporting period. Diluted net income (loss) per common share reflects the effects of potentially dilutive securities (in millions).

	March 31, 2007	March 30, 2008
Anti-dilutive weighted shares from stock options excluded from calculation	10.8	8.9
Anti-dilutive weighted shares from preferred stock excluded from calculation	1.0	1.0
Anti-dilutive weighted shares of common stock contingently issuable	—	2.9

Note 5. Income Taxes

        The Company adopted the provisions of FIN 48 on January 1, 2007. The total liability for unrecognized tax benefits as of the date of adoption was $4.7 million. Additionally, the Company has a tax refund claim of $2.4 million for which it has not recorded any benefit under FIN 48 or prior standards. As a result of the implementation of FIN 48, the Company recognized a $0.7 million increase in the liability for unrecognized tax benefits, with $0.2 million net decrease in valuation allowance, $0.1 million charged to retained earnings, and $0.4 million recorded to goodwill. In addition, the Company reduced its gross deferred tax assets by $10.8 million for unrecognized tax benefits, which was offset by a reduction in its valuation allowance by the same amount.

        As of December 31, 2007, the Company had $15.2 million of unrecognized tax benefits. During the first quarter of 2008, this amount was reduced by $1.2 million relating to the expiration of statutes of limitations resulting in unrecognized tax benefits at March 31, 2008 of $14.0 million. The reduction in unrecognized tax benefits was recorded as a tax benefit from discontinued operations for $1.1 million and a reduction to goodwill for $0.1 million.

        The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. There were no material amounts recorded during the periods ended March 31, 2007 and March 30, 2008.

        The Company believes that it is reasonably possible that as much as $3 million of the FIN 48 tax liabilities will expire within 12 months of March 30, 2008 due to the expiration of various applicable statutes of limitations and possible settlement of a pending income tax refund claim.

        The Company is subject to taxation in the U.S. and various state tax jurisdictions. The Company's tax years for 2000 and forward are subject to examination by the U.S. and state tax authorities due to the existence of net operating loss carryforwards. Generally, the Company's tax years for 2002 and forward are subject to examination by various foreign tax authorities.

        In assessing the realizability of deferred tax assets, management considers on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As such, management has determined that it is appropriate to maintain a full valuation allowance against its deferred tax assets, with the exception of an amount equal to its deferred tax liabilities which can be expected to reverse. Management will continue to evaluate the necessity to maintain a valuation allowance against its net deferred tax asset.

Note 6. Significant Transactions

        On December 28, 2006, the Board of Directors of the Company approved a plan to divest portions of the Company's business where critical mass had not been achieved. This plan involved the divestiture of the Company's EMEA (Europe, Middle East and Asia) operations and its remaining South American operations. The Company determined that these operations met the criteria to be classified as held for sale. Accordingly, these operations were reflected as discontinued in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in the accompanying consolidated financial statements.

        The EMEA operations were sold to LCC International, Inc. (LCC) on March 9, 2007 for $4.0 million in cash, $3.3 million of which was received on that date. The Company also received approximately $1.8 million from its EMEA operations, prior and subsequent to the closing date as payment on outstanding intercompany debt. The sale of EMEA generated a gain on disposition of $3.3 million. The balance of the $0.7 million sales price was withheld as security for the satisfaction of certain indemnification obligations and was payable on March 31, 2008. In the fourth quarter of 2007, the Company recorded a reserve of $0.7 million on the remaining sales price holdback based on the Company's assessment of LCC's available liquidity and ability to pay following the Company's review of LCC's most recently filed financial statements, thereby reducing the net estimated gain on this transaction to $2.6 million. In May 2008 the Company and LCC reached an agreement related to the $0.7 million holdback amount, under which LCC has agreed to pay the Company the outstanding balance in $100,000 increments each month commencing June 30, 2008. The Company intends to record income from discontinued operations in the period each payment is collected.

        On April 20, 2007, the Company entered into an Equity Purchase Agreement to sell all of the issued and outstanding equity of its interests of its wholly owned subsidiary WFI Brazil Techlogia en Telecomunicaciones LTDA, to Strategic Project Services, LLC (SPS). The consideration included the assumption of substantially all outstanding liabilities of WFI Brazil, nominal cash consideration, and additional earn-out consideration based on 25 percent of net receivables collected subsequent to the closing date. The Company recorded an impairment charge of approximately $5.2 million as of December 31, 2006 to reduce the current carrying value of the Brazil operations to their estimated fair value based upon current indications of interest. In the second quarter of 2007, when this business was sold, a gain on disposition of $0.2 million was recorded primarily due to lower than expected selling costs.

        On May 29, 2007, the Company entered into an Asset Purchase Agreement with LCC pursuant to which the Company agreed to sell to LCC all of the assets used in the conduct of the operation of the

Company's Wireless Network Services business segment that provides engineering services to the non-government wireless communications industry in the United States.

        The transaction was completed on June 4, 2007. The aggregate consideration paid by LCC in connection with the Acquisition was $46 million. LCC delivered a subordinated promissory note for the principal amount of $21.6 million (the "Subordinated Promissory Note"), paid $17 million at closing and paid final working capital adjustments of $2.4 million through an amendment to the Subordinated Promissory Note, and the Company retained an estimated $5.0 million in net working capital of the business.

        On July 5, 2007, the Company sold the $21.6 million subordinated promissory note taken in the sale of assets to LCC in exchange for approximately $19.6 million in net cash proceeds, reflecting a discount from par value of less than five percent and aggregate transaction fees of approximately $1 million. The note was acquired by a fund affiliated with Silver Point Capital, L.P. In addition, the Company and LCC agreed to a final working capital calculation of $2.4 million. The Company collected $2.3 million in January 2008, net of a $0.1 million discount from Silver Point in accordance with the terms of the note agreement. The Company did not provide any guaranty for LCC's payment obligations for the note.

        On July 24, 2007, the Company completed the sale to an affiliate of Platinum Equity of its wireless deployment services portion of the Wireless Network Services segment and the Wireless Facilities trade and corporate names. The total consideration for the acquisition was $24 million including $18 million in cash at closing, subject to typical post-closing working capital adjustments, and an aggregate $6 million in a three-year earn-out arrangement. The Company provided certain transition services to Platinum Equity for a period of nine months pursuant to a Transition Services Agreement. Under an employee leasing arrangement with Platinum Equity, the Company serviced the payroll for the deployment business employees until October 1, 2007. On September 25, 2007, in accordance with the acquisition agreement, the Company provided its working capital calculation to Platinum Equity. However, the Company has not been able to come to an agreement with Platinum Equity on the amount of the working capital adjustment. Pursuant to the terms of the agreement, both parties are in the process of choosing a firm to resolve this issue. As of March 30, 2008, the balance of the Company's calculation has been reflected in other current liabilities.

        The Company determined that the U.S. engineering and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007. Accordingly, the Company has reflected these operations as discontinued and assessed these assets for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company determined that the assets of the U.S. deployment operations were impaired and recorded an impairment charge of approximately $13.4 million. The fair value of the assets was determined by utilizing the sale price less estimated costs to sell the business. The Company subsequently recorded a gain in discontinued operations from the sale of the U.S. engineering operations of $14.8 million. Upon the divestiture of the deployment business, the Company recorded a loss from disposal of $1.9 million, reflecting the closing working capital adjustment and final closing balance sheet. In addition, the Company recorded a charge for an excess facility accrual of approximately $1.1 million related to certain facility leases of Deployment field offices that were not assumed by Platinum.

        The determination that the U.S. engineering business and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007 was also a triggering event under SFAS 142 Goodwill and Other Intangible Assets ("SFAS 142") that resulted in an accelerated review of the Company's goodwill and intangibles assets with indefinite lives. In accordance with SFAS 142, the Company allocated the goodwill for the WNS reporting unit based upon the fair value of the engineering business and the deployment business. The fair values used were based upon market information obtained as a result of the sale of the businesses. This resulted in an impairment charge of approximately $7.2 million related to goodwill for this reporting unit which was recorded in the first quarter of 2007.

        In addition, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations ("EITF 87-24"), interest expense incurred on the debt that was required to be repaid as a result of the sales of our wireless network services business was allocated to discontinued operations for the periods presented. During the periods ended March 31, 2007 and March 30, 2008, interest expense allocated to discontinued operations was approximately $1.1 million and zero, respectively. For the three months ended March 30, 2008, the primary activity related to discontinued operations was a reduction in tax contingencies net of a charge for impairment of assets. The following table presents the results of discontinued operations (in millions):

	Three Months Ended March 31, 2007	Three Months Ended March 30, 2008
Revenue	$47.0	$—
Net income (loss) before taxes	(18.2)	(0.5)
Benefit for income taxes	(1.1)	(1.1)
Net income (loss) after taxes	$(17.1)	$0.6

        The following is a summary of the assets and liabilities of discontinued operations as of December 31, 2007 and March 30, 2008 (in millions):

	December 31, 2007	March 30, 2008
Cash	$0.3	$0.3
Accounts receivable, net	0.8	0.2
Other current assets	0.5	0.4

Current assets of discontinued operations	$1.6	$0.9

Other non-current assets	$0.1	$0.1

Non-current assets of discontinued operations	$0.1	$0.1

Accounts payable	$—	$0.1
Accrued expenses	3.7	3.4
Income tax contingencies	1.2	0.6
Other current liabilities	0.4	0.4

Current liabilities of discontinued operations	$5.3	$4.5

Non-current income tax contingencies	$2.0	$1.5
Other non-current liabilities	0.7	0.6

Non-current liabilities of discontinued operations	$2.7	$2.1

Note 7. Acquisitions

        The following tables summarize the changes in the carrying amounts of goodwill and other finite-life intangible assets for the three months ended March 30, 2008, (in millions):

Government Solutions
Goodwill
Balance as of December 31, 2007	$194.5
Purchase accounting adjustments	2.2

Balance as of March 30, 2008	$196.7

	December 31, 2007			March 30, 2008
	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
Intangible Assets
Acquired finite-lived intangible assets
Customer relationships	$15.0	$(2.6)	$12.4	$15.0	$(3.0)	$12.0
Contracts and Backlog	11.6	(4.2)	7.4	11.6	(4.9)	6.7
Non-compete agreements	1.3	(1.2)	0.1	1.3	(1.3)	0.0
Trade names	0.4	(0.4)	0.0	0.4	(0.4)	0.0

Total	$28.3	$(8.4)	$19.9	$28.3	$(9.6)	$18.7

        Consolidated amortization expense related to intangible assets subject to amortization was $0.7 million and $1.2 million for the quarters ended March 31, 2007 and March 30, 2008, respectively.

        On December 31, 2007, the Company acquired Indianapolis, Indiana headquartered Haverstick Consulting, Inc. (Haverstick) as part of the Kratos Government Solutions Segment. Haverstick provides rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. Through the Haverstick acquisition, the Company expanded its customer footprint within the DoD, and enhanced its presence with the U.S. Air Force, a key growth area for Kratos.

        The total purchase price was $90.2 million including transaction costs incurred by Kratos of $0.5 million. The purchase price paid to Haverstick was $89.7 million comprised of $70.3 million in cash and the issuance of 7.48 million shares of the Company's common stock valued at $2.60 per share or an aggregate stock consideration of $19.4 million. The value of the share issued was determined by averaging the market price of the stock two days before and two days after the announcement of the acquisition, November 5, 2007. The Company paid $81.1 million, $66.7 million of which was cash paid at closing, $2.4 million was paid shortly thereafter, and $12.0 million in common stock. The Company held back $8.6 million (the Holdback Consideration) to secure any negative working capital adjustments required by the Merger Agreement and the Company's indemnity rights. The Holdback Consideration is comprised of both cash and Kratos stock in the amounts of $1.2 million and $7.4 million, respectively. The holdback consideration will be released in 50% increments on the 12th month and 21st month of the anniversary date of the acquisition. In addition to the indemnity holdback, the Agreement also calls for a post closing working capital adjustment. To fund the acquisition, the Company secured a new credit facility of $85.0 million arranged by KeyBanc Capital Markets. The credit facility, which includes a $25.0 million line of credit and $60.0 million in term notes, replaced the Company's previous credit facility which had an outstanding principal balance of $6.0 million on the date of closing.

        In February 2008, the Company and Haverstick agreed on the working capital calculation called for in the Agreement. The calculation resulted in a working capital adjustment due to Haverstick in an amount of $1.5 million. The working capital adjustment was paid with 697,307 shares of Company stock valued at $1.3 million and cash of $0.2 million in April 2008.

        Pursuant to the terms of the Merger Agreement, the Company has agreed to use its reasonable best efforts to file a resale registration statement covering the shares issued in connection with the Merger promptly following the closing date. In the event that the shares of common stock issued are not salable under rules promulgated under the Securities Act, holders of the stock may elect to exchange such shares for a cash amount equal to $2.74 per share in accordance with the terms of the Merger Agreement. Until the date on which the shares of stock are salable interest shall accrue on the value of the Closing Stock at a floating rate of one-month LIBOR plus four percent (4%) per annum.

        The following table summarizes supplemental statement of operations information on an unaudited pro forma basis as if the acquisition of Haverstick had occurred on January 1, 2007 and includes adjustments that were directly attributable to the transaction or were not expected to have a continuing impact on the Company. The pro forma results are for illustrative purposes only for the applicable period and do not purport to be indicative of the actual results which would have occurred had the transaction been completed as of the beginning of the period, nor are they indicative of results of operations which may occur in the future (all unaudited amounts, except per share amounts are in millions):

Three Months Ended March 31, 2007
Pro forma revenues	$73.1
Pro forma net loss	$(20.0)
Basic pro forma net loss per share	$(0.25)
Diluted pro forma net loss per share	$(0.25)

        In February 2008, the Company entered into a definitive merger agreement with San Diego-based C5ISR and net-centric warfare solutions provider SYS Technologies (AMEX:SYS) in a stock-for-stock transaction. Under the terms of the agreement, SYS will merge into a wholly owned subsidiary of Kratos and all of SYS's outstanding common shares will be converted into Kratos common shares. Upon closing, the Company will issue approximately 25 million shares of common stock. The transaction is subject to customary closing conditions, including approval of the transaction by SYS's shareholders and the approval of the Company's stockholders of the issuance of shares. The transaction is expected to close in the second quarter of 2008.

Summary of Contingent Acquisition Consideration

        In connection with certain business acquisitions, the Company may agree to make additional future payments to sellers contingent upon achievement of specific performance-based milestones by the acquired entities. Pursuant to the provisions of SFAS No. 141, such amounts are accrued, and therefore, recorded by the Company when the contingency is resolved beyond a reasonable doubt and the additional consideration becomes payable. The current liabilities accrual for contingent consideration on the accompanying Consolidated Balance Sheet as of March 30, 2008 includes $2.3 million for MRC and $0.6 million for Haverstick. Included in long term other liabilities is $0.7 million for Haverstick with the contingent common stock consideration of $7.5 million reflected as paid in capital for contingent consideration in the accompanying Consolidated Statement of

Stockholder's Equity. A summary of the contingent acquisition consideration as of December 31, 2007 and March 30, 2008 is summarized in the following table (in millions):

	Haverstick	MRC	Total
Balance as of December 31, 2007	$8.6	$2.3	$10.9
Post acquisition adjustments and interest accruals	0.2	0.0	0.2

Balance as of March 30, 2008	$8.8	$2.3	$11.1

Note 8. Notes Payable and Other Financing Arrangements

  (a) Credit Agreement

        On December 31, 2007, the Company entered into a credit facility of $85.0 million with KeyBanc Capital Markets which replaced the October 2, 2006 credit agreement with Key Bank. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0 million, as well as, a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half year term with principal payments required quarterly beginning on March 31, 2008 of $25,000 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments required quarterly beginning on March 31, 2008 of $0.6 million in 2008, $1.3 million in 2009, $2.5 million in 2110, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011 and contains provisions typical in such arrangements. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its "prime rate" plus a margin for the term loans of 6.5% to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of the Company's aggregate debt to its EBITDA for the previous four fiscal quarters. The Company used the credit facility to fund the acquisition of Haverstick Consulting Inc. (Haverstick) and to retire the outstanding debt from the October 2006 agreement.

        The Credit Facilities contain covenants which impose certain restrictions on the Company's ability to, among other things, incur additional debt, pay dividends, make investments or sell assets. Additionally, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings may have to be used to pay down indebtedness and may not be reborrowed. In addition, the Credit Facilities contain certain financial covenants which include certain financial covenants as defined by the terms of the agreements. These financial covenants include a maximum first lien leverage ratio, a maximum total leverage ratio, a minimum liquidity ratio, a minimum fixed charge coverage ratio, and a minimum consolidated EBITDA at various dates for the $50.0 million term loan and the $25.0 million revolver as outlined in the following table.

Date	Maximum First Lien Leverage Ratio	Maximum Total Leverage Ratio	Minimum Liquidity Ratio	Minimum Fixed Charge Coverage Ratio	Minimum Consolidated EBITDA (in millions)
December 31, 2007—2008	3.22 to 4.76:1.00	3.76 to 5.68:1.00	1.56 to 1.33:1.00	1.05 to 0.50:1.00	$16.1 to $19.4
2009	2.97 to 2.33:1.00	2.78 to 3.50:1.00	1.60 to 1.58:1.00	1.11 to 1.02:1.00	$19,8 to $21.5
2010	1.75 to 2.00:1.00	2.25 to 2.50:1.00	1.54 to 1.49:1.00	1.10 to 1.06:1.00	$21.5 to $23.4
2011	1.75:1.00	2.25:1.00	1.55 to 1.53:1.00	1.10:1.00	$24.4 to $26.5
2012	1.75:1.00	2.25:1.00	1.42 to 1.54:1.00	1.10:1.00	$26.7 to $27.6

The $10.0 million term loan also provides for similar financial covenants.

        As of March 30, 2008, the Company's outstanding balance on the facility was $77.5 million and the weighted average interest rate on the debt borrowed during the quarter ended March 30, 2008 was 11.4%.

        As of March 30, 2008, the unused line of credit under the revolving line of credit was $7.5 million. The only restriction on the use of these funds is that the Company must be in compliance with covenants of the credit facility which it is as of March 30, 2008.

        On February 11, 2008, the Company entered into a three derivative financial instruments with Key Bank to reduce the Company's exposure to its variable interest rates on its outstanding debt. These instruments initially hedged $70 million of its LIBOR-based floating rate debt with the amounts hedged decreasing over time. The derivatives mature on March 31, 2010 and March 31, 2011 and result in an average fixed rate of 3.16% for the term of the agreements. The Company designated these instruments as cash flow hedges. In March 2008, as a result of the amendment to the Company's credit facility, which included a LIBOR floor rate of 4.25%, the Company determined that these instruments were no longer highly effective as a hedge. As a result, the charge of $0.7 million from marking the derivative financial instruments to market has been reflected in other income (expense), net rather than in other comprehensive income on the Company's Consolidated Balance Sheet. Future gains and losses on these derivative instruments as well as the offsetting gain or loss on the hedged item attributable to the hedged risk will be recognized in the Company's statement of earnings. See Note 10.

        In March 2008, the Company entered into a tentative agreement to settle the 2004 and 2007 securities class action litigation actions and, as a result, the Company recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue its share of the settlement amounts and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by the Company's insurance carriers. As a consequence of recording this legal settlement, the Company did not meet certain of the financial covenants in accordance with the credit facility. Accordingly, on March 27, 2008, the Company obtained an amendment and waiver from its lenders to waive the impact of the legal settlement amounts on its financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the credit facility to provide for an increase in the LIBOR floor rate to 4.25% and to require that the Company set aside in a restricted account approximately 50% of the proceeds of the recovery from the theft of stock options by its former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. In April 2008, $1.7 million of cash was transferred to a restricted cash account. The lenders have also reserved the right to require the Company to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon the Company's compliance with financial covenants under the credit facility for the four consecutive quarters commencing after January 1, 2008.

Note 9. Fair Value Measurement

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," (SFAS 157), which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model.

        Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1 and 157-2. FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, "Accounting for Leases," (SFAS 13) and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

        The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which it has not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination.

        SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company's own assumptions used to measure assets and liabilities at fair value. A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of March 30, 2008 (in millions):

Fair Value Measurements at March 30, 2008 Using

	Total Carrying Value March 30, 2008	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative liabilities	$0.7	$—	$0.7	$—

        Valuation Techniques: Derivatives that are exchange-traded are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy.

Note 10. Significant Customers

        The following table presents our key customers for the periods presented and the percentage of net sales made to such customers (in millions):

Key Customers	Three Months Ended March 31, 2007		Three Months Ended March 30, 2008
U.S. Navy	$9.4	19.2%	$22.0	32.3%
U.S. Army	$10.1	20.6%	$12.6	18.5%
Foreign Military Sales	$5.5	11.2%	$3.7	5.4%

        The customers are all part of our Government Services segment. Our top five customers accounted for approximately 60% and 65% of our total revenue for the three months ended March 31, 2007 and March 30, 2008, respectively.

Note 11. Segment Information

        Prior to the divestiture of our wireless-related business, we had three operating segments: our Wireless Network Services (WNS) segment, our Enterprise Network Services (ENS) segment, and our Government Network Services (GNS) segment. Following the divestiture of the WNS segment and corporate name change, we reorganized into two operating segments, Kratos Government Solutions (KGS) (formerly GNS) and Public Safety and Security (PSS) (formerly ENS). The financial statements in this Quarterly Report are presented in a manner consistent with the new operating structure.

        Certain income and charges are not allocated to segments in the Company's management reports because they are not considered in evaluating the segments' operating performance. Unallocated charges are related to corporate expenses previously allocated to the discontinued Wireless Network Services segment, share based compensation charges and related tax adjustments, and expenses related to the stock option investigation that was completed in September 2007. These charges are included in corporate activities in the table below. Revenues and operating income generated by the Company's current reporting segments for the three months ended March 31, 2007 and March 30, 2008 are as follows (in millions):

	Three Months Ended March 31, 2007 and March 30, 2008
	2007	2008
Revenues:
Public Safety & Security	$12.0	$13.3
Government Solutions	37.0	54.9

Total revenues	$49.0	$68.2

Operating income:
Public Safety & Security	$(2.1)	$0.1
Government Solutions	1.9	0.8
Corporate activities	(3.1)	(0.2)

Total operating income (loss)	$(3.3)	$0.7

Note 12. Related Party Transactions

        In 2002, the Company issued 90,000 shares of Series B Convertible Preferred Stock in a private placement to entities affiliated with one of the directors of the Company (40,000 shares), to a brother of the previous Chairman and Chief Executive Officer of the Company (10,000 shares) and to an unrelated third-party investor (40,000 shares).

        As of March 30, 2008 a total of 10,000 shares of Series B Convertible Stock remains outstanding with a total liquidation preference of $5.0 million.

Note 13. Legal Matters

Contingencies

IPO Securities Litigation

        Beginning in June 2001, the Company and certain of its officers and directors were named as defendants in several parallel class action shareholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption, In re Wireless Facilities, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-4779. In the amended complaint, the plaintiffs allege that the Company, certain of its officers and directors, and the underwriters of the Company's initial public offering ("IPO") violated section 11 of the Securities Act of 1933 and section 10(b) of the Securities Exchange Act of 1934 based on allegations that the Company's registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies ("Issuers") that conducted IPOs of their common stock in the late 1990s and 2000 (the "IPO Cases").

        In June 2004, the Issuers (including the Company) executed a settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all claims against the Issuers and their officers and directors and the assignment of certain potential Issuer claims to the plaintiffs. On February 15, 2005, the court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the court reaffirmed class certification and preliminary approval of the modified settlement in a comprehensive Order. On February 24, 2006, the court dismissed litigation filed against certain underwriters in connection with certain claims to be assigned under the settlement. On April 24, 2006, the court held a Final Fairness Hearing to determine whether to grant final approval of the settlement. On December 5, 2006, the Second Circuit Court of Appeals vacated the lower court's earlier decision certifying as class actions the six IPO Cases designated as "focus cases." Thereafter, the District Court ordered a stay of all proceedings in all of the IPO Cases pending the outcome of plaintiffs' petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs' rehearing petition, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Accordingly, the settlement was terminated pursuant to stipulation and will not receive final approval.

        Plaintiffs filed amended complaints in the six focus cases in August 2007. The Company is not one of the focus case issuers. In September 2007, the Company's named officers and directors again extended the tolling agreement with plaintiffs. In September 2007, plaintiffs moved to certify the classes alleged in the focus cases and to appoint class representatives and class counsel in those cases. The focus case issuers filed motions to dismiss the claims against them in November 2007 and an opposition to plaintiffs' motion for class certification in December 2007. The Court denied the motions to dismiss on March 16, 2008. A date for the focus case defendants to answer has not yet been set. Due to the inherent uncertainties of litigation, the ultimate outcome of this matter cannot be predicted. In accordance with FASB No. 5, "Accounting for Contingencies," the Company believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter.

2004 Securities Litigation

        In August 2004, following the Company's announcement on August 4, 2004 that it intended to restate its financial statements for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, the Company and certain of its current and former officers and directors were named as defendants ("Defendants") in several securities class action lawsuits filed in the United States District Court for the Southern District of California. These actions were filed on behalf of those who purchased, or otherwise acquired, the Company's common stock between April 26, 2000 and August 4, 2004. The lawsuits generally allege that, during that time period, Defendants made false and misleading statements to the investing public about the Company's business and financial results, causing its stock to trade at artificially inflated levels. Based on these allegations, the lawsuits allege that Defendants violated the Securities Exchange Act of 1934, and the plaintiffs seek unspecified damages. These actions have been consolidated into a single action—In re Wireless Facilities, Inc. Securities Litigation,

Master File No. 04CV1589-JAH. Plaintiffs filed a First Amended Consolidated Class Action Complaint on April 1, 2005. Defendants filed their motion to dismiss this first amended complaint on April 14, 2005. The plaintiffs then requested leave to amend their first amended complaint. The plaintiffs filed their Second Amended Complaint on June 9, 2005, this time on behalf of those who purchased, or otherwise acquired, the Company's common stock between May 5, 2003 and August 4, 2004. Defendants filed their motion to dismiss this Second Amended Complaint on July 14, 2005. The motion to dismiss was taken under submission on October 20, 2005 and on March 8, 2006, the Court granted the Defendants' motion. However, plaintiffs were granted the right to amend their complaint within 45 days and subsequently filed their Third Amended Consolidated Class Action Complaint on April 24, 2006. Defendants filed a motion to dismiss this complaint on June 8, 2006. On May 7, 2007, the Court denied the Defendants' motion to dismiss. Defendants' filed their answer to the plaintiffs' complaint on July 13, 2007. In February 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the tentative settlement, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the total amount of $12 million. The Company's directors' and officers' liability insurers will pay the settlement amount in accordance with the Company's insurance policies, less any applicable retention or co-insurance obligations that are expected to be paid directly by the Company. The Company estimates that the amount of its payment toward the settlement will be approximately $2.4 million. The Company has accrued approximately $2.4 million as of March 30, 2008 related to this matter. The parties currently are in the process of documenting their agreement and, if agreement terms are reached, will seek a determination by the Court that the proposed settlement is fair, reasonable and adequate. The Company makes no assurances at this time that the parties will reach agreement on settlement terms, that the Court will approve the proposed settlement terms or that the matter ultimately will be settled. Despite the tentative settlement reached in this action, the Company believes that the allegations lack merit.

        In 2004, two derivative lawsuits were filed in the United States District Court for the Southern District of California against certain of the Company's current and former officers and directors: Pedicini v. Wireless Facilities, Inc., Case No. 04CV1663; and Roth v. Wireless Facilities, Inc., Case No. 04CV1810. These actions were consolidated into a single action in In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No 04CV1663-JAH. These lawsuits contain factual allegations that are substantially similar to those made in the class action lawsuits, but the plaintiffs in these lawsuits assert claims for breach of fiduciary duty, gross mismanagement, abuse of control, waste of corporate assets, violation of Sarbanes Oxley Act section 304, unjust enrichment and insider trading. The plaintiffs in these lawsuits seek unspecified damages and equitable and/or injunctive relief. The lead plaintiff filed a consolidated complaint on March 21, 2005. On May 3, 2005, the defendants filed motions to dismiss this action, to stay this action pending the resolution of the consolidated non-derivative securities case pending in the Southern District of California, and to dismiss the complaint against certain non-California resident defendants. Pursuant to a request by the Court, Defendants' motions were withdrawn without prejudice pending a decision on defendants' motion to dismiss the complaint against the non-California resident defendants. On March 20, 2007, the Court ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the federal derivative complaint. On March 27, 2007, plaintiffs filed an amended derivative complaint setting forth all of the same allegations from the original complaint and adding allegations regarding the Company's stock option granting practices. Basically, plaintiffs allege that the Company "backdated" or "springloaded" employee stock option grants so that the options were granted at less than fair market value. The amended complaint names all of the original defendants (including those dismissed for lack of jurisdiction) as well as nine new defendants. On July 2, 2007, the non-California resident defendants moved to dismiss the complaint for lack of personal jurisdiction. On October 17, 2007, the Court took the motion under submission without oral argument. On February 26, 2008, the Court again ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the amended federal derivative complaint. Plaintiffs have moved the Court for certification and entry of final judgment of the Court's order dismissing the non-residents for lack of personal jurisdiction so that the plaintiffs may seek immediate appellate review of the matter. A hearing on the plaintiffs' motion for certification is set for May 19, 2008. The parties have conferred and discussed the Court's order and have stipulated to a briefing schedule for any remaining motions to dismiss that the Company, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the complaint as to them. Pursuant to the parties' stipulation, such motions must be brought on or before June 5, 2008. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on the Company.

        In April 2007, another derivative complaint was filed in the United States District Court for the Southern District of California, Hameed v. Tayebi, Case No. 07-CV-0680 BTM(RBB) (the "Hameed Action"), against several of the Company's current and former officers and directors. The allegations in this new derivative complaint mirror the amended allegations in the 2004 federal derivative action. Pursuant to the Court's order and agreement of the parties, the defendants' responses to the complaint in the Hameed Action were stayed until the Court ruled on the motion to dismiss for lack of personal jurisdiction in the 2004 derivative litigation. As noted above, on February 26, 2008, the Court ruled that it lacked personal jurisdiction over five of the non-California defendants named in the 2004 derivative action, including three that were also named in the Hameed Action. The parties have conferred and discussed the Court's order and have stipulated to a briefing schedule for any remaining motions to dismiss that the Company or the individual defendants may bring in an effort to dismiss the Hameed Action. Pursuant to the parties' stipulation, such motions must be brought on or before June 5, 2008. At this time, the parties have not set a date by which such motions must be brought. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on the Company.

        In August and September 2004, two virtually identical derivative lawsuits were filed in California Superior Court for San Diego County against certain of the Company's current and former officers and directors. These actions contain factual allegations similar to those of the federal lawsuits, but the plaintiffs in these cases assert claims for violations of California's insider trading laws, breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The plaintiffs in these actions seek unspecified damages, equitable and/or injunctive relief and disgorgement of all profits, benefits and other compensation obtained by defendants. These lawsuits have been consolidated into one action—In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case No. GIC 834253. The plaintiffs filed a Consolidated Shareholder Derivative Complaint on October 14, 2004. This action has been stayed pending a decision in federal court on a motion to dismiss the federal derivative lawsuits. In April 2008, the parties notified the Court of the status of the federal action and the court continued the stay for an additional six months. The Court also ordered the parties to file an updated status report in October 2008. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on the Company.

        The Company has recorded an accrual for a contingent liability associated with the legal proceedings related to the derivative actions of $0.8 million based on the Company's estimate of the potential amount it would have to pay in relation to these lawsuits.

2007 Securities Litigation

        In March and April 2007, there were three federal class actions filed in the United States District Court for the Southern District of California against the Company and several of its current and former officers and directors. These class action lawsuits followed the Company's March 12, 2007 public announcement that it was conducting a voluntary internal review of its stock option granting processes. These actions have been consolidated into a single action, In re Wireless Facilities, Inc. Securities Litigation II, Master File No. 07-CV-0482-BTM-NLS. The consolidated class action complaint was filed on November 19, 2007. In March 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the settlement proposal, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the amount of $4.5 million. The Company's directors' and officers' liability insurers will pay the settlement amount, less any applicable retention or co-insurance obligations and contributions that are expected to be paid directly by the Company. The Company estimates that the total amount of its payment toward the settlement will be approximately $1.7 million. The Company has accrued approximately $1.7 million as of March 30, 2008 related to this matter. The parties currently are in the process of documenting their agreement, and if agreement terms are reached, will seek a determination by the Court that the proposed settlement is fair, reasonable and adequate. The Company makes no assurances at this time that the parties will reach agreement or settlement terms, the Court will approve the proposed settlement terms or that the matter ultimately will be settled. Despite the tentative settlement reached in this action, the Company believes that the allegations lack merit.

Other Litigation and Government Investigations

        In January 2005, a former independent contractor of the Company filed a lawsuit in Brazil against the Company's subsidiary, WFI de Brazil, to which he had been assigned for a period of time. He sought to be designated an employee of WFI de Brazil and entitled to severance and related compensation pursuant to Brazilian labor law. The individual sought back wages, vacation pay, stock option compensation and related benefits in excess of $0.5 million. This matter was argued before the appropriate labor court in July 2005 and in July, 2006, the labor court awarded the individual the Brazilian currency equivalent of approximately $0.6 million for his back wages, vacation pay and certain other benefits. The Company filed an appeal in the matter on July 20, 2006 and is challenging the basis for the award on several theories. The Company has accrued approximately $0.6 million as of March 30, 2008 related to this matter. On August 22, 2007, the appeals court partially upheld the Company's appeal, although it upheld the individual's designation as an employee. The court is reviewing possible damage calculations before publishing a final decision. The Company's counsel is preparing a motion for clarification of the judgment due to omissions in the decision.

        On March 28, 2007, three plaintiffs, on behalf of a purported class of similarly situated employees and contractors, filed a lawsuit against the Company in the Superior Court of the State of California, Alameda County. The suit alleges various violations of the California Labor Code and seeks payments for allegedly unpaid straight time and overtime, meal period pay and associated penalties. The Company and the plaintiffs have agreed to venue for the suit in San Diego County. Although the Company believes that the allegations lack merit, it has agreed in principle with the plaintiffs to settle their claims for an aggregate amount in the range of $0.3 million to $0.5 million, to include individual and incentive awards, attorneys' fees and administrative costs, subject to court approval. The actual amount paid by the Company will depend upon the number of responses received from members of the purported class of plaintiffs. The Company has recorded an accrual for a contingent liability associated with this legal proceeding in the amount of $0.3 million.

        On May 3, 2007, Kratos announced that it had a filed a lawsuit against a former employee who previously served as its stock option administrator and left Kratos in mid-2004, and his spouse. The lawsuit sought to recover damages resulting from the theft by a former employee of Kratos stock options and common stock valued in excess of $6.3 million. The thefts, which appear to have taken place during 2002 and 2003, were discovered through the Kratos review of its past practices related to the granting and pricing of employee stock options with the assistance of its outside counsel and forensic computer consultants. The complaint also alleged that the former employee attempted to cover up the scheme by, among other things, deleting entries from the records of Kratos.

        Kratos promptly reported to the SEC the discovery of the theft. The SEC initiated an informal inquiry and commenced an enforcement action against the former employee. The U.S. Attorney's Office also forwarded a grand jury subpoena to Kratos seeking records related to the former employee and Kratos' historical option granting practices. The SEC filed a federal lawsuit and obtained a temporary restraining order and asset freeze against the former employee and his spouse. The U.S. Attorney's Office indicted him for the theft and he pled guilty to federal criminal charges and has been sentenced to 46 months in prison and currently is incarcerated. On April 1, 2008, the SEC notified Kratos that it had completed its informal investigation and that it did not intend to recommend any enforcement action by the SEC against the Company. Kratos has cooperated with, and intends to continue to cooperate with the U.S. Attorney's Office on this matter and otherwise. The former employee and his wife entered into a settlement agreement with Kratos on October 5, 2007, turning over substantially all of their assets to Kratos in settlement of the damages incurred in the theft. On February 15, 2008, the SEC approved the settlement. On February 19, 2008, the court entered a final judgment approving the settlement. Kratos has obtained the assets, which aggregate approximately $3.4 million, and is in the process of liquidating the remaining assets which approximate $0.1 million in value.

        In addition to the foregoing matters, from time to time, the Company may become involved in various claims, lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company's business. The Company is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on our business, financial condition, operating results or cash flows.

SYS FINANCIAL STATEMENTS

INDEX OF SYS FINANCIAL STATEMENTS

Page
Audited Financial Statements at June 30, 2007
Reports of Independent Registered Public Accounting Firm—Grant Thornton LLP	FII-2
Reports of Independent Registered Public Accounting Firm—KPMG LLP	FII-3
Consolidated Balance Sheets as of June 30, 2007 and 2006	FII-4
Consolidated Statements of Operations—Fiscal Years Ended June 30, 2007, 2006 and 2005	FII-5
Consolidated Statements of Cash Flows—Fiscal Years Ended June 30, 2007, 2006 and 2005	FII-6
Consolidated Statements of Stockholders' Equity—Fiscal Years Ended June 30, 2007, 2006 and 2005	FII-8
Notes to Consolidated Financial Statements	FII-9
Condensed Consolidated Balance Sheets as of December 28, 2007 and June 30, 2007 (unaudited)	FII-45
Condensed Consolidated Statements of Operations for the Three and Six Months Ended December 28, 2007 and December 29, 2006 (unaudited)	FII-46
Condensed Consolidated Statements of Cash Flows for the Six Months Ended December 28, 2007 and December 29, 2006 (unaudited)	FII-47
Notes to Condensed Consolidated Financial Statements	FII-48
Unaudited Financial Statements at March 28, 2008
Condensed Consolidated Balance Sheets at June 30, 2007 and March 28, 2008 (unaudited)	FII-58
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended March 30, 2007 and March 28, 2008 (unaudited)	FII-59
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended March 30, 2007 and March 28, 2008 (unaudited)	FII-60
Notes to Condensed Consolidated Financial Statements (Unaudited)	FII-61

FII-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
SYS

        We have audited the accompanying consolidated balance sheet of SYS and subsidiaries (the Company) as of June 30, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SYS and subsidiaries as of June 30, 2007, and the results of their consolidated operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP
Los Angeles, California
September 28, 2007

FII-2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
SYS:

        We have audited the accompanying consolidated balance sheet of SYS and subsidiaries (the Company) as of June 30, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SYS and subsidiaries as of June 30, 2006, and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, the Company has adopted the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," and accordingly, has changed its method of accounting for share-based compensation.

/s/ KPMG LLP

San Diego, California
September 29, 2006 except for
the 2006 and 2005 segment
related information in Notes 5
and 14 which is as of
September 28, 2007

FII-3

SYS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2007 AND 2006

(amounts in thousands, except par value amounts)

	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$2,770	$2,106
Accounts receivable, net	16,321	13,966
Inventories, net	599	558
Prepaid expenses	603	526
Income tax refund receivable	—	836
Deferred taxes	275	—

Total current assets	20,568	17,992
Furniture, equipment and leasehold improvements, net	1,951	1,717
Intangible assets, net	6,111	3,446
Goodwill	23,477	18,575
Deferred taxes	—	210
Other assets	276	266

Total assets	$52,383	$42,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$—	$899
Accounts payable	5,270	2,106
Accrued payroll and related expenses	3,887	3,074
Income taxes payable	194	—
Other accrued liabilities	1,474	1,280
Deferred taxes	—	671
Current portion of convertible notes payable, related party	—	992
Current portion of convertible notes payable	—	1,080
Current portion of note payable	—	250
Deferred revenue	1,552	373

Total current liabilities	12,377	10,725
Convertible notes payable, net of current portion, related party	975	975
Convertible notes payable, net of current portion	2,150	2,150
Note payable, net of current portion	500	750
Other long-term liabilities	69	99
Deferred revenue, net of current portion	210	—
Deferred taxes	1,023	—

Total liabilities	17,304	14,699

Commitments and Contingencies
Stockholders' Equity:
4% convertible preferred stock, $.50 par value; 250 shares authorized; none issued or outstanding	—	—
9% preference stock, $1.00 par value; 2,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value; 48,000 shares authorized; 19,232 and 15,353 shares issued and outstanding as of June 30, 2007 and 2006, respectively	35,903	26,638
Retained earnings (deficit)	(824)	869

Total stockholders' equity	35,079	27,507

Total liabilities and stockholders' equity	$52,383	$42,206

See accompanying notes to consolidated financial statements.

FII-4

SYS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2007 AND 2006

(amounts in thousands, except par value amounts)

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FISCAL YEARS ENDED JUNE 30, 2007, 2006 AND 2005

(amounts in thousands except per share data)

	2007	2006	2005
Revenues	$75,798	$55,861	$45,769

Operating costs and expenses:
Cost of revenues	57,999	44,615	37,418
Selling, general and administrative expenses	15,428	8,463	4,866
Research, engineering and development expenses	4,037	3,578	691
Impairment charges	—	1,267	—

Total operating costs and expenses	77,464	57,923	42,975

Income (loss) from operations	(1,666)	(2,062)	2,794

Other (income) expense:
Other income	(129)	(132)	(40)
Interest expense	829	501	474

Total other (income) expense	700	369	434

Income (loss) before income taxes	(2,366)	(2,431)	2,360
Income tax (benefit) provision	(673)	(688)	953

Net income (loss)	$(1,693)	$(1,743)	$1,407

Net income (loss) per share:
Basic	$(0.10)	$(0.14)	$0.16

Diluted	$(0.10)	$(0.14)	$0.15

Weighted average shares outstanding:
Basic	17,619	12,691	8,655
Diluted	17,619	12,691	11,206

See accompanying notes to consolidated financial statements.

FII-5

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FISCAL YEARS ENDED JUNE 30, 2007, 2006 AND 2005

(amounts in thousands)

	2007	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$(1,693)	$(1,743)	$1,407
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,972	1,381	692
Bad debt expense	307	35	—
Inventory impairment	—	206	—
Impairment charges	—	1,267	—
Share-based compensation expense	422	527	118
Accretion of debt discount	28	40	43
Deferred taxes	(1,080)	(548)	(24)
Gain on disposition of equipment	3	—	(14)
Stock contributed to employee benefit plan	1,045	574	137
Changes in operating assets and liabilities:
Accounts receivable	(984)	(882)	(1,594)
Inventories	(53)	172	14
Prepaid expenses	(1)	(271)	345
Income tax refund receivable	836	(836)	—
Accounts payable	3,139	677	(598)
Accrued payroll and related expenses	435	(570)	(299)
Income taxes payable	194	(138)	377
Other accrued liabilities	(613)	59	79
Other long-term liabilities	(12)	—	—
Deferred revenue	(871)	83	(15)

Net cash provided by operating activities	3,074	33	668

Cash Flows from Investing Activities:
Purchases of furniture, equipment and leasehold improvements	(837)	(852)	(637)
Net cash (paid) received for acquisitions, net of cash acquired	106	(10,414)	(955)
Proceeds from sale of furniture and equipment	12	—	2
Liquidation of investment	—	90	—
Other	(28)	(65)	(114)

Net cash used for investing activities	(747)	(11,241)	(1,704)

Cash Flows from Financing Activities:
Line of credit borrowings	35,872	18,831	18,239
Line of credit payments	(36,771)	(16,932)	(18,239)
Payments of notes payable and other borrowings	(1,475)	(100)	(745)
Payments on capital lease obligations	—	—	(10)
Excess tax benefit from stock option exercises	—	61	—
Debt issuance costs	—	—	(26)
Proceeds from convertible notes payable	—	3,069	—
Issuance of stock to employee stock purchase plan	509	746	194
Proceeds from exercise of stock options and warrants	202	1,184	50
Proceeds from common stock issued in private placement, net	—	2,970	2,899

Net cash provided by (used for) financing activities	(1,663)	9,829	2,362

Net increase (decrease) in cash and cash equivalents	664	(1,379)	1,326
Cash and cash equivalents at beginning of year	2,106	3,485	2,159

Cash and cash equivalents at end of year	$2,770	$2,106	$3,485

FII-6

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FISCAL YEARS ENDED JUNE 30, 2007, 2006 AND 2005

(amounts in thousands)

Supplemental disclosure of cash flow information:
Cash paid for interest	$620	$489	$413

Cash paid (refunded) for income taxes	$(623)	$772	$524

Supplemental disclosure of non-cash investing and financing activities:
Acquisitions:
Fair value of assets acquired	$11,571	$19,280	$4,625
Less cash acquired	(800)	(669)	(124)
Less other liabilities assumed	(4,915)	(1,280)	(1,319)
Less notes payable issued and other liabilities	—	(217)	(845)
Less common stock and warrants issued	(5,962)	(6,700)	(1,382)

Cash paid (received)	$(106)	$10,414	$955

Common stock issued on conversion of notes payable	$1,125	$1,084	$697

Common stock issued upon cashless exercise of stock options	$—	$200	$196

See accompanying notes to consolidated financial statements.

FII-7

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FISCAL YEARS ENDED JUNE 30, 2007, 2006 AND 2005

(amounts in thousands)

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FISCAL YEARS ENDED JUNE 30, 2007, 2006 AND 2005

(amounts in thousands)

	Common Stock
			Retained Earnings (Deficit)
	Shares	Amount		Total
Balance June 30, 2004	8,122	$7,143	$1,205	$8,348
Shares issued to 401K plan	51	137	—	137
Shares issued to ESSP	93	194	—	194
Exercise of stock options	140	50	—	50
Tax benefit from option exercises	—	239	—	239
Conversion of notes payable	308	697	—	697
Shares issued for cash, net	1,428	2,899	—	2,899
Shares issued for acquisition	481	1,382	—	1,382
Share-based compensation	—	51	—	51
Net income	—	—	1,407	1,407

Balance June 30, 2005	10,623	12,792	2,612	15,404
Shares issued to 401K plan	154	574	—	574
Shares issued to ESPP	321	746	—	746
Exercise of stock options	728	897	—	897
Exercise of warrants	115	287		287
Excess tax benefit from option exercises	—	61	—	61
Conversion of notes payable	873	1,084	—	1,084
Shares issued for cash, net	868	2,970	—	2,970
Shares issued for acquisitions	1,646	6,589	—	6,589
Warrants and options issued for acquisitions	—	111	—	111
Shares issued for employee performance	25	104	—	104
Share-based compensation	—	423	—	423
Net loss	—	—	(1,743)	(1,743)

Balance June 30, 2006	15,353	26,638	869	27,507
Shares issued to 401K plan	460	1,045	—	1,045
Shares issued to ESPP	278	509	—	509
Exercise of stock options	124	202	—	202
Conversion of notes payable	512	1,125	—	1,125
Shares issued for acquisitions	2,505	5,962	—	5,962
Share-based compensation	—	422	—	422
Net loss	—	—	(1,693)	(1,693)

Balance June 30, 2007	19,232	$35,903	$(824)	$35,079

See accompanying notes to consolidated financial statements.

FII-8

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—The Company and Significant Accounting Policies

  The Company

        SYS and its subsidiaries provide information connectivity solutions that capture, analyze and present real-time information to customers in the Department of Defense (DoD), Department of Homeland Security (DHS), other government agencies and commercial companies. Using interoperable communications software, sensors, digital video broadcast and surveillance technologies, wireless networks, network management, decision-support tools and Net-Centric technologies, our technical experts enhance complex decision-making. Founded in 1966, SYS is headquartered in San Diego and has principal offices in California and Virginia.

  Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

  Reclassifications

        Certain amounts in the prior year financial statements have been reclassified to conform to the current period financial statement presentation. In particular, $0.9 million of allocable overhead costs that were previously reported for 2006 as costs of revenues were reclassified to selling, general and administrative expenses.

  Use of Estimates

        The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the future, the Company may realize actual results that differ from the current reported estimates. The Company's significant estimates include those related to revenues and customer billings, recovery of indirect costs, estimated returns and discounts, allowance for doubtful accounts, inventory obsolescence, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including any related valuation allowance, contingencies, and share-based compensation.

  Cash and Cash Equivalents

        The Company's cash and cash equivalents are maintained in checking and money market accounts. The Company considers all highly liquid investments with maturities remaining on the date of purchase of three months or less to be cash equivalents. The carrying amount reported in the balance sheets approximates fair value.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company grants credit to customers. Its primary customers are agencies of the U.S. Government. Management believes that the exposure to credit risk from agencies of the U.S. Government is insignificant.

FII-9

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Significant Accounting Policies (Continued)

        The Company maintains its cash balances primarily in one financial institution. As of June 30, 2007, cash balances did exceed the Federal Deposit Insurance Corporation limitation for coverage of $100,000. Exposure to credit risk is reduced by placing such deposits with a major financial institution and monitoring its credit rating.

  Revenue Recognition

        The majority of the Company's revenue is derived from contracts with agencies of the U.S. Government that are typically cost-plus-fee, time-and-material and fixed-price contracts. Revenue on these contracts results from work performed by the Company's employees and subcontractors and from pass-through of costs for materials. Revenue on cost-plus-fee contracts is recorded as contractually allowable costs are incurred and fees earned. Revenue for time-and-material contracts is recorded on the basis of contractually allowable labor and subcontractor hours worked times the contract defined billing rates plus the cost of material used in the performance on the contract. Revenue from service-type fixed-price contracts is recognized ratably over the contract period or by other appropriate output methods to measure service provided, and contract costs are expensed as incurred.

        In general, the Company does not recognize revenues in excess of the allowable funding limitations on any delivery order or contract until negotiations are finalized. On occasion, the Company's customers request that it proceed on a tasking in advance of the formal contract modification. The Company evaluates these requests according to their characteristics and the circumstances in which they occur after taking all factors into consideration such as probability of cost recovery, its experience with the customer, and satisfactory evidence that supports the customer's intent to issue the modification. In these circumstances, if revenue recognition criteria are met, the Company only records revenue equal to costs incurred until such time as contract modifications are finalized. If the Company's assessment for the probability of cost recovery changes in a subsequent period due to a change in circumstances then the revenues associated with those costs incurred may be reversed.

        Contract costs, including indirect costs, on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency (DCAA) before final billing and collection of receivables. Revenues have been recorded at amounts expected to be realized upon final settlement. Anticipated contract losses are recognized in the period in which they are identified.

        The Company also recognizes revenue from the sale of hardware, hardware products which include software that is more than incidental, hardware and software maintenance agreements, and Application Service Provider (ASP) services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collection is reasonably assured.

        Revenue from product sales is generally recognized upon shipment, or once all applicable criteria have been met in accordance with Staff Accounting Bulletin No. 104 ("SAB 104"). Allowances are provided for estimated returns and discounts. Such allowances are adjusted periodically to reflect actual and anticipated experience.

        Revenue from maintenance and ASP services are recognized ratably over the service term, which is typically one or two years. The unrecognized revenue portion of maintenance agreements billed is recorded as deferred revenue.

FII-10

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Significant Accounting Policies (Continued)

        Certain agreements include multiple deliverables or elements for products, software and/or services. Accordingly, the Company separates its deliverables into units of accounting in accordance with the provisions of Emerging Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables". In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a deferral of revenue recognition for the delivered elements until the undelivered elements are fulfilled.

        Revenue on software products and software-related elements are recognized, in accordance with AICPA Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"). For arrangements that include both hardware products and software products, the Company evaluates the arrangement based on EITF 03-5, "Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software." In accordance with the provisions of EITF 03-5, the arrangement is divided between software-related elements and non-software deliverables. Software-related elements are accounted for in accordance with SOP 97-2. When software arrangements contain multiple elements and vendor specific objective evidence of fair value exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the residual method prescribed by SOP No. 98-9. Otherwise, revenue is deferred and recognized in accordance with SOP 97-2.

  Allowance for Doubtful Accounts

        The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments, which results in bad debt expense. Management periodically determines the adequacy of this allowance by evaluating the comprehensive risk profiles of all individual customer receivable balances including, but not limited to, the customer's financial condition. Additionally, on certain contracts whereby the Company performs services for a prime/general contractor, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until the project is completed. The Company periodically reviews all retainages for collectibility and records allowances for doubtful accounts when deemed appropriate, based on its assessment of the associated credit risks.

  Research, Engineering and Development

        The Company expenses all applicable research, engineering and development costs as incurred.

  Advertising Costs

        The Company expenses all applicable advertising costs as incurred. For fiscal years 2007, 2006 and 2005, the Company did not incur any material advertising costs.

  Inventories

        Inventories include the cost of material, labor and overhead and are stated at the lower of cost, determined on the first-in, first-out method, or market value. The Company periodically evaluates on-hand stock and makes appropriate provisions for any stock deemed excess or obsolete in the period such determination is made.

FII-11

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Significant Accounting Policies (Continued)

  Warranties

        The Company provides for the estimated costs to fulfill customer warranty and other contractual obligations upon the recognition of the related revenue. Such reserves are determined based upon actual warranty cost experience, estimates of component failure rates, and management's industry experience. Warranty costs have historically been insignificant.

  Software Development Costs

        Capitalization of material software development costs begins when a product's technological feasibility has been established in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). To date, there is only a short time period between achieving technological feasibility, which the Company has defined as the establishment of a working model, which typically occurs when beta testing commences, and the general availability of such software. Consequently, the Company has not capitalized any software development costs related to internal software development under the provisions of SFAS 86.

        The Company has capitalized software costs related to software purchased from third parties that the Company offers for sale to its customers. As of June 30, 2007 and 2006 software costs of $150,000 and $50,000 and related amortization of $25,000 as of June 30, 2007 were included in the consolidated balance sheets as furniture and equipment.

  Furniture and Equipment

        Furniture and equipment is stated at cost. Furniture and equipment are depreciated on a straight-line basis over three to ten years. Information technology equipment and purchased software are depreciated on a straight-line basis over two to three years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the improvements. Repairs and maintenance costs are expensed as incurred. When assets are sold or retired, the related asset and accumulated depreciation amounts are removed from their respective accounts and any gain or loss is recognized in the Consolidated Statements of Operations.

  Valuation and Impairment Review of Acquired Intangible Assets and Other Long-Lived Assets

        The Company accounts for its purchases of acquired companies in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and accounts for the related acquired intangible assets in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). In accordance with SFAS 141, the Company allocates the cost of the acquired companies to the identifiable tangible and intangible assets and liabilities acquired, with the remaining amount being classified as goodwill. Certain intangible assets, such as acquired technology, are amortized to expense over time, while in-process research and development, if any, is recorded as an expense at the acquisition date.

        The Company evaluates all of its long-lived assets (primarily property and equipment and intangible assets other than goodwill) for impairment in accordance with the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 requires that long-lived assets and intangible assets other than goodwill be evaluated for impairment whenever

FII-12

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Significant Accounting Policies (Continued)

events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. In accordance with SFAS 144, when a long-lived asset or intangible asset is abandoned or is determined to be impaired, the carrying value or amount of impairment is charged to expense in the period of abandonment or the period the impairment is identified. See further discussion of impairment charges at Note 2.

  Goodwill

        Goodwill, which is equal to the excess of cost over the fair value of acquired net assets and identifiable intangible assets, which has been recorded in conjunction with several of the Company's business combinations, is assessed for impairment under SFAS 142.

        Under SFAS 142, the goodwill impairment test is a two-step process. The first step consists of estimating the fair values of each of the reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with their carrying values, which includes the allocated goodwill. If the fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an implied fair value of goodwill. The implied fair value of goodwill is the residual fair value derived by deducting the fair value of a reporting unit's assets and liabilities from its estimated fair value calculated in step one. The impairment charge represents the excess of the carrying amount of the reporting units' goodwill over the implied fair value of their goodwill. SFAS 142 requires goodwill to be tested annually at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company tests goodwill for impairment in the fourth quarter and whenever indications of an impairment are identified.

  Investments

        The Company has a 12% ownership interest in a company that is included in other assets and is accounted for under the cost method, whereby the investment is recorded at its initial cost and periodically reviewed for impairment. At June 30, 2007, the carrying value included in other assets was approximately $73,000, which is included in Other Assets in the Consolidated Balance Sheet.

  Share-based compensation

        The Company has two stock plans that provide for the grant to employees of stock options, permit the grant of non-statutory share-based awards to paid consultants, and provide for the automatic grant of non-statutory share-based awards to outside directors. The plans may have options with terms of no more than ten years. The maximum terms of the options granted under these plans have been seven years with a maximum vesting of five years. The Company also has an employee stock purchase plan (ESPP) for employees to purchase its common stock at a discount. The ESPP provides for enrollment on the first day of a six-month period in which the employees can elect payroll deductions for the purchase of the Company's common stock. The exercise date of the ESPP shall be the last day of the

FII-13

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Significant Accounting Policies (Continued)

six-month period and the purchase price shall be 85% of the fair market value of a share of common stock on the enrollment or exercise date, whichever is lower.

        Prior to July 1, 2005, the Company accounted for its stock plans under the provisions of APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and FASB Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25" ("FIN 44") and made pro forma footnote disclosures as required by Statement of Financial Accounting Standards No. 148, "Accounting For Stock-Based Compensation—Transition and Disclosure", which amends SFAS No. 123, "Accounting For Stock-Based Compensation" ("SFAS 123"). The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), effective July 1, 2005 using a modified prospective application, as permitted under SFAS 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires us to apply a fair value based measurement method in accounting for generally all share based payment transactions with employees.

        Under the modified-prospective-transition method, share-based compensation expense recognized during the year ended June 30, 2007 and 2006 includes stock options granted prior to, but not yet vested as of July 1, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and the following items based on the grant date values estimated in accordance with the provisions of SFAS 123R: (a) stock options granted after June 30, 2005, (b) ESPP with offering periods commencing subsequent to June 30, 2005, (c) a stock purchase agreement issued to an employee that provided for the purchase of the Company's stock at a discount and (d) stock issued to employees of the Company.

        The modified prospective transition method of SFAS 123R requires the presentation of pro forma information, for periods presented prior to the adoption of SFAS 123R, regarding net income and net income per share as if the Company had accounted for its stock plans under the fair value method of SFAS 123. For pro forma purposes, fair value of stock options and ESPP awards was estimated using the Black-Scholes option valuation model. The fair value of all of the Company's share-based awards was estimated assuming no expected dividends and estimates of expected life, volatility and risk-free interest rate at the time of grant.

FII-14

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Significant Accounting Policies (Continued)

        The following table illustrates the effect on net income and net income per share if the Company had accounted for its stock plans under the fair value method of accounting under SFAS 123 for the fiscal year ended June 30, 2005 (in thousands, except per share amounts):

Net income—as reported	$1,407
Add total share-based employee compensation expense in reported net income, net of related tax effects	51
Deduct total share-based employee compensation expense determined under fair value based method for all stock option awards, net of tax	(1,406)

Net income—pro forma	$52

Basic net income per common share:
As reported	$0.16

Pro forma	$0.01

Diluted net income per common share:
As reported	$0.15

Pro forma	$0.01

        The pro-forma share-based employee compensation expense determined under fair value based method for all stock option awards for the year ended June 30, 2005 was estimated using the following weighted-average assumptions:

2005
Dividend yield	0.0%
Expected volatility	44.0%
Risk-free interest rate	3.7%
Expected lives	5.0

  Income (loss) per common share

        Basic income (loss) per common share is calculated by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. The calculation of diluted income per common share is similar to that of basic income per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of notes payable, and the exercise of stock options and warrants, were issued. In periods in which the Company incurs a net loss, basic and dilutive income per common share are the same because including the effects of potentially dilutive shares would be anti-dilutive.

FII-15

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Significant Accounting Policies (Continued)

        The following table summarizes the calculation of basic and diluted net income (loss) per common share for the years ended June 30 (in thousands, except per share amounts):

	2007	2006	2005
Numerators:
Net income (loss)	$(1,693)	$(1,743)	$1,407
Add back—interest expense on convertible notes, net of tax effects	—	—	259

Net income (loss) applicable to common stockholders—diluted	$(1,693)	$(1,743)	$1,666

Denominators:
Weighted average shares for basic net income (loss) per common share	17,619	12,691	8,655
Add dilutive effect of assumed exercise of stock options and warrants using the treasury stock method	—	—	574
Add dilutive effect of shares contingently issuable	—	—	76
Add dilutive effect of assumed conversion of convertible promissory notes	—	—	1,901

Weighted average shares for diluted net income (loss) per common share	17,619	12,691	11,206

Basic net income (loss) per common share	$(0.10)	$(0.14)	$0.16

Diluted net income (loss) per common share	$(0.10)	$(0.14)	$0.15

        A total of 1.6 million and 2.8 million shares for fiscal 2007 and 2006, respectively, related to stock options, convertible notes and our ESPP were excluded from the calculation of diluted net income per share because they were anti-dilutive. For fiscal 2005 there were no anti-dilutive shares excluded from the calculation of diluted net income per share.

  Income taxes

        The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income.

        The Company maintains a valuation allowance on the portion of the deferred tax assets for which it is more likely than not that the Company will not realize the benefits of these deferred tax assets in future tax periods.

  Fair value of financial instruments

        The Company's financial instruments at June 30, 2007 for which disclosure of estimated fair value is required consisted of cash, contract and other receivables, accounts payable, accrued liabilities, income taxes receivable, outstanding balance for line of credit, convertible notes payable and notes payable. In the opinion of management, (i) cash, contract and other receivables, accounts payable, accrued liabilities and income taxes receivable were carried at values that approximated their fair values because of their liquidity and/or their short-term maturities and (ii) line of credit and notes payable

FII-16

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—The Company and Significant Accounting Policies (Continued)

were carried at values that approximated their fair values because they had interest rates equivalent to those currently prevailing for financial instruments with similar characteristics.

        As of June 30, 2007, the convertible notes payable to related and unrelated parties with a carrying value of $3.1 million had a fair value of $1.7 million on an "as converted" basis.

  New accounting standards

        In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 are effective for fiscal years beginning after December 31, 2006 and will be adopted by the Company on July 1, 2007. The Company has not completed its evaluation of the impact of adopting FIN 48 and as a result is not able to estimate the effect the adoption will have on its financial position and results of operations, including its ability to comply with current debt covenants.

        In September 2006, the FASB issued Financial Accounting Standards Board Statement No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 prescribes a single definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting provisions of SFAS 157 will be effective for the Company beginning July 1, 2008. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies will record the effect as a cumulative effect adjustment to beginning of year retained earnings. SAB 108 was effective for the Company as of June 30, 2007 and the adoption of this standard did not have a material impact on its results of operations or its financial condition.

        In February, 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for the Company beginning July 1, 2008. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

Note 2—Impairment charges

        During the fourth quarter of fiscal 2006 management made a decision to suspend efforts to sell or further develop technology associated with SensorWorX products, which are included in the operations of the PSSIG segment. As a result, the Company assessed the impact of this decision on the Company's

FII-17

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Impairment charges (Continued)

ability to recover the carrying value of long-lived assets in this segment and also considered the impact during the annual impairment analysis of goodwill.

        As a result of this assessment, in fiscal 2006 the Company identified and recorded an impairment in the PSSIG segment approximating $1.2 million, of which $0.5 million was a reduction of identified intangible assets, $0.6 million was a reduction to goodwill and $0.1 million was related to the write down of certain fixed assets. In addition, the Company recorded an impairment charge of $0.1 million in fiscal 2006 to write down the carrying value of the ForceViz software purchased in September 2005 based on an evaluation which indicated that future cash flows would not be sufficient to recover the carrying value of the asset. The total amount recorded for impairment during the fourth quarter of fiscal 2006 was approximately $1.3 million.

        In conjunction with management's decision to suspend efforts to sell products related to SensorWorX, the Company considered the recoverability of other assets related to the PSSIG segment and determined that an adjustment was necessary to reduce the carrying value of related inventory to the lower of cost or market, which resulted in a charge to cost of sales approximating $0.2 million in fiscal 2006.

        There were no impairment charges in 2007.

Note 3—Accounts receivable

        Accounts receivable, net of allowance of doubtful accounts, consist of the following (in thousands):

	June 30, 2007	June 30, 2006
Amounts billed	$8,600	$7,671
Amounts unbilled:
Costs and profits in excess of billings	7,299	5,641
Retentions due upon contract completion	304	211
Recoverable costs subject to contract close out	547	606
Allowance for doubtful accounts	(429)	(163)

Total	$16,321	$13,966

        Costs and profits in excess of billings consist of amounts billable subsequent to the respective fiscal year-ends. Retentions will be due upon completion of the contracts and audits of overhead rates by the customer; based on the Company's experience with similar contracts in recent years, the retention balance at June 30, 2007 is expected to be collected in fiscal 2008 and 2009.

        Recoverable costs subject to contract close-out consist primarily of revenues recognized on specific delivery orders as a result of actual indirect expense rates exceeding the provisionally approved indirect billing rates. These receivables will be billable upon closure of audits of overhead rates of the specific delivery orders or the contracts. Contract costs, including indirect costs, on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency (DCAA) before final payment is received. Revenues and accounts receivable are recorded at amounts expected to be realized upon final settlement.

FII-18

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Accounts receivable (Continued)

        Billings in excess of costs and profits are included in the balance sheets as other accrued liabilities and totaled $0.5 million at June 30, 2007 and $0.3 million at June 30, 2006.

        The following is a summary of the changes to the balance of allowance for doubtful accounts (in thousands):

	2007	2006	2005
Beginning balance	$163	$48	$28
Increases related to acquisitions	24	70	20
Provision	307	35	—
Recoveries (write-offs)	(65)	10	—

Ending balance	$429	$163	$48

Note 4—Other Financial Data

  Inventories (in thousands):

	June 30, 2007	June 30, 2006
Raw materials	$473	$372
Finished goods	126	186

Total	$599	$558

        The inventory amounts presented are net of allowances for obsolescence of $83,000 and $33,000 as of June 30, 2007 and 2006, respectively. The company recorded a provisions for obsolescence of $39,000 in fiscal 2007. The allowance also increased by $12,000 and $33,000 in fiscal 2007 and fiscal 2006, respectively, as a result of purchase price allocations related to acquisitions.

  Furniture, equipment and leasehold improvements (in thousands):

	June 30, 2007	June 30, 2006
Furniture and equipment	$4,266	3,273
Leasehold improvements	412	327

	4,678	3,600
Less accumulated depreciation and amortization	(2,727)	(1,883)

Net	$1,951	$1,717

        During the fiscal years ended June 30, 2007, 2006, and 2005, the Company recorded $0.9 million, $0.6 million, and $0.4 million, respectively, of depreciation and amortization expense related to furniture, equipment and leasehold improvements.

FII-19

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Other Financial Data (Continued)

  Accrued payroll and related expenses (in thousands):

	June 30, 2007	June 30, 2006
Accrued wages and bonuses	$1,468	$1,374
Accrued vacation	1,554	1,526
Other payroll related	865	174

Total	$3,887	$3,074

Note 5—Intangible assets and Goodwill (in thousands)

  Intangible assets:

	Original Weighted Average Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net
June 30, 2007
Technology	9	$2,550	$(464)	$2,086
Trade name	7	1,727	(407)	1,320
Customer relationships	9	3,254	(569)	2,685
Patents	—	29	(29)	—
Other intangibles	1	697	(677)	20

Total		$8,257	$(2,146)	$6,111

June 30, 2006
Technology	5	$700	$(215)	$485
Trade name	3	627	(147)	480
Customer relationships	8	2,454	(194)	2,260
Patents	—	29	(29)	—
Other intangibles	2	697	(476)	221

Total		$4,507	$(1,061)	$3,446

        Amortization expense for intangible assets was $1.1 million, $0.7 million, and $0.3 million for the years ended June 30, 2007, 2006, and 2005, respectively.

FII-20

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Intangible assets and Goodwill (in thousands) (Continued)

        Estimated aggregate future amortization expense for acquisition-related intangible assets in future fiscal years is as follows:

Fiscal Year
2008	$1,015
2009	920
2010	752
2011	662
2012	628
Thereafter	2,134

Total	$6,111

  Goodwill

        The changes in the carrying amount of goodwill during fiscal 2007 and 2006 are as follows:

	DSG	PSSIG	Total
Balance June 30, 2005	$5,563	$1,746	$7,309
Contingent consideration-Xsilogy	—	594	594
Contingent consideration-Antin	227	227	454
Acquisition of Webtech	—	62	62
Acquisition of Logic Inc.	—	3,510	3,510
Acquisition of cVideo Inc.	—	1,752	1,752
Acquisition of RBIS	5,487	—	5,487
Impairment charge	—	(608)	(608)
Other	—	15	15

Balance June 30, 2006	11,277	7,298	18,575
Acquisition of Ai Metrix	—	4,835	4,835
Miscellaneous purchase price allocation adjustments	67	—	67

Balance June 30, 2007	$11,344	$12,133	$23,477

Note 6—Line of credit and working capital loan

        The Company has a bank line of credit facility which provides for borrowings of up to $4.0 million. This facility expires on December 28, 2008.

        This credit facility, as it relates to any balances outstanding on the line of credit, contains financial and other covenants, and is collateralized by substantially all of the assets of the Company. Borrowings pursuant to the line of credit bear interest at the bank's prime rate plus 0.25% (8.50% as of June 30, 2007). As of June 30, 2006, the Company had approximately $0.9 million of borrowings outstanding under this line of credit and none as of June 30, 2007. On September 27, 2006, the Company and the lender amended the terms of the credit facility to eliminate the minimum quarterly net income covenant and the ratio of Senior debt to EBITDA covenant, and modified the tangible effective net

FII-21

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Line of credit and working capital loan (Continued)

worth covenant and cash flow coverage ratio covenant. As of June 30, 2007, the Company was in compliance with the covenants of the credit facility.

        The credit facility allows the Company to use, under a Sub Facility, up to $2.0 million of the credit facility for permitted acquisition purposes and $750,000 for minority investment purposes. Borrowings under the Sub Facility bear interest at the bank's prime rate plus 0.50% (8.75% as of June 30, 2007). The Company is subject to certain restrictions on the permitted acquisitions and minority investments and in some cases must receive the lender's consent prior to using the facility for such purposes.

        If the Sub Facility is used for permitted acquisitions or minority investments, such borrowings must be repaid over 48 months. During fiscal 2006, in connection with the purchase of RBIS, the Company utilized $1.0 million of the line of credit for payment of a portion of the purchase consideration. In accordance with the terms of the credit facility, the $1.0 million was converted to a term note effective June 10, 2006. The term note is payable in monthly installments of $21,000 plus interest for the fiscal years 2007 through 2010, with payments beginning in October, 2006. As of June 30, 2007, approximately $0.5 million was outstanding under the term note, all of which was classified as a non-current liability as a result of the Company's $250,000 prepayment of the next twelve months principal payments. Principal amounts of $250,000 on this note are due annually in fiscal years 2009 and 2010. The outstanding balance related to the Sub Facility reduces the maximum borrowings available under the line of credit. As a result, as of June 30, 2007, the maximum borrowing and the remaining available borrowing capacity under the line of credit was $3.5 million.

FII-22

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Notes payable (in thousands):

			Related Party
	2007	2006	2007	2006
Convertible note payable, unsecured and subordinate to the Company's bank debt, bear interest at 10% per annum payable quarterly, principal due February 14, 2009 and are convertible at any time into shares of common stock at a conversion rate of $3.60 per share. (see Note 9)	$2,150	$2,150	$975	$975
Convertible notes payable, unsecured, bear interest at 10% per annum payable quarterly, principal due December 31, 2006, convertible at any time by holder into common stock at a rate of $2.20 per share.	—	800	—	713
Unamortized discount related to convertible notes payable due December 31, 2006	—	(15)	—	(13)
Convertible notes payable, issued in conjunction with Polexis acquisition, unsecured and subordinate to the Company's bank debt, bear interest at 10% per annum payable quarterly, principal due March 31, 2007, convertible at any time by holder into common stock at the rate of $2.32 per share.	—	295	—	96
Convertible note payable, issued in conjunction with Antin acquisition, unsecured, bears interest at 10% per annum payable quarterly, principal due May 11, 2007, convertible at any time by holder into common stock at the rate of $2.50 per share.	—	—	—	196

	2,150	3,230	975	1,967
Less current portion	—	(1,080)	—	(992)

	$2,150	$2,150	$975	$975

        The principal balance of all long-term debt at June 30, 2007 matures in Fiscal 2009.

        Related parties consist of directors, officers and employees of the Company and their affiliates that are holders of the notes payable.

        The Company does not have the right to force conversion of the convertible notes payable into common stock. However, the $1.37 million of convertible notes payable issued as part of the consideration for the acquisition of Polexis in April 2004 gave the Company the right to convert one-half of the notes payable if certain conditions were met. In January 2005, the Company exercised its right to convert $685,000 of the outstanding convertible notes payable related to the Polexis acquisition (Polexis notes payable) into 295,159 shares of common stock. During 2006, holders of the Polexis notes payable elected to convert $294,000 of notes payable into 126,597 shares of common stock. The $391,000 balance of the Polexis notes matured on March 31, 2007 and was paid in cash.

FII-23

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Notes payable (in thousands): (Continued)

        Holders of the convertible notes payable maturing in November 2005 elected to convert $12,000 of notes payable into 12,500 shares common stock in 2005 and $707,000 of notes payable into 706,250 shares of common stock in 2006.

        Holders of the convertible notes maturing December 31, 2006 elected to convert $87,000 of notes payable into 39,774 shares of common stock in 2006. The $1.5 million balance of these notes matured December 31, 2006 of which $388,000 was paid in cash and $1,125,000 were converted into 511,380 shares of common stock in 2007.

        The convertible notes payable issued in 2004 and maturing in December 2006 were sold at an aggregate discount of $129,000. Accordingly, the discount was accreted through interest expense over the term of the notes of which $40,000 and $43,000 was recorded in fiscal 2006 and 2005, respectively. As a result of the conversion of some of these notes into common shares in 2006, unamortized discount of $3,000 was netted against the face amount of the notes payable.

        The $196,000 convertible note payable issued in conjunction with the acquisition of Antin in January 2005 matured in May 2007 and was paid in cash.

        The Company had $35,000 and $59,000 of deferred financing costs as of June 30, 2007 and 2006, respectively. The costs are amortized over the term of the notes. Amortization expense of $30,000, $30,000, and $38,000 was included in interest expense in 2007, 2006, and 2005, respectively.

Note 8—Commitments and contingencies

        The Company leases offices, office equipment and an automobile under non-cancelable operating lease agreements that expire at various dates through August 2012. Certain leases provide for increases in the minimum lease payments based on fluctuations in various price indices. Rent expense for operating leases totaled $1.8 million, $1.4 million, and $0.9 million in fiscal 2007, 2006, and 2005, respectively. Several leases offer an option to renew for a five-year term at the then fair market rental rate. The Company has entered into subleases for portions of certain facilities in which it will collect rent through fiscal 2010.

        Future minimum lease payments under non-cancelable operating leases with initial terms of one year or more, net of sublease income, as of June 30, 2007 are as follows (in thousands):

Fiscal Year	Payments	Sublease Income	Net
2008	$1,995	$(115)	$1,880
2009	1,351	(109)	1,242
2010	545	(83)	462
2011	460	—	460
2012	350	—	350
Thereafter	25	—	25

Total future minimum lease payments	$4,726	$(307)	$4,419

        We are involved in legal actions in the normal course of business, including audits and investigations by various governmental agencies that result from our work as a governmental contractor. We are named as defendants in legal proceedings from time to time and we may assert claims from

FII-24

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Commitments and contingencies (Continued)

time to time. Management is of the opinion that any liability or loss associated with such matters, either individually or in the aggregate, will not have a material adverse effect on the Company's operations and liquidity.

Note 9—Stockholders' equity

  Preferred stock

        The Company is authorized to issue up to 250,000 shares of nonvoting convertible preferred stock, with a par value of $.50 per share, of which none were outstanding as of June 30, 2007 or 2006. Cumulative dividends on outstanding shares are payable at the annual rate of 4%.

  Preference stock

        The Company is authorized to issue up to 2,000,000 shares of preference stock, with a par value of $1.00 per share, of which none were outstanding as of June 30, 2007 and 2006. Payments of dividends on the preference stock are subordinate to the payment of dividends on the 4% preferred stock.

  Common stock

        The Company is authorized to issue up to 48,000,000 shares of common stock, of which 19,231,949 shares were outstanding as of June 30, 2007.

        On February 14, 2006, SYS completed a private placement of $6,250,000 in a subscription offering of 125 units consisting of common stock and unsecured subordinated convertible notes. Each unit consisted of 6,944 restricted shares of SYS Common Stock at $3.60 per share and a three-year $25,000 unsecured subordinated convertible note payable bearing interest at 10% per annum, payable quarterly. The note holder has the option to convert all but not part of the note at any time prior to maturity into shares of SYS common stock at $3.60 per share, or keep the note until maturity. SYS has a conversion option commencing one year from the date of issuance whereby if the Company's stock trades at $5.40 per share for at least five consecutive trading days, SYS can force the conversion of the notes then outstanding. SYS issued 868,000 shares of common stock pursuant to this offering. An additional 868,000 shares could be issued if all of the notes are converted into common stock. The Company incurred a total of $211,000 of transaction costs for the private placement of which $56,000 was recorded as deferred financing costs and $155,000 was charged to common stock.

        On June 2, 2005, SYS completed the sale of 1,427,655 shares of common stock at an aggregate price of $3,355,000 ($2.35 per share) pursuant to a securities purchase agreement to sell to certain institutional investors in a private placement transaction. The Company incurred $456,000 of costs related to this transaction and registration costs. As part of the transaction, the Company issued warrants to the investors to purchase an aggregate of 428,289 shares of common stock at an exercise price of $2.50 per share. The warrants are exercisable from the date of issue through June 2, 2010. After June 2, 2006 the Company may call the warrants if the Company's closing stock price exceeds $4.50 for ten consecutive trading days immediately prior to a call and trading volume exceeds 20,000 shares on each of those days.

  Stock options and warrants

        The Company received $202,000, $1.18 million, and $50,000 in cash for the exercise of stock options and warrants in fiscal 2007, 2006, and 2005, respectively.

FII-25

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Stockholders' equity (Continued)

  Stock option plans

        On August 20, 1996, the Company's Board of Directors adopted the SYS 1997 Incentive Stock Option and Restricted Stock Plan (the old Plan), which was modified and ratified by the Company's stockholders during 1998. The old Plan provided for grants by the Board of Directors of Incentive Stock Options to purchase up to 1,750,000 shares of common stock to employees and grants of restricted stock options to purchase up to 450,000 shares of common stock to directors and consultants. The old Plan may have options with terms of no more than ten years. On April 14, 2003, the 1997 stock option plan was superseded by a new plan, however, all outstanding options remain valid.

        On February 21, 2003, the Company's Board of Directors adopted the SYS 2003 Stock Option Plan (the Plan), which, was approved by the Company's stockholders during the 2002 annual stockholders' meeting on April 14, 2003. The Plan provides for grants by the Board of Directors of Incentive Stock Options to employees and grants of Non-Qualified Options to directors and consultants. The total amount of common stock reserved for issuance under the Plan is 4,000,000 shares. The Plan may have options with terms of no more than ten years.

        The maximum terms of the options granted under the Company's stock option plans have been seven years with a maximum vesting of five years. At June 30, 2007, the Company had approximately 1,751,000 shares of common stock available for future grants under its plans.

        The following table summarizes certain information regarding stock options during the fiscal year ended June 30, 2007 (dollars in thousands, except per share amounts):

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Yrs)	Aggregate Intrinsic Value
Outstanding at June 30, 2006	1,924,000	$2.48	2.98	$2,302

Granted	530,000	$2.38
Exercised	(124,000)	$1.62
Forfeited	(89,000)	$2.78
Expired	(109,000)	$2.45

Outstanding at June 30, 2007	2,132,000	$2.49	1.92	$146

Exercisable at June 30, 2007	1,361,000	$2.34	2.53	$147

        The weighted average fair value per share of options granted was $0.76, $0.94, and $1.15 during the years ended June 30, 2007, 2006, and 2005, respectively.

        During the year ending June 30, 2006, stock options were exercised and paid for by the option holders by tendering 56,555 shares of the Company's outstanding stock owned by the option holders. The 56,555 tendered shares had a fair market value of $200,000.

        The total intrinsic value of options exercised during the years ended June 30, 2007, 2006 and 2005 was $85,000 and $1.8 million, and $0.4 million, respectively. As of June 30, 2007, there was $0.5 million of total unrecognized compensation cost scheduled to be recognized over a weighted average remaining

FII-26

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Stockholders' equity (Continued)

period of 3.7 years. Cash received from stock option exercises was $0.2 million during the year ended June 30, 2007.

        The following table summarizes information about stock options outstanding as of June 30, 2007, all of which were at fixed prices:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.23 - $2.15	467,000	1.10 Years	$1.69	404,000	$1.63
$2.20 - $2.95	1,417,000	2.89 Years	$2.51	891,000	$2.54
$3.16 - $4.90	248,000	3.19 Years	$3.92	66,000	$3.96

Total	2,132,000			1,361,000

  Share-based Compensation

        The following is a summary of the share-based compensation expense recognized by the Company for the years ended June 30, 2007 and 2006 (in thousands):

	2007	2006
Stock options	$201	$141
Employee stock purchase plan	221	209
Employee stock purchase agreement	—	74
Shares issued and issuable to employees in connection with acquisition of Antin	—	103

Total	$422	$527

        The estimated fair value of the Company's share-based awards granted during fiscal 2007 and 2006 was determined using the following weighted average assumptions:

	2007	2006
Dividend yield	0.0%	0.0%
Expected volatility	38.9%	35.6%
Risk-free interest rate	4.8%	4.2%
Expected lives	3.70	3.61

        The estimated fair value of the Company's share-based awards, less expected forfeitures, is amortized over the awards' vesting period on a straight-line basis for awards granted after the adoption of SFAS 123R and on a graded-vesting basis for awards granted prior to the adoption of SFAS 123R.

        On August 16, 2005, the Company entered into a restricted stock purchase agreement with an employee as an inducement to employment. The agreement allowed the employee to purchase between 200,000 and 250,000 shares of the Company's common stock by November 15, 2005. The purchase price was to be 90 percent of the average closing price between the date of the agreement and the purchase date but in no event less than $2.50 per share. The rights to purchase the shares vested one-half on

FII-27

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Stockholders' equity (Continued)

September 30, 2005 and one-half on November 15, 2005. The Company valued this agreement using an option pricing model with an expected life of three months, expected volatility of 48.58%, a 3.52% risk free interest rate and no expected dividends. As of June 30, 2006 there was no unrecognized compensation cost related to this stock purchase agreement. On November 9, 2005 the Company and the employee determined that the employee would not be able to exercise his rights or fulfill his obligations within the terms of the agreement. As a result, the Company and the employee mutually agreed to, and executed, a rescission of the restricted stock purchase agreement.

        On June 29, 2005, the Board of Directors of SYS approved the acceleration of the vesting of all outstanding unvested stock options (the Acceleration). The Acceleration was effective for all such options outstanding on June 30, 2005, all of which were granted by the Company when the accounting rules permitted use of the intrinsic-value method of accounting for stock options. All of the other terms and conditions applicable to such outstanding stock option grants still apply. Under APB 25, the Acceleration resulted in recognition of share-based compensation expense of $51,000 which was determined by measuring the intrinsic value on the date of the modification of the options that otherwise would have expired unexercised. The Company's decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded in connection with outstanding unvested stock options issued to employees subsequent to the effective date of SFAS 123R. As a result of the Acceleration, options to purchase 785,642 shares of the Company's common stock became immediately exercisable. If these options had not been accelerated, additional share-based compensation expense totaling $189,000 would have been recognized in fiscal 2006, and a balance of $389,000 would have been recognized over a weighted average remaining vesting period of approximately 3.0 years. Holders of incentive stock options to purchase 246,800 shares of common stock elected to decline the acceleration of their options because the acceleration would have the effect of changing the status of such options for federal income tax purposes from an incentive stock option to a non-qualified stock option.

  Warrants

        During the year ended June 30, 2006, holders of warrants issued in connection with the Company's sale of common stock in June 2005 exercised warrants to purchase 114,888 shares at an exercise price of $2.50 per share or $287,000. As of June 30, 2007, the remaining outstanding warrants related to this sale of common stock are exercisable into 313,401 shares of common stock at $2.50 per share and expire in June 2010.

        The following warrants were issued during the year ended June 30, 2006 and remain outstanding:

  •
  Exercisable into 50,000 shares of common stock at $3.85 per share that were issued in September 2005 in conjunction with the acquisition of the technology from Lomasoft and expire in September 2010.

  •
  Exercisable into 110,000 shares of common stock at $4.00 per share that were issued in October 2005 to the investment bankers that assisted with a private offering of the Company's common stock and expire October 2010.

  •
  Exercisable into 20,000 shares of common stock at $2.44 per share that were issued in April 2006 related to the acquisition of Logic and expire in April 2011.

FII-28

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—SYS 401(k) Employee Stock Ownership Plan

        The Employee Stock Ownership Plan was established in July 1999 and restated effective July 2002 as the SYS 401(k) Employee Stock Ownership Plan (the Plan). The Plan includes an employee stock ownership plan component (ESOP Component) and a 401(k) component. The ESOP Component is designed for the Company, at its discretion, to make contributions of cash or the Company's stock which is allocated to each eligible employee. The Company has not made a contribution to the ESOP Component since fiscal 2004. The 401(k) component enables employees to defer a portion of their compensation and have it contributed to the 401(k) component of the Plan on their behalf. The Company, at its discretion, may make contributions to the 401(k) component of the Plan matching a specified portion of employee contributions. During the Plan years ended June 30, 2007 and 2006, the Company elected to provide matching contributions equal to 100 percent of the employees' contributions rate up to 3 percent and then 50 percent of the next two percent of the employees' contribution rate. During the Plan year ended June 30, 2005, the Company elected to provide matching contributions equal to 100 percent of the employees' contributions rate up to 4 percent and then 50 percent of the next one percent of the employees' contribution rate.

        In accordance with the Plan and until such time as the Company's stock began trading on a national securities exchange as defined by the IRS, which excludes over the counter bulletin board stocks, an independent appraiser valued the common stock at the end of each plan year for purposes of determining the number of shares to be contributed. Shares of the Company's stock commenced trading on the American Stock Exchange in January 2005.

        During the years ended June 30, 2007, 2006 and 2005 the Company recorded $1.0 million, $732,000 and $672,000, respectively, of expense related to its match of employee contributions to the 401(k) component. Of the expense for 2006 and 2005, $252,000 and $410,000, respectively, was paid in cash and the balance was paid with contributions of the Company's common stock. All of the expense for 2007 was paid with contributions of the Company's common stock.

Note 11—Employee stock purchase plan

        During 2003, the Board of Directors approved the 2003 Employee Stock Purchase Plan (the Purchase Plan). The purpose of the Purchase Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase common stock of the Company. The Purchase Plan provides for enrollment on the first day of a six-month period in which the employees can elect payroll deductions for the purchase of the Company's common stock. The exercise date of the Purchase Plan shall be the last day of the six month period and the purchase price shall be 85% of the fair market value of a share of common stock on the enrollment or exercise date, whichever is lower.

        The Purchase Plan allows employees to designate a portion of their base compensation to be used to purchase the Company's common stock at a purchase price per share at 85% of the lower of the fair market value on the first or last day of each offering period. Each offering period lasts six months. For the years ended June 30, 2007 and 2006, the Company recorded $221,000 and $209,000, respectively, of compensation expense in accordance with SFAS No. 123R which is included in the total of share-based compensation expense. Pursuant to APB 25, no compensation expense was recorded or recognized in 2005, and payroll withholdings totaling $196,000 as of June 30, 2005 were classified as liabilities for the issuance of approximately 88,719 shares of common stock. These shares were issued in the year ended June 30, 2005.

FII-29

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Employee stock purchase plan (Continued)

        Purchase Plan awards were valued using the Black-Scholes model using the following assumptions:

	2007	2006
Dividend yield	0.0%	0.0%
Expected volatility	42.4%	51.9%
Risk-free interest rate	5.2%	3.9%
Expected lives	.50	.50

        As of June 30, 2007, there was no unrecognized compensation cost related to the Purchase Plan. The weighted average purchase price per common share issued under the Purchase Plan was $1.83, $2.22 and $2.08 for the years ended June 30, 2007, 2006 and 2005, respectively. Employees had payroll deductions totaling $508,000 and $550,000 in the years ended June 30, 2007 and 2006, respectively, to purchase shares through the Purchase Plan.

Note 12—Income taxes

        The provision (benefit) for income taxes in 2007, 2006 and 2005 consists of the following (in thousands):

	2007	2006	2005
Current:
Federal	$377	$(171)	$805
State	30	31	172

Totals	407	(140)	977

Deferred:
Federal	(970)	(389)	(61)
State	(110)	(159)	37

Totals	(1,080)	(548)	(24)

Totals	$(673)	$(688)	$953

FII-30

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Income taxes (Continued)

        Significant components of the Company's deferred tax assets and liabilities as of June 30, 2007 and 2006 are shown below (in thousands):

	2007	2006
Deferred tax assets:
Accrued vacation and allowance for doubtful accounts	$471	$410
Intangible asset	—	143
Inventory obsolescence	102	89
Future deductible amount for warrant and stock compensation expense	—	57
Net operating loss carryforwards	1,955	55
State taxes	—	15
Other	229	233

	2,757	1,002
Valuation allowance	(1,955)	—

Total deferred tax assets net of valuation allowance	802	1,002

Deferred tax liabilities:
Depreciation	(150)	(179)
Accrued expenses	(183)	(1,255)
Intangibles assets	(1,204)	—
Other	(13)	(29)

Total deferred tax liabilities	(1,550)	(1,463)

Net deferred tax liability	$(748)	$(461)

        The expected income tax provision (benefit), computed based on the Company's pre-tax income (loss) and the statutory Federal income tax rate (34%), is reconciled to the actual tax provision reflected in the accompanying consolidated financial statements as follows (in thousands):

	2007	2006	2005
Expected tax provision (benefit) at statutory rates	$(805)	$(827)	$802
Non-deductible share-based compensation expense	134	178	—
State taxes, net of Federal benefit	(93)	(85)	139
Other, including other non-deductible items	91	46	12

Totals	$(673)	$(688)	$953

        At June 30, 2007, the Company had a California tax net operating loss carryforward of $1,362,000 available to offset future California taxable income but is limited to using no more than $272,000 per year. This tax net operating loss carryforward expires in 2015. At June 30, 2007, the Company had a Federal tax net operating loss carryforward of $5,177,000 available to offset future federal taxable income. This net operating loss carryforward expires in 2025 and is limited to using no more than $272,000 per year.

FII-31

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Income taxes (Continued)

        During fiscal 2006 and 2005, the Company recorded $61,000 and $239,000, respectively, as an increase to common stock related to the excess tax benefit recognized from stock option exercises.

        In assessing the realizability of deferred tax assets, management considers, on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating whether a valuation allowance was needed, management considered negative evidence and positive evidence as required under the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The primary negative evidence considered by management is the net loss incurred by the Company in the years ended June 30, 2007 and 2006. The positive evidence considered by management is the historical profitability of the Company's operations prior to 2006 and the Company's forecasts of operations. Consequently, management concluded that the positive evidence regarding the realization of the deferred tax asset out weighed the negative evidence and that a valuation allowance for the deferred tax assets was not deemed necessary, except for a valuation allowance related to the deferred tax asset for the net operating loss carryforwards.

        The Internal Revenue Service (IRS) is currently examining the Company's federal income tax return for the year ended June 30, 2004. The Company expects the IRS examination to be completed in fiscal 2008. The Company has reclassified an amount from deferred taxes to income taxes payable and accrued a provision for interest which it believes is adequate in relation to any potential adjustments. These amounts may be adjusted when there is more information available or an event occurs that indicates a change is required.

Note 13—Business combinations

Year Ended June 30, 2007:

  Merger with Ai Metrix

        On October 17, 2006, the Company acquired all the outstanding common stock of Ai Metrix in a stock transaction for approximately $6.5 million, inclusive of approximately $0.5 million of transaction costs. The Company has included the financial results of Ai Metrix in its consolidated financial statements beginning October 17, 2006. Ai Metrix is a Reston, Virginia-based provider of innovative network management solutions. The merger furthers one of SYS's goals of broadening its customer base for both commercial and governmental entities as well as broadening its existing product base.

        In connection with the merger, the Company issued approximately 3.1 million shares of common stock, of which approximately 2.2 million were issued directly to Ai Metrix shareholders and 0.9 million shares were issued to an escrow agent for future contingencies and potential additional earn-out consideration, which are more fully described below. Additionally, the Company paid approximately $57,000 in cash, of which approximately $16,000 was paid to an escrow agent for future contingencies, which are more fully described below.

        In accordance with the merger agreement, the Company issued approximately 0.9 million shares and paid approximately $16,000 in cash to an escrow agent. Of the 0.9 million shares issued, 0.3 million shares are being held for any possible indemnity claims and 0.6 million shares are being held for potential additional earn-out or claw-back consideration, which is more fully described below. Of the $16,000 in cash, approximately $6,000 is being held for any possible indemnity claims and $10,000 is being held for potential earn-out or claw back consideration, which is more fully described below.

FII-32

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

        The purchase price of approximately $6.5 million was calculated by using the Company's average closing stock price two days before and including the day of the transaction multiplied by 2.5 million shares (2.2 million shares issued directly to Ai Metrix shareholders and 0.3 million shares issued to an escrow agent for indemnity) and includes $0.5 million in direct acquisition costs and $41,000 of cash paid directly to Ai Metrix shareholders. The 0.3 million shares issued to an escrow agent for any possible indemnity claims are being included in the calculation of the purchase price because management believes the nature of the representations and warranties that are covered by the indemnity are non-subjective and the issuance of these shares can be determined beyond a reasonable doubt.

        Additional consideration may be earned and the purchase price may be increased if Ai Metrix generates earnings before interest, taxes, depreciation and amortization (EBITDA) in excess of $2.5 million for the measurement period beginning on the closing date of the transaction and ending on December 31, 2007. For each dollar of EBITDA generated in excess of $2.5 million, the Company will issue to the Ai Metrix shareholders one additional share of SYS common stock, up to a maximum of 1.9 million shares. If Ai Metrix generates EBITDA of less than $1.5 million during the measurement period, the total purchase price will be reduced, and the Company will receive back one share of its common stock or one dollar of cash, for each dollar of EBITDA less than $1.5 million, up to a maximum of the 0.6 million shares and $10,000 cash that is held by the escrow agent.

        The acquisition is being accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of Ai Metrix acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger.

        The following table summarizes the allocation of the purchase price including transaction costs of approximately $0.5 million, and liabilities assumed (dollars in thousands):

	Value	Estimated Life in Years
Cash	$800
Accounts receivable	1,685
Prepaid expenses and other current assets	76
Property, furniture and equipment	145	5
Deferred taxes	182
Customer relationships	800	10
Technology	1,900	10
Trade name	1,100	10
Goodwill	4,835

Total assets acquired	11,523
Accounts payable, accrued liabilities, deferred taxes, and other liabilities	(2,780)
Deferred revenue	(2,198)

Assets acquired less liabilities assumed	$6,545

FII-33

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

        The Company completed its allocation of the purchase price in the fourth quarter of fiscal 2007 related to deferred taxes resulting in an increase to goodwill of $1,367,000.

        The goodwill recorded is not deductible for tax purposes and has been allocated to the PSSIG segment.

Year Ended June 30, 2006:

  RBIS

        Effective April 2, 2006, SYS acquired all of the outstanding stock of Reality Based IT Services, Ltd. ("RBIS"), a privately held, Laurel, Maryland-based provider of information systems consulting addressing information security issues for the U.S. Department of Defense for approximately $9.4 million in cash and shares of SYS common stock. RBIS engineers develop, implement, and maintain convergent security services that are delivered by personnel with U.S. Top Secret government clearances. The acquisition enables the Company to provide enhanced capabilities to pursue a broader cross section of SYS's customer base.

        The transaction was completed pursuant to a Stock Purchase Agreement (SPA) by and between SYS, and the sole stockholder of RBIS. As a result of the acquisition, RBIS has become a wholly owned subsidiary of SYS. Therefore the results of the combined entities are included in the consolidated financial statements of SYS effective for periods subsequent to April 2, 2006.

        The consideration to the seller was funded with $5.6 million of cash and 963,277 shares of SYS common stock with a value of $3.7 million, or $3.87 per share, based on an average of the closing price of SYS's common stock for the period two days before and two days after the measurement date. Additional consideration may be earned based on the final determination of net assets acquired and subject to the achieving EBITDA milestones. As of June 30, 2006, $326,000 was accrued for the net asset adjustment and payment related to the EBITDA milestone for 2006, which was adjusted to $296,000 and paid in fiscal 2007. The remaining EBITDA milestone provided for additional consideration up to $2.5 million for exceeding $0.5 million of EBITDA for the year ending June 30, 2007, which was not exceeded. Furthermore, under the terms of the purchase agreement, the Company agreed to pay additional consideration of up to $375,000 to cover the tax liability associated with the taxable gain to be reported in the seller's 2006 tax return. However, based on an agreement reached in July 2007 to settle various claims and counterclaims between SYS and seller, the obligation to pay this additional consideration was eliminated. The acquisition is being accounted for using the purchase method of accounting in accordance with SFAS 141. The goodwill is reported as part of the DSG segment and is not subject to amortization. The amount assigned to goodwill is deductible for tax purposes since the transaction will be treated as a taxable asset sale.

FII-34

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

        The following table summarizes the allocation of the purchase price on the date of acquisition including transaction costs of $280,000 (dollars in thousands):

	Value	Estimated Life in Years
Cash	$512
Accounts receivable	1,903
Prepaid expenses	20
Property, furniture and equipment	161	2-5
Deferred tax assets	97
Customer relationships	1,800	8
Backlog	230.5
Trade name	400	3
Non compete agreement	40	2
Goodwill	5,487

Total assets acquired	10,650
Accounts payable	(78)
Accrued payroll and related expenses	(588)
Other accrued expenses	(14)

Net assets acquired less liabilities assumed	$9,970

  cVideo

        On December 2, 2005, SYS acquired all of the assets and assumed certain specified liabilities of cVideo, Inc., a San Diego based provider of interactive video and information analysis products for business surveillance and security applications. The acquisition enables the Company to provide enhanced capabilities to pursue a broader cross section of SYS's customer base. The purchase price consisted of approximately $1.9 million of cash to the seller and various creditors as initial consideration and additional contingent consideration based on future revenue milestones through June 30, 2006. The additional consideration could be paid in cash or stock, depending on the level of revenues achieved through June 30, 2006. The revenue levels were not met during fiscal 2006 and no additional consideration was paid.

FII-35

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

        The transaction was accounted for using the purchase method in accordance with SFAS 141. The following table summarizes the fair values of the assets and liabilities of cVideo at the date of acquisition (dollars in thousands):

	Value	Estimated Life in Years
Accounts receivable	$117
Prepaid expenses	32
Inventory	246
Property, furniture and equipment	37	2-5
Other assets	22
Customer relationships	9	5
Technology	71	5
Goodwill	1,752

Total assets acquired	2,286
Accounts payable	(13)
Accrued payroll and related expenses	(19)
Deferred revenue	(148)
Other accrued liabilities	(66)

Assets acquired less liabilities assumed	$2,040

        The excess of the Company's total acquisition costs of $2.0 million, including transaction costs of $172,000, over the estimated fair value of the net assets acquired was allocated to goodwill. The goodwill is reported as part of the PSSIG segment and is not subject to amortization. The amount assigned to goodwill is deductible for tax purposes.

  Logic Innovations

        On November 7, 2005, SYS acquired all of the outstanding stock of Logic Innovations, Inc. ("Logic"), a privately held, San Diego-based provider of solutions that help to ensure the fast and efficient delivery of digital audio, video and data to the broadcasting, communications and consumer electronics industries for approximately $4.0 million in cash and stock. The acquisition enables the Company to provide enhanced capabilities to pursue a broader cross section of SYS's customer base.

        The transaction was completed pursuant to an Agreement and Plan of Merger (Agreement) by and among the Company, Shadow II, Inc. (a wholly-owned subsidiary of the Company), Logic and all of the stockholders of Logic. As a result of the acquisition, Shadow II became a wholly owned subsidiary of SYS and, therefore, is included in the consolidated financial results of SYS effective for periods subsequent to November 7, 2005.

        The merger consideration consisted of $2.0 million in cash and 445,768 shares of restricted SYS common stock with a value of $2.0 million based on an average closing price of $4.56 per share. Additional consideration consisting of $250,000 and shares of stock valued at $250,000 based on the average closing stock price for the 10 days prior to June 30, 2006 may be earned subject to achieving a certain revenue level through June 30, 2006. The revenue level was not met and no additional

FII-36

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

consideration was paid under this earn-out provision. Additional cash consideration may be earned equal to the amount calculated EBITDA exceeds certain percentages of net revenue generated by Logic for the years ending June 30, 2006, 2007 and 2008. For the years ended June 30, 2007 and 2006, no additional consideration was paid as EBITDA did not exceed the required percentage of net revenue.

        The transaction was accounted for using the purchase method in accordance with SFAS 141. The following table summarizes the fair values of the assets and liabilities of Logic at the date of acquisition (dollars in thousands):

	Value	Estimated Life in Years
Cash	$157
Accounts receivable	100
Prepaid expenses	37
Inventory	607
Property, furniture and equipment	40	2-5
Other assets	17
Customer relationships	57	5
In-process research and development	68	Expensed
Backlog	94	1
Technology	302	5
Trade name	144	3
Goodwill	3,510

Total assets acquired	5,133
Accounts payable	(122)
Accrued payroll and related expenses	(83)
Deferred taxes	(295)
Deferred revenue	(166)
Other accrued liabilities	(197)

Assets acquired less liabilities assumed	$4,270

        The excess of the Company's total acquisition costs of $4.3 million, including transaction costs of $239,000, over the estimated fair value of the net assets acquired was allocated to goodwill as part of the PSSIG segment. The goodwill is not subject to amortization and none of the amount assigned to goodwill is deductible for tax purposes.

  ForceViz Technology Purchase

        On September 27, 2005, the Company entered into an agreement to purchase certain technology and intellectual property rights related to the ForceViz technology of Lomasoft Corporation. The purchase price consisted of $50,000 cash and warrants to purchase 50,000 shares of the Company's stock at a price of $3.87 per share. Transaction costs totaled $19,000. The $64,000 fair value of the warrants was based on the Black Scholes model using a 34% expected volatility rate, 4% risk-free interest rate, an estimated life of five years and assumed no dividends. The agreement provides for the

FII-37

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

issuance of additional warrants if revenues from sales of the technology exceeded specified amounts or if the Company elected to continue marketing the technology as of June 30, 2006 or June 30, 2007. There were no revenues through June 30, 2006 and the Company has elected to discontinue the marketing of the technology, therefore no additional warrants are due. The Company retains its ownership of the technology, but if requested, if may be required to issue a non-exclusive marketing license to Lomasoft. The total acquisition costs of $133,000, including $19,000 of transaction costs, has been allocated to intangible assets and is being amortized over 5 years. This transaction was accounted for as an asset purchase and not a business combination.

        As described in Note 2, in the fourth quarter of the year ended June 30, 2006 the Company recorded a $114,000 impairment charge related to this technology.

  Web Tech

        Effective on August 22, 2005, the Company acquired the assets of Web Technologies, LLC (Web Tech). The acquisition was to further the Company's goal of acquiring technology companies which expand our products and customer base. The transaction was accounted for using the purchase method in accordance with SFAS 141, Business Combinations, whereby the net tangible and intangible assets acquired and liabilities assumed were recognized at their estimated fair market values at the date of acquisition. The consideration consisted of $140,000 cash and an additional $100,000 due and paid on January 31, 2006. The fair value of the assets acquired were as follows: Equipment- $100,000, Intangible assets- $154,000, and Goodwill- $61,000. The intangible assets are being amortized over a weighted average of three years. The excess of the Company's total acquisition costs of $317,000, including transaction costs of $77,000, over the estimated fair value of the net assets acquired was allocated to goodwill. The goodwill is not subject to amortization but the amount assigned to goodwill is deductible for tax purposes and is reported in the assets of the DSG segment. The purchase agreement provides for additional consideration to be earned upon sales of certain products and fees from services for two years from the date of acquisition. No additional consideration was earned or paid during fiscal 2007 or 2006.

Year Ended June 30, 2005:

  Antin

        Effective January 3, 2005, the Company acquired of all of the outstanding securities of Antin. The transaction was completed pursuant to an Agreement and Plan of Merger (the Plan) by and among the Company, Shadow I, Inc. (a wholly-owned subsidiary of the Company), Antin, and all of its stockholders. Antin is a defense contractor that provides information technology, C4ISR (command, control, communication, computer, intelligence, surveillance and reconnaissance), and technical support services. This acquisition furthers the Company's strategy of expanding its capabilities and broadening the customer base.

        The initial purchase price consisted of $49,000 cash paid at closing and $988,000 of SYS common stock (323,971 shares based on $3.05 per share value at acquisition date). The Company incurred $236,000 of direct costs related to the acquisition, which were partially offset by the $124,000 of cash acquired from Antin. The Company also incurred $14,000 to register the shares issued in conjunction with the acquisition which was deducted from the fair value of the shares issued. The fair value of the net assets acquired was approximately $1.7 million and the Company recorded $1.9 million of goodwill,

FII-38

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

which is reported in the assets of the DSG segment. The goodwill is not subject to amortization and none of the amount assigned to goodwill is deductible for tax purposes.

        The Plan also provided for Antin to incur a $305,000 payroll tax liability as of the acquisition date related to issuing stock to its employees that was included in the liabilities of Antin and paid by the Company in April 2005. Pursuant to the Plan, an additional 314,027 shares were placed with an escrow agent, on behalf of the Antin stockholders, which shares are contingently transferable to the stockholders based upon the future operating performance of Antin through June 30, 2007. One of the operating performance criteria milestones was reached as of June 30, 2005 and, accordingly, 157,015 shares were transferred out of escrow to the Antin stockholders at a value of $408,000 (based on $2.60 per share value at June 30, 2005). As of June 30, 2006 the remaining operating performance milestone was reached and the 157,012 shares held in escrow became issuable to the Antin shareholders. The $454,000 value of these shares based on the share price at June 30, 2006 ($2.89) was recorded as goodwill.

        On September 12, 2005, SYS's Board of Directors approved the issuance of an additional 25,130 shares of the Company's common stock to be issued to SYS employees that were former Antin stockholders (former Antin stockholders), in addition to those shares still being held in escrow, as a result of a modification of a working capital purchase price adjustment provided for in the purchase agreement. One-half of the shares were issued directly to the former Antin stockholders and the balance were placed in escrow and are issuable to the former Antin stockholders based upon meeting the required future operating performance of Antin through June 30, 2006. As a result of the terms of a modification to the original working capital purchase price adjustment, the Company recorded $103,000 of share-based compensation expense for the year ending June 30, 2006. The remaining 12,565 shares remained in escrow at June 30, 2006 and were issued to the former Antin stockholders in fiscal 2007.

FII-39

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

        The transaction was accounted for using the purchase method in accordance with SFAS 141. The following table summarizes the determined fair values of the assets and liabilities of Antin at the date of acquisition (dollars in thousands):

	Value	Estimated Life in Years
Cash	$124
Accounts receivable	1,260
Prepaid expenses	69
Property, furniture and equipment	101	2-5
Customer relationships	210	5
Backlog	54	1
Trade name	48	2
Goodwill	1,857

Total assets acquired	3,723
Accounts payable	(325)
Accrued payroll and related expenses	(740)
Other accrued liabilities	(132)
Notes payable	(845)

Assets acquired less liabilities assumed	$1,681

  Xsilogy

        On December 16, 2004, SYS acquired all of the assets and certain liabilities of Xsilogy, Inc. (Xsilogy), a privately held, San Diego-based provider of wireless sensor network technologies and applications. The acquisition of Xsilogy's wireless sensor technology represented the Company's first expansion into the products-oriented business and to customers outside of the Department of Defense (DoD). The assets purchased consisted principally of intellectual property and technology, inventory, fixed assets and certain other intangible assets. The total purchase price consisted of initial cash consideration of $345,000 and the assumption of liabilities totaling $112,000. The Company also incurred $281,000 of direct costs related to the acquisition.

        The fair market value of the total assets acquired exceeded the consideration paid and direct costs incurred as of June 30, 2005 resulting in a contingent consideration liability of $97,000 as of June 30, 2005. This contingent liability was offset with additional consideration paid in fiscal 2006 as a result of achieving some milestones for additional consideration.

        The purchase agreement for Xsilogy, Inc., acquired in December 2004, provides for additional consideration to be earned upon achieving certain sales and operating results milestones. As a result of a determination during the quarter ended September 30, 2005 that certain milestones had been met as of June 30, 2005, Xsilogy shareholders were paid cash of $315,000 and issued 80,000 shares of SYS stock at a value of $376,000. The total of this consideration was first used to eliminate the contingent consideration liability of $97,000 and the balance of $594,000 was added to goodwill. The goodwill is reported in the assets of the PSSIG segment.

FII-40

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Business combinations (Continued)

        The transaction was accounted for using the purchase method in accordance with SFAS 141. The following table summarizes the determined fair values of the assets acquired and liabilities assumed at the date of acquisition (dollars in thousands):

	Value	Estimated Life in Years
Accounts receivable, net	$20
Inventory	111
Property, furniture and equipment	92	2-5
Cost-method investment	72
Patents	280	15
Technology	190	5
Trade name	60	4
Customer relationships	10	10

Total assets acquired	835
Accrued payroll and related expense	(43)
Deferred revenue	(69)

Assets acquired less liabilities assumed	723
Less cash paid and acquisition costs	(626)

Contingent consideration liability	$97

  Pro Forma Results of Operations (in thousands, except per share amounts):

        The following summary presents pro forma consolidated results of operations for the fiscal years ended June 30, 2007, 2006 and 2005 as if the acquisitions described above had occurred as of July 1, 2004 and includes adjustments that were directly attributable to the transaction or were expected to have a continuing impact on the Company.

        The pro forma results are unaudited and for illustrative purposes only for the applicable periods, and do not purport to be indicative of the actual results which would have occurred had the transaction been completed as of the beginning of the periods, nor are they indicative of results of operations which may occur in the future.

	June 30, 2007		June 30, 2006		June 30, 2005
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
Revenues	$75,798	$77,948	$55,861	$70,566	$45,769	$76,416
Income (loss) from operations	(1,666)	(1,621)	(2,062)	(3,589)	2,794	2,698
Net income (loss)	(1,693)	(1,661)	(1,743)	(3,074)	1,407	1,188
Net income (loss) per common share:
Basic	$(0.10)	$(0.09)	$(0.14)	$(0.19)	$0.16	$0.09
Diluted	$(0.10)	$(0.09)	$(0.14)	$(0.19)	$0.15	$0.09
Weighted average shares outstanding:
Basic	17,619	18,347	12,691	16,081	8,655	12,893
Diluted	17,619	18,347	12,691	16,081	11,206	15,904

FII-41

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Segment information:

        The Company reports operating results and financial data for two reporting segments: Defense Solutions Group (DSG) and Public Safety, Security and Industrial Systems Group (PSSIG). DSG provides engineering, technical, and financial and management services primarily to U.S. Government customers. Revenues in the PSSIG include products and equipment sales, software, engineering and installation services for industrial and commercial customers as well as government customers.

        Effective July 1, 2006 certain business activities that were managed and reported under the DSG were moved into the PSSIG and are now managed and reported within that business group. The activities consisted principally of training related services and certain software services-based contracts that are inter-related with other activities in the PSSIG. Prior year amounts have been reclassified to reflect the inclusion of these activities in the PSSIG.

        The Company's revenues in 2005 were generated solely from engineering and technical services sold to various Federal, State and local government agencies. For the years ended June 30, 2007 and 2006, the Company's revenues were derived primarily from engineering and technical services, but also included product sales that represented approximately 8.0% of consolidated revenues in 2007 and less than 5.3% of consolidated revenues in 2006. The Company's operations are primarily located in the U.S.

        Sales to the U.S., state and local government agencies, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $66.6 million, or 87% and $52.5 million, or 94% of consolidated revenues in fiscal years 2007 and 2006, respectively. The Company did not have any significant non-government sales during fiscal 2005. No single contract or individual customer accounted for more than 10% of total revenue for fiscal 2007, 2006 and 2005.

FII-42

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Segment information: (Continued)

        Summarized financial information concerning our reportable business segments for the years ended June 30, 2007, 2006 and 2005 are as follows (in thousands):

	2007	2006	2005
Revenues:
DSG	$50,112	$45,176	$43,661
PSSIG	25,686	10,685	2,108

Totals	$75,798	$55,861	$45,769

Income (loss) from operations:
DSG	$2,068	$641	$3,151
PSSIG	(3,734)	(2,703)	(357)

Totals	$(1,666)	$(2,062)	$2,794

Identifiable assets:
DSG	$24,751	$27,606	$17,912
PSSIG	23,640	10,567	2,806
Corporate	3,992	4,033	4,037

Totals	$52,383	$42,206	$24,755

Goodwill:
DSG	$11,344	$11,277	$5,563
PSSIG	12,133	7,298	1,746

Totals	$23,477	$18,575	$7,309

Capital expenditures:
DSG	$163	$428	$225
PSSIG	608	290	83
Corporate	66	134	329

Totals	$837	$852	$637

Depreciation and amortization:
DSG	$914	$623	$487
PSSIG	823	566	73
Corporate	235	192	132

Totals	$1,972	$1,381	$692

        Interest expense and income taxes are not reported on an operating segment basis in accordance with the Company's method of internal reporting.

FII-43

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Selected quarterly financial data (unaudited):

        Summarized quarterly consolidated financial information for fiscal 2007 and 2006 follows (in thousands except per share amounts):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Fiscal 2007
Total revenues	$16,243	$19,216	$19,069	$21,270
Income (loss) from operations	(222)	(215)	(1,100)	(129)
Net income (loss)	(115)	(342)	(1,056)	(181)
Basic income (loss) per share	$(0.01)	$(0.02)	$(0.06)	$(0.01)
Diluted income (loss) per share	$(0.01)	$(0.02)	$(0.06)	$(0.01)
Shares used in basic income (loss) per share computation	15,405	17,521	18,666	18,872
Shares used in diluted income (loss) per share computation	15,405	17,521	18,666	18,872
Fiscal 2006
Total revenues	$13,094	$12,448	$13,388	$16,931
Income (loss) from operations	881	425	(1,831)	(1,537)
Net income (loss)	475	194	(1,333)	(1,079)
Basic income (loss) per share	$0.04	$0.02	$(0.10)	$(0.07)
Diluted income (loss) per share	$0.04	$0.01	$(0.10)	$(0.07)
Shares used in basic income (loss) per share computation	10,880	11,871	13,133	14,899
Shares used in diluted income (loss) per share computation	13,657	13,090	13,133	14,899

FII-44

SYS AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(amounts in thousands, except par value amounts)

	December 28, 2007	June 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,188	$2,770
Accounts receivable, net	18,574	16,321
Inventories, net	484	599
Prepaid expenses	456	603
Deferred taxes	748	275

Total current assets	22,450	20,568
Furniture, equipment and leasehold improvements, net	1,997	1,951
Intangible assets, net	5,601	6,111
Goodwill	23,107	23,477
Other assets	227	276

Total assets	$53,382	$52,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$1,062	$—
Accounts payable	4,261	5,270
Accrued payroll and related expenses	3,231	3,887
Income taxes payable	757	194
Other accrued liabilities	1,153	1,474
Current portion of note payable	125	—
Deferred revenue	1,207	1,552

Total current liabilities	11,796	12,377
Convertible notes payable, related party	975	975
Convertible notes payable	2,150	2,150
Note payable, net of current portion	375	500
Other long-term liabilities	56	69
Deferred revenue, net of current portion	330	210
Deferred taxes	1,023	1,023

Total liabilities	16,705	17,304

Commitments and Contingencies
Stockholders' Equity:
4% convertible preferred stock, $.50 par value; 250 shares authorized; none issued or outstanding	—	—
9% preference stock, $1.00 par value; 2,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value; 48,000 shares authorized; and 19,674 and 19,232 shares issued and outstanding as of December 28, 2007 and June 30, 2007, respectively	36,929	35,903
Accumulated deficit	(252)	(824)

Total stockholders' equity	36,677	35,079

Total liabilities and stockholders' equity	$53,382	$52,383

See accompanying notes to unaudited condensed consolidated financial statements.

FII-45

SYS AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(amounts in thousands, except par value amounts)

SYS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Revenues	$18,121	$19,216	$38,631	$35,459

Operating costs and expenses:
Costs of revenue	13,517	14,655	28,417	27,185
Selling, general and administrative expenses	3,373	3,666	6,750	6,720
Research, engineering and development expenses	1,126	1,110	2,214	1,991

Total operating costs and expenses	18,016	19,431	37,381	35,896

Income (loss) from operations	105	(215)	1,250	(437)

Other (income) expense:
Other income	(35)	(24)	(74)	(61)
Interest expense	72	186	200	383

Total other (income) expense	37	162	126	322

Income (loss) before income taxes	68	(377)	1,124	(759)
Income tax provision (benefit)	23	(35)	552	(302)

Net income (loss)	$45	$(342)	$572	$(457)

Net income (loss) per share:
Basic	$0.00	$(0.02)	$0.03	$(0.03)

Diluted	$0.00	$(0.02)	$0.03	$(0.03)

Weighted average shares:
Basic	19,483	17,521	19,401	16,463
Diluted	19,569	17,521	19,504	16,463
See accompanying notes to unaudited condensed consolidated financial statements.

FII-46

SYS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED DECEMBER 28, 2007 AND DECEMBER 29, 2006

(UNAUDITED)

(amounts in thousands)

	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$572	$(457)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	983	968
Share-based compensation expense	230	227
Accretion of debt discount	—	28
Deferred taxes	—	(305)
Bad debt expense	29	152
Stock contributed to employee benefit plan	467	475
Loss (gain) on disposition of equipment	1	(4)
Changes in operating assets and liabilities:
Accounts receivable	(2,282)	(1,115)
Income tax refund receivable	—	509
Inventories	115	168
Prepaid expenses	147	96
Other assets	39	—
Accounts payable	(1,009)	333
Accrued payroll and related expenses	(656)	(120)
Income taxes payable	90	—
Other accrued liabilities	49	(401)
Other long term liabilities	(13)	—
Deferred revenue	(225)	(116)

Net cash (used in) provided by operating activities	(1,463)	438

Cash Flows from Investing Activities:
Purchases of furniture, equipment and leasehold improvements	(511)	(432)
Cash received from acquisitions, net	—	202
Other	1	33

Net cash used in investing activities	(510)	(197)

Cash Flows from Financing Activities:
Borrowings from line of credit	12,523	15,751
Payments on line of credit	(11,461)	(15,075)
Payments of notes payable	—	(125)
Proceeds from issuance of stock to employee stock purchase plan	204	266
Proceeds from exercise of stock options and warrants	125	60

Net cash provided by financing activities	1,391	877

Net (decrease) increase in cash and cash equivalents	(582)	1,118
Cash and cash equivalents at beginning of period	2,770	2,106

Cash and cash equivalents at end of period	$2,188	$3,224

Supplemental disclosure of cash flow information:
Interest paid	$134	$346

Income taxes paid	$462	$3

Acquisition of capital leases	$—	$80

Common stock issued upon cashless exercise of stock options	$37	$—

See accompanying notes to unaudited condensed consolidated financial statements.

FII-47

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Financial Statement Preparation and Significant Accounting Policies:

        The accompanying unaudited condensed consolidated financial information of SYS and its subsidiaries (SYS or the Company) should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2007 filed with the Securities and Exchange Commission (SEC). The accompanying unaudited condensed financial information includes all subsidiaries on a consolidated basis and all normal recurring adjustments which are considered necessary by the Company's management for a fair presentation of the financial position, results of operations and cash flows for the periods presented. However, these results are not necessarily indicative of results for a full fiscal year. All of the Company's operations are primarily conducted in the United States.

        The Company's fiscal year is from July 1 through June 30. The Company uses the 5-4-4 weeks per period method for each quarter; periods one (July) and twelve (June) may vary slightly in the actual number of days due to the beginning and end of each fiscal year.

Use of Estimates:

        The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the future, the Company may realize actual results that differ from the current reported estimates. The Company's significant estimates include those related to revenues and customer billings, recovery of indirect costs, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including any related valuation allowance, contingencies, and share-based compensation.

Indirect Expense Rate Variance:

        For interim reporting purposes, SYS applies overhead and selling, general and administrative expenses as a percentage of direct contract costs based on annual budgeted indirect expense rates. To the extent actual expenses for an interim period are greater than the budgeted rates (unfavorable variance), the variance is deferred if management believes it is probable that the variance will be absorbed by future contract activity. This probability assessment includes projecting whether future indirect costs will be sufficiently less than the annual budgeted rates or can be absorbed by seeking increased billing rates applied on cost-plus-fee contracts. At the end of each interim reporting period, management assesses the recoverability of any amount deferred to determine if any portion should be charged to expense. In assessing the recoverability of variances deferred, management takes into consideration estimates of the amount of direct labor and other direct costs to be incurred in future interim periods, the feasibility of modifications for provisional billing rates, and the likelihood that an approved increase in provisional billing rates can be passed along to a customer. Variances are charged to expense in the periods in which it is determined that such amounts are not probable of recovery. As of December 28, 2007, the deferred unfavorable variance totaled $0.6 million.

FII-48

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. Basis of Financial Statement Preparation and Significant Accounting Policies: (Continued)

Reclassifications:

        Certain amounts in the prior period financial statements have been reclassified to conform to the current period financial statement presentation. In particular, allocable indirect expenses that were previously reported for the three and six month periods ended December 29, 2006 as costs of revenue were reclassified to selling, general and administrative expenses in the amount of $0.1 million for both periods. The Company believes these reclassifications were immaterial to the overall presentation of the accompanying financial statements.

2. New Accounting Pronouncements:

        In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 (revised 2007) ("SFAS 141R"), Business Combinations, which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS 141R is effective for us beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

        On July 1, 2007, the Company adopted the provisions of the FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Upon adoption, we recognized a $19,000 charge to our beginning accumulated deficit as a cumulative effect of a change in accounting principle. See Note 10—Income Tax.

        In May 2007, the FASB issued FASB Staff Position ("FSP") FIN 48-1 Definition of Settlement in FASB Interpretation No. 48 (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective for the Company beginning July 1, 2007. The implementation of this standard had no significant impact on the Company's condensed consolidated financial statements.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for the

FII-49

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. New Accounting Pronouncements: (Continued)

Company beginning July 1, 2008. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

        In September 2006, the FASB issued Statement No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 prescribes a single definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting provisions of SFAS 157 will be effective for the Company beginning July 1, 2008. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

3. Share-Based Compensation:

        The Company has two stock plans that provide or have provided for the grant to employees of stock options, permit the grant of non-statutory share-based awards to paid consultants, and provide for the automatic grant of non-statutory share-based awards to outside directors. The plans may have options with terms of no more than ten years. The maximum terms of the options granted under these plans have been seven years with a maximum vesting of five years. The Company also has an employee stock purchase plan (ESPP) for employees to purchase its common stock at a discount. The ESPP provides for enrollment on the first day of a six-month period in which the employees can elect payroll deductions for the purchase of the Company's common stock. The exercise date of the ESPP is the last day of the six-month period and the purchase price is 85% of the fair market value of a share of common stock on the enrollment or exercise date, whichever is lower.

        The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), effective July 1, 2005 using a modified prospective application, as permitted under SFAS 123R. Under the modified-prospective-transition method, share-based compensation expense recognized during the three and six months ended December 28, 2007 and December 29, 2006 includes stock options granted prior to, but not yet vested as of July 1, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and the following items based on the grant date values estimated in accordance with the provisions of SFAS No. 123R: (a) stock options granted after June 30, 2005, (b) ESPP with offering periods commencing subsequent to June 30, 2005 and (c) stock issued to employees of the Company.

FII-50

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. Share-Based Compensation: (Continued)

        The following table summarizes certain information regarding stock options during the six months ended and as of December 28, 2007 (in thousands, except per share amounts):

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Yrs)	Aggregate Intrinsic Value
Balance outstanding at June 30, 2007	2,132	$2.49
Granted	344	2.19
Exercised	(129)	1.25
Forfeited	(89)	3.56
Expired	(81)	2.05

Balance outstanding at December 28, 2007	2,177	$2.49	2.56	$27

Options exercisable at December 28, 2007	1,305	$2.51	1.80	$26

        The following is a summary of the share-based compensation expense recognized by the Company for the three and six months ended December 28, 2007 and December 29, 2006 (in thousands):

	Three Months Ended		Six Months Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Stock options	$44	$50	$112	$112
Employee stock purchase plan	59	62	108	115

Total	$103	$112	$220	$227

        The following table summarizes the weighted average assumptions used to estimate the value of share-based awards granted for the six months ended December 28, 2007 and December 29, 2006 for the Company's stock option plan and employee stock purchase plan:

	Stock Options		ESPP
	2007	2006	2007	2006
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	41.2%	38.6%	46.3%	38.4%
Risk-free interest rate	4.4%	4.8%	5.0%	5.3%
Expected lives (in years)	3.77	3.85	0.50	0.50

        During the six months ended December 28, 2007, the Company issued warrants to a consultant for services to purchase 15,000 shares of the Company's stock at an exercise price of $2.25 per share. The warrants fully vested on December 31, 2007 and expire on September 18, 2012. The Company recorded $10,000 of share based compensation expense related to these warrants.

FII-51

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Accounts Receivable:

        Accounts receivable consisted of the following (in thousands):

	December 28, 2007	June 30, 2007
Amounts billed	$9,985	$8,600
Amounts unbilled	9,014	8,150
Less allowance for doubtful accounts	(425)	(429)

Totals	$18,574	$16,321

5. Inventories:

        Inventories consisted of the following (in thousands):

	December 28, 2007	June 30, 2007
Raw materials, net	$415	$473
Finished goods, net	69	126

	$484	$599

6. Furniture, Equipment and Leasehold Improvements:

        Furniture, equipment and leasehold improvements consisted of the following (in thousands):

	December 28, 2007	June 30, 2007
Furniture and equipment	$4,726	$4,266
Leasehold improvements	460	412

	5,186	4,678
Less accumulated depreciation and amortization	(3,189)	(2,727)

Net	$1,997	$1,951

        Depreciation and amortization expense for furniture, equipment and leasehold improvements was $0.2 million for both three months ended December 28, 2007 and December 29, 2006, respectively, and $0.5 million and $0.4 million for the six months ended December 28, 2007 and December 29, 2006, respectively.

FII-52

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. Intangible Assets and Goodwill:

        Intangible assets consisted of the following (in thousands):

	Weighted Average Amortization Period (Yrs)	Gross Carrying Value	Accumulated Amortization	Net
December 28, 2007
Technology	9	$2,550	$(617)	$1,933
Trade name	7	1,727	(553)	1,174
Customer relationships	9	3,254	(769)	2,485
Patents	—	29	(29)	—
Other intangibles	1	697	(688)	9

Total		$8,257	$(2,656)	$5,601

June 30, 2007
Technology	9	$2,550	$(464)	$2,086
Trade name	7	1,727	(407)	1,320
Customer relationships	9	3,254	(569)	2,685
Patents	—	29	(29)	—
Other intangibles	1	697	(677)	20

Total		$8,257	$(2,146)	$6,111

        Amortization expense for intangible assets was $0.3 million for both three months ended December 28, 2007 and December 29, 2006, respectively, and $0.5 million and $0.6 million for the six months ended December 28, 2007 and December 29, 2006, respectively.

        Estimated aggregate future amortization expense for acquisition-related intangible assets in future fiscal years is as follows:

Fiscal Year
Six months ending June 30, 2008	$505
2009	920
2010	752
2011	662
2012	628
Thereafter	2,134

Total	$5,601

FII-53

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. Intangible Assets and Goodwill: (Continued)

Goodwill

        The changes in the carrying amount of goodwill during the six months ended December 28, 2007 were as follows (in thousands):

	DSG	PSSIG	Total
Balance June 30, 2007	$11,344	$12,133	$23,477
Miscellaneous purchase price allocation adjustments	—	(370)	(370)

Balance December 28, 2007	$11,344	$11,763	$23,107

8. Convertible Notes Payable and Other Debt:

        As of December 28, 2007 and June 30, 2007, the Company had outstanding convertible notes payable totaling $3.1 million, of which $1.0 was payable to related parties. The convertible notes payable are unsecured and subordinate to the Company's bank debt, bear interest at 10% per annum payable quarterly, principal is due February 14, 2009 and are convertible at any time into shares of common stock at a conversion rate of $3.60 per share.

        Related parties consist of directors, officers and employees of the Company and their affiliates that are holders of the notes payable.

        The Company has a bank line of credit facility which provides for borrowings of up to $4.0 million. This facility expires on December 28, 2008.

        This credit facility, as it relates to any balances outstanding on the line of credit, contains financial and other covenants, and is collateralized by substantially all of the assets of the Company. Borrowings pursuant to the line of credit bear interest at the bank's prime rate plus 0.25% (7.5% as of December 28, 2007). As of December 28, 2007, the Company had approximately $1.1 million of borrowings outstanding under this line of credit and none as of June 30, 2007. On September 27, 2006, the Company and the lender amended the terms of the credit facility to eliminate the minimum quarterly net income covenant and the ratio of Senior debt to EBITDA covenant, and modified the tangible effective net worth covenant and cash flow coverage ratio covenant. As of December 28, 2007, the Company was in compliance with the covenants of the credit facility.

        The credit facility allows the Company to use, under a Sub Facility, up to $2.0 million of the credit facility for permitted acquisition purposes and $750,000 for minority investment purposes. Borrowings under the Sub Facility bear interest at the bank's prime rate plus 0.50% (7.75% as of December 28, 2007). The Company is subject to certain restrictions on the permitted acquisitions and minority investments and in some cases must receive the lender's consent prior to using the facility for such purposes.

        If the Sub Facility is used for permitted acquisitions or minority investments, such borrowings must be repaid over 48 months. During fiscal 2006, in connection with the purchase of RBIS, the Company utilized $1.0 million of the line of credit for payment of a portion of the purchase consideration. In accordance with the terms of the credit facility, the $1.0 million was converted to a term note effective June 10, 2006. The term note is payable in monthly installments of $21,000 plus interest for the fiscal

FII-54

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8. Convertible Notes Payable and Other Debt: (Continued)

years 2007 through 2010, with payments beginning in October 2006. As of December 28, 2007, approximately $0.5 million was outstanding under the term note, of which $0.1 million was classified as a current liability as a result of the Company's $250,000 prepayment on June 30, 2007 of the principal payments required through June 30, 2008. Principal amounts of $250,000 on this note are due annually in fiscal years 2009 and 2010. The outstanding balance related to the Sub Facility reduces the maximum borrowings available under the line of credit. As a result, as of December 28, 2007, the maximum borrowing capacity under the line of credit was $3.5 million and the remaining available borrowing capacity was $2.4 million.

9. Net Income (Loss) Per Share:

        Basic net income (loss) per common share is calculated by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding during the period. The calculation of diluted net income (loss) per common share is similar to that of basic net income (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of notes payable and the exercise of stock options and warrants, were issued during the period.

        The following table summarizes the calculation of basic and diluted net income (loss) per common share for each period (in thousands except per share data):

	Three Months Ended		Six Months Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Numerators:
Net income (loss)	$45	$(342)	$572	$(457)

Denominators:
Weighted average shares for basic net income (loss) per common share	19,483	17,521	19,401	16,463
Add dilutive effect of assumed exercise of stock options using the treasury stock method	—	—	47	—
Add dilutive effect of shares related to employee stock purchase plan	86	—	56	—

Weighted average shares for diluted net income (loss) per common share	19,569	17,521	19,504	16,463

Basic net income (loss) per common share	$0.00	$(0.02)	$0.03	$(0.03)

Diluted net income (loss) per common share	$0.00	$(0.02)	$0.03	$(0.03)

        For the three and six months ended December 28, 2007, 0.9 million shares related to convertible notes were excluded from the calculation of diluted EPS because they were anti-dilutive. For the three and six months ended December 29, 2006, a total of 1.9 million shares related to stock options,

FII-55

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9. Net Income (Loss) Per Share: (Continued)

warrants and convertible notes were excluded from the calculation of diluted EPS because they were anti-dilutive.

10. Income Tax:

        On July 1, 2007, we adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.

        Adopting FIN 48 had the following impact on our financial statements: increased current deferred tax assets by $0.5 million and the current income tax payable by $0.5 million. As of July 1, 2007 and as of December 28, 2007, we had $1.1 million of unrecognized tax benefits, none of which if recognized, would affect our effective tax rate. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of July 1, 2007 and December 28, 2007, the balance sheet included $0.1 million of accrued interest related to uncertain tax positions.

        The Company files income tax returns in the U.S. federal jurisdiction and various states jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for fiscal years before 2004. In January 2008, the Internal Revenue Service (IRS) completed its examination of the Company's U.S. income tax returns for fiscal years ended June 30, 2004 through June 30, 2006. The Company has agreed to IRS adjustments to reverse the acceleration of the deduction of certain expenses incurred in a subsequent year for the tax years under audit resulting in a payment in January 2008 for taxes of $483,000. This amount was included in the income taxes payable as of June 30, 2007 and December 28, 2007.

11. Legal Matters:

        We are involved in legal actions in the normal course of business, including audits and investigations by various governmental agencies that result from our work as a governmental contractor. We are named as defendants in legal proceedings from time to time and we may assert claims from time to time. Management is of the opinion that any liability or loss associated with such matters, either individually or in the aggregate, will not have a material adverse effect on the Company's operations and liquidity.

12. Segment Information:

        The Company reports operating results and financial data for two reporting segments: Defense Solutions Group (DSG) and Public Safety, Security and Industrial Systems Group (PSSIG). DSG

FII-56

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

12. Segment Information: (Continued)

provides engineering, technical, and financial and management services primarily to U.S. Government customers. Revenues in the PSSIG include products and equipment sales, software, engineering and installation services for industrial and commercial customers as well as government customers.

        The Company's revenues are derived primarily from engineering and technical services, but also included product sales. For the three and six months ended December 28, 2007, the product revenues represented 7.8% and 10.1%, respectively of total revenues, compared to 9.3% and 8.4%, respectively, of the comparable periods in fiscal 2007.

        Sales to government agencies, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $16.1 million (89%) and $34.7 million (90%) of consolidated revenues in the three and six months ended December 28, 2007, respectively. No single contract or individual customer accounted for more than 10% of total revenue for the three and six months ended December 28, 2007 and December 29, 2006, respectively.

        Selected financial data by segment is as follows (in thousands):

	Three Months Ended		Six Months Ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Revenue:
DSG	$9,846	$12,508	$22,079	$24,868
PSSIG	8,275	6,708	16,552	10,591

Totals	$18,121	$19,216	$38,631	$35,459

Income (loss) from operations:
DSG	$96	$373	$668	$918
PSSIG	9	(588)	582	(1,355)

Totals	$105	$(215)	$1,250	$(437)

FII-57

 SYS AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(amounts in thousands, except par value amounts)

	March 28, 2008	June 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,639	$2,770
Accounts receivable, net	16,467	16,321
Inventories, net	546	599
Prepaid expenses	412	603
Deferred taxes	748	275

Total current assets	19,812	20,568
Furniture, equipment and leasehold improvements, net	1,907	1,951
Intangible assets, net	5,346	6,111
Goodwill	23,107	23,477
Other assets	220	276

Total assets	$50,392	$52,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$250	$—
Accounts payable	3,061	5,270
Accrued payroll and related expenses	2,471	3,887
Income taxes payable	278	194
Other accrued liabilities	1,019	1,474
Current portion of convertible notes payable, related party	975	—
Current portion of convertible notes payable	2,150	—
Current portion of note payable	188	—
Deferred revenue	1,276	1,552

Total current liabilities	11,668	12,377
Convertible notes payable, related party	—	975
Convertible notes payable	—	2,150
Note payable, net of current portion	312	500
Other long-term liabilities	51	69
Deferred revenue, net of current portion	259	210
Deferred taxes	1,023	1,023

Total liabilities	13,313	17,304

Commitments and Contingencies
Stockholders' Equity:
4% convertible preferred stock, $.50 par value; 250 shares authorized; none issued or outstanding	—	—
9% preference stock, $1.00 par value; 2,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value; 48,000 shares authorized; and 19,844 and 19,232 shares issued and outstanding as of March 28, 2008 and June 30, 2007, respectively	37,305	35,903
Accumulated deficit	(226)	(824)

Total stockholders' equity	37,079	35,079

Total liabilities and stockholders' equity	$50,392	$52,383

See accompanying notes to unaudited condensed consolidated financial statements.

FII-58

 SYS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Revenues	$18,715	$19,069	$57,346	$54,528

Operating costs and expenses:
Costs of revenue	13,371	14,811	41,788	41,996
Selling, general and administrative expenses	3,319	4,299	10,069	11,019
Research, engineering and development expenses	1,021	1,059	3,235	3,050
Merger transaction costs	537	—	537	—

Total operating costs and expenses	18,248	20,169	55,629	56,065

Income (loss) from operations	467	(1,100)	1,717	(1,537)

Other (income) expense:
Other income	(28)	(29)	(102)	(90)
Interest expense	112	146	312	529

Total other (income) expense	84	117	210	439

Income (loss) before income taxes	383	(1,217)	1,507	(1,976)
Income tax provision (benefit)	357	(162)	909	(464)

Net income (loss)	$26	$(1,055)	$598	$(1,512)

Net income (loss) per share:
Basic	$0.00	$(0.06)	$0.03	$(0.09)

Diluted	$0.00	$(0.06)	$0.03	$(0.09)

Weighted average shares:
Basic	19,749	18,666	19,517	17,196
Diluted	19,757	18,666	19,596	17,196

See accompanying notes to unaudited condensed consolidated financial statements.

FII-59

 SYS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED MARCH 28, 2008 AND MARCH 30, 2007

(UNAUDITED)

(amounts in thousands)

	2008	2007
Cash Flows from Operating Activities:
Net income (loss)	$598	$(1,512)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,515	1,443
Share-based compensation expense	304	331
Accretion of debt discount	—	28
Deferred taxes	—	(577)
Bad debt expense	56	165
Stock contributed to employee benefit plan	708	733
Gain on disposition of equipment	—	(4)
Changes in operating assets and liabilities:
Accounts receivable	(202)	(770)
Income tax refund receivable	—	619
Inventories	53	70
Prepaid expenses	191	130
Other assets	40	—
Accounts payable	(2,209)	641
Accrued payroll and related expenses	(1,416)	(796)
Income taxes payable	(389)	—
Other accrued liabilities	(85)	(152)
Other long term liabilities	(18)	—
Deferred revenue	(227)	(528)

Net cash used in operating activities	(1,081)	(179)

Cash Flows from Investing Activities:
Purchases of furniture, equipment and leasehold improvements	(696)	(589)
Cash received from acquisitions, net	—	108
Other	6	18

Net cash used in investing activities	(690)	(463)

Cash Flows from Financing Activities:
Borrowings from line of credit	20,504	26,478
Payments on line of credit	(20,254)	(25,709)
Payments of notes payable	—	(967)
Proceeds from issuance of stock to employee stock purchase plan	265	266
Proceeds from exercise of stock options and warrants	125	133

Net cash provided by financing activities	640	201

Net decrease in cash and cash equivalents	(1,131)	(441)
Cash and cash equivalents at beginning of period	2,770	2,106

Cash and cash equivalents at end of period	$1,639	$1,665

Supplemental disclosure of cash flow information:
Interest paid	$242	$479

Income taxes paid (refunded)	$1,298	$(505)

Acquisition of capital leases	$—	$80

Common stock issued upon cashless exercise of stock options	$37	$—

Common stock issued upon conversion of notes payable	$—	$1,125

See accompanying notes to unaudited condensed consolidated financial statements.

FII-60

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Financial Statement Preparation and Significant Accounting Policies:

        The accompanying unaudited condensed consolidated financial information of SYS and its subsidiaries (SYS or the Company) should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2007 filed with the Securities and Exchange Commission (SEC). The accompanying unaudited condensed financial information includes all subsidiaries on a consolidated basis and all normal recurring adjustments which are considered necessary by the Company's management for a fair presentation of the financial position, results of operations and cash flows for the periods presented. However, these results are not necessarily indicative of results for a full fiscal year. All of the Company's operations are primarily conducted in the United States.

        The Company's fiscal year is from July 1 through June 30. The Company uses the 5-4-4 weeks per period method for each quarter; periods one (July) and twelve (June) may vary slightly in the actual number of days due to the beginning and end of each fiscal year.

Use of Estimates:

        The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the future, the Company may realize actual results that differ from the current reported estimates. The Company's significant estimates include those related to revenues and customer billings, recovery of indirect costs, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including any related valuation allowance, contingencies, and share-based compensation.

Indirect Expense Rate Variance:

        For interim reporting purposes, SYS applies overhead and selling, general and administrative expenses as a percentage of direct contract costs based on annual budgeted indirect expense rates. To the extent actual expenses for an interim period are greater than the budgeted rates (unfavorable variance), the variance is deferred if management believes it is probable that the variance will be absorbed by future contract activity. This probability assessment includes projecting whether future indirect costs will be sufficiently less than the annual budgeted rates or can be absorbed by seeking increased billing rates applied on cost-plus-fee contracts. At the end of each interim reporting period, management assesses the recoverability of any amount deferred to determine if any portion should be charged to expense. In assessing the recoverability of variances deferred, management takes into consideration estimates of the amount of direct labor and other direct costs to be incurred in future interim periods, the feasibility of modifications for provisional billing rates, and the likelihood that an approved increase in provisional billing rates can be passed along to a customer. Variances are charged to expense in the periods in which it is determined that such amounts are not probable of recovery. As of March 28, 2008, the deferred unfavorable variance totaled $0.3 million.

FII-61

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Reclassifications:

        Certain amounts in the prior period financial statements have been reclassified to conform to the current period financial statement presentation. In particular, allocable indirect expenses that were previously reported for the nine month period ended March 30, 2007 as costs of revenue were reclassified to selling, general and administrative expenses in the amount of $0.1 million for both periods. The Company believes these reclassifications were immaterial to the overall presentation of the accompanying financial statements.

2. New Accounting Pronouncements:

        In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 (revised 2007) ("SFAS 141R"), Business Combinations, which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS 141R is effective for us beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

        On July 1, 2007, the Company adopted the provisions of the FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Upon adoption, we recognized a $19,000 charge to our beginning accumulated deficit as a cumulative effect of a change in accounting principle. See Note 10—Income Tax.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for the Company beginning July 1, 2008. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

        In September 2006, the FASB issued Statement No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 prescribes a single definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting provisions of SFAS 157 will be effective for the Company beginning July 1, 2008. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

FII-62

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. Share-Based Compensation:

        The Company has two stock plans that provide or have provided for the grant to employees of stock options, permit the grant of non-statutory share-based awards to paid consultants, and provide for the automatic grant of non-statutory share-based awards to outside directors. The plans may have options with terms of no more than ten years. The maximum terms of the options granted under these plans have been seven years with a maximum vesting of five years. The Company also has an employee stock purchase plan (ESPP) for employees to purchase its common stock at a discount. The ESPP provides for enrollment on the first day of a six-month period in which the employees can elect payroll deductions for the purchase of the Company's common stock. The exercise date of the ESPP is the last day of the six-month period and the purchase price is 85% of the fair market value of a share of common stock on the enrollment or exercise date, whichever is lower.

        The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), effective July 1, 2005 using a modified prospective application, as permitted under SFAS 123R. Under the modified-prospective-transition method, share-based compensation expense recognized during the three and nine months ended March 28, 2008 and March 30, 2007 includes stock options granted prior to, but not yet vested as of July 1, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and the following items based on the grant date values estimated in accordance with the provisions of SFAS No. 123R: (a) stock options granted after June 30, 2005, (b) ESPP with offering periods commencing subsequent to June 30, 2005 and (c) stock issued to employees of the Company.

        The following table summarizes certain information regarding stock options during the nine months ended and as of March 28, 2008 (in thousands, except per share amounts):

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Yrs)	Aggregate Intrinsic Value
Balance outstanding at June 30, 2007	2,132	$2.49
Granted	344	2.19
Exercised	(129)	1.25
Forfeited	(105)	3.36
Expired	(117)	2.42

Balance outstanding at March 28, 2008	2,125	$2.48	2.31	$47

Options exercisable at March 28, 2008	1,302	$2.48	1.58	$44

        The following is a summary of the share-based compensation expense recognized by the Company for the three and nine months ended March 28, 2008 and March 30, 2007 (in thousands):

	Three Months Ended		Nine Months Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Stock options	$61	$51	$172	$163
Employee stock purchase plan	14	53	122	168

Total	$75	$104	$294	$331

FII-63

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

        The following table summarizes the weighted average assumptions used to estimate the value of share-based awards granted for the nine months ended March 28, 2008 and March 30, 2007 for the Company's stock option plan and employee stock purchase plan:

	Stock Options		ESPP
	2008	2007	2008	2007
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected volatility	41.6%	38.8%	46.3%	42.4%
Risk-free interest rate	4.3%	4.8%	5.0%	5.2%
Expected lives (in years)	3.63	3.73	0.50	0.50

        During the nine months ended March 28, 2008, the Company issued warrants to a consultant for services to purchase 15,000 shares of the Company's stock at an exercise price of $2.25 per share. The warrants fully vested on December 31, 2007 and expire on September 18, 2012. The Company recorded $10,000 of share based compensation expense related to these warrants.

4. Accounts Receivable:

        Accounts receivable consisted of the following (in thousands):

	March 28, 2008	June 30, 2007
Amounts billed	$8,101	$8,600
Amounts unbilled	8,798	8,150
Less allowance for doubtful accounts	(432)	(429)

Totals	$16,467	$16,321

5. Inventories:

        Inventories consisted of the following (in thousands):

	March 28, 2008	June 30, 2007
Raw materials, net	$504	$473
Finished goods, net	42	126

Total	$546	$599

FII-64

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. Furniture, Equipment and Leasehold Improvements:

        Furniture, equipment and leasehold improvements consisted of the following (in thousands):

	March 28, 2008	June 30, 2007
Furniture and equipment	$4,843	$4,266
Leasehold improvements	520	412

	5,363	4,678
Less accumulated depreciation and amortization	(3,456)	(2,727)

Net	$1,907	$1,951

        Depreciation and amortization expense for furniture, equipment and leasehold improvements was $0.3 million and $0.2 million for the three months ended March 28, 2008 and March 30, 2007, respectively, and $0.7 million and $0.6 million for the nine months ended March 28, 2008 and March 30, 2007, respectively.

7. Intangible Assets and Goodwill:

        Intangible assets consisted of the following (in thousands):

	Weighted Average Amortization Period (Yrs)	Gross Carrying Value	Accumulated Amortization	Net
March 28, 2008
Technology	9	$2,550	$(692)	$1,858
Trade name	7	1,727	(626)	1,101
Customer relationships	9	3,254	(868)	2,386
Patents	—	29	(29)	—
Other intangibles	1	697	(696)	1

Total		$8,257	$(2,911)	$5,346

June 30, 2007
Technology	9	$2,550	$(464)	$2,086
Trade name	7	1,727	(407)	1,320
Customer relationships	9	3,254	(569)	2,685
Patents	—	29	(29)	—
Other intangibles	1	697	(677)	20

Total		$8,257	$(2,146)	$6,111

        Amortization expense for intangible assets was $0.3 million for both three months ended March 28, 2008 and March 30, 2007, respectively, and $0.8 million for both nine months ended March 28, 2008 and March 30, 2007, respectively.

FII-65

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

        Estimated aggregate future amortization expense for acquisition-related intangible assets in future fiscal years is as follows:

Fiscal Year
Three months ending June 30, 2008	$250
2009	920
2010	752
2011	662
2012	628
Thereafter	2,134

Total	$5,346

Goodwill

        The changes in the carrying amount of goodwill during the nine months ended March 28, 2008 were as follows (in thousands):

	DSG	PSSIG	Total
Balance June 30, 2007	$11,344	$12,133	$23,477
Miscellaneous purchase price allocation adjustments	—	(370)	(370)

Balance March 28, 2008	$11,344	$11,763	$23,107

8. Convertible Notes Payable and Other Debt:

        As of March 28, 2008 and June 30, 2007, the Company had outstanding convertible notes payable totaling $3.1 million, of which $1.0 was payable to related parties. The convertible notes payable are unsecured and subordinate to the Company's bank debt, bear interest at 10% per annum payable quarterly, principal is due February 14, 2009 and are convertible at any time into shares of common stock at a conversion rate of $3.60 per share.

        Related parties consist of directors, officers and employees of the Company and their affiliates that are holders of the notes payable.

        The Company has a bank line of credit facility which provides for borrowings of up to $4.0 million. This facility expires on December 28, 2008.

        This credit facility, as it relates to any balances outstanding on the line of credit, contains financial and other covenants, and is collateralized by substantially all of the assets of the Company. Borrowings pursuant to the line of credit bear interest at the bank's prime rate plus 0.25% (5.5% as of March 28, 2008). As of March 28, 2008, the Company had approximately $0.2 million of borrowings outstanding under this line of credit and none as of June 30, 2007. As of March 28, 2008, the Company was in compliance with the covenants of the credit facility.

        The credit facility allows the Company to use, under a Sub Facility, up to $2.0 million of the credit facility for permitted acquisition purposes and $750,000 for minority investment purposes. Borrowings under the Sub Facility bear interest at the bank's prime rate plus 0.50% (5.75% as of March 28, 2008).

FII-66

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The Company is subject to certain restrictions on the permitted acquisitions and minority investments and in some cases must receive the lender's consent prior to using the facility for such purposes.

        If the Sub Facility is used for permitted acquisitions or minority investments, such borrowings must be repaid over 48 months. During fiscal 2006, in connection with the purchase of RBIS, the Company utilized $1.0 million of the line of credit for payment of a portion of the purchase consideration. In accordance with the terms of the credit facility, the $1.0 million was converted to a term note effective June 10, 2006. The term note is payable in monthly installments of $21,000 plus interest for the fiscal years 2007 through 2010, with payments beginning in October 2006. As of March 28, 2008, approximately $0.5 million was outstanding under the term note, of which $0.1 million was classified as a current liability as a result of the Company's $250,000 prepayment on June 30, 2007 of the principal payments required through June 30, 2008. Principal amounts of $250,000 on this note are due annually in fiscal years 2009 and 2010. The outstanding balance related to the Sub Facility reduces the maximum borrowings available under the line of credit. As a result, as of March 28, 2008, the maximum borrowing capacity under the line of credit was $3.5 million and the remaining available borrowing capacity was $3.3 million.

9. Net Income (Loss) Per Share:

        Basic net income (loss) per common share is calculated by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding during the period. The calculation of diluted net income (loss) per common share is similar to that of basic net income (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of notes payable and the exercise of stock options and warrants, were issued during the period.

        The following table summarizes the calculation of basic and diluted net income (loss) per common share for each period (in thousands except per share data):

	Three Months Ended		Nine Months Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Numerators:
Net income (loss)	$26	$(1,055)	$598	$(1,512)

Denominators:
Weighted average shares for basic net income (loss) per common share	19,749	18,666	19,517	17,196
Add dilutive effect of assumed exercise of stock options using the treasury stock method	—	—	39	—
Add dilutive effect of shares related to employee stock purchase plan	8	—	40	—

Weighted average shares for diluted net income (loss) per common share	19,757	18,666	19,596	17,196

Basic net income (loss) per common share	$0.00	$(0.06)	$0.03	$(0.09)

Diluted net income (loss) per common share	$0.00	$(0.06)	$0.03	$(0.09)

FII-67

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

        For the three and nine months ended March 28, 2008, 0.9 million shares related to convertible notes were excluded from the calculation of diluted EPS because they were anti-dilutive. For the three and nine months ended March 30, 2007, a total of 1.3 million and 1.8 million shares, respectively, related to stock options, convertible notes and the ESPP were excluded from the calculation of diluted EPS because they were anti-dilutive.

10. Income Tax:

        The income tax provision was $0.4 million and $0.9 million respectively for the three and nine month periods ended March 28, 2008 as compared to an income tax benefit of $0.2 million and $0.5 million, respectively, in the same periods in fiscal 2007. Our effective tax rates were 93.2% and 60.3% for three and nine month periods ended March 28, 2008, respectively, compared to 13.3% and 23.5% for the comparable periods in fiscal 2007, respectively. Our effective tax rate is directly affected by share-based compensation expenses related to SFAS 123R and merger transaction costs, which are not deductible for tax purposes, but which are considered in estimating the annual effective tax rate as well as our forecast of annual income before taxes. These factors can lead to large fluctuations in the estimated effective tax rate from quarter to quarter.

        On July 1, 2007, we adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.

        Adopting FIN 48 had the following impact on our financial statements: increased current deferred tax assets by $0.5 million and the current income tax payable by $0.5 million. As of July 1, 2007 the Company had $1.1 million of unrecognized tax benefits, none of which if recognized, would affect our effective tax rate. There were no unrecognized tax benefits as of March 28, 2008. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. As of July 1, 2007 and March 28, 2008, the balance sheet included $0.1 million of accrued interest related to uncertain tax positions.

        The Company files income tax returns in the U.S. federal jurisdiction and various states jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for fiscal years before 2004. In January 2008, the Internal Revenue Service (IRS) completed its examination of the Company's U.S. income tax returns for fiscal years ended June 30, 2004 through June 30, 2006. The Company has agreed to IRS adjustments to reverse the acceleration of the deduction of certain expenses for the tax years under audit resulting in a payment in January 2008 for taxes of $483,000. This amount was included in the income taxes payable as of June 30, 2007 and paid in January 2008.

FII-68

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

11. Legal Matters:

        We are involved in legal actions in the normal course of business, including audits and investigations by various governmental agencies that result from our work as a governmental contractor. We are named as defendants in legal proceedings from time to time and we may assert claims from time to time. Management is of the opinion that any liability or loss associated with such matters, either individually or in the aggregate, will not have a material adverse effect on the Company's operations and liquidity.

12. Segment Information:

        The Company reports operating results and financial data for two reporting segments: Defense Solutions Group (DSG) and Public Safety, Security and Industrial Systems Group (PSSIG). DSG provides engineering, technical, and financial and management services primarily to U.S. Government customers. Revenues in the PSSIG include products and equipment sales, software, engineering and installation services for industrial and commercial customers as well as government customers.

        The Company's revenues are derived primarily from engineering and technical services, but also included product sales. For the three and nine months ended March 28, 2008, the product revenues represented 12.6% and 10.9%, respectively, of total revenues, compared to 5.8% and 7.5%, respectively, of the comparable periods in fiscal 2007.

        Sales to government agencies, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $16.8 million (89%) and $51.6 million (89%) of consolidated revenues in the three and nine months ended March 28, 2008, respectively. No single contract or individual customer accounted for more than 10% of total revenue for the three and nine months ended March 28, 2008 and March 30, 2007.

        Selected financial data by segment is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Revenue:
DSG	$10,287	$12,169	$32,366	$37,037
PSSIG	8,428	6,900	24,980	17,491

Totals	$18,715	$19,069	$57,346	$54,528

Income (loss) from operations:
DSG	$264	$571	$932	$1,489
PSSIG	203	(1,671)	785	(3,026)

Totals	$467	$(1,100)	$1,717	$(1,537)

13. Merger Agreement:

        On February 20, 2008, SYS entered into an Agreement and Plan of Merger and Reorganization (the "Agreement") with Kratos Defense & Security Solutions, Inc. ("Kratos") and its wholly-owned subsidiary, White Shadow, Inc. ("Merger Sub"), pursuant to which Merger Sub will be merged with and

FII-69

SYS AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

into SYS (the "Merger"). SYS will be the surviving entity and a wholly owned subsidiary of Kratos. Effective at the time of Merger, each outstanding share of SYS's common stock will be converted into 1.2582 shares of Kratos common stock.

        At the effective time of the Merger; (i) the subordinated convertible notes will be assumed by Kratos subject to the same existing terms and conditions (ii) all outstanding SYS options will become fully vested and exercisable into SYS shares at or prior to closing in accordance with the terms of their respective stock option plans and no options will be assumed by Kratos; (iii) warrants to purchase common stock of the Company will continue to be in effect pursuant to their terms following the Merger and (iv) the term notes will be paid off at or prior to the closing.

        The Merger Agreement contains certain termination rights, including a termination fee of $2,394,000 to be paid by the Company to Kratos upon termination of the Merger Agreement in certain circumstances.

        In conjunction with the merger agreement, the Company incurred $0.5 million of transaction costs which have been expensed.

        Consummation of the Merger is subject to several closing conditions, including: (i) Approval of the Merger by the shareholders of SYS; which has scheduled a shareholder meeting for June 24, 2008 to approve the merger, (ii) approval of the issuance of shares of Kratos common stock in the Merger by the stockholders of Kratos; which has scheduled a shareholder meeting for June 25, 2008 to approve the merger, and (iii) the effectiveness of the Form S-4 registration statement jointly filed by Kratos and SYS on April 10, 2008.

FII-70

HAVERSTICK FINANCIAL STATEMENTS

        On December 31, 2007, Kratos acquired Haverstick. The following Consolidated Financial Statements of Haverstick and the accompanying Notes are provided pursuant to Rule 3-05 of Regulation S-X in order to provide you with information regarding Haverstick's operations on a stand-alone basis and provide context for the pro-forma combined financial statements provided this proxy statement/prospectus at page 196.

CONTENTS

Page
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	FIII-2
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEET	FIII-3
CONSOLIDATED STATEMENT OF OPERATIONS	FIII-4
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY	FIII-5
CONSOLIDATED STATEMENT OF CASH FLOWS	FIII-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	FIII-7

FIII-1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Kratos Defense & Security Solutions, Inc.

        We have audited the accompanying consolidated balance sheet of Haverstick Consulting, Inc. (an Indiana Corporation) and subsidiaries (the "Company") as of December 31, 2007 (prior to the acquisition by Kratos Government Solutions, Inc.), and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Haverstick Consulting, Inc. and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Irvine, California
March 24, 2008

FIII-2

Haverstick Consulting, Inc.

CONSOLIDATED BALANCE SHEET

December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$3,558,453
Accounts and other receivables (net)	23,727,499
Prepaid expenses	4,498,502
Deferred income tax	2,651
Inventory (net)	647,991

Total current assets	32,435,096
Property and equipment (net)	2,340,884
Goodwill	50,930,209
Other non-current assets	2,368,972

Total assets	$88,075,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$17,499,205
Term loan	21,000,000
Current portion of long-term liabilities	99,285
Accounts payable and accrued expenses	13,467,422
Deferred revenue	6,510,922

Total current liabilities	58,576,834
Deferred income tax	2,651
Long-term liabilities	2,913,864
Other non-current liability	226,536

Total liabilities	61,719,885

Commitments and contingencies
Stockholders' equity:
Common stock, no par value	59,109,059
Accumulated deficit	(32,753,783)

Total stockholders' equity	26,355,276

Total liabilities and stockholders' equity	$88,075,161

See accompanying notes to consolidated financial statements.

FIII-3

Haverstick Consulting, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

For Year Ended December 31, 2007

Revenue	$94,173,808
Direct costs	73,392,028

Gross margin	20,781,780
Costs and expenses	16,977,178

Operating income before interest and taxes	3,804,602
Other income (expense):
Amortization of remaining loan discount on loan payoff	(6,291,127)
Amortization of remaining deferred financing costs on loan payoff	(2,444,046)
Interest expense	(6,295,895)
Interest income	82,548

Loss before income taxes	(11,143,918)
Income taxes	459,899

Net loss and comprehensive loss	$(11,603,817)

See accompanying notes to consolidated financial statements.

FIII-4

Haverstick Consulting, Inc.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For Year Ended December 31, 2007

	Common Stock
			Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance, January 1, 2007	31,194,243	$33,249,080	$(21,149,966)	$12,099,114
Termination of put options		25,859,979	—	25,859,979
Net loss and comprehensive loss	—	—	(11,603,817)	(11,603,817)

Balance, December 31, 2007	31,194,243	$59,109,059	$(32,753,783)	$26,355,276

See accompanying notes to consolidated financial statements.

FIII-5

Haverstick Consulting, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

For Year Ended December 31, 2007

Cash flow from operating activities:
Net loss	$(11,603,817)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	605,987
Amortization	1,859,654
Amortization of remaining loan discount on loan payoff	6,291,127
Amortization of remaining deferred financing costs on loan payoff	2,444,046
Changes in assets and liabilities:
Restricted cash	792,417
Accounts and other receivables	(1,497,332)
Prepaid expenses	(2,163,947)
Inventory	(300,484)
Other non-current assets	(1,314,665)
Accounts payable and accrued expenses	3,165,426
Deferred revenue	3,140,394
Long-term liabilities	868,593
Other non-current liability	226,536

Net cash provided by operating activities	2,513,935

Cash flow from investing activities:
Purchases of property and equipment	(178,615)

Net cash used in investing activities	(178,615)

Cash flow from financing activities:
Net borrowings on notes payable	2,628,183
Payments on long-term debt	(1,485,467)

Net cash provided by financing activities	1,142,716

Net increase in cash and cash equivalents	3,478,036
Cash and cash equivalents, beginning of year	80,417

Cash and cash equivalents, end of year	$3,558,453

See accompanying notes to consolidated financial statements.

FIII-6

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 1—MERGER

        On December 31, 2007, Kratos Defense & Security Solutions, Inc., a Delaware corporation (Kratos), Kratos Government Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of Kratos (Parent), Haverstick Acquisition Corporation, a Delaware corporation (Merger Sub), and Haverstick Consulting, Inc., an Indiana corporation (Haverstick or the Company), consummated the merger of the Merger Sub with and into Haverstick (the Merger) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 2, 2007 (the Merger Agreement).

        In connection with the Merger, all outstanding shares of common stock of Haverstick were converted into the right to receive a ratable portion of the merger consideration. The total purchase price was $90.2 million including transaction costs incurred by Kratos of $0.5 million. The purchase price paid to the Company was $89.7 million which comprised of $70.3 million in cash and issuance of 7.48 million shares of Kratos' common stock valued at $2.60 per share or an aggregate consideration of $19.4 million. Of the merger consideration, Kratos paid $81.1 million, $66.7 million of which was cash paid at closing, $2.4 million was paid thereafter, and $12.0 million in Kratos common stock. The remaining $8.6 million of consideration was held back (the Holdback Consideration) to secure any negative working capital adjustments required by the Merger Agreement and the Parent's indemnity rights. The Holdback Consideration is comprised of both cash and Kratos common stock in the amounts of $1.2 million and $7.4 million, respectively. The aggregate $8.6 million holdback will be released at the rate of 50% on the 12 month anniversary of the closing and the remaining 50% on the 21 month anniversary of the closing, with the exact amounts being subject to any unresolved and pending claims. Subsequent to the Merger, Parent paid outstanding loan amounts owed by Haverstick at December 31, 2007 on a Line of Credit and Term Loan of $21.0 million and $17.5 million, respectively.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

        The accompanying consolidated financial statements of Haverstick Consulting, Inc. and its wholly-owned subsidiaries, HGS Holdings, Inc., Haverstick Government Solutions, Inc., DTI Associates, Inc., and Rocket Support Services, LLC, are presented in accordance with accounting principles generally accepted in the United States. The accompanying consolidated financial statements presents the consolidated balance sheet of the Company just prior to the Merger Agreement with Kratos and do not reflect any adjustments that might result from the application of Statements of Financial Accounting Standards (SFAS) No. 141, "Accounting for Business Combinations". Haverstick is headquartered in Indianapolis, Indiana, and provides information technology solutions, management consulting, and outsourcing to the U.S. Government, state and local governments, and the private sector. The Company's primary service offerings include government outsourcing, technology solutions, engineering and program management, learning and transformation, facilities operation and management, conference and event planning, suborbital rockets and rocket launch support services, marketing and public affairs, and business consulting. The Company was incorporated in December 1994.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

FIII-7

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents and maintains its cash equivalents in a money-market fund.

Revenue Recognition, Accounts Receivable and Deferred Revenue

        The Company recognizes revenues when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred, and collection of the contract price is considered probable and can be reasonably estimated. Revenues are earned under time-and-materials, fixed-price and cost-plus contracts. Revenue is deferred when billings are made in excess of amounts recognized as revenues as defined in the succeeding paragraphs. Contract costs, other than those described as inventory, are expensed as incurred.

        Revenues on time-and-materials contracts are recognized based on direct labor hours expended at contract billing rates and other billable costs.

        The Company has three categories of fixed-price contracts: fixed-price-level-of-effort, fixed-unit-price, and fixed-price-completion. Revenue recognition for fixed-price-level-of-effort contracts is dependent on whether the services are specific to defined deliverables or are primarily for support and maintenance. Revenues on fixed-price contracts for specified service deliverables are recognized as deliverables are provided. Revenues for support and maintenance services are recognized over the contractual period of performance on a straight-line basis.

        Fixed-unit-price contracts primarily relate to long-term fixed-price agreements for the manufacture of complex aerospace equipment and custom software solutions. In 2007, the Company changed its method of accounting for these long-term contracts from units of delivery, primarily based upon individual elements of a contract, to a percentage of completion method based upon cost incurred to total estimated costs to complete. The Company believes that the new method more accurately reflects periodic results of operations and conforms to revenue recognition practices predominant in the industry. The effects of this change on previous years were not significant.

        Revenue recognition for fixed-price-completion contracts primarily relate to short-term construction projects for the Company's facilities maintenance contracts. Revenue is recognized under the completed-contract method and costs allocable to the uncompleted projects are reported in the balance sheet as inventory. No such costs were included in inventory at December 31, 2007.

        Under cost-plus contracts, the Company is reimbursed for allowable costs plus a fixed fee or percentage of cost. Revenues on cost-plus contracts are recognized based on costs incurred plus applicable fees earned. The Company considers fixed fees under cost-plus contracts to be earned in proportion to the allowable costs incurred.

        Contract revenue recognition inherently involves estimation. From time to time, facts arise that require revisions to estimated total costs or expected revenues. The cumulative impact of any revisions to estimates and the full impact of anticipated losses on any type of contract are recognized in the period in which they become known.

FIII-8

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company's contracts with agencies of the government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or annually throughout the contract consistent with the government's fiscal year. In evaluating the probability of funding for purposes of recognizing revenue and assessing collection of the contract price, the Company considers its previous experiences with its customers, communications with its customers regarding funding status, and the Company's knowledge of available funding for the contract or program. Revenue is recognized only when realization is probable. For the year ended December 31, 2007, the Company had recognized approximately $450,000 of revenue in excess of funding.

        The allowability of certain costs under government contracts is subject to audit by the government. Certain indirect costs are charged to contracts using provisional or estimated indirect rates, which are subject to later revisions based on governmental audits of those costs. The majority of such audits have been completed through 2004. Management is of the opinion that any revisions of prior revenue based on audits of prior costs will not be significant.

        The Company occasionally sells or sublicenses materials or software obtained from others to its clients. Revenue and related costs for such transactions are recognized when the material or software is delivered to the client. Haverstick is not generally obligated to render services in connection with such sales of materials or software.

        The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management periodically determines the adequacy of this allowance by evaluating the comprehensive risk profiles of all individual customer receivable balances including, but not limited to, the customer's financial condition, credit agency reports, financial statements and overall current economic conditions. Additionally, on certain contracts whereby the Company performs services, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until the project is completed. The Company periodically reviews all retainages for collectibility and records allowances for doubtful accounts when deemed appropriate, based on its assessment of the associated credit risks.

        Deferred revenues include advance progress billings on fixed-unit-price contracts (aerospace equipment and custom software solutions) and billings in excess of amounts recognized as revenue on fixed-price-level-of-effort contracts.

Inventory

        Inventories are stated at the lower of cost or market and consist of accumulated rocket components and parts used in the Company's launch support services. Inventory obsolescence is recognized when, in management's opinion, the item is no longer likely to be used. At December 31, 2007, inventory obsolescence reserves were $108,607.

Property and Equipment

        Property and equipment are recorded at costs net of accumulated depreciation. The Company depreciates these assets over their estimated useful lives of 3 to 5 years using the straight-line depreciation method. Maintenance, repairs and minor renewals are expensed as incurred. Property and

FIII-9

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

equipment acquired under capital leases is recorded at the present value of future minimum lease payments and is amortized over the shorter of the lease term or the estimated useful life of the asset.

Goodwill

        The Company's goodwill resulted from the acquisition of DTI Associates, Inc. (DTI) in 2004 and A.F. Kelly & Associates, Inc. (Kelly) in 2002 and represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. Tax benefits realized from costs incurred by DTI and Kelly prior to their acquisition are credited to goodwill. Such goodwill is accounted for in accordance with the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires that the Company perform an impairment test annually or more frequently if events or circumstances indicate that the value of goodwill might be impaired.

        When it is determined that the carrying value of goodwill may not be recoverable based upon the existence of one or more indicators of impairment, measurement of any impairment will be based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the current business model. No goodwill impairment was recorded as a result of the SFAS No. 142 annual impairment test completed as of December 31, 2007.

Long-Lived Assets

        Long-lived assets and certain intangibles are reviewed for impairment, based upon the undiscounted expected future cash flows, whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. There has been no impairment as of December 31, 2007.

Loan Costs

        Payments made to lenders to obtain financing are treated as loan discounts that are deducted from the reported amount of the liabilities and are amortized on the effective interest method over the life of the loans. Payments to obtain financing that are made to parties other than the lenders are charged to deferred financing costs and are amortized on the effective interest method over the life of the loan.

Income Taxes

        Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and operating loss carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance has been established to offset the deferred tax asset at December 31, 2007.

FIII-10

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs

        Advertising costs are charged to expense as incurred and totaled $99,450 the year ended December 31, 2007.

Concentration of Risk

        Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and trade accounts receivable.

        The Company maintains its cash and cash equivalents in bank deposit accounts which may exceed the federally insured limits. The Company has not experienced any losses in such accounts. Management believes it is not exposed to any significant credit risk on cash and cash equivalents.

        For the year ended December 31, 2007, two clients accounted for 30% and 11%, respectively, of total revenue. As of December 31, 2007, two clients accounted for 44% and 13%, respectively, of total accounts receivable.

        For the year ended December 31, 2007, approximately 76% of revenue was generated from services rendered to the U.S. Government or as a subcontractor to other government prime contractors. The Company is subject to all of the risks associated with conducting business with the U.S. Government, including the risk of contract terminations at the convenience of the government. In addition, government funding continues to be dependent on Congressional approval of program level funding and on contracting agency approval for the Company's work. The extent to which the Company's existing contracts will be funded in the future cannot be determined. However, the Company has not experienced any significant cancellations, terminations or loss of funding during the life of a contract in the past.

        For the year ended December 31, 2007, one vendor accounted for 13% of total purchases.

Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Accounts requiring the use of significant estimates include proportionate completion of contracts with fixed prices; provisional cost rates used for interim billings on cost-plus contracts; allowance for doubtful accounts; inventory obsolescence reserves; depreciable lives of property and equipment; deferred tax asset valuation allowance; the initial and continuing valuation of goodwill and purchased intangible assets; and tax and loss contingencies.

Fair Value of Assets and Liabilities

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that fair values be disclosed for the Company's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and its credit facility approximate fair value due to the short-term nature of these instruments. The fair value of the Company's debt and capital lease obligations is estimated based on the quoted market prices for the

FIII-11

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the Company's debt and capital lease obligations as of December 31, 2007 is $38.5 million and $1.2 million, respectively.

Stock-Based Compensation

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), "Share-Based Payments," which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. SFAS 123R supersedes the Company's previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion APB No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees at market price on date of grant had been recognized in the Company's Consolidated Statement of Operations prior to January 1, 2006. The Company has no awards with market or performance conditions and the Company has not issued any options since the adoption of SFAS 123R.

Common Stock Subject to Put Agreements

        The Company entered into a contract providing stockholders an option to put shares to the Company. Based on this contract, the Company recorded a liability and an offsetting charge to equity equal to the estimated value as if the put option were settled at that day the contract was entered into. This is consistent with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", which requires that equity securities subject to put agreement be recorded by the issuer as a liability rather than equity at the value of those securities when the put option is established. SFAS No. 150 further requires that those securities be revalued periodically and that any subsequent increases or decreases in the estimated value of the put option be reflected in the amount of the liability with a corresponding adjustment to interest expense at each balance sheet date. All of the put options terminate in the event of an initial public offering of the Company's shares or the acquisition of the Company by another party. In that event, the amount carried as a liability is transferred to equity.

Recently Issued Accounting Standards

        In June 2006, the EITF reached a consensus on Issue No. 06-3, How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation) (EITF 06-3) by concluding that companies should disclose their accounting policy (i.e., gross or net presentation) regarding presentation of taxes within the scope of this issue. The Task Force also concluded that once the new standard is effective (January 1, 2007), companies should disclose the amount of such taxes for periods in which these taxes included in gross revenues are considered material. The Company collects and remits sales taxes on equipment that it purchases and sells under its contracts with customers, and reports such amounts under the gross method as revenue, and as other direct costs, in its consolidated statements of operations. The Company has evaluated the amount of sales taxes collected and remitted to government authorities in recent years and determined that such amounts are insignificant. The Company will monitor amounts

FIII-12

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

of sales taxes collected and remitted in future periods and will disclose such amounts if they are material.

        In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The provisions of FIN No. 48 will be effective for financial statements issued for fiscal years beginning after December 15, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN No. 48 will have on its financial statements and related disclosures.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is in the process of determining the impact of SFAS No. 157 on its consolidated results of operations and financial position.

        In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities, including not-for-profit organizations. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

        The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. A not-for-profit organization will report unrealized gains and losses in its statement of activities or similar statement. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments.

        Statement 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company is in the process of determining the impact of this statement on its consolidated financials statements.

FIII-13

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In December 2007, the FASB issued SFAS No. 141 (revised 2007) ("SFAS 141R"), "Business Combinations" and SFAS No. 160 ("SFAS 160") "Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51". SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. The provisions of SFAS 141R and SFAS 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is not permitted. The Company is in the process of determining the impact of these statements on its consolidated financial statements.

NOTE 3—ACCOUNTS AND OTHER RECEIVABLES

        Accounts and other receivables were as follows at December 31, 2007:

Billed revenue	$15,872,025
Unbilled revenue	7,672,890
Income taxes	125,579
Other	135,176
Due from stockholders	41,829

Total	23,847,499
Less allowance for doubtful accounts	(120,000)

Net	$23,727,499

NOTE 4—PREPAID EXPENSES

        Prepaid expenses were as follows at December 31, 2007:

Prepaid direct costs:
Progress payments on rocket components	$3,690,503
Subcontractor services	671,101
Prepaid insurance	92,507
Other prepayments	44,391

Total	$4,498,502

NOTE 5—INVENTORY

        Inventory consisted of the following at December 31, 2007:

Rocket components and parts	$756,598
Reserve for obsolescence	(108,607)

Net	$647,991

FIII-14

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 6—PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at December 31, 2007:

Computer equipment	$1,680,723
Capital lease—facility	1,169,542
Office equipment and furniture	960,621
Leasehold improvements	134,754
Software	132,560

4,078,200
Less accumulated depreciation	(1,737,316)

Net	$2,340,884

NOTE 7—NOTES PAYABLE AND TERM LOAN

        Simultaneously with acquiring DTI on January 16, 2004, Haverstick entered into a Loan Agreement to obtain a Term Loan of $24 million (all of which was borrowed to fund the DTI purchase) and a Line of Credit of up to the lesser of $20 million or the sum of 90 percent of eligible government accounts receivable and 75 percent of eligible commercial accounts receivable (approximately $18.0 million at December 31, 2007). The lender was a stockholder of the Company.

        At December 31, 2007, $21.0 million and $17.5 million was outstanding on the Term Loan and the Line of Credit, respectively. Total interest expense related to the Term Loan and the Line of Credit was $2.6 million and $1.3 million, respectively, for the year ended December 31, 2007. The Term Loan and the Line of Credit was fully paid by Parent subsequent to the Merger (See Note 1).

        Interest on the Line of Credit was due monthly at a variable rate based on the LIBOR Market Index Rate plus 3.0 percent (approximately 7.6 percent at December 31, 2007) and the principal was due July 1, 2012. Interest on the Term Loan was due monthly at 12 percent and the principal was initially due in monthly payments beginning in July 2004, with the final payment due February 2011. In 2005, the Company negotiated a two year moratorium of principal payments through June 30, 2007. Effective July 1, 2007, the Term Loan was amended again extending the final payment due to July 1, 2012.

        The Loan Agreement provided a lien on substantially all of the Company's assets, a pledge of the Company's common stock held by stockholders representing approximately 43 percent of the Company's common stock, and personal guarantees by several stockholders. At the closing of the Company's merger with Kratos, the Company paid a $420,000 prepayment penalty fee to the lender. The prepayment penalty fee is included in other expense for year ended December 31, 2007.

        Simultaneously with acquiring DTI and entering into a loan agreement on January 16, 2004, the Company issued 5,109,331 shares of its common stock valued at $15.3 million to the lender and guarantors and incurred approximately $1.0 million in costs related to the Loan Agreement. Those costs were amortized on the interest method over the life of the Term Loan. At December 31, 2007, the remaining unamortized loan costs and discount totaling $8.7 million were written-off because of the termination of the loan agreement and Parent's full payment of the loans subsequent to the Merger (Note 1).

FIII-15

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 8—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consisted of the following at December 31, 2007:

Accounts payable, trade	$7,059,443
Compensation and related items	3,959,799
Investment banking fees	1,550,347
Interest and prepayment penalty	756,347
Taxes	141,486

Total	$13,467,422

NOTE 9—LONG-TERM LIABILITIES

        Long-term liabilities consisted of the following at December 31, 2007:

Retention payable to long-term subcontractor	$1,535,693
Obligations under related party capital lease	1,147,057
Deferred rental payments	180,721
Compensation payable	149,678

Total	3,013,149
Less current portion	(99,285)

Long-term liabilities	$2,913,864

        As of December 31, 2007, approximate future annual payments on the $3,013,149 total long-term liabilities were as follows:

Year Ending December 31,
2008	$99,285
2009	1,808,950
2010	138,362
2011	164,257
2012	188,322
Thereafter	613,973

Total	$3,013,149

        The Company leases one facility from a company affiliated with significant stockholders under a capital lease. The capital lease has a weighted average interest rate of approximately 10.8 percent and will expire in August 2016. The capital lease was recorded at fair value at the inception of the lease of $1,169,542, which is lower than the present value of future minimum lease payments under the lease

FIII-16

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 9—LONG-TERM LIABILITIES (Continued)

agreement. Total future minimum lease payments at the inception of the lease amounted to $2,888,412. Future minimum lease payments under the capital lease as of December 31, 2007 are as follows:

Year Ending December 31,
2008	$326,990
2009	326,990
2010	326,990
2011	326,990
2012	326,990
Thereafter	1,171,714
Less: interest	(1,659,607)

Net minimum lease payments under capital lease	1,147,057
Less: current portion of net minimum lease payments	(94,855)

Long-term portion of net minimum lease payments	$1,052,202

        Total interest expense incurred in 2007 under the capital lease amounted to $59,263.

NOTE 10—OPERATING LEASES

        The Company leases its office facilities and various office and computer equipment under several operating leases. Total rent expense was $1,742,197 for the year ended December 31, 2007. Future minimum lease payments required under noncancellable operating leases at December 31, 2007, were as follows:

Year Ending December 31,
2008	$1,339,355
2009	1,091,814
2010	641,483
2011	615,922
2012	572,263
Thereafter	267,991

Total	$4,528,828

        The lease on certain office facilities includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. In addition to the base rent payment, the Company pays a monthly allocation of the building's operating expenses. The Company has recorded deferred rent, included in long-term liabilities and the current portion is included in current liabilities in the consolidated balance sheet of $180,721 at December 31, 2007 to reflect the excess of rent expense over cash payments since inception of the respective leases.

FIII-17

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 11—COMMON STOCK

        The Company's authorized capital consists of 500,000,000 shares of no par voting common stock. The Company and holders of a majority of the common stock outstanding at December 31, 2007, have entered into shareholders' agreements that provide rights of first refusal, co-sale rights, anti-dilution rights, and other rights to the various stockholders. The Company was prohibited from entering into certain transactions, such as "squeeze out mergers," to the detriment of the stockholders and had to obtain approval of certain stockholders before issuing convertible securities. In certain circumstances, the Company had an option, but not an obligation, to buy shares of one of the stockholders at fair market value. The stockholders' agreements terminate upon several defined events, including a public offering.

        There were no changes in the number of shares of common stock outstanding during the year ended December 31, 2007.

NOTE 12—COMMON STOCK SUBJECT TO PUT AGREEMENTS

        In 2004, Haverstick common shares issued to the sellers of DTI and to the lender were subject to agreements that permitted the holders of those shares to require the Company to repurchase those shares at various times beginning (i) as to shares issued to the lender, on the later of three years after repayment of the January 16, 2004, Loan Agreement or January 15, 2011 and (ii) as to the shares issued to the DTI sellers, on January 16, 2009. The date when the DTI sellers could have put their shares to the Company was extended for up to two years if the put transaction would have violated provisions of the Company's debt agreements. If the put would have been exercised, the Company could have elected to make periodic payments over one to three years. The price would have been the fair market value as determined by negotiation or independent appraisal. As required under SFAS No. 150, the Company recorded a liability and an offsetting charge to equity account amounting to $25.9 million.

        In 2007, all of the put options terminated with the Merger as discussed in Note 1 and the amount recorded as liability was transferred to equity at December 31, 2007.

NOTE 13—STOCK OPTIONS AND STOCK GRANTS

        The Company's 1999 Stock Option Plan (the Option Plan) authorized the Company to grant to employees options to purchase its common stock. The total number of shares of common stock which could have been issued under the Option Plan was 3,048,780 shares. The Option Plan was administered by the Company's Board of Directors, which selected the employees to whom stock options were granted and determined the number of shares, exercise prices, vesting terms and expiration dates of options granted. The exercise price of options granted was not less than the grant date fair market value of the common stock. Stock options granted under the Option Plan were nontransferable, became exercisable generally over a five-year period and expired five to ten years after the date of grant (subject to earlier termination in the event the optionee ceased to be employed with the Company).

        On November 14, 2007, the Option Plan was cancelled. All optionees were provided a Notice of Option Cancellation and Payment. Each optionee was offered Substitute Consideration in the amount of one cent per option held. Total Substitute Consideration paid by the Company was $6,820.

FIII-18

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 13—STOCK OPTIONS AND STOCK GRANTS (Continued)

        Stock option activity of the Company is summarized as follows:

	Number of Options	Weighted-Average Exercise Price of Options
Unexercised at January 1, 2007	526,124	2.99
Granted in 2007	—	—
Forfeited in 2007	(133,237)	2.89
Exercised in 2007	—	—
Cancelled in 2007	(392,887)	3.03

Unexercised at December 31, 2007	—	—

NOTE 14—401(K) RETIREMENT PLAN

        The Company's 401(k) plan covers all employees who have reached 21 years of age. Participants may contribute up to limits established by law. The Company contributed $450,565 to the plan in 2007.

NOTE 15—COSTS AND EXPENSES

        Major components of costs and expenses for the year ended December 31, 2007:

Compensation and related items	$8,753,489
Facilities	2,175,926
Professional fees and services	830,473
Depreciation	605,987
Supplies	500,404
Travel	300,583
General insurance	263,012
Operating taxes (non-income related)	212,339
Training	180,479
Advertising	99,450
Recruiting	83,437
Investment banking fees related to the plan of merger with Kratos	1,550,347
Other	1,421,252

$16,977,178

FIII-19

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 16—CASH FLOW

        The following are supplemental disclosures to the Statement of Cash Flows for the year ended December 31, 2007:

Interest paid in cash	$4,005,173
Income tax paid in cash	386,439
Noncash investing and financing information:
Obligations under capital leases	1,169,542

NOTE 17—RELATED PARTY TRANSACTIONS

        During 2007, the Company recorded revenue totaling $914,356 for services rendered to other companies affiliated with significant stockholders.

        At December 31, 2007, accounts receivable due from related parties for trade related services and shared operating expenses were $144,982 and $41,829, respectively. Accounts receivable from related parties at December 31, 2007 were substantially collected by March 2008.

        In October 2007, the Company entered into a sub-lease of 13,776 square feet of office space with a company affiliated with significant stockholders (Note 9). The terms of the sub-lease extend through August of 2016 at base rent of $326,990 per year.

        On January 16, 2004, the Company entered into a Loan Agreement and a Line of Credit with a stockholder of the Company (see Note 7).

NOTE 18—INCOME TAXES

        The income tax expense for the year ended December 31, 2007 is comprised of the following:

Current
Federal	$113,444
State	346,455

Total current income tax expense	459,899

        There is no deferred income tax expense in 2007.

FIII-20

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 18—INCOME TAXES (Continued)

        Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax loss for the year ended December 31, 2007 as shown below:

Loss before income taxes	$(11,143,918)

Expected tax benefit at 34%	(3,788,932)
Current year net operating loss for which no tax benefit is recognized	3,306,556
Current year state income tax	180,406
Adjustments for prior year federal tax	44,053
Increase in tax reserves	226,536
Nondeductible expenses	491,280

Total income tax expense	$459,899

        Deferred income taxes reflect the net tax effects of tax carryforward items and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at December 31, 2007:

Deferred tax assets:
Net operating loss carryforwards	$7,842,000
Reserves and accruals	985,000
Credit carryforwards	9,000

Gross deferred tax assets	8,836,000
Valuation allowance	(8,707,000)

Deferred tax assets after valuation allowance	129,000

Deferred tax liabilities:
Depreciation deductions	(129,000)
Reserves and accruals	—

Gross deferred tax liabilities	(129,000)

Net deferred tax assets	$—

        Realization of the Company's deferred tax asset is dependent upon the Company generating future taxable income. The Company has concluded that it is more likely than not that it will not realize its deferred tax assets; therefore, the Company has placed a valuation allowance against its net deferred tax asset. After classifying and netting the above deferred tax assets, valuation allowance, and deferred tax liabilities in accordance with SFAS 109 paragraph 41 and 42, the Company is reporting a current deferred tax asset of $2,651 and a non-current deferred tax liability of $2,651, which when netted arrive at a total net deferred tax asset of zero. At December 31, 2007, the Company has federal and state net operating loss carryforwards of approximately $21.4 million and $12.0 million, respectively. The Company's net operating losses will expire on various dates beginning 2019 to 2027.

        Federal and state tax laws impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" for tax purposes as defined by Section 382 of the

FIII-21

Haverstick Consulting, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 18—INCOME TAXES (Continued)

Internal Revenue Code. The Company may have incurred one or more "ownership changes" under Section 382. If an "ownership change" did occur, utilization of the net operating loss or credit carryforward amounts may be limited. As shown above, deferred tax assets relating to the net operating loss and credit carryforwards are offset by a full valuation allowance.

FIII-22

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,
a Delaware corporation;

WHITE SHADOW, INC.,
a California corporation; and

SYS,
a California corporation

Dated as of February 20, 2008

A-i

3.5	Financial Statements	A-32
3.6	Absence of Certain Changes and Events	A-33
3.7	Operation of Merger Sub	A-34
3.8	Property	A-34
3.9	Proprietary Rights	A-34
3.10	No Undisclosed Liabilities	A-35
3.11	Taxes	A-35
3.12	Employee Benefits	A-37
3.13	Compliance with Legal Requirements; Governmental Authorizations	A-40
3.14	Environmental Matters	A-40
3.15	Legal Proceedings	A-41
3.16	Real Property; Equipment; Leasehold	A-41
3.17	Contracts; No Defaults	A-41
3.18	Insurance	A-43
3.19	Labor Matters	A-43
3.20	Government Contracting	A-43
3.21	Interests of Officers and Directors	A-44
3.22	Export Control Laws; Encryption and Other Restricted Technology	A-45
3.23	International Trade Matters	A-45
3.24	Brokers	A-45
3.25	Full Disclosure	A-45
3.26	Sale of Products; Performance of Services	A-46
SECTION 4	CONDUCT OF BUSINESS	A-46
4.1	Covenants of the Company	A-46
4.2	Covenants of Parent	A-49
4.3	Confidentiality	A-50
SECTION 5	ADDITIONAL AGREEMENTS	A-50
5.1	No Solicitation	A-50
5.2	Joint Proxy Statement/Prospectus; Registration Statement	A-53
5.3	NASDAQ Quotation; AMEX Quotation	A-54
5.4	Access to Information	A-54
5.5	Stockholders' Meeting	A-54
5.6	Legal Conditions to the Merger	A-56
5.7	Public Disclosure	A-57
5.8	Section 368(a) Reorganization	A-57
5.9	NASDAQ Stock Market Listing	A-58
5.10	Shareholder Litigation	A-58
5.11	Indemnification	A-58
5.12	Employee Matters	A-58
5.13	Employee Benefit Plan—401(k) Plan	A-59
5.14	Notification of Certain Matters	A-59
5.15	Exemption from Liability Under Section 16(b)	A-59
5.16	Tax Matters	A-60
5.17	Obligations of Merger Sub	A-60

A-ii

SECTION 6	CONDITIONS TO MERGER	A-60
6.1	Conditions to Each Party's Obligation To Effect the Merger	A-60
6.2	Additional Conditions to Obligations of Parent and the Merger Sub	A-61
6.3	Additional Conditions to Obligations of the Company	A-62
SECTION 7	TERMINATION AND AMENDMENT	A-63
7.1	Termination	A-63
7.2	Effect of Termination	A-64
7.3	Fees and Expenses	A-65
SECTION 8	MISCELLANEOUS PROVISIONS	A-65
8.1	Amendment	A-65
8.2	Remedies Cumulative; Waiver	A-65
8.3	No Survival	A-66
8.4	Entire Agreement	A-66
8.5	Execution of Agreement; Counterparts; Electronic Signatures	A-66
8.6	Governing Law	A-67
8.7	Consent to Jurisdiction; Venue	A-67
8.8	WAIVER OF JURY TRIAL	A-67
8.9	Disclosure Schedules	A-67
8.10	Attorneys' Fees	A-67
8.11	Assignments and Successors	A-67
8.12	No Third Party Rights	A-67
8.13	Notices	A-67
8.14	Construction; Usage	A-68
8.15	Enforcement of Agreement	A-69
8.16	Severability	A-69
8.17	Time of Essence	A-69

A-iii

EXHIBITS

Page
EXHIBIT A	Certain Definitions	1
EXHIBIT B	Form of Company Voting Undertaking
EXHIBIT C	Form of Parent Voting Undertaking
EXHIBIT D	Articles of Incorporation
EXHIBIT E	Agreement of Merger
EXHIBIT F	Form of Letter of Transmittal from Parent Exchange Agent
EXHIBIT G	Employment Agreement for Key Employees
Schedule A	List of Signatories for Company Voting Undertakings
Schedule B	List of Signatories for Parent Voting Undertakings
Schedule 6.2(c)	Key Employees

A-iv

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of February 20, 2008, by and among: KRATOS DEFENSE & SECURITY SOLUTIONS, INC, a Delaware corporation ("Parent"); WHITE SHADOW, INC., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and SYS, a California corporation (the "Company"). Capitalized terms used in this Agreement are defined in EXHIBIT A.

RECITALS

        A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement, Delaware Law and California Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        B.    The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Merger Sub and the Company consummate the Merger provided for herein.

        C.    For U.S. federal income tax purposes, the parties intend that the Merger will qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        D.    Concurrent with the execution of this Agreement and as a condition to and inducement of Parent's willingness to enter into this Agreement, the executive officers and certain directors of the Company set forth on Schedule A are entering into voting undertakings in substantially the form attached as EXHIBIT B (the "Company Voting Undertakings").

        E.    Concurrent with the execution of this Agreement and as a condition to and inducement of the Company's willingness to enter into this Agreement, the directors and executive officers of Parent set forth on Schedule B are entering into voting undertakings in substantially the form attached as EXHIBIT C (the "Parent Voting Undertakings," and, with the Company Voting Undertakings, the "Voting Undertakings").

        F.     The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

        G.    Parent, Merger Sub and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

        SECTION 1    DESCRIPTION OF TRANSACTION.

        1.1    Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, the Agreement of Merger (the "Merger Agreement") attached hereto as EXHIBIT D and the applicable provisions of Delaware Law and California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (the "Surviving Corporation").

        1.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement, the Merger Agreement and in the applicable provisions of Delaware Law and California law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.3    Closing; Effective Time.    The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of DLA Piper US LLP, 4365 Executive Drive, San Diego, CA 92121, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, the Merger Agreement shall be duly executed by the Company and Merger Sub and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of California (the "California Secretary of State"). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Agreement of Merger with the California Secretary of State, or (b) such later date and time as may be specified in the Merger Agreement. The date and time the Merger becomes effective is referred to in this Agreement as the "Effective Time."

        1.4    Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

          1.4(a)    the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit E;

          1.4(b)    the Bylaws of the Surviving Corporation shall be the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended; and

          1.4(c)    the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time.

        1.5    Conversion of Shares.

          1.5(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

              (i)  any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

             (ii)  any shares of Company Common Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

           (iii)  except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding shall be converted into the right to receive 1.2582 shares of Parent Common Stock;

            (iv)  each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

          The fraction determined by the number of shares of Parent Common Stock to be issued for each share of Company Common Stock as specified in Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the "Exchange Ratio."

          1.5(b)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

          1.5(c)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of Parent Common Stock during the three trading days immediately preceding the Closing Date.

          1.5(d)    Prior to the Effective Time, Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock adequate for the purpose of issuing its shares to the shareholders of the Company in accordance with this Agreement and the Company Warrants.

        1.6    Closing of the Company's Transfer Books.    At the Effective Time: (a) all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

        1.7    Exchange of Certificates.

          1.7(a)    On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, but in no event later than two business days thereafter, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          1.7(b)    As soon as reasonably practicable after the Effective Time but in any event not later than five business days after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in the form attached hereto as Exhibit F, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or evidence of shares in book entry form representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the

  Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          1.7(c)    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property laws, escheat laws or similar laws, to receive all such dividends and distributions, without interest).

          1.7(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          1.7(e)    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          1.7(f)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

        1.8    Treatment of Company Options and Other Equity-Based Awards.

          1.8(a)    At the Effective Time each option granted (or previously assumed) by the Company to purchase shares of Company Common Stock (each a "Company Option"), which is outstanding and unexercised immediately prior to the Effective Time (each an "Outstanding Company Option"), other than the Company Warrants, shall cease to represent a right to acquire shares of Company Common Stock and shall be terminated. Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Company Options as contemplated by this Section 1.8(a), including without limitation acceleration of the vesting of Outstanding Company Options in accordance with their terms.

          1.8(b)    Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company's Employee Stock Purchase Plan (the "ESPP")) that are necessary to (i) cause the ending date of the then current purchase period under the ESPP to occur on or before the last trading day prior to the Effective Time (the "Final Purchase Date"), (ii) cause all then existing offerings under the ESPP to terminate immediately following the purchase on the Final Purchase Date, (iii) suspend all future offerings that would otherwise commence under the ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP, which shares shall be treated in the manner described in Section 1.5.

          1.8(c)    No Company Options, or any other equity compensation plans of the Company, including plan documents governing options or any other equity-based award which may have been assumed as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case as the same may be amended to the date hereof, the "Company Stock Plans") will continue after the Effective time or be assumed or continued by Parent or the Surviving Corporation; provided that Company Warrants will continue to be in effect pursuant to their terms.

        1.9    Tax Consequences.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        1.10    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

        SECTION 2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

        2.1    Organization and Good Standing.

          2.1(a)    The Acquired Corporations are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other Entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other Entity and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.

          2.1(b)    Part 2.1(b) of the Company Disclosure Schedule lists, as of the date hereof, all Acquired Corporations and indicates as to each the type of Entity, its jurisdiction of organization and, except in the case of the Company, its shareholders or other equity holders. Part 2.1(b) of the

  Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the certificate or articles of incorporation, bylaws and other organizational documents (collectively, the "Organizational Documents") of each of the Acquired Corporations, as currently in effect. For the purposes of this Agreement, the phrase "made available" when used in connection with either party shall constitute the production by that party of such document(s) in an electronic dataroom for purposes of review by the other party and its legal counsel and advisors in connection with the negotiation of this Agreement.

          2.1(c)    The Company has made available to Parent copies of, the charters of each committee of the Company's Board of Directors (the "Company Board") and any code of conduct or similar policy adopted by the Company.

        2.2    Authority; No Conflict.

          2.2(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the transactions contemplated by the Company Voting Undertakings, the "Contemplated Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the Required Company Shareholder Vote and the filing of appropriate merger documents as required by Delaware Law and California Law). The Board of Directors of the Company has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to the shareholders of the Company that they vote in favor of the adoption of this Agreement in accordance with Delaware Law and California Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

          2.2(b)    Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief (other than dissenter's rights) under, any Legal Requirement or any order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations or to which any Acquired Corporation is a party or by which any Acquired Corporation or its assets are bound; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.

          2.2(c)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except for (i) (A) applicable requirements, if any, of the Exchange Act, the Securities Act, the American Stock Exchange and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification requirements of the HSR Act, (C) the filing of the Certificate of Merger as required by Delaware Law and California Law and (D) any applicable non-United States competition, antitrust and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

        2.3    Capitalization.    The authorized capital stock of the Company consists of 48,000,000 shares of Company Common Stock, 2,000,000 shares of Company Preference Stock, and 250,000 shares of Company Preferred Stock. As of the date hereof, (a) 19,722,108 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 2,140,200 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options or the exercise, settlement or conversion of any other equity-based awards outstanding under the Company Stock Plans, (c) 1,554,900 shares of Company Common Stock are reserved for issuance and available for the future grant of equity-based awards under the Company Stock Plans, (d) 508,401 shares of Company Common Stock are reserved for issuance upon the exercise of the Company Warrants, (e) 1,118,261 shares of Company Common Stock are reserved for issuance under the ESPP, (f) 868,000 shares of Company Common Stock reserved for issuance upon the conversion of the outstanding convertible debt of the Company, and (g) 877,406 shares of Company Common Stock reserved for issuance under the Company's 401(k) Plan. Except as described above, there are not any bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 2.3, as of the date hereof no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof and before the Effective Time other than upon exercise of the Company Options or the exercise, settlement or conversion of any other equity-based awards under the Company Stock Plans outstanding as of the date hereof, the exercise of Company Warrants, the conversion of outstanding convertible debt of the Company, or issuances under the ESPP or the Company 401(k) Plan. Except as set forth in this Section 2.3, as of the date hereof, there are no Options relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into, or exercisable or exchangeable for, equity interests in, the Company or any of its Subsidiaries. Since December 28, 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock or

Options in respect thereof except upon the exercise of the Company Options, the exercise, settlement or conversion of any other equity-based awards, or issuances under the ESPP or the Company 401(k) Plan referred to above. All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company's Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company's Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or one of its Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Corporations is a general partner of any general or limited partnership. Each Company Option or other right to acquire Company Common Stock or other equity of the Company has at all times since July 1, 2004 been properly accounted for in accordance with GAAP in the Company's audited financial statements.

        2.4    SEC Reports.

          2.4(a)    The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC since July 1, 2004. Except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement, the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following that have been filed with the SEC prior to the date hereof: (i) the Company's Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after July 1, 2004, (ii) the Company's Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i), (iii) all proxy and information statements relating to the Company's meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i), (iv) the Company's Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents (other than drafts of such materials if the corresponding definitive materials have been provided to Parent pursuant to this Section 2.4) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the "Company SEC Reports," and, to the extent available in full without redaction through EDGAR at least two business days prior to the date of this Agreement, the "Filed Company SEC Reports," (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 ("SOX"), and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the "Company Certifications"), and (vii) all comment letters received by the Company from the staff of the SEC since July 1, 2004 and all responses to such comment letters by or on behalf of the Company. No Subsidiary of the Company is, or since July 1, 2004 has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 2.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

          2.4(b)    Each of the Company SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          2.4(c)    The Company Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder, and the statements contained in the Company Certifications were true and correct as of the date of the filing thereof.

          2.4(d)    The Acquired Corporations have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and (ii) all such information is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

          2.4(e)    The Company is, and since January 1, 2005 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the American Stock Exchange, and (ii) the applicable provisions of SOX. The Company has made available to Parent true, correct and complete copies of (i) all correspondence between the Acquired Corporations and the SEC since July 1, 2004 and (ii) all correspondence between the Acquired Corporations and the American Stock Exchange since January 1, 2005.

          2.4(f)    The Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 28, 2007, (a) there have not been any changes in the Acquired Corporations' internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations' internal control over financial reporting, and (b) all "significant deficiencies" and "material weaknesses" (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to the Company's outside auditors and the audit committee of the Company Board.

        2.5    Financial Statements.

          2.5(a)    Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports since the Company's most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the "Company Balance Sheet"), and (ii) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations, taken as a whole). The financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of the Company are, or, since July 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Company.

          2.5(b)    Part 2.5(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the documents creating or governing all of the Company's Off-Balance Sheet Arrangements.

        2.6    Property.    The Acquired Corporations (i) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Encumbrances except (A) the lien of the Company's principal lender, (B) Permitted Encumbrances and (C) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations in which such properties are used, in either case in such a manner as to have a Material Adverse Effect on the Acquired Corporations, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, other than defaults that would not have a Material Adverse Effect on the Acquired Corporations. For the avoidance of doubt, the representations and warranties set forth in this Section 2.6 do not apply to Proprietary Rights, which matters are specifically addressed in Section 2.8.

        2.7    Real Property; Equipment; Leasehold.    All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any material real property or any material interest in real property. Part 2.7 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations' material real property leases.

        2.8    Proprietary Rights.

          2.8(a)    Part 2.8(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

              (i)  Part 2.8(a)(i)(A) lists all of the Patents and Patent Applications owned by any of the Acquired Corporations and relating to any Acquired Corporation Product, setting forth in each case the applicable jurisdiction. Part 2.8(a)(i)(B) lists all of the Patents and Patent Applications relating to any Acquired Corporation Product in which, any of the Acquired Corporations has any right, title or interest (including, without limitation, any interest acquired through a license, other right to use or any covenant not to sue/assert or other immunity from suit granted to any Acquired Corporation) other than those owned by the Acquired Corporations, and excluding nonexclusive licenses for "off the shelf" software widely available through regular commercial distribution channels on standard terms and conditions, setting forth in each case the applicable jurisdiction and the nature of the right, title or interest held by any of the Acquired Corporations. As used in this Section 2.8, "Knowledge" or "knowledge" as it relates to an Acquired Corporation Product acquired by the Acquired Corporations from a third-party shall limited to the actual knowledge either: (i) acquired from materials and information provided during due diligence undertaken during the acquisition; or (ii) acquired since acquisition of the applicable Acquired Corporation Product. As used in this Section 2.8 and in Section 2.16, the phrase "related to" (and any substantially similar phrase (e.g., "relating to")) shall mean that absent the ownership of or a license to such Proprietary Right, the using, making, selling, offering for sale, marketing, importing, reproducing, modifying or distributing the Acquired Corporation Product would infringe or misappropriate such Proprietary Right.

             (ii)  Part 2.8(a)(ii)(A) lists all of the Registered Trademarks owned by any of the Acquired Corporations and relating to any Acquired Corporation Product, setting forth in each case the applicable jurisdiction. Part 2.8(a)(ii)(B) lists all of the Registered Trademarks relating to any Acquired Corporation Product in which, to the Knowledge of the Company, any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including, without limitation, any interest acquired through a license or other right to use), setting forth in each case the applicable jurisdiction and the nature of the right, title or interest held by any of the Acquired Corporations.

           (iii)  Part 2.8(a)(iii)(A) lists all of the Registered Copyrights and applications for copyright registration owned by any of the Acquired Corporations and relating to any Acquired Corporation Product, setting forth in each case the applicable jurisdiction. Part 2.8(a)(iii)(B) lists all of the Registered Copyrights relating to any Acquired Corporation Product in which, to the Knowledge of the Company, any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including, without limitation, any interest acquired through a license or other right to use), and excluding nonexclusive licenses for "off the shelf" software widely available through regular commercial distribution channels on standard terms and conditions, setting forth in each case the applicable jurisdiction.

          2.8(b)    The Acquired Corporations are the sole and exclusive owners of and have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 2.8(a)(i)(A), 2.8(a)(ii)(A) and 2.8(a)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation and relating to any Acquired Corporation Product, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations and (iii) general or blanket liens identified elsewhere in the Company Disclosure Schedule. To the Knowledge of the Company, the Acquired Corporations have the rights set forth in the Company Disclosure Schedule to exploit the Proprietary Rights identified in Parts 2.8(a)(i)(B), 2.8(a)(ii)(B), and 2.8(c)(iii)(B) of the Company Disclosure Schedule and all Trade Secrets used by any Acquired Corporation and relating to any Acquired Corporation Product, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use). With respect to any Proprietary Rights licensed from a third party, to the Knowledge of the Company, no third party that has licensed Proprietary Rights to any Acquired Corporation has any ownership or license rights to improvements or derivative works to such Proprietary Rights made by or on behalf of such Acquired Corporation. The Acquired Corporation Proprietary Rights identified in Part 2.8(a), together with the Trade Secrets used by any Acquired Corporation and relating to any Acquired Corporation Product, constitutes, to the Knowledge of the Company all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations relating to any Acquired Corporation Technology or to any Acquired Corporation Product as such business was conducted prior to or on the date of this Agreement.

          2.8(c)    Part 2.8(c) lists all Company Material Contracts relating to any Acquired Corporation Proprietary Rights and any Acquired Corporation Technology, as follows:

              (i)  Part 2.8(c)(i) lists Contracts that grant, transfer or license any rights in any Acquired Corporation Proprietary Rights to any Person, provided that Part 2.8(c)(i) does not list any Acquired Corporation Contract entered into with customers in the Ordinary Course of Business which Contracts are in the form of the Acquired Corporations' standard form agreement without material modification and copies of such standard forms have been provided to Parent or its counsel; and

             (ii)  Part 2.8(c)(ii) lists Contracts, other than nonexclusive licenses for "off the shelf" software widely available through regular commercial distribution channels on standard terms and conditions, that grant, transfer or license to any Acquired Corporation any rights in any Proprietary Rights or Technology relating to any Acquired Corporation Product or any Acquired Corporation Technology that are not owned by the Company. To the Knowledge of the Company, other than as provided in the Contracts listed in Part 2.8(c)(ii), there are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products; and

           (iii)  Except as provided for in Contracts of the types listed in Part 2.8(c)(i-ii), none of the Acquired Corporations has entered into any written or oral Contract, or other arrangement to indemnify any other person against any charge of infringement by any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Product other than unaltered indemnification provisions contained in standard form sales or other agreements with customers, end users or distributors arising in the Ordinary Course of Business, the forms of which have been made available to Parent or its counsel. No Acquired Corporation is a party to any Contract limiting any Acquired Corporation's ability to market, sell or distribute an Acquired Corporation Product in any market, field or geographical area or that restricts the use, transfer, delivery or licensing of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology; and

            (iv)  Part 2.8(c)(iv) lists each Acquired Corporation Product that, to the Knowledge of the Company, contains any software that is subject to an open source license and lists the open source license applicable to such Acquired Corporation Product. For purposes of the foregoing the term "open source license" means any software that is distributed as free software, open source software, or general public software (e.g., Linux), including without limitation software licensed or distributed under any of the following licenses: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License); (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License. The Acquired Corporations have complied with the terms and conditions in each such open source license Contract.

          2.8(d)    Except as listed in Part 2.8(d) of the Company Disclosure Schedule,

              (i)  None of the Acquired Corporations jointly owns, licenses or claims any right, title or interest with any other Person any Acquired Corporation Proprietary Rights or Acquired Corporation Technology,

             (ii)  No Person has asserted or threatened a claim, against an Acquired Corporation, nor to the Knowledge of the Company are there any facts which could give rise to a claim, which would adversely affect (i) any Acquired Corporation's ownership rights to, or rights under, any Acquired Corporation Proprietary Rights or Acquired Corporation Technology or (ii) any Contract under which any Acquired Corporation claims any right, title or interest under any Acquired Corporation Proprietary Rights or Acquired Corporation Technology;

           (iii)  None of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting the use, transfer or licensing of any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or any Acquired Corporation Products by any of the Acquired Corporations, or which adversely affects the validity, use or enforceability of any Acquired Corporation Proprietary Rights;

            (iv)  To the Knowledge of the Company, no Acquired Corporation Proprietary Rights or Acquired Corporation Technology owned by an Acquired Corporation have been infringed or misappropriated by any Person. To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology; and

             (v)  To the Knowledge of the Company, all Registered Copyrights, Registered Trademarks and domain names owned by any Acquired Corporation and relating to any Acquired Corporation Product (A) have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained in accordance with the legal and administrative requirements in the applicable jurisdictions, (B) have not lapsed, expired or been abandoned and (C) no opposition proceedings have been commenced related thereto. To the Knowledge of the Company, there does not exist any fact with respect to the Trademarks owned by the Acquired Corporations that would (i) preclude the issuance of any Registered Trademarks from any trademark applications, or (ii) render any such Registered Trademarks invalid or unenforceable. To the Knowledge of the Company, there does not exist any fact with respect to any Copyrights owned by the Acquired Corporations and relating to any Acquired Corporation Product that would (i) preclude the issuance of any Registered Copyright from any copyright applications, or (ii) render any such Copyrights invalid or unenforceable.

          2.8(e)    Except as listed in Parts 2.8 (a)-(d) of the Company Disclosure Schedule,

              (i)  (A) To the Knowledge of the Company, all Patents in which any of the Acquired Corporations has any ownership interest and relating to any Acquired Corporation Product, have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges, opposition or interference proceedings relating to any such Patents, (C) to the Knowledge of the Company, all such Patents are valid and enforceable, and (D) to the Knowledge of the Company, all prosecution, maintenance and annual fees have been fully paid when due in the correct entity status amount;

             (ii)  To the Knowledge of the Company, there is no material fact with respect to any Patent Application in which any of the Acquired Corporations has any ownership interest and relating to any Acquired Corporation Product that would (i) preclude the issuance of an Issued Patent from such Patent Application or (ii) render any Issued Patent issuing from such Patent Application invalid or unenforceable;

           (iii)  No Person has asserted or threatened a claim against an Acquired Corporation, nor to the Knowledge of the Company are there any facts which could give rise to a claim, that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right or Acquired Corporation Technology embodied in any Acquired Corporation Product) infringes or misappropriates or constitutes unlawful use of any Person's Proprietary Rights. Other than: (i) the parties granting rights and identified in Part 2.8(c)(ii) or (ii)  licensees for "off the shelf" software widely available through regular commercial distribution channels on standard terms and conditions, no Person has notified any Acquired Corporation that the Acquired Corporation requires a license to any of that Person's Proprietary Rights and no Acquired Corporation has received any unsolicited written offer to license (or any other notice of) any Person's Proprietary Rights.

            (iv)  To the knowledge of the Company, each of the Acquired Corporations has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and restrict the use of all Trade Secrets in which any of the Acquired Corporations has any right, title or interest and which relate to any Acquired Corporation Product or any Acquire Corporation Technology.

          2.8(f)    The Acquired Corporations have not inserted into any Acquired Corporation Product or system, program or software module included therein, any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user. To the knowledge of the Company, no Acquired Corporation Product or system, program or software module included therein, includes any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

          2.8(g)    None of the Acquired Corporations are and never have been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate an Acquired Corporation to grant or offer to any other Person any license or right to the Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology.

          2.8(h)    To the knowledge of the Company, the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on any Acquired Corporation's, or the Parent's right, title or interest in or to the Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology.

          2.8(i)    The Acquired Corporations have provided to Parent copies of all Contracts with Governmental Bodies pursuant to which any Acquired Corporation Product or Acquired Corporation Technology was developed or created, in whole or in part, using the funding, facilities or personnel of any Governmental Body. For such Acquired Corporation Products and the Acquired Corporation Technology, the applicable Acquired Corporation has (i) timely made all required disclosures regarding any Patents or patentable inventions resulting from or conceived during the development of any portion of such Acquired Corporation Technology or Acquired Corporation Products developed under a Contract with any Governmental Body such that the Governmental Body does not have the right to take or claim title to such Patents or patentable inventions and (ii) timely made all required disclosures (on the appropriate Governmental Body schedule) of all technical data and technical information resulting from the development of any portion of any such Acquired Corporation Technology or Acquired Corporation Products developed under any Contract with any Governmental Body in which the Governmental Body has unlimited, limited, restricted, government purpose or specifically negotiated rights. The Acquired Corporations will provide to Parent prior to the Closing copies of any such disclosures described in (i) and (ii) above.

          2.8(j)    Company Products.

              (i)  To the knowledge of the Company, all Technology and all Proprietary Rights that are incorporated into or part of any Acquired Corporation Product or that are necessary for the manufacture, test, sale and use of the Acquired Corporation Products is owned or licensed by the Acquired Corporation.

             (ii)  To the knowledge of the Company, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any claim against any Acquired Corporation under or based upon any other warranty relating to any Acquired Corporation Product.

           (iii)  No product liability claims have been threatened, alleged or filed against any Acquired Corporation related to any Acquired Corporation Product.

        2.9    No Undisclosed Liabilities.    The Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Company Balance Sheet, or (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

        2.10    Taxes.

          2.10(a)    Timely Filing of Tax Returns.    The Acquired Corporations have filed or will cause to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements for periods ending on or prior to the Closing. All Tax Returns filed by (or that are included on a consolidated basis) any of the Acquired Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

          2.10(b)    Payment of Taxes.    The Acquired Corporations have, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all Taxes that are due and payable by the Acquired Corporations.

          2.10(c)    Withholding Taxes.    Each of the Acquired Corporations have complied (and until the Closing will comply) with all applicable laws, rules and regulations relating to the withholding of Taxes and have, within the times and in the manner prescribed by law, paid over (and until the Closing will pay over) to the proper Governmental Body all amounts required to be paid under applicable laws, rules and regulations relating to the paying over of Taxes.

          2.10(d)    Audits.    To Company's Knowledge, no Tax Return of any of the Acquired Corporations is under audit or examination by any Governmental Body, and no notice of such an audit or examination has been received by any of the Acquired Corporations and none of the Acquired Corporations has Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes. No issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Part 2.10(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, all examiner's or auditor's reports, notices of proposed adjustments or similar commissions received by any of the Acquired Corporations from any Governmental Body since December 31, 2004.

          2.10(e)    Tax Reserves.    The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with generally accepted United States accounting principles. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Acquired Corporations for federal income tax purposes. There exists no proposed assessment of Taxes against any of the Acquired Corporations.

          2.10(f)    Tax Liens.    No Encumbrance for Taxes exists with respect to any assets or properties of any of the Acquired Corporations, nor will any such encumbrances exist at Closing except for statutory liens for Taxes not yet due.

          2.10(g)    Tax Sharing Agreements.    Part 2.10(g) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body) to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound. No such agreements shall be modified or terminated prior to Closing without the consent of Parent.

          2.10(h)    Extensions of Time for Filing Tax Returns.    None of the Acquired Corporations has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          2.10(i)    Waiver of Statutes of Limitations.    None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          2.10(j)    Powers of Attorney.    No power of attorney currently in force has been granted by any of the Acquired Corporations concerning any Taxes or Tax Return.

          2.10(k)    Tax Rulings.    None of the Acquired Corporations has received or been the subject of a Tax Ruling (as defined below) or a request for Tax Ruling. None of the Acquired Corporations has entered into a Closing Agreement (as defined below) with any Governmental Authority that would have a continuing effect after the Closing Date. "Tax Ruling" shall mean a written ruling of a Governmental Authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a Governmental Authority relating to Taxes.

          2.10(l)    Availability of Tax Returns.    Part 2.10(l) of the Company Disclosure Schedule lists, and Company has made available to Parent complete and accurate copies of all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods ending after December 31, 2004 and on or prior to the Closing Date.

          2.10(m)    Opinions of Counsel.    Part 2.10(m) of the Company Disclosure Schedule lists, and Company has provided to Parent true and complete copies of all memoranda and opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other tax advisors, which have been received by any of the Acquired Corporations with respect to Taxes.

          2.10(n)    Section 481 Adjustments.    None of the Acquired Corporations is required to include in income any adjustment pursuant to Internal Revenue Code Section 481 by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and the Internal Revenue Service has not proposed any such change in accounting method.

          2.10(o)    Net Operating Loss Carryovers.    The amount of each Acquired Corporation's net operating losses, and the dates on which they arose, are set forth in Part 2.10(o) of the Company Disclosure Schedule.

          2.10(p)    Tax Credit Carryovers.    The amount of each Acquired Corporation's tax credit carryover, and the nature of those tax credits and years in which they arose, are set forth in Part 2.10(p) of the Company Disclosure Schedule.

          2.10(q)    Section 338 Election.    No election under Section 338 of the Code has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties.

          2.10(r)    Intercompany Transactions.    None of the Acquired Corporations has engaged in any transactions with Affiliates which would require the recognition of income by any of the Acquired Corporations with respect to such transaction for any period ending on or after the Closing Date.

          2.10(s)    Real Property Transfer Tax.    None of the Acquired Corporations owns any interest in real estate as a result of which ownership the Merger or any related transaction contemplated by this Agreement would be subject to any realty transfer Tax or similar tax.

          2.10(t)    Section 162(m).    The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect.

          2.10(u)    Section 280(G).    None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code.

          2.10(v)    Qualification as a Reorganization.    None of the Acquired Corporations has taken any action, nor to the Company's Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          2.10(w)    Deferred Revenue.    None of the Acquired Corporations has any material deferred or unearned income that will be reportable in a taxable period beginning after the Closing that is attributable to a transaction that occurred prior to the Closing.

          2.10(x)    Tax Shelters.    None of the Acquired Corporations has participated in any transaction that is either a "listed transaction" or that the Acquired Corporation believes in good faith is a "reportable transaction" or a "transaction of interest" (all as defined in Treas. Reg. § 1.6011-4).

          2.10(y)    Taxable Presence.    None of the Acquired Corporations has a permanent establishment in any country other than its country of organization or is subject to Tax in a jurisdiction outside its country of organization.

          2.10(z)    Deferred Compensation.    No Acquired Corporation is a party to any "nonqualified deferred compensation plan" subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.

          2.10(aa)    Transfer Pricing.    All material related party transactions involving any Acquired Corporation is in compliance with applicable U.S. and foreign transfer pricing principles and is supported by a study prepared in compliance with transfer pricing documentation requirements and, to the extent applicable, Section 482 of the Code and the Treasury Regulations promulgated thereunder, as well as any comparable provisions of state, local, or foreign law, to the extent applicable.

          2.10(bb)    Joint Venture.    To the Knowledge of the Company, none of the Acquired Corporations has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

          2.10(cc)    USRPHC.    None of the acquired corporations has ever been a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

          2.10(dd)    FIN 48.    Part 2.10(dd) of the Company Disclosure Schedule lists all open or uncertain tax positions (as defined in Financial Accounting Standards Board Interpretation No. 48) taken by the Company, if any.

        2.11    Employee Benefits.

          2.11(a)    There has not been (i) any adoption or material amendment by any of the Acquired Corporations of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding, written or unwritten) or any employment or service agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations (collectively, "Benefit Plans"), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2006. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations, and all Benefit Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant or other party.

          2.11(b)    For purposes of this Agreement, the following definitions apply: "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          2.11(c)    Part 2.11(c) of the Company Disclosure Schedule includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of any of the Acquired Corporations or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, including the Benefit Plans, sponsored or maintained by any Acquired

  Corporation, to which any Acquired Corporation contributes or is obligated to contribute, or with respect to which an Acquired Corporation has or may have any liability ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance (or restriction on termination in the absence of a notice period), change of control and fringe benefit plans, programs or agreements.

          2.11(d)    With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, and a written description of any unwritten Plan; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any, and audit reports; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent advisory, opinion, and/or determination letter from the IRS, as applicable; and (vii) all discrimination tests for the three most recent plan years. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan or any new Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Plan.

          2.11(e)    Part 2.11(e) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). Each Qualified Plan is so qualified, and the Internal Revenue Service has issued a currently applicable favorable determination letter with respect to each Qualified Plan that has not been revoked or the Plan is a prototype plan which may rely on a currently applicable opinion letter issued with respect to the Plan, and, to the Knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No act or omission has occurred with respect to any Qualified Plan which could increase the cost of any such plan or result in the imposition of any liability, lien, penalty, or tax under ERISA or the Code.

          2.11(f)    All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

          2.11(g)    The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been maintained, funded, and administered in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan.

          2.11(h)    Neither the Acquired Companies nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute to), or has any liability or potential liability under (or with respect to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) "multiemployer plan" (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in

  Section 3(40) of ERISA), (d) voluntary employees' beneficiary association (within the meaning of Code Section 501(c)(9)), (e) welfare benefit fund (within the meaning of Code Section 419), (f) nonqualified deferred compensation plan as described in Code Section 409A, or (g) self-funded group health plan.

          2.11(i)    All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by any Acquired Corporation at any time within the past three years have been fully satisfied. Each Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without liability on the part of the Acquired Companies or any ERISA Affiliate.

          2.11(j)    To the Knowledge of the Company, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that could be a liability of any Acquired Corporation following the Closing. Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

          2.11(k)    No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any Acquired Corporation.

          2.11(l)    All Plans covering foreign employees of the Acquired Corporations comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

          2.11(m)    No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied with the Worker Adjustment and Retraining Notification Act.

          2.11(n)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any liability of any Acquired Corporation to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

          2.11(o)    Part 2.11(o) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all currently outstanding loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, or an Affiliate of any of the foregoing, other than routine travel and expense advances made to employees in the Ordinary Course of Business. The Acquired Corporations have not, since July 1, 2004, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company, or an Affiliate of any such director or executive officer. Part 2.11(o) of the Company Disclosure Schedule identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

          2.11(p)    Each of the Acquired Corporations has complied, and are presently in material compliance with all Legal Requirements relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees. During the three-year period prior to the date of this Agreement, none of the

  Acquired Corporations has been a party to any action in which any of the Acquired Corporations was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

          2.11(q)    Except as described on Part 2.11(q) of the Company Disclosure Schedule, there are no retired employees, officers, managers or directors of any of the Acquired Corporations, or their dependents, receiving benefits or scheduled to receive benefits from any of the Acquired Corporations in the future.

        2.12    Compliance with Legal Requirements; Governmental Authorizations.    The Acquired Corporations are, and at all times since July 1, 2004 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Acquired Corporations has received, at any time since July 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Part 2.12 of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, all reports made by any attorney to the Company's chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

        2.13    Environmental Matters.    Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. None of the Acquired Corporations has any basis to expect, nor has any of them or, to the Company's Knowledge, any other Person for whose conduct they are or may be held to be responsible received, any written order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation by any of the Acquired Corporations, or failure by any of the Acquired Corporations to comply with, any Environmental Law, or of any actual or threatened material obligation by an Acquired Corporation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct any of the Acquired Corporations are or may be held legally responsible ("Acquired Corporations Hazardous Material"), or from which Acquired Corporations Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received. No underground storage tanks or underground impoundments, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, have been used by the Acquired Corporations, or, to the Company's Knowledge, by others, at, on or under any Facilities. To the Company's Knowledge, no asbestos or asbestos-containing material, formaldehyde or insulating material containing urea formaldehyde, or material containing polychlorinated biphenyls, is present in, on or at any of the Facilities. The Acquired Corporations have delivered to Parent true and complete copies of all material investigations, reports, studies, audits, tests, sampling results, monitoring, evaluations or analyses possessed or initiated by the Acquired Corporations pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Facilities, or to which the Acquired Companies have sent any Hazardous Material, or concerning compliance by the Acquired Corporations, or any other person for whose conduct the Acquired Corporations are legally responsible, with any Environmental Law.

        2.14    Legal Proceedings.

          2.14(a)    There is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

          2.14(b)    To the Knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

        2.15    Absence of Certain Changes and Events.    From December 28, 2007, through the date of this Agreement, the Acquired Corporations have conducted their businesses only in the Ordinary Course of Business and there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on the Acquired Corporations, or:

          2.15(a)    any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

          2.15(b)    (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

          2.15(c)    any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued upon the valid exercise of Company Options or Company Warrants or the exercise, settlement or conversion of equity-based awards under the Company Stock Plans issuances under the ESPP, or issuances pursuant to the Company 401(k) Plan), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for equity-based awards described in Section 2.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

          2.15(d)    any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company Stock Plans or (ii) any provision of any Contract evidencing any Company Option or other equity-based award;

          2.15(e)    any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

          2.15(f)    any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

          2.15(g)    any material Tax election by any Acquired Corporation;

          2.15(h)    any commencement or settlement of any Legal Proceeding by any Acquired Corporation; or

          2.15(i)    any agreement or commitment to take any of the actions referred to in clauses (a) through (h) above.

        2.16    Contracts; No Defaults.

          2.16(a)    Part 2.16(a) of the Company Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available to Parent copies of, each Acquired Corporation Contract and other instrument or document (including any amendment to any of the foregoing)

              (i)  described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

             (ii)  with any director, officer or Affiliate of the Company;

           (iii)  evidencing, governing or relating to indebtedness for borrowed money,

            (iv)  not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $250,000;

             (v)  that in any way purports to limit the freedom of any Acquired Corporation or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person, other than agreements with third parties for the purpose of pursuing business opportunities with a Governmental Body;

            (vi)  relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment in excess of $100,000 to any current or former employee or director; or pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

           (vii)  (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights and/or Technology relating to any Acquired Corporation Product (except for any Contract pursuant to which (i) any Proprietary Rights is licensed to the Acquired Corporations under any third party software license generally available to the public, or (ii) any Proprietary Rights is licensed by any of the Acquired Corporations to any Person on a non exclusive basis pursuant to an unmodified standard license agreement, the form of which has been provided to Parent) or (B) of the type referred to in Section 2.8(c);

          (viii)  providing for indemnification of any officer, director, employee or agent;

            (ix)  (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Options or employment Contracts entered into in the Ordinary Course of Business which contemplate the issuance of Company Options;

             (x)  incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end user licenses previously made available by the Company to Parent;

            (xi)  relating to any currency hedging;

           (xii)  imposing or containing "standstill" or similar provisions;

         (xiii)  (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

          (xiv)  requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

           (xv)  other than in the Ordinary Course of Business contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $200,000 in the aggregate; and

          (xvi)  any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

  Each of the foregoing is a "Company Material Contract."

          2.16(b)    Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

          2.16(c)    (i) None of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since December 28, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

        2.17    Insurance.    The Acquired Corporations are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition and are adequate in amount to cover all currently pending or overtly threatened claims, including without limitation any claims for breach of warranty and claims for indemnification regarding any of the Acquired Corporation's products or services. All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

        2.18    Labor Matters.    Except as disclosed in the Filed Company SEC Reports, (i) none of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company's Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company's Knowledge, threatened against any of the Acquired Corporations; (v) no material grievance is pending or, to the Company's Knowledge, threatened against any of the Acquired Corporations; and (vi) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

        2.19    Government Contracting.

          2.19(a)    Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, there are (i) no outstanding claims against the Company, either by any Governmental Body or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between the Company and any Governmental Body under the Contract Disputes Act or any other federal statute or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract. Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, to the Knowledge of the Company there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

          2.19(b)    The Company has submitted all required provisional bid labor and indirect rates through fiscal year 2008 and final indirect rates to the cognizant U.S. Government administrative contracting officer through fiscal year 2006. All such submissions are consistent with all government regulations cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations. No unallowable costs were contained therein.

          2.19(c)    Except as set forth in Part 2.19(c) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any of its present employees, consultants or agents is (or during the last five years has been) suspended or debarred from doing business with any Governmental Body or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Body.

          2.19(d)    Except as set forth in Part 2.19(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no statement, representation or warranty made by Company in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Body in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except where, in the case of both clauses (i) and (ii), any untrue statement or failure to state a fact would not have a Material Adverse Effect on the Company.

          2.19(e)    The Company, in conducting the Business as it relates to government contracts, is in material compliance with all government accounting principals and governing regulations. No unidentified unallowable costs exist on the books and records of the Company.

          2.19(f)    The Company has submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Management Agency (DCMA) Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations, and there are no outstanding or unresolved matters with respect thereto.

          2.19(g)    Except as set forth in Part 2.19(g) of the Company Disclosure Schedule: (i) none of the Company's employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to the Company; (ii) there is not pending any audit or investigation of the Company, its officers, employees or representatives nor within the last five years has there been any audit or investigation of the Company, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any government contract; and (iii) during the last five years, the Company has not made any voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a government contract. Except as set forth in Part 2.19(g) of the Company Disclosure Schedule, the Company has not had any irregularities, misstatements or omissions arising under or relating to any government contract that has led or is expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

        2.20    Interests of Officers and Directors.    None of the officers or directors of any of the Acquired Corporations or any of their respective Affiliates (other than the Acquired Corporations) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for the normal rights of a stockholder and rights under the Plans and the Company Options.

        2.21    Export Control Laws; Encryption and Other Restricted Technology.    The Acquired Corporations have complied with all U.S. export control Legal Requirements regarding any export of its products or technology, including the Export Administration Regulations ("EAR") maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations ("ITAR") maintained by the Department of State. The Acquired Corporations' business as currently conducted does not require any of the Acquired Corporations to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology. The Acquired Corporations have not received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

        2.22    Business Relationships.    To the Company's Knowledge, the execution of this Agreement and the consummation of the Merger and the other Contemplated Transactions will not materially adversely affect the relationships of the Acquired Corporations with any material customers, distributors, licensors, designers and suppliers. None of the Acquired Corporations has received any notification that any material distributor, reseller, original equipment manufacturer, customer, supplier, foundry or manufacturer will discontinue or materially reduce the purchase, supply or the manufacture, as the case may be, of any Acquired Corporation Products.

        2.23    International Trade Matters.    The Company is, and at all times since January 1, 2002 has been, in compliance with and has not been and is not in material violation of any International Trade Law (defined below), including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. The Company has no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. "International Trade Law" shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

        2.24    Rights Plan.    The Company does not have any shareholder rights plan or "poison pill" in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto.

        2.25    Opinion of Financial Advisor.    The Company's Board of Directors has received the opinion of Imperial Capital LLC ("Imperial") (a copy of whose engagement letter has been provided to Parent) dated February 20, 2008, to the effect that, as of such date, the Exchange Ratio in the Merger is fair to the shareholders of the Company from a financial point of view. A copy of that opinion has been delivered to Parent, for informational purposes only.

        2.26    Brokers.    No broker, finder, investment banker or other Person (other than Imperial) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. There are no Acquired Corporation Contracts between the Acquired Corporations and Imperial pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions other than the engagement letter described in Section 2.25.

        2.27    Full Disclosure.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

        2.28    Sale of Products; Performance of Services.

          2.28(a)    To the Knowledge of the Company, each Acquired Corporation product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, licensed or otherwise made available by the Company since July 1, 2004 or by any other Acquired Corporation since the later of July 1, 2004 or the date of its acquisition by the Company to any Person:

              (i)  materially conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable material Legal Requirements; and

             (ii)  was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Acquired Corporation Proprietary Rights or other asset (or the operation or performance thereof).

          2.28(b)    To the Knowledge of the Company, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable material Legal Requirements, and the financial results of the performance of such services have been reflected in the financial statements contained in the Filed Company SEC Reports in accordance with GAAP.

          2.28(c)    Since December 31, 2006, no customer or other Person has asserted or overtly threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations.

        SECTION 3    REPRESENTATIONS AND WARRANTIES OF PARENT.

        Except as set forth in Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:

        3.1    Organization and Good Standing.

          3.1(a)    Parent and each of its Subsidiaries are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other Entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under the Parent Contracts. Parent and its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries.

          3.1(b)    Part 3.1(b) of the Parent Disclosure Schedule lists, as of the date of this Agreement, all of Parent's Subsidiaries and indicates as to each the type of Entity and its jurisdiction of organization. Parent has made available to the Company copies of the Organizational Documents of Parent, as currently in effect.

          3.1(c)    Parent has made available to the Company copies of the charters of each committee of Parent's Board of Directors and any code of conduct or similar policies adopted by Parent.

        3.2    Authority; No Conflict.

          3.2(a)    Parent has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Except for the requirement, under Parent's agreement with the NASDAQ Stock Market and the NASDAQ Stock Market's rules incorporated by reference therein, to obtain the Required Parent Stockholder Vote, the execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing the Merger Agreement required by Delaware Law and California Law). The Board of Directors of Parent (the Parent Board) has unanimously approved this Agreement and declared it to be advisable. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

          3.2(b)    Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the Parent Board or the stockholders of Parent or any of its Subsidiaries; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief (other than dissenter's rights) under, any Legal Requirement or any order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; (iv) cause Parent or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or any of its Subsidiaries to be reassessed or revalued by any Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Parent Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, or would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Parent and its Subsidiaries.

          3.2(c)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, the NASDAQ Stock Market and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, (C) filing of appropriate merger documents as required by Delaware Law and California Law and (D) any applicable non-United States competition, antitrust and investment laws and (ii) for such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Merger in any material respect, or otherwise prevent Parent and Merger Sub from performing their obligations under this Agreement in any material respect, or would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries.

          3.2(d)    Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to perform its obligations hereunder and thereunder and to consummate the Merger and the Contemplated Transactions. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by Parent as the holder of a majority of the outstanding shares of Merger Sub Common Stock and the filing of appropriate merger documents as required by Delaware Law and California Law). The Board of Directors of Merger Sub has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to Parent that it vote in favor of the adoption of this Agreement in accordance with Delaware Law. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes the legal, valid and binding obligations of Merger Sub, enforceable against the Merger Sub in accordance with its terms.

        3.3    Capitalization.    The authorized capital stock of Parent consists of 195,000,000 shares of Parent Common Stock. As of the date hereof, (a) 78,998,922 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 28,550 shares of Parent Common Stock are reserved for issuance pursuant to Parent RSU Awards not yet granted, (d) 2,916,250 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding Parent RSU Awards and (e) 8,324,607 shares of Parent Common Stock reserved for issuance pursuant to Parent Stock Option grants not yet granted, (g) 6,133,018 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding Parent Stock Option grants and (h) there are 5,000,000 shares of Parent Preferred Stock authorized, of which there are 3,646,363 undesignated shares, 63,637 designated as Series A shares, 90,000 designated as Series B shares, of which 10,000 shares are currently issued and outstanding, and 1,200,000 designated as Series C shares. Except as described above, there are not any bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders of Parent may vote. Except as set forth in the second sentence of this Section 3.3, as of the date hereof no shares of capital stock or other voting securities of Parent are issued or reserved for issuance. Except as set forth in this Section 3.3, there are no Options relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries. Since December 31, 2007 through the date of this Agreement, Parent has not issued any shares of its capital stock. All shares of Parent Common Stock reserved for issuance, upon issuance on the terms and conditions of the instruments pursuant to which they are issuable, will be duly and validly issued, fully paid and nonassessable. Neither Parent nor any of its Subsidiaries has any obligation to acquire any shares of Parent Common Stock or any capital stock of Parent's subsidiaries or make any investment in or loan to, any other Person. Each outstanding share of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or one of its Subsidiaries is free and clear of all Encumbrances of any nature whatsoever. None of the outstanding equity securities or other securities of Parent or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement. Other than pursuant to this Agreement, neither Parent nor any of its Subsidiaries owns, or has any obligation to acquire, any securities of any Person (other than Subsidiaries of Parent) or any direct or indirect equity or ownership interest in any other business. Neither Parent nor any Subsidiary of Parent is a general partner of any general or limited partnership. Each Parent Stock Option or other right to acquire Parent Common Stock or other equity of Parent has at all times since January 1, 2004 been properly accounted for in accordance with GAAP in Parent's audited financial statements.

        3.4    SEC Reports.

          3.4(a)    Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004. Parent has made available to the Company copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following that have been filed with the SEC prior to the date hereof, except to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement: (i) Parent's Annual Reports on Form 10-K for each fiscal year of Parent beginning since January 1, 2005, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.4) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the "Parent SEC Reports"), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (the "Parent Certifications"), and (vii) all comment letters received by Parent from the Staff of the SEC since January 1, 2004 and all responses to such comment letters by or on behalf of Parent. No Subsidiary of Parent is, or since January 1, 2004 has been, required to file any document with the SEC. As used in this Section 3.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

          3.4(b)    Each of Parent SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          3.4(c)    The Parent Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, and the statements contained in Parent Certifications were true and correct as of the date of the filing thereof.

          3.4(d)    Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined by Rule 13a-15 or 15d-15 under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported with the time periods specified in the SEC's rules and forms, and (ii) all such information is accumulated and communicated to Parent's management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Parent has made available to the Company copies of all policies, manuals and other material documents promulgating, such disclosure controls and procedures. Parent is, and since January 1, 2004 has been, in compliance with (i) the applicable listing and corporate governance rules of the NASDAQ Stock Market, and (ii) the applicable provisions of SOX. Parent has made available to the Company true, correct and complete copies of all correspondence between Parent and the NASDAQ Stock Market and between Parent and the SEC since January 1, 2004.

          3.4(e)    Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since September 29, 2007, (a) there have not been any changes in the internal control over financial reporting of Parent and its Subsidiaries that have materially affected, or are reasonably likely to materially affect, their internal control over financial reporting, and (b) all "significant deficiencies" and "material weaknesses" (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to Parent's outside auditors and the audit committee of Parent's Board.

        3.5    Financial Statements.

          3.5(a)    The financial statements and notes contained or incorporated by reference in Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Parent and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in Parent's Annual Report on Form 10-K for the year ended December 31, 2006 (the consolidated balance sheet included in such Annual Report, the "Parent Balance Sheet"); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Parent and its Subsidiaries are, or since January 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Parent.

          3.5(b)    Part 3.5(b) of the Parent Disclosure Schedule lists, and Parent has made available to the Company copies of, the documents creating or governing all of Parent's Off-Balance Sheet Arrangements.

        3.6    Absence of Certain Changes and Events.    From September 29, 2007 through the date of this Agreement, Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business and there has not been any Material Adverse Effect on Parent and its Subsidiaries, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on Parent and its Subsidiaries, or:

          3.6(a)    any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent and its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Parent;

          3.6(b)    (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Parent or its Subsidiaries, or (ii) any repurchase, redemption or other acquisition by Parent or its Subsidiaries of any shares of capital stock or other securities;

          3.6(c)    any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise, settlement or conversion of each restricted stock unit award granted (or previously assumed) by Parent representing a right to receive upon a future date or dates shares of Parent Common Stock (each a "Parent RSU Award") or other equity-based awards under governing share-based plan documents, including plan documents governing options that have previously been assumed by Parent as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case, the "Parent Stock Plans"), (ii) any option, warrant or right to acquire any capital stock or any other security of Parent and its Subsidiaries (except for Parent RSU Awards or other equity-based awards described in Section 3.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Parent and its Subsidiaries;

          3.6(d)    any amendment or waiver of any of the rights of Parent or any Subsidiary of Parent under, or acceleration of vesting under, (i) any provision of any of the Parent Stock Plans or (ii) any provision of any Contract evidencing any other equity-based award;

          3.6(e)    any amendment to any Organizational Document of Parent or any Subsidiary of Parent, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Parent or any Subsidiary of Parent;

          3.6(f)    any change of the methods of accounting or accounting practices of Parent or any Subsidiary of Parent in any material respect;

          3.6(g)    any agreement or commitment to take any of the actions referred to in clauses (a) through (f) above.

        3.7    Operation of Merger Sub.    Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any business activities and will have no assets, liabilities or obligations other than as contemplated by this Agreement.

        3.8    Property.    Parent and its Subsidiaries (i) have good and valid title to all property material to the business of Parent and its Subsidiaries as reflected in the latest audited financial statements included in the Parent SEC Reports as being owned by Parent or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of any Encumbrances except (A) the lien of Parent's principal lender, (B) Permitted Encumbrances, and (C) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations in which such properties are used, in either case in such a manner as to have a Material Adverse Effect on Parent and its Subsidiaries and (ii) are collectively the lessee of all property material to the business of Parent and its Subsidiaries which are reflected as leased in the latest audited financial statements included in Parent SEC Reports (or on the books and records of Parent as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of Parent, the lessor, other than defaults that would not have a Material Adverse Effect on Parent. For the avoidance of doubt, the representations and warranties set forth in this Section 3.8 do not apply to Proprietary Rights, which matters are specifically addressed in Section 3.9.

        3.9    Proprietary Rights.

          3.9(a)    Parent and its Subsidiaries own or have a valid right to use all Proprietary Rights used or currently proposed to be used in the business of any of Parent and its Subsidiaries as conducted prior to or on the date of this Agreement, and all Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the Parent Product(s).

          3.9(b)    Claims.

              (i)  No Person has asserted or threatened a claim, against Parent or its Subsidiaries, nor to the Knowledge of the Parent are there any facts which could give rise to a claim, which would adversely affect any Parent's or its Subsidiaries' ownership rights to, or rights under, any Parent Proprietary Rights, or any Contract or other arrangement under which Parent or its Subsidiaries claims any right, title or interest under any Parent Proprietary Rights;

             (ii)  None of Parent or its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Parent Proprietary Rights by Parent or its Subsidiaries, the use, transfer or licensing of any Parent Products by Parent or its Subsidiaries, or which may adversely affect the validity, use or enforceability of any Parent Proprietary Rights;

           (iii)  No Person has asserted or threatened a claim against Parent or its Subsidiaries, nor to the Knowledge of the Parent are there any facts which could give rise to a claim, that any Parent Product (or any Parent Proprietary Right embodied in any Parent Product) infringes (directly or indirectly) or misappropriates or constitutes unlawful use of any Person's Proprietary Rights. No Person has notified Parent or its Subsidiaries that Parent requires a license to any of that Person's Proprietary Rights and neither Parent or its Subsidiaries has received any unsolicited written offer to license (or any other notice of) any Person's Proprietary Rights.

          3.9(c)    The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on Parent, or the Parent's right, title or interest in or to the Parent Proprietary Rights.

          3.9(d)    No product liability claims have been threatened, alleged or filed against Parent or its Subsidiaries related to any Parent Product.

        3.10    No Undisclosed Liabilities.    Parent and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Parent Balance Sheet, or (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Parent Balance Sheet that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

        3.11    Taxes.

          3.11(a)    Timely Filing of Tax Returns.    Parent and its Subsidiaries have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them pursuant to applicable Legal Requirements. All Tax Returns filed by Parent and its Subsidiaries were (and as to Tax Returns not filed as of the date hereof, will be) in all material respects true, complete and correct and filed on a timely basis.

          3.11(b)    Payment of Taxes.    Parent and its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until Closing, will pay within the time and manner required by law) all Taxes that are due and payable by the Parent and its Subsidiaries.

          3.11(c)    Withholding Taxes.    Parent and its Subsidiaries have complied (and until Closing will comply) with all applicable laws, rules and regulations relating to the withholding of Taxes and have, within the times and in the manner prescribed by law, paid over (and until Closing will pay over) to the proper Governmental Body all amounts required to be paid under applicable laws, rules and regulations relating to the paying over of Taxes.

          3.11(d)    Audits.    To the Knowledge of Parent, no Tax Return of any of the Parent or its Subsidiaries is under audit or examination by any Governmental Body, and no notice of such an audit or examination has been received by any of the Parent or its Subsidiaries and none of the Parent or its Subsidiaries has Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes. No issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Part 3.11(d) of the Parent Disclosure Schedule lists, and the Parent has made available to Company copies of, all examiner's or auditor's reports, notices of proposed adjustments or similar commissions received by any of the Parent or its Subsidiaries from any Governmental Body since December 31, 2004.

          3.11(e)    Tax Reserves.    The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Parent and its Subsidiaries are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with generally accepted United States accounting principles. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Parent or its Subsidiaries for federal income tax purposes. There exists no proposed assessment of Taxes against any of the Parent or its Subsidiaries.

          3.11(f)    Tax Liens.    No Encumbrance for Taxes exists with respect to any assets or properties of any of the Parent or its Subsidiaries, nor will any such encumbrances exist at Closing except for statutory liens for Taxes not yet due.

          3.11(g)    Tax Sharing Agreements.    Part 3.11(g) of the Parent Disclosure Schedule lists, and Parent has made available to Company copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body) to which any of the Parent or its Subsidiaries is a party or by which any of the Parent or its Subsidiaries is bound. No such agreements shall be modified or terminated prior to Closing without the consent of Company.

          3.11(h)    Extensions of Time for Filing Tax Returns.    None of the Parent or its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          3.11(i)    Waiver of Statutes of Limitations.    None of the Parent or its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          3.11(j)    Powers of Attorney.    No power of attorney currently in force has been granted by any of the Parent or its Subsidiaries concerning any Taxes or Tax Return.

          3.11(k)    Tax Rulings.    None of the Parent or its Subsidiaries has received or been the subject of a Tax Ruling or a request for Tax Ruling. None of the Parent or its Subsidiaries has entered into a Closing Agreement with any Governmental Authority that would have a continuing effect after the Closing Date.

          3.11(l)    Availability of Tax Returns.    Part 3.11(l) of the Parent Disclosure Schedule lists, and Parent has made available, and will continue to make available, to Company complete and accurate copies of all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Parent and its Subsidiaries, for all taxable periods ending after December 31, 2004 and on or prior to the Closing Date.

          3.11(m)    Opinions of Counsel.    Part 3.11(m) of the Parent or its Subsidiaries Disclosure Schedule lists, and Parent has provided to Company true and complete copies of all memoranda and opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other tax advisors, which have been received by any of the Parent or its Subsidiaries with respect to Taxes.

          3.11(n)    Section 481 Adjustments.    None of the Parent or its Subsidiaries is required to include in income any adjustment pursuant to Internal Revenue Code Section 481 by reason of a voluntary change in accounting method initiated by any of the Parent or its Subsidiaries, and the Internal Revenue Service has not proposed any such change in accounting method.

          3.11(o)    Net Operating Loss Carryovers.    The amount of each Parent and its Subsidiaries' net operating losses, and the dates on which they arose, are set forth in Part 3.11(o) of the Parent Disclosure Schedule.

          3.11(p)    Tax Credit Carryovers.    The amount of tax credit carryover for each of Parent and its Subsidiaries, and the nature of those tax credits and years in which they arose, are set forth in Part 3.11(p) of the Parent Disclosure Schedule.

          3.11(q)    Section 338 Election.    No election under Section 338 of the Code has been made by or with respect to any of the Parent or its Subsidiaries or any of their respective assets or properties.

          3.11(r)    Intercompany Transactions.    None of the Parent or its Subsidiaries has engaged in any transactions with Affiliates which would require the recognition of income by any of the Parent or its Subsidiaries with respect to such transaction for any period ending on or after the Closing Date.

          3.11(s)    Section 162(m).    The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Parent or its Subsidiaries under any program, arrangement or understanding currently in effect.

          3.11(t)    Qualification as a Reorganization.    Neither Parent nor any of its Subsidiaries has taken any action, nor to the Parent's Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          3.11(u)    Deferred Revenue.    None of the Parent or its Subsidiaries has any material taxable income that will be reportable in a taxable period beginning after the Closing that is attributable to a transaction that occurred prior to the Closing.

          3.11(v)    Tax Shelters.    Neither the Parent nor any of its Subsidiaries has participated in any transaction that is either a "listed transaction" or that the Parent believes in good faith is a "reportable transaction" or a "transaction of interest" (all as defined in Treas. Reg. § 1.6011-4).

          3.11(w)    Deferred Compensation.    None of the Parent or its Subsidiaries is a party to any "nonqualified deferred compensation plan" subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.

          3.11(x)    Transfer Pricing.    All material related party transactions involving the Parent or its Subsidiaries is in compliance with applicable U.S. and foreign transfer pricing principles and is supported by a study prepared in compliance with transfer pricing documentation requirements and, to the extent applicable, Section 482 of the Code and the Treasury Regulations promulgated thereunder, as well as any comparable provisions of state, local, or foreign law, to the extent applicable.

          3.11(y)    Joint Venture.    None of the Parent or its Subsidiaries has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

          3.11(z)    USRPHC.    None of the Parent or its Subsidiaries has ever been a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

          3.11(aa)    FIN 48.    Part 3.11(aa) of the Parent Disclosure Schedule lists all open or uncertain tax positions (as defined in Financial Accounting Standards Board Interpretation No. 48) taken by the Parent, if any.

          3.11(bb)    Taxable Presence.    Neither Parent nor any Subsidiary of Parent has a permanent establishment in any country other than its country of organization or is subject to Tax in a jurisdiction outside its country of organization.

        3.12    Employee Benefits.

          3.12(a)    Parent has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to all of Parent's employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of Parent or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person sponsored or maintained by Parent, to which Parent and any of its Subsidiaries contributes or is obligated to contribute, or with respect to which Parent has or may have any liability (each, a "Parent Plan"), and each Parent Plan has been maintained, funded, and administered in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Parent Plan or the imposition of any Encumbrance on the assets of Parent under ERISA or the Code. No prohibited transaction has occurred with respect to any Parent Plan.

          3.12(b)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Parent Plan, any fiduciaries thereof with respect to their duties to any Parent Plan or the assets of any of the trusts under any Parent Plan which could reasonably be expected to result in any liability of Parent or its Subsidiaries to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

          3.12(c)    Part 3.12(c) of the Parent Disclosure Schedule includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of Parent or its Subsidiaries, or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, including the Benefit Plans sponsored or maintained by Parent, to which Parent contributes or is obligated to contribute, or with respect to which Parent has or may have any liability ("Parent Plans"). Without limiting the generality of the foregoing, the term "Parent Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance (or restriction on termination in the absence of a notice period), change of control and fringe benefit plans, programs or agreements.

          3.12(d)    With respect to each Parent Plan, Parent has made available to the Company a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, and a written description of any unwritten Plan; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any, and audit reports; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent advisory, opinion, and/or determination letter from the IRS, as applicable; and (vii) all discrimination tests for the three most recent plan years. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan or any new Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Plan.

          3.12(e)    Part 3.12(e) of the Parent Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). Each Qualified Plan is so qualified, and the Internal Revenue Service has issued a currently applicable favorable determination letter with respect to each Qualified Plan that has not been revoked, or the Plan is a prototype plan which may rely on a currently applicable opinion letter issued with respect to the Plan, and, to the Knowledge of Parent, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No act or omission has occurred with respect to any Qualified Plan which could increase the cost of any such plan or result in the imposition of any liability, lien, penalty, or tax under ERISA or the Code.

          3.12(f)    All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

          3.12(g)    Neither Parent nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute to), or has any liability or potential liability under (or with respect to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) "multiemployer plan" (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees' beneficiary association (within the meaning of Code Section 501(c)(9)), (e) welfare benefit fund (within the meaning of Code Section 419), (f) nonqualified deferred compensation plan as described in Code Section 409A, or (g) self-funded group health plan.

          3.12(h)    All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by Parent or any of its Subsidiaries at any time within the past three years have been fully satisfied. Each Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without liability on the part of Parent or any ERISA Affiliate.

          3.12(i)    To Parent's Knowledge, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that could be a liability of Parent following the Closing. Without limiting the generality of the foregoing, neither Parent nor any ERISA Affiliate of Parent has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

          3.12(j)    Parent has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Parent.

          3.12(k)    All Plans covering foreign employees of Parent comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

          3.12(l)    No labor organization or group of employees of the Parent or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding or any other labor relations tribunal or authority. The Parent and its Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act.

          3.12(m)    Part 3.12(m) of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by Parent to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the Ordinary Course of Business. Parent has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of Parent. Part 3.12(m) of the Parent Disclosure Schedule identifies any extension of credit maintained by Parent to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

          3.12(n)    The Parent and its Subsidiaries have complied, and are presently in material compliance with all Legal Requirements relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collectively bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees. During the three-year period prior to the date of this Agreement, neither the Parent nor its Subsidiaries have been a party to any action in which the Parent or its Subsidiaries was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

          3.12(o)    Except as described on Part 3.12(o) of the Parent Disclosure Schedule, there are no retired employees, officers, managers or directors of any of Parent or its Subsidiaries, or their dependents, receiving benefits or scheduled to receive benefits from any of Parent or its Subsidiaries in the future.

        3.13    Compliance with Legal Requirements; Governmental Authorizations.    Parent and its Subsidiaries are, and at all times since January 1, 2004 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of Parent or its Subsidiaries of, or a substantial failure on the part of any of Parent or its Subsidiaries to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of Parent or its Subsidiaries has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Part 3.13 of the Parent Disclosure Schedule lists, and Parent has made available to Parent copies of, all reports made by any attorney to Parent's chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

        3.14    Environmental Matters.    Each of Parent and its Subsidiaries is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. None of Parent or its Subsidiaries has any basis to expect, nor has any of them or, to Parent's Knowledge, any other Person for whose conduct they are or may be held to be responsible received, any written order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation by any of Parent or its Subsidiaries, or failure by any of Parent or its Subsidiaries to comply with, any Environmental Law, or of any actual or threatened material obligation by Parent or its Subsidiaries to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of Parent or its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of Parent and its Subsidiaries or any other Person for whose conduct any of Parent and its Subsidiaries are or may be held legally responsible ("Parent Hazardous Material"), or from which Parent Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received. No underground storage tanks or underground impoundments, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, have been used by any of the Parent and its Subsidiaries, or, to the Parent's Knowledge, by others, at, on or under any facilities. To the Parent's Knowledge, no asbestos or asbestos-containing material, formaldehyde or insulating material containing urea formaldehyde, or material containing polychlorinated biphenyls, is present in, on or at any of the Parent's facilities. The Parent has delivered to the Acquired Corporations true and complete copies of all material investigations, reports, studies, audits, tests, sampling results, monitoring, evaluations or analyses possessed or initiated by any of the Parent and its Subsidiaries pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Parent's facilities, or to which the Parent and its Subsidiaries have sent any Hazardous Material, or concerning compliance by the Parent and its Subsidiaries, or any other person for whose conduct the Parent and its Subsidiaries are legally responsible, with any Environmental Law.

        3.15    Legal Proceedings.

          3.15(a)    There is no pending Legal Proceeding (i) that has been commenced by or against Parent or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries, except for such Legal Proceedings as are normally incident to the business carried on by Parent and its Subsidiaries and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of Parent or any of its Subsidiaries pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

          3.15(b)    To the Knowledge of Parent, (i) no Legal Proceeding that, if pending, would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

        3.16    Real Property; Equipment; Leasehold.    All material items of equipment and other tangible assets owned by or leased to Parent are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of Parent in the manner in which such business is currently being conducted. Parent does not own any material real property or any material interest in real property.

        3.17    Contracts; No Defaults.

          3.17(a)    Part 3.17(a) of the Parent Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Parent SEC Report, Parent has made available to the Company copies of, each Parent Contract and other instrument or document (including any amendment to any of the foregoing)

              (i)  described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

             (ii)  with any director, officer or Affiliate of Parent;

           (iii)  evidencing, governing or relating to indebtedness for borrowed money,

            (iv)  not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $250,000;

             (v)  that in any way purports to limit the freedom of Parent or any of its Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

            (vi)  relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which Parent or any Subsidiary of Parent is or may become obligated to make any severance, termination or similar payment in excess of $100,000 to any current or former employee or director; or pursuant to which Parent or any Subsidiary of Parent is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

           (vii)  relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights and/or Technology (except for any Contract pursuant to which (i) any Proprietary Rights are licensed to Parent under any third party software license generally available to the public, or (ii) any Proprietary Rights are licensed by Parent to any Person on a non exclusive basis pursuant to an unmodified standard license agreement, the form of which has been provided to Parent);

          (viii)  providing for indemnification of any officer, director, employee or agent;

            (ix)  (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing Parent or any Subsidiary of Parent with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing options or employment Contracts entered into in the Ordinary Course of Business which contemplate the issuance of Options;

             (x)  incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end user licenses previously made available by Parent to the Company;

            (xi)  relating to any currency hedging;

           (xii)  imposing or containing "standstill" or similar provisions;

         (xiii)  (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between Parent and any contractor or subcontractor to any Governmental Body);

          (xiv)  requiring that Parent give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

           (xv)  contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $200,000 in the aggregate; and

          (xvi)  any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on Parent.

  Each of the foregoing is a "Parent Material Contract."

          3.17(b)    Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

          3.17(c)    (i) Neither Parent nor any Subsidiary of Parent has violated or breached, or committed any default under, any Contract to which it is a party, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries; and, to the Knowledge of Parent, no other Person has violated or breached, or committed any default under, any such Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries; (ii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any such Contract, (B) give any Person the right to declare a default or exercise any remedy under any such Contract, (C) give any

  Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any such Contract, (D) give any Person the right to accelerate the maturity or performance of any such Contract, or (E) give any Person the right to cancel, terminate or modify any such Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries; and (iii) since September 29, 2007, neither Parent nor any Subsidiary of Parent has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any such Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.

        3.18    Insurance.    Parent and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Parent and its Subsidiaries are that are customary for companies of similar size and financial condition and are adequate in amount to cover all currently pending or overtly threatened claims, including without limitation any claims for breach of warranty and claims for indemnification regarding any of the Acquired Corporation's products or services. All such policies are in full force and effect, all premiums due thereon have been paid and Parent and its Subsidiaries have complied with the provisions of such policies. Parent and its Subsidiaries have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Parent or any of its Subsidiaries under or in connection with any of its extant insurance policies. Parent has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering that there will be a cancellation or non renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by Parent, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

        3.19    Labor Matters.    Except as disclosed in the Parent SEC Reports, (i) neither Parent nor any Subsidiary of Parent is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) neither Parent nor any Subsidiary of Parent is the subject of any Legal Proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving Parent or any of its Subsidiaries pending or, to Parent's Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries; (v) no material grievance is pending or, to Parent's Knowledge, threatened against Parent or any of its Subsidiaries; and (vi) neither Parent nor any Subsidiary of Parent is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

        3.20    Government Contracting.

          3.20(a)    Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there are (i) no outstanding claims against Parent, either by any Governmental Body or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between Parent and any Governmental Body under the Contract Disputes Act or any other federal statute or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract. Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, to the Knowledge of Parent there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

          3.20(b)    Parent has submitted all required provisional bid labor and indirect rates through fiscal year 2008 and final indirect rates to the cognizant U.S. Government administrative contracting officer through fiscal year 2006. All such submissions are consistent with all government regulations cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations. No unallowable costs were contained therein.

          3.20(c)    Except as set forth in Part 3.20(c) of the Parent Disclosure Schedule, neither Parent nor, to the Knowledge of Parent, any of its present employees, consultants or agents is (or during the last five years has been) suspended or debarred from doing business with any Governmental Body or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Body.

          3.20(d)    Except as set forth in Part 3.20(d) of the Parent Disclosure Schedule, to the Knowledge of Parent, no statement, representation or warranty made by Parent in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Body in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except where, in the case of both clauses (i) and (ii), any untrue statement or failure to state a fact would not have a Material Adverse Effect on Parent.

          3.20(e)    Parent, in conducting its business as it relates to government contracts, is in material compliance with all government accounting principals and governing regulations. No unidentified unallowable costs exist on the books and records of Parent.

          3.20(f)    Parent has submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Management Agency (DCMA) Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations, and there are no outstanding or unresolved matters with respect thereto.

          3.20(g)    Except as set forth in Part 3.20(g) of the Parent Disclosure Schedule: (i) none of Parent's employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to Parent; (ii) there is not pending any audit or investigation of Parent, its officers, employees or representatives nor within the last five years has there been any audit or investigation of Parent, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any government contract; and (iii) during the last five years, Parent has not made any voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a government contract. Except as set forth in Part 3.20(g) of the Parent Disclosure Schedule, Parent has not had any irregularities, misstatements or omissions arising under or relating to any government contract that has led or is expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

        3.21    Interests of Officers and Directors.    None of the officers or directors of Parent or any of its Subsidiaries has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Parent or any of its Subsidiaries, or in any supplier, distributor or customer of the Parent, or any other relationship, contract, agreement, arrangement or understanding with Parent, except as disclosed in the Parent SEC Reports and except for the normal rights of a stockholder and rights under the employee benefit plans of Parent.

        3.22    Export Control Laws; Encryption and Other Restricted Technology.    Parent and its Subsidiaries have complied with all U.S. export control Legal Requirements regarding any export of its products or technology, including the Export Administration Regulations ("EAR") maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations ("ITAR") maintained by the Department of State. The business of Parent and its Subsidiaries as currently conducted does not require any of them to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology. Neither Parent nor any Subsidiary of Parent has received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

        3.23    International Trade Matters.    Parent and its Subsidiaries is, and at all times since January 1, 2002 has been, in compliance with and have not been and is not in material violation of any International Trade Law, including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Parent and its Subsidiaries have no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law.

        3.24    Brokers.    No broker, finder, investment banker or other Person (other than Wachovia Capital Markets, LLC) (a copy of whose engagement letter has been provided to the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

        3.25    Full Disclosure.    None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

        3.26    Sale of Products; Performance of Services.

          3.26(a)    To the Knowledge of Parent, each product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, licensed or otherwise made available by Parent or any of its Subsidiaries to any Person since January 1, 2004:

              (i)  materially conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable material Legal Requirements; and

             (ii)  was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Proprietary Right or other asset (or the operation or performance thereof).

          3.26(b)    To the Knowledge of Parent, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Parent or any Subsidiary of Parent were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable material Legal Requirements, and the financial results of the performance of such services have been reflected in the financial statements contained in the Parent SEC Reports, in accordance with GAAP.

          3.26(c)    Since December 31, 2006, no customer or other Person has asserted or overtly threatened to assert any claim against Parent or any Subsidiary of Parent (i) under or based upon any warranty provided by or on behalf of Parent any Subsidiary of Parent, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by Parent or any Subsidiary of Parent or any services performed by Parent or any Subsidiary of Parent.

        SECTION 4    CONDUCT OF BUSINESS.

        4.1    Covenants of the Company.    Except as consented to in writing by Parent, which consent shall not be unreasonably withheld, or as set forth in Section 4.1 of the Company Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each of the Acquired Corporations shall carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other material obligations when due (subject to good faith disputes over such debts, Taxes or material obligations), comply in all material respects with all applicable Legal Requirements, and use commercially reasonable efforts in a manner not less diligent than past practices to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired between the date of this Agreement and the Effective Time. Without limiting the generality of the foregoing, except as listed on Schedule 4.1 of the Company Disclosure Schedule or as otherwise permitted by or provided for in this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, none of the Acquired Corporations shall directly or indirectly, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

          4.1(a)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for reacquisition or repurchase upon forfeiture of unvested restricted stock pursuant to the terms of any applicable restricted stock purchase or grant agreement;

          4.1(b)    except as permitted by Section 4.1(m), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than upon the exercise, settlement or conversion of Company Options or other equity-based awards or rights under the Company Stock Plans or issued pursuant to the ESPP, the Company Warrants, the Company 401(k) Plan or the convertible debt of the Company, in each case as outstanding or existing on the date of this Agreement in accordance with their terms;

          4.1(c)    amend its Organizational Documents, except for amendments required by any Legal Requirement or the rules and regulations of the SEC or the American Stock Exchange, or that are expressly required by this Agreement;

          4.1(d)    acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Acquired Corporations, taken as a whole, except purchases of inventory, components or, subject to Section 4.1(i) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

          4.1(e)    sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Acquired Corporations, except for the sale of inventory in the Ordinary Course of Business and transactions related thereto;

          4.1(f)    adopt or implement any shareholder rights plan;

          4.1(g)    except for agreements permitted by Section 5.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Acquired Corporations;

          4.1(h)    (A) except with respect to its existing revolving line of credit and term loan, incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of December 28, 2007 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

          4.1(i)    make any capital expenditures or other expenditures for the acquisition of property, plant or equipment, or any rights to any of the foregoing, in excess of $250,000 for the Acquired Corporations, taken as a whole, other than in the Ordinary Course of Business;

          4.1(j)    make any changes in accounting methods, principles or practices, except as may be required by a change in GAAP or Legal Requirements or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          4.1(k)    pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000 in the aggregate, other than payments, settlements, or satisfactions made in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business;

          4.1(l)    waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which any of the Acquired Corporations is a party, except as provided in Section 5.1;

          4.1(m)    modify, amend or terminate any Company Material Contracts (except for modifications, amendments or terminations in the Ordinary Course of Business of a Company Material Contract referenced in Section 2.16(a)(xiii)), or knowingly waive, release or assign any material rights or claims (including any write off or other compromise of any accounts receivable of any of the Acquired Corporations), except in the Ordinary Course of Business;

          4.1(n)    (A) enter into any Company Material Contract or agreement except a Company Material Contract referenced in Section 2.16(a)(xiii) in the Ordinary Course of Business or (B)license any material Proprietary Rights and/or Technology to or from any third party other than in the Ordinary Course of Business;

          4.1(o)    except in the Ordinary Course of Business or as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (i) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are not materially greater than the terms and conditions on which the employees being replaced were retained, (ii) with respect to any open requisitions for employment existing on the date hereof or (iii) who are temporary employees or independent contractors hired in the Ordinary Course of Business terminable at will with no more than 20 business days notice without severance or ongoing benefit obligations), (B) except as may be approved by the Company Board in connection with the transactions described in this Agreement, increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (other than increases not in excess of ten percent (10%) of base salary granted to non-officer employees, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options or other equity-based awards, except pursuant to their terms or as otherwise contemplated in this Agreement or as approved by the Company Board in connection with the transactions described in this Agreement, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder (other than any such removal caused by this Agreement or the Contemplated Transactions pursuant to the terms of a benefit plan, agreement or award), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          4.1(p)    make or rescind any Tax election, settle or compromise any Tax Liability or amend any Tax return;

          4.1(q)    initiate any litigation against any third party, or compromise or settle any material litigation or arbitration proceeding, for an amount in excess of $250,000;

          4.1(r)    open or close any facility or office;

          4.1(s)    fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

          4.1(t)    except with respect to any amounts disputed in good faith by the Company, fail to pay when due accounts payable and other obligations of the Acquired Corporations in the Ordinary Course of Business; or

          4.1(u)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair, delay, or prevent the satisfaction of any conditions in Section 6 hereof other than as specifically provided for in Section 4.1 or Section 5.1.

        4.2    Covenants of Parent.    From the date hereof until the Effective Time, unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, or except as listed on Schedule 4.2 of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other material obligations when due (subject to good faith disputes given such debts, Taxes or material obligations), comply with all applicable material Legal Requirements, and use commercially reasonable efforts to preserve intact its business organization, assets and properties, and goodwill and relationships with third parties, and to keep available the services of its current officers and key employees to the end that its goodwill and ongoing business shall not be materially impaired between the date of this Agreement and the Effective Time. In addition to and without limiting the generality of the foregoing, except as listed on Schedule 4.2 of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

          4.2(a)    Parent shall not adopt or propose any material change in its Organizational Documents except for such amendments (A)  required by any Legal Requirement or the rules and regulations of the SEC or the NASDAQ or (B) that do not have a Material Adverse Effect on Parent and would not materially restrict the operations of Parent; and Parent shall not permit its Subsidiaries to adopt or propose any material change in their Organizational Documents except for such amendments that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of any business thereof;

          4.2(b)    Parent shall not, and shall not permit its Subsidiaries to, change any method of accounting or accounting principles or practices by Parent or any Subsidiary, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or GAAP, or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          4.2(c)    Parent shall not, and shall not permit any of its Subsidiaries to, fail to (A) timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to filed or furnished (except those filings by Affiliates of Parent required under Section 16(a) of the Exchange Act which do not have a Material Adverse Effect on Parent), or (B) comply in all material respects with the requirements of SOX applicable to it; and

          4.2(d)    Parent shall not, and shall not permit any of its Subsidiaries to, acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Parent, except purchases of inventory, components or property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

          4.2(e)    Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, pledge, or otherwise dispose of or encumber any properties or assets of Parent or its Subsidiaries, except for the sale of inventory in the Ordinary Course of Business and transactions related thereto;

          4.2(f)    Parent shall not, and shall not permit any of its Subsidiaries to, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Parent or any of its Subsidiaries;

          4.2(g)    Parent shall not, and shall not permit any of its Subsidiaries, to agree or commit to do any of the foregoing or any action that would materially impair, delay, or prevent the satisfaction of any conditions in Section 6 other than as specifically provided for in Section 4.2.

        4.3    Confidentiality.    The parties acknowledge that Parent and Company have previously executed a confidentiality agreement dated as of August 24, 2007 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

        SECTION 5    ADDITIONAL AGREEMENTS.

        5.1    No Solicitation.

          5.1(a)    No Solicitation or Negotiation.    From the date of this Agreement until the Effective Time, except as set forth in this Section 5.1, none of the Acquired Corporations shall, nor shall any of their directors, officers, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives"), directly or indirectly:

              (i)  solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock, except as expressly permitted by this Section); or

             (ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section).

          Notwithstanding the foregoing, prior to the time that the Required Company Shareholder Vote has been obtained (the "Company Specified Time"), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a "Superior Proposal," in each case that did not result from a breach by the Company of, or actions by its Representatives inconsistent with, this Section, and subject to compliance with Section 5.1(c), (x) furnish non-public information with respect to the Company to the Person making such Acquisition Proposal and its Representatives, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, if, in the case of either clause (x) or (y), prior to taking such action the Company enters into a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purported to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.1(a) by the Company.

          5.1(b)    No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

              (i)  except as set forth in this Section, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of the adoption of this Agreement (a "Company Adverse Recommendation Change");

             (ii)  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; or

           (iii)  authorize, cause or permit any of the Acquired Corporations to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.1(a) entered into in the circumstances referred to in Section 5.1(a) ).

          Notwithstanding the foregoing, at any time prior to the Company Specified Time and subject to Section 5.1(c), the Company Board may, in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 5.1, make an Adverse Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Company Board to effect a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has: (A) provided to Parent five business days' prior written notice (such notice, a "Notice of Superior Proposal"), which notice shall not be deemed to be a Company Adverse Recommendation Change, advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the Person making the proposal (it being understood and agreed that any material amendment to any term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (B) during such five business day period

  (or three business day period, in the case of an amendment) if requested by Parent, the Company engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of such period such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations required by clause (B) or otherwise).

          Nothing in this Section 5.1 shall be deemed to (A) impermissibly circumscribe the ability of the Company Board to fulfill its fiduciary duty; (B) create an inference of Parent's consent to the Company's taking any action described in clauses (ii) or (iii) of the first sentence of this Section 5.1(b), or (C) except upon a termination of this Agreement pursuant to Section 7.1(i), limit the Company's obligation to call, give notice of, convene and hold the Shareholders' Meeting, regardless of whether the Company Board has effected a Company Adverse Recommendation Change.

          5.1(c)    Notices to Parent; Additional Negotiations.    The Company shall promptly (within 24 hours) advise Parent in writing, upon the Company receiving any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal,, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. The Company shall not provide any information to or participate in discussions or negotiations with the Person making any Acquisition Proposal until after the Company has first notified Parent of such Acquisition Proposal as required by the preceding sentence. The Company shall keep Parent reasonably informed in all material respects of the status of any such Acquisition Proposal and shall (i) promptly (within 24 hours) notify Parent orally and in writing if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Acquisition Proposal and shall promptly (within 24 hours) advise Parent in writing of any material change in the terms of any such Acquisition Proposal, (ii) provide to Parent as soon as practicable after receipt or delivery thereof any proposed transaction documents received from or on behalf of any third party relating to any Acquisition Proposal and (iii) if Parent shall make a counterproposal (including, without limitation, following delivery of a written notice to Parent pursuant to Section 5.1(b)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal. Contemporaneously with providing any non-public information to a third party in connection with any such Acquisition Proposal, the Company shall furnish a copy of such information to Parent (to the extent not already previously provided). None of the Acquired Corporations shall enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

          Certain Permitted Disclosure.    Nothing contained in this Section 5.1, in Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, such action would be required under applicable Legal Requirements.

          5.1(d)    Cessation of Ongoing Discussions.    The Acquired Corporations shall, and shall cause their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

        5.2    Joint Proxy Statement/Prospectus; Registration Statement.

          5.2(a)    As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other party's counsel in the preparation of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of such party's auditors in the preparation of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other party in good faith) on any amendment or supplement on the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement prior to the filing thereof with the SEC. The Company and Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 5.2 or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 5.2(b). Each of Parent and the Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all Legal Requirements.

          5.2(b)    If, at any time prior to the Company Specified Time or the Parent Specified Time, any information is discovered or any event occurs with respect to Parent or any of the Acquired Corporations, or any change occurs with respect to the other information included in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (i) the party learning of such information shall notify the other parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, respectively, (ii) Parent shall use its reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable, and, Parent and the Company shall, as required by Legal Requirements, disseminate the information contained in such amendment or supplement to holders of Company Common Stock; provided that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.

          5.2(c)    Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws and the rules and regulations thereunder.

        5.3    NASDAQ Quotation; AMEX Quotation.    Parent agrees to use commercially reasonable efforts to continue the quotation of Parent Common Stock on the NASDAQ Stock Market during the term of this Agreement. Company agrees to use commercially reasonable efforts to continue the quotation of Company Common Stock on the American Stock Exchange during the term of this Agreement.

        5.4    Access to Information.    Each of Parent and the Company shall afford to each other's officers, employees, accountants, counsel, financial advisors, and other representatives, reasonable access (subject to Legal Requirements regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the date hereof through the Effective Time or the termination of this Agreement, to its properties, books, contracts, commitments, personnel and records in a manner commensurate with due diligence conducted by any party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the parties or their respective Subsidiaries, as the case may be, or create a risk of damage or destruction to any property or assets of the parties or their respective Subsidiaries. During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Parent and the Company, as the case may be, will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) access to such documents or information would risk of waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (ii) access to a contract to which any of the Acquired Corporations or Parent and its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such contract.

        5.5    Stockholders' Meeting.

          5.5(a)    The Company, acting through the Company Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of the Company and the rules of The American Stock Exchange to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Form S-4 Registration Statement, the Company Shareholders' Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 5.1(b), to the fullest extent permitted by applicable Legal Requirements, (i) the Company Board shall recommend adoption of this Agreement by the shareholders of the Company (the "Company Voting Proposal") and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change and (iii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the Required Company Shareholder Vote. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section, shall not be affected by the withdrawal, amendment or modification of the recommendation by the

  Company Board or committee thereof and (ii) the Company agrees that its obligations pursuant to this Section shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

          5.5(b)    Parent, acting through Parent's Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of Parent and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Form S-4 Registration Statement, the Parent Stockholders' Meeting for the purpose of considering and voting upon the issuance of Parent Common Stock in the Merger (the "Parent Voting Proposal"). The Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent and include such recommendation in the Joint Proxy Statement/Prospectus; neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to the Company the recommendation of the Parent Board that the Parent's stockholders vote in favor of the Parent Voting Proposal (a "Parent Adverse Recommendation Change"); and Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall take all other action necessary or advisable to secure the Required Parent Stockholder Vote.

          5.5(c)    Without limiting the generality of the foregoing, Parent agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Parent Common Stock, as required by this Section, shall not be affected by a Parent Adverse Recommendation Change. Nothing contained in this Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit Parent from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Parent's stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, such action is required under applicable Legal Requirements.

          5.5(d)    Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Shareholders Meeting and for the Parent Shareholders Meeting shall be the same.

          5.5(e)    Except to the extent required by Legal Requirements, the Company shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Company Shareholders' Meeting or (ii) postpone, delay or adjourn the Company Shareholders' Meeting, except, in each case, after consultation with Parent, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the shareholders of the Company sufficiently in advance of the Company Shareholders' Meeting or (B) if there are an insufficient number of shares of Company Common Stock represented in person or by proxy at the Company Shareholders' Meeting to constitute a quorum or to adopt this Agreement, in which case the Company may adjourn the Company Shareholders' Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Company Shareholder Vote as promptly as practicable in the prevailing circumstances. Except to the extent required by Legal Requirements, Parent shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Parent Stockholders' Meeting or (ii) postpone, delay or adjourn the Parent Stockholders' Meeting, except, in each case, after consultation with the Company, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders' Meeting or (B) if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders' Meeting to constitute a quorum, in which case Parent may adjourn the Parent Stockholders' Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Parent Stockholder Vote as promptly as practicable in the prevailing circumstances.

        5.6    Legal Conditions to the Merger.

          5.6(a)    Subject to the terms hereof, including Section 5.6(b), the Company and the Parent shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Acquired Corporations or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act, any foreign antitrust laws or regulations, and any related governmental request thereunder, and (C) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall each use all commercially reasonable efforts (subject to Legal Requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 5.6 shall modify or affect their respective rights and responsibilities under Section 5.6(b).

          5.6(b)    Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use all commercially reasonable efforts to obtain any government clearances, approvals, actions, or non-actions required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, Company shall (i) keep Parent informed of any communication received from, or given to, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body and of any communication received from or given to any Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of Company) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit Parent to review in advance any communication given by Company to, and consult with Parent in advance of any meeting or conference with, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of Company) and, to the extent permitted by the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or other Person, give Parent the opportunity to attend and participate in such meetings and conferences.

          5.6(c)    Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

          5.6(d)    At the request of Parent, the Acquired Corporations shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets, provided that any such action is conditioned upon the consummation of the Merger.

          5.6(e)    Each of Parent and the Acquired Corporations shall give any notices to third parties, and use all commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that could reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, prior to or after the Effective Time.

        5.7    Public Disclosure.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. In addition each of Parent and the Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure or (b) such party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

        5.8    Section 368(a) Reorganization.    Parent and Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

        5.9    NASDAQ Stock Market Listing.    Parent shall, if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

        5.10    Shareholder Litigation.    Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent's prior written consent, which will not be unreasonably withheld or delayed.

        5.11    Indemnification.

          5.11(a)    From and after the Effective Time, Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of any of the Acquired Corporations (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist at the Effective Time.

          5.11(b)    For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered or made available to Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such Persons as the Company's existing coverage; provided, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage.

          5.11(c)    If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.11.

          5.11(d)    The provisions of this Section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section.

        5.12    Employee Matters.    With respect to the employees of the Acquired Corporations who remain employed after the Effective Time by the Acquired Corporations for a period of at least 180 days following the Effective Time (the "Continuing Employees"), and to the extent permitted under the terms of Parent's applicable benefit plans, Parent shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Acquired Corporations prior to the Effective Time as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation. Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Acquired Company's group health plan shall be excluded from Parent's group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Notwithstanding the foregoing, (a) any Continuing Employees who were employed with the Acquired Corporations for at least four years prior to the Effective Time will continue to accrue vacation time at the applicable rate under the Acquired Corporations vacation policy, and (b) Parent shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Parent benefit plans or which would duplicate benefits provided through the Acquired Corporations' Benefit Plans. Furthermore, nothing contained in this Section shall require or imply that the employment of the employees of the Acquired Corporations who are employed at the Effective Time will continue for any particular period of time following the Effective Time. This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any Affiliate of Parent.

        5.13    Employee Benefit Plan—401(k) Plan.    If requested in writing by Parent, the Company shall take all action necessary to terminate, or cause to terminate, effective as of the end of the last full payroll period prior to the Closing Date, any Company Benefit Plan that is a 401(k) plan. If Parent provides such a request to the Company, Parent shall receive from the Company evidence that the Company's 401(k) plan has been terminated pursuant to resolutions of its Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day referred to above.

        5.14    Notification of Certain Matters.    Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality or that makes reference to a Material Adverse Effect to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

        5.15    Exemption from Liability Under Section 16(b).

          5.15(a)    The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock Awards, as applicable, in exchange for shares of Company Common Stock or Outstanding Company Options pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          5.15(b)    The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Parent Insiders (as defined below) of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          5.15(c)    For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or Outstanding Company Options deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, which shall be provided by the Company to Parent within 10 business days after the date of this Agreement.

          5.15(d)    For purposes of this Agreement, "Company Insiders" mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company equity securities, as listed in the Section 16 Information, and "Parent Insiders" mean those Company Insiders, if any, who after the consummation of the Merger will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent equity securities.

        5.16    Tax Matters.

          5.16(a)    From the date of this Agreement until the Effective Time, each of Parent and its Subsidiaries and the Acquired Corporations, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by law and properly granted by the appropriate authority, provided that each such party notifies all other parties hereto that it is availing itself of such extensions, and (ii) pay all Taxes shown due on such Tax Returns.

          5.16(b)    Each party shall reasonably cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement. From the date hereof through the Effective Time, the Acquired Corporations shall use reasonable efforts to provide Parent with any other Tax information reasonably requested by Parent.

        5.17    Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

        SECTION 6    CONDITIONS TO MERGER.

        6.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          6.1(a)    Shareholder Approval.    The Company Voting Proposal shall have been approved at the Company Shareholders' Meeting by the Required Company Shareholder Vote and the Parent Voting Proposal shall have been approved at the Parent Stockholders' Meeting by the applicable Required Parent Stockholder Vote.

          6.1(b)    HSR Act and other Antitrust Laws.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other necessary approvals under applicable Antitrust Laws shall have been obtained.

          6.1(c)    Governmental Approvals.    Other than the filing of the Agreement of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions which may not reasonably be expected to have a Material Adverse Effect on the Company or Parent.

          6.1(d)    Registration Statement; Joint Proxy Statement/Prospectus.    The Form S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

          6.1(e)    No Injunctions.    No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

          6.1(f)    Tax-Free Reorganization.    Each of Company and Parent shall have received a written opinion from its respective counsel, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code. If the respective counsel to Parent or Company does not render such opinion, this condition will nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. Parent, Merger Sub and the Company shall each execute and deliver to such counsel tax representation letters requested by such counsel, and upon which such counsel can rely, in connection with such written opinions.

          6.1(g)    Third Party Consents.    All consents or approvals required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

          6.1(h)    No Litigation.    There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that would be material to any party to this Agreement; (iii) seeking to prohibit or limit in any material respect to Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Company's capital stock; or (iv) which would affect adversely the right of Parent or Company to own the assets or operate the business of Company.

        6.2    Additional Conditions to Obligations of Parent and the Merger Sub.    The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Sub:

          6.2(a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) the representations and warranties of the Company set forth in Section 2.3 shall be true and correct in all material respects and (iii) as to all representations and warranties of the Company other than those set forth in Section 2.3, where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Acquired Corporations as a whole and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          6.2(b)    Performance of Obligations of the Acquired Corporations.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          6.2(c)    Employment Agreements.    Each of the employees identified on Schedule 6.2(c) hereto as "Key Employees" shall have entered into employment agreements with Parent and/or the Surviving Corporation pursuant to their execution of an offer letter on Parent's standard form substantially in the form attached as Exhibit G hereto, immediately prior to the Effective Time which employment agreements shall be effective immediately after the Effective Time.

          6.2(d)    No Restraints.    There shall not be instituted or pending any action or proceeding by any Governmental Body (i) seeking to restrain, prohibit, make illegal or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries of all or any material portion of the business of the Acquired Corporations or of the Parent or any of its Subsidiaries or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Acquired Corporations or of the Parent or any of its Subsidiaries, (ii) seeking to impose limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

          6.2(e)    Material Adverse Change.    There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Acquired Corporations, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. For purposes of illustration and clarity, and without intending to impose any limitation, each of the following shall be deemed to be an event which could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations: an indictment of an Acquired Corporation or any current officer or director of an Acquired Corporation with regard to matters involving an Acquired Corporation as could result in any of the Acquired Corporations being barred from government contracting, or the cancellation or termination of a Company Material Contract to which a U.S. federal governmental agency or state governmental agency in a party and which represents 10% or greater of the Acquired Corporations' annual revenue forecasted for calendar year 2008 (other than as a consequence of an expiration of a Material Contract in accordance with its terms).

          6.2(f)    Resignation Letters.    Company shall have delivered to Parent written resignations of all officers and directors of the Company effective as of the Effective Time.

        6.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          6.3(a)    Representations and Warranties.    The representations and warranties of Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on Parent and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

          6.3(b)    Performance of Obligations of Parent and the Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

          6.3(c)    No Material Adverse Change.    There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Parent and its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent. For purposes of illustration and clarity, and without intending to impose any limitation, each of the following shall be deemed to be an event which could reasonably be expected to have a Material Adverse Effect on Parent: an indictment of Parent or any Subsidiary of Parent or any current officer or director of Parent or any Subsidiary of Parent with regard to matters involving Parent or one of its Subsidiaries as could result in the Parent being barred from government contracting, or the cancellation or termination of a Parent Material Contract to which a U.S. federal governmental agency or state governmental agency is a party and which represents 10% or greater of Parent's annual revenue forecasted for calendar year 2008 (other than as a consequence of an expiration of a Material Contract in accordance with its terms).

          6.3(d)    NASDAQ.    The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

        SECTION 7    TERMINATION AND AMENDMENT.

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of the Company Voting Proposal by the shareholders of the Company or the sole shareholder of the Merger Sub:

          7.1(a)    by mutual written consent of Parent and the Company;

          7.1(b)    by either Parent or Company if the Merger shall not have been consummated by the six-month anniversary of the date of this Agreement (such date, as it may be extended in accordance with this Section 7.1(b), the "Outside Date"), which date may be extended (i) for a three-month period upon written notice of either Parent or the Company to the other party on or prior to the six-month anniversary of the date of this Agreement and (ii) for an additional three-month period upon written notice of either Parent or the Company to the other party on or prior to the expiration of the three-month period described in clause (i) above, provided (x) all waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated or any other approval under applicable Antitrust Laws as set forth in Section 6.1(b) shall not have been obtained, in each case on or prior to the Outside Date and (y) all other conditions to the closing of the Merger set forth in Section 6 shall have been satisfied, other than those that by their nature can be satisfied only at closing; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of this Agreement has been a principal cause of, or resulted in the failure of, the Merger to occur on or before the Outside Date);

          7.1(c)    by either Parent or the Company if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, regulation or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          7.1(d)    by either Parent or the Company if, at the Company Shareholders' Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Voting Proposal is taken, the Required Company Shareholder Vote in favor of the Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party seeking termination if, at such time, such party is in material breach of its obligations under this Agreement);

          7.1(e)    by either Parent or the Company if (i) the Parent Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have voted on the Parent Voting Proposal, and (ii) the Parent Voting Proposal shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party seeking termination if, at such time, such party is in material breach of its obligations under this Agreement);

          7.1(f)    by Parent, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus, or shall have made a Company Adverse Recommendation Change; (ii) the Company Board or any committee thereof shall have approved or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger); (iii) the Company shall have entered into any Alternative Acquisition Agreement relating to any Acquisition Proposal; (iv) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten business days after Parent requests in writing that the Company Board (or any committee thereof) do so, provided such request may only be made in the event the Company has received an Acquisition Proposal or any amendment to an Acquisition Proposal; or (v) the Company shall have willfully breached its obligations under Section 5.1 or Section 5.5(a).

          7.1(g)    by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of 30 days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date;

          7.1(h)    by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of 30 days following receipt by Parent of written notice from the Company of such breach or failure to perform from the Company or the Outside Date; or

          7.1(i)    by the Company, if the Company Board (or any committee thereof) shall have made a Company Adverse Recommendation Change in response to a Superior Proposal in accordance with the terms and conditions of Section 5.1(b) the Company shall have paid Parent the Termination Fee concurrently with the Company's termination of this Agreement, and following the termination of this Agreement, the Company enters into a definitive acquisition agreement with respect to the Superior Proposal which was the subject of such Company Adverse Recommendation Change.

        7.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, the Merger Sub or their respective officers, directors, stockholders, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation and (ii) the provisions of Section 4.3 (Confidentiality), Section 7.3 (Effect of Termination), Section 7.3 (Fees and Expenses) and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

        7.3    Fees and Expenses.

          7.3(a)    Except as set forth in this Section, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and Parent shall share equally (i) the filing fee of Parent's pre-merger notification report under the HSR Act and all fees and expenses incurred by Parent or the Company in seeking approvals under all other applicable Antitrust Laws, and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Form S-4 Registration Statement and any amendments or supplements thereto.

          7.3(b)    The Company shall pay Parent a termination fee equal to $2,394,000 (the "Termination Fee") in the event of the termination of this Agreement:

              (i)  by Parent pursuant to Section 7.1(f); or

             (ii)  by the Company pursuant to Section 7.1(i).

          7.3(c)    Any fee due under this Section 7.3(b)(i) shall be paid by wire transfer of same-day funds concurrently with the Company's termination of this Agreement.

          7.3(d)    The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay to Parent any fee due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus 2.0% per annum, compounded quarterly, from the date such fee was required to be paid. Payment of the fees described in this Section 7.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 7.2.

        SECTION 8    MISCELLANEOUS PROVISIONS.

        8.1    Amendment.    This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the shareholders of the Company or Merger Sub; provided, however, that after any such shareholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the shareholders of the Company or Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

        8.2    Remedies Cumulative; Waiver.

          8.2(a)    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal

  Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          8.2(b)    At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        8.3    No Survival.    None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

        8.4    Entire Agreement.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

        8.5    Execution of Agreement; Counterparts; Electronic Signatures.

          8.5(a)    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

          8.5(b)    The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the World Wide Web), by electronic mail via "portable document format" (".pdf"), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          8.5(c)    Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

        8.6    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        8.7    Consent to Jurisdiction; Venue.    In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

        8.8    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        8.9    Disclosure Schedules.

          8.9(a)    The Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3 respectively. Unless otherwise provided in the respective Disclosure Schedule, the information disclosed in any numbered or lettered "Part" shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty.

          8.9(b)    If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Statement or Parent Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule or Parent Disclosure Schedule), the statements in this Agreement will control.

        8.10    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        8.11    Assignments and Successors.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent. Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.

        8.12    No Third Party Rights.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 5.11 "Indemnification."

        8.13    Notices.    All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

    Company (before the Closing):
    SYS
    5050 Murphy Canyon Road, Suite 200
    San Diego, CA 92123
    Attention: Chief Executive Officer
    Fax no.: (858) 715-5510

    with a copy to:
    Luce, Forward, Hamilton & Scripps LLP
    11988 El Camino Real, Suite 200
    San Diego, CA 92130
    Attention: Otto Sorensen
    Fax no.: (619) 232-8311

    Parent and Merger Sub:
    Kratos Defense & Security Solutions, Inc.
    4810 Eastgate Mall
    San Diego, CA 92121
    Attention: President
    Fax no.: (858) 812-7303

    with a copy to:
    DLA Piper US LLP
    4365 Executive Drive, Suite 1100
    San Diego, CA 92121
    Attention: Marty Lorenzo
    Fax no.: (858) 638-6674

        8.14    Construction; Usage.

          8.14(a)    Interpretation.    In this Agreement, unless a clear contrary intention appears:

              (i)  the singular number includes the plural number and vice versa;

             (ii)  reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

           (iii)  reference to any gender includes each other gender;

            (iv)  reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

             (v)  reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

            (vi)  "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

           (vii)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

          (viii)  "or" is used in the inclusive sense of "and/or;"

            (ix)  with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding;"

             (x)  references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

            (xi)  any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not "material" or a "Material Adverse Effect" under this Agreement.

          8.14(b)    Legal Representation of the Parties.    This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

          8.14(c)    Headings.    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        8.15    Enforcement of Agreement.    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

        8.16    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        8.17    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[REMAINDER OF PAGE LEFT BLANK—SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ ERIC M. DEMARCO
	Name:	Eric M. DeMarco
	Title:	Chief Executive Officer, President
WHITE SHADOW, INC.
By:	/s/ CHRIS CAULSON
	Name:	Chris Caulson
	Title:	Chief Executive Officer
SYS
By:	/s/ CLIFTON L. COOKE, JR.
	Name:	Clifton L. Cooke, Jr.
	Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        "Acquired Corporation" means the Company or any of its Subsidiaries, and the "Acquired Corporations" means the Company and all of its Subsidiaries.

        "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

        "Acquired Corporation Product(s)" means: (i) the Vigilys product(s); (ii) the Logic Innovations digital broadcast products; (iii) the cVideo Marathon product(s); (iv) the NeuralStar Network Management product(s); and (v) the DopplerVUE Network Management product(s).

        "Acquired Corporation Proprietary Rights" shall mean any Proprietary Rights which are owned by or licensed to any of the Acquired Corporations and which relate to any Acquired Corporation Product. For purposes of the foregoing, the phrase "which relate to" shall mean absent the ownership of or a license to such Proprietary Right, the using, making, selling, offering for sale, importing, reproducing, modifying or distributing an Acquired Corporation Product would infringe or misappropriate such Proprietary Right.

        "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code that forms part of or is included in any Acquired Corporation Product.

        "Acquired Corporation Technology" means all Technology owned by any Acquired Corporation or used in any Acquired Corporation Product or which is necessary or required for the development, manufacturing or use of any Acquired Corporation Product.

        "Acquired Corporations Hazardous Material" has the meaning set forth in Section 2.13.

        "Acquisition Proposal" shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving any of the Acquired Corporations, in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; (ii) the issuance by any of the Acquired Corporations of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering), (iii) the acquisition (including, without limitation, through any license or lease, other than nonexclusive licenses in the Ordinary Course of Business) in any manner, directly or indirectly, of assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of any of the Acquired Corporations, (iv) any tender offer or exchange offer in which any Person or "group" (as such term is defined under Section 13(d) under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Stock, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Acquired Corporations in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly shall acquire beneficial ownership of 20% or more of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; in each case other than the transactions contemplated by this Agreement.

A-i-1

        "Acquisition Transaction" shall mean any transaction or series of transactions involving an Acquisition Proposal.

        "Affiliate" shall mean a Person under the control of, controlling, or under common contact with another Person.

        "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

        "Alternative Acquisition Agreement" has the meaning set forth in Section 5.1(b)(iii).

        "Antitrust Laws" shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

        "Antitrust Order" has the meaning set forth in Section 5.6(a).

        "Benefit Plans" has the meaning set forth in Section 2.11(a).

        "Blue Sky Laws" has the meaning set forth in Section 2.2(c).

        "California Secretary of State" has the meaning set forth in Section 0.

        "Closing" has the meaning set forth in Section 0.

        "Closing Agreement" has the meaning set forth in Section 2.10(k).

        "Closing Date" has the meaning set forth in Section 0.

        "Code" has the meaning set forth in the third paragraph of the Recitals.

        "Company" has the meaning set forth in the first paragraph of this Agreement.

        "Company Adverse Recommendation Change" has the meaning set forth in Section 5.1(b)(i).

        "Company Balance Sheet" has the meaning set forth in Section 2.5(a).

        "Company Board" has the meaning set forth in Section 2.1(c).

        "Company Certifications" has the meaning set forth in Section 2.4(a).

        "Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

        "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

        "Company Insiders" has the meaning set forth in Section 5.15(d).

        "Company Material Contract" has the meaning set forth in Section 2.16(a).

        "Company Option" has the meaning set forth in Section 1.8(a).

        "Company SEC Reports" has the meaning set forth in Section 2.4(a).

        "Company Shareholders' Meeting" shall mean a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement.

        "Company Specified Time" has the meaning set forth in Section 5.1(a).

        "Company Stock Certificate" shall have the meaning set forth in Section 1.6.

        "Company Stock Plans" has the meaning set forth in Section 1.8(c).

A-i-2

        "Company Voting Proposal" has the meaning set forth in Section 5.5(a).

        "Company Voting Undertakings" has the meaning set for in the fourth paragraph under Recitals.

        "Company Warrants" shall mean those certain warrants to purchase Company Common Stock issued by the Company pursuant to a Securities Purchase Agreement dated as of May 27, 2005 and otherwise as referenced in the Company Disclosure Schedule.

        "Confidentiality Agreement" has the meaning set forth in Section 4.3.

        "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "Contemplated Transactions" has the meaning set forth in Section 2.2(a).

        "Continuing Employees" has the meaning set forth in Section 5.12.

        "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        "Controlled Group Liability" has the meaning set forth in Section 2.11(b).

        "Copyrights" shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

        "DGCL" shall mean the Delaware General Corporation Law.

        "EAR" has the meaning set forth in Section 2.21.

        "EDGAR" has the meaning set forth in Section 2.4(a).

        "Effective Time" has the meaning set forth in Section 0.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        "Environmental, Health, and Safety Liabilities" shall refer to any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a)   any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

A-i-3

          (b)   fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c)   financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d)   any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

        "Environmental Law" shall refer to any Legal Requirement that requires or relates to:

          (a)   advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b)   preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c)   reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d)   assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e)   protecting resources, species, or ecological amenities;

          (f)    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g)   cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h)   making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

        "ERISA" has the meaning set forth in Section 2.11(b).

        "ERISA Affiliate" has the meaning set forth in Section 2.11(b).

        "ESPP" has the meaning set forth in Section 1.8(b).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning set forth in Section 1.7(a).

        "Exchange Fund" has the meaning set forth in Section 1.7(a).

        "Exchange Ratio" has the meaning set forth in Section 1.5(a)(iv).

        "Facilities" shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Corporation.

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        "Filed Company SEC Reports" has the meaning set forth in Section 2.4(a).

        "Final Purchase Date" has the meaning set forth in Section 1.8(b).

        "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

        "GAAP" shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 2.5 and 3.5 were prepared.

        "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        "Government Contract" means any contract to which the Company and any Governmental Body is a party, and any active contracts pursuant to which the Company acts as a vendor or a subcontractor for a party having a contract with a Governmental Body A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

        "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Imperial" has the meaning set forth in Section 2.22.

        "Indemnification" has the meaning set forth in Section 8.12.

        "Indemnified Parties" has the meaning set forth in Section 5.11(a).

        "International Trade Law" has the meaning set forth in Section 2.23.

        "Issued Patents" shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

        "ITAR" has the meaning set forth in Section 2.21.

        "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Shareholders' Meeting and to the Parent's stockholders in connection with the Parent Stockholders' Meeting.

        "Key Employees" has the meaning set forth in Section 6.2(c).

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        "Knowledge"—an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; (b) such individual should reasonably be aware of such fact or matter; or (c) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. The Company and Parent, respectively, will be deemed to have "Knowledge" of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of the Company or Parent, respectively, has, or at any time had, Knowledge of such fact or other matter.

        "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the American Stock Exchange).

        "Material Adverse Effect" shall refer to the following:

          An event, violation, inaccuracy, circumstance or development will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or development had or would reasonably be likely to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to operate the business of the Acquired Corporations after the Closing, except to the extent that an such event, violation, inaccuracy, circumstance or development results directly and proximately from: (A) changes in economic conditions in any country in which the Acquired Corporations operate, except to the extent that the same disproportionately impact the Acquired Corporations as compared to other similarly situated companies; (B) changes to the conditions affecting the industries in which the Acquired Corporations operate, except to the extent that the same disproportionately impact the Acquired Corporations as compared to other companies in the industries in which the Acquired Corporations operate; (C) changes that are primarily attributable to the announcement of this Agreement; (D) changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes shall not be excluded); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately impact any of the Acquired Corporations as compared to other companies affected by the change in Legal Requirements or GAAP.

          An event, violation, inaccuracy, circumstance or development will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or development had or would reasonably be likely to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to operate the Acquired Corporations after the Closing, except to the extent that an such event, violation, inaccuracy, circumstance or development results directly and proximately from: (A) changes in economic conditions in any country in which Parent or its Subsidiaries operates, except to the extent that the same

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  disproportionately impact Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated companies; (B) changes to the conditions affecting the industries in which Parent or its Subsidiaries operate, except to the extent that the same disproportionately impact Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which Parent and its Subsidiaries operate; (C) changes that are primarily attributable to, the announcement of this Agreement; (D) changes in the market price or trading volume of Parent Common Stock (provided that the underlying causes of such changes shall not be excluded); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately impact Parent and its Subsidiaries, taken as a whole, as compared to other companies affected by the change in Legal Requirements or GAAP.

        "Material Contract" has the meaning set forth in Section 2.16.

        "Merger" shall have the meaning set forth in the first Recital of this Agreement.

        "Merger Agreement" shall have the meaning set forth in Section 1.1.

        "Merger Sub" shall have the meaning set forth in the first paragraph of this Agreement.

        "Notice of Superior Proposal" has the meaning set forth in Section 5.1(b).

        "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

        "Off-Balance Sheet Arrangement" means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to generally accepted accounting principles; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

        "Options" shall mean any options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character for the issuance of equity.

        "Ordinary Course of Business" shall mean the Ordinary Course of Business consistent with past custom and practice (including with respect to frequency and amount).

        "Organizational Documents" has the meaning set forth in Section 2.1(b).

        "Outside Date" has the meaning set forth in Section 7.1(b).

        "Outstanding Company Option" has the meaning set forth in Section 1.8(a).

        "Parent" shall have the meaning set forth in the first paragraph of this Agreement.

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        "Parent Adverse Recommendation Change" has the meaning set forth in Section 5.5(b)

        "Parent Balance Sheet" has the meaning set forth in Section 3.5.

        "Parent Board" has the meaning set forth in Section 3.2(a).

        "Parent Certifications" has the meaning set forth in Section 3.4.

        "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent.

        "Parent Contract" means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any of their assets is or may be bound or under which Parent or any of its Subsidiaries has or may become subject to any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

        "Parent Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 3 and that has been delivered by Parent to the Company on the date of this Agreement and signed by the President of Parent.

        "Parent Hazardous Material" has the meaning set forth in Section 3.14.

        "Parent Insiders" has the meaning set forth in Section 5.15(d).

        "Parent Material Contract" has the meaning set forth in Section 3.17(a).

        "Parent Plan" has the meaning set forth in Section 3.12(a).

        "Parent Product(s)" means each and all of the products developed or distributed by Parent and its Subsidiaries (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product "road map" of Parent and its Subsidiaries.

        "Parent Proprietary Rights" shall mean any Proprietary Rights owned by or licensed to any of the Parent Corporations or otherwise used in the business of any Parent Corporation.

        "Parent RSU Award" has the meaning set forth in Section 3.6(c).

        "Parent SEC Reports" has the meaning set forth in Section 3.4.

        "Parent Specified Time" has the meaning set forth in Section 5.5(b).

        "Parent Stock Options" shall mean options to purchase shares of Parent Common Stock.

        "Parent Stock Plans" has the meaning set forth in Section 3.6(c).

        "Parent Stockholders' Meeting" shall mean a meeting of the holders of Parent Common Stock to vote on the Parent Voting Proposal.

        "Parent Voting Proposal" has the meaning set forth in Section 5.5(b).

        "Parent Voting Undertakings" has the meaning set forth in the fifth paragraph in Recitals.

        "Part" shall mean a part or section of the Company Disclosure Schedule or Parent Disclosure Schedule.

        "Patents" shall mean the Issued Patents and the Patent Applications.

        "Patent Applications" shall mean all published and unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

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        "Permitted Encumbrances" means: (a) statutory liens for Taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; or (e) Encumbrances imposed on the underlying fee interest in leased property.

        "Person" shall mean any individual, Entity or Governmental Body.

        "Plans" has the meaning set forth in Section 2.11(c).

        "Proprietary Rights" shall mean any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, domain names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) protections or rights under neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances, and all other intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); (b) renewals, extensions and restorations of any of the foregoing, now or hereafter in force and effect, whether worldwide or in individual countries or regions, or (c) any right to use or exploit any of the foregoing.

        "Qualified Plans" has the meaning set forth in Section 2.11(e).

        "Registered Copyrights" shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body, including mask work and/or semiconductor topography registrations.

        "Registered Trademarks" means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

        "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        "Required Company Shareholder Vote" shall mean the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Shareholders' Meeting.

        "Required Parent Stockholder Vote" shall mean the vote to approve the issuance of Parent Common Stock in the Merger by the holders of a majority of the shares of Parent Common Stock present (in person or by proxy) at the Parent Stockholders' Meeting and constituting a quorum for the purpose of voting on such approval.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Secretary of State" has the meaning set forth in Section 0.

        "Section 16 Information" has the meaning set forth in Section 5.15(c).

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "SOX" has the meaning set forth in Section 2.4(a).

        "Subsidiary"—an Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the

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members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

        "Superior Proposal" shall mean any unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified), made by a third party on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, after receiving advice from its financial advisor and taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement), the likelihood of consummation and all financial, regulatory, legal and other factors; provided, however, that for purposes of this definition, the references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%."

        "Surviving Corporation" has the meaning set forth in Section 1.1.

        "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Tax Ruling" has the meaning set forth in Section 2.10(k).

        "Technology" means all manufacturing and operating specifications, data processes, process technology, plans, drawings, blueprints, formulae, designs, algorithms, data, databases, data collections and compilations, models, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, improvements, logic, code, work of authorship and any other tangible or intangible form of technology, information or know-how.

        "Termination Fee" has the meaning set forth in Section 7.3(b).

        "Trade Secrets" means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes including fabrication process architecture and process flow, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

        "Trademarks" shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, and (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols for which registrations has been obtained.

        "Voting Undertakings" has the meaning set forth in the fifth paragraph under Recitals.

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Schedule A

List of Signatories for Company Voting Undertakings

Clifton L. Cooke, Jr.

Edward M. Lake

Schedule B

List of Signatories for Parent Voting Undertakings

Scott I. Anderson

Bandel L. Carano

Eric M. DeMarco

William A. Hoglund

Scot B. Jarvis

Deanna Lund

Robin Mickle

Schedule C

Schedule 6.2(c)

Key Employees

Clifton L. Cooke, Jr.

Annex B

VOTING AGREEMENT

        This Voting Agreement ("Agreement") is made and entered into as of February 20, 2008, by and between Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Parent") and, the undersigned shareholder ("Shareholder") of SYS, a California corporation (the "Company"). Certain capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, Shareholder is the holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of the Parent;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, White Shadow, Inc., a California corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Shareholder has agreed to execute and deliver this Agreement.

        NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

        1.     Agreement to Vote Shares.    Prior to the Termination Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, Shareholder shall vote the Subject Securities: (a) in favor of approval and adoption of the Merger and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger, (b) against any proposal for any Acquisition Transaction, other than the Merger, between the Company and any person or entity (other than Parent or Merger Sub) and (c) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        2.     Irrevocable Proxy.    Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto (the "Proxy"), which shall be irrevocable to the extent provided in Section 705 of the California General Corporation Law, with respect to the shares referred to therein.

        3.     Agreement to Retain Shares.

          (a)   Restriction on Transfer.    Except as otherwise provided in Section 3(c), during the period from the date of this Agreement through the Termination Date, Shareholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

          (b)   Restriction on Transfer of Voting Rights.    During the period from the date of this Agreement through the Termination Date, Shareholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy (other than the Proxy granted herein) is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

          (c)   Permitted Transfers.    Section 3(a) shall not prohibit a transfer of Company Common Stock by Shareholder (a) if Shareholder is an individual, (i) to any member of Shareholder's immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder's immediate family, or (ii) upon the death of Shareholder, or (b) if Shareholder is a partnership or limited liability company, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and delivers a proxy to Parent in substantially the form of the Proxy attached hereto.

        4.     Waiver of Appraisal Rights.    Shareholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Shareholder may have by virtue of any outstanding shares of Company Common Stock Owned by Shareholder.

        5.     Representations, Warranties and Covenants of Shareholder.    Shareholder hereby represents and warrants to Parent as follows:

          (a)   Due Authorization, Etc.    All consents, approvals, authorizations and orders necessary for the execution and delivery by Shareholder of this Agreement and the Proxy have been obtained, and Shareholder has full right, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by Shareholder and constitute valid and binding agreements of Shareholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

          (b)   No Conflict.    The execution and delivery of this Agreement and the Proxy by Shareholder do not, and the performance of this Agreement and the Proxy by Shareholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Shareholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Shareholder is a party or by which Shareholder or any of his or its affiliates or properties is or may be bound or affected.

          (c)   Title to Securities.    As of the date of this Agreement: (a) Shareholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Shareholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Shareholder Owns the additional securities of the Parent set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Shareholder does not directly or indirectly Own any shares of capital stock or other securities of the Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Parent, other than the shares and options, warrants and other rights set forth on the signature page hereof.

          (d)   Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through the Termination Date.

        6.     Additional Covenants of Shareholder.

          (a)   Further Assurances.    From time to time and without additional consideration, Shareholder shall (at Shareholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Shareholder's sole expense) take such further actions, as Company may request for the purpose of carrying out and furthering the intent of this Agreement.

        7.     Miscellaneous.

          (a)   Survival of Representations, Warranties and Agreements.    All representations and warranties made by Shareholder in this Agreement shall survive (i) the consummation of the Merger, and (ii) the Termination Date.

          (b)   Assignment; Binding Effect.    Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Shareholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

          (c)   Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Shareholder agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(c), and Shareholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          (d)   Waiver.    No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (e)   Governing Law; Venue.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law. Any legal action or other legal proceeding relating to this Agreement or the

  Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Shareholder:

              (i)  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

             (ii)  agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

            (iii)  agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Shareholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          Nothing contained in this Section 7(e) shall be deemed to limit or otherwise affect the right of Parent to commence any legal proceeding or otherwise proceed against Shareholder in any other forum or jurisdiction.

          HOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

          (f)    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

          (g)   Entire Agreement.    This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

          (h)   Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (i)    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

          (j)    Attorneys' Fees.    If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          (k)   Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (l)    Construction.

              (i)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

             (ii)  The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (iii)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (iv)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        8.     Certain Definitions.    For purposes of this Agreement,

          (a)   "Company Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

          (b)   Shareholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Shareholder is the "beneficial owner" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 of such security.

          (c)   "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Body.

          (d)   "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all, options, warrants and other rights to acquire shares of Company Common Stock) Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

          (e)   The term "Termination Date" means the earlier to occur of the date of the consummation of the transactions contemplated by the Merger Agreement or the date the Merger Agreement terminates in accordance with its terms.

          (f)    A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security.

[Signature page follows.]

        The parties have caused this Agreement to be duly executed on the date first above written.

PARENT:
Kratos Defense & Security Solutions, Inc.
By:
	Name:	Eric M. DeMarco
	Title:	Chief Executive Officer, President
Address for notices:
4810 Eastgate Mall San Diego, CA 92121
SHAREHOLDER:
Name:
Address for notices:

Shares Held of Record	Options and Other Rights	Shares Beneficially Owned

IRREVOCABLE PROXY

        The undersigned shareholder (the "Shareholder") of SYS., a California corporation (the "Company"), hereby irrevocably (to the full extent permitted by Section 705 of the California General Corporation Law) appoints Eric M. DeMarco, Chief Executive Officer and President and Deanna H. Lund, Senior Vice President and Chief Financial Officer of Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Shareholder as of the date of this proxy (the "Proxy"), which shares are specified on the final page of this Proxy, and (ii) any and all other shares of capital stock of the Company which the Shareholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares at any time prior to the Termination Date (as defined below).

        This Proxy is irrevocable (to the extent permitted by Section 705 of the California General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and between Parent and the undersigned Shareholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), of even date herewith, by and among the Company, Parent and White Shadow, Inc., a California corporation ("Merger Sub"). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "Merger"). As used herein, the term "Termination Date" shall mean the earlier to occur of (i) the date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the date the Merger Agreement shall terminate in accordance with its terms.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 603 of the California General Corporation Law), at every annual, special or adjourned meeting of the Stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of approval and adoption of the Merger and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger, (ii) against any proposal for any Acquisition Transaction, other than the Merger, between the Company and any person or entity (other than Parent or Merger Sub) and (iii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        The Shareholder may vote the Shares on all other matters not referred to in this Proxy, and the attorneys and proxies named above may not exercise this Proxy with respect to such other matters.

        This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Shareholder (including any transferee of any of the Shares).

        If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

Dated: February 20, 2008
(Signature of Shareholder)
(Print Name of Shareholder)
Number of shares of common stock of the Company owned of record as of the date of this Proxy:

Annex C

VOTING AGREEMENT

        This Voting Agreement ("Agreement") is made and entered into as of February 20, 2008, by and between SYS, a California corporation ("Company"), and the undersigned Stockholder ("Stockholder") of Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Parent"). Certain capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, Stockholder is the holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Parent;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, White Shadow, Inc., a California corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition and inducement to the Company's willingness to enter into the Merger Agreement, Stockholder has agreed to execute and deliver this Agreement.

        NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

        1.     Agreement to Vote Shares.    Prior to the Termination Date, at every meeting of the Stockholders of Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Stockholders of Parent with respect to any of the following, Stockholder shall vote the Subject Securities: (a) in favor of the issuance of additional shares of Parent Common Stock in connection with the Merger and in favor of any matter that could reasonably be expected to facilitate the Merger, and (b) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        2.     Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to the Company a proxy in the form attached hereto (the "Proxy"), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, with respect to the shares referred to therein.

        3.     Agreement to Retain Shares.

          (a)   Restriction on Transfer.    Except as otherwise provided in Section 3(c), during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

          (b)   Restriction on Transfer of Voting Rights.    During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy (other than the Proxy granted herein) is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

          (c)   Permitted Transfers.    Section 3(a) shall not prohibit a transfer of Company Common Stock by Stockholder (a) if Stockholder is an individual, (i) to any member of Stockholder's immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder's immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and delivers a proxy to Parent in substantially the form of the Proxy attached hereto.

        4.     Waiver of Appraisal Rights.    Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of any outstanding shares of Company Common Stock Owned by Stockholder.

        5.     Representations, Warranties and Covenants of Stockholder.    Stockholder hereby represents and warrants to Parent as follows:

          (a)   Due Authorization, Etc.    All consents, approvals, authorizations and orders necessary for the execution and delivery by Stockholder of this Agreement and the Proxy have been obtained, and Stockholder has full right, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute valid and binding agreements of Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

          (b)   No Conflict.    The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

          (c)   Title to Securities.    As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page of this Agreement; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page of this Agreement; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page of this Agreement; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page of this Agreement.

          (d)   Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through the Termination Date.

        6.     Additional Covenants of Stockholder.

          (a)   Further Assurances.    From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

        7.     Miscellaneous.

          (a)   Survival of Representations, Warranties and Agreements.    All representations and warranties made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, and (ii) the Termination Date.

          (b)   Assignment; Binding Effect.    Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

          (c)   Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(c), and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          (d)   Waiver.    No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (e)   Governing Law; Venue.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law. Any legal action or other legal proceeding relating to this Agreement or the

  Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder:

            (i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

            (ii)   agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

            (iii)  agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          Nothing contained in this Section 7(e) shall be deemed to limit or otherwise affect the right of the Company to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

          HOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

          (f)    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

          (g)   Entire Agreement.    This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

          (h)   Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (i)    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

          (j)    Attorneys' Fees.    If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          (k)   Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (l)    Construction.

            (i)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (ii)   The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (iii)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (iv)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        8.     Certain Definitions.    For purposes of this Agreement,

          (a)   Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder is the "beneficial owner" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 of such security.

          (b)   "Parent Common Stock" shall mean the common stock, par value $0.01 per share, of Parent.

          (c)   "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Body.

          (d)   "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all, options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

          (e)   The term "Termination Date" means the earlier to occur of the date of the consummation of the transactions contemplated by the Merger Agreement or the date the Merger Agreement terminates in accordance with its terms.

          (f)    A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security.

[Signature page follows.]

        The parties have caused this Agreement to be duly executed on the date first above written.

COMPANY:
SYS
By:
	Name:	Clifton L. Cooke, Jr.
	Title:	Chief Executive Officer
Address for notices:
5050 Murphy Canyon Road, Suite 200 San Diego, CA 92123
STOCKHOLDER:
Name:
Address for notices:

Shares Held of Record	Options and Other Rights	Shares Beneficially Owned

IRREVOCABLE PROXY

        The undersigned Stockholder (the "Stockholder") of Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Parent"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints Clifton L. Cooke, Chief Executive Officer and Edward M. Lake, Chief Financial Officer of SYS, a California corporation (the "Company"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of capital stock of Parent owned of record by the Stockholder as of the date of this proxy (this "Proxy"), which shares are specified on the final page of this Proxy, and (ii) any and all other shares of capital stock of Parent which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of Parent referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares at any time prior to the Termination Date (as defined below).

        This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and between Company and the undersigned Stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), of even date herewith, by and among the Company, Parent and White Shadow, Inc., a California corporation ("Merger Sub"). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "Merger"). As used herein, the term "Termination Date" shall mean the earlier to occur of (i) the date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the date the Merger Agreement shall terminate in accordance with its terms.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the shareholders of the Parent and in every written consent in lieu of such meeting: (i) in favor of the issuance of additional shares of Parent Common Stock in connection with the Merger and in favor of any matter that could reasonably be expected to facilitate the Merger, and (ii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        The Stockholder may vote the Shares on all other matters not referred to in this Proxy, and the attorneys and proxies named above may not exercise this Proxy with respect to such other matters.

        This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

        If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

Dated: February 20, 2008

(Signature of Stockholder)
(Print Name of Stockholder)
Number of shares of common stock of Parent owned of record as of the date of this Proxy:

Annex D

Wachovia Capital Markets, LLC
Four Embarcadero Center, 9th Floor
San Francisco, CA 94111

February 20, 2008

Board of Directors
Kratos Defense & Security Solutions, Inc.
4810 Eastgate Mall
San Diego, CA 92121

Gentlemen:

You have asked Wachovia Capital Markets, LLC ("Wachovia Securities") to advise you with respect to the fairness, from a financial point of view, to Kratos Defense & Security Solutions ("Parent") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), by and among Parent, White Shadow Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and SYS, a California corporation (the "Company"). Capitalized terms used, but not defined in this letter shall have the meaning ascribed to them in the Agreement.

Pursuant to the Agreement, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will thereupon cease and the Company will be the entity surviving the merger (the "Merger"). In the Merger, among other things, each share of the common stock, par value $0.001 per share, of the Company (the "Company Common Stock") outstanding as of the Effective Time, other than certain shares which will be cancelled in accordance with the Agreement, will be converted into the right to receive 1.2582 shares (the "Exchange Ratio") of the common stock, par value $0.001 per share, of Parent (the "Parent Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have, among other things:

  •
  Reviewed the Agreement including the proposed financial terms of the Merger set forth therein.

  •
  Reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K for Parent.

  •
  Reviewed certain interim reports to Stockholders and Quarterly Reports on Form 10-Q for Parent.

  •
  Reviewed certain other business, financial, and other information, including certain confidential information, regarding Parent and its prospects, including financial forecasts, which were furnished to us by Parent (the "Parent Forecasts"), and that we have discussed with, the management of Parent and its agents or representatives.

  •
  Reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K for the Company.

  •
  Reviewed certain interim reports to Stockholders and Quarterly Reports on Form 10-Q for the Company.

Board of Directors
Kratos Defense & Security Solutions, Inc.
February 20, 2008

  •
  Reviewed certain business, financial, and other information, including certain confidential information, regarding the Company and its subsidiaries and their respective prospects which were publicly available or furnished to us by, and that we have discussed with, the respective managements of the Company and Parent, including financial forecasts for the Company furnished to us by the Company and reviewed and discussed with Parent estimates for the Company prepared by Parent (the "Company Parent Forecasts" and together with the Parent Forecasts, the "Forecasts").

  •
  Compared certain business, financial, and other information regarding the Company and Parent with publicly available business, financial and other information regarding certain publicly traded companies that we deemed relevant.

  •
  Compared the proposed financial terms of the Merger with the financial terms of certain other business combinations and transactions that we deemed relevant.

  •
  Reviewed a discounted cash flow model based upon the Parent Forecasts and the Company Parent Forecasts for Parent and the Company, respectively, on a stand-alone basis.

  •
  Reviewed the potential pro forma impact of the Merger on Parent's financial statements on a Pro Forma and GAAP basis based upon the Parent Forecasts and the Company Parent Forecasts.

  •
  Reviewed a contribution analysis based upon the Parent Forecasts and the Company Parent Forecasts.

  •
  Reviewed the historic reported stock price and trading volumes of the Parent Common Stock and the Company Common Stock.

  •
  Considered other information such as financial studies, analyses and investigations as well as financial, economic and market criteria that we deemed relevant.

In connection with our review, we have relied upon and assumed for purposes of this opinion, the accuracy and completeness of the foregoing financial and other information, including all accounting, legal, regulatory and tax information that we have obtained and reviewed for the purpose of our opinion, and we have not assumed any responsibility for any independent verification of such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company and its subsidiaries or Parent and its Subsidiaries or been furnished with any such evaluation or appraisal. We have assumed that the forecasts, including the Forecasts, estimates, judgments, and all assumptions expressed by the management of the Company have been reasonably formulated and that they are the best currently available forecasts, estimates, judgments, and assumptions of Parent as to the expected future financial performance of the Company or Parent, as the case may be. We assume no responsibility for and express no view as to any such forecasts, estimates, judgments, or the assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company and its subsidiaries or Parent and its Subsidiaries, including any contingent liabilities.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions or

Board of Directors
Kratos Defense & Security Solutions, Inc.
February 20, 2008

conditions will be imposed that will have an adverse effect on the Merger, Parent, the Company or other actions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion. Our opinion only addresses the fairness, from a financial point of view, to Parent of the Exchange Ratio and does not address any other term of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, and does not address the relative merits of the Merger compared with other business strategies that may have been considered by Parent's management or its Board of Directors, nor does our opinion address the merits of the underlying decision by Parent to enter into the Agreement. We have not considered, nor are we expressing any opinion herein with respect to, the price at which the Parent Common Stock will trade following the announcement of the Merger or the price at which such stock will trade following the consummation of the Merger. Further, we are not expressing any opinion as to the fairness or nature of the compensation to be received by either Parent's or the Company's directors, officers, employees or other insiders, or class of such persons, in connection with the Merger relative to the Exchange Ratio.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors of Parent in connection with the Agreement and will receive a fee for such services, a significant portion of which is payable upon, and which is contingent upon, consummation of the Merger. We will also receive a fee on the delivery of our opinion, which fee will be credited in full against any other fees paid to us in connection with the Merger. In addition, Parent has agreed to reimburse certain of our expenses and indemnify us against, and exculpate us from, certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. We, or our affiliates, may provide additional banking or other financial services, including, but not limited to, investment banking services, to the Company or Parent in the future for which we would also be paid fees and may receive other compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities (including derivative securities) of Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Wachovia Securities was previously engaged by Parent's predecessor company, Wireless Facilities, Inc., and received a fee for advising Wireless Facilities in the divestiture of its US Engineering Business to LCC International in May 2007 and its Wireless Deployment Business to Platinum Equity in July 2007. In the ordinary course of business, we may provide in the future, equity or other research coverage of the securities of Parent.

Our opinion is for the information and use of the Board of Directors of Parent in its consideration of the Merger and shall not be used for any other purpose. In addition, our opinion does not constitute a recommendation to the holders of Parent Common Stock as to how they should vote with respect to the Merger.

Board of Directors
Kratos Defense & Security Solutions, Inc.
February 20, 2008

Except as may be provided in our engagement letter, our opinion may not be disclosed, in whole or in part, to any third party, or circulated or referred to publicly, without our prior written consent. Our opinion has been approved by a fairness opinion committee of Wachovia Securities.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

WACHOVIA CAPITAL MARKETS LLC

Annex E

Imperial Capital

2000 Avenue of the Stars, 9th Floor South     Los Angeles, California 90067    TEL 310 246 3700    800 929 2299    FAX 310 246-3794

February 19, 2008

The Board of Directors of SYS
5050 Murphy Canyon Road
Suite 200
San Diego, CA 92123

Members of the Board:

We understand that White Shadow, Inc. ("Merger Sub"), a wholly-owned subsidiary of Kratos Defense and Security Solutions, Inc. ("Kratos"), and SYS ("SYS" or the "Company") propose to enter into a triangular merger whereby the Merger Sub will merge with and into the Company resulting in the Company becoming a wholly-owned subsidiary of Kratos. Under the terms of the merger agreement, all outstanding shares of the Company's capital stock, no par value, will be converted into the right to receive 1.2582 (the "Exchange Ratio") shares of Kratos common stock, par value $0.001 per share (the "Transaction").

The Company has requested that we provide you with our opinion as to the fairness, from a financial point of view, to the holders of SYS common stock of the Exchange Ratio in the Transaction. We are not opining on, and this opinion does not constitute an opinion with respect to, the Company's underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the Transaction, or any terms of the Transaction (other than the Exchange Ratio).

In connection with this opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. We have, among other things:

  (i)
  Analyzed certain publicly available information of the Company that we believe to be relevant to our analysis, including the Company's annual reports on Form 10-K for the fiscal years ending June 30, 2005, June 30, 2006, and June 30, 2007, and the Company's quarterly reports on Form 10-Q for the quarters ending September 30, 2007 and December 31, 2007;

  (ii)
  Analyzed certain publicly available information of Kratos that we believe to be relevant to our analysis, including Kratos' annual report on Form 10-K for the fiscal year ending December 31, 2006 and Kratos' quarterly reports on Form 10-Q for the quarters ending March 31, 2007, June 30, 2007, and September 30, 2007;

  (iii)
  Reviewed Kratos' internal draft income statements for the quarter and year ending December 31, 2007;

  (iv)
  Reviewed certain internal financial forecasts and budgets prepared and provided by SYS' and Kratos' managements including Kratos' pro forma model prepared by management;

  Imperial Capital, LLC

The Board of Directors of SYS
February 19, 2008

  (v)
  Met with and held discussions with certain members of SYS' and Kratos' managements to discuss the companies' operations and future prospects;

  (vi)
  Reviewed industry reports and publications;

  (vii)
  Reviewed public information with respect to certain other public companies with business lines and financial profiles which we deemed to be relevant;

  (viii)
  Reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which we deemed to be relevant;

  (ix)
  Reviewed current and historical market prices of SYS and Kratos common stock, as well as the trading volume and public float of such common stock;

  (x)
  Reviewed the letter of intent and term sheet sent to SYS by Kratos dated December 21, 2007;

  (xi)
  Reviewed the draft definitive agreement, including material schedules and exhibits, dated February 18, 2008 (the "Merger Agreement"); and

  (xii)
  Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic and monetary conditions.

In giving our opinion, we have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted or have been furnished with any current independent valuation or appraisal of any assets of SYS or Kratos or any appraisal or estimate of liabilities of SYS Kratos. With respect to the financial forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of SYS and Kratos as to the future financial performance of the companies. We have also relied upon the assurances of management of both companies that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based.

Our opinion is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Exchange Ratio as of any other date. The financial markets in general, and the markets for the securities of the companies in particular, are subject to volatility, and our opinion does not purport to address potential developments in the financial markets or in the markets for the securities of the companies after the date hereof. We express no opinion as to what the value of Kratos common stock will be when issued pursuant to the Transaction or the prices at which Company common stock or Kratos common stock will trade at any time. In rendering this opinion, we have assumed, with your consent that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) the parties to the Merger Agreement will comply with all the material terms or the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We

Imperial Capital, LLC

The Board of Directors of SYS
February 19, 2008

have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Kratos, the Company or the Transaction.

Our opinion expressed herein has been prepared at the request of the Company for the information of the Board of Directors of SYS in connection with their consideration of the Transaction. Our opinion does not constitute a recommendation as to any action the Company or any shareholder of the Company should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of any alternatives discussed by the Board of Directors of SYS. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent, except that a copy of the opinion may be reproduced in full and otherwise referred to in the Company's proxy statement and related filings describing the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Transaction closes. In addition, the Company has agreed to indemnify us for certain liabilities arising from our engagement.

In December 2007, Imperial Capital, LLC ("Imperial Capital") purchased the ongoing business of USBX Advisory Services, LLC ("USBX"). USBX and certain former USBX professionals, now employed by Imperial Capital, provided financial advisory and investment banking services for the Company in the past including advising the Company on its acquisition of Ai Metrix, Inc. in October 2006 and its acquisition of Reality Based IT Services, Ltd. in April 2006.

In the ordinary course of our business, we may actively trade the debt and equity securities of SYS and Kratos for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of Imperial Capital.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Transaction is fair from a financial point of view to the shareholders of SYS.

Very truly yours,

Imperial Capital, LLC

Imperial Capital, LLC

ANNEX F

CORPORATIONS CODE SECTION 1300-1313

1300.

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301.

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

        (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.    A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

        Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Kratos' amended and restated certificate of incorporation provides that Kratos, to the full extent permitted by law, shall indemnify any of Kratos' past and present directors, officers, employees or any person that is or was serving at Kratos' request as a director, officer or employee of another enterprise if they were or are a party to, or are threatened to be made a party to, any threatened, pending or complete action, suit or proceeding. The indemnification provided therein includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and may be paid by Kratos in advance of the final disposition of such action, suit or proceeding. In addition, Kratos' amended and restated certificate of incorporation provides that Kratos may, to the full extent permitted by law, indemnify any other person for any such expenses as to actions in their official capacity or actions in another capacity while holding such office.

        As permitted by Section 102(b)(7) of the DGCL, Kratos' amended and restated certificate of incorporation provides that no director shall be liable to Kratos for monetary damages for breach of fiduciary duty as a director, except for liability:

          (i)  for any breach of the director's duty of loyalty;

         (ii)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

        (iii)  for the unlawful payment of dividends on or redemption of Kratos' capital stock; or

        (iv)  for any transaction from which the director derived an improper personal benefit.

        Kratos has obtained policies insuring Kratos and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Previously filed
2.1	Agreement and Plan of Reorganization by and among Registrant, SYS and White Shadow, Inc.(1) (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement)			*
2.2	Stock Purchase Agreement by and among the Company, JMA Associates, Inc. d/b/a TLA Associates, and the Stockholders of JMA Associates, Inc., dated as of January 27, 2005.	8-K	02/02/05
2.3	Equity Purchase Agreement, dated February 17, 2006, by and between Sakoki LLC and the Company.	8-K	02/23/06

2.4	Addendum and Waiver Related to the Equity Purchase Agreement, dated June 26, 2006, by and between Sakoki LLC and the Company.	10-Q	06/30/06
2.5	Merger Agreement, dated August 8, 2006, by and among the Company, WFI Government Services, Inc., MRC Merger Company, Inc. and Madison Research Corporation.	8-K	08/14/06
2.6	Agreement dated as of March 9, 2007 by and between LCC Wireless Engineering Services Limited and the Company.	10-K	12/31/06
2.7	Equity Purchase Agreement, dated April 20, 2007, by and between the Company and Strategic Project Services, LLC.	10-K	12/31/06
2.8	Asset Purchase Agreement, dated May 29, 2007, by and between the Company and LCC International, Inc.	8-K	05/30/07
2.9	Asset Purchase Agreement, dated July 7, 2007, by and between the Company and Burgundy Acquisition Corporation.	8-K	07/12/07
2.10	Agreement and Plan of Merger, dated November 2, 2007, by and among the Company, Kratos Government Solutions, Inc., Haverstick Acquisition Corporation and Haverstick Consulting, Inc.	8-K	11/07/07
3.1	Amended and Restated Certificate of Incorporation.	10-Q	09/30/01
3.2	Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	9/12/07
3.3	Amended and Restated Bylaws of the Company.	10-K/A	04/29/08
3.4	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/01
3.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock.	8-K/A	06/05/02
3.6	Certificate of Designation of Series C Preferred Stock.	8-K	12/17/04
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen Stock Certificate.	S-1	08/18/99
4.3	Rights Agreement, dated as of December 16, 2004, between the Company and Wells Fargo, N.A.	8-K	12/17/04
5.1	Opinion of DLA Piper US LLP, counsel for Registrant			*
8.1	Tax Opinion of DLA Piper US LLP, counsel for Registrant			*
8.2	Tax Opinion of Luce, Forward, Hamilton & Scripps LLP, counsel for SYS			*

9.1	Form of Voting Agreement between Registrant and certain shareholders of SYS (included as Annex B to the joint proxy statement/prospectus forming part of this registration statement).			*
9.2	Form of Voting Agreement between SYS and certain stockholders of Registrant (included as Annex C to the joint proxy statement/prospectus forming part of this registration statement).			*
10.1#	1997 Stock Option Plan.	S-1	08/18/99
10.2#	Form of Stock Option Agreement pursuant to the 1997 Stock Option Plan and related terms and conditions.	S-1/A	09/10/99
10.3#	1999 Equity Incentive Plan.	S-1	08/18/99
10.4#	Form of Stock Option Agreement pursuant to the 1999 Equity Incentive Plan.	S-1/A	09/10/99
10.5#	1999 Employee Stock Purchase Plan and related offering documents.	S-1	08/18/99
10.6#	Form of Indemnity Agreement by and between the Company and certain officers and directors of the Company.	S-1	08/18/99
10.7#	2000 Nonstatutory Stock Option Plan.	10-Q	09/30/00
10.8#	Form of Stock Option Agreement and Grant Notice used in connection with the 2000 Nonstatutory Stock Option Plan.	10-Q	09/30/00
10.9#	Executive Employment Agreement by and between the Company and Eric DeMarco effective November 14, 2003.	10-K	12/26/03
10.10#	Amended and Restated Severance and Change of Control Agreement dated March 28, 2006 between the Company and Deanna Lund.	10-K	12/31/05
10.11#	Amended and Restated Severance and Change of Control Agreement dated March 28, 2006 between the Company and James Edwards.	10-K	12/31/05
10.12#	Nonqualified Deferred Compensation Plan.	10-K	12/31/05
10.13#	2005 Equity Incentive Plan.	S-8	08/01/05
10.14#	Form of Stock Option Agreement pursuant to the 2005 Equity Incentive Plan.	S-8	08/01/05
10.15#	Form of Restricted Stock Unit Agreement and Form of Notice of Grant under the Company's 2005 Equity Incentive Plan.	8-K	01/17/07

10.16#	Severance and Change of Control Agreement dated as of July 12, 2007 between the Company and Laura L. Siegal.	10-K	09/11/07
10.17	Form of Subordinated Promissory Note issued by LCC International, Inc. to the Company.	8-K	5/30/07
10.18	Form of Subordination Agreement executed by LCC International, Inc., the Company and Bank of America, N.A.	8-K	5/30/07
10.19	Note Sale Agreement, dated July 3, 2007, by and between SPCP Group, LLC International, Inc. and the Company.	8-K	7/10/07
10.20	Assignment Agreement, dated July 3, 2007, by and among the Company, SPCP Group LLC, LCC International, Inc. and Bank of America, N.A.	8-K	7/10/07
10.21	Form of Earnout Agreement executed by the Company and Burgundy Acquisition Corporation.	8-K	7/12/07
10.22	Facility Letter, dated October 24, 2007, by and between the Company and KeyBank Capital Markets.	8-K	11/07/07
10.23
	First Lien Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender and the other financial institutions parties thereto and Keybanc Capital Markets as lead arranger and book runner, dated as of December 31, 2007.	8-K	01/07/08
10.24
	Second Lien Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender, the other financial institutions parties thereto and Keybanc Capital Markets as lead arranger and book runner, dated as of December 31, 2007.	8-K	01/07/08
21.1	List of Subsidiaries of Registrant			*
23.1	Consent of Independent Registered Public Accounting Firm Grant Thornton, LLP for Registrant
23.2	Consent of Independent Registered Public Accounting Firm Grant Thornton, LLP for Haverstick Consulting, Inc.
23.3	Consent of Imperial Capital, LLC			*
23.4	Consent of Independent Registered Public Accounting Firm KPMG, LLP for SYS
23.5	Consent of Independent Registered Public Accounting Firm Grant Thornton, LLP for SYS

23.6	Consent of DLA Piper US LLP (included in Exhibit 5.1 and 8.1)	*
23.7	Consent of Luce, Forward, Hamilton & Scripps (included in Exhibit 8.2)	*
24.1	Power of Attorney for Registrant	*
99.1	Form of Proxy Card for Registrant	*
99.2	Form of Proxy Card for SYS	*
99.3	Opinion of Wachovia Capital Markets, LLC (included as Annex D to the joint proxy statement/prospectus forming part of this registration statement).	*
99.4	Opinion of Imperial Capital, LLC (included as Annex E to the joint proxy statement/prospectus forming part of this registration statement).	*
99.5
	Consolidated Financial Statements and Report of Independent Certified Public Accountants for Haverstick Consulting, Inc. (included as financial statements to the joint proxy statement/prospectus forming part of this registration statement).	*
99.6	Consent of Wachovia Capital Markets, LLC.	*

(1)
As required by paragraph (b)(2) of Item 601 of Regulation S-K, this exhibit does not contain schedules and similar attachments to this exhibit. The registrant will furnish supplementally a copy of any omitted schedules to the Commission upon request.
#
Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit to this form.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (b)   The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(2)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 22nd day of May, 2008.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ ERIC M. DEMARCO Eric M. DeMarco President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC M. DEMARCO Eric M. DeMarco	President, Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2008
/s/ DEANNA H. LUND Deanna H. Lund	Senior Vice President and Chief Financial Officer	May 22, 2008
/s/ LAURA L. SIEGAL Laura L. Siegal	Vice President, Corporate Controller and Acting Secretary (Principal Accounting Officer)	May 22, 2008
/s/ SCOTT I. ANDERSON* Scott I. Anderson	Director	May 22, 2008
/s/ BANDEL L. CARANO* Bandel L. Carano	Director	May 22, 2008
/s/ SCOT B. JARVIS* Scot B. Jarvis	Director	May 22, 2008
William A. Hoglund	Director	May 22, 2008
*By:	/s/ ERIC M. DEMARCO Eric M. DeMarco Attorney-in-Fact	May 22, 2008

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Previously filed
2.1	Agreement and Plan of Reorganization by and among Registrant, SYS and White Shadow, Inc.(1) (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement)			*
2.2	Stock Purchase Agreement by and among the Company, JMA Associates, Inc. d/b/a TLA Associates, and the Stockholders of JMA Associates, Inc., dated as of January 27, 2005.	8-K	02/02/05
2.3	Equity Purchase Agreement, dated February 17, 2006, by and between Sakoki LLC and the Company.	8-K	02/23/06
2.4	Addendum and Waiver Related to the Equity Purchase Agreement, dated June 26, 2006, by and between Sakoki LLC and the Company.	10-Q	06/30/06
2.5	Merger Agreement, dated August 8, 2006, by and among the Company, WFI Government Services, Inc., MRC Merger Company, Inc. and Madison Research Corporation.	8-K	08/14/06
2.6	Agreement dated as of March 9, 2007 by and between LCC Wireless Engineering Services Limited and the Company.	10-K	12/31/06
2.7	Equity Purchase Agreement, dated April 20, 2007, by and between the Company and Strategic Project Services, LLC.	10-K	12/31/06
2.8	Asset Purchase Agreement, dated May 29, 2007, by and between the Company and LCC International, Inc.	8-K	05/30/07
2.9	Asset Purchase Agreement, dated July 7, 2007, by and between the Company and Burgundy Acquisition Corporation.	8-K	07/12/07
2.10	Agreement and Plan of Merger, dated November 2, 2007, by and among the Company, Kratos Government Solutions, Inc., Haverstick Acquisition Corporation and Haverstick Consulting, Inc.	8-K	11/07/07
3.1	Amended and Restated Certificate of Incorporation.	10-Q	09/30/01
3.2	Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	9/12/07
3.3	Amended and Restated Bylaws of the Company.	10-K/A	04/29/08
3.4	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/01
3.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock.	8-K/A	06/05/02

3.6	Certificate of Designation of Series C Preferred Stock.	8-K	12/17/04
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen Stock Certificate.	S-1	08/18/99
4.3	Rights Agreement, dated as of December 16, 2004, between the Company and Wells Fargo, N.A.	8-K	12/17/04
5.1	Opinion of DLA Piper US LLP, counsel for Registrant			*
8.1	Tax Opinion of DLA Piper US LLP, counsel for Registrant			*
8.2	Tax Opinion of Luce, Forward, Hamilton & Scripps LLP, counsel for SYS			*
9.1	Form of Voting Agreement between Registrant and certain shareholders of SYS (included as Annex B to the joint proxy statement/prospectus forming part of this registration statement).			*
9.2	Form of Voting Agreement between SYS and certain stockholders of Registrant (included as Annex C to the joint proxy statement/prospectus forming part of this registration statement).			*
10.1#	1997 Stock Option Plan.	S-1	08/18/99
10.2#	Form of Stock Option Agreement pursuant to the 1997 Stock Option Plan and related terms and conditions.	S-1/A	09/10/99
10.3#	1999 Equity Incentive Plan.	S-1	08/18/99
10.4#	Form of Stock Option Agreement pursuant to the 1999 Equity Incentive Plan.	S-1/A	09/10/99
10.5#	1999 Employee Stock Purchase Plan and related offering documents.	S-1	08/18/99
10.6#	Form of Indemnity Agreement by and between the Company and certain officers and directors of the Company.	S-1	08/18/99
10.7#	2000 Nonstatutory Stock Option Plan.	10-Q	09/30/00
10.8#	Form of Stock Option Agreement and Grant Notice used in connection with the 2000 Nonstatutory Stock Option Plan.	10-Q	09/30/00
10.9#	Executive Employment Agreement by and between the Company and Eric DeMarco effective November 14, 2003.	10-K	12/26/03
10.10#	Amended and Restated Severance and Change of Control Agreement dated March 28, 2006 between the Company and Deanna Lund.	10-K	12/31/05

10.11#	Amended and Restated Severance and Change of Control Agreement dated March 28, 2006 between the Company and James Edwards.	10-K	12/31/05
10.12#	Nonqualified Deferred Compensation Plan.	10-K	12/31/05
10.13#	2005 Equity Incentive Plan.	S-8	08/01/05
10.14#	Form of Stock Option Agreement pursuant to the 2005 Equity Incentive Plan.	S-8	08/01/05
10.15#	Form of Restricted Stock Unit Agreement and Form of Notice of Grant under the Company's 2005 Equity Incentive Plan.	8-K	01/17/07
10.16#	Severance and Change of Control Agreement dated as of July 12, 2007 between the Company and Laura L. Siegal.	10-K	09/11/07
10.17	Form of Subordinated Promissory Note issued by LCC International, Inc. to the Company.	8-K	5/30/07
10.18	Form of Subordination Agreement executed by LCC International, Inc., the Company and Bank of America, N.A.	8-K	5/30/07
10.19	Note Sale Agreement, dated July 3, 2007, by and between SPCP Group, LLC International, Inc. and the Company.	8-K	7/10/07
10.20	Assignment Agreement, dated July 3, 2007, by and among the Company, SPCP Group LLC, LCC International, Inc. and Bank of America, N.A.	8-K	7/10/07
10.21	Form of Earnout Agreement executed by the Company and Burgundy Acquisition Corporation.	8-K	7/12/07
10.22	Facility Letter, dated October 24, 2007, by and between the Company and KeyBank Capital Markets.	8-K	11/07/07
10.23
	First Lien Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender and the other financial institutions parties thereto and Keybanc Capital Markets as lead arranger and book runner, dated as of December 31, 2007.	8-K	01/07/08
10.24
	Second Lien Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender, the other financial institutions parties thereto and Keybanc Capital Markets as lead arranger and book runner, dated as of December 31, 2007.	8-K	01/07/08
21.1	List of Subsidiaries of Registrant			*

23.1	Consent of Independent Registered Public Accounting Firm Grant Thornton, LLP for Registrant
23.2	Consent of Independent Registered Public Accounting Firm Grant Thornton, LLP for Haverstick Consulting, Inc.
23.3	Consent of Imperial Capital, LLC	*
23.4	Consent of Independent Registered Public Accounting Firm KPMG, LLP for SYS
23.5	Consent of Independent Registered Public Accounting Firm Grant Thornton, LLP for SYS
23.6	Consent of DLA Piper US LLP (included in Exhibit 5.1 and 8.1)	*
23.7	Consent of Luce, Forward, Hamilton & Scripps (included in Exhibit 8.2)	*
24.1	Power of Attorney for Registrant	*
99.1	Form of Proxy Card for Registrant	*
99.2	Form of Proxy Card for SYS	*
99.3	Opinion of Wachovia Capital Markets, LLC (included as Annex D to the joint proxy statement/prospectus forming part of this registration statement).	*
99.4	Opinion of Imperial Capital, LLC (included as Annex E to the joint proxy statement/prospectus forming part of this registration statement).	*
99.5
	Consolidated Financial Statements and Report of Independent Certified Public Accountants for Haverstick Consulting, Inc. (included as financial statements to the joint proxy statement/prospectus forming part of this registration statement).	*
99.6	Consent of Wachovia Capital Markets, LLC.	*

(1)
As required by paragraph (b)(2) of Item 601 of Regulation S-K, this exhibit does not contain schedules and similar attachments to this exhibit. The registrant will furnish supplementally a copy of any omitted schedules to the Commission upon request.
#
Indicates a management contract or compensatory plan or arrangement required to be filed as an exhibit to this form.

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PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2008
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2008
TABLE OF CONTENTS
VOTING ELECTRONICALLY OR BY TELEPHONE
QUESTIONS AND ANSWERS ABOUT THE MEETINGS
SUMMARY
SELECTED HISTORICAL FINANCIAL DATA OF KRATOS
SELECTED HISTORICAL FINANCIAL DATA OF SYS
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE DATA (UNAUDITED)
MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE MERGER
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
THE MERGER AGREEMENT
INFORMATION ABOUT THE COMPANIES
KRATOS
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* Among Kratos Defense & Security Solutions, Inc. The NASDAQ Composite Index, The NASDAQ Telecommunications Index And A Peer Group
SYS
SYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
KRATOS ANNUAL MEETING
PROPOSAL 1 ELECTION OF DIRECTORS
The Kratos board of directors recommends that stockholders vote FOR the election of each of the nominees for director listed below.
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 3 APPROVAL OF AMENDMENT TO THE KRATOS 1999 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN BY 1,500,000 SHARES
PROPOSAL 4 APPROVAL OF AMENDMENT TO THE KRATOS 2005 EQUITY INCENTIVE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN BY 3,000,000 SHARES
PROPOSAL 5 TO APPROVE ISSUANCE OF KRATOS COMMON STOCK IN CONNECTION WITH THE MERGER
PROPOSAL 6 POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE KRATOS ANNUAL MEETING
OTHER MATTERS
KRATOS STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
KRATOS EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
FISCAL YEAR 2007 SUMMARY COMPENSATION TABLE
FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
FISCAL YEAR 2007 OPTION EXERCISES AND STOCK VESTED
NON-QUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
SYS SPECIAL MEETING
PROPOSAL 1 APPROVAL OF MERGER
PROPOSAL 2 POSSIBLE ADJOURNMENT OR POSTPONEMENT OF THE SYS SPECIAL MEETING
OTHER MATTERS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED BALANCE SHEET March 30, 2008 (in millions)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 30, 2008 (in millions, except per share amounts)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 (in millions, except per share amounts)
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
DESCRIPTION OF KRATOS CAPITAL STOCK
COMPARISON OF RIGHTS OF KRATOS STOCKHOLDERS AND SYS SHAREHOLDERS
LEGAL MATTERS
EXPERTS
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
KRATOS FINANCIAL STATEMENTS
INDEX OF KRATOS FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. Consolidated Balance Sheets December 31, 2006 and 2007 (in millions, except par value and number of shares)
KRATOS DEFENSE & SECURITIES SOLUTIONS, INC. Consolidated Statements of Operations Years ended December 31, 2005, 2006 and 2007 (in millions, except per share amounts)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. Consolidated Statements of Cash Flows Years ended December 31, 2005, 2006 and 2007 (in millions)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. Notes to Consolidated Financial Statements Years ended December 31, 2005, 2006 and 2007
RECONCILIATION OF STOCK-BASED COMPENSATION EXPENSE FOR 2005 (In millions, except per share data)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. CONSOLIDATED BALANCE SHEETS (in millions, except par value and number of shares) (Unaudited)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share amounts) (Unaudited)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (Unaudited)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
SYS FINANCIAL STATEMENTS INDEX OF SYS FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
SYS AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS JUNE 30, 2007 AND 2006 (amounts in thousands, except par value amounts)
SYS AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FISCAL YEARS ENDED JUNE 30, 2007, 2006 AND 2005 (amounts in thousands except per share data)
SYS AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FISCAL YEARS ENDED JUNE 30, 2007, 2006 AND 2005 (amounts in thousands)
SYS AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FISCAL YEARS ENDED JUNE 30, 2007, 2006 AND 2005 (amounts in thousands)
SYS AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (amounts in thousands, except par value amounts)
SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (amounts in thousands, except per share data)
SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS SIX MONTHS ENDED DECEMBER 28, 2007 AND DECEMBER 29, 2006 (UNAUDITED) (amounts in thousands)
SYS AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (amounts in thousands, except par value amounts)
SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (amounts in thousands, except per share data)
SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS NINE MONTHS ENDED MARCH 28, 2008 AND MARCH 30, 2007 (UNAUDITED) (amounts in thousands)
SYS AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
HAVERSTICK FINANCIAL STATEMENTS
CONTENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Haverstick Consulting, Inc. CONSOLIDATED BALANCE SHEET December 31, 2007
Haverstick Consulting, Inc. CONSOLIDATED STATEMENT OF OPERATIONS For Year Ended December 31, 2007
Haverstick Consulting, Inc. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY For Year Ended December 31, 2007
Haverstick Consulting, Inc. CONSOLIDATED STATEMENT OF CASH FLOWS For Year Ended December 31, 2007
  Annex A
TABLE OF CONTENTS
EXHIBITS
  Annex B
VOTING AGREEMENT
RECITALS
IRREVOCABLE PROXY
  Annex C
VOTING AGREEMENT
RECITALS
IRREVOCABLE PROXY
  Annex D
  Annex E
  ANNEX F
CORPORATIONS CODE SECTION 1300-1313
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX